UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Edge Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Edge Stockholder:

As previously announced, the board of directors of Edge Petroleum Corporation, or “Edge,” has unanimously approved a merger agreement that provides for Chaparral Energy, Inc., or “Chaparral,” to acquire Edge in an all-stock transaction. Through the merger, Chaparral will become a publicly traded company.

If the merger is consummated, holders of Edge common stock will receive 0.2511 shares of Chaparral common stock for each share of Edge common stock they own, and holders of Edge 5.75% Series A cumulative convertible perpetual preferred stock will receive one share of Chaparral 5.75% Series A cumulative convertible perpetual preferred stock for each share of Edge Series A preferred stock they own. The Chaparral Series A preferred stock will have the same terms, rights, preferences and limitations as the Edge Series A preferred stock, subject to appropriate adjustments to reflect the merger and the exchange ratio for the Edge common stock, which is referred to as the “common exchange ratio.” Upon consummation of the merger, Chaparral’s common stock and its 5.75% Series A cumulative convertible perpetual preferred stock are expected to be listed on the New York Stock Exchange.

Immediately following the consummation of the merger, existing Chaparral common stockholders will own approximately 86 percent of the outstanding common stock of Chaparral and the former Edge common stockholders will own approximately 14 percent of the outstanding common stock of Chaparral, treating all options to acquire Edge common stock as if they had been exercised for Chaparral common stock.

Edge is holding its annual meeting of stockholders to adopt the merger agreement, elect directors and act on other matters normally considered at its annual meeting. Information about this meeting and the merger is contained in this proxy statement/prospectus. We encourage you to read this entire proxy statement/prospectus, as well as the annexes and information incorporated by reference, carefully. Edge Series A preferred stockholders will not vote on the transaction.

Chaparral’s board of directors and stockholders already have adopted the merger agreement.

The board of directors of Edge unanimously recommends that Edge common stockholders vote FOR the proposal to adopt the merger agreement.

In considering the recommendation of the board of directors, you should be aware that directors and officers of Edge have interests in the merger that are different from, or are in addition to, the interests of Edge stockholders generally. These interests are described in this proxy statement/prospectus.

This proxy statement/prospectus describes the Edge annual meeting, the proposals to be considered and voted upon at the annual meeting and related matters. Every vote is important. If an Edge common stockholder fails to vote with respect to the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. Once you have read the accompanying materials, please take the time to vote on the proposals submitted to common stockholders at the annual meeting, whether or not you plan to attend the meeting, by completing and mailing the enclosed proxy card or by voting your shares by telephone or the Internet by following the instructions on your proxy card. If you receive more than one proxy card because you own Edge common shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., Edge’s proxy solicitor, toll-free at (888) 887-1266.

Thank you for your continued interest in and support for Edge.

JOHN W. ELIAS Chairman of the Board, President and Chief Executive Officer Edge Petroleum Corporation

For a discussion of risks you should consider in evaluating the merger, see “ Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger and other transactions described in this proxy statement/prospectus nor have they approved or disapproved the issuance of Chaparral’s common stock or Series A preferred stock in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September 15, 2008 and, together with the accompanying proxy card, is first being mailed to the common stockholders of Edge on or about September 15, 2008. Because this proxy statement/prospectus contains important information about Chaparral and the Chaparral Series A preferred stock, it is also being mailed to holders of Edge Series A preferred stock, who are not being asked to vote on the adoption of the merger agreement.

EDGE PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON October 23, 2008

To the Stockholders of Edge Petroleum Corporation:

The annual meeting of stockholders of Edge Petroleum Corporation will be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Thursday, October 23, 2008 at 1:30 p.m. Houston time, for the following purposes:

1.	to adopt the Agreement and Plan of Merger, dated as of July 14, 2008, among Edge Petroleum Corporation, Chaparral Energy, Inc. and Chaparral Exploration, L.L.C., a copy of which is attached as Annex A to this proxy statement/prospectus;

2.	to elect three directors;

3.	to ratify the selection of BDO Seidman, LLP as Edge’s independent registered public accounting firm for 2008; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If the Agreement and Plan of Merger is adopted and the merger is consummated, the Edge directors elected pursuant to the second proposal above will serve as Edge directors only until the merger is consummated. For more information about the proposals and the annual meeting, please review the accompanying proxy statement/prospectus.

Only holders of record of shares of Edge common stock at the close of business on August 25, 2008, the record date for the annual meeting, are entitled to notice of, and a vote at, the annual meeting and any adjournments or postponements of the annual meeting.

Please do not send any share certificates at this time. If the merger is consummated, Chaparral will notify you of the procedures for exchanging Edge share certificates for shares of Chaparral.

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you complete, sign, date and promptly return the enclosed proxy card or that you give your proxy by telephone or the Internet. Submitting your proxy early by any of these methods will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

By Authorization of the Board of Directors,

ROBERT C. THOMAS Sr. Vice President, General Counsel and Corporate Secretary

September 15, 2008

1301 Travis Street, Suite 2000

Houston, Texas 77002

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Edge from other documents that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 235 for a listing of documents incorporated by reference. This information is available for you to review at the public reference room of the Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Edge at the following address and telephone number:

Edge Petroleum Corporation

1301 Travis, Suite 2000

Houston, Texas 77002

Attn: Investor Relations

(713) 654-8960

You can also obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from D.F. King & Co., Inc., Edge’s proxy solicitor, at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(888) 887-1266

If you would like to request documents with respect to Edge, please do so by October 13, 2008, in order to receive them before the Edge annual meeting.

VOTING BY INTERNET, TELEPHONE OR MAIL

If you hold your Edge common stock through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you. Edge common stockholders of record may submit their proxies by:

Internet. You can vote over the Internet by accessing the website listed on your proxy card and following the instructions on the website prior to 5:30 p.m. EST on Wednesday, October 22, 2008. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s).

Telephone. You can vote by telephone by calling the toll-free number listed on your proxy card in the United States, Canada or Puerto Rico on a touch-tone phone prior to 11:59 EST on Wednesday, October 22, 2008. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this proxy statement/prospectus.

(i)

(ii)

(iii)

(iv)

(v)

(vi)

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. Chaparral and Edge urge you to read carefully this proxy statement/prospectus in its entirety, as well as the annexes. Additional important information is also contained in the documents Edge incorporates by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 235. Page references are included to direct you to a more complete description of the topics presented in this summary.

In this proxy statement/prospectus, “Chaparral” refers to Chaparral Energy, Inc. and its consolidated subsidiaries, “Chaparral Exploration” refers to Chaparral Exploration, L.L.C., a wholly owned subsidiary of Chaparral, “Edge” refers to Edge Petroleum Corporation and its consolidated subsidiaries, the “merger agreement” refers to the Agreement and Plan of Merger, dated July 14, 2008, by and among Chaparral, Chaparral Exploration and Edge, a copy of which is attached as Annex A to this proxy statement/prospectus, and the “merger” refers to the merger of Edge with and into Chaparral Exploration, as contemplated by the merger agreement.

Unless otherwise indicated or the context otherwise requires, the number of shares and per share amounts for Chaparral presented in this proxy statement/prospectus have not been adjusted to give effect to the stock dividend that will be effected as part of the Chaparral Restructuring prior to the consummation of merger. See “The Merger—Chaparral Restructuring” on page 73 for a description of the Chaparral Restructuring.

Questions and Answers About the Meeting

Below are brief answers to questions you may have concerning the transactions described in this proxy statement/prospectus and the annual meeting of Edge. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You should read carefully this entire proxy statement/prospectus and the other documents which are referred to you in this proxy statement/prospectus.

General

Q:	Why am I receiving this document?

A:	This is a proxy statement being used by the Edge board of directors to solicit proxies of Edge common stockholders in connection with the proposed merger involving Edge and Chaparral, as well as the other matters being brought before the annual meeting of Edge. In addition, this document is a prospectus being delivered to Edge stockholders because Chaparral is offering shares of its common stock to be issued in exchange for shares of Edge common stock, and shares of Chaparral’s 5.75% Series A cumulative convertible perpetual preferred stock, par value $0.01 per share, which is referred to in this proxy statement/prospectus as the “Chaparral Series A preferred stock,” to be issued in exchange for shares of Edge’s 5.75% Series A cumulative convertible perpetual preferred stock, par value $0.01 per share, which is referred to in this proxy statement/prospectus as the “Edge Series A preferred stock,” if the merger is completed.

Q:	When and where is the meeting of Edge stockholders?

A:	The annual meeting of Edge stockholders will take place at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Thursday, October 23, 2008 at 1:30 p.m. Houston time. Additional information relating to the Edge annual meeting is set forth beginning on page 161.

Q:	Who can answer any questions I may have about the annual meeting or the merger?

A:	Edge has retained D.F. King & Co., Inc. to serve as an information agent and proxy solicitor in connection with its annual meeting and the merger. Edge stockholders may call D.F. King & Co., Inc. toll-free at (888) 887-1266 with any questions they may have. Banks and brokers may call collect at (212) 269-5550.

Concerning the Merger

Q:	What will happen in the proposed merger?

A:	Prior to entering into the merger agreement, Chaparral formed a new Delaware limited liability company, Chaparral Exploration. When the merger is consummated, Edge will merge with and into Chaparral Exploration. As a result of the merger, Edge will become a wholly owned subsidiary of Chaparral. After the merger, the current stockholders of Edge will be stockholders of Chaparral.

Additional information about the merger is set forth beginning on page 45.

Q:	Why is Edge proposing the merger?

A:	Edge believes the merger will provide substantial strategic and financial benefits to Edge and its stockholders and employees, including the opportunity to participate in the combined company. Edge believes the combined company may benefit from Chaparral’s:

•	significantly longer-lived asset base;

•	greater relative exposure to oil prices;

•	enhanced position in multiple core oil and natural gas producing areas;

•	enhanced access to capital;

•	larger, more diverse asset base;

•	ability to enhance acquired properties, including through enhanced oil recovery, or “EOR,” operations; and

•	proven, experienced management team.

Additional information on the reasons for the recommendation of Edge’s board of directors is set forth beginning on page 50.

Q:	What will I receive for my shares of Edge common stock?

A:	As a result of the merger, each holder of Edge common stock will receive 0.2511 shares of Chaparral common stock for each share of Edge common stock owned by the holder. Holders of Edge common stock will receive cash for any fractional shares of Chaparral common stock they otherwise would have been entitled to receive in the merger. The amount of cash payable for any fractional shares of Chaparral common stock will be determined based on the average closing price of a share of Edge common stock during the 10 consecutive trading days ending on the third trading day immediately preceding the effective time of the merger. Immediately following the consummation of the merger, existing Chaparral common stockholders will own approximately 86 percent of the outstanding common stock of Chaparral and the former Edge common stockholders will own approximately 14 percent of the outstanding common stock of Chaparral, treating all options to acquire Edge common stock as if they had been exercised for Chaparral common stock.

Additional information on the consideration to be received in the merger is set forth beginning on page 81.

Q:	What will Edge Series A preferred stockholders receive for their shares of Edge Series A preferred stock?

A:	As a result of the merger, each holder of shares of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock owned by the holder.

Additional information on the consideration to be received in the merger is set forth beginning on page 81.

Q:	What are the U.S. federal income tax consequences to me as a result of the merger?

A:	Generally, it is expected that holders of Edge common stock and Edge Series A preferred stock will not recognize gain or loss for U.S. federal income tax purposes in the merger (except with respect to any cash received in lieu of fractional shares of Chaparral common stock). You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences of the merger to you.

Additional information regarding tax matters is set forth in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78.

Q:	What vote is required to approve the merger?

A:	The affirmative vote by the holders of a majority of shares of Edge common stock outstanding and entitled to vote as of the specified record date is required to adopt the merger agreement and thereby approve the merger. At the close of business on August 25, 2008, the record date for the Edge annual meeting, directors and executive officers of Edge and their respective affiliates had the right to vote 1.64% of the then outstanding shares of Edge common stock. Each of Edge’s directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Edge common stock owned by him or her for the adoption of the merger agreement.

The stockholders of Chaparral already have voted in favor of the adoption of the merger agreement.

Additional information on the vote required to adopt the merger agreement is located on page 163.

Q:	How does the Edge board of directors recommend that I vote with respect to the proposed merger?

A:	Edge’s board of directors unanimously recommends that the stockholders of Edge vote “FOR” the proposal to adopt the merger agreement and consummate the merger.

Additional information on the recommendation of Edge’s board of directors is set forth in “The Merger—Reasons for the Recommendation of Edge’s Board of Directors” beginning on page 50.

You should note that some Edge directors and executive officers have interests in the merger as directors or officers that are different from, or in addition to, the interests of other Edge stockholders. Information relating to the interests of Edge’s directors and executive officers in the merger is set forth in “The Merger—Interests of Edge Directors and Executive Officers in the Merger” beginning on page 65.

Q:	Are there any antitrust approvals required?

A:	Chaparral and Edge believe that no filings with, or clearances or consents from, United States federal antitrust authorities are required to complete the merger.

Q:	Will Chaparral’s common stock and Series A preferred stock be traded on an exchange?

A:	It is a condition to the completion of the merger that the Chaparral common stock and the Chaparral Series A preferred stock that will be issuable pursuant to the merger, as well as the Chaparral common stock that will be issuable upon conversion of the Chaparral Series A preferred stock, be approved for listing on the New York Stock Exchange, or NYSE. Chaparral intends to apply to list the requisite Chaparral common stock and Chaparral Series A preferred stock to be issued or reserved for issuance, as applicable, in connection with the merger on the NYSE upon the consummation of the merger. The shares of Chaparral common stock are expected to trade under the symbol “CPR” and the shares of Chaparral Series A preferred stock are expected to trade under the symbol “CPRPRA.”

Q:	When do Chaparral and Edge expect to complete the merger?

A:	Chaparral and Edge are working to complete the merger in the fourth quarter of 2008, although neither Chaparral nor Edge can assure completion by any particular date. If the Edge common stockholders adopt the merger agreement at Edge’s annual meeting, Chaparral and Edge expect that the other conditions to completion of the merger will be satisfied and the merger will be consummated within two business days following the annual meeting.

Q:	Who will serve as the directors and executive officers of Chaparral after the consummation of the merger?

A:	Following the consummation of the merger, the Chaparral board of directors is expected to consist of nine members, consisting of the three members of Chaparral’s current board of directors, at least two independent members of Edge’s current board of directors as designated by Chaparral’s board of directors, three additional independent directors and one director who has been designated by an institutional investor. The current officers of Chaparral will continue to serve as such following the merger. Additional information about the directors and executive officers of Chaparral after consummation of the merger is set forth in “The Merger—Continuing Board and Management” beginning on page 69.

Q:	Are there risks associated with the merger?

A:	Yes, there are important risks associated with the merger. You are encouraged to read carefully and in their entirety the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements” beginning on pages 24 and 43, respectively.

Q:	Does Chaparral need financing from third parties to complete the merger?

A:	While the merger is an all-stock transaction, completion of the merger will require Chaparral to refinance the existing secured credit facilities of both Chaparral and Edge. Chaparral has received a financing commitment issued by JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., The Royal Bank of Scotland plc, RBS Securities Corporation d/b/a RBS Greenwich Capital, SunTrust Bank and SunTrust Robinson Humphrey, Inc., dated June 24, 2008, which is referred to in this proxy statement/prospectus as the “financing commitment.” The financing commitment provides for a new secured credit facility of $1.2 billion, subject to an initial borrowing base in the aggregate principal amount of $1.0 billion if additional approved oil and natural gas derivative instruments are executed and $825 million if no additional oil and natural gas derivative instruments are executed. A portion of the proceeds from this new secured credit facility are expected to provide the necessary funds to refinance the existing secured credit facilities of both Chaparral and Edge upon completion of the merger. Additional information about this new secured credit facility is set forth in “The Merger—Chaparral Commitment Letter for New Secured Credit Facility” beginning on page 75.

Q:	Are there other transactions that are expected to close concurrently with the merger?

A:	Yes. Chaparral expects to sell 1,500,000 shares of its Series B convertible preferred stock, par value $0.01 per share, which is referred to in this proxy statement/prospectus as the “Chaparral Series B preferred stock,” for $150 million in a private sale to Magnetar Financial LLC, on behalf of itself and one or more of its affiliates and assigns (collectively, “Magnetar”). The Chaparral Series B preferred stock will pay dividends at an annual rate of either (i) 6.5%, if paid in cash, or (ii) 8.0% (compounded quarterly) if not paid in cash. Holders of the Chaparral Series B preferred stock will also be entitled to receive any dividend declared or paid on Chaparral’s common stock on an as-converted basis. The Chaparral Series B preferred stock will rank on a parity with Chaparral Series A preferred stock with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of Chaparral. The dividend, voting, conversion, redemption and other rights of the Chaparral Series B preferred stock, as well as the terms of the stock purchase agreement pursuant to which the Chaparral Series B preferred stock will be sold, are more fully described in “The Merger—Sale of Chaparral Series B Preferred Stock” beginning on page 73 and “Description of Chaparral Capital Stock—Chaparral Preferred Stock—Chaparral Series B Preferred Stock” beginning on page 219.

Concerning the Edge Annual Meeting

Q:	In addition to the proposed merger, what other proposals are to be considered and voted upon at the Edge annual meeting?

A:	Edge common stockholders are being asked to consider and vote on the following two proposals, which are referred to collectively as the “Edge annual business matter proposals,” in addition to the proposed merger:

•

the “Edge election of directors proposal,” which is a proposal to elect three directors to serve as members of Edge’s board of directors until the 2011 annual meeting of Edge stockholders, until their successors are duly elected and qualified or until the completion of the merger; and

•	the “Edge auditors ratification proposal,” which is a proposal to ratify the selection of BDO Seidman, LLP as Edge’s independent registered public accounting firm for 2008.

Additional information relating to the Edge annual business matter proposals is set forth beginning on page 161.

Q:	What Edge common stockholder approvals are required to approve the Edge election of directors proposal and the Edge auditors ratification proposal?

A:	The affirmative vote of a plurality of the votes cast at the Edge annual meeting is required to approve the Edge election of directors proposal, which means that the number of nominees recommended for election by the board of directors, currently three, receiving the greatest number of votes will be elected. The affirmative vote of a majority of the votes cast at the Edge annual meeting is required to approve the Edge auditors ratification proposal.

Q:	How will the vote on the proposed merger impact the Edge directors elected pursuant to the Edge election of directors proposal?

A:	If the proposed merger receives the requisite Edge common stockholder approval at the Edge annual meeting, the Edge directors elected pursuant to the Edge election of directors proposal will serve until the merger is consummated, at which time they will resign. Following the merger, the board of directors of Chaparral is expected to consist of nine members, at least two of whom will be independent members of Edge’s current board of directors as designated by Chaparral’s board of directors. More information regarding the directors who are expected to serve on the board of directors of Chaparral is set forth in “The Merger—Continuing Board and Management” beginning on page 69.

If the proposed merger does not receive the requisite Edge common stockholder approval, or if for any other reason the merger agreement is terminated, then the persons elected as directors at the Edge annual meeting will serve until the 2011 annual meeting of Edge stockholders or until their successors are duly elected and qualified.

Procedures

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares of Edge common stock may be represented at the Edge annual meeting. Alternatively, you may cast your vote by telephone or Internet by following the instructions on your proxy card. In order to ensure that your vote is recorded, please vote your proxy as instructed on your proxy card, or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee, even if you currently plan to attend the Edge annual meeting in person.

Additional information on voting procedures is located beginning on page 161.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of

Edge common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares of Edge common stock are registered in more than one name, you will receive more than one proxy card. Please follow the instructions and vote in accordance with each proxy card and voting instruction card you receive.

Q:	Should I send in my Edge share certificates now?

A:	No. If the merger is completed, Chaparral will send the former stockholders of Edge written instructions for exchanging their share certificates. Additional information on the procedures for exchanging certificates representing shares of Edge stock is set forth in “The Merger Agreement—Procedures for Exchange of Shares” beginning on page 81.

Q:	If my shares of Edge common stock are held in “street name” by a broker or other nominee, will my broker or nominee vote those shares for me?

A:	If you do not provide your broker with instructions on how to vote your “street name” shares of Edge common stock, your broker will not be permitted to vote them on the proposal related to the adoption of the merger agreement at the Edge annual meeting. You should therefore be sure to provide your broker with instructions on how to vote your shares of Edge common stock. You should check the voting form used by your broker to see if your broker offers telephone or Internet voting. If you do not give voting instructions to your broker, your shares of Edge common stock will be counted towards a quorum at the Edge annual meeting, but effectively will be treated as voting against the adoption of the merger agreement unless you appear and vote in person at the Edge annual meeting. If your broker holds your shares and you plan to attend and vote at the Edge annual meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares of Edge common stock and authorizing you to vote.

Additional information on how to vote if your shares of Edge common stock are held in “street name” is set forth in “Edge Annual Meeting Matters” beginning on page 161.

Q:	What if I do not vote on the proposal to adopt the merger agreement?

A:	Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of Edge common stock outstanding and entitled to vote as of the record date, if you abstain or fail to vote your shares in favor of adoption of the merger agreement, this will have the same effect as voting your shares against adoption of the merger agreement. If you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the proposed merger, it will have the same effect as a vote against the proposed merger. If you respond but do not indicate how you want to vote on the proposed merger, your proxy will be counted as a vote in favor of adoption of the merger agreement.

Q:	What if I want to change my vote?

A:	If you are a common stockholder of record of Edge, you may send a later-dated, signed proxy card so that it is received prior to the Edge annual meeting, or you may attend the Edge annual meeting in person and vote. You may also revoke your proxy card by sending a notice of revocation that is received prior to the Edge annual meeting to Edge’s Corporate Secretary at the address set forth under “—The Companies” beginning on page 7. You may also change your vote by telephone or Internet. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote.

If your shares of Edge common stock are held in “street name” by a broker or other nominee, you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Do I have appraisal rights?

A:	No. Edge stockholders do not have appraisal rights under Delaware law as a result of the merger.

The Companies

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(405) 478-8770

Chaparral, a Delaware corporation, is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City, Oklahoma. Since its inception in 1988, Chaparral has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include additional areas of the Gulf Coast, Ark-La-Tex, North Texas, and the Rocky Mountains. On October 31, 2006, Chaparral acquired all of the outstanding capital stock of Calumet Oil Company and all of the limited partnership interests and membership interests of certain of its affiliates (“Calumet”) for a cash purchase price of approximately $500 million. Calumet owned properties principally located in Oklahoma and Texas that were complementary to Chaparral’s existing core areas of operations and had estimated proved reserves of approximately 346 Bcfe at the time of the acquisition. Calumet’s proved reserves are relatively long-lived, have relatively low production decline rates and were approximately 96% oil at the time of acquisition. In addition to increasing Chaparral’s average net daily production, many of the acquired properties have significant drilling and EOR opportunities.

As of December 31, 2007, Chaparral had estimated proved reserves of 987 Bcfe (65% proved developed and 60% crude oil) with a PV-10 value of approximately $2.7 billion. For the years ended December 31, 2005, 2006 and 2007, Chaparral’s Adjusted EBITDA was $81.9 million, $121.5 million and $196.8 million, respectively. A reconciliation of Chaparral’s PV-10 value (a non-GAAP measure) to the standardized measure of discounted future net cash flows, Chaparral’s definition of Adjusted EBITDA (a non-GAAP measure) and reconciliations of net income to Adjusted EBITDA are set forth under “—Non-GAAP Financial Measures and Reconciliations” beginning on page 22.

Chaparral Exploration, L.L.C.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(405) 478-8770

Chaparral Exploration, L.L.C., a Delaware limited liability company, is a direct, wholly owned subsidiary of Chaparral and was recently formed for the purpose of effecting the merger. In the merger, Edge will merge with and into Chaparral Exploration, and Edge will cease to exist.

Edge Petroleum Corporation

1301 Travis, Suite 2000

Houston, Texas 77002

(713) 654-8960

Edge, a Delaware corporation, is an independent oil and natural gas company engaged in the exploration, development, acquisition, production and marketing of crude oil and natural gas from properties in select onshore basins in the United States. Edge was founded in 1983 as a private company and went public in 1997. Edge has evolved over time from a prospect generation organization focused on high-risk, high-reward exploration projects to a team-driven organization focused on a balanced program of exploration, exploitation, development and acquisition of oil and natural gas properties.

At year-end 2007, Edge’s net proved reserves were 163.5 Bcfe, comprised of 116.6 Bcf of natural gas, 4.8 MMBbl of natural gas liquids and 3.0 MMBbl of crude oil and condensate. Approximately 77% of Edge’s total proved reserves were developed as of year-end 2007 and they were all located onshore, in the United States. As of December 31, 2007, 85% of Edge’s proved reserves were in Texas, 6% in Mississippi, 5% in southeast New Mexico, and 4% in south Louisiana, Michigan, Alabama and Arkansas.

For a more detailed description of Edge’s business, see the description set forth in Edge’s Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 235.

The Merger

Recommendation of the Edge Board of Directors (Page 50)

The Edge board of directors, at a meeting held on July 14, 2008, unanimously:

•	determined that the merger agreement and the merger were advisable and in the best interests of Edge’s stockholders;

•	approved the merger agreement; and

•	voted to recommend that Edge’s common stockholders vote in favor of the adoption of the merger agreement.

To review the risks related to the merger and the combined company following consummation of the merger, please see “Risk Factors” beginning on page 24. To review the background and reasons for the recommendation of the Edge board of directors, please see “The Merger—Background of the Merger” beginning on page 45 and “The Merger—Reasons for the Recommendation of Edge’s Board of Directors” beginning on page 50.

Opinion of Edge’s Financial Advisor (Page 55)

On July 14, 2008, Merrill Lynch & Co. (“Merrill Lynch”) provided the Edge board of directors its oral opinion, which was subsequently confirmed in writing, that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the common exchange ratio was fair from a financial point of view to the holders of shares of Edge common stock other than Chaparral, Chaparral Exploration and their respective subsidiaries.

The full text of the written opinion of Merrill Lynch, dated July 14, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Merrill Lynch in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. Merrill Lynch provided its opinion for the information and assistance of the Edge board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Merrill Lynch opinion is not a recommendation as to how any Edge common stockholder should vote on the merger.

Interests of Directors and Executive Officers in the Merger (Page 65)

You should be aware that some Edge directors and executive officers have interests in the merger as directors or executive officers that are different from, or in addition to, the interests of other Edge stockholders.

Continuing Board and Management Positions (Page 69)

Following the consummation of the merger, the Chaparral board of directors will consist of nine members, consisting of the three members of Chaparral’s current board of directors, at least two independent members of Edge’s current board of directors as designated by Chaparral’s board of directors, three additional independent directors and one director designated by Magnetar.

Following the merger, it is anticipated that Chaparral’s board of directors will consist of the following persons:

•	Mark A. Fischer;

•	Charles A. Fischer, Jr.;

•	Joseph O. Evans;

•	Frost W. Cochran;

•	three additional independent board members; and

•	two former independent members of Edge’s board of directors.

Regulatory Matters (Page 69)

Chaparral and Edge believe that no filings with, or clearances or consents from, United States federal antitrust authorities are required to complete the merger.

No Appraisal Rights (Page 71)

Edge stockholders will not have appraisal rights under Delaware law as a result of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Edge Stockholders (Page 78)

U.S. holders of Edge common stock and Edge Series A preferred stock will not recognize any income, gain or loss under U.S. federal income tax laws as a result of the receipt of Chaparral common stock in exchange for Edge common stock, or Chaparral Series A preferred stock in exchange for Edge Series A preferred stock, pursuant to the merger. A U.S. holder will, however, recognize gain or loss in connection with any cash received instead of a fractional share of Chaparral common stock.

The closing of the merger is conditioned on the receipt by Edge of an opinion by Baker Botts, L.L.P., counsel to Edge, that for federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code,” and (ii) each of Chaparral and Edge will be a party to such reorganization within the meaning of Section 368(b) of the Code.

This summary does not address tax consequences that may vary with, or depend upon, individual circumstances. Accordingly, you should consult a tax advisor to determine the U.S. federal, state, local and foreign tax consequences to you of the merger taking into account your particular circumstances.

Summary of Merger Agreement (Page 80)

The merger agreement is attached as Annex A to this proxy statement/prospectus and governs the terms of the merger.

The Merger and Merger Consideration (Page 80)

The merger is structured as an all-stock transaction. The merger agreement contemplates that Edge will merge with and into Chaparral Exploration, with Chaparral Exploration surviving the merger as a direct wholly owned subsidiary of Chaparral. In the merger, the holders of Edge common stock will receive 0.2511 shares of Chaparral common stock for each share of Edge common stock they hold, plus cash for any fractional shares of Chaparral common stock they would otherwise receive in the merger. The holders of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock they hold. Immediately following the consummation of the merger, existing Chaparral common stockholders will own approximately 86 percent of the outstanding common stock of Chaparral and the former Edge common stockholders will own approximately 14 percent of the outstanding common stock of Chaparral, treating all options to acquire Edge common stock as if they had been exercised for Chaparral common stock. Former holders of Edge Series A preferred stock will own all of the outstanding Chaparral Series A preferred stock.

In addition, each option to purchase a share of Edge’s common stock that is outstanding as of the effective time of the merger will be assumed by Chaparral and will be converted into the right to purchase 0.2511 shares of Chaparral common stock at an adjusted exercise price. Each share of restricted stock and each restricted stock unit with respect to Edge’s common stock will become fully vested and will be converted into 0.2511 shares of Chaparral common stock, plus cash for any fractional share.

Conditions to the Merger (Page 90)

Chaparral’s and Edge’s obligations to consummate the merger are subject to the satisfaction or waiver of a number of conditions, including:

•	adoption of the merger agreement by the common stockholders of Edge;

•	the absence of any statute, rule or regulation, or any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the merger;

•

the approval for listing on the NYSE, subject to notice of official issuance, of the (i) shares of Chaparral common stock and the shares of the Chaparral Series A preferred stock issuable pursuant to the merger, (ii) shares of Chaparral common stock issuable to holders of the Chaparral Series A preferred stock upon conversion thereof and (iii) shares of Chaparral common stock issuable upon the exercise of options to purchase shares of Chaparral common stock issued in the merger;

•

the registration statement of which this proxy statement/prospectus forms a part shall have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the receipt by each of Chaparral and Edge of a legal opinion with respect to certain U.S. federal income tax consequences of the merger; and

•	other customary conditions, including the truth and correctness of the representations and warranties and performance of covenants by each party, subject to a materiality standard.

“No Solicitation” Provisions (Page 87)

The merger agreement contains detailed provisions restricting Edge’s ability to seek an alternative transaction. This “no solicitation” provision prohibits Edge from taking any action to solicit a competing acquisition proposal. The merger agreement does not, however, prohibit Edge or its board of directors from considering, and potentially recommending, certain unsolicited proposals from third parties. The merger agreement does not contain any non-solicitation provisions that apply to Chaparral.

Termination of the Merger Agreement (Page 91)

The parties may terminate the merger agreement by mutual written consent. Either party may terminate the merger agreement if:

•	the merger has not been consummated by December 31, 2008, through no fault of the terminating party;

•

a court of competent jurisdiction or other governmental authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger, as long as the terminating party has complied with its covenants in the merger agreement that relate to governmental filings and approvals;

•	the common stockholders of Edge do not vote to adopt the merger agreement at a stockholders’ meeting;

•

Chaparral has failed to consummate its new secured credit facility financing or specified types of alternative financing within two business days after all other conditions to closing have been satisfied or waived;

•

the other party has breached its representations and warranties or failed to perform its covenants or agreements in a manner that would cause the failure of the related closing condition, unless the breach is cured prior to the earlier of 30 days after notice of the breach or December 31, 2008; or

•

the Edge board of directors has effected or authorized a change in its recommendation in favor of the adoption of the merger agreement or enacted a resolution authorizing Edge to enter into a binding definitive agreement in respect of a superior proposal, except that Edge may not terminate the merger agreement for this reason unless it has first provided Chaparral with five business days’ notice of its intention to terminate the merger agreement and the material terms and conditions of any superior proposal and has paid Chaparral a $15 million termination fee.

In addition, Chaparral may terminate the merger agreement if an event of default has occurred and is continuing under Edge’s existing secured credit facility and is not cured within a prescribed period or the administrative agent of Edge’s existing secured credit facility has exercised its rights to accelerate the maturity of Edge’s indebtedness under its existing secured credit facility. However, Chaparral may not terminate the merger agreement pursuant to the preceding sentence if it is then in material breach or has materially failed to perform its representations, warranties or covenants in the merger agreement.

Termination Fees (Page 92)

Edge will be obligated to pay Chaparral a termination fee of $15 million if the merger agreement is terminated by either Chaparral or Edge because the Edge board of directors has effected or authorized a change in the Edge recommendation or enacted a resolution authorizing Edge to enter into a binding definitive agreement in respect to a superior proposal. Chaparral will be obligated to pay Edge a termination fee of $15 million if the merger agreement is terminated because of Chaparral’s failure to obtain the refinancing of its and Edge’s existing secured credit facilities upon consummation of the merger despite the satisfaction of all other conditions to the closing.

Limitation on Damages (Page 93)

In the event the merger is not completed, the maximum aggregate liability of either Chaparral or Edge for all loss or damage suffered by the other party is limited to $25 million.

Financial Arrangements Related to the Merger (Page 73)

The Chaparral financing commitment provides for a new secured credit facility of $1.2 billion, subject to an initial borrowing base in the aggregate principal amount of $1.0 billion if additional approved oil and natural gas derivatives are executed and $825 million if no additional oil and natural gas derivatives are executed. A portion of the proceeds from this new secured credit facility is expected to be used to refinance the existing secured credit facilities of both Edge and Chaparral. Additional information about this new secured credit facility is set forth in “The Merger—Chaparral Commitment Letter for New Secured Credit Facility” beginning on page 75.

Chaparral has entered into a stock purchase agreement dated July 14, 2008 with Magnetar, pursuant to which Magnetar will, upon consummation of the merger and subject to the additional conditions contained in the stock purchase agreement, purchase 1,500,000 shares of Chaparral Series B preferred stock for $150 million. The dividend, voting, conversion, redemption and other rights of the Chaparral Series B preferred stock are more fully described in “The Merger—Sale of Chaparral Series B Preferred Stock” beginning on page 73 and “Description of Chaparral Capital Stock—Chaparral Preferred Stock—Chaparral Series B Preferred Stock” beginning on page 219.

Comparison of Stockholder Rights (Page 226)

Chaparral and Edge are both incorporated under the laws of the State of Delaware. In accordance with the merger agreement, upon the consummation of the merger, the holders of Edge common stock will receive shares of Chaparral common stock in accordance with the common exchange ratio and the holders of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock they hold. When Edge stockholders become Chaparral stockholders after the merger, their rights as stockholders will be governed by Chaparral’s second amended and restated certificate of incorporation and Chaparral’s second amended and restated bylaws. Those rights differ from the current rights of Edge stockholders under Edge’s restated certificate of incorporation and bylaws. The differences in these rights are more fully described in “Comparison of Stockholder Rights” beginning on page 226.

The terms, rights, preferences and limitations of the Edge Series A preferred stock and the Chaparral Series A preferred stock are substantially identical, except for certain adjustments to take into account the common exchange ratio. See “Comparison of Stockholder Rights—Series A Preferred Stockholder Rights.”

Matters to be Considered at the Edge Annual Meeting

Edge common stockholders will be asked to vote on the following proposals:

1.	to adopt the merger agreement;

2.	to elect three directors;

3.	to ratify the selection of BDO Seidman, LLP as Edge’s independent registered public accounting firm for 2008; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If the merger agreement is adopted and the merger is consummated, the Edge directors elected pursuant to the second proposal above will serve as Edge directors only until the merger is consummated.

STOCK PRICE INFORMATION

There is no established public trading market for shares of Chaparral common stock, and it is not expected that a public trading market will be established for shares of Chaparral common stock until the completion of the merger. Chaparral intends to file an application with the NYSE to list the Chaparral common stock that holders of Edge common stock will receive in the merger. As of August 29, 2008, Chaparral had 877,000 shares of common stock outstanding held by three record holders.

Edge common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) and is traded under the symbol “EPEX.” As of August 29, 2008, Edge estimates there were approximately 192 record holders of Edge common stock. As of August 29, 2008, Edge had 28,694,672 shares of common stock outstanding and the closing price on NASDAQ was $4.56 per share. The following table sets forth, for the periods indicated, the high and low sales prices for Edge common stock as listed on NASDAQ.

	Edge Common Stock Prices
	High ($)	Low ($)
Calendar 2008
First Quarter	6.96	3.75
Second Quarter	5.81	4.04
Third Quarter (through August 29, 2008)	6.10	4.16

Calendar 2007
First Quarter	18.23	11.62
Second Quarter	15.78	12.30
Third Quarter	15.20	11.90
Fourth Quarter	13.05	5.21

Calendar 2006
First Quarter	34.65	22.89
Second Quarter	26.85	16.60
Third Quarter	21.58	15.28
Fourth Quarter	20.26	15.00

On July 14, 2008, the last full trading day before Chaparral and Edge announced the execution of the merger agreement, the closing prices for Edge common stock and Edge Series A preferred stock on NASDAQ were $4.69 and $28.96 per share, respectively. Edge stockholders are encouraged to obtain recent stock quotes for Edge common stock and Edge Series A preferred stock.

SELECTED HISTORICAL FINANCIAL DATA OF CHAPARRAL

Chaparral is providing you with the following financial information to assist you in your analysis of the financial aspects of the merger. This information is only a summary that you should read together with the historical audited and unaudited consolidated financial statements of Chaparral and the related notes included in this proxy statement/prospectus beginning on page F-1, as well as “Chaparral Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 114 of this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future.

	Year Ended December 31,					Six Months Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
Operating results data: (dollars in thousands, except share and per share amounts)						(unaudited)
Revenues
Oil and gas sales	$74,186	$113,546	$201,410	$249,180	$365,958	$158,308	$278,696
Loss on oil and gas hedging activities	(12,220)	(21,350)	(68,324)	(4,166)	(28,140)	(6,500)	(89,355)
Service company sales	—	—	—	—	20,611	5,914	16,275

Total revenues	61,966	92,196	133,086	245,014	358,429	157,722	205,616

Costs and expenses
Lease operating	19,520	26,928	42,147	71,663	104,469	50,802	54,082
Production taxes	4,840	8,272	14,626	18,710	26,216	11,462	18,516
Depreciation, depletion and amortization	10,376	17,533	31,423	52,299	85,842	40,952	48,588
General and administrative	4,946	5,985	9,808	14,659	21,838	10,184	14,081
Service company expenses	—	—	—	—	18,441	5,131	15,332

Total costs and expenses	39,682	58,718	98,004	157,331	256,806	118,531	150,599

Operating income	22,284	33,478	35,082	87,683	101,623	39,191	55,017

Non-operating income (expense)
Interest expense	(4,116)	(6,162)	(15,588)	(45,246)	(87,656)	(42,293)	(42,621)
Non-hedge derivative losses	—	—	—	(4,677)	(23,781)	(3,829)	(67,181)
Other income	208	279	665	792	2,276	467	1,154

Net non-operating expense	(3,908)	(5,883)	(14,923)	(49,131)	(109,161)	(45,655)	(108,648)
Income (loss) from continuing operations before income taxes, minority interest and accounting change	18,376	27,595	20,159	38,552	(7,538)	(6,464)	(53,631)
Income tax expense (benefit)	6,932	9,880	7,309	14,817	(2,745)	(2,490)	(20,612)
Minority interest	—	—	—	(71)	—	—	—

Income (loss) from continuing operations before accounting change	11,444	17,715	12,850	23,806	(4,793)	(3,974)	(33,019)
Cumulative effect of change in accounting principle, net of income taxes	(887)	—	—	—	—	—	—

Net income (loss)	$10,557	$17,715	$12,850	$23,806	$(4,793)	$(3,974)	$(33,019)

Income (loss) per share from continuing operations (basic and diluted)	$14.77	$22.86	$16.58	$29.74	$(5.47)	$(4.53)	$(37.65)
Loss per share from accounting change, net	(1.15)	—	—	—	—	—	—

Net income (loss) per share (basic and diluted)	$13.62	$22.86	$16.58	$29.74	$(5.47)	$(4.53)	$(37.65)

Weighted average number of shares used in calculation of basic and diluted earnings per share	775,000	775,000	775,000	800,500	877,000	877,000	877,000
Cash flow data:
Net cash provided by operating activities	$32,541	$46,870	$55,744	$89,198	$113,858	$68,994	$114,474
Net cash used in investing activities	(55,213)	(92,141)	(325,068)	(703,848)	(239,857)	(135,158)	(151,796)
Net cash provided by financing activities	26,146	54,061	257,080	621,855	128,883	67,620	44,630

	As of December 31,					As of June 30, 2008
	2003	2004	2005	2006	2007
						(unaudited)
Financial position data (dollars in thousands, except per share amounts):
Cash and cash equivalents	$5,052	$13,842	$1,598	$8,803	$11,687	$18,995
Total assets	211,086	308,827	647,379	1,331,435	1,530,898	1,775,878
Total debt	118,355	176,622	446,544	976,272	1,114,237	1,159,944
Retained earnings	30,977	48,692	58,126	80,883	76,090	43,071
Accumulated other comprehensive loss, net of income taxes	(4,900)	(12,107)	(47,967)	(3,946)	(73,839)	(258,385)
Total equity (deficit)	26,078	36,586	10,167	177,864	103,178	(114,387)
Cash dividends per common share	—	—	$4.40	$1.35	—	—

SELECTED HISTORICAL FINANCIAL DATA OF EDGE

Edge is providing you with the following financial information to assist you in your analysis of the financial aspects of the merger. This information is only a summary that you should read together with the historical audited and unaudited consolidated financial statements of Edge and the related notes, as well as Edge’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See “Where You Can Find More Information” beginning on page 235.

	Year Ended December 31,					Six Months Ended June 30,
	2003(1)(2)	2004(3)	2005(4)	2006(5)(6)	2007(7)	2007(7)	2008
						(unaudited)
Statement of operations (dollars in thousands, except per share amounts):
Oil and natural gas revenue(5)	$33,926	$64,505	$121,183	$129,744	$160,900	$76,785	$10,119
Operating expenses:
Oil and natural gas operating expenses including production and ad valorem taxes	5,116	9,309	17,068	18,257	30,196	13,624	13,895
Depletion, depreciation, amortization and accretion(1)	13,577	21,928	40,218	61,080	91,718	39,606	48,893
Impairment of oil and natural gas properties(8)	—	—	—	96,942	—	—	—
General and administrative expenses and bad debt expense	7,132	9,447	12,436	13,788	17,494	9,930	9,212

Total operating expenses	25,825	40,684	69,722	190,067	139,408	63,160	72,000

Operating income (loss)	8,101	23,821	51,461	(60,323)	21,492	13,625	(61,881)
Interest expense and amortization of deferred loan costs, net of amounts capitalized	(679)	(473)	(153)	(2,665)	(11,566)	(6,186)	(6,986)
Interest income and other	17	36	128	152	379	179	101

Income (loss) before income taxes and cumulative effect of accounting change	7,439	23,384	51,436	(62,836)	10,305	7,618	(68,766)
Income tax (expense) benefit	(2,731)	(8,255)	(18,078)	21,575	(3,733)	(2,769)	24,764

Income (loss) before cumulative effect of accounting change	4,708	15,129	33,358	(41,261)	6,572	4,849	(44,002)
Cumulative effect of accounting change(1)	(358)	—	—	—	—	—	—

Net income (loss)	4,350	15,129	33,358	(41,261)	6,572	4,849	(44,002)
Preferred stock dividends(7)	—	—	—	—	(7,577)	(3,444)	(4,133)

Net income (loss) available to common stockholders	$4,350	$15,129	$33,358	$(41,261)	$(1,005)	$1,405	$(48,135)

Basic earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$0.48	$1.16	$1.95	$(2.38)	$(0.04)	$0.05	$(1.68)
Cumulative effect of accounting change(1)	(0.03)	—	—	—	—	—	—

Basic earnings (loss) per common share	$0.45	$1.16	$1.95	$(2.38)	$(0.04)	$0.05	$(1.68)

Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$0.47	$1.11	$1.87	$(2.38)	$(0.04)	$0.05	$(1.68)
Cumulative effect of accounting change(1)	(0.03)	—	—	—	—	—	—

Diluted earnings (loss) per common share(9)	$0.44	$1.11	$1.87	$(2.38)	$(0.04)	$0.05	$(1.68)

Basic weighted average number of common shares outstanding(3)(7)	9,726	13,029	17,122	17,368	27,613	26,679	28,609
Diluted weighted average number of common shares outstanding(3)(7)(9)	9,988	13,648	17,815	17,368	27,613	27,015	28,609

	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30, 2008
	2003(1)(2)	2004(3)	2005(4)	2006(5)(6)	2007(7)
						(unaudited)
Selected cash flow data (dollars in thousands):
Net cash provided by operating activities	$23,898	$42,270	$93,111	$97,409	$122,869	$53,440

Net cash used in investing activities(3)(4)(6)(7)	$(28,070)	$(89,410)	$(167,280)	$(140,412)	$(515,826)	$(24,015)

Net cash provided by (used in) financing activities(3)(7)	$2,931	$48,080	$72,568	$44,418	$398,039	$(24,133)

Selected balance sheet data:
Working capital(10)	$948	$8,957	$10,537	$10,162	$2,262	$(27,996)
Property and equipment, net(1)(3)(4)(6)(7)(8)	97,981	165,840	306,456	289,457	717,290	686,571
Total assets	118,012	190,990	343,380	321,657	774,505	760,795
Long-term debt, including current maturities	21,000	20,000	85,000	129,000	260,000	240,000
Stockholders’ equity(3)(7)	82,011	150,467	191,755	156,052	434,776	387,974

(1)	As discussed in Note 7 to Edge’s consolidated financial statements, effective January 1, 2003, Edge changed its method of accounting for asset retirement obligations, which resulted in Edge’s recording of a cumulative effect of accounting change.
(2)	As discussed in Note 1 to Edge’s consolidated financial statements, Edge completed a merger in December 2003, which affects the comparability of Edge’s results in 2004, and subsequent periods, to 2003.
(3)	Edge completed a public offering of its common stock on December 21, 2004 and a significant property acquisition on December 29, 2004; therefore certain of Edge’s results in 2004 and subsequent periods are not directly comparable to 2003.
(4)	As discussed in Note 6 to Edge’s consolidated financial statements, Edge completed one property acquisition and one corporate acquisition in the fourth quarter of 2005, which affects the comparability of Edge’s results in 2005, and subsequent periods, to prior periods.
(5)	As discussed in Note 9 to Edge’s consolidated financial statements, in 2006 Edge discontinued the use of cash flow hedge accounting on its natural gas contracts. During 2006 and 2007, mark-to-market accounting treatment was applied to these contracts, which affects the comparability of Edge’s results in 2006, and subsequent periods, to prior periods.
(6)	As discussed in Note 6 to Edge’s consolidated financial statements, Edge completed one significant property acquisition in December 2006 and various other working interest acquisitions throughout the year, which could affect the comparability of Edge’s results in 2006, and subsequent periods, to prior periods.
(7)	As discussed in Notes 6 and 11 to Edge’s consolidated financial statements, Edge completed one significant property acquisition and public offerings of common and Edge Series A preferred stock in January 2007, which could affect the comparability of Edge’s results in 2007 to prior periods.
(8)	As discussed in Note 2 to Edge’s consolidated financial statements, Edge recorded an impairment of oil and natural gas properties during the third quarter of 2006 in the amount of $96.9 million ($63.0 million, net of tax) as a result of its full-cost ceiling test. The impairment of oil and natural gas properties during 2006 was primarily the result of a decline in natural gas prices at September 30, 2006, the date of impairment measurement for the full-cost ceiling test. No such impairment was necessary in the years 2003 through 2005 or 2007.
(9)	In the calculation of diluted earnings per share for the years ended December 31, 2007 and 2006 and the six months ended June 30, 2008, certain potential Edge common shares are excluded from the computation of diluted earnings per share because they would result in an anti-dilutive effect on per share amounts.
(10)	Working capital is defined as current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data gives pro forma effect to the following, which are referred to collectively as the “Transactions”:

•	the merger and the Chaparral Restructuring;

•

the closing of Chaparral’s new secured credit facility (assuming the interest rate under the Chaparral new secured credit facility is the same as the interest rate under the Chaparral existing secured credit facility) and the retirement of Chaparral’s and Edge’s existing secured credit facilities; and

•

the sale of $150 million of the Chaparral Series B preferred stock and the application of the net proceeds from such sale to pay down amounts that would have otherwise been outstanding under Chaparral’s new secured credit facility.

The unaudited pro forma condensed combined statement of operations data presented below is based on the assumption that the Transactions occurred as of January 1, 2007 and reflects only adjustments directly related to the Transactions. The unaudited pro forma condensed combined balance sheet data is prepared as if the Transactions occurred on June 30, 2008. The pro forma adjustments are based on available information and assumptions that each company’s management believes are reasonable. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined for the period presented or the future results that the combined company will experience after the merger. The selected unaudited pro forma condensed combined financial data:

•

has been derived from and should be read in conjunction with the “Chaparral Energy, Inc. Unaudited Pro Forma Condensed Combined Financial Information” and the related notes beginning on page 207 of this proxy statement/prospectus; and

•

should be read in conjunction with the historical consolidated financial statements of Chaparral and the accompanying notes beginning on page F-1 of this proxy statement/prospectus and the historical consolidated financial statements of Edge and the accompanying notes incorporated by reference into this proxy statement/prospectus as described under “Where You Can Find More Information” beginning on page 235.

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
	(unaudited)
Pro forma statement of operations data (dollars in thousands, except per share data):
Revenues:
Oil and gas sales	$540,796	$374,772
Loss from oil and gas hedging activities	(28,140)	(89,355)
Service company sales	20,611	16,275

Total revenues	533,267	301,692
Costs and expenses:
Lease operating	121,547	62,495
Production and ad valorem taxes	39,334	23,998
Depreciation, depletion and amortization	145,665	78,017
General and administrative	39,332	23,293
Service company expenses	18,441	15,332

Total costs and expenses	364,319	203,135

Operating income	168,948	98,557
Non-operating income (expense):
Interest expense	(100,299)	(47,394)
Non-hedge derivative losses	(37,719)	(153,138)
Other income	2,655	1,255

Net non-operating expense	(135,363)	(199,277)

Income (loss) before income taxes	33,585	(100,720)
Income tax expense (benefit)	12,991	(38,958)

Net income (loss)	20,594	(61,762)
Preferred dividends	(17,327)	(9,008)

Net income (loss) available to common stockholders	$3,267	$(70,770)

Basic and diluted earnings (loss) per share	$0.06	$(1.35)
Basic and diluted weighted average number of common shares	52,341	52,341

As of June 30, 2008
(unaudited)
Pro forma balance sheet data (dollars in thousands):
Cash and cash equivalents	$31,450
Total assets	2,403,063
Total liabilities	2,134,816
Preferred stock, Series B	150,000
Total stockholders’ equity	118,247

UNAUDITED COMPARATIVE PER SHARE DATA

The following selected comparative per share information of Chaparral and Edge as of and for the six months ended June 30, 2008 was derived from each company’s unaudited financial statements and as of and for the year ended December 31, 2007 was derived from each company’s audited financial statements. You should read this information along with Chaparral’s historical consolidated financial statements and the accompanying notes beginning on page F-1 of this proxy statement/prospectus for those periods and along with Edge’s historical consolidated financial statements and the accompanying notes incorporated by reference into this proxy statement/prospectus as described under “Where You Can Find More Information” beginning on page 235. You should also read the unaudited pro forma condensed combined financial information and accompanying discussion and notes included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 207.

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Chaparral—Historical:
Loss per share (from continuing operations):
Basic	$(5.47)	$(37.65)
Diluted	$(5.47)	$(37.65)
Cash dividends declared per share of common stock	$—	$—
Book value (deficit) per share of common stock	$117.65	$(130.43)

Chaparral—Adjusted(1):
Loss per share (from continuing operations):
Basic	$(0.11)	$(0.73)
Diluted	$(0.11)	$(0.73)
Cash dividends declared per share of common stock	$—	$—
Book value (deficit) per share of common stock	$2.29	$(2.54)

Edge—Historical:
Loss per share (from continuing operations):
Basic	$(0.04)	$(1.68)
Diluted	$(0.04)	$(1.68)
Cash dividends declared per share of common stock	$—	$—
Book value per share of common stock	$10.20	$8.52

Chaparral unaudited pro forma combined amounts(2):
Earnings (loss) per share (from continuing operations):
Basic	$0.06	$(1.35)
Diluted	$0.06	$(1.35)
Cash dividends declared per share of common stock	$—	$—
Book value (deficit) per share of common stock	N/A	$(0.49)

(1)	Reflects a stock dividend of 44,136,576 shares of Chaparral common stock expected to be consummated immediately prior to the closing of the merger.
(2)	Reflects the sum of (i) the Chaparral common stock outstanding prior to the closing of the merger, (ii) a stock dividend of 44,136,576 shares of Chaparral common stock expected to be consummated prior to the closing of the merger, (iii) the conversion of Edge common stock into Chaparral common stock at the exchange ratio of 0.2511 shares of Chaparral common stock for each outstanding share of Edge common stock and (iv) with respect to the year ended December 31, 2007 only, the exchange of in-the-money options to acquire Edge common stock for options to acquire Chaparral common stock, and the assumed cashless exercise of these options into approximately 10,000 shares of Chaparral common stock.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Chaparral’s historical ratio of earnings to fixed charges for the periods indicated. The table also includes a pro forma ratio of earnings to combined fixed charges and preferred stock dividends assuming that Chaparral issues the Chaparral Series A preferred stock pursuant to the merger and sells $150 million of Chaparral Series B preferred stock and uses the net proceeds to repay a portion of its new secured credit facility. The pro forma ratios assume a dividend rate for the Chaparral Series A preferred stock of 5.75% per year and for the Chaparral Series B preferred stock of 6.5% per year and that the interest rate under the Chaparral new secured credit facility is the same as the interest rate under the Chaparral existing secured credit facility. The dividend rate for the Chaparral Series B preferred stock will be 8.0% per year (compounded quarterly) if the dividend is not paid in cash.

	Year Ended December 31,					Six Months Ended June 30, 2008
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges(1)	5.3x	5.4x	2.3x	1.8x	0.9x	— (1)
Pro forma ratio of earnings to combined fixed charges and preferred stock dividends(2)					1.1x	— (2)

(1)	For the six months ended June 30, 2008, fixed charges exceeded earnings by approximately $54.4 million.
(2)	For the six months ended June 30, 2008, the pro forma combined fixed charges and preferred stock dividends exceeded earnings by approximately $111.9 million.

For purposes of this table, “earnings” consist of income (loss) before income taxes and minority interest, plus fixed charges (excluding capitalized interest, but including amortization of amounts previously capitalized). “Fixed charges” consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

Adjusted EBITDA

Chaparral defines adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges, (5) non-cash change in fair value of non-hedge derivative instruments, (6) interest income, (7) non-cash deferred compensation expense and (8) gain on disposed assets.

Adjusted EBITDA is used by management as a supplemental financial measurement to evaluate Chaparral’s operational trends. Items excluded generally represent non-cash adjustments, the timing and amount of which cannot be reasonably estimated and are not considered by management when measuring Chaparral’s overall operating performance. In addition, adjusted EBITDA is the financial measurement that is used in covenant calculations required under Chaparral’s existing secured credit facility and the indentures governing its senior notes and is expected to be used in covenant calculations required under Chaparral’s new secured credit facility. Chaparral considers compliance with the liquidity and debt covenants included in these agreements to be material. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of Chaparral’s business and should not be considered as an alternative to net income, as an indicator of its operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under GAAP and, accordingly, it may not be a comparable measurement to those used by other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the specified periods.

	Year Ended December 31,			Six Months Ended June 30, 2008
	2005	2006	2007
	(dollars in thousands)
Net income (loss)	$12,850	$23,806	$(4,793)	$(33,019)
Interest expense	15,588	45,246	87,656	42,621
Income tax expense (benefit)	7,309	14,817	(2,745)	(20,612)
Depreciation, depletion, and amortization	31,423	52,299	85,842	49,167
Unrealized (gain) loss on ineffective portion of hedges	14,740	(18,761)	8,343	28,098
Non-cash change in fair value of non-hedge derivative instruments	—	4,592	23,031	62,622
Interest income	(295)	(453)	(647)	(170)
Non-cash deferred compensation expense	525	128	831	2,393
Gain on disposed assets	(231)	(132)	(712)	(230)

Adjusted EBITDA	$81,909	$121,542	$196,806	$130,870

PV-10 Value

Chaparral provides the PV-10 value of its proved reserves as of specified dates throughout this proxy statement/prospectus. PV-10 value is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 value is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 value is equal to the standardized measure of discounted future net cash flows at a specified date before deducting future income taxes, discounted at 10%. Chaparral believes that the presentation of the PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to Chaparral’s proved reserves prior to taking into account corporate future income taxes and it is a useful measure of evaluating the relative monetary significance of Chaparral’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of Chaparral’s reserves to other companies. Chaparral uses this measure when assessing the potential return on investment related to Chaparral’s oil and natural gas properties. However, PV-10 value is not a substitute for the standardized measure of discounted future net cash flows. Chaparral’s PV-10 value measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of Chaparral’s oil and natural gas reserves as of the specified dates.

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2007 for Chaparral’s major areas of operation:

	PV-10 Value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flow
	(dollars in millions)
Mid-Continent	$2,041.2	$631.5	$1,409.7
Permian Basin	306.8	116.1	190.7
Gulf Coast	139.6	62.6	77.0
Ark-La-Tex	62.5	22.6	39.9
North Texas	65.3	26.1	39.2
Rocky Mountains	56.6	19.1	37.5

Total	$2,672.0	$878.0	$1,794.0

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2006 for Chaparral’s major areas of operation:

	PV-10 Value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flows
	(dollars in millions)
Mid Continent	$1,087.4	$254.2	$833.2
Permian Basin	170.6	64.3	106.3
Ark-La-Tex	47.9	16.6	31.3
North Texas	38.4	15.1	23.3
Rocky Mountains	56.7	18.3	38.4
Gulf Coast	93.1	43.4	49.7

Total	$1,494.1	$411.9	$1,082.2

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value as of December 31, 2005 for Chaparral’s major areas of operation:

	PV-10 Value	Present value of future income tax discounted at 10%	Standardized measure of discounted future net cash flows
	(dollars in millions)
Mid Continent	$1,070.0	$357.0	$713.0
Permian Basin	265.3	88.5	176.8
Ark-La-Tex	90.5	30.2	60.3
North Texas	48.5	16.2	32.3
Rocky Mountains	37.4	12.5	24.9
Gulf Coast	90.9	30.3	60.6

Total	$1,602.6	$534.7	$1,067.9

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Edge common stockholders should carefully consider the matters described below in determining whether to adopt the merger agreement and thereby approve the merger.

Risks Relating to the Merger

The value of the shares of Chaparral common stock that Edge common stockholders will receive upon the consummation of the merger will fluctuate.

The common exchange ratio in the merger is fixed and will not be adjusted in the event of any change in the stock price of Edge prior to the merger. There may be a significant amount of time between the dates when the Edge common stockholders vote on the merger agreement at the annual meeting of Edge and the date when the merger is completed. The price of shares of Edge common stock may vary significantly between the date of this proxy statement/prospectus, the date of the Edge annual meeting and the date of the completion of the merger. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of Edge or Chaparral, market expectations of the likelihood that the merger will be completed and the timing of completion, the prospects of post-merger operations, general market and economic conditions, commodity prices for oil and natural gas, increasing familiarity with Chaparral by stockholders, analysts and other market participants, the value these people attribute to Chaparral and other factors. Chaparral’s common stock is not currently traded on any exchange, and this may increase the uncertainty regarding the price of Edge common stock prior to the merger. In addition, it is impossible to predict accurately the market price of the Chaparral common stock to be received by Edge common stockholders after the completion of the merger. Accordingly, the price of Edge common stock on the date of this proxy statement/prospectus and on the date of the annual meeting may not be indicative of the price immediately prior to completion of the merger or the price of Chaparral common stock after the merger is completed.

The anticipated benefits of the merger may not be realized.

Chaparral and Edge entered into the merger agreement with the expectation that the merger should result in various benefits, including, among other things, synergies, cost savings and other operating efficiencies. The combined company may not achieve these benefits at the levels expected or at all. If the combined company fails to achieve these expected benefits, the results of operations and the value of the combined company may be adversely affected.

The integration of Chaparral and Edge following the merger will present significant challenges that may reduce the anticipated potential benefits of the merger.

Chaparral and Edge will face significant challenges in consolidating functions and integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The integration of Chaparral and Edge will be complex and time-consuming. The principal challenges will include the following:

•	integrating Chaparral’s and Edge’s existing businesses;

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while meeting the operational and financial goals of the combined company;

•	preserving supplier, customer, business partner and other important relationships and resolving potential conflicts that may arise as a result of the merger; and

•	consolidating other corporate and administrative functions.

After the completion of the merger, the management of Chaparral will need to dedicate substantial effort to integrating the businesses. These efforts could divert management’s focus and resources from other day-to-day tasks, corporate initiatives or strategic opportunities during the integration process.

While the merger is pending, Chaparral and Edge will be subject to business uncertainties and contractual restrictions that could adversely affect their businesses.

Uncertainty about the effect of the merger on employees, suppliers, business partners and customers may have an adverse effect on Edge and, to a lesser extent, Chaparral and, consequently, on the combined company. These uncertainties may impair Edge’s and Chaparral’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause suppliers, customers, business partners and others who deal with Edge and Chaparral to seek to change existing business relationships with Edge and Chaparral. Employee retention may be particularly challenging during the pendency of the merger because employees may experience uncertainty about their future roles with the combined company. In addition, Edge has adopted a Retention Bonus Plan that will generally result in payments on October 1, 2008 to employees who remain employed by Edge through that date. See “The Merger—Interests of Edge Directors and Executive Officers in the Merger—Retention Plan and Bonuses.” Following receipt of these retention bonus plan payments, some of these employees may elect to terminate their employment after October 1, 2008. If, despite Chaparral’s and Edge’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be materially harmed. In addition, the merger agreement restricts Chaparral and Edge, without the other party’s consent and subject to certain exceptions, from taking actions outside the ordinary course of business, incurring certain indebtedness and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Edge and, to a lesser extent, Chaparral from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the merger or termination of the merger agreement.

Failure to complete the merger could negatively impact the stock price of Edge and the future business and financial results of Edge because of, among other things, the costs incurred and the disruption that would occur as a result of uncertainties relating to a failure to complete the merger.

The common stockholders of Edge may not approve the merger. If the merger is not completed for any reason, Edge could be subject to several risks, including the following:

•

being required to pay Chaparral a termination fee of up to $15 million, or monetary damages of up to $25 million, in certain circumstances, as described under “The Merger Agreement—Effect of Termination; Expenses and Termination Fees” beginning on page 92;

•	having had the focus of Edge management directed toward the merger and integration planning instead of on its core business and other opportunities that could have been beneficial to Edge;

•	delaying the pursuit of alternate financing plans or of operational opportunities during the pendency of the merger;

•	incurring substantial transaction costs related to the merger; and

•	being subject to a redetermination of the borrowing base under Edge’s existing secured credit facility to a level that requires Edge to make additional payments under the facility.

In addition, Edge would not realize any of the expected benefits of having completed the merger.

If the merger is not completed, the price of Edge stock may decline to the extent that the current market price of Edge stock reflects a market assumption that the merger will be completed and that the related benefits and synergies will be realized, or it may decline as a result of the market’s perceptions that the merger was not consummated due to an adverse change in or negative view of Edge’s business. In addition, current and prospective employees of Edge may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities, which could adversely affect Edge if the merger is not completed. Edge’s business may be harmed, and the price of Edge’s stock may decline, to the extent that suppliers, customers, business partners and others remain uncertain about Edge’s future prospects in the absence of the merger. The realization of any of these risks may materially adversely affect the business, financial results and financial condition of Edge and the price of Edge stock.

The merger agreement limits Edge’s ability to pursue an alternative acquisition proposal and requires Edge to pay a termination fee of $15 million if it does.

The merger agreement prohibits Edge from soliciting, initiating or knowingly encouraging inquiries, proposals or offers for an alternative transaction with any person. The merger agreement also provides for the payment by Edge of a termination fee of $15 million if the merger agreement is terminated in certain circumstances in connection with a competing acquisition proposal or the modification, qualification or withdrawal by the Edge board of directors of its recommendation that the Edge common stockholders vote for the adoption of the merger agreement. Before terminating the merger agreement for this reason, Edge also must first provide Chaparral with five business days’ notice of its intention to terminate the merger agreement and the material terms and conditions of any superior proposal Edge has received from a third party. See “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 87.

These provisions limit Edge’s ability to pursue offers from third parties that could result in greater value to Edge’s stockholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal and may affect the structure, pricing and other terms proposed by other parties seeking to enter into an alternate transaction with Edge. As a result of these restrictions, Edge may not be able to enter into an agreement with respect to an alternative transaction on more favorable terms without incurring potentially significant liability to Chaparral.

Some of the directors and executive officers of Edge have interests in the merger that are different from the interests of Edge’s stockholders.

When considering the recommendation of the Edge board of directors with respect to the merger, Edge common stockholders should be aware that some directors and executive officers of Edge have interests in the merger that are different from, or in addition to, the interests of the stockholders of Edge. These interests include:

•	their designation as Chaparral directors;

•	the fact that the completion of the transaction will result in the acceleration of vesting of restricted stock held by directors and executive officers; and

•

the fact that executive officers of Edge have entered into employment or severance agreements with Edge or its subsidiaries that will entitle them to cash payments and other benefits if the merger is completed and their employment is terminated without cause or if the executive officer resigns for good reason, as defined in the agreements.

Edge common stockholders should consider these interests in conjunction with the recommendation of the directors of Edge of approval of the merger. These interests have been described more fully in “The Merger— Interests of Edge Directors and Executive Officers in the Merger” beginning on page 65.

Chaparral may not be successful in refinancing the existing secured credit facilities of both Edge and Chaparral or completing the sale of its Series B preferred stock, and Edge’s monetary recourse for Chaparral’s failure to consummate the merger is limited.

The completion of the merger requires Chaparral to replace its and Edge’s existing secured credit facilities with a new secured credit facility. Chaparral has received a financing commitment for a new secured credit facility that is conditioned upon, among other things, the lenders’ reasonable satisfaction with the results of their due diligence review of Chaparral and Edge, the absence of a material adverse change with respect to Chaparral, its subsidiaries and Edge and conditions in the credit markets, which are currently volatile. In addition, although Chaparral’s sale of $150 million of Chaparral Series B preferred stock is not a condition to closing the new secured credit facility, Chaparral believes that it will be necessary to consummate that sale in order to obtain commercially acceptable terms under the new secured credit facility. There can be no assurance that Chaparral will be able to complete the sale of the Chaparral Series B preferred stock. Although Chaparral’s obligation to complete the merger is not conditioned upon the receipt or availability of debt financing, Chaparral may terminate the merger agreement and pay Edge a termination fee of $15 million under certain circumstances if the merger has not been completed because of a failure to obtain its new secured credit facility, as described more fully in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 91. There can be no assurance that Chaparral will be successful in refinancing its and Edge’s existing secured credit facilities, which could adversely affect the completion of the merger and Chaparral’s and Edge’s results of operations or financial condition. Additionally, even if the financing were to be available, if Chaparral willfully breaches the merger agreement prior to the completion of the merger, its monetary liability to Edge is limited under the merger agreement to $25 million.

Risks Relating to the Business of Chaparral upon Completion of the Merger

Any of the following risks could materially and adversely affect the business, financial condition or results of operations of Chaparral following completion of the merger. The risks described below are not the only risks facing Chaparral. Additional risks and uncertainties not currently known to Chaparral or those it currently views to be immaterial may also materially adversely affect its business, financial condition or results of operations.

Chaparral’s level of long-term indebtedness may adversely affect its operations and limit its growth.

As of August 31, 2008, Chaparral’s total long-term indebtedness, including current maturities, was approximately $1.2 billion. Upon completion of the merger, Chaparral expects its total long-term indebtedness, including current maturities, to be approximately $1.3 billion. Chaparral may incur additional indebtedness, including significant secured indebtedness, in order to make future acquisitions, to develop its properties or for other purposes, and Chaparral expects to continue to be highly leveraged in the foreseeable future.

Chaparral’s level of long-term indebtedness affects its operations in several ways, including the following:

•	a significant portion of its cash flows from operating activities must be used to service its indebtedness and is not available for other purposes;

•	Chaparral may be at a competitive disadvantage as compared to similar companies that have less debt;

•

the covenants contained in the agreements governing Chaparral’s outstanding indebtedness and future indebtedness may limit its ability to borrow additional funds, pay dividends and make certain investments and may also affect its flexibility in planning for, and reacting to, changes in the economy and in the oil and natural gas industry;

•	additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and more restrictive covenants;

•	changes in the credit ratings of Chaparral’s long-term indebtedness may negatively affect the cost, terms, conditions and availability of future financing; and

•	Chaparral may be more vulnerable to general adverse economic and industry conditions.

If an event of default occurs under Chaparral’s new secured credit facility or its senior notes, the lenders or noteholders may declare the principal of, premium, if any, accrued and unpaid interest, and liquidated damages, if any, on such long-term indebtedness to be due and payable.

Chaparral may not be able to generate sufficient cash to service all of its long-term indebtedness and pay dividends on its preferred stock, and may be forced to take other actions to satisfy its obligations under its long-term indebtedness and its preferred stock or it may experience a financial failure.

Chaparral’s ability to make scheduled payments on or to refinance its long-term indebtedness obligations and pay dividends on its preferred stock depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond Chaparral’s control. Chaparral cannot assure you that it will maintain a level of cash flows from operating activities sufficient to permit Chaparral to pay the principal, premium, if any, and interest on its long-term indebtedness and dividends on its preferred stock. See “Cautionary Information Regarding Forward-Looking Statements” beginning on page 43 and “Chaparral Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” beginning on page 127.

If Chaparral’s cash flows and capital resources are insufficient to fund its debt service obligations and pay dividends on its preferred stock, Chaparral may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional borrowings or restructure or refinance its long-term indebtedness, including its senior notes. Chaparral cannot assure you that it would be able to take any of these actions, that these actions would be successful and permit Chaparral to meet its scheduled debt service or dividend payment obligations or that these actions would be permitted under the terms of existing or future agreements, including Chaparral’s new secured credit facility, the indentures governing Chaparral’s senior notes and the certificate of designations for the Chaparral Series B preferred stock. In the absence of such operating results and resources, Chaparral could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. Chaparral’s new secured credit facility and the indentures governing its senior notes will restrict Chaparral’s ability to dispose of assets and use the proceeds from the disposition. Chaparral may not be able to consummate those dispositions or to obtain the proceeds which it could realize from them and these proceeds may not be adequate to meet any debt service or dividend payment obligations then due.

If Chaparral cannot make scheduled payments on its long-term indebtedness, Chaparral will be in default and, as a result:

•	debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under Chaparral’s new secured credit facility could terminate their commitments to loan Chaparral money and foreclose against the assets securing their borrowings; and

•	Chaparral could be forced into bankruptcy or liquidation.

If Chaparral fails to timely pay dividends on the Chaparral Series A preferred stock, it may not pay dividends on or repurchase or redeem any other of its outstanding shares of its preferred stock or common stock until the dividend arrearage on its Series A preferred stock is eliminated. In addition, if Chaparral fails to pay dividends on the Chaparral Series A preferred stock for six quarterly periods, whether or not consecutive, Chaparral’s board of directors will be expanded and holders of the Chaparral Series A preferred stock may elect two directors until the arrearage in dividends is eliminated. If Chaparral fails to timely pay cash dividends on shares of its Series B preferred stock, the dividend rate on its Series B preferred stock will increase from 6.5% to 8.0% (compounded quarterly).

Oil and natural gas prices are volatile. A decline in oil and natural gas prices could adversely affect Chaparral’s financial position, financial results, cash flows, access to capital and ability to grow.

Chaparral’s future financial condition, revenues, results of operations, rate of growth and the carrying value of its oil and natural gas properties will depend primarily upon the prices it receives for its oil and natural gas production. Oil and natural gas prices historically have been volatile and are likely to continue to be volatile in the future, especially given current geopolitical conditions. This price volatility also affects the amount of

Chaparral’s cash flow available for capital expenditures and its ability to borrow money or raise additional capital. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond Chaparral’s control. These factors include:

•	commodity processing, gathering and transportation availability, and the availability of refining capacity;

•	the price and level of foreign imports of oil and natural gas;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuel sources;

•	weather conditions;

•	financial and commercial market uncertainty;

•	political conditions or hostilities in oil and natural gas producing regions, including the Middle East, Africa and South America; and

•	worldwide economic conditions.

These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce Chaparral’s revenue, but could reduce the amount of oil and natural gas that Chaparral can produce economically and, as a result, could have a material adverse effect on its financial condition, results of operations and reserves. If the oil and natural gas industry experiences significant price declines, Chaparral may, among other things, be unable to meet its financial obligations, including required payments on its new secured credit facility, its senior notes or its preferred stock or make planned capital expenditures.

The actual quantities and present value of Chaparral’s proved reserves may be lower than estimated.

Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various estimates, including estimates based upon assumptions relating to geology, reservoir mechanics, economic factors such as commodity prices, production costs, severance and excise taxes, capital expenditures, workovers, remedial costs and the assumed effect of governmental regulation. There are numerous uncertainties about when a property may have proved reserves as compared to possible or probable reserves. Reserve estimates are, therefore, inherently imprecise and, although Chaparral believes that it is reasonably certain of recovering the quantities it discloses as proved reserves, actual results most likely will vary over time from Chaparral’s current estimates. Any significant variations from the interpretations or assumptions used in Chaparral’s estimates or changes of conditions could cause the estimated quantities and net present value of reserves to differ materially. In addition, Chaparral may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and natural gas prices and other factors, many of which are beyond Chaparral’s control. The combined company’s properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

You should not assume that the present values referred to in this proxy statement/prospectus represent the current market value of the combined company’s estimated oil and natural gas reserves. The timing of production and expenses from the development and production of oil and natural gas properties will affect both the timing of actual future net cash flows from the combined company’s proved reserves and their present value. In accordance with requirements of the SEC, the estimates of present values are based on prices and costs as of the date of the estimates. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of these estimates. In addition, the effects of derivative instruments are not reflected in these assumed prices.

A significant portion of the combined company’s total proved reserves as of December 31, 2007 are undeveloped, and those reserves may not ultimately be developed.

As of December 31, 2007, approximately 34% of the combined company’s estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling and enhanced oil recovery operations. The reserve data assumes that Chaparral can and will make these expenditures and conduct these operations successfully. While Chaparral is reasonably certain of its ability to make these expenditures and to conduct these operations under existing economic conditions, these assumptions may not prove correct.

Some of Chaparral’s reserves are subject to EOR methods, and the failure of these methods may have a material adverse affect on its financial condition, results of operations and reserves.

As of December 31, 2007, 14% of Chaparral’s proved reserves (or 12% of the estimated proved reserves of the combined company) were based on EOR methods including the injection of CO2 and polymers, a synthetic chemical. Some of these properties have been injected with polymers, which do not have the identical chemical composition as polymers used in historical production, and recovery factors cannot be estimated with precision. Accordingly, such projects may not result in significant proved reserves or in the production levels Chaparral anticipates. Chaparral’s ability to develop future reserves will depend on whether it can successfully implement its planned EOR programs, and its failure to do so could have a material adverse effect on Chaparral’s financial condition, results of operations and reserves.

If Chaparral is not able to replace reserves, it may not be able to sustain production.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless Chaparral replaces the reserves it produces through successful development, exploration or acquisition activities, Chaparral’s proved reserves and production will decline over time. Chaparral’s future success depends largely upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. As noted above, approximately 34% of the combined company’s total estimated proved reserves (by volume) at December 31, 2007 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling and enhanced oil recovery operations. Chaparral’s historical December 31, 2007 reserve estimates reflect that its production rate on current PDP reserve properties will decline at annual rates of approximately 13.5%, 10.8% and 8.1% during 2008, 2009 and 2010, respectively. Edge’s historical December 31, 2007 reserve estimates reflect that its production rate on current PDP reserve properties will decline at annual rates of approximately 41%, 29% and 23% during 2008, 2009 and 2010, respectively. Edge estimates that its production rate on its PDP reserve properties will decline at an average rate of 27% per year for the period beginning August 1, 2008 and ending December 31, 2010. Thus, Chaparral’s future oil and natural gas reserves and production and, therefore, its cash flow and income are highly dependent on its success in efficiently developing its current reserves and economically finding or acquiring additional recoverable reserves.

Significant capital expenditures are required to replace Chaparral’s reserves.

Chaparral’s development, exploration, and acquisition activities require substantial capital expenditures. Historically, each of Chaparral and Edge has funded its capital expenditures through a combination of cash flows from operations and its bank credit facility. Additional financing may be required in the future to fund Chaparral’s reserve replacement and growth. Chaparral may not be able to obtain such additional financing, and financing under existing or new secured credit facilities may not be available in the future. Even if further financing is available, the terms of that financing may not be favorable to Chaparral. In the event such capital resources are not available to Chaparral, its drilling and other activities may be curtailed. Future cash flows from Chaparral’s operations are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and Chaparral’s success in developing and producing new reserves. If Chaparral’s cash flow from operations is not sufficient to fund its capital expenditure budget and Chaparral is unable to access additional bank debt or other methods of financing on an economic basis to meet these requirements, then Chaparral would have a reduced ability to replace its reserves.

Chaparral could incur a write-down of the carrying values of its properties in the future depending on oil and natural gas prices, which could negatively impact its net income and stockholders’ equity.

Each of Chaparral and Edge utilizes the full cost method of accounting for costs related to its oil and natural gas properties. Under this method, all costs incurred for both productive and nonproductive properties are capitalized and amortized on an aggregate basis using the unit-of-production method. However, these capitalized costs are subject to a ceiling test that limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves, discounted at 10%, plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter using the prices for oil and natural gas at that date as adjusted for cash flow hedge positions. A significant decline in oil and natural gas prices from current levels, or other factors, without other mitigating circumstances, could cause a future write-down of capitalized costs and a non-cash charge against future earnings. Whether Chaparral will be required to take such a charge will depend on the prices for oil and natural gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter. If a write-down is required, it would result in a charge to earnings but would not impact cash flow from operating activities.

Development and exploration drilling is a speculative activity that involves numerous risks and substantial and uncertain costs and may not result in commercially productive reserves, all of which could adversely affect Chaparral.

Chaparral’s growth will be materially dependent upon the success of its future drilling program. Drilling for oil and natural gas involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. Drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond Chaparral’s control, including unexpected drilling conditions, title problems, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with environmental and governmental requirements and shortages or delays in the availability of drilling rigs, drill pipe or crews and the delivery of equipment, including but not limited to steel casing and tubing. Chaparral’s future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on its future results of operations and financial condition. Chaparral’s overall drilling success rate or its drilling success rate for activity within a particular geographic area may decline. Chaparral may ultimately not be able to lease or drill identified or budgeted prospects within its expected time frame, or at all. Chaparral may not be able to lease or drill a particular prospect because, in some cases, it identifies a prospect or drilling location before seeking an option or lease rights in the prospect or location. Similarly, Chaparral’s drilling schedule may vary from its capital budget. The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including:

•	the results of exploration efforts and the acquisition, review and analysis of seismic data;

•	the availability of sufficient capital resources to Chaparral and the other participants for the drilling of the prospects;

•	the approval of the prospects by other participants after additional data has been compiled;

•	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability of drilling rigs and crews;

•	Chaparral’s financial resources and results; and

•	the availability of leases and permits on reasonable terms for the prospects.

These projects may not be successfully developed and the wells, if drilled, may not encounter reservoirs of commercially productive oil or natural gas.

Edge’s exploratory prospect portfolio involves drilling prospects with higher risk than Chaparral’s historically low risk, development or single well, step-out drilling prospects, which could negatively impact Chaparral’s drilling success rate, finding cost and rate of return.

Historically, Chaparral’s drilling program and experience have centered around lower-risk development drilling and single step-out location exploitation drilling. The higher risk involved with Edge’s exploration inventory may present some unique challenges to Chaparral’s senior management in evaluating which prospects need further seismic expenditures, which prospects to drill, the amount of exploration capital expenditures in a given year, the size of the working interest to retain in any given prospect and the allocation of capital between the relatively low-risk Chaparral projects and these exploration projects. Also, because exploratory drilling typically involves a higher risk of dry holes, each of Chaparral’s drilling success rate, finding costs and rate of return may be negatively impacted in the future.

Shortages of oil field equipment, services and qualified personnel could significantly impair Chaparral’s ability to maintain its operating profit margin, cash flow and operating results.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Historically, there have been shortages of drilling rigs and other oilfield equipment as demand for rigs and equipment has increased along with the number of wells being drilled. There is currently a worldwide shortage of steel that has resulted in increased prices for steel casing and tubing. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil and natural gas prices generally stimulate demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. It is beyond Chaparral’s control and ability to predict whether these conditions will exist in the future and, if so, what their timing and duration will be. These types of shortages or price increases could significantly impair Chaparral’s ability to maintain its operating profit margin, cash flow and operating results, or restrict its ability to drill the wells and conduct the operations which are currently planned and budgeted.

Oil and natural gas drilling and producing operations can be hazardous and may expose Chaparral to environmental or other liabilities.

Oil and natural gas operations are subject to many risks, including well blowouts, cratering, explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Chaparral’s drilling operations will involve risks from high pressures and from mechanical difficulties such as stuck drill pipe, collapsed casings and lost circulation. If any of these events occur, Chaparral could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and administrative, civil and criminal penalties; or

•	injunctions or other proceedings that suspend, limit or prohibit operations.

Chaparral’s liability for environmental hazards includes those created either by the previous owners of properties that it purchases or leases prior to the date Chaparral acquires them. While Chaparral maintains insurance against some, but not all, of the risks described above, its insurance may not be adequate to cover casualty losses or liabilities. Moreover, in the future, Chaparral may not be able to obtain such insurance coverage at premium levels that justify its purchase.

Costs of environmental liabilities could exceed estimates.

Chaparral’s operations are subject to numerous environmental laws and regulations, which will obligate Chaparral to install and maintain pollution controls and to clean up various sites at which regulated materials may have been disposed of or released. It is not possible for Chaparral to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

•	the uncertainties in estimating clean-up costs;

•	the discovery of additional contamination or contamination more widespread than previously thought;

•	the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and

•	future changes to environmental laws and regulations.

Although Chaparral believes it will have established appropriate reserves for environmental liabilities, including clean-up costs, Chaparral could be required to set aside additional reserves in the future due to these uncertainties.

Chaparral cannot control the activities on properties it does not operate and Chaparral is unable to ensure their proper operation and profitability.

Chaparral and Edge do not operate all of the properties in which they have an interest. As a result, Chaparral will have limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The failure of an operator of these wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in Chaparral’s best interest could reduce its production and revenues. The success and timing of drilling and development activities on Chaparral’s partially owned properties operated by others therefore will depend upon a number of factors outside of Chaparral’s control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

Chaparral’s reliance on third parties for gathering and distributing could curtail future exploration and production activities.

The marketability of Chaparral’s production depends upon the proximity of its reserves to, and the capacity of, third-party facilities and third-party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and refineries or processing facilities. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in, delay or discontinuance could adversely affect Chaparral’s financial condition. In addition, federal and state regulation of oil and natural gas production and transportation may affect Chaparral’s ability to produce and market its oil and natural gas on a profitable basis.

Properties that Chaparral acquires may not produce as projected and Chaparral may be unable to accurately predict reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

Acquisitions of producing and undeveloped properties have been an important part of Chaparral’s and Edge’s historical growth. Chaparral expects acquisitions will also contribute to its future growth. Successful acquisitions require an assessment of a number of factors, including recoverable reserves, exploration or development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with Chaparral’s assessments, it performs an engineering, geological and geophysical review of the acquired properties, which it believes is generally consistent with industry practices. However, such a review may not permit Chaparral to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Chaparral does not physically inspect every well prior to an acquisition. Even when Chaparral inspects a well, it does not always discover structural, subsurface and environmental problems that may exist or arise. Chaparral’s review prior to signing a definitive purchase agreement may be even more limited. Often, Chaparral is not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities associated with acquired properties. Normally, Chaparral acquires interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. Chaparral could incur significant unknown liabilities, including environmental liabilities, or experience losses due to title defects, in its acquisitions for which it has limited or no contractual remedies or insurance coverage. In addition, Chaparral may acquire oil and natural gas properties that contain economically recoverable reserves which are less than predicted.

Chaparral may have difficulty managing any future growth and the related demands on its resources.

Chaparral and Edge have experienced growth in the past through the expansion of their respective drilling programs and through acquisitions. Chaparral anticipates further growth in 2008 and 2009. Any future growth may place a significant strain on Chaparral’s financial, technical, operational and administrative resources. In particular, Chaparral expects the merger to result in a significant growth in its assets, reserves and revenues and may place a significant strain on its financial, technical, operational and administrative resources. Chaparral currently expects to add to its staffing levels as a result of the merger. However, Chaparral may experience difficulties in finding additional qualified personnel. In an effort to stay on schedule with its planned activities in 2008 and 2009, Chaparral may be required to supplement its staff with contract and consultant personnel until it is able to hire new employees.

Competition in the oil and natural gas industry is intense, and many of Chaparral’s competitors have greater financial and other resources than those available to Chaparral.

Chaparral operates in the highly competitive areas of oil and natural gas production, acquisition, development and exploration. Following the merger, Chaparral will face intense competition from both major and other independent oil and natural gas companies seeking to acquire desirable producing properties or new leases for future development or exploration and seeking to acquire the equipment and expertise necessary to operate and develop its properties.

Many of Chaparral’s competitors have financial and other resources substantially greater than Chaparral, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than Chaparral’s financial or human resources permit. Chaparral’s ability to develop its oil and natural gas properties and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, select suitable prospects and consummate transactions.

Chaparral is subject to complex laws and regulations, including environmental and safety regulations, that can adversely affect the cost, manner and feasibility of doing business.

Chaparral’s operations and facilities are subject to certain federal, state, and local laws and regulations relating to the exploration for, and development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Although Chaparral believes that it is in substantial compliance with all applicable laws and regulations, it cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm its business, results of operations and financial condition. Chaparral may be required to make large and unanticipated capital expenditures to comply with environmental and other governmental regulations such as:

•	land use restrictions;

•	drilling bonds and other financial responsibility requirements;

•	spacing of wells;

•	unitization and pooling of properties;

•	habitat and endangered species protection, reclamation and remediation, and other environmental protection;

•	well stimulation processes;

•	produced water disposal;

•	safety precautions;

•	asset retirement obligations;

•	operational reporting; and

•	taxation.

Under these laws and regulations, Chaparral could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	oil spills and releases or discharges of hazardous materials;

•	well reclamation costs;

•	increased tax payments;

•	remediation and clean-up costs and other governmental sanctions, such as fines and penalties; and

•	other environmental damages.

Chaparral’s operations could be significantly delayed or curtailed and its costs of operations could significantly increase as a result of regulatory requirements or restrictions. Chaparral is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations.

The loss of Chaparral’s Chief Executive Officer or other key personnel could adversely affect its business.

Chaparral depends, and will continue to depend in the foreseeable future, on the services of Mark A. Fischer, its Chief Executive Officer, and other officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production, and developing and executing financing and hedging strategies. These persons include, but are not limited to, the named executive officers listed in “Chaparral Management—Executive Officers and Directors.” Chaparral’s ability to hire and retain officers and key employees is important to Chaparral’s continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on its business.

Chaparral’s new secured credit facility will have, and senior note indentures have, substantial operating restrictions and financial covenants, and Chaparral may have difficulty obtaining additional credit, which could adversely affect operations.

Over the past few years, increases in commodity prices and increases in Chaparral’s proved reserve amounts, and the resultant increase in its estimated discounted future net revenue, have allowed Chaparral to increase its available borrowing amounts. In the future, commodity prices may decline, Chaparral may increase its borrowings or its borrowing base may be adjusted downward, which could hinder its ability to obtain additional financing. Upon completion of the merger, Chaparral’s new secured credit facility will be secured by a pledge of substantially all of its assets and will have covenants that limit or prohibit additional borrowings, sales of assets, the distributions of cash or properties and the incurrence of liens. The new secured credit facility will also require that specified financial ratios be maintained. The indentures governing Chaparral’s senior notes contain and the new secured credit facility will contain various covenants that may limit its ability and/or its restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from Chaparral’s subsidiaries;

•	sell assets and capital stock of its subsidiaries;

•	enter into certain transactions with affiliates;

•	consolidate or merge with or into, or sell substantially all of its assets to, another person; and

•	enter into new lines of business.

Upon completion of the merger, the restrictions of Chaparral’s new secured credit facility and senior note indentures and the difficulty in obtaining additional debt financing may restrict Chaparral’s operations and have adverse consequences on its financial results, including its ability to obtain financing for working capital, capital expenditures, drilling, purchases of new technology or other purposes.

Chaparral may not have sufficient funds to repay bank borrowings if required as a result of a borrowing base redetermination.

Availability under Chaparral’s new secured credit facility will be subject to an initial borrowing base of $1.0 billion if additional approved oil and natural gas derivative instruments are executed and $825 million if no additional oil and natural gas derivative instruments are executed, and the borrowing base is expected to be redetermined by the banks semi-annually on May 1 and November 1 of each year. In addition, the banks may request an additional borrowing base redetermination once every six months. If the outstanding borrowings under Chaparral’s new secured credit facility were to exceed the borrowing base as a result of a redetermination, Chaparral would be required to eliminate this excess. Within 10 days after receiving notice of the new borrowing base, Chaparral would be required to make an election: (1) to repay a portion of its bank borrowings in the amount of the excess either in a lump sum within 30 days or in equal monthly installments over a six-month period, (2) to submit within 90 days additional oil and natural gas properties it owns for consideration in connection with the determination of the borrowing base sufficient to eliminate the excess or (3) to eliminate the excess through a combination of repayments and the submission of additional oil and natural gas properties within 90 days. If Chaparral is forced to repay a portion of its bank borrowings, Chaparral may not have sufficient funds to make such repayments. If Chaparral does not have sufficient funds and is otherwise unable to negotiate renewals of its borrowings or arrange new financing, Chaparral may have to sell significant assets. Any such sale could have a material adverse effect on Chaparral’s business and financial results.

Chaparral’s use of oil and natural gas derivative instruments could result in financial losses or reduce its income.

To reduce Chaparral’s exposure to decreases in the prices of oil and natural gas, it may use fixed-price swaps, collars and option contracts traded on the New York Mercantile Exchange, or NYMEX, over-the-counter options and price and basis swaps with other natural gas merchants and financial institutions or other similar transactions. As of June 30, 2008, on a pro forma basis giving effect to the merger, Chaparral would have oil and natural gas derivative instruments covering 98% of its PDP oil production and 97% of its PDP natural gas production in 2008 and 88% of its PDP oil production and 64% of its PDP natural gas production in 2009. See “Chaparral Quantitative and Qualitative Disclosures Regarding Market Risk—Oil and Natural Gas Prices” for a description of Chaparral’s current hedging program. Edge’s current hedging program is described in the documents incorporated by reference in this proxy statement/prospectus as described under “Where You Can Find More Information” beginning on page 233. The aggregate fair value of oil and natural gas derivative instruments outstanding as of June 30, 2008 of Chaparral on a pro forma basis giving effect to the merger was a liability of approximately $622 million.

Derivative instruments will expose Chaparral to risk of financial loss in some circumstances, including when:

•	its production is less than expected;

•	the counter-party to the derivative instrument defaults on its contract obligations; or

•	there is a widening of price differentials between delivery points for its production and the delivery point assumed in the derivative instrument.

Derivatives also expose Chaparral to risk of reduced revenue and income as derivative instruments may limit the benefit it would receive from increases in the prices for oil and natural gas. As previously disclosed by Edge, recent changes in Edge’s expected 2008 production and asset divestitures resulted in its derivative contracts covering quantities in excess of Edge’s anticipated 2008 natural gas and crude oil production. This has exposed Edge and, following the completion of the merger, will expose Chaparral, to greater risk because Edge’s operations may not have the cash inflows from physical 2008 production to offset any potential losses incurred on the portion of the contracts that exceed production.

Additionally, derivatives that are not hedges must be adjusted to fair value through income. If the derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be offset against the change in fair value of the hedged assets, liabilities or firm commitments through income, or will be recognized in accumulated other comprehensive income (loss) until the hedged item is recognized in income. The ineffective portion of a derivative’s change in fair value, as measured using the dollar offset method, will be immediately recognized in income. If it is probable the oil or natural gas sales which are hedged will not occur or the hedge is not highly effective, hedge accounting is discontinued and the effect is immediately recognized in income.

Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, if a derivative which qualified for cash flow hedge accounting is liquidated or sold prior to maturity, the gain or loss at the time of termination would remain in accumulated other comprehensive income (loss) and would be amortized into oil and gas sales over the original term of the instrument.

Chaparral’s working capital could be negatively affected if Chaparral enters into derivative instruments that require cash collateral.

The use of derivatives may, in some cases, require the posting of cash collateral with counterparties. Although Chaparral and Edge currently do not, and Chaparral does not anticipate that it will in the future, enter into derivative contracts that require an initial deposit of cash collateral, Chaparral’s working capital could be negatively impacted if it enters into derivative instruments that require cash collateral and commodity prices change in a manner adverse to it. Future collateral requirements are uncertain and will depend on arrangements with Chaparral’s counterparties and highly volatile oil and natural gas prices.

Chaparral is subject to financing and interest rate exposure risks.

Chaparral’s future success depends on its ability to access capital markets and obtain financing at cost-effective rates. Chaparral’s ability to do so in the future depends on a number of factors, many of which Chaparral cannot control, including changes in:

•	credit ratings;

•	interest rates;

•	the structured and commercial financial markets;

•	market perceptions of Chaparral or the oil and natural gas exploration and production industry; and

•	tax rates due to new tax laws.

Upon consummation of the merger, all of the outstanding borrowings under Chaparral’s new secured credit facility will be subject to market rates of interest as determined from time to time by its lenders. Any increases in these rates can have an adverse impact on Chaparral’s results of operations and cash flow. Assuming a constant debt level of $825 million, the maximum amount of initial draw as set forth in the Chaparral financing commitment, the cash flow impact for a 12-month period resulting from a 100 basis point change in interest rates would be $8.3 million.

The certificate of designations for the Chaparral Series B preferred stock will contain restrictive covenants limiting Chaparral’s ability to obtain financing and will require issuances of Chaparral common stock upon conversion in the future.

The certificate of designations governing the Chaparral Series B preferred stock contains various covenants and provisions that will limit its ability to, among other things, issue certain capital stock, pay dividends or distributions on or redeem or repurchase capital stock, effect certain consolidations or merges with or into, or sell substantially all of its assets to, another person or incur indebtedness beyond certain levels. A holder of the Chaparral Series B preferred stock may convert shares of Chaparral Series B preferred stock into shares of Chaparral’s common stock at an initial conversion price of $21.97 per share. The initial conversion price will be subject to being reset based upon the failure of Chaparral to have completed certain underwritten offerings by July 1, 2010, and may be subject to adjustment for issuances of common stock at a price per share less than the conversion price. Any conversion by a holder of Chaparral Series B preferred stock will result in Chaparral common stockholders holding a smaller proportionate interest in Chaparral.

The concentration of accounts receivable for Chaparral’s oil and gas sales, joint interest billings or derivative instruments with third parties could expose it to credit risk.

Substantially all of Chaparral’s accounts receivable will result from oil and natural gas sales or joint interest billings to third parties in the energy industry. The concentration of customers and joint interest owners may impact Chaparral’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically, Chaparral and Edge have not experienced any material credit losses on their receivables. Future concentration of sales of oil and natural gas commensurate with decreases in commodity prices could result in adverse effects.

In addition, Chaparral’s oil and natural gas swaps or other derivative instruments will expose it to credit risk in the event of nonperformance by counterparties.

Upon a change of control, Chaparral may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing Chaparral’s senior notes, the Chaparral Series A preferred stock or the Chaparral Series B preferred stock, which would violate the terms of these arrangements.

Upon the occurrence of a change of control (as defined in the indentures for Chaparral’s senior notes), holders of Chaparral’s outstanding senior notes will have the right to require Chaparral to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that either Chaparral or its subsidiary guarantors would have sufficient financial resources available to satisfy all of the purchase obligations under these notes in the event of a change of control. Further, Chaparral will be contractually restricted under the terms of its new secured credit facility from repurchasing all of the notes tendered upon a change of control. Accordingly, Chaparral may be unable to satisfy its obligations to purchase the notes unless it is able to refinance or obtain waivers under its new secured credit facility. Chaparral’s failure to purchase the notes as required would result in a default under the indentures and will likely result in a cross-default under its new secured credit facility, each of which could have material adverse consequences for Chaparral. In addition, the new secured credit facility is expected to provide that a change of control would be a default that permits lenders to accelerate the maturity of borrowings thereunder. Upon a fundamental change, as defined in the certificate of designations governing Chaparral’s Series A preferred stock, holders of the Series A preferred stock will have the right to require Chaparral to repurchase their shares of Series A preferred stock at 100% of the liquidation preference of the Series A preferred stock, plus accumulated but unpaid dividends (payable, at Chaparral’s option, in cash, Chaparral common stock or a combination of cash and Chaparral common stock, with any Chaparral common stock discounted 5% to a formula-based trading price). Upon a change of control as defined in the certificate of designations governing Chaparral’s Series B preferred stock, holders of Chaparral’s Series B preferred stock will have the right to require Chaparral to repurchase their shares of Series B preferred stock at 105% of the accreted value of the Series B preferred stock, plus accumulated by unpaid dividends.

Provisions of Delaware law and Chaparral’s charter and bylaws may delay or prevent transactions that would benefit stockholders.

Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws will contain, and the Delaware General Corporation Law contains, provisions that may have the effect of delaying, deferring or preventing a change of control of Chaparral. These provisions, among other things, provide for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent, authorize the board of directors to set the terms of preferred stock and restrict Chaparral’s ability to engage in transactions with holders of 15% or more of its outstanding voting stock.

Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with Chaparral’s board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for Chaparral’s stockholders to benefit from transactions that are opposed by an incumbent board of directors.

Risks Relating to Chaparral’s Common Stock and Status as a Publicly Traded Company

Chaparral’s existing stockholders will own, in the aggregate, more than fifty percent of Chaparral’s common stock, which may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Persons who beneficially own approximately 68% (58% after giving effect to the completion of the merger) of Chaparral’s outstanding common stock will be members of the board of directors following the merger and therefore will be able to control the outcome of most matters requiring a vote by the holders of its common stock, including the election of directors and, therefore, Chaparral’s policies and direction so long as the stock owned by such persons represents more than 50% of Chaparral’s outstanding voting stock. This concentration of voting power could have the effect of delaying or preventing a change of control or discouraging a potential acquirer from attempting to obtain control of Chaparral, which in turn could have a material adverse effect on the market price of Chaparral’s common stock or prevent Chaparral’s stockholders from realizing a premium over the market price for their shares of common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of Chaparral’s common stock, or its securities convertible into or exchangeable for its common stock, which could have an adverse effect on the price of Chaparral’s common stock.

Chaparral may in the future issue additional shares of its common stock or securities convertible or exercisable into or exchangeable for shares of its common stock, which could result in the dilution of the ownership interests of its stockholders. Upon completion of the merger, Chaparral will be authorized to issue 150.0 million shares of common stock and 10.0 million shares of preferred stock with such designations, preferences and rights as determined by Chaparral’s board of directors. Upon consummation of the merger, Chaparral is expected to have outstanding approximately 52.3 million shares of common stock, and 4.4 million shares of preferred stock initially convertible into approximately 9.0 million shares of Chaparral common stock. In addition, Chaparral intends to reserve additional shares for future issuance to employees as restricted stock or stock option awards pursuant to a long-term incentive plan that it intends to implement prior to the consummation of the merger. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of Chaparral’s common stock. Chaparral may also issue additional shares of its common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future issuance of its securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of Chaparral’s common stock, or the perception that sales could occur, could have a material adverse effect on the price of Chaparral’s common stock.

Because Chaparral’s dividend policy and contractual restrictions are expected to limit its ability to pay dividends, Chaparral common stockholders must look solely to stock price appreciation for a return on their investment in Chaparral.

Chaparral does not anticipate paying any cash dividends on its common stock in the foreseeable future. Chaparral currently intends to retain future earnings to fund the development and growth of its business. Any payment of future dividends on Chaparral common stock will be at the discretion of Chaparral’s board of directors and will depend on, among other things, earnings, financial condition, capital requirements, levels of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. The terms of Chaparral’s new secured credit facility, the indentures governing Chaparral’s senior notes and, in some circumstances, the terms of the Chaparral Series A preferred stock and Chaparral Series B preferred stock will limit the payment of dividends on Chaparral common stock. Chaparral common stockholders must rely on sales of their common stock for price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not hold Chaparral common stock.

If the price of Chaparral common stock declines after the completion of the merger, you could lose a significant part of your investment.

The market price of Chaparral common stock could be subject to wide fluctuations in response to a number of factors, most of which Chaparral cannot control, including:

•	the failure of securities analysts to cover Chaparral common stock after the merger or changes in securities analysts’ recommendations and their estimates of Chaparral’s financial performance;

•	the public’s reaction to Chaparral’s press releases, announcements and filings with the SEC;

•	fluctuations in broader stock market prices and volumes, particularly among securities of oil and natural gas exploration and production companies;

•	changes in market valuations of similar companies;

•	additions or departures of key personnel;

•	commencement of or involvement in litigation;

•	announcements by Chaparral or its competitors of strategic alliances, significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

•	variations in Chaparral’s quarterly results of operations or cash flows or those of other oil and natural gas exploration and production companies;

•	risks relating to Chaparral’s business and industry, including those discussed above;

•	strategic actions by Chaparral or its competitors;

•	future issuances and sales of Chaparral stock, including sales by Chaparral management;

•	changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry; and

•	investor perceptions of the investment opportunity associated with Chaparral common stock relative to other investment alternatives.

In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These market fluctuations may also result in a lower price of Chaparral common stock.

There is no existing market for Chaparral common stock, and Chaparral does not know if one will develop to provide you with adequate liquidity. Chaparral’s stock price will fluctuate after this offering, and as a result, you could lose a significant part or all of your investment.

Prior to the completion of the merger, there has not been a public market for Chaparral common stock. Chaparral intends to apply to list its common stock on the NYSE. Chaparral cannot predict the extent to which investor interest in Chaparral will lead to the development of an active trading market for its common stock on the NYSE or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any Chaparral common stock. Consequently, you may not be able to sell shares of Chaparral common stock at prices equal to or greater than the price as of the completion of the merger.

The requirements of being a public company, including compliance with the requirements of the NYSE and the requirements of the Sarbanes-Oxley Act, may strain Chaparral’s resources, increase costs and distract management, and Chaparral may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, Chaparral will need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and requirements of the NYSE, with which Chaparral was not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of Chaparral’s board of directors and management and will increase Chaparral’s costs and expenses. Chaparral may need to:

•	institute a more comprehensive compliance function;

•	prepare and distribute periodic public reports in compliance with obligations under the federal securities laws;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	continue and enhance its investor relations function.

In addition, Chaparral has not had its internal control over financial reporting audited. If, upon audit, material weaknesses in its internal controls over financial reporting are discovered, Chaparral may incur substantial costs to remedy these material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Chaparral’s annual or interim financial statements will not be prevented or detected on a timely basis by its internal controls. Chaparral also expects that being a public company subject to these rules and regulations will require modification of director and officer liability insurance, and Chaparral may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for Chaparral to attract and retain qualified members for the board of directors, particularly to serve on the audit committee, and qualified executive officers.

Chaparral could issue additional preferred stock, which could be entitled to dividend, liquidation and other special rights and preferences not shared by holders of Chaparral common stock or which could have anti-takeover effects.

Chaparral will be authorized to issue up to 10.0 million shares of preferred stock, of which 5,625,000 shares may be issued, in addition to the Chaparral Series A preferred stock and Chaparral Series B preferred stock, from time to time in one or more series as Chaparral’s board of directors may determine. The voting powers, preferences and relative, participation, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Chaparral’s preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations of Chaparral’s second amended and restated certificate of incorporation and Delaware law, Chaparral’s board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participation, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of Chaparral’s preferred stock. The issuance of any such preferred stock could materially adversely affect the rights of holders of Chaparral’s common stock and, therefore, could reduce the value of the Chaparral common stock.

In addition, specific rights granted to future holders of Chaparral preferred stock could be used to restrict Chaparral’s ability to merge with, or sell its assets to, a third party. The ability of Chaparral’s board of directors to issue preferred stock could discourage, delay or prevent a takeover of Chaparral.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties. These statements may relate to, but are not limited to, information or assumptions about the merger, the combined company and attributes thereof, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management’s plans, strategies, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should,” “seek,” “project,” “plan” or similar expressions. Any statement that is not a historical fact is a forward looking statement. It should be understood that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Forward-looking statements may relate to the merger, the combined company and various financial and operational matters, including, among other things:

•	benefits, effects or results of the proposed merger;

•	cost reductions, operating efficiencies or synergies resulting from the proposed merger;

•	operations and results after the proposed merger;

•	integration of operations;

•	timing of the consummation of the proposed merger, Chaparral’s new secured credit facility and the sale of Chaparral Series B preferred stock;

•	tax treatment of the proposed merger;

•	accounting treatment of the proposed merger;

•	costs in connection with the proposed merger;

•	fluctuations in demand or the prices received for oil and natural gas;

•	the amount, nature and timing of capital expenditures;

•	drilling of wells;

•	competition and government regulations;

•	timing and amount of future production of oil and natural gas;

•	costs of exploiting and developing properties and conducting other operations, in the aggregate and on a per unit equivalent basis;

•	increases in proved reserves;

•	operating costs and other expenses;

•	cash flow and anticipated liquidity;

•	estimates of proved reserves;

•	exploitation or property acquisitions; and

•	marketing of oil and natural gas.

These forward-looking statements represent intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of Chaparral’s and Edge’s control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described in this proxy statement/prospectus under “Risk Factors,” as well as the risk factors described in the other documents Edge files with the SEC and incorporates by reference in this proxy statement/prospectus, those factors include:

•	failure to complete the merger;

•	difficulties in integrating the operations of Chaparral and Edge;

•	failure to complete proposed financing transactions, including Chaparral’s new secured credit facility and issuance of Chaparral Series B preferred stock;

•	the significant amount of debt of Chaparral;

•	fluctuations in the value of Edge stock;

•	worldwide demand for oil and natural gas;

•	volatility and declines in oil and natural gas prices;

•	drilling plans (including scheduled and budgeted wells);

•	the number, timing or results of any wells;

•	changes in wells operated and in reserve estimates;

•	future growth and expansion;

•	future exploration;

•	integration of existing and new technologies into operations;

•	future capital expenditures (or funding thereof) and working capital;

•	borrowings and capital resources and liquidity;

•	changes in strategy and business discipline;

•	future tax matters;

•	any loss of key personnel;

•	future seismic data (including timing and results);

•	the plans for timing, interpretation and results of new or existing seismic surveys or seismic data;

•	geopolitical events affecting oil and natural gas prices;

•	outcome, effects or timing of legal proceedings;

•	the effect of litigation and contingencies;

•	the ability to generate additional prospects; and

•

the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date of this proxy statement/prospectus. A description of certain risks relating to the merger and the operations of Chaparral and Edge on a combined basis appears under the heading “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

All subsequent written and oral forward-looking statements attributable to Chaparral, Edge or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Neither Chaparral nor Edge undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require them to do so.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and incorporated into this proxy statement/prospectus by reference.

General Description of the Merger

The merger is structured as an all-stock transaction. Prior to entering into the merger agreement, Chaparral formed a new Delaware limited liability company, Chaparral Exploration. The merger agreement contemplates that Edge will merge with and into Chaparral Exploration, with Chaparral Exploration surviving the merger. In the merger, the holders of Edge common stock will receive 0.2511 shares of Chaparral common stock for each share of Edge common stock they hold. The holders of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock they hold.

Immediately following the consummation of the merger, existing Chaparral common stockholders will own approximately 86 percent of the outstanding common stock of Chaparral and the former Edge common stockholders will own approximately 14 percent of the outstanding common stock of Chaparral, treating all options to acquire Edge common stock as if they have been exercised for Chaparral common stock. Chaparral intends to apply to the NYSE prior to the consummation of the merger to list the Chaparral common stock under the symbol “CPR” and the Chaparral Series A preferred stock under the symbol “CPRPRA.”

Background of the Merger

During 2007, Edge experienced various operational setbacks including disappointing drilling results and downward reserve revisions. Edge believes these events contributed to a decline in the price of Edge’s shares and in turn, adversely affected Edge’s ability to issue equity in the capital markets to fund its projected capital program.

In September 2007, the Edge board of directors held a strategic planning meeting at which it considered how to improve stockholder value. In November 2007, Edge’s board discussed initiating a formal and thorough process by which it could assess strategic alternatives to enhance stockholder value including the possible merger or sale of Edge. In November 2007, management began consulting with Baker Botts L.L.P. (“Baker Botts”), Edge’s outside counsel, about certain legal aspects of this process. At its December 4, 2007 meeting, the Edge board began meeting with potential financial advisors. During this time, Edge began preliminary limited discussions regarding a merger or sale with another oil and gas company.

On December 12, 2007, the Edge board met to continue its discussion of a strategic alternative review process and its interview of potential financial advisors. The Edge board determined to initiate the review of strategic alternatives and selected Merrill Lynch & Co. (“Merrill Lynch”) as its financial advisor to assist it in the review of strategic alternatives and thereafter formally retained that firm. At this meeting, Baker Botts reviewed with the Edge board its fiduciary obligations relating to matters arising from this review process.

On December 18, 2007, Edge publicly announced that it had retained Merrill Lynch to assist the Edge board in its evaluation of, and advise the Edge board regarding, strategic alternatives to enhance stockholder value, including the potential merger or sale of Edge. Subsequent to December 18, 2007, Edge’s management worked with Merrill Lynch to analyze and assess potential strategic alternatives available to Edge, including a review of Edge’s competitive position and its asset base. Edge management provided Merrill Lynch the names of parties that had previously indicated an interest in a transaction with Edge, and Merrill Lynch began to develop a list of possible transaction candidates in the event that Edge determined to pursue a transaction. Management also worked during this time to develop a reduced interim capital budget to be implemented during the strategic alternative review process. This budget was designed to result in Edge’s making capital expenditures in amounts less than its cash flow from operating activities.

On January 29, 2008, the Edge board reviewed with management the interim budget and 2007 financial results and information regarding year-end reserves, which included a downward revision of a portion of Edge’s previous interim estimates of proved reserves. On January 30, 2008, the Edge board met with Merrill Lynch and discussed various potential strategic options, including maintaining the status quo, recapitalizing, selling selected assets, selling or merging Edge, a “going private” transaction and liquidating the company.

On February 4, 2008, the Edge board met with Merrill Lynch. At this meeting, the Edge board concluded that the best route to maximize stockholder value at that time was to focus on an assessment of a potential merger or sale of Edge. Management expressed its belief that such a transaction could provide the best alternative for long-term creation of stockholder value.

On February 7, 2008, Edge publicly announced that it would implement a process to explore a merger or sale of the company. Edge also issued an operational update that included a reduction in the company’s proved reserves from prior estimates. During this period, Edge worked with Merrill Lynch to organize a data room and to conduct a marketing process regarding the potential merger or sale of Edge. As part of the process, Merrill Lynch contacted 49 companies regarding a possible transaction, and Edge management, together with Merrill Lynch, conducted data room presentations for 13 interested parties, including Chaparral. Edge management also had preliminary meetings with four interested parties prior to the deadline for the receipt of proposals, although none of those parties ultimately submitted a proposal. Interested parties that executed confidentiality agreements were provided confidential information regarding Edge and its assets and were supplied with a draft of a form of merger agreement to be used for a transaction.

During the course of its review of strategic alternatives, the Edge board recognized that certain potential transactions that might be proposed by bidders could result in heightened conflicts of interest between the holders of Edge common stock and the holders of the Edge Series A preferred stock. Prior to receiving any proposals, the Edge board formed a special committee that could, if requested by the full board, be in a position to react promptly to consider a proposed transaction on behalf of the holders of the Edge Series A preferred stock. The Edge board determined, however, that the terms of the proposals it later received did not warrant the referral of any of the proposals to that committee.

Edge established April 14, 2008 as a deadline for interested parties to submit a proposal for a transaction with Edge. On that day, Edge received three proposals. Proposals for all-stock merger transactions were received both from Chaparral and from a publicly traded oil and gas company (referred to herein as Company A). A proposal for an equity investment in Edge was made by a private investment firm (referred to herein as Company B).

On April 15, 2008, Edge’s board met with Merrill Lynch and Baker Botts to begin a preliminary review of the three proposals. Company A’s proposal was to acquire Edge through a stock merger by (1) issuing Company A common stock that, based on the closing price on the date of the proposal, indicated a market value of $5.24 per share of Edge common stock, and (2) issuing one share of Company A convertible preferred stock for each share of Edge Series A preferred stock. Company A’s proposed common stock exchange ratio was subject to a “collar” that fixed the dollar value of the Company A stock to be received by Edge’s common stockholders in the event of positive or negative changes in Company A common share prices of greater than 10%. The Company A preferred stock was proposed to be “mirror” preferred stock in that it would have been on substantially the same terms as the Edge Series A preferred stock, after taking into account the proposed common exchange ratio and the effects of the merger.

The Chaparral proposal contemplated issuing (1) Chaparral common stock for Edge common stock with a Chaparral-asserted enterprise value for Edge of $602 million, and (2) one share of a Chaparral “mirror” convertible preferred stock for each share of Edge Series A preferred stock. The Chaparral proposal did not state the value attributable to Chaparral, nor did it specify the portion of Chaparral common stock that was to be owned by Edge common stockholders following the merger. The Chaparral proposal required new loan agreements with its banks and anticipated a structured equity financing concurrent with closing. The Chaparral proposal provided for two Chaparral board seats for current Edge directors.

The Company B proposal was for Company B’s acquisition of 20 million shares of Edge common stock at 103% of a volume weighted average price at the time of announcement of the transaction. This proposal was subject to Company B being granted the option to participate in up to 20% in any and all new wells and projects in which Edge was to have an interest.

The Edge board discussed these proposals with its advisors and asked Merrill Lynch and management to report back to it with additional information and analysis.

Following this meeting, members of Edge management and Merrill Lynch met with Company A’s management and its financial advisors. Merrill Lynch also met with Chaparral and its financial advisors and had discussions with Company B. Chaparral clarified in its meeting with Merrill Lynch that under its proposal, Edge common stockholders would in the aggregate own approximately 13.2% of the combined company.

On April 21, 2008, the Edge board met with its financial and legal advisors to analyze the proposals further. At this meeting Edge’s management also provided information to Edge’s board regarding a scenario in which Edge would continue as an independent company in lieu of any merger or sale.

At that meeting, Merrill Lynch provided the Edge board with a preliminary financial analysis of the proposals. Merrill Lynch noted the difficulty involved in analyzing the Chaparral proposal because Edge had received relatively limited confidential information on Chaparral’s business, reserves, and prospects, and because Chaparral did not have publicly traded common stock. Merrill Lynch also noted that the Company A offer involved less “execution risk” because, among other things: (l) Company A was much further along in its due diligence efforts than the other two companies, (2) Chaparral’s offer required it to obtain new bank financing and possibly the sale of additional structured equity, the terms of both of which were uncertain, and (3) Company A was already publicly traded, which would assist investors in analyzing the transaction and provided the potential to simplify certain aspects of the transaction. Edge board’s view at that time was that the Company A proposal appeared to be superior to the other two proposals and to the option of remaining independent on a stand-alone basis. The Edge board asked Merrill Lynch and management to pursue the Company A proposal, but to seek an increased common stock exchange ratio from Company A.

Thereafter, Merrill Lynch contacted representatives of Company A. On April 23, 2008, Company A agreed to increase the proposed common stock exchange ratio by 3.25%, although a decrease in the market value of Company A’s common stock since the date of its original offer resulted in a decrease in the implied nominal value of Company A’s offer as compared to implied value of the original offer.

Over the next several weeks, representatives of Company A, Edge and their respective advisors conducted due diligence investigations and negotiated a possible merger agreement. During this period, Company A expressed concerns as to the value Edge contributed to the combined enterprise and said it had reduced interest in pursuing a merger. Edge’s board expressed a willingness to reduce the common exchange ratio in order to continue discussions of a possible transaction. No agreement was reached as to an amended common stock exchange ratio; however, the two companies continued negotiations for a period of time. Company A expressed an interest in converting the proposed transaction to a purchase of a limited amount of Edge’s assets rather than a transaction for the entire company. On May 12, 2008, Company A terminated discussions with Edge and withdrew from Edge’s strategic alternative review process.

On May 12, 2008, Edge’s management reviewed these developments with the Edge board. The Edge board asked Merrill Lynch to reinitiate contact with Chaparral and with other parties that had expressed interest during the strategic review process but had not previously submitted a proposal.

On May 15, 2008, Edge’s management and Merrill Lynch met with Chaparral and its financial advisors at Chaparral’s offices and received a detailed overview of Chaparral’s business and discussed a possible merger of the companies.

On May 20, 2008, Edge’s management and Merrill Lynch reported to the Edge board regarding their meetings with Chaparral. Merrill Lynch provided a preliminary analysis of the Chaparral proposal and management reported on its preliminary due diligence findings regarding Chaparral. Merrill Lynch also reported on its discussions with other parties that had previously expressed an interest in Edge, noting that none of those parties intended to make a proposal. The Edge board determined to explore further a transaction with Chaparral and asked Edge’s management and Merrill Lynch to request a presentation from Chaparral to the Edge board and to continue their respective due diligence reviews and analyses of Chaparral.

On May 28, 2008, Chaparral’s management, Chaparral’s financial advisors (SunTrust Robinson Humphrey and RBS Greenwich Capital), and Chaparral’s outside counsel (McAfee & Taft A Professional Corporation), met with Edge’s board, Edge’s management, Merrill Lynch and Baker Botts. Chaparral’s management gave a presentation regarding Chaparral and engaged in a discussion with the Edge board regarding Chaparral and a possible transaction. After Chaparral and its advisors left the meeting, Merrill Lynch made a presentation to the Edge board, providing an analysis of Chaparral and its proposal. Management also updated the Edge board on its due diligence findings. The Edge board asked Merrill Lynch and Edge management to pursue a possible transaction with Chaparral and to negotiate toward an increased common stock exchange rate that would result in Edge common stockholders receiving greater than the 13.2% of the combined company’s common stock that had been proposed by Chaparral. Subsequent to this meeting, Edge and Chaparral agreed to work toward a possible merger in which Edge’s common stockholders would own approximately 16% of the combined company.

Over the next seven weeks, representatives of the parties and their respective advisors conducted due diligence investigations regarding the other. The parties also negotiated the merger agreement. The Edge board held several update calls at which management and Edge’s advisors reported on the progress of the transaction and of Edge’s due diligence investigation. During this period, Chaparral negotiated the terms of a debt financing commitment with a group of banks under which Chaparral expected to refinance the existing bank debt of both it and Edge following the merger. On June 24, 2008, Chaparral received a commitment letter from a group of banks led by JPMorgan providing for such financing on the terms and subject to the conditions set forth in the commitment letter. Also during this period, Chaparral explored with various parties a possible investment in a new series of Chaparral preferred stock that would provide capital to the combined company following the merger.

In connection with discussions regarding financing, the parties discussed the status of Edge’s scheduled June 30 borrowing base redetermination by Edge’s banks under its revolving credit facility. Edge’s management met with members of its bank group on June 18, 2008. Subsequently, on July 11, 2008, Edge entered into an agreement with its bank group whereby the June 30, 2008 borrowing base redetermination would be deferred until October 31, 2008, subject to the completion of specified milestones relating to the merger with Chaparral.

On June 26, 2008, the parties met by phone to discuss Edge’s business reserves and operations. The parties discussed Edge’s reserves and year-to-date operations and those for the second half of 2008. Edge noted the expected negative impact on its operational results of the decreased capital spending set forth in Edge’s interim operational budget. Representatives of Chaparral expressed concerns during this meeting about Edge’s reserves and operational results.

On June 30, 2008, the Edge board held a call with Edge management, Merrill Lynch and Baker Botts. The Edge board received an update of the progress of the transaction, the Chaparral financing and the merger agreement.

Later that day, Chaparral’s financial advisors contacted Merrill Lynch to propose a revised offer whereby Edge’s common stockholders would own 12.25% of the combined company. Chaparral’s financial advisors cited, among other things, Chaparral’s view of Edge’s reserves, production and net equity value as reasons for the proposed reduction in Edge’s common stockholders’ relative interest in the combined company.

On July 2, 2008, Edge’s board discussed Chaparral’s revised proposal. Merrill Lynch reviewed with the Edge board a preliminary analysis of this revised proposal. The Edge board authorized Mr. John W. Elias, Chairman of the Board, President and Chief Executive Officer of Edge, to negotiate with Chaparral regarding a revised common exchange ratio, but with a limit of no less than 15% ownership of the combined entity by Edge’s common stockholders following the merger. That evening Mr. Elias and another Edge officer met with Mr. Mark A. Fischer, Chairman of the Board, Chief Executive Officer and President of Chaparral, and Chaparral’s management team in Chaparral’s offices. The parties discussed Edge’s reserves and operational results, as well as outstanding items under the merger agreement. This meeting continued on July 3 and included a call with the parties’ respective outside counsel during which substantially all remaining issues on the merger agreement were resolved. Mr. Elias and Mr. Fischer then met and agreed to recommend to their respective boards of directors a merger in which Edge’s common stockholders would receive 14% of the common stock of the combined company following the merger.

On July 4, 2008, Edge’s board met with its financial and legal advisors. Mr. Elias reported on his meetings with Chaparral. The Edge board determined to continue pursuit of a merger with Chaparral whereby Edge common stockholders would own 14% of the combined company’s common stock.

During the following ten days, Chaparral worked to finalize its arrangements regarding the Chaparral Series B preferred stock and the debt financing commitment letter from its bank group and the parties completed their negotiations on the merger agreement and it and the related documents were executed by Chaparral. During this period, Chaparral received the consents of its board of directors and stockholders necessary for it to consummate the merger.

On July 14, 2008, Edge’s board met to consider the proposed merger. Merrill Lynch and Edge’s management reviewed the proposed transaction. The Edge board received an update on the negotiations with Chaparral, the due diligence process and Chaparral’s financing efforts. Merrill Lynch reviewed the financial terms of the proposed merger and presented certain financial analyses with respect to the merger. The Edge board adjourned its meeting to allow Edge’s management, Baker Botts and Merrill Lynch to meet telephonically with Chaparral and its advisors with respect to the status and terms of the Chaparral Series B preferred stock financing. Thereafter the Edge board meeting resumed, and Edge management reported the results of the call, noting that the negotiations and terms of this financing were substantially complete. Baker Botts reviewed with the Edge board the terms of the proposed merger agreement and the fiduciary obligations of the board relating to the merger. Merrill Lynch delivered its oral opinion (which was subsequently confirmed in writing) to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the common exchange ratio was fair from a financial point of view to the holders of shares of Edge common stock other than Chaparral, Chaparral Exploration and their respective subsidiaries. Edge’s board unanimously determined that the merger agreement and the merger were advisable and in the best interest of stockholders, approved the merger agreement and voted to recommend that the holders of Edge’s common stock adopt the merger agreement.

Following the Edge board meeting, the merger agreement and related documents were finalized and that evening the parties signed the merger agreement.

On July 15, 2008, prior to the opening of trading on NASDAQ, Edge and Chaparral issued a joint press release announcing the proposed merger.

Reasons for the Recommendation of Edge’s Board of Directors

The Edge board of directors, at a special meeting held on July 14, 2008, unanimously:

•	determined that the merger agreement and the merger were advisable and in the best interests of Edge’s stockholders;

•	approved the merger agreement; and

•	voted to recommend that Edge’s common stockholders vote in favor of the adoption of the merger agreement.

In reaching its determination to recommend the adoption of the merger agreement, the Edge board of directors consulted with management as well as Merrill Lynch, Edge’s financial advisor, and Edge’s legal counsel. Edge’s board of directors also considered various material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by Edge’s board of directors. In view of the wide variety of factors considered in connection with the merger, the Edge board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Edge board of directors may have given different weight to different factors. The Edge board of directors considered this information and these factors, as a whole and, overall, considered the relevant information and factors to be favorable to, and in support of, its recommendation.

The Edge board of directors considered the following factors as generally supporting its decision to recommend that Edge’s common stockholders approve the adoption of the merger agreement:

•

The fact that Edge had explored a variety of strategic alternatives over an extended period of time pursuant to a publicly announced plan, the thoroughness of the process for exploring and reviewing these alternatives, including consideration of alternative transactions with other third parties, and the Edge board’s view, supported by discussions with Edge’s financial advisor, that additional consideration of pending offers by third parties would not likely result in an acquisition proposal that would be superior for Edge’s stockholders.

•

The potential stockholder value that might result from other alternatives available to Edge, including the alternative of remaining as an independent public company, considering, in particular, the potential for Edge stockholders to share in any future earnings growth of the company and continued costs, risks and uncertainties associated with continuing to operate as a public company, including the need for additional financing, risk of employee attrition, difficulty in accessing capital markets and risks associated with its operations.

•	The Edge board’s familiarity with, and understanding of, Edge’s business, assets, financial condition, results of operations, current business strategy and prospects.

•

The reports of management and Edge’s financial advisor regarding their due diligence review of Chaparral’s business, assets, financial condition, results of operations, business strategy and prospects, the potential for the merger to be accretive in value to the common stockholders of Edge and Edge’s management’s support of the proposed merger.

•

That because the merger consideration is payable in the form of Chaparral stock, Edge stockholders will have the opportunity to participate in the combined post-merger company. In that regard, the Edge board understood that the volatility of prices for oil and gas and general stock market conditions and other factors will cause the merger consideration to fluctuate, perhaps significantly, but was of the view that on a long-term basis it would be desirable for Edge stockholders to have an opportunity to retain a continuing investment in the combined post-merger company, particularly in light of Chaparral’s:

•	significantly longer-lived asset base than Edge’s, which is expected to lead to relatively more predictable production and cash flows over a longer time period than Edge’s asset base;

•	greater relative exposure to oil prices, which have experienced historical record levels in recent months, than to natural gas and natural gas liquids prices;

•	established position in multiple core oil and natural gas producing areas;

•	enhanced access to capital relative to Edge;

•	larger, more diverse asset base than Edge’s;

•	ability to enhance acquired properties, including through the injection of CO2 and polymers, to increase their production rates and economic value; and

•	proven, experienced management team with a track record of growing reserves and production significantly.

•

The Edge board’s understanding and Merrill Lynch’s and management’s review of overall market conditions, including then-current and prospective commodity prices and the trading prices of Edge common stock relative to other exploration and production companies with similar reserve profiles and market capitalizations.

•

The Edge board’s belief, supported by information provided by Edge’s financial advisor, that there may be potential for Edge stockholders to realize additional value over time through appreciation of Chaparral stock.

•

The Edge board’s expectation, supported by a commitment letter from certain lenders and after consultation with Edge’s financial advisor, that Chaparral will be able to obtain the necessary debt financing to refinance Chaparral’s and Edge’s outstanding bank borrowings at the closing of the merger.

•

The Edge board’s expectation, supported by an executed stock purchase agreement with an institutional investor, that Chaparral will be able to improve its liquidity by completing a private placement of the Chaparral Series B preferred stock concurrent with the closing of the merger.

•

The financial analysis of Merrill Lynch, Edge’s financial advisor, presented to the Edge board at various meetings of the Edge board including on July 14, 2008 and the oral opinion of Merrill Lynch on that date (subsequently confirmed in its written opinion dated July 14, 2008, the date on which the merger agreement was executed and delivered) to the Edge board that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the common exchange ratio was fair from a financial point of view to the holders of shares of Edge common stock other than Chaparral, Chaparral Exploration and their respective subsidiaries, as more fully described below under the caption “—Opinion of Merrill Lynch to the Edge Board of Directors.” The full text of the opinion of Merrill Lynch, setting forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with such opinion, is attached as Annex B to this proxy statement/prospectus.

•

The fact that following the completion of the merger the Chaparral board of directors will consist of at least two former Edge directors, which the Edge board believed will provide the Chaparral board of directors with a greater level of knowledge regarding Edge’s operations and thereby provide a greater level of stability regarding those operations as they become part of Chaparral’s business.

•

The review by the Edge board with Edge’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the Edge board’s evaluation of the likely time period necessary to close the transaction. The Edge board also considered the following specific aspects of the merger agreement:

•	The fact that the merger agreement provides for a fixed exchange ratio of Edge common shares for Chaparral common shares regardless of any change in the market value of Edge common stock or in the implied value per share of Chaparral common stock between the execution of the merger agreement and closing of the merger. Although Edge’s common stockholders will not receive additional consideration if the value per share of Chaparral common stock is lower at the time of closing than prior to the execution of the merger agreement and will in that event receive lesser value, Edge’s common stockholders will receive the benefit of any increase in value of Chaparral common stock during that time period.

•	The Edge board’s expectation that Edge’s common stockholders will receive their merger consideration tax-free (see “Material U.S. Federal Income Tax Consequences of the Merger”).

•

The limited nature of the closing conditions included in the merger agreement and the market, industry-related and other exceptions to the events that would constitute a material adverse effect on Edge for purposes of the agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the merger.

•

Edge’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the Edge board of directors determines in good faith (after consultation with outside counsel and a financial advisor) that such proposal constitutes or reasonably could be expected to lead to a “superior proposal.”

•

Edge’s right to terminate the merger agreement if its board of directors has effected or authorized a change in its recommendation to its common stockholders in favor of adoption of the merger agreement or if its board of directors has enacted a resolution authorizing Edge to enter into a binding definitive agreement in respect of a superior proposal, subject to certain conditions and payment of a termination fee to Chaparral.

•	The merger agreement’s $25 million limitation on Edge’s potential liability to Chaparral for all losses or damages suffered by Chaparral.

•	The requirement that Edge common stockholder approval be obtained as a condition to consummation of the merger.

In the course of its deliberations, the Edge board also considered a variety of risks and other potentially negative factors, including the following:

•

Because the merger agreement provides for a fixed exchange ratio of Edge common shares for Chaparral common shares regardless of any change in the value of Edge common stock or Chaparral common stock between the execution of the merger agreement and closing of the merger, the value received by holders of Edge common stock pursuant to the merger could be materially less than the value as of the date of the merger agreement.

•

The fact that Chaparral’s common stock is not publicly traded, and therefore there is no reference point in the public equity markets for an assessment of Chaparral’s value or the relative value ascribed to Edge’s common stock based on the common exchange ratio.

•

The fact that after the completion of the merger Chaparral will be highly leveraged and therefore may trade at a discount relative to other exploration and production companies of a similar size and with similar reserve profiles.

•	The interests of certain of Edge’s officers and directors described under “—Interests of Edge Directors and Executive Officers in the Merger.”

•

The restrictions on the conduct of Edge’s business prior to completion of the merger, requiring Edge to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Edge from undertaking business opportunities that may arise pending completion of the merger.

•

That it is possible that Chaparral may not be able to consummate the necessary debt financing to refinance Chaparral’s and Edge’s outstanding bank debt in order to complete the merger, and Chaparral may not be able to consummate the sale of the Chaparral Series B preferred stock.

•

That, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger may not be completed even if approved by Edge’s stockholders.

•

That Edge must pay to Chaparral a termination fee of $15 million if the merger agreement is terminated under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to Edge stockholders.

•

That Chaparral may terminate the merger agreement upon payment of a $15 million fee if all conditions to the completion of the merger have been satisfied or waived but the merger has not been completed because of a failure to obtain and consummate Chaparral’s debt financing, subject to certain conditions.

•	The merger agreement’s $25 million limitation on Chaparral’s potential liability to Edge for all losses or damages suffered by Edge.

•

Risks of the type and nature described under “Risk Factors,” including the risks associated with the operations and financial position of Chaparral and the combined company following the completion of the merger.

The Edge board of directors considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the merger agreement.

The Edge board of directors unanimously recommends that Edge’s stockholders vote FOR the proposal to adopt of the merger agreement.

Financial Forecasts

During the course of discussions between Chaparral and Edge, the companies provided their respective financial advisors and each other selected, non-public financial forecasts prepared by the companies’ respective managements, including those prepared by the companies as part of their internal capital expenditure budgeting and planning process for the last nine months of 2008. Edge generally makes public only very limited information as to future performance and does not as a matter of course provide specific or detailed information as to earnings or performance over an extended period. Chaparral has provided public guidance as to its expected production and capital expenditures for 2008. The forecast amounts set forth below are included in this proxy statement/prospectus only because this information was exchanged between Chaparral and Edge and provided to the respective financial advisors of Chaparral and Edge in connection with the proposed merger.

The forecast amounts provided were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The forecast amounts do not purport to present operations in accordance with GAAP, and the parties’ respective independent auditors have not examined or compiled the forecast amounts and accordingly assume no responsibility for them. The internal forecasts are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and therefore are susceptible to interpretations and periodic revision based on actual experience and business developments.

The forecast amounts reflect realized oil and natural gas prices of Chaparral and Edge through April 2008 and agreed-upon consensus benchmark commodity prices of $94.38 per Bbl of oil and $9.14 per Mcf of natural gas for the remainder of 2008. The forecast amounts also reflect numerous assumptions made by management, including assumptions with respect to commodity prices, general business, economic, market and financial conditions, effective tax rates and interest rates, drilling success rates, the anticipated amount of borrowings, the impact of executing additional oil and gas derivative instruments, if any, the impact of early settlement of oil and gas derivative instruments, if any, cost and timing of availability of oilfield services and equipment, actions by joint participants in wells and other matters, all of which are difficult to predict and many of which are beyond Chaparral’s and Edge’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. As a result, actual results may be materially greater or less than those set forth below. See “Cautionary Information Regarding Forward-Looking Statements” beginning on page 43 and “Risk Factors” beginning on page 24 for other risks and factors that could cause the projections or underlying assumptions to be inaccurate. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

EXCEPT TO THE EXTENT REQUIRED BY LAW, NONE OF CHAPARRAL, EDGE OR THEIR RESPECTIVE OFFICERS OR DIRECTORS INTEND TO UPDATE OR REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT SOME OR ALL OF THE ASSUMPTIONS ARE SHOWN TO BE INACCURATE OR ERRONEOUS.

Chaparral’s Forecasts

Chaparral reaffirmed to Merrill Lynch and Edge its prior 2008 guidance, based on expected average production of 118 to 123 MMcfe per day, with capital expenditures for oil and natural gas properties of $269 million. Chaparral also reaffirmed to Merrill Lynch and Edge its expected lease operating expenses of $2.55 to $2.60 per Mcfe and general and administrative expenses of $0.52 to $0.56 per Mcfe in 2008. Chaparral also provided Merrill Lynch and Edge with information regarding the commodity price derivative instruments to which Chaparral was a party as of May 31, 2008, which were substantially similar in the aggregate to the derivative instruments to which Chaparral was a party as of June 30, 2008, as described under “Chaparral Quantitative and Qualitative Disclosure Regarding Market Risk—Oil and Natural Gas Prices” beginning on page 139.

Edge’s Forecasts

A summary of the forecasts Edge provided to its financial advisor, Chaparral and Chaparral’s financial advisor with respect to the last three quarters of 2008 is provided below.

	2008
($ Millions)	2Q	3Q	4Q	9 Months
Revenue	$22.9	$35.7	$33.7	$92.3
Adjusted EBITDA(1)	$21.9	$21.9	$20.1	$63.9
Net Loss	$(10.6)	$(2.1)	$(2.0)	$(14.7)
Capital Expenditures	$15.1	$13.8	$15.0	$43.9

(1)	Edge defines EBITDA as net income (loss) to common equity before cumulative effect of accounting change, net interest expense and amortization of deferred loan costs (net of interest income and amounts capitalized), income tax expense, depletion, depreciation and amortization and accretion expense. Edge defines Adjusted EBITDA as EBITDA exclusive of unrealized derivative (gains)/losses.

EBITDA is a financial measure commonly used in the oil and natural gas industry, but is not defined under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income, this measure may vary among companies. The EBITDA data presented above may not be comparable to a similarly titled measure of other companies. Edge management believes that EBITDA is a meaningful measure to investors and provides additional information about Edge’s ability to meet its future liquidity requirements for debt service, capital expenditures and working capital. In addition, Edge management believes that EBITDA is a useful comparative measure of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion (straight-line, accelerated, units of production) method, which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, Edge management believes that EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because it excludes these elements.

In connection with preparing the forecast amounts, Edge management made a number of assumptions regarding the period from April 1 through December 31, 2008, including:

•	drilling of 18 to 22 wells; and

•	daily production in the range of 47 to 49 MMcfe.

The forecasts also were based on assumptions regarding the use of the full-cost method of accounting for oil and gas producing activities, effective tax rates and interest rates, the timing of Edge’s drilling plan, drilling success rates, costs associated with new leases and lease renewals, costs associated with acquisition of seismic data and other geological and geophysical items, the cost and timing of availability of oilfield services and equipment, including recompletions, plugging and abandonment, compression and artificial lift and facility upgrades, actions by joint participants in wells and other matters, including those described above under “Financial Forecasts.”

The inclusion of Edge’s financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Edge or its representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. The management of Edge has prepared from time to time in the past, and will continue to prepare in the future, internal financial forecasts that reflect various estimates and assumptions that change from time to time. Accordingly, the forecasts used in conjunction with the proposed merger may differ from these other forecasts.

Opinion of Merrill Lynch to the Edge Board of Directors

Edge engaged Merrill Lynch on December 18, 2007 to assist the Board in its evaluation of various strategic options and alternatives that may be available to Edge. On February 7, 2008, Edge announced its intention to implement a process to explore a potential merger or sale of Edge. Following this announcement, Merrill Lynch and Edge management conducted an extensive marketing process, and Edge eventually entered into an agreement and plan of merger with a subsidiary of Chaparral. On July 14, 2008 Merrill Lynch delivered its oral opinion to the Edge board of directors, and subsequently confirmed in writing that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the common exchange ratio was fair from a financial point of view to the holders of shares of Edge common stock other than Chaparral, Chaparral Exploration and their respective subsidiaries.

The full text of the Merrill Lynch opinion, dated July 14, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Merrill Lynch in rendering its opinion is, with Merrill Lynch’s consent attached as Annex B to this proxy statement/prospectus and is incorporated in this document by reference. The summary of the Merrill Lynch opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Edge stockholders are urged to read the Merrill Lynch opinion carefully and in its entirety.

Merrill Lynch’s opinion was provided to the Edge board of directors for its use and benefit in connection with its consideration of the merger and relates solely to the fairness, from a financial point of view, of the common exchange ratio to the common stockholders of Edge. The Merrill Lynch opinion does not constitute a recommendation to any holder of Edge common stock as to how such holder should vote on the merger. Merrill Lynch’s opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Edge nor does it address the underlying business decision of Edge to engage in the merger. In addition, Merrill Lynch’s opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Edge, other than the holders of Edge common stock. Merrill Lynch’s opinion and its presentation to the Edge board of directors were among many factors taken into consideration by the Edge board of directors in approving the merger agreement and making its recommendation regarding the merger.

In arriving at its opinion, Merrill Lynch, among other things:

•

reviewed certain publicly available business and financial information relating to Edge and Chaparral, including Annual Reports on Form 10-K and Form 10-K/A and related audited financial statements for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 and a quarterly report on Form 10-Q for quarter ended March 31, 2008;

•

reviewed certain estimates of Edge’s oil and natural gas reserves, including (i) estimates of proved reserves prepared by Edge’s independent engineering firms as of December 31, 2007, and (ii) estimates of non-proved reserves prepared by the management and staff of Edge as of March 31, 2008;

•

reviewed certain estimates of Chaparral’s oil and natural gas reserves, including (i) estimates of proved reserves prepared by Chaparral’s independent engineering firms as of December 31, 2007, and (ii) estimates of non-proved reserves prepared by the management and staff of Chaparral as of December 31, 2007;

•

discussed the current operations and prospects of Chaparral with the managements and staffs of Edge and Chaparral, and discussed the current operations and prospects of Edge with the management and staff of Edge;

•

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Edge and Chaparral, furnished to Merrill Lynch by Edge and Chaparral, respectively;

•	reviewed the historical market prices and trading history of the shares of Edge common stock;

•	reviewed the market prices and valuation multiples for the shares of Edge common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Edge, Chaparral and their respective financial and legal advisors;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	reviewed the potential pro forma impact of the merger;

•	reviewed a draft dated July 14, 2008 of the merger agreement;

•	reviewed a draft dated July 14, 2008 of the Stock Purchase Agreement (“Stock Purchase Agreement”) relating to an offering of Chaparral Series B preferred stock (the “Equity Offering”);

•

reviewed drafts of the term sheet and commitment letter, each dated June 24, 2008, of J.P. Morgan Securities, Inc. (together, the “Commitment Papers”) relating to Chaparral’s new secured credit facility; and

•

reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In connection with its opinion, Merrill Lynch assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Edge and Chaparral. With respect to projected financial and operating data, Merrill Lynch assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Edge and Chaparral, respectively, relating to the future financial and operational performance of each company. With respect to the estimates of oil and natural gas reserves, Merrill Lynch assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the managements and staffs of Edge and Chaparral (and related third party engineering firms, as applicable) relating to the oil and natural gas properties of Edge and Chaparral, respectively. Merrill Lynch did not make an independent evaluation or appraisal of the assets or liabilities of Edge or Chaparral, nor, except for the estimates of oil and natural gas reserves referred to above, was Merrill Lynch furnished with any such evaluations or appraisals. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of Edge or Chaparral. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement. Merrill Lynch also assumed that the Equity Offering will be consummated in accordance with the terms set forth in the Stock Purchase Agreement and that the new secured credit facility will be entered into in accordance with the terms set forth in the Commitment Papers.

Merrill Lynch’s opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets as they existed and could be evaluated on the date of its opinion and the conditions and prospects, financial and otherwise, of Edge and Chaparral as they were represented to Merrill Lynch as of the date of its opinion or as they were reflected in the materials and discussions described in Merrill Lynch’s opinion.

The following is a summary of the financial analyses performed by Merrill Lynch in connection with the preparation of its opinion dated July 14, 2008 and presented to the Edge board of directors on that date. This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of these financial analyses performed by Merrill Lynch.

Discounted Cash Flow Analysis

Merrill Lynch conducted a discounted cash flow analysis for proved and non-proved reserves for the purpose of determining equity reference value ranges of Edge and Chaparral. Merrill Lynch calculated the net present value of estimates of future after-tax cash flows of Edge’s and Chaparral’s respective oil and natural gas assets based on the reserve estimates for Edge and for Chaparral referred to above.

Merrill Lynch evaluated five scenarios in which the principal variables were oil and natural gas prices. The five pricing scenarios—Pricing Case I, Pricing Case II, Pricing Case III, Strip Pricing Case Escalated, and Strip Pricing Case Flat—were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub natural gas. The Strip Pricing Cases were based upon the average of oil and natural gas futures contract prices quoted on the NYMEX. Benchmark prices for Pricing Cases I, II and III were projected to be $80.00, $90.00 and $100.00 per barrel of oil and $7.50, $8.50 and $9.50 per million British thermal unit for gas, respectively, in 2009 and were escalated annually following 2010 at the rate of 3%. All pricing cases for the fiscal year ended 2008 reflected strip pricing for the remainder on 2008 blended with actual prices from January 1, 2008 through July 9, 2008. The Strip Pricing Case Escalated was escalated annually following the year 2012 for oil and natural gas at the rate of 3%. Merrill Lynch applied appropriate quality, transportation, contract and index adjustments to these benchmarks.

References to oil and natural gas “equivalents” are for purposes of comparing quantities of oil with quantities of natural gas or to express these different commodities in a common unit. The term “Mcf” means thousand cubic feet. The term “Bbl” means barrel. In calculating Mcf and Bbl equivalents, Merrill Lynch used a generally recognized standard in which one Bbl is equal to six Mcf. The term “Mcfe” means thousand cubic feet equivalent of natural gas, calculated by converting Bbl of oil to equivalent Mcf using the six Mcf to one Bbl ratio.

Applying various after-tax discount rates, ranging from 8.0% to 40.0% depending on reserve category, to the after-tax cash flows, assuming a carry-over of existing tax positions, adjusting for other assets and liabilities, hedging, Edge Series A preferred stock, long-term debt and net working capital for Edge and Chaparral, Merrill Lynch calculated the following equity reference value ranges for each pricing case:

	Strip Pricing Case (Escalated)	Strip Pricing Case (Flat)	Pricing Case I	Pricing Case II	Pricing Case III
Edge Equity Reference Value Range (in millions)	$292 – $411	$277 – $389	$94 – $174	$152 – $247	$214 – $309

Chaparral Equity Reference Value Range (in millions)	$2,087 –$2,526	$1,757 –$2,118	$581 –$898	$961 –$1,313	$1,334 –$1,749

These equity reference value ranges were then used to derive the implied ownership ratio ranges shown in the table below. The low end of the implied ownership percentage range is calculated by dividing the low end of the Edge equity reference value range by the sum of the high end of the Chaparral equity reference value range plus the low end of the Edge equity reference value range. The high end of the implied ownership percentage range is calculated by dividing the high end of the Edge equity reference value range by the sum of the low end of the Chaparral equity reference value range plus the high end of the Edge equity reference value range.

	Strip Pricing Case (Escalated)	Strip Pricing Case (Flat)	Pricing Case I	Pricing Case II	Pricing Case III

Implied Ownership Percentage Range	10.4% –16.5%	11.6% –18.1%	9.5% –23.0%	10.4% –20.4%	10.9% –18.8%

Merrill Lynch noted the proposed ownership percentage for Edge common stockholders of 14.0% of the combined entity falls within the range in all cases.

Property Transactions Analysis

Merrill Lynch reviewed selected publicly available information for 185 oil and gas property transactions announced between January 2005 and July 2008 in the South Texas, Gulf Coast, Permian, Mid-Continent, East Texas / North Louisiana and Rockies regions of the United States. Based on a review of the purchase price multiples of proved reserves for the acquired assets in each transaction, Merrill Lynch selected appropriate benchmark multiples for Edge’s and Chaparral’s corresponding proved reserve figures to yield enterprise reference value ranges for Edge’s and Chaparral’s proved reserves. The number of transactions per region and the maximum, mean, median and minimum implied multiples for these transactions are set forth in the following tables together with certain benchmark multiples chosen by Merrill Lynch based on a review of these implied multiples.

Merrill Lynch determined that the following property transactions were relevant to an evaluation of Edge and Chaparral:

	South Texas	Gulf Coast	Permian	Mid- Continent	East Texas / North LA	Rockies
Number of Transactions	14	38	39	40	24	30
Purchase Price of Reserves / Proved Reserves ($/Mcfe)
Maximum	$5.71	$6.60	$6.85	$5.72	$3.28	$7.27
Mean	$3.10	$2.74	$2.20	$2.40	$2.14	$2.79
Median	$3.04	$2.47	$2.05	$2.29	$2.18	$2.48
Minimum	$1.84	$0.20	$0.22	$0.33	$1.13	$0.76
Selected Benchmark Multiples ($/Mcfe)	$2.75 – $3.50	$2.75 – $3.25	$2.25 – $2.75	$2.25 – $3.00	$2.75 – $3.25	$2.50 – $3.00

Merrill Lynch multiplied the benchmark multiples set forth above by Edge’s and Chaparral’s respective proved reserve figures and, after adjusting for other assets and liabilities, determined enterprise reference value ranges of $424 million to $559 million for Edge and $1,841 million to $2,622 million for Chaparral. Merrill Lynch adjusted the enterprise reference value ranges for long-term debt, Edge Series A preferred stock, and net working capital for Edge and Chaparral to calculate equity reference value ranges of $56 million to $191 million for Edge and $717 million to $1,497 million for Chaparral.

These equity reference value ranges were then used to derive the implied ownership percentage range of 3.6% to 21.0%. Merrill Lynch noted the proposed ownership percentage for Edge common stockholders of 14.0% of the combined entity falls within the range of this analysis.

Company Transaction Analysis

Merrill Lynch reviewed selected publicly available information on 23 company acquisition transactions and offers for control that Merrill Lynch deemed appropriate for Edge and Chaparral, involving companies in the oil and gas exploration and production industry that were announced between February 2004 and April 2008.

Using publicly available information, Merrill Lynch calculated purchase price of equity multiples of current year’s and next year’s estimated discretionary cash flow (“DsCF”) and total investment, which Merrill Lynch defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, current year’s and next year’s estimated earnings before interest, taxes, depreciation, depletion and amortization and exploration expense (“EBITDE”). Merrill Lynch also calculated the implied purchase price of reserves, which Merrill Lynch defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value. In each case, estimated discretionary cash flow and EBITDE were based on Wall Street consensus estimates and proved reserves and were based on the target company’s public disclosures.

Merrill Lynch determined that the following company acquisition transactions were relevant to an evaluation of Edge and Chaparral:

Acquirer or Bidder for Control	Target	Date of Announcement
Stone Energy	Bois d’Arc Energy	April 30, 2008
Plains Exploration and Production	Pogo Producing Company	July 17, 2007
Forest Oil Corporation	Houston Exploration Company	January 7, 2007
Woodside Petroleum, Ltd.	Energy Partners, Ltd.	August 28, 2006
Anadarko Petroleum	Kerr-McGee	June 23, 2006
Anadarko Petroleum	Western Gas Resources	June 23, 2006
Energy Partners, Ltd,	Stone Energy	May 25, 2006
Plains Exploration and Production	Stone Energy	April 24, 2006
Petrohawk Energy	KCS Energy	April 21, 2006
Helix Energy Solutions	Remington Oil and Gas Corporation	January 23, 2006
Occidental Petroleum Corporation	Vintage Petroleum, Inc.	October 13, 2005
Norsk Hydro ASA	Spinnaker Exploration Company	September 19, 2005
Mariner Energy	Forest Oil	September 12, 2005
Petrohawk Energy Corporation	Mission Resources Corporation	April 4, 2005
Cimarex Energy Co.	Magnum Hunter Resources, Inc.	January 26, 2005
Noble Energy, Inc.	Patina Oil & Gas Corporation	December 16, 2004
Petro-Canada	Prima Energy Corporation	June 9, 2004
Forest Oil Corporation	Wiser Oil Company	May 24, 2004
Pioneer Natural Resources Company	Evergreen Resources, Inc.	May 4, 2004
EnCana Corporation	Tom Brown, Inc.	April 15, 2004
Kerr-McGee Corporation	Westport Resources Corporation	April 7, 2004
Plains Exploration & Production Company	Nuevo Energy Company	February 12, 2004
Whiting Petroleum Company	Equity Oil	February 2, 2004

The mean and median implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Merrill Lynch based on a review of the implied multiples in the selected transactions.

	Implied Multiples		Edge Selected Benchmark Ranges	Chaparral Selected Benchmark Ranges
	Mean	Median
Purchase Price / Current Year’s Estimated DsCF	5.8x	5.1x	3.5 –5.0x	4.5 – 6.5x
Purchase Price / Next Year’s Estimated DsCF	5.4x	4.6x	3.5 – 4.5x	4.5 – 6.5x
Total Investment / Current Year’s Estimated EBITDE	6.2x	5.8x	4.0 – 5.5x	5.0 – 7.0x
Total Investment / Next Year’s Estimated EBITDE	5.6x	5.7x	4.0 – 5.0x	4.5 – 6.5x
Implied Purchase Price of Reserves / Proved Reserves ($/Mcfe)	$2.97	$2.85	$2.75 – 3.50	$2.50 – 3.25

Merrill Lynch applied the benchmark multiples to Edge’s and Chaparral’s current year’s and next year’s estimated DsCF, earnings before interest expense, taxes, depreciation and exploration expenses (also referred to as “EBITDE”) and proved reserves and adjusted for long-term debt, Edge Series A preferred stock, and net working capital, where appropriate, to determine enterprise reference value ranges for Edge and Chaparral.

Merrill Lynch also performed a premium analysis for the same universe of company acquisition transactions and offers for control, which compared the offer price per target company share with the target company’s share price measured one day, 30 days and 60 days prior to the public announcement of the transaction or offer for control. The mean and median premiums (which Merrill Lynch defined for the purposes of this analysis as excess of offer price over target company’s stock price stated as a percentage above the target company’s stock price), together with benchmark premium ranges selected by Merrill Lynch based on a review of the implied premiums for these periods, were as follows:

	Implied Premiums		Selected
	Mean	Median	Benchmark Ranges
One Day Prior	17.0%	18.9%	10% – 20%
30 Days Prior	19.7%	18.4%	15% – 25%
60 Days Prior	26.4%	23.6%	15% – 25%

Merrill Lynch applied the range of benchmark premiums to the corresponding stock prices of Edge for the periods of one day, 30 days and 60 days prior to July 9, 2008 and adjusted for long-term debt, Edge Series A preferred stock and net working capital, where appropriate, to determine enterprise reference value ranges for Edge.

Merrill Lynch determined from the enterprise reference value ranges implied by these multiples a composite reference value range of $525 million to $600 million for Edge and $1,900 million to $2,500 million for Chaparral. After deducting long-term debt, Edge Series A preferred stock, and net working capital from the enterprise reference value ranges, the resulting equity reference value ranges were $123 million to $198 million for Edge and $678 million to $1,278 million for Chaparral.

These equity reference value ranges were then used to derive the implied ownership percentage range of 8.8% to 22.6%. Merrill Lynch noted the proposed ownership percentage for Edge common stockholders of 14.0% of the combined entity falls within the range of this analysis.

Capital Market Comparison

Using publicly available information, Merrill Lynch calculated market capitalization multiples for 2008 and 2009 estimated DsCF for six publicly traded companies for Edge and nine publicly traded companies for Chaparral. Merrill Lynch also calculated enterprise value multiples for 2008 and 2009 estimated EBITDE, and proved reserves and 2008 estimated production per day for both companies. In each case, estimated DsCF and EBITDE were based on Wall Street consensus estimates. Merrill Lynch defined market value for purposes of this analysis as the market value of common equity as of July 9, 2008. Merrill Lynch obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, liquidation value of preferred stock and the book value of its minority interest in other companies and subtracting net working capital.

Merrill Lynch determined that the following companies were relevant to an evaluation of Edge based on Merrill Lynch’s view of the comparability of the operating and financial characteristics of these companies to those of Edge:

• Brigham Exploration Company	• Parallel Petroleum

• Clayton Williams Energy, Inc.	• Petroquest Energy, Inc.

• Goodrich Petroleum	• Rosetta Resources

The mean and median multiples for the six companies are set forth below. The table also includes benchmark multiple ranges selected by Merrill Lynch based on a review of the comparable company multiples.

	Comparable Company Multiples		Edge Selected Benchmark Ranges
Measure	Mean	Median
Market Value / 2008 Estimated DsCF	7.0x	6.3x	3.5 – 4.5x
Market Value / 2009 Estimated DsCF	5.4x	4.3x	3.0 – 4.0x
Enterprise Value / 2008 Estimated EBITDE	7.8x	7.3x	4.0 – 5.0x
Enterprise Value / 2009 Estimated EBITDE	5.8x	5.2x	4.0 – 4.5x
Enterprise Value / Proved Reserves ($/Mcfe)	$5.93	$5.76	$3.50 – 4.25
Enterprise Value / 2008 Estimated Production ($/Mcfe/d)	$20,358	$16,829	$10,500 – 15,000

Merrill Lynch applied the benchmark multiples to Edge’s 2008 and 2009 estimated DsCF and EBITDE, proved reserves and 2008 estimated production and adjusted for long-term debt, Edge Series A preferred stock and net working capital, where appropriate, to determine enterprise reference value ranges for Edge.

Merrill Lynch determined from the enterprise reference value ranges implied by these multiples a composite enterprise reference value range of $525 million to $600 million. After deducting long-term debt, convertible preferred stock and net working capital from the enterprise reference value range the resulting equity reference value range was $123 million to $198 million.

Merrill Lynch determined that the following companies were relevant to an evaluation of Chaparral based upon Merrill Lynch’s view of the comparability of the operating and financial characteristics of these companies to those of Chaparral:

• Berry Petroleum	• Forest Oil Corporation

• Concho Resources	• Plains Exploration and Production

• Denbury Resources	• St. Mary Land & Exploration Company

• Exco Resources	• Whiting Petroleum

• Encore Acquisition Company

The mean and median multiples for the nine companies are set forth below. The table also includes benchmark multiple ranges selected by Merrill Lynch based on a review of the comparable company multiples.

	Comparable Company Multiples		Chaparral Selected Benchmark Ranges
Measure	Mean	Median
Market Value / 2008 Estimated DsCF	5.8x	5.4x	4.5 – 6.0x
Market Value / 2009 Estimated DsCF	5.1x	4.9x	4.5 – 5.5x
Enterprise Value / 2008 Estimated EBITDE	6.5x	6.4x	5.5 – 6.5x
Enterprise Value / 2009 Estimated EBITDE	5.7x	5.5x	5.5 – 6.5x
Enterprise Value / Proved Reserves ($/Mcfe)	$4.01	$3.55	$2.50 – $ 3.25
Enterprise Value / 2008 Estimated Production ($/Mcfe/d)	$20,025	$19,927	$16,000 – $20,000

Merrill Lynch applied the benchmark multiples to Chaparral’s 2008 and 2009 estimated DsCF and EBITDE, proved reserves and 2008 estimated production and adjusted for long-term debt and net working capital, where appropriate, to determine enterprise reference value ranges for Chaparral.

Merrill Lynch determined from the enterprise reference value ranges implied by these multiples a composite reference value range of $1,800 million to $2,400 million. After deducting long-term debt and net working capital from the enterprise reference value range the resulting equity reference value range was $578 million to $1,178 million.

These equity reference value ranges were then used to derive the implied ownership percentage range of 9.4% to 25.5%. Merrill Lynch noted the proposed ownership percentage for Edge common stockholders of 14.0% of the combined entity falls within the range of this analysis.

Contribution Analysis

Merrill Lynch prepared an implied contribution analysis of selected financial and operating metrics of Edge and Chaparral to the combined company based on management estimates of DsCF, EBITDE, and production for 2008 and 2009 and proved reserves based on year-end 2007 public disclosures. EBITDE, proved reserves and production contribution metrics are shown debt adjusted and assume an equity value of $782 million for Chaparral based on $4.37 per Edge common share (Edge’s share price on July 9, 2008) and 14.0% Edge ownership of the combined company. The table below sets forth the contribution percentage of each metric for Edge and Chaparral, respectively:

	2008E Dscf	2009E Dscf	2008E EBITDE	2009E EBITDE	2007 Reserves	2008E Production
Edge Contribution Percentage	32.0%	34.0%	18.0%	20.0%	9.0%	19.0%
Chaparral Contribution Percentage	68.0%	66.0%	82.0%	80.0%	91.0%	81.0%

Merrill Lynch noted that this analysis was of limited relevance due to the differences in the asset bases, operating and financial profiles of Edge and Chaparral.

Pro Forma Analysis

Merrill Lynch analyzed the pro forma impact of the proposed merger using management consensus estimates for both Edge and Chaparral.

Based on the same equity value, common share price and common equity ownership percentage assumptions outlined above, Merrill Lynch calculated the following pro forma credit statistics for the combined entity.

	Debt+Preferred / Book Capitalization	EBITDE / Int.+Preferred Div	Debt+Preferred / 2008E EBITDE	Debt+Preferred / Proved Reserves
Edge Stand-alone	59.0%	4.2x	3.7x	$2.47
Chaparral Stand-alone	94.0%	3.0x	4.0x	$1.14
Chaparral Pro Forma	86.0%	3.3x	3.9x	$1.34

In addition, Merrill Lynch prepared a range of illustrative enterprise values, equity values, implied share prices and implied trading multiples for the combined company based upon the Edge and Chaparral managements’ estimates of the combined company’s pro forma discretionary cash flow, EBITDE, production, and year-end 2007 reserves, and various potential trading multiples derived from an analysis of trading multiples for the Chaparral comparable company peer group listed above using market prices and Wall Street consensus estimates as of July 11, 2008. This analysis was not prepared to project market prices or implied multiples at which the common shares of the combined company may trade, but rather to illustrate for the board of directors of Edge a range of potential market values for the combined company assuming various trading multiples. Merrill Lynch prepared this analysis due to the absence of historical trading information for Chaparral.

				Illustrative Implied:
	Assumed Edge Share Price as of 7/11/08	Illustrative Pro Forma		Equity Value as a Multiple of:		Enterprise Value as a Multiple of:
		Equity Value	Enterprise Value	2008E DsCF	2009E DsCF	2008E EBITDE	2009E EBITDE	2007 Reserves ($/Mcfe)	2008E Production ($/Mmcfe/d)
Chaparral Pro Forma	$3.60	$750	$2,384	2.7x	2.0x	6.1x	4.9x	$2.08	$13,805
Chaparral Pro Forma	$4.52	$941	$2,576	3.4x	2.5x	6.5x	5.2x	$2.25	$14,913
Chaparral Pro Forma	$5.52	$1,150	$2,784	4.2x	3.1x	7.1x	5.7x	$2.43	$16,122
Chaparral Pro Forma	$6.48	$1,350	$2,984	4.9x	3.6x	7.6x	6.1x	$2.60	$17,280
Chaparral Pro Forma	$7.44	$1,550	$3,184	5.6x	4.2x	8.1x	6.5x	$2.78	$18,438

Peer Group Mean				6.2x	5.5x	6.9x	6.0x	$4.22	$21,153
Peer Group Median				6.2x	5.3x	7.0x	5.9x	$3.68	$21,074

The description set forth above constitutes a summary of the analyses employed and factors considered by Merrill Lynch in rendering its opinion to the Edge board of directors. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Merrill Lynch, Merrill Lynch cannot assure that the estimates will prove to be accurate.

No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Edge, Chaparral or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

Pursuant to the terms of an engagement letter agreement dated as of December 18, 2007, Edge paid Merrill Lynch a fee of $100,000 and Edge will pay Merrill Lynch an additional fee of approximately $4.7 million, which is contingent upon the consummation of the merger. In addition, Edge agreed to reimburse Merrill Lynch for reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and reasonable expenses of legal counsel. Edge has also agreed to indemnify Merrill Lynch and its affiliates and its respective directors, officers, partners, agents, employees and controlling persons to the full extent lawful, from and against liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws. Furthermore, in the ordinary course of business, Merrill Lynch or its affiliates may trade in the debt or equity securities of Edge or Chaparral for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Merrill Lynch, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. Edge selected Merrill Lynch as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

Interests of Edge Directors and Executive Officers in the Merger

You should be aware that some Edge directors and executive officers have interests in the merger as directors or executive officers that are different from, or in addition to, the interests of other Edge stockholders.

Governance Structure and Management Positions

Following the consummation of the merger, Chaparral’s board of directors is expected to consist of nine members, eight of whom will be designated by Chaparral’s board of directors and, as provided in the merger agreement, at least two of whom will have been independent members of Edge’s current board of directors. One member of Chaparral’s board of directors following the merger will be the designee of the holders of the Chaparral Series B preferred stock. In addition, certain executive officers of Edge may continue employment with Chaparral. More information regarding the directors and executive officers that have been designated or selected is set forth in “—Continuing Board and Management” beginning on page 69.

Continuing Employment with Chaparral

The merger agreement provides that Edge employees who continue their employment beyond the closing will be employed on an at-will basis, for a period of at least one year beginning on the closing date of the merger. Chaparral will cause each continuing employee:

•

to continue in the employ of Chaparral, Chaparral Exploration or another subsidiary of Chaparral in substantially the same position with similar job responsibilities as such employee’s current position with Edge or an Edge subsidiary (subject to such employee’s desire to continue in such position during such period and subject to the satisfactory performance by such employee of his or her assigned duties, to the same extent required of Chaparral’s and Chaparral’s subsidiaries’ similarly situated employees);

•	to receive salary of not less than such continuing employee’s current salary received from Edge or an Edge subsidiary; and

•

to receive the same benefits (including annual bonuses) on substantially the same basis as that provided by Chaparral’s and Chaparral’s subsidiaries to its similarly situated employees; provided, that the above does not affect any severance agreement between Edge or an Edge subsidiary and an employee of Edge or such subsidiary.

On or before March 15, 2009, Chaparral is required to pay to each continuing employee who on that date is employed by Chaparral or its subsidiaries and who was a full-time employee of and provided services to Edge or one of its subsidiaries in 2008 an amount equal to any annual incentive bonus award that Chaparral determines, in accordance with the terms of a 2008 Annual Incentive Bonus Award Program.

Equity Compensation Awards

The merger agreement provides that immediately prior to the consummation of the merger, each share of restricted stock and each restricted stock unit issued by Edge, including those held by executive officers and directors of Edge, will vest in full and be converted into Chaparral common stock based on the common exchange ratio. In addition, each option to acquire one share of Edge common stock will vest in full and be converted into the option to acquire 0.2511 shares of Chaparral common stock at an adjusted exercise price based on the same common exchange ratio. As of the date of this proxy statement/prospectus, all outstanding Edge stock options were fully vested. For additional information regarding the treatment of equity awards in the merger, see “The Merger Agreement—Consideration to be Received in the Merger—Assumption by Chaparral of Certain Outstanding Equity Awards” beginning on page 81. Based on the Edge equity compensation awards held by executive officers and directors of Edge as of September 5, 2008 and assuming a merger closing date of October 31, 2008, the vesting of the following Edge restricted stock held by the directors and executive officers of Edge would accelerate as a result of the merger:

Restricted Stock Vesting
Non-Employee Directors
Thurmon Andress	—
Vincent S. Andrews	—
Jonathan M. Clarkson	—
Michael A. Creel	—
John Sfondrini	—
Robert W. Shower	—
David F. Work	—

Executive Officers
John W. Elias	24,000
John O. Tugwell	35,800
C.W. MacLeod	33,400
Kirsten A. Hink	9,000

In addition, Edge expects to cause all unvested shares of Edge common stock in the Edge 401(k) Plan to fully vest immediately prior to the effective time of the merger. Each share of Edge common stock in the Edge 401(k) Plan will be converted into 0.2511 shares of Chaparral common stock.

Employment Agreement of John W. Elias

Mr. Elias is the only employee of Edge with whom Edge has entered into an employment agreement. Mr. Elias is entitled to specified termination benefits if his employment is terminated for certain reasons set forth in his employment agreement. Please see “Edge Annual Meeting Matters—Proposal II—Election of Directors—Executive Compensation—Potential Payments Upon Change in Control or Termination—Employment Agreement with Mr. Elias.”

Severance Agreements

All current employees of Edge, including Messrs. Elias, Tugwell and MacLeod and Ms. Hink, are parties to severance agreements that provide for certain benefits in the event an involuntary termination of employment occurs within two years of a change of control of Edge. The merger will constitute a change of control of Edge for these purposes.

Involuntary Termination

An involuntary termination means any termination of employment with Edge other than:

•	resignation by the executive (other than a resignation at the request of Edge or a resignation in connection with a change in duties described below);

•

termination by Edge for cause (which is substantially the same as described for purposes of Mr. Elias’ employment agreement under “Edge Annual Meeting Matters—Proposal II—Election of Directors—Executive Compensation—Potential Payments Upon Change in Control or Termination—Employment Agreement with Mr. Elias”);

•	termination due to disability, as defined for purposes of Edge’s long-term disability plan;

•	termination due to death; or

•

in the case of Mr. Elias, his retirement, which is defined as his voluntary resignation (other than a resignation within 60 days after the date he receives notice of a change in duties or a resignation at the request of Edge).

If an executive (other than Ms. Hink) has notified Edge of the existence of a change in duties (as defined below) within 90 days of its initial existence and Edge has not cured the condition within 30 days after such notice is provided (the “change of control correction period”), then a resignation of the executive is an involuntary termination if it occurs within 30 days after the expiration of the change of control correction period. A change in duties means the occurrence, within two years after a change of control, of any one of the following:

•	a significant reduction in the duties of the executive;

•	a material reduction in the executive’s annual salary;

•	a change in location of executive’s principal place of employment by Edge by more than 50 miles; or

•	in the case of Mr. Elias, Edge’s failure to reappoint him to the positions of Chief Executive Officer and Chairman of the Board.

In addition, Ms. Hink’s agreement also provides that a change of duties occurs upon (1) her receipt of employee benefits that are materially inconsistent with the benefits provided by Edge to executives with comparable duties and (2) the reduction of her annual salary or target opportunity under any bonus or incentive compensation plan.

Severance Benefits

Pursuant to such agreements, if the executive officers’ employment by Edge is subject to an involuntary termination occurring within two years after a change of control of Edge, the officer is entitled to receive:

•

a severance amount equal to 2.99 times the sum of his annual salary and target annual bonus in the case of Mr. Elias, 2.0 times the sum of their annual salary and target annual bonus in the case of each of Messrs. Tugwell and MacLeod and 1.5 times the sum of her annual salary and targeted annual bonus in the case of Ms. Hink (in each case, the “severance amount”);

•

for Mr. Elias, the portion of the severance amount attributable to his target bonus shall be paid in a lump sum within five days of his termination. In addition, a lump sum amount equal to the portion of the severance amount that exceeds the benefit payable under Mr. Elias’ employment agreement shall be paid in a lump sum within five days of his termination. The remaining portion of the severance amount shall be paid as specified in Mr. Elias’ employment agreement. Messrs. Tugwell and MacLeod shall be paid their severance amounts in a lump sum within five days of termination and Ms. Hink shall be paid her severance amount in a lump sum within five days of termination provided she is not deemed to be a “specified employee” under Section 409A of the Code;

•	full vesting of any outstanding incentive awards (such as restricted stock grants) that had not previously vested or otherwise become exercisable;

•	continued medical, dental and vision coverage for 18 months at active employee premium rates;

•	if still not reemployed after 18 months, a cash lump sum payment in an amount equal to 18 times the monthly amount that Edge pays to subsidize medical coverage for active employees;

•	for executive officers other than Mr. Elias, a $2,000 lump sum payment to help defray the employee’s cost of obtaining post-termination life and accidental death and dismemberment insurance;

•	reimbursement for outplacement services up to $6,000; and

•	a tax gross-up payment designed to keep the employee whole with respect to any excise taxes imposed by Section 4999 of the Code.

In the case of Mr. Elias, if a qualified termination of employment occurs within two years of a change of control, he is entitled to the benefits under his change of control severance agreement, but not under his employment agreement, with the exception of the term life insurance benefit provided under his employment agreement. Specifically, Mr. Elias’ employment agreement provides that he will receive $1.0 million of term life insurance coverage plus an annual tax gross-up of premium payments for the unexpired portion of the term of his employment agreement (a period of up to three years), with the life insurance gross-up payments to be made no later than 30 days after the end of the month in which the applicable monthly life insurance coverage is provided.

For additional information regarding Edge’s severance agreements and amounts that may be owed to Edge’s executive officers, please see “Edge Annual Meeting Matters—Proposal II—Election of Directors—Executive Compensation—Potential Payments Upon Change in Control or Termination—Severance Agreements.”

Retention Plan and Bonuses

Edge’s board of directors adopted a Retention Bonus Plan awarding approximately $2.9 million in bonuses effective May 21, 2008. Awards under the plan are permitted under the merger agreement. The Retention Bonus Plan provides for awards to each non-executive officer employee and additional awards to certain key non-executive officer employees, in each case if the employee remains employed by Edge through the earliest to occur of (1) October 1, 2008, (2) the date of the employee’s termination by Edge, provided that such termination is not a “Termination for Cause” (as defined in the employee’s severance agreement) or (3) the date of the employee’s “Involuntary Termination with the Company” (as defined in the employee’s severance agreement). C.W. MacLeod and Kirsten A. Hink were not executive officers at the time of the adoption of the Retention Bonus Plan and are therefore eligible to participate in the Retention Bonus Plan. Subject to the terms of the plan, as of the date of this proxy statement/prospectus, Mr. MacLeod and Ms. Hink are entitled to receive retention bonus awards of $97,600 and $78,000, respectively.

Edge has also granted to Mr. MacLeod a lump sum $25,000 bonus, payable on the 30th day following the earlier of (1) the date of the closing of the merger (provided that he is employed by Edge as of such date) and (2) the date on which Edge appoints another person to the position of full-time Chief Financial Officer of Edge (provided such appointment is not due to Mr. MacLeod’s resignation, other than an Involuntary Termination, or Termination for Cause (each as defined in the severance agreement between Mr. MacLeod and Edge)). In any event, the payment, if due, will be made no later than March 15, 2009.

Indemnification and Insurance

The merger agreement provides that Chaparral Exploration will provide indemnification to, and maintain directors’ and officers’ liability insurance for, the Edge directors and officers as described under “The Merger Agreement—Covenants and Agreements—Additional Agreements.”

The indemnification rights described above will be in addition to any other rights available under the organizational documents of Chaparral Exploration or any of its subsidiaries, under applicable law or otherwise.

Interests of Chaparral Directors and Executive Officers in the Merger

Chaparral does not believe that any of the Chaparral directors or executive officers have interests in the merger that are different from the interests of Chaparral stockholders generally.

Continuing Board and Management

Following consummation of the merger, the Chaparral board of directors is expected to consist of nine members, consisting of the three current members of the Chaparral board of directors, at least two current independent members of the Edge board of directors, three additional independent directors and one director designated by the holders of the Chaparral Series B preferred stock. Chaparral’s current executive officers will continue to be the executive officers of the combined company following the merger.

Regulatory Matters

Chaparral and Edge believe that no filings with or clearances or consent from, United States federal antitrust authorities are required to complete the merger.

Workforce and Employee Benefits Matters

Continuation of Agreements

After the completion of the merger, Chaparral will honor all obligations of Edge under any employment agreement or severance agreement of Edge existing as of the date of the merger agreement (or as established or amended with Chaparral’s consent) that apply to any current or former employee of Edge or any of its subsidiaries, provided that neither Chaparral nor its subsidiaries will be prevented from enforcing those agreements or plans in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such agreement or plan.

Continued Employment of Edge Employees

Subject to obligations under applicable law and existing employment agreements, Chaparral intends to employ substantially all of the Edge non-executive officer employees on an at-will basis following the merger. Any continuing Edge employee must, however, meet Chaparral’s employee hiring policies and procedures, including Chaparral’s pre-employment drug testing. Although they will be employees at will, the continuing employees will be employed for a period of at least one year following the closing of the merger in substantially the same position with similar job responsibilities, salary and benefits.

In connection with the proposed merger and to provide incentive to the Edge employees to remain employed with Edge until the closing of the merger and with Chaparral after the closing of the merger, Chaparral will adopt a 2008 Annual Incentive Bonus Award Program. Payments under the program will be made to continuing Edge employees on or before March 15, 2009, if the continuing employee (i) is employed by Chaparral on the payment date, (ii) was a full-time employee of Edge in 2008, and (iii) provided services to Edge or one of its subsidiaries in 2008. See “The Merger Agreement—Covenants and Agreements—Employee Matters.”

Edge Employee Severance Agreements

All current employees of Edge are parties to severance agreements that provide for certain benefits in the event an involuntary termination of employment occurs within two years of a change of control of Edge, such as the merger. This section describes the severance agreements of employees of Edge other than executive officers and specified employees. The severance agreements of Edge’s executive officers and specified employees contain different and additional terms and benefits. See “—Interests of Edge Directors and Executive Officers in the Merger—Severance Agreements” and “Edge Annual Meeting Matters—Proposal II—Election of Directors—Executive Compensation—Potential Payments Upon Change in Control or Termination—Severance Agreements.”

Generally, an involuntary termination includes a termination other than:

•	resignation by the employee (other than a resignation at the request of Edge or a resignation in connection with a change in duties, as defined below);

•	by Edge for cause;

•	due to disability; or

•	due to death.

A change in duties means the occurrence, within two years after a change of control, of any one of the following:

•	a significant reduction in the duties of the employee;

•	the reduction of the employee’s annual salary or target opportunity under any bonus or incentive compensation plan;

•	a change in location of the employee’s principal place of employment by Edge by more than 50 miles; or

•	receipt of employee benefits that are materially inconsistent with the benefits provided by Edge to employees with comparable duties.

Pursuant to the Edge employee severance agreements, if an involuntary termination of employment occurs within two years following a change of control of Edge, the applicable employee is generally entitled to receive:

•	a severance amount of up to 2.0 times (depending on the employee’s grade level) the sum of the employee’s annual salary and targeted annual bonus;

•	full vesting of any outstanding incentive awards (such as restricted stock grants) that had not previously vested or otherwise become exercisable;

•	continued medical, dental and vision coverage for 18 months at active employee premium rates;

•	if still not reemployed after 18 months, a cash lump sum payment in an amount equal to 18 times the monthly amount that Edge pays to subsidize medical coverage for active employees;

•	a $2,000 lump sum payment to help defray the employee’s cost of obtaining post-termination life and accidental death and dismemberment insurance;

•	reimbursement for outplacement services up to $6,000; and

•	a tax gross-up payment designed to keep the employee whole with respect to any excise taxes imposed by Section 4999 of the Code.

The merger of Edge and Chaparral will constitute a change of control under these severance agreements, and therefore an employee of Edge immediately prior to the completion of the merger will be entitled to the benefits described above if they experience an involuntary termination of employment during the two-year period following the completion of the merger. In addition, the merger agreement provides that any employee who is terminated by Edge prior to the completion of the merger because Chaparral has not selected that employee for continuing employment following the merger will be treated as if he or she were involuntarily terminated immediately following a change of control under that employee’s severance agreement.

Effect on Awards Outstanding Under Edge Benefit Plans

At the time of the merger, each outstanding stock option granted under the Edge equity incentive plans, whether vested or unvested, will fully vest and be converted into an option to acquire, on the same terms and conditions as were applicable under the stock option (after taking into account the transactions contemplated by the merger agreement), a number of shares of Chaparral common stock equal to the number of shares of Edge common stock subject to that stock option immediately before the merger multiplied by 0.2511 (rounded to the nearest whole share) at a price per share of Chaparral common stock equal to the price per share under that Edge option divided by 0.2511 (rounded to the nearest cent). Likewise, immediately prior to the merger, each share of restricted stock and each restricted stock unit with respect to Edge’s common stock, whether vested or unvested, will fully vest and will be converted into 0.2511 shares of Chaparral common stock, plus cash for any fractional shares.

Edge expects to cause all unvested shares of Edge common stock in the Edge 401(k) Plan to fully vest immediately prior to the effective time of the merger. Each share of Edge common stock in the Edge 401(k) Plan will be converted into 0.2511 shares of Chaparral common stock.

Accounting Treatment

If the merger is consummated, the acquisition of Edge by Chaparral will be accounted for under GAAP, with Chaparral treated as the acquiror. As a result, the assets and liabilities of the Edge operations will be recorded at their estimated fair values at the date of merger. The results of final valuations of property, plant and equipment, and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. Chaparral will revise the purchase price and the allocation of the purchase price based on Edge’s net assets at the time of the merger and when additional information becomes available.

Appraisal Rights

Section 262 of the DGCL grants appraisal rights to stockholders who are required, by the terms of a merger, to accept any consideration other than shares of stock in the surviving company, shares of stock listed on a national securities exchange or cash received as payment for fractional shares. Because Edge stockholders will receive shares of Chaparral common stock or Chaparral Series A preferred stock that will be listed on a national securities exchange and cash in lieu of fractional shares, if any, as consideration in the merger, Edge stockholders will not have appraisal rights as a result of the merger.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Chaparral common stock and Chaparral Series A preferred stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any person who is deemed to be an “affiliate” of Chaparral for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Chaparral include individuals or entities that control, are controlled by or are under common control with Chaparral and may include the executive officers, directors and significant stockholders of Chaparral. Former Edge stockholders who are affiliates of Edge at the time of the Edge annual meeting and who do not become affiliates of Chaparral after the completion of the merger may sell their shares of Chaparral common stock and Chaparral Series A preferred stock received in the merger at any time without regard to the volume and manner of sale limitations of Rule 144 under the Securities Act. Former Edge stockholders who become affiliates of Chaparral after completion of the merger will be subject to the volume and manner of sale limitations of Rule 144 under the Securities Act, until each such stockholder is no longer, and has not been for the period specified in Rule 144, an affiliate of Chaparral.

This proxy statement/prospectus does not cover resales of Chaparral common stock or Chaparral Series A preferred stock received by any affiliate of Chaparral upon completion of the merger, and no such affiliate is authorized to make any use of this proxy statement/prospectus in connection with any resale.

NYSE Listing of Chaparral Common and Series A Preferred Stock

It is a condition to the consummation of the merger that (i) the Chaparral common stock and Chaparral Series A preferred stock issuable to former Edge stockholders pursuant to the merger agreement, (ii) the shares of Chaparral common stock issuable to the holders of the Chaparral Series A preferred stock upon conversion thereof and (iii) the shares of Chaparral common stock issuable upon exercise of Edge options be approved for listing on the NYSE, subject to official notice of issuance. Chaparral expects that it will satisfy the following NYSE listing standards with respect to its common stock as of the date it is listed for trading: (i) minimum price of at least $4.00 per share, (ii) at least 400 U.S. stockholders of 100 shares or more, (iii) at least 1,100,000 publicly held shares outstanding in the U.S., (iv) aggregate market value of publicly held shares of at least $60 million in the U.S. and (v) global market capitalization of Chaparral of at least $500 million.

Deregistration and Delisting of Edge Stock

If the merger is consummated, Edge will delist its common stock and Series A preferred stock from NASDAQ and deregister it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The stockholders of Edge will become stockholders of Chaparral, and their rights as stockholders will be governed by Delaware law and by Chaparral’s second amended and restated certificate of incorporation, including the certificate of designations of Chaparral’s Series A preferred stock, and Chaparral’s second amended and restated bylaws.

Edge will cease filing periodic reports pursuant to the Exchange Act with the SEC following deregistration of its common stock and the Edge Series A preferred stock, subject to securities laws requirements.

Consent Under Edge’s Existing Secured Credit Facility

On July 11, 2008, Edge entered into a consent agreement under its Fourth Amended and Restated Credit Agreement, as amended, with Union Bank of California, as administrative agent and issuing lender, and the other lenders under Edge’s existing secured credit facility. Pursuant to the consent, the lenders deferred their right to conduct a borrowing base redetermination under Edge’s existing secured credit facility on or before June 30, 2008 and will instead conduct the redetermination on October 31, 2008, subject to the following terms:

•	if a redetermination occurs, only a borrowing base will be established and the borrowing base will also be the conforming borrowing base;

•	the redetermination is subject to the approval of all the lenders; and

•

the deferral is contingent upon specified conditions, including that Edge’s common stockholders must approve the merger within 40 days following the mailing to Edge’s stockholders of this proxy statement/prospectus.

If the above conditions are not satisfied or waived, the consent agreement provides that the lenders will promptly thereafter redetermine the borrowing base under Edge’s existing secured credit facility. The failure of Edge and Chaparral to consummate the merger prior to October 31, 2008 could lead the lenders under Edge’s existing secured credit facility to redetermine the borrowing base to a level that requires Edge to make additional payments under its existing secured credit facility.

Please see “Where You Can Find More Information” on page 235 for more information regarding this consent.

Treatment of Edge Series A Preferred Stock

In the merger, each holder of shares of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock owned by the holder, together with cash in the amount of any dividend on the Edge Series A preferred stock that has been declared but not paid as of the effective time of the merger. The Edge Series A preferred stock will then be canceled.

The Chaparral Series A preferred stock will generally have the same terms, rights, preferences and limitations as the Edge Series A preferred stock, subject to the following primary adjustments:

•

each share of Chaparral Series A preferred stock will be convertible at any time at the option of the holder thereof into approximately 0.7582 shares of Chaparral common stock, based on an initial conversion price of $65.95 per share of Chaparral common stock; and

•

the number of “Additional Shares” per share of Chaparral Series A preferred stock to be added to the conversion rate will be adjusted based on the exchange ratio of 0.2511, as set forth in the form of certificate of designations of Chaparral Series A preferred stock included as Exhibit 1.6(b) to the merger agreement that is attached as Annex A to this proxy statement/prospectus.

The merger agreement provides for Chaparral to list the Chaparral Series A preferred stock on the NYSE.

Holders of Edge Series A preferred stock will not have a right to vote on the proposal to adopt the merger agreement or on the other matters presented at Edge’s annual meeting.

Chaparral Restructuring

Not less than three business days prior to the closing of the merger, Chaparral will:

•

file Chaparral’s second amended and restated certificate of incorporation, as well as certificates of designations for the Chaparral Series A preferred stock and the Chaparral Series B preferred stock, forms of which are attached as Exhibits 3.5(a)(i), 1.6(b) and 4.2(d), respectively, to the merger agreement attached as Annex A to this proxy statement/prospectus, with the Delaware Secretary of State; and

•	declare and pay a pro rata stock dividend in an amount necessary to increase the outstanding shares of Chaparral common stock from 877,000 shares to 45,013,576 shares.

The actions described in the bullet points above are referred to in this proxy statement/prospectus as the “Chaparral Restructuring.” In connection with the Chaparral Restructuring, the Chaparral board of directors will adopt Chaparral’s second amended and restated bylaws, the form of which is attached as Exhibit 3.5(a)(ii) to the merger agreement attached as Annex A to this proxy statement/prospectus.

Sale of Chaparral Series B Preferred Stock

On July 14, 2008, Chaparral entered into a stock purchase agreement with Magnetar pursuant to which Magnetar will purchase and Chaparral will sell 1,500,000 shares of the Chaparral Series B preferred stock for a purchase price of $150 million. The closing of the sale is conditioned upon the closing of the merger and other customary closing conditions.
The Chaparral Series B preferred stock will rank on a parity with the Chaparral Series A preferred stock with respect to both dividend rights and rights upon the liquidation, dissolution or winding-up of Chaparral.

Holders of the Chaparral Series B preferred stock will be entitled to receive cumulative dividends payable at Chaparral’s option (i) in cash, at an annual rate of 6.5% of the accreted value (as defined in the certificate of designations of the Chaparral Series B preferred stock) per share in effect immediately after the prior dividend payment date or (ii) an increase in the accreted value per share of the Chaparral Series B preferred stock at an annual rate of 8.0% (compounded quarterly) of the accreted value per share in effect immediately after the prior dividend payment date. Holders of the Chaparral Series B preferred stock are also entitled to receive any dividend declared or paid on Chaparral’s common stock on an as-converted basis.

Holders of the Chaparral Series B preferred stock will have the following voting rights:

•	with limited exceptions, holders of the Chaparral Series B preferred stock will be entitled to vote with the holders of Chaparral’s common stock on an as-converted basis;

•

until Chaparral has effected one or more bona fide underwritten public offerings of its common stock resulting in aggregate gross proceeds to Chaparral of at least $200 million, Chaparral is prohibited from incurring or permitting any of its restricted subsidiaries to incur total indebtedness in excess of $1.9 billion or secured indebtedness in excess of $1.2 billion without the consent of holders of at least a majority of the then outstanding Chaparral Series B preferred stock;

•	so long as any shares of the Chaparral Series B preferred stock remain outstanding, Chaparral is prohibited from issuing certain capital stock, effecting certain mergers, sales and other fundamental transactions or taking certain actions adverse to the holders of the Chaparral Series B preferred stock without the consent of holders of at least a majority of the then outstanding Chaparral Series B preferred stock; and

•

so long as 50% or more of the Chaparral Series B preferred stock remains outstanding, the holders will have the exclusive right, voting separately as a class, to elect one director to Chaparral’s board of directors.

The Chaparral Series B preferred stock is convertible at the option of the holders at any time into the amount of shares of Chaparral’s common stock equal to the product of the number of shares of Chaparral Series B preferred stock being converted multiplied by the quotient of (i) the accreted value per share plus accrued and unpaid dividends, divided by (ii) the conversion price (as defined in the certificate of designations for the Chaparral Series B preferred stock) then in effect.

Upon issuance, the initial conversion price will be $21.97 per share, permitting the holders of Chaparral Series B preferred stock to convert their shares into an aggregate of 6,827,492 shares of Chaparral common stock. The conversion price is subject to several anti-dilution and conversion price reset adjustments. In particular, if, subject to specified exceptions, Chaparral completes one or more bona fide underwritten public offerings or private placements of its common stock or securities convertible into or exchangeable for common stock, which Chaparral refers to as a qualified offering, the conversion price will be reduced to 1.2 times the lowest purchase price per share of common stock in the qualified offering, but the reduction in the conversion price shall not exceed 35% of the then applicable conversion price (provided, however, that if an issuance or deemed issuance in the qualified offering would result in a greater reduction in the then applicable conversion price under the anti-dilution provisions of the certificate of designations for the Chaparral Series B preferred stock, then the applicable conversion price will instead be adjusted pursuant to such anti-dilution provisions). If by July 1, 2010, Chaparral has not realized gross proceeds from one or more bona fide underwritten public offerings of its common stock or securities convertible into or exchangeable for common stock for cash equal to at least $200 million, and the conversion price at July 1, 2010 is greater than $19.11, the conversion price will be reduced to $19.11. Additionally, Chaparral has the right to force the conversion of the Chaparral Series B preferred stock under certain conditions.

Holders of the Chaparral Series B preferred stock have the right to require Chaparral to redeem all or any portion of their Chaparral Series B preferred stock:

•

in cash upon a change of control of Chaparral occurring prior to the fifth anniversary of the date of issuance of the Chaparral Series B preferred stock at a redemption price equal to (i) 105% of the accreted value per share or (ii) the fair value of the consideration that holders of Chaparral Series B preferred stock would have received if prior to such redemption such holders would have converted their Chaparral Series B preferred stock into Chaparral common stock;

•

in cash upon a change of control of Chaparral occurring on or after the fifth anniversary of the date of issuance of the Chaparral Series B preferred stock at a redemption price equal to the accreted value of such Chaparral Series B preferred stock;

•	in exchange for shares of Chaparral common stock on or after the seventh anniversary date of issuance of the Chaparral Series B preferred stock; and

•	in cash on or after the eleventh anniversary date of the date of issuance of the Chaparral Series B preferred stock.

See “Description of Capital Stock—Chaparral Preferred Stock—Chaparral Series B Preferred Stock” beginning on page 219 for more information regarding the rights, preferences and privileges of the Chaparral Series B preferred stock.

The stock purchase agreement includes certain covenants, including, but not limited to, the following:

•

For as long as Magnetar (together with its affiliates) beneficially owns at least 5% of Chaparral’s common stock on a fully diluted basis, if Chaparral proposes to sell any capital stock for cash, including any convertible notes or convertible preferred stock to be sold to financial institutions for resale pursuant to Rule 144A, then Magnetar will have a preemptive right to participate in such sale. The preemptive rights do not apply to certain offerings of excluded capital stock and bona fide underwritten offerings of common stock.

•

For as long as the holders of a majority of the outstanding Chaparral Series B preferred stock do not have the right to elect a director to the Chaparral board of directors pursuant to the certificate of designations for the Chaparral Series B preferred stock and Magnetar either (1) beneficially owns at least 7% of Chaparral’s common stock on a fully diluted basis or (2) holds at least half of the Chaparral Series B preferred stock purchased under the stock purchase agreement (or securities issued on the conversion of either the Chaparral Series B preferred stock or securities into which such Chaparral Series B preferred stock converted), Chaparral shall nominate and recommend that its stockholders elect one director designated by Magnetar.

•

Pursuant to the terms of a separate registration rights agreement, holders of the Chaparral Series B preferred stock will have certain registration rights that will permit the holders to demand up to three registrations on a Form S-1 registration statement, demand up to three registrations on a Form S-3 registration statement and piggyback on other registration statements filed by Chaparral.

At the closing of the sale of the Chaparral Series B preferred stock, Chaparral will pay Magnetar a closing fee of $750,000 and reimburse Magnetar’s out-of-pocket expenses in the aggregate amount of up to $500,000.

Chaparral Commitment Letter for New Secured Credit Facility

On June 24, 2008, Chaparral and its operating subsidiary, Chaparral Energy, L.L.C., executed a financing commitment letter for a senior revolving credit facility in an initial aggregate amount of up to $1.2 billion, subject to an initial borrowing base in the aggregate principal amount of $1.0 billion if additional approved oil and natural gas derivative instruments are executed and $825 million if no additional oil and natural gas derivative instruments are executed. The terms of the new secured credit facility will not be finalized until a short time prior to the closing of merger but are expected to be as described below.

The new secured credit facility will have a five-year term and be secured by Chaparral’s oil and natural gas properties. Obligations under the new secured credit facility will also be secured by pledges of equity interests by Chaparral and each of the borrowers in other subsidiaries owned by Chaparral and them, excluding specified entities. Availability under the new secured credit facility will be set by the lenders semi-annually on May 1 and November 1 of each year. The lenders may also request an additional borrowing base redetermination once every six months.

If the outstanding borrowings under the new secured credit facility were to exceed the borrowing base as a result of a redetermination, Chaparral would be required to eliminate this excess. Within 10 days after receiving notice of the new borrowing base, Chaparral would be required to make an election: (1) to repay a portion of its bank borrowings in the amount of the excess either in a lump sum within 30 days or in equal monthly installments over a six-month period, (2) to submit within 90 days additional oil and natural gas properties Chaparral owns for consideration in connection with the determination of the borrowing base sufficient to eliminate the excess or (3) to eliminate the excess through a combination of repayments and the submission of additional oil and natural gas properties within 90 days.

Any borrowings under the new secured credit facility will be made, at Chaparral’s option, as either Eurodollar loans or Alternate Base Rate, or ABR, loans. Interest on Eurodollar loans will be computed at LIBOR, defined as the rate applicable to dollar deposits in the London interbank market with a maturity comparable to the interest period (one, two, three or six months, selected by Chaparral) plus a margin where the margin varies from 1.50% to 3.25% depending on the utilization percentage of the borrowing base. Interest payments on Eurodollar borrowings will be due the last day of the interest period, if shorter than three months, or every three months.

Interest on the ABR loans will be computed as the greater of (1) the prime rate of interest announced by JPMorgan or (2) the Federal Funds Effective Rate (as defined in the financing commitment letter) plus a margin where the margin varies from 0.00% to 1.75% depending on the utilization percentage of the borrowing base.

Commitment fees of 0.375% to 0.50% will accrue on the unused portion of the borrowing base amount, depending on the utilization percentage, and are included as a component of interest expense. Chaparral will have the right to make prepayments of the borrowings at any time without penalty or premium.

The new secured credit facility will contain affirmative and restrictive covenants that are substantially similar to those set forth in Chaparral’s existing secured credit facility, which is described under “Chaparral Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Chaparral’s existing secured credit facility.” The new secured credit facility will also require that Chaparral maintain a Current Ratio and a Senior Total Debt to EBITDAX ratio, each of which is expected to be calculated in substantially the same manner as the Current Ratio and the Consolidated Senior Total Debt to Consolidated EBITDAX ratio under Chaparral’s existing secured credit facility. The amounts of the ratios have not yet been finalized.

The new secured credit facility will also include specific events of default that are substantially similar to those set forth in Chaparral’s existing secured credit facility.

The commitments of the initial lenders under the financing commitment letter are subject to:

•

there not occurring or becoming known to the initial lenders of any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Chaparral or its subsidiaries, taken as a whole;

•	the initial lenders’ completion of and satisfaction in all reasonable respects with a due diligence investigation of Chaparral and its subsidiaries, Edge and its subsidiaries and the merger;

•

the initial lenders’ not becoming aware of any information or other matter affecting Chaparral and its subsidiaries, Edge and its subsidiaries or the transactions contemplated by the financing commitment letter, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to the initial lenders prior to the execution of the financing commitment letter;

•

there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the initial lenders’ judgment, could materially impair the syndication of the new secured credit facility or consummation of the merger;

•

the initial lenders’ satisfaction that prior to and during the syndication of the new secured credit facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Chaparral, Chaparral Energy, L.L.C. or any affiliate thereof, except as otherwise previously disclosed to the initial lenders or their affiliates;

•

negotiation, execution and delivery on or before December 31, 2008 of definitive documentation with respect to the new secured credit facility satisfactory to the initial lenders, their affiliates and their counsel;

•	subject to the initial borrowing under the new secured credit facility, consummation of the merger;

•

receipt of acceptable reserve engineering reports with respect to Chaparral’s and Edge’s properties, and such other updated reserve, engineering, geological and title information as may be requested with respect to the properties;

•

receipt of required mortgages and amendments to mortgages and, within sixty (60) days of the closing date of the new secured credit facility, acceptable evidence of title for the Chaparral and Edge properties;

•	satisfactory completion of an environmental review of the Chaparral and Edge properties and operations of Chaparral Energy, L.L.C. and its subsidiaries;

•

satisfactory review of usual documentation relating to the borrowers or guarantors under the new secured credit facility including, without limitation, organizational documents, borrowing authority, ordinary and customary certificates, and legal opinions;

•	payment of all fees and expenses due to the parties to the financing commitment letter, including, but not limited to, reasonable attorneys fees;

•

the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to materially affect consummation of the loan or the merger, or that could have a material adverse effect on Chaparral Energy, L.L.C. and any transaction contemplated by the financing commitment letter or on the ability of any borrower or guarantor to perform its obligations under the new secured credit facility;

•	Chaparral Energy, L.L.C. being in compliance with all existing financial obligations;

•

receipt and acceptable review of information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of Chaparral and its subsidiaries;

•	receipt and acceptable review of financial information of Chaparral, Chaparral Energy, L.L.C. and Edge including, without limitation, pro forma projections;

•	all indebtedness under Chaparral’s existing secured credit facility, and all bank indebtedness of Edge, being refinanced with the initial borrowing under the new security credit facility; and

•

the initial borrowing on the closing date of the new secured credit facility being limited to (1) with respect to the $1.0 billion initial borrowing base, no more than $825 million, and (2) with respect to the $825 million initial borrowing base, no more than $775 million.

Although Chaparral’s sale of $150 million of the Chaparral Series B preferred stock is not a condition to closing the new secured credit facility, Chaparral believes that it will be necessary to consummate the sale in order to obtain commercially acceptable terms under the new secured credit facility.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material United States federal income tax consequences of the merger and is not intended to be a complete discussion of all potential tax effects that might be relevant to the merger. Such discussion deals only with U.S. holders. This summary assumes that each share of Edge common stock and Edge Series A preferred stock has been held as a capital asset. It may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons, persons who hold Edge common stock or Edge Series A preferred stock as part of a conversion, straddle or hedging transaction, and persons who acquired Edge common stock or Edge Series A preferred stock pursuant to an exercise of employee stock options or rights or otherwise as compensation. Moreover, the state, local, foreign and estate tax consequences to holders of Edge common stock or Edge Series A preferred stock as a result of the merger are not discussed.

This summary is based on laws, regulations, rulings, practice, and judicial decisions in effect at the date of this proxy statement/prospectus. However, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to stockholders as described herein. Each stockholder is urged to consult with his or her own tax advisor as to the particular tax consequences to the stockholder of the transactions described herein, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

General

It is intended that the merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that, for federal income tax purposes, no gain or loss will be recognized by Chaparral, Chaparral Exploration and Edge as a result of the merger.

It is a condition to the merger that Chaparral shall have received a tax opinion of McAfee & Taft A Professional Corporation, counsel to Chaparral, in form and substance satisfactory to Chaparral, dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that Edge shall have received a tax opinion of Baker Botts L.L.P., counsel to Edge, in form and substance satisfactory to Edge, dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. An opinion is not binding on the Internal Revenue Service or the courts, and, therefore, the delivery of such tax opinions cannot assure that the Internal Revenue Service or the courts will treat the merger as a reorganization within the meaning of Section 368(a) of the Code. Such tax opinions will be based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the merger, which assumptions will either (i) have been made with the consent of Chaparral or Edge or (ii) be based upon certain representations of fact made by Chaparral, Chaparral Exploration, Edge or certain stockholders or members of management of Chaparral or Edge.

Exchange of Edge Common Stock for Chaparral Common Stock

A U.S. holder of Edge common stock who, pursuant to the merger, exchanges his or her Edge common stock for Chaparral common stock will not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the Chaparral common stock received will equal the U.S. holder’s adjusted tax basis in the Edge common stock surrendered.

Exchange of Edge Series A Preferred Stock for Chaparral Series A Preferred Stock

A U.S. holder of Edge Series A preferred stock who, pursuant to the merger, exchanges his or her Edge Series A preferred stock for Chaparral Series A preferred stock will not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the Chaparral Series A preferred stock received will equal the U.S. holder’s adjusted tax basis in the Edge Series A preferred stock surrendered.

Dividend Paid in Cash on the Edge Series A Preferred Stock

A U.S. holder of Edge Series A preferred stock who receives a cash payment pursuant to the merger in lieu of a dividend on the Edge Series A preferred stock that has been declared but not paid as of the closing date will recognize dividend income as if the dividend has been received from Edge.

Holding Period of the Chaparral Common Stock and the Chaparral Series A Preferred Stock

The holding period of the Chaparral common stock received by each U.S. holder of Edge common stock who exchanges his or her Edge common stock for Chaparral common stock pursuant to the merger will include the holding period of the Edge common stock surrendered therefor. The holding period of the Chaparral Series A preferred stock received by each U.S. holder of Edge Series A preferred stock in the merger will include the holding period of the Edge Series A preferred stock surrendered therefor.

Fractional Shares

No fractional shares of Chaparral common stock will be issued pursuant to the merger. A U.S. holder of Edge common stock who, pursuant to the merger, receives cash in lieu of a fractional share of Chaparral common stock will be treated as having received that fractional share of stock pursuant to the merger and then as having received the cash in a redemption of the fractional share of stock. The U.S. holder will generally recognize capital gain or loss on the deemed redemption equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the fractional share of Chaparral common stock deemed surrendered therefor.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and a copy of which is attached as Annex A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

The merger agreement has been included with this proxy statement/prospectus to provide you additional information regarding its terms. The merger agreement sets forth the contractual rights of Chaparral and Edge but is not intended to be a source of factual, business or operational information about Chaparral or Edge. That kind of information can be found elsewhere in this proxy statement/prospectus and in the other filings Edge makes with the SEC, which are available as described in “Where You Can Find More Information,” beginning on page 235.

Stockholders of Edge are not third-party beneficiaries of the merger agreement and therefore may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Chaparral and Edge, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information each of Chaparral and Edge filed with the SEC prior to the date of the merger agreement, as well as by disclosure schedules each of Chaparral and Edge delivered to the other party prior to signing the merger agreement. The disclosure schedules have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to a stockholder’s decision to approve the merger is included or incorporated by reference in this document.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole have had or would be reasonably likely to have a material adverse effect on the party that made the representations and warranties.

Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Chaparral and Edge, because either party may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which may be given without prior notice to the public.

Form of the Merger

The merger agreement contemplates that, in connection with the closing under the merger agreement, Edge will merge with and into Chaparral Exploration, with Chaparral Exploration surviving as a direct wholly owned subsidiary of Chaparral.

The Closing and the Effective Time of the Merger

The closing of the merger will take place in Oklahoma City no later than the second business day after all of the conditions to the merger described in “—Conditions to the Merger” are fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions). The merger will be effective on the same day, at the time the parties file a certificate of merger with the office of the Secretary of State of the State of Delaware.

Consideration to be Received in the Merger

Consideration for Edge Common Stock

In the merger, each holder of shares of Edge common stock will receive 0.2511 shares of Chaparral common stock for each share of Edge common stock they own. Holders of Edge common stock also will receive any unpaid dividends and distributions on their shares and cash for any fractional shares of Chaparral common stock they would otherwise receive in the merger. The amount of cash for any fractional shares of Chaparral common stock will be determined based on the average NASDAQ closing price of Edge common stock during the 10 trading days ending on the third trading day immediately preceding the effective time of the merger.

Treatment of Edge Series A Preferred Stock

In the merger, each holder of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock they own, together with cash in the amount of any dividend on the Edge Series A preferred stock that has been declared but not paid as of the effective time of the merger. The Edge Series A preferred stock will then be canceled.

Cancellation of Certain Shares of Edge Stock in the Merger

At the effective time of the merger, each share of Edge stock issued and held in Edge’s treasury and each share of Edge stock held by Chaparral or Chaparral Exploration will be canceled without payment of any consideration.

Assumption by Chaparral of Certain Outstanding Equity Awards

Each outstanding option to acquire one share of Edge common stock outstanding immediately prior to the merger will become fully vested and will be converted into the option to purchase 0.2511 shares of Chaparral common stock at an adjusted exercise price based on the same exchange ratio. Each outstanding share of restricted Edge common stock and each unit with respect to Edge common stock granted pursuant to any employee benefit plan outstanding immediately prior to the merger will become fully vested and will be converted into 0.2511 shares of Chaparral common stock, plus cash for any fractional shares. For additional information regarding the treatment of equity awards in the merger and the interests of the directors and executive officers of Edge in the merger, see “The Merger—Interests of Edge Directors and Executive Officers in the Merger.”

Adjustment of the Common Exchange Ratio

If, before the completion of the merger, the outstanding shares of Edge common stock or the outstanding shares of Chaparral common stock increase, decrease, change into or are exchanged for a different number or class of shares, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities is declared with a record date prior to the completion of the merger, the common exchange ratio between shares of Edge common stock and shares of Chaparral common stock will be adjusted appropriately. Chaparral’s completion of the Chaparral Restructuring, as described under “The Merger—Chaparral Restructuring,” will not result in any adjustment of the common exchange ratio or the merger consideration to be received by holders of Edge common stock or Edge Series A preferred stock.

Procedures for Exchange of Shares

Chaparral will choose a bank or trust company to act as exchange agent. Chaparral will deposit with the exchange agent certificates representing Chaparral common stock and Chaparral Series A preferred stock to be issued pursuant to the merger agreement, as well as sufficient cash to pay cash in lieu of fractional shares of Chaparral common stock in accordance with the merger agreement. Promptly after the effective time of the merger, Chaparral will mail to each holder of record of one or more certificates that, immediately prior to the effective time of the merger, represented shares of common stock or Series A preferred stock of Edge, or shares of Edge common stock or Series A preferred stock represented by book entry:

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a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth therein, and will be in a form and have other provisions to which Chaparral and Edge agree); and

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instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares in exchange for certificates representing shares of Chaparral, any unpaid dividends and distributions on those shares and cash in lieu of any fractional shares.

Upon surrender to the exchange agent of a certificate representing stock of Edge or book-entry shares of Edge stock for cancellation, together with the letter of transmittal described above, duly completed and validly executed in accordance with the instructions that accompany the letter of transmittal, the holder of that certificate or those book-entry shares will be entitled to receive in exchange: (1) a certificate or book-entry shares representing the appropriate number of whole shares of Chaparral stock and (2) a check in the amount of cash in lieu of fractional shares of Chaparral common stock, if any, and unpaid dividends and distributions, if any, the holder has the right to receive pursuant to the provisions of the merger agreement, after giving effect to any required withholding tax. The surrendered certificate or book-entry shares will then be canceled.

No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of any certificates representing shares of stock of Edge or book-entry shares of Edge stock. Further, no dividends or other distributions declared or made after the effective time of the merger with respect to shares of Chaparral stock with a record date after the effective time of the merger will be paid to any holder of any unsurrendered certificate representing shares of stock of Edge with respect to the shares of Chaparral stock issuable upon the surrender of such certificate until such certificate is surrendered.

In the event of a transfer of ownership of stock of Edge that is not registered in the transfer records of Edge, a certificate representing the proper number of shares of Chaparral stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to the transferee if the certificate representing such stock of Edge is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Any former stockholders of Edge who have not surrendered their certificates representing Edge stock or book-entry shares of Edge stock within one year after the effective time of the merger should only look to Chaparral, not the exchange agent, for delivery of certificates representing shares of Chaparral stock and cash in lieu of fractional shares, if any, and for any unpaid dividends and distributions on the shares of Chaparral stock deliverable to those former stockholders pursuant to the merger agreement.

Covenants and Agreements

Interim Operations

Each of Chaparral and Edge has agreed to customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. Except as contemplated in the merger agreement or the disclosure schedules provided by Edge, as required by applicable laws, for transactions between or among Edge and its subsidiaries or with the written consent of Chaparral, Edge has agreed that it will:

•	conduct its operations and cause each of its subsidiaries to conduct its operations in the ordinary course and in a manner consistent with past practice, in all material respects;

•	not amend its organizational documents or those of its subsidiaries;

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not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of, grant or encumber, or authorize any such action relating to, any shares of the capital stock of Edge or any of its subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire shares of capital stock of Edge or its subsidiaries, except in accordance with securities outstanding on the date of the merger agreement, in respect of units with respect to Edge common stock granted pursuant to employee benefit plans or under Edge’s 401(k) retirement plan;

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not declare, set aside or pay any dividend on or make other distributions or payment with respect to its capital stock and not reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its capital stock, except that Edge may pay regular quarterly dividends with respect to the Edge Series A preferred stock and Edge may acquire shares in accordance with the terms of securities outstanding on the date of the merger agreement or in connection with the payment of withholding taxes and option exercise prices;

•	not, and will not permit any of its subsidiaries to:

•	acquire or agree to acquire any corporation, partnership or other business organization or division of such an entity;

•	acquire any material amount of assets (other than hydrocarbons), other than in the ordinary course of business;

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incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than Edge or any of its subsidiaries), or make any loans or advances, except as would be permitted without the waiver or consent of any other party under the documents and instruments related to Edge’s existing secured credit facility as in effect as of the date of the merger agreement and without regard to any subsequent modification, amendment or replacement of that credit facility; or

•	enter into or amend any arrangement with respect to any matter described in the preceding three bullet points;

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not, and will not permit any of its subsidiaries to, increase any compensation, enter into any employment or severance arrangement with, or grant any severance or termination pay to, any officer, director or employee of Edge or any of its subsidiaries, or, except as required by law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except that:

•	Edge may make payments under its cash bonus retention plan described under “The Merger—Interests of Edge Directors and Executive Officers in the Merger”; and

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Edge may enter into employment agreements to secure replacement of officers or employees, so long as such employment agreements do not allow the issuance of any equity-based compensation, include any severance or termination pay provisions or provide for cash-based compensation materially in excess of the amount paid to the officer or employee being replaced;

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not, and will not permit any of its subsidiaries to, make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget for such fiscal quarter by more than $2 million, other than any capital expenditures:

•	as required on an emergency basis;

•	to repair or replace equipment necessary to continue Edge’s operations in a manner consistent with those operations as of the date of the merger agreement;

•	to the extent covered by insurance proceeds; and

•	in amounts unspent but allowed in any prior quarter;

•	not, and will not permit any of its subsidiaries to, sell or transfer oil and natural gas properties or interests or any assets other than:

•	sales of supplies, surplus or obsolete equipment; and

•	sales of other assets in the ordinary course of business;

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not, and will not permit any of its subsidiaries to, enter into any farmout agreements, without first offering to Chaparral the property on the same terms and conditions as Edge intends to offer to that third party, to the extent allowed by the applicable lease, joint operating or other applicable agreement. If Chaparral does not elect to execute a farmout agreement with Edge within five business days after reviewing the proposed farmout agreement, Edge may farm out that property to a third party on the same terms as those in the farmout agreement delivered to Chaparral;

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not, and will not permit any of its subsidiaries to, enter into any non-competition, non-solicitation or similar agreement that would materially restrict the business of Chaparral Exploration or its ability to solicit customers or employees following the completion of the merger;

•	not, and will not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

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not, and will not permit any of its subsidiaries to, change its methods of accounting, including tax accounting, except in accordance with changes in GAAP as concurred to by Edge’s independent auditors or, as applicable, tax advisors;

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not, and will not permit its subsidiaries to, enter into any agreement pursuant to which any affiliate of Edge is a party that is of the type that would be required to be disclosed under applicable securities laws; and

•	not, and will not permit any of its subsidiaries to, agree or formally commit to do any of the prohibited actions described above.

Except as contemplated in the merger agreement or the disclosure schedules provided by Chaparral, as required by applicable laws, for transactions between or among Chaparral and its subsidiaries or with the written consent of Edge, Chaparral has agreed that it will:

•	conduct its operations and cause each of its subsidiaries to conduct its operations in the ordinary course and in a manner consistent with past practice, in all material respects;

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not, and will not permit any of its subsidiaries to, acquire or purchase an equity interest in or the assets of any business, corporation, partnership or other business organization or division of such an entity or otherwise acquire any assets of any entity if the proposed transaction would reasonably be expected to prevent or materially delay the completion of the merger;

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not, and will not permit its subsidiaries to, declare, set aside or pay any dividend on or make other distributions or payment with respect to its capital stock, not make payments to stockholders in their capacity as such and not issue, reclassify, combine or split any of its capital stock, except that Chaparral may:

•	pay regular quarterly dividends in the ordinary course of business not in excess of the amount paid for the most recent quarter preceding the date of the merger agreement;

•	issue up to $150 million of Chaparral Series B preferred stock;

•	consummate the stock dividend contemplated by the Chaparral Restructuring described under “The Merger—Chaparral Restructuring;” and

•	issue options, restricted stock and other equity-based incentive compensation awards, if the merger consideration payable to Edge’s stockholders is appropriately adjusted;

•	not, and will not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

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not, and will not permit any of its subsidiaries to, incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than Chaparral or any of its subsidiaries), or make any loans or advances, except as would be permitted without the waiver or consent of any other party under the documents and instruments related to Chaparral’s indebtedness as in effect as of the date of the merger agreement and without regard to any subsequent modification, amendment or replacement of that credit agreement;

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not, and will not permit its subsidiaries to, enter into any agreement pursuant to which any affiliate of Chaparral is a party that is of the type that would be required to be disclosed under applicable securities laws; and

•	not, and will not permit any of its subsidiaries to, agree or formally commit to do any of the prohibited actions described above.

Regulatory Filings and Related Matters

Pursuant to the merger agreement, Edge and Chaparral have also agreed to use their reasonable best efforts to:

•	as promptly as practicable, make their respective required filings with any governmental authorities and third parties with respect to the merger;

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obtain and maintain all approvals, consents, permits and authorizations required to be obtained from any governmental authorities or other third parties that are necessary, proper or advisable to complete the merger;

•	vigorously defend or contest any litigation or administrative proceeding that would prevent or materially restrain or delay the completion of the merger;

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promptly notify each other of any communication from any authority concerning the merger and permit the other party to review in advance any proposed communication to any authority concerning the merger;

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not participate or agree to participate in any meeting or discussion with any authority in respect of any filing, investigation or other inquiry about the merger unless the other party is consulted in advance and, to the extent allowed, given the opportunity to attend and participate;

•	furnish each other with copies of all correspondence, filings and communications with any authority about the merger; and

•	contest and resist any action or proceeding challenging the merger and have overturned any judgment, injunction or other order that prohibits, prevents or restricts completion of the merger.

In addition, Chaparral has agreed to use its reasonable best efforts to consummate the debt financing described under “The Merger—Chaparral Commitment Letter for New Secured Credit Facility” on the terms and conditions described in the financing commitment it has received from the proposed lenders.

Additional Agreements

Pursuant to the merger agreement, each of Edge and Chaparral also has agreed to:

•	provide the other party reasonable access to its facilities, properties, personnel, books and records, to the extent permitted by law and third-party agreements;

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use reasonable best efforts to consult with each other before issuing any press releases and other announcements regarding the merger, to the extent permitted by law and applicable stock exchange listing arrangements;

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ensure that the information provided by each of them for inclusion in this proxy statement/prospectus will not include any untrue statement of material fact or omit a material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading, at the time of the mailing of this proxy statement/prospectus and at the time of the annual meeting of the stockholders of Edge;

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pay all costs and expenses incurred by them in connection with the merger agreement, regardless of whether the merger is consummated, other than costs that are specified to be shared or paid by one party under the merger agreement; and

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promptly notify the other party if any representation or warranty made by it or contained in the merger agreement is likely to become materially untrue or if the notifying party fails to comply with or satisfy in any material respect any covenant, condition or agreement under the merger agreement.

Edge also will notify Chaparral of the occurrence of a default or event of default under Edge’s existing secured credit facility promptly upon Edge’s knowledge of any such occurrence.

Pursuant to the merger agreement, Chaparral Exploration also has agreed:

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that, for a period of six years after the effective time of the merger, its organizational documents will contain indemnification, exculpation and expense-advancement provisions for the individuals who, from the date of the merger agreement to the effective time, are directors, officers, employees, fiduciaries or agents of Edge that are no less favorable than those set forth in Edge’s organizational documents;

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for a period of six years after the effective time of the merger, to indemnify, hold harmless and advance expenses to, to the greatest extent permitted by law, each person who is, or has been at any time, an officer, director, employee, fiduciary or agent of Edge or its subsidiaries, with respect to all acts or omissions by them in their capacities as such at any time; and

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for a period of six years after the effective time of the merger, to maintain officers’ and directors’ liability insurance covering the individuals who are covered by Edge’s existing officers’ and directors’ liability insurance policies on terms no less advantageous to such individuals, provided that Chaparral will not be required to pay annual premiums in excess of 200% of the current annual premium being paid by Edge, but in that case Chaparral will purchase as much coverage as possible for that amount.

Pursuant to the merger agreement and in addition to the applicable covenants of Chaparral listed above, Chaparral also has agreed:

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to promptly prepare and submit to the NYSE a listing application covering the shares of Chaparral common stock and Chaparral Series A preferred stock issuable in connection with the merger and use reasonable efforts to obtain, before the effective time, the NYSE’s approval for the listing of those shares;

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to select and appoint, as of the effective time, at least two directors currently serving on the Edge board of directors to the Chaparral board of directors, one of whom shall be a Class II director and one of whom shall be a Class III director, and expand the Chaparral board of directors accordingly;

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within three business days prior to the date of completion of the merger, to take all actions necessary to complete the Chaparral Restructuring described under “The Merger—Chaparral Restructuring”; and

•	to be responsible for the indemnification and insurance obligations of Chaparral Exploration described above.

Employee Matters

At least 10 days prior to the closing, Chaparral will identify the Edge employees whose employment with Chaparral Exploration will be continued beyond the closing. Although Edge employees who continue their employment beyond the closing will be employed on an at-will basis, for a period of at least one year beginning on the date of the closing, Chaparral will cause each continuing employee:

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to continue in the employ of Chaparral, Chaparral Exploration or a subsidiary or affiliate in substantially the same position with similar job responsibilities as such employee’s current position with Edge or an Edge subsidiary (subject to such employee’s desire to continue in such position during such period and subject to the satisfactory performance by such employee of his/her assigned duties, to the same extent required of Chaparral’s or Chaparral Exploration’s subsidiaries’ similarly situated employees);

•	to receive salary of not less than such continuing employee’s current salary from Edge or an Edge subsidiary; and

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to receive the same benefits (including annual bonuses) on substantially the same basis as that provided by Chaparral’s or Chaparral Exploration’s subsidiaries to its similarly situated employees; provided, that this provision does not affect any severance agreement between Edge or an Edge subsidiary and an employee of Edge or such subsidiary.

On or before March 15, 2009, Chaparral will pay to each continuing employee who on that date is employed by Chaparral or its subsidiaries and who was a full-time employee of and provided services to Edge or one of its subsidiaries in 2008 an amount equal to any annual incentive bonus award that Chaparral determines, in accordance with the terms of the 2008 Annual Incentive Bonus Award Program.

Immediately prior to the effective time of the merger, Edge will terminate the employment of all Edge employees whom Chaparral has not selected for continuing employment following the merger. Chaparral has agreed that any employee who is so terminated will be treated as if he or she were involuntarily terminated immediately following a “change of control” under that employee’s severance agreement. For more information on the severance agreements of Edge’s employees, please see “The Merger—Workforce and Employee Benefits Matters” and “The Merger—Interests of Edge Directors and Executive Officers in the Merger.”

Chaparral will use its reasonable best efforts to cause the relevant insurance carriers and other third parties to waive all restrictions and limitations for any medical condition existing for any continuing employees and their eligible dependents as of the effective time for the purpose of any of Chaparral’s employee benefit plans, subject to limitations specified in the merger agreement. With respect to any Chaparral employee benefit plan, Chaparral or Chaparral Exploration also will credit each continuing employee for any deductibles already incurred under the relevant Edge employee benefit plan during the year in which the effective time occurs.

No Solicitation

Edge has agreed that it, its subsidiaries and their respective officers and directors will not, and Edge will cause its and its subsidiaries’ employees, agents and representatives not to:

•	initiate, solicit or knowingly encourage any “acquisition proposal,” as described below;

•	in connection with any acquisition proposal, have any discussions, provide any person any confidential information or engage in any negotiations;

•	approve or recommend any acquisition proposal; or

•	approve or recommend, or execute or enter into, any letter of intent or agreement or agree to any of the actions described above related to any acquisition proposal.

The merger agreement provides that an “acquisition proposal” means any inquiry, proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Edge or any Edge subsidiary, or any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of Edge and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would reasonably be expected to result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of Edge’s total voting power (or of the surviving parent entity in such transaction).

Edge also has agreed to advise, as promptly as practicable, Chaparral of any request for information or inquiry that Edge reasonably believes would lead to an acquisition proposal or of any acquisition proposal, the identity of the person making any such request, proposal or inquiry and its material terms and conditions. Edge will keep Chaparral informed in all material respects of the status of any such request, proposal or inquiry and will furnish Chaparral with copies of any written information furnished to any third party.

Nothing in the merger agreement, however, prevents Edge from:

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at any time prior to the adoption of the merger agreement by Edge’s common stockholders, in response to an unsolicited acquisition proposal that Edge’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor) constitutes or reasonably could be expected to lead to a “superior proposal” (as defined below), and pursuant to a confidentiality agreement substantially similar to the confidentiality agreements between Chaparral and Edge, engaging or participating in negotiations or discussions with, or providing any information to, the person making the acquisition proposal; or

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making any required disclosure to the stockholders of Edge if, in the good faith judgment of the board of directors of Edge (after consultation with outside counsel), the failure to so disclose would constitute a violation of applicable law, including any disclosure required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act.

Edge has agreed that its board of directors will not:

•	make a “change in the Edge recommendation,” which is defined as:

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a withdrawal, modification, qualification or failure to make (or public proposal to withdraw, qualify or fail to make) the recommendation by the Edge board of directors of the adoption of the merger agreement by Edge’s common stockholders; or

•	the approval or recommendation of (or public proposal to approve or recommend) any acquisition proposal or agreement providing for any acquisition proposal.

At any time prior to obtaining the adoption of the merger agreement by Edge’s common stockholders, however, the board of directors of Edge may make a change in the Edge recommendation if the board of directors concludes in good faith (after consultation with outside counsel and a financial advisor) that the failure to do so would be inconsistent with its fiduciary obligations. For purposes of the merger agreement, the term “superior proposal” means an acquisition proposal (as defined above):

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that the Edge board of directors determines in good faith (after consultation with a financial advisor) would reasonably be expected to result in a transaction that is more favorable to the stockholders of Edge than the merger; and

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as to which the Edge board of directors concludes (after consultation with its outside counsel and a financial advisor) the failure to engage or participate in negotiations or discussions with, or provide information to, the person making the proposal would be inconsistent with its fiduciary obligations.

Nothing contained in the merger agreement that is described under this section shall limit Edge’s obligation to hold and convene its meeting of stockholders, unless the merger agreement has been terminated in accordance with its terms.

Representations and Warranties

Chaparral and Chaparral Exploration, on the one hand, and Edge, on the other hand, have made various representations and warranties in the merger agreement which are reciprocal in many respects. Those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Some of the more significant of these representations and warranties pertain to:

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the organization, good standing and foreign qualification of the parties and the authority to own and lease their respective properties and to carry on their respective businesses as currently conducted;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	capitalization;

•	subsidiaries;

•	compliance with laws and possession of permits;

•	whether each party’s execution and delivery of the merger agreement or consummation of the merger causes any:

•	conflict with such party’s organizational documents;

•	“change of control” under any material agreements or any seismic data agreements;

•	breach or default, or the creation of any liens, under any agreements of such party;

•	any violation of applicable law; or

•	lien, charge or encumbrance on any party of the party or its subsidiaries;

•	the documents and reports that the parties have filed with the SEC;

•	litigation;

•	whether certain events, changes or effects have occurred from March 31, 2008 to the date of the merger agreement;

•	taxes;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	intellectual property matters;

•	broker’s fees and similar fees;

•	hedging arrangements;

•	oil and natural gas matters, including future production arrangements, royalty payments and that party’s status as operator of certain properties;

•	material contracts;

•	capital expenditure programs;

•	indemnification obligations relating to previously owned properties; and

•	title and ownership of property and equipment and related matters.

In addition, Edge has made representations to Chaparral and Chaparral Exploration relating to:

•	takeover statutes;

•	preferential rights to purchase Edge’s properties; and

•	Edge’s proposed capital expenditures for the third and fourth quarters of 2008.

Chaparral and Chaparral Exploration also have made representations to Edge relating to:

•	the adoption of the merger agreement by Chaparral’s stockholders and the amendment of their existing stockholders’ agreement;

•	their ownership of shares of Edge common stock; and

•	the receipt and effectiveness of the commitment for debt financing described under “The Merger—Chaparral Commitment Letter for New Secured Credit Facility.”

None of these representations and warranties will survive after the effective time of the merger.

Conditions to the Merger

Mutual Conditions to Each Party’s Obligation to Effect the Merger

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of each of Chaparral, Chaparral Exploration and Edge:

•	the merger agreement has been adopted by Edge’s common stockholders;

•	any waiting period applicable to the completion of the merger under the HSR Act has expired or been terminated;

•	neither any statute, rule or regulation of any governmental authority nor any court order or injunction prohibits the completion of the merger;

•

the SEC has declared the registration statement, of which this proxy statement/prospectus forms a part, to be effective, no stop order concerning the registration statement is in effect and no proceedings to obtain a stop order have been initiated or threatened by the SEC; and

•	the NYSE has authorized for listing the shares of Chaparral common stock and Chaparral Series A preferred stock to be issued pursuant to the merger, subject to official notice of issuance.

Additional Conditions to Each Party’s Obligation to Effect the Merger

In addition to the conditions described above, neither Chaparral and Chaparral Exploration, on the one hand, nor Edge, on the other hand, is obligated to effect the merger unless the following conditions are satisfied or waived by that party on or before the closing date:

•	the other party has performed in all material respects its covenants and agreements under the merger agreement;

•

the representations and warranties of the other party are true and correct as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct (without regard to qualifications as to materiality or a material adverse effect) has not had and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the party making the representation or warranty;

•	such party has received a certificate signed by an executive officer of the other party to the effect that the conditions set forth in the preceding two bullet points have been satisfied; and

•	such party’s tax counsel has provided the tax opinion described under “Material U.S. Federal Income Tax Consequences of the Merger.”

For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, a material adverse effect on the business, properties, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or on the ability of the party to consummate the transactions contemplated by the merger agreement, except in each case for any such effect attributable to:

•

general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere;

•

changes in or events or conditions generally affecting the oil and natural gas exploration and development industry or exploration and production companies of a similar size to that party (including changes in commodity prices and general market prices);

•	changes in laws, regulations or GAAP or interpretations thereof;

•	the announcement or pendency of the merger agreement, any actions taken in compliance with the merger agreement or the consummation of any of the transactions contemplated by the merger agreement;

•	any failure by that party to meet estimates of revenues or earnings for any period ending after the date of the merger agreement;

•

changes in the price or trading volume of that party’s stock (except that this bullet point does not prevent a determination that any underlying causes of such changes resulted in a material adverse effect);

•

the failure of the party or its subsidiaries to take any action referred to in “—Covenants and Agreements—Interim Operations” due to the other party’s unreasonable withholding, delaying or conditioning of its consent; or

•

effects resulting from any legal proceedings made or brought by any of the current or former stockholders of that party (on their own behalf or on behalf of that party) arising out of or related to the merger agreement or the transactions it contemplates.

Termination of the Merger Agreement

Chaparral or Edge may terminate the merger agreement at any time prior to the consummation of the merger (even if the common stockholders of Edge have adopted the merger agreement) by mutual written consent or if:

•

the parties have not completed the merger by December 31, 2008, and the party desiring to terminate the merger agreement for this reason has not materially breached any of representations, warranties or covenants under the merger agreement in any manner that caused the merger not to occur on or before that date;

•

a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the completion of the merger, as long as the party seeking to terminate the merger agreement for this reason has complied with the covenants in the merger agreement that relate to governmental filings and approvals;

•	the common stockholders of Edge do not vote to adopt the merger agreement at a stockholders’ meeting;

•

all conditions to the completion of the merger have been satisfied or waived (other than those conditions that, by their nature, can be satisfied only at the closing of the merger) but the merger has not been completed because of a failure to obtain and consummate Chaparral’s debt financing as described under “The Merger Agreement—Chaparral Commitment Letter for New Secured Credit Facility” and Chaparral has failed to obtain alternative financing on terms and conditions no less favorable to Chaparral or Chaparral Exploration than those included in the financing commitment and in an amount sufficient to complete the transactions contemplated by the merger agreement;

•

the other party has breached any representation or warranty or failed to perform any covenant in the merger agreement such that the condition to the closing of the merger agreement related to the performance of the covenants and the accuracy of the representations and warranties of the other party would not be satisfied as of the date of the termination and the breach is not cured within 30 days after the party desiring to terminate the merger agreement gives written notice of the breach to the other party, as long as the party desiring to terminate the merger agreement is not, at the time of the termination, in material breach of any representation, warranty or covenant in the merger agreement; or

•

the Edge board of directors has effected or authorized a change in its recommendation or enacted a resolution authorizing Edge to enter into a binding definitive agreement in respect of a superior proposal, except that Edge may not terminate the merger agreement for this reason unless it first provides Chaparral with five business days’ notice of its intention to terminate the merger agreement and the material terms and conditions of any superior proposal and has paid Chaparral the $15 million termination fee described below under “—Effect of Termination; Expenses and Termination Fees.”

In addition, Chaparral may terminate the merger agreement if an event of default has occurred and is continuing under Edge’s credit agreement and either of the following events has occurred:

•	the event of default has not been cured or waived prior to the earlier to occur of five days following the occurrence of the event of default and December 31, 2008; or

•	the administrative agent under Edge’s credit agreement has exercised any of the acceleration rights set forth under the Edge credit agreement;

except that Chaparral may not terminate the merger agreement for this reason if it is, at the time of the termination, in material breach of any representation, warranty or covenant in the merger agreement.

Effect of Termination; Expenses and Termination Fees

Costs and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except as otherwise provided in the merger agreement.

Termination due to Change in the Edge Recommendation

If the merger agreement is terminated by either Chaparral or Edge because the Edge board of directors has effected or authorized a change in the Edge recommendation or enacted a resolution authorizing Edge to enter into a binding definitive agreement in respect of a superior proposal as described in the sixth bullet point above under “—Termination of the Merger Agreement,” Chaparral will be entitled to receive from Edge at the time of termination a cash termination fee of $15 million.

Termination due to Failure of the Chaparral Debt Financing

If the merger agreement is terminated by either party because of a failure to obtain and consummate Chaparral’s debt financing as described in the fourth bullet point above under “—Termination of the Merger Agreement,” Edge will be entitled to receive from Chaparral at the time of termination a cash termination fee of $15 million.

Willful Breach of the Merger Agreement

If the merger agreement is terminated solely because of a willful and material breach of any agreement or covenant contained in the merger agreement by Edge, on the one hand, or Chaparral or Chaparral Exploration, on the other hand, then, subject to certain limitations specified in the merger agreement, the other party will be entitled to all remedies available at law or in equity to which it may be entitled, except that the maximum aggregate monetary liability of one party to the other for all loss or damage suffered by the other party is limited to $25 million.

Amendment; Extensions and Waivers

The parties may amend the merger agreement, by action taken by or on behalf of their boards of directors, at any time before the effective time. After the Edge common stockholders adopt the merger agreement, however, no amendment to the merger agreement may be made that by law requires the further approval of Edge’s common stockholders unless that further approval is obtained.

At any time prior to the effective time of the merger, each party may, by action taken by its board of directors:

•	extend the time for the performance of any obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party in the merger agreement.

Governing Law; Jurisdiction

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. The parties have agreed that all actions and proceedings arising out of or relating to the merger agreement shall be heard and determined in the Delaware Court of Chancery.

CHAPARRAL BUSINESS AND PROPERTIES

Chaparral is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City, Oklahoma. Since its inception in 1988, Chaparral has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include the additional areas of the Gulf Coast, Ark-La-Tex, North Texas, and the Rocky Mountains. On October 31, 2006, Chaparral acquired all of the outstanding capital stock of Calumet Oil Company and all of the limited partnership interests and membership interests of certain of its affiliates (“Calumet”) for a cash purchase price of approximately $500 million. Calumet owned properties principally located in Oklahoma and Texas that were complementary to Chaparral’s existing core areas of operations and had estimated proved reserves of approximately 346 Bcfe at the time of the acquisition. Calumet’s proved reserves are relatively long-lived, have relatively low production decline rates and were approximately 96% oil at the time of acquisition. In addition to increasing Chaparral’s average net daily production, many of the acquired properties have significant drilling and EOR opportunities.

As of December 31, 2007, Chaparral had estimated proved reserves of 987 Bcfe (65% proved developed and 60% crude oil) with a PV-10 value of approximately $2.7 billion. For the years ended December 31, 2005, 2006 and 2007, Chaparral’s Adjusted EBITDA was $81.9 million, $121.5 million and $196.8 million, respectively. Chaparral sets forth its definition of PV-10 value (a non-GAAP measure) and a reconciliation of the standardized measure of discounted future net cash flows to PV-10 value, its definition of Adjusted EBITDA (a non-GAAP measure) and a reconciliation of net income to Adjusted EBITDA under “Summary—Non-GAAP Financial Measures and Reconciliations,” beginning on page 22.

For the period from 2003 to 2007, Chaparral’s proved reserves and production grew at a compounded annual growth rate of 34% and 28%, respectively. Chaparral has grown primarily through a disciplined strategy of acquiring proved oil and natural gas reserves, followed by exploitation activities and the acquisition of additional interests in or near these acquired properties. Chaparral typically pursues properties in the second half of their life with stable production, shallow decline rates and with particular producing trends and characteristics indicative of production or reserve enhancement opportunities. Chaparral currently expects its future growth to continue through a combination of developmental drilling, acquisitions and exploitation projects, complemented by exploration activities.

For the year ended December 31, 2007, Chaparral’s capital expenditures were $230.2 million, including $106.1 million for development drilling and $49.8 million for acquisitions, of which $15.6 million was a release from escrow and other purchase price allocation adjustments of the prior year’s Calumet acquisition. The majority of Chaparral’s capital expenditures for developmental drilling in 2007 were allocated to its core areas of the Mid-Continent and Permian Basin. The wells Chaparral drills in these areas are primarily infill or single stepout wells, which are characterized as lower-risk.

Business Strengths

Consistent track record of low-cost reserve additions and production growth. From 2003 to 2007, Chaparral has grown its reserves and production by a compounded annual growth rate of 34% and 28%, respectively. Chaparral achieved this through a combination of drilling and acquisition success. Chaparral’s reserve replacement ratio, which reflects its reserve additions in a given period stated as a percentage of its production in the same period, has averaged 664% per year since 2001. Chaparral replaced approximately 822%, 991% and 301%, as further discussed in footnote 3 to the proved reserves table beginning on page 106, of its production in 2005, 2006 and 2007 respectively, at an average fully developed FD&A cost of $3.00 per Mcfe over this three-year period.

Disciplined approach to proved reserve acquisitions. Chaparral has a dedicated team that analyzes all of its acquisition opportunities. This team conducts due diligence with reserve engineering on a well-by-well basis to determine whether assets under consideration meet Chaparral’s acquisition criteria. Chaparral typically targets properties where it can identify enhancements that it believes will increase production rates and extend the producing life of the well. The large number of acquisition opportunities Chaparral reviews allows it to be selective and focus on properties that Chaparral believes have the most potential for value enhancement. In 2005, 2006 and 2007, Chaparral’s capital expenditures for acquisitions of proved properties were $216.7 million, $484.4 million and $41.7 million, respectively. These acquisition capital expenditures represented approximately 65%, 73% and 18%, respectively, of Chaparral’s total capital expenditures and approximately 80%, 94% and 13%, respectively, of Chaparral’s increase in reserves related to purchases of minerals in place, extensions and discoveries and improved recoveries for those periods. Chaparral expects to continue spending a significant percentage of its future capital expenditures on acquisitions as long as its investment criteria are met.

Property enhancement expertise. Chaparral’s ability to enhance acquired properties often allows it to increase production rates and economic value. Chaparral’s typical enhancements include the repair or replacement of casing and tubing, installation of plunger lifts and pumping units, installation of coiled tubing or siphon strings, compression, workovers and recompletion to new zones. Minimal amounts of investment have significantly enhanced the value of many of Chaparral’s properties.

Inventory of drilling locations. As of December 31, 2007, Chaparral had an inventory of over 1,475 proved developmental drilling locations and 4,780 additional potential drilling locations, shown in the following table which combined represent over 20 years of drilling opportunities based on its 2008 drilling rate.

	Identified proved undeveloped drilling locations	Identified additional potential drilling locations	Developed Acreage Net	Undeveloped Acreage Net
Mid-Continent	905	3,645	379,072	60,059
Permian Basin	92	732	51,291	21,461
Gulf Coast	11	69	44,718	11,887
Ark-La-Tex	12	45	15,277	—
North Texas	352	193	19,445	5,676
Rocky Mountains	103	96	15,201	9,794

Total	1,475	4,780	525,004	108,877

Identified drilling locations represent total gross drilling locations identified by Chaparral’s management as an estimation of its multi-year drilling activities on existing acreage. Chaparral’s actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors, as discussed in “Risk Factors” beginning on page 24. Chaparral has experienced a drilling success rate of approximately 99% on a weighted average basis during the three year period of 2005, 2006 and 2007. For the year ended December 31, 2007, Chaparral spent $106.1 million to drill 56 (52 net) operated wells and to participate in 167 (7 net) wells operated by others, representing 36% of its increases in reserves related to purchases of minerals in place, extensions and discoveries and improved recoveries. For 2008, Chaparral has budgeted $178.0 million to drill more than 171 operated wells and to participate in more than 143 wells operated by others. To support Chaparral’s drilling program, Chaparral entered into agreements which allow access to approximately 43,000 square miles of non-proprietary 3-D seismic data, conducted four proprietary 3-D seismic shoots and received permits for one additional proprietary 3-D seismic survey.

Enhanced oil recovery expertise and assets. Beginning in 2000, Chaparral expanded its operations to include CO2 EOR. This process involves the injection of CO2, which mixes with the remaining oil in place in the producing reservoir, followed by the injection of water in cycles to drive the hydrocarbons to producing wells. Chaparral has a staff of six engineers that have substantial expertise in CO2 EOR operations, and Chaparral also has specific software for modeling CO2 EOR. Chaparral owns a 29% interest in and operates a large CO2 EOR unit in southern Oklahoma and installed and operates a second CO2 EOR unit with a 54% interest in the Oklahoma panhandle. At December 31, 2007, Chaparral’s proved reserves included four properties where CO2 EOR recovery methods are used, which comprise approximately 6% of its total proved reserves. In addition, Chaparral operates a polymer EOR flood in the North Burbank unit. This unit is in the early phases of a polymer EOR flood which was proven up by Phillips Petroleum Company through three pilot programs in the late 1970’s and early 1980’s before being shut down due to low prevailing oil prices. Chaparral has implemented an additional polymer pilot program and plans to expand this polymer EOR program and ultimately introduce CO2 injection into this unit.

Experienced management team. Mark A. Fischer, CEO and founder of Chaparral, who, as of the date of this proxy statement/prospectus, beneficially owns 42.5% of Chaparral’s outstanding common stock, has operated in the oil and gas industry for 36 years after beginning his career at Exxon as a petroleum engineer. Joe Evans, Chaparral’s Chief Financial Officer, has over 28 years of experience in the oil and gas industry. Individuals in Chaparral’s senior management team have an average of over 29 years of experience in the oil and gas industry.

Business Strategy

Chaparral seeks to grow reserves and production profitably through a balanced mix of developmental drilling, acquisitions, enhancements, EOR projects and a number of exploration projects. Further, Chaparral strives to control its operations and costs and to minimize commodity price risk through a financial hedging program. The principal elements of Chaparral’s strategy include:

Continue lower-risk development drilling program. During the year ended December 31, 2007, Chaparral spent approximately $106.1 million on development drilling, which represented 46% of its capital expenditures for such period. A majority of these drilling wells are in Chaparral’s core areas of the Mid-Continent and the Permian Basin. The wells Chaparral drills in these areas are generally development (infill or single stepout) wells. Chaparral currently plans to spend $168.0 million, or approximately 62% of its capital expenditures, on developmental drilling in 2008. During the six months ended June 30, 2008, Chaparral had spent $83.0 million on developmental drilling.

Acquire long-lived properties with enhancement opportunities. Chaparral continually evaluates acquisition opportunities and expects that it will continue to play a significant role in increasing its reserve base and future drilling inventory. Chaparral has traditionally targeted smaller asset acquisitions which allow it to absorb, enhance and exploit the properties without taking on excessive integration risk. In 2005 and 2006, Chaparral also made larger acquisitions that complemented its existing properties in its core areas. During the year ended December 31, 2007, Chaparral made acquisitions of approximately $49.8 million, or 22% of its total capital expenditures for such period. Chaparral’s 2008 acquisition capital budget for oil and gas properties is $37.0 million, or 14% of its total capital expenditure budget.

Apply technical expertise to enhance mature properties. Once Chaparral acquires a property and becomes the operator, it seeks to maximize production through enhancement techniques. Chaparral has been built around a strong engineering team with expertise in the areas where it operates. Chaparral believes retaining its own field staff and operating offices close to its properties allows it to maintain tight control over its operations. Chaparral has 17 field offices throughout Oklahoma, Texas and Louisiana. Chaparral’s personnel possess a high degree of expertise in working with lower pressure or depleted reservoirs and, as a result, are able to identify enhancement opportunities with low capital requirements such as installing a plunger lift, pumping unit or compressor. As of December 31, 2007, Chaparral had an inventory of 818 developed enhancement projects requiring total estimated capital expenditures of $43.8 million.

Expand CO2 EOR activities. As of December 31, 2007, Chaparral has accumulated interests in 54 properties in Oklahoma and Texas that meet its criteria for CO2 EOR operations and is expanding its CO2 pipeline system to initiate CO2 injection in certain of these properties. Chaparral began CO2 injection in its Perryton Unit in December 2006 and plans to begin CO2 injection in its NW Camrick Unit in late 2008. To support Chaparral’s existing CO2 EOR projects, Chaparral currently injects approximately 38.5 MMcf per day of purchased and recycled CO2. Chaparral has a 100% ownership interest in its 86-mile Borger CO2 pipeline, a 29% interest in the 120-mile Enid to Purdy CO2 pipeline, a 58% interest in and operates the 23-mile Purdy to Velma CO2 pipeline and a 100% interest in approximately 126 miles of pipeline located in the panhandle of Oklahoma and southwestern Kansas that will enhance its CO2 plans in this area.

Pursue an exploration program. In the current high-priced commodity environment, Chaparral believes an exploration program can provide a rate of return comparable or superior to property acquisitions in certain areas. Chaparral plans to spend $10.0 million of its 2008 capital expenditures on exploration activities. During the six months ended June 30, 2008, Chaparral spent $2.0 million on exploration activities.

Control operations and costs. Chaparral seeks to serve as operator of the wells in which it owns a significant interest. As operator, Chaparral is better positioned to control the (1) timing and plans for future enhancement and exploitation efforts; (2) costs of enhancing, drilling, completing and producing the wells; and (3) marketing negotiations for its oil and gas production to maximize both volumes and wellhead price. As of December 31, 2007, Chaparral operated properties comprising approximately 84% of its proved reserves.

Hedge production to stabilize cash flow. Chaparral’s long-lived reserves provide it with relatively predictable production. Chaparral maintains an active hedging program on its proved developed production to protect cash flows that it uses for capital investments and to lock in returns on acquisitions. As of December 31, 2007, Chaparral had swaps in place for approximately 73% and 23% of its most recent internally estimated proved developed gas production for 2008 and 2009, respectively. Chaparral also had swaps in place for approximately 77% of its most recent internally estimated proved developed oil production for 2008 through 2011. While oil and gas hedging protects Chaparral’s cash flows during periods of commodity price declines, these hedges have resulted in losses on oil and gas hedging activities of $68.3 million, $4.2 million and $28.1 million for the years ended December 31, 2005, 2006 and 2007, respectively, through a period of increasing commodity prices. The years ended December 31, 2006 and 2007 also include non-hedge derivative losses of $4.7 and $23.8 million, respectively.

Chaparral Biofuels L.L.C.

In April 2007, Chaparral’s wholly owned subsidiary, Chaparral Biofuels L.L.C. (“Biofuel”) announced its intention to participate in Oklahoma Ethanol L.L.C.’s plans to construct and operate an ethanol plant in Blackwell, Oklahoma. The ethanol plant is estimated to produce a minimum of 55 million gallons of denatured ethanol annually. The ethanol plant is estimated to also generate approximately 8 MMcf per day of CO2, and Chaparral will have the option to acquire all or part of this CO2 for use in its EOR projects. The start up and construction costs for this joint venture are estimated to be between $115 million and $125 million, with Biofuel having a 66.67% ownership interest in Oklahoma Ethanol, L.L.C. Chaparral expects Oklahoma Ethanol L.L.C. will receive approximately $69 million to $75 million in secured indebtedness with recourse limited to Biofuel’s interests in this entity to fund construction costs and for related start-up working capital. Chaparral will not commence construction until financing has been obtained, but currently expects construction to commence in early 2009 with completion in 2010, and that its equity contribution will be approximately $30 million to $33 million.

Properties

The following table presents Chaparral’s proved reserves and PV-10 value as of December 31, 2007, average daily production for the year ended December 31, 2007 and average daily production for the six months ended June 30, 2008 by Chaparral’s major areas of operation.

	Proved reserves as of December 31, 2007					Average daily production (MMcfe per day)	Average daily production (MMcfe per day)
	Oil (MBbl)	Natural gas (MMcf)	Total (MMcfe)	Percent of total MMcfe	PV-10 value ($mm)(1)	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Mid-Continent	83,061	259,022	757,388	76.7%	$2,041.2	72.1	76.0
Permian Basin	8,069	59,894	108,308	11.0%	306.8	17.2	18.0
Gulf Coast	2,201	38,324	51,530	5.2%	139.6	10.4	9.5
Ark-La-Tex	1,170	21,670	28,690	2.9%	62.5	5.2	4.9
North Texas	2,326	4,644	18,600	1.9%	65.3	3.8	3.2
Rocky Mountains	2,277	8,715	22,377	2.3%	56.6	2.6	2.6

Total	99,104	392,269	986,893	100.0%	$2,672.0	111.3	114.2

(1)	See “Summary—Non-GAAP Financial Measures and Reconciliations” beginning on page 22.

Chaparral’s properties have relatively long reserve lives and highly predictable production profiles. In general, these properties have extensive production histories and production enhancement opportunities. While Chaparral’s portfolio of oil and gas properties is geographically diversified, 80% of its 2007 production was concentrated in its two core areas, which allows for substantial economies of scale in production and cost effective application of reservoir management techniques. As of December 31, 2007, Chaparral owned interests in 8,627 gross (3,049 net) producing wells and operated wells representing 84% of its proved reserves. The high proportion of reserves in its operated properties allows it to exercise more control over expenses, capital allocations and the timing of development and exploitation activities in its fields.

Mid-Continent

The Mid-Continent Area is the larger of Chaparral’s two core areas and, as of December 31, 2007, accounted for 77% of its proved reserves and 76% of its PV-10 value. Chaparral owns an interest in 5,747 producing wells in the Mid-Continent, of which it operates 2,238. Its 11 largest properties in terms of PV-10 value are located in this area. During the year ended December 31, 2007, Chaparral’s net average daily production in the Mid-Continent Area was approximately 72.1 MMcfe per day, or 65% of its total net average daily production. This area is characterized by stable, long-life, shallow decline reserves. Chaparral produces and drills in most of the basins in the region and has significant holdings and activity in the areas described below.

North Burbank Unit—Osage County, Oklahoma. The North Burbank Unit is Chaparral’s largest property. The unit was developed in the early 1920’s, is 23,080 acres in size and has cumulative production of approximately 316 MMBbl of oil (primary and secondary). The North Burbank Unit accounted for 204,622 MMcfe of Chaparral’s proved reserves, $438.7 million of its PV-10 value as of December 31, 2007 and 1,564 MMcfe of its year ended December 31, 2007 production. The producing zones are the Red Fork and Bartlesville and occurs at a depth of 3,000 feet. Chaparral owns 99.25% of the field and is also the operator. As of June 30, 2008, the field was producing 1,488 Bbls of oil per day from 258 producing wells. There are also 172 active injection wells and 517 temporarily abandoned wells at June 30, 2008. Upside potential exists in restoring a majority of the temporarily abandoned wells to production and in reinstituting the polymer EOR program that Phillips Petroleum Company instituted in the field from 1980-1986 as a project on 1,440 acres. Production increased from 500 Bbls of oil per day to 1,200 Bbls of oil per day in this project area as a result of the polymer injection program. The project was shut down in 1986 due to low oil prices. Chaparral has already reinstituted a polymer flood on 485 acres adjacent to Block A on a 19-well pattern. Since taking over the field on November 1, 2006, Chaparral returned 47 temporarily abandoned wells to production with initial rates of production ranging between 6-25 Bbls of oil per day. Chaparral believes that this field also may have upside with the injection of CO2.

South Burbank Unit—Osage County, Oklahoma. The South Burbank Unit is the southward extension of the “Stanley Stringer” sand development and lies to the south of the North Burbank Unit and covers 4,386 acres. It was discovered in 1934 and unitized in 1935. The South Burbank Unit has produced 56.7 MMBbls of oil from the Burbank sand from both primary and waterflood recovery efforts. The Burbank Sand occurs at a depth of 2,850 feet. Recently, Chaparral has developed a program to infill wells and twin many of the existing Burbank sand locations using a 10-acre spacing pattern. The plan has been to drill infill and stepout locations through the Mississippi Chat, which occurs some 50 feet below the shallower Burbank sand, and evaluate the shallower Burbank sand utilizing information from this deeper penetration. If both zones are deemed productive, Chaparral will complete the initial well in the deeper Mississippi Chat, and drill a twin to the shallower Burbank sand from the same drilling pad location. It is currently estimated that the Mississippi Chat may be productive under the entire southern half of the South Burbank Unit. Four wells have recently been drilled and completed in the Mississippi Chat and are proving successful with initial potentials as high as 75 Bbls of oil per day. Three wells have recently been drilled and completed in the shallower Burbank Sand and are also proving successful with initial potentials ranging between 20 and 40 Bbls of oil per day. Chaparral has scheduled 13 wells to be drilled in this area in 2008 with four wells drilled through June 30, 2008. Any well drilled inside the South Burbank Unit is being developed with a pattern and spacing plan that will maximize any future EOR efforts.

Camrick area—Beaver and Texas Counties, Oklahoma. The Camrick area represented approximately 5% of Chaparral’s proved reserves and 7% of its PV-10 value of its proved reserves (46,024 MMcfe and $198.6 million, respectively) at December 31, 2007. This area consists of three unitized fields, the Camrick Unit, which covers 9,080 acres, the NW Camrick Unit, which covers 4,080 acres and the Perryton Unit, which covers 2,040 acres. Chaparral currently operates these three fields with an average working interest of 54%. Production in the Camrick area is from the Morrow reservoir that occurs at a depth of approximately 6,800 feet. The three units have produced approximately 16.6 MMBbls of primary reserves and approximately 13.1 MMBbls of secondary reserves. There were 46 active producing wells in this area that produced 2,731 MMcfe during the year ended December 31, 2007. Currently CO2 injection operations are continuing in the Phase I, II and III areas of the Camrick Unit and the Perryton Unit. CO2 injection has improved the gross production in the Camrick Area from approximately 115 Bbls of oil (690 Mcfe) per day in 2001 from 11 wells to approximately 1,293 Bbls of oil (7,758 Mcfe) per day at June 30, 2008 from 47 producing wells. Chaparral plans to continue expansion of CO2 injection operations across all of the units.

Southwest Antioch Gibson Sand Unit (SWAGSU)—Garvin County, Oklahoma. SWAGSU represented 3% of Chaparral’s proved reserves and PV-10 value of its proved reserves (34,968 MMcfe and $90.6 million, respectively) at December 31, 2007. SWAGSU encompasses approximately 9,520 acres with production from the Gibson Sand, which occurs between the depths of 6,500 and 7,200 feet. Chaparral currently operates this unit with an average working interest of 99%. The field has produced approximately 39.9 MMBbls of oil and 255.1 Bcf of natural gas since its discovery in 1946 and produced 1,202 MMcfe during the year ended December 31, 2007. The field was unitized in 1948 and began unitized production as a pressure maintenance operation, utilizing selective production (based on gas/oil ratios) and gas injection. Water injection began in 1952. Gas injection ceased in 1960 without significant blowdown of the injected gas. Field shutdown and plugging activities began in 1966, and all water injection ceased in 1970. A program is currently underway to re-enter abandoned wells and drill new wells to produce the injected gas. Chaparral has 31 active producing wells in this unit as of June 30, 2008. Chaparral is scheduled to drill nine wells in 2008, of which three were drilled by June 30, 2008.

Cleveland Sand Play—Ellis County, Oklahoma and Lipscomb County, Texas. The Cleveland Sand Play accounted for 11,029 MMcfe of Chaparral’s proved reserves, $31.3 million of its PV-10 value of its proved reserves as of December 31, 2007 and 939 MMcfe of its year ended December 31, 2007 production. Chaparral owns approximately 6,600 net acres in the Cleveland Sand Play. The Cleveland Sand occurs at 8,300 feet and is considered a tight gas sand reservoir. As of June 30, 2008, Chaparral had interests in 26 Cleveland Sand producing wells, and drilled three wells in each of 2005 and 2006. Chaparral drilled five wells in 2007 and has scheduled an additional seven wells in 2008, of which three had been drilled by June 30, 2008. Chaparral employed horizontal drilling technology in most of its drilled wells in this area. Chaparral expects that future wells will also utilize horizontal technology.

Granite Wash Horizontal Play—Washita County, Oklahoma. The objective target of this play is the Des Moinesian Granite Wash “A”, “B” and “C” zones at an average depth of approximately 12,500 feet. To date this play has encompassed an area approximately three townships in size. The Granite Wash is a quartz rich alluvial wash containing high concentrations of feldspar that results in reducing permeability and therefore reducing ultimate recoveries. Conventional vertical well bores in this area have recovered on average approximately 1.5 Bcfe. The technological advances of horizontal drilling allow maximum exposure of this tight gas filled reservoir to the well bore (most horizontal wells utilize a lateral drilled up to 4,000 feet horizontally in the Granite Wash), resulting in substantially improved recoveries that are currently estimated to be up to three to four times the recoveries of the typical vertical well in this play. In late 2007, Chaparral drilled the Gunter #2H-14 as a horizontal well in this Granite Wash, at a completed cost of approximately $7.8 million. The well initially produced at rates as high as 6,500 Mcf of natural gas per day and 550 Bbls of oil per day and reached payout in slightly over four months. Chaparral participated in a new well, the Simmons 4-26H, of which Chaparral has a 15% net revenue interest and which recently came on line at rates of 5,000 Mcf of natural gas per day and 200 Bbls of oil per day. Chaparral is currently participating in an outside operated drilling well, the Kliewer 2H-18, and has spudded the Roxanne 2H-17 well. Chaparral expects to spud one additional well in this area by the fourth quarter of this year. Chaparral expects to drill and/or participate in the drilling of an additional 17 Granite Wash horizontal wells in this play.

Velma Sims Unit CO2 Flood—Stephens County, Oklahoma. The EVWB Sims Sand Unit which covers approximately 1,300 acres, was discovered in 1949 and was unitized in 1962. Chaparral currently operates this unit with an average working interest of 29%. Hydrocarbon gas injection into the Sims C2 Sand was initiated in the top of the structure in 1962. This unit accounted for 15,777 MMcfe of Chaparral’s proved reserves and $47.7 million of its PV-10 value as of December 31, 2007 and 709 MMcfe of its year ended December 31, 2007 production. Waterflood operations began in 1972. Hydrocarbon gas injection ended around 1977 and a miscible CO2 injection program was initiated in 1982. This miscible CO2 injection was first begun in the updip portion of the reservoir and in 1990 expanded into the mid-section area of the Sims C2 reservoir. In 1996, miscible CO 2 injection began in the downdip section of the Sims C2. As of June 30, 2008, Chaparral had 47 active producing wells in this unit.

Fox Deese Springer Unit—Carter County, Oklahoma. The Fox Deese Springer Unit, which is 2,335 acres, was discovered in 1915 and unitized in 1977. This unit had proved reserves of 30,116 MMcfe and a PV-10 value of $109.2 million at December 31, 2007. Chaparral operates this unit with a working interest of 81.9%. Producing zones include the Deese, Sims, and Morris, which occur at depths between 3,300 and 5,500 feet. Cumulative production is 14 MMBbls of oil and, as of June 30, 2008, the unit had 63 producing wells and 46 active injection wells. The unit is currently producing 389 Bbls of oil per day. Chaparral has completed a four-well pilot drilling program to increase density drill the Fox Deese Springer Unit from its current 10-acre spacing to five-acre spacing. Production from all four wells has added about 86 Bbls of oil per day to the unit production along with about 30 Bbls of oil per day from the Sims reservoir still under a retrievable bridge plug. The Sims reservoir is prospective in much of the field. With the successful completion of this pilot program, Chaparral believes this could open up 106 additional drilling locations in the area and have six wells planned as part of its 2008 drilling program. None of the Sims reserves were booked as PUD reserves at year end 2007. Additional potential exists in waterflood pattern modification and CO2 EOR recovery.

Sivells Bend Unit—Cooke County, Texas. The Sivells Bend Unit is 3,863 acres in size, produces primarily from the Strawn, which occurs at a depth of 9,000 feet, and has recovered 39 MMBbls of oil to date. This unit represents 17,598 MMcfe of Chaparral’s proved reserves and $70.9 million of its PV-10 value at December 31, 2007. There are currently 26 producing wells and 13 active injection wells, with current production of approximately 245 Bbls of oil per day. Chaparral operates the field with a working interest of 64%. Upside potential exists in increased density drilling from 80 acres to 40 acres in the Strawn. The only 40 acre increased density well drilled in the unit has recovered over 390 MBbls of oil. Additional potential exists in deeper Ellenburger, as an Ellenburger well tested approximately 193 Bbls of oil per day in 1964 in the adjacent East Sivells Bend Unit and one well in Chaparral’s unit tested 104 Bbls of oil per day for a short time. 3-D seismic will be required to better define the fault blocks for an Ellenburger test. Chaparral owns approximately 1,000 acres of fee minerals in this Sivells Bend Unit and owns approximately half of the rights below the Strawn, which includes the Ellenburger. Three wells are scheduled to be drilled in 2008 in this unit.

CO2 EOR—Various counties, Oklahoma and Texas. Chaparral initiated CO2 injection in its Perryton Unit in December 2006 and anticipates initiating CO2 injection in its NW Camrick Unit in late 2008 and three Booker Inland units in 2008. On December 31, 2007, Chaparral had in place transportation and supply agreements to provide the necessary CO2 for these projects. Chaparral has accumulated 54 properties in Oklahoma and Texas that meet its criteria for CO2 EOR operations. Chaparral has a 100% ownership and operates its 86-mile Borger CO2 pipeline, owns a 29% interest in the 120-mile Enid to Purdy CO2 pipeline, owns a 58% interest in and operates the 23-mile Purdy to Velma CO2 pipeline and owns a 100% interest in approximately 126 miles of pipeline located in the panhandle of Oklahoma and southwestern Kansas. Arrangements to secure additional sources of CO2 are currently in process. The U.S. Department of Energy-Office of Fossil Energy provided a report in April 2005 estimating that significant oil reserves could be technically recovered in the State of Oklahoma through CO2 EOR processes. With its infrastructure, Chaparral believes that it will be well positioned to participate in the exploitation of these reserves.

Permian Basin

The Permian Basin Area is the second of Chaparral’s two core areas and, as of December 31, 2007, accounted for 11% of its proved reserves and 11% of its PV-10 value. Chaparral owns an interest in 1,497 wells in the Permian Basin, of which it operates 383. Three of its 20 largest properties, in terms of PV-10 value, are located in this area. During the year ended December 31, 2007, Chaparral’s net average daily production in the Permian Basin Area was approximately 17.2 MMcfe per day, or 15% of its total net average daily production. Similar to the Mid-Continent Area, it is characterized by its stable long-life, shallow-decline reserves.

Tunstill Field Play—Loving and Reeves Counties, Texas. Chaparral’s Tunstill field play covers approximately 19,840 acres. Chaparral operates these wells with a working interest of 100%. The Tunstill field play represents 18,197 MMcfe of Chaparral’s proved reserves and $55.3 million of its PV-10 value at December 31, 2007 and 1,322 MMcfe of its year ended December 31, 2007 production. Primary objectives in this play are the Bell Canyon Sands that occur at depths from 3,300 to 4,200 feet and the Cherry Canyon Sands that occur at depths from 4,300 to 5,200 feet. Older wells produce from the shallower Bell Canyon Sands including the Ramsey and Olds while more recent wells have established production from the deeper Cherry Canyon Sands as well as the shallower sands. During 2006, Chaparral drilled 10 wells in this play. Chaparral drilled eight wells in 2007 and has plans to drill 17 wells in 2008. During the six months ended June 30, 2008, Chaparral drilled eight wells in this play.

Haley Area Play—Loving County, Texas. The Haley Area—Bone Springs, Atoka, Strawn and Morrow play encompasses 3,840 gross acres. Chaparral owns interests in and operates 10 producing wells in this play. The Haley Area represents 16,737 MMcfe of Chaparral’s proved reserves and $41.7 million of its PV-10 value at December 31, 2007 and 1,491 MMcfe of its year ended December 31, 2007 production. Production has been established from four main intervals: the Bone Springs at a depth of approximately 10,100–11,000 feet, the Strawn at a depth of approximately 15,500 feet, the Atoka at a depth of approximately 16,000 feet and the

Morrow at a depth of approximately 17,700 feet. Two of the existing wells are completed in the Atoka, two are completed in the Strawn, three wells are completed in the Morrow and three are completed in the Bone Springs. Recent activity in the area, on all four sides of Chaparral’s acreage, has established significant producing wells from the Atoka/Strawn/Morrow commingled interval with some initial potentials of 20 to 30 MMcfe per day. During 2007, Chaparral drilled two wells in this area. The Haley 38-3 is currently producing approximately 25 Bbls of oil per day and 75 Mcf of natural gas per day from the Bone Springs. The Haley 38-4 is currently producing approximately 15 Bbls of oil per day and 47 Mcf of natural gas per day from the Bone Springs. Chaparral is currently drilling the Bowdle Estate 47-2 to test the Morrow, which offsets an Anadarko well that is producing from the Morrow at 20 MMcf of natural gas per day. Chaparral also drilled the F.D. Russell #2 well which encountered several Atoka sands, and came on-line in April 2008 and is currently producing at approximately 4,215 Mcf per day.

Gulf Coast

The Gulf Coast is the most active of Chaparral’s four growth areas and, as of December 31, 2007, accounted for 5% of its proved reserves and 5% of its PV-10 value. Chaparral owns an interest in 305 wells in the Gulf Coast area, of which it operates 209. Unlike Chaparral’s core areas, the Gulf Coast area is characterized by shorter-life and high initial potential production. Chaparral believes a balance of this type of production complements its long-life reserves and adds a dimension for increasing its near-term cash flow.

Mustang Island & Mesquite Bay—Nueces County, TX. Chaparral owns interests in approximately 3,405 net producing acres and 10,020 net non-producing acres. Multiple producing sand intervals are found from depths of 6,500 feet to 8,000 feet. Chaparral now operates 10 active producing wells in this area. As of December 31, 2007, the wells in Nueces County, Texas account for 7,845 MMcfe of Chaparral’s proved reserves and $36.6 million of its PV-10 value and 219 MMcfe of its year ended December 31, 2007 production. Chaparral is currently processing a 51 square mile proprietary 3-D seismic survey over parts of this area where it has entered into an area of mutual interest with a 50% ownership in an attempt to find bypassed reserves or other potential reservoirs.

Vivian Borchers Area—Lavaca County, Texas. Chaparral controls approximately 1,300 acres in the Vivian Borchers Area. As of December 31, 2007, the wells in Lavaca County, Texas accounted for 1,762 MMcfe of Chaparral’s proved reserves and $4.8 million of its PV-10 value and 100 MMcfe of its year ended December 31, 2007 production. Multiple Frio and Miocene pay zones occur at depths shallower than 4,000 feet. Based on 3-D seismic reprocessing, Chaparral has successfully drilled and completed three wells to depths of approximately 4,000 feet. These wells had initial test rates as high as 900 Mcf of natural gas per day. In addition, Chaparral has several deep 3-D seismic-based Wilcox tests planned for the area. Chaparral recently drilled the Vivian Borchers #2-14 to a depth of 13,000 ft., developed production from 12,116 to 12,582 ft. and as of July 2008 is producing the well at 569 Mcf of natural gas per day and 5 Bbls of condensate per day. Chaparral has licensed 200 square miles of 3-D seismic data and is currently evaluating it for additional prospects, similar to those mentioned above. As prospects are identified, Chaparral expects to propose and budget additional leasing and drilling activity.

Ark-La-Tex

As of December 31, 2007, the Ark-La-Tex area accounted for 3% of Chaparral’s proved reserves and 2% of its PV-10 value. Chaparral owns an interest in 135 wells in the Ark-La-Tex area, of which it operates 71. These reserves are characterized by shorter-life and higher initial potential.

North Texas

As of December 31, 2007, the North Texas area accounted for 2% of Chaparral’s proved reserves and 2% of its PV-10 value. Chaparral owns an interest in 758 wells in the North Texas area, of which it operates 138. One of Chaparral’s four proprietary 3-D seismic surveys has been completed in this area.

Rocky Mountains

As of December 31, 2007, the Rocky Mountains area accounted for 2% of Chaparral’s proved reserves and 2% of its PV-10 value. Chaparral owns an interest in 185 wells in the Rocky Mountains area, of which it operates 48.

Oil and natural gas reserves

The table below summarizes Chaparral’s net proved oil and natural gas reserves and PV-10 values at December 31, 2007. Information in the table is derived from reserve reports of estimated proved reserves prepared by Cawley, Gillespie & Associates, Inc. (36% of PV-10 value) and by Lee Keeling & Associates, Inc. (52% of PV-10 value). Chaparral’s internal engineering staff prepared a report of estimated proved reserves on its remaining smaller value properties (12% of PV-10 value).

	Net proved reserves
	Oil (MBbl)	Natural gas (MMcf)	Total (MMcfe)	PV-10 value (In thousands)(1)
Developed—producing	48,450	220,133	510,833	$1,481,935
Developed—non-producing	13,117	49,445	128,147	350,836
Undeveloped	37,537	122,691	347,913	839,211

Total proved	99,104	392,269	986,893	$2,671,982

(1)	See “Summary—Non-GAAP Financial Measures and Reconciliations” beginning on page 22.

The estimated reserve life as of December 31, 2005, 2006 and 2007 was 24.4, 28.0 and 24.3 years, respectively. The estimated reserve life was calculated by dividing total proved reserves by production volumes for the year indicated.

The following table sets forth the estimated future net revenues from proved reserves, the PV-10, the standardized measure of discounted future net cash flows and the prices used in projecting them over the past three years.

(Dollars in thousands, except prices)	2005	2006	2007
Future net revenue	$3,597,300	$3,518,020	$6,203,720
PV-10 value(1)	1,602,610	1,494,063	2,671,982
Standardized measure of discounted future net cash flows	1,067,888	1,082,209	1,793,980
Oil price (per Bbl)	$61.04	$61.06	$96.01
Natural gas price (per Mcf)	$10.08	$5.64	$6.80

(1)	See “Summary—Non-GAAP Financial Measures and Reconciliations” beginning on page 22.

Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

The following table sets forth information at December 31, 2007 relating to the producing wells in which Chaparral owned a working interest as of that date. Chaparral also holds royalty interests in units and acreage in addition to the wells in which it has a working interest. Wells are classified as oil or natural gas according to their predominant production stream. Gross wells is the total number of producing wells in which Chaparral has an interest, and net wells is the sum of its working interest in all wells.

	Total wells
	Gross	Net
Crude oil	5,813	2,252
Natural gas	2,814	797

Total	8,627	3,049

The following table details Chaparral’s gross and net interest in producing wells in which it has an interest and the number of wells it operated at December 31, 2007 by area.

	Total wells		Operated Wells
	Gross	Net
Mid-Continent	5,747	2,191	2,238
Permian Basin	1,497	402	383
Gulf Coast	305	197	209
Ark-La-Tex	135	72	71
North Texas	758	141	138
Rocky Mountains	185	46	48

Total	8,627	3,049	3,087

The following table details Chaparral’s gross and net interest in developed and undeveloped acreage at December 31, 2007.

	Developed Acreage		Undeveloped Acreage
	Gross	Net	Gross	Net
Mid-Continent	901,522	379,072	69,970	60,059
Permian Basin	88,616	51,291	22,521	21,461
Gulf Coast	76,084	44,718	19,911	11,887
Ark-La-Tex	27,817	15,277	—	—
North Texas	26,391	19,445	6,187	5,676
Rocky Mountains	44,238	15,201	20,349	9,794

Total	1,164,668	525,004	138,938	108,877

The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should a correlation be assumed between the number of productive wells drilled, quantities of reserves found or economic value. Development wells are wells drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. Exploratory wells are wells drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir. Productive wells are those that produce commercial quantities of hydrocarbons, exclusive of their capacity to produce at a reasonable rate of return.

	2005		2006		2007
	Gross	Net	Gross	Net	Gross	Net
Development wells
Productive	171.0	52.0	189.0	56.1	214.0	51.7
Dry	2.0	0.8	1.0	0.2	3.0	1.2
Exploratory wells
Productive	11.0	6.0	1.0	1.0	6.0	5.9
Dry	1.0	0.4	1.0	0.1	0.0	0.0
Total wells
Productive	182.0	58.0	190.0	57.1	220.0	57.6
Dry	3.0	1.2	2.0	0.3	3.0	1.2

Total	185.0	59.2	192.0	57.4	223.0	58.8

Percent productive	98%	98%	99%	99%	99%	98%

The following table summarizes Chaparral’s estimates of net proved oil and natural gas reserves as of the dates indicated and the present value attributable to the reserves at such dates (using prices in effect on December 31, 2005, 2006 and 2007), discounted at 10% per annum. Estimates of Chaparral’s net proved oil and natural gas reserves as of December 31, 2005, 2006 and 2007 were prepared by Cawley, Gillespie & Associates (36% of PV-10 value in 2007) and Lee Keeling & Associates, Inc. (52% of PV-10 value in 2007). Chaparral’s internal engineering staff has prepared a report of estimated proved reserves on Chaparral’s remaining smaller value properties (12% of PV-10 value).

	As of December 31,
Proved Reserves	2005	2006	2007
Oil (MBbl)	33,913	88,378	99,104
Natural gas (MMcf)	414,384	375,311	392,269
Natural gas equivalent (MMcfe)	617,862	905,579	986,893
Proved developed reserve percentage	69%	69%	65%
Estimated reserve life (in years)(1)	24.4	28.0	24.3

Cost incurred (in thousands):
Property acquisition costs
Proved properties(2)	$216,742	$484,404	$41,724
Unproved properties	5,543	4,731	8,032

Total acquisition costs	222,285	489,135	49,756
Development costs	103,479	170,987	165,177
Exploration costs	7,274	7,015	15,287

Total	$333,038	$667,137	$230,220

Annual reserve replacement ratio(3)	822%	991%	301%
Three-year average fully developed FD&A cost ($/Mcfe)(4)	$1.82	$2.37	$3.00

(1)	Calculated by dividing net proved reserves by net production volumes for the year indicated.
(2)	Includes $152,945 and $464,860 of costs related to the acquisitions of CEI Bristol and Calumet in 2005 and 2006, respectively.

(3)	Calculated by dividing the sum of reserve additions from all sources (revisions, extensions and discoveries, improved recoveries, and acquisitions) by the production for the corresponding period. The values for these reserves additions are derived directly from the proved reserves table located in Note 17 of the notes to Chaparral’s consolidated financial statements. In calculating reserve replacement, Chaparral does not use unproved reserve quantities. Management uses the reserve replacement ratio as an indicator of Chaparral’s ability to replenish annual production volumes and grow reserves, thereby providing some information of the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. The reserve replacement ratio is comprised of the following:

	Year Ended December 31,
	2005		2006		2007
	Reserves replaced	Percent of total	Reserves replaced	Percent of total	Reserves replaced	Percent of total
Purchases	683%	83.1%	1,093%	110.3%	46%	15.4%
Extensions and discoveries	89%	10.8%	52%	5.2%	214%	70.9%
Revisions	(30)%	(3.6)%	(174)%	(17.6)%	(71)%	(23.4)%
Improved recoveries	80%	9.7%	20%	2.1%	112%	37.1%

Total	822%	100.0%	991%	100.0%	301%	100.0%

(4)	Calculated as total costs incurred, plus the increase in future development costs, divided by total proved reserve acquisitions, extensions and discoveries, and revisions as shown below (in Mcfe unless otherwise noted):

	2005	2006	2007
Purchases of minerals in place	173,176	354,004	18,850
Extensions and discoveries	22,531	16,736	86,788
Revisions	(7,516)	(56,423)	(28,684)
Improved recoveries	20,262	6,653	45,423

Total reserve additions	208,453	320,970	122,377

Costs incurred	$333,038	$667,137	$230,220
Changes in future development costs	154,042	236,700	337,438

Total costs incurred	$487,080	$903,837	$567,658

Three-year average fully developed FD&A cost ($/Mcfe)	$1.82	$2.37	$3.00

The following table sets forth certain information regarding Chaparral’s historical net production volumes, revenues, average prices realized and production costs associated with sales of oil and natural gas for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2005	2006	2007	2007	2008
Production:
Oil (MBbls)	1,449	1,906	3,356	1,581	1,823
Natural Gas (MMcf)	16,660	20,949	20,504	10,193	9,853

Combined (MMcfe)	25,354	32,385	40,640	19,679	20,791
Average daily production:
Oil (Bbls)	3,970	5,222	9,195	8,735	10,016
Natural Gas (Mcf)	45,644	57,395	56,175	56,315	54,137

Combined (Mcfe)	69,464	88,727	111,345	108,725	114,233
Average prices (before effect of hedges):
Oil (per Bbl)	$53.76	$61.65	$69.85	$58.50	$104.40
Natural Gas (per Mcf)	7.41	6.29	6.41	6.46	8.97

Combined (per Mcfe)	7.94	7.69	9.00	8.04	13.40
Average costs per Mcfe:
Lease operating	$1.66	$2.21	$2.57	$2.58	$2.60
Production tax	0.58	0.58	0.65	0.58	0.89
Depreciation, depletion, and amortization	1.24	1.61	2.11	2.08	2.34
General and administrative	0.39	0.45	0.54	0.52	0.68

Competition

The oil and natural gas industry is highly competitive. Chaparral encounters strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than Chaparral’s. As a result, Chaparral’s competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than its financial or personnel resources will permit.

Chaparral is also affected by competition for drilling rigs and the availability of related equipment. In the past, the oil and natural gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant price increases. Chaparral is unable to predict when, or if, such shortages may again occur or how they would affect its development and exploitation program.

Competition is also strong for attractive oil and natural gas producing properties, undeveloped leases and drilling rights, and Chaparral cannot assure you that it will be able to compete satisfactorily. Many large oil companies have been actively marketing some of their existing producing properties for sale to independent producers. Although Chaparral regularly evaluates acquisition opportunities and submits bids as part of its growth strategy, it does not have any current agreements, understandings or arrangements with respect to any material acquisition other than the merger agreement.

Markets

The marketing of oil and natural gas produced by Chaparral will be affected by a number of factors that are beyond its control and whose exact effect cannot be accurately predicted. These factors include:

•	the amount of crude oil and natural gas imports;

•	the availability, proximity and cost of adequate pipeline and other transportation facilities;

•	the success of efforts to market competitive fuels, such as coal and nuclear energy and the growth and/or success of alternative energy sources such as wind power;

•	the effect of federal and state regulation of production, refining, transportation and sales;

•	the laws of foreign jurisdictions and the laws and regulations affecting foreign markets;

•	other matters affecting the availability of a ready market, such as fluctuating supply and demand; and

•	general economic conditions in the United States and around the world.

The supply and demand balance of crude oil and natural gas in world markets has caused significant variations in the prices of these products over recent years. The North American Free Trade Agreement eliminated most trade and investment barriers between the United States, Canada and Mexico, resulting in increased foreign competition for domestic natural gas production. New pipeline projects recently approved by, or presently pending before, FERC, as well as nondiscriminatory access requirements, could further increase the availability of gas imports to certain U.S. markets. Such imports could have an adverse effect on both the price and volume of gas sales from Chaparral’s wells.

Members of the Organization of Petroleum Exporting Countries establish prices and production quotas from time to time with the intent of reducing the current global oversupply and maintaining, lowering or increasing certain price levels. Chaparral is unable to predict what effect, if any, such actions will have on both the price and volume of crude oil sales from its wells.

In several initiatives, FERC has required pipeline transportation companies to develop electronic communication and to provide standardized access via the Internet to information concerning capacity and prices on a nationwide basis, so as to create a national market. Parallel developments toward an electronic marketplace for electric power, mandated by FERC, are serving to create multi-national markets for energy products generally. These systems will allow rapid consummation of natural gas transactions. Although this system may initially lower prices due to increased competition, it is anticipated it will ultimately expand natural gas markets and improve their reliability.

Environmental Matters and Regulation

Chaparral believes that its properties and operations are in substantial compliance with applicable environmental laws and regulations, and its operations to date have not resulted in any material environmental liabilities. To reduce its exposure to potential environmental risk, it typically has its field personnel inspect operated properties prior to completing each acquisition.

General. Chaparral’s operations, like the operations of other companies in the oil and gas industry, are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	require the acquisition of various permits before drilling commences;

•	require the installation of expensive pollution control equipment;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to prevent pollution from former operations, such as pit closure and plugging of abandoned wells;

•	impose substantial liabilities for pollution resulting from operation; and

•	with respect to operations affecting federal lands or leases, require preparation of a Resource Management Plan, an Environmental Assessment, and/or an Environmental Impact Statement.

These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and clean-up requirements for the oil and gas industry could have a significant impact on Chaparral’s operating costs.

Chaparral believes that it substantially complies with all current applicable environmental laws and regulations and that its continued compliance with existing requirements will not have a material adverse impact on its financial condition and results of operations. However, Chaparral cannot predict how future environmental laws and regulations may affect its properties or operations. For the year ended December 31, 2007, Chaparral did not incur any material capital expenditures for installation of remediation or pollution control equipment at any of its facilities. Chaparral is not aware of any environmental issues or claims that will require material capital expenditures during 2008 or that will otherwise have a material impact on its financial position or results of operations.

Environmental laws and regulations that could have a material impact on the oil and gas exploration and production industry include the following:

National Environmental Policy Act. Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will typically prepare an Environmental Assessment to assess the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment.

All of Chaparral’s current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of natural gas and oil projects.

Waste handling. The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” and the disposal of non-hazardous wastes. Under the auspices of the Environmental Protection Agency, or EPA, individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute “solid wastes”, which are regulated under the less stringent non-hazardous waste provisions. However, there is no guarantee that the EPA or individual states will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation.

Chaparral believes that it is currently in substantial compliance with the requirements of RCRA and related state and local laws and regulations, and that it holds all necessary and up-to-date permits, registrations and other authorizations to the extent that its operations require them under such laws and regulations. Although Chaparral does not believe the current costs of managing its presently classified wastes to be significant, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase its costs to manage and dispose of such wastes.

Comprehensive Environmental Response, Compensation and Liability Act. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law,

imposes joint and several liability, without regard to fault or legality of conduct, on persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substance at the site. Under CERCLA, such persons may be liable for the costs of cleaning up the hazardous substances released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Chaparral currently owns, leases, or operates numerous properties that have produced oil and natural gas for many years. Although Chaparral believes it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by it, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of these properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under Chaparral’s control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, Chaparral could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial plugging or pit closure operations to prevent future contamination.

Water discharges. The Federal Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls on the discharge of pollutants, including produced waters and other oil and natural gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or the relevant state. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the federal Clean Water Act and analogous state laws and regulations. Chaparral believes it is in substantial compliance with the requirements of the Clean Water Act.

Air emissions. The Clean Air Act, and associated state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. Some of Chaparral’s new facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to comply with new emission limitations. These regulations may increase the costs of compliance for some facilities, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance. Chaparral believes that it is in substantial compliance with the requirements of the Clean Air Act.

Other laws and regulation. The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has resisted recent proposed legislation directed at reducing greenhouse gas emissions. However, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact Chaparral’s future operations. Chaparral’s operations are not adversely impacted by current state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact its business.

Other regulation of the oil and gas industry. The oil and gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and gas industry increases Chaparral’s cost of doing business and, consequently, affects its profitability, these burdens generally do not affect Chaparral any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

Legislation continues to be introduced in Congress and development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and natural gas facilities. Chaparral’s operations may be subject to such laws and regulations. It is not possible to accurately estimate the costs it could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Drilling and production. Chaparral’s operations are subject to various types of regulation at the federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states, and some counties and municipalities, in which Chaparral operates also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the rates of production or “allowables”;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce Chaparral’s interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas Chaparral can produce from its wells or limit the number of wells or the locations at which it can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

Natural gas sales transportation. Historically, federal legislation and regulatory controls have affected the price of the natural gas Chaparral produces and the manner in which it markets its production. FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in “first sales,” which include all of Chaparral’s sales of its own production.

FERC also regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that Chaparral produces, as well as the revenues it receives for sales of its natural gas. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, unregulated, open access market for gas purchases and sales that permits all purchasers of gas to buy gas directly from third-party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, Chaparral cannot guarantee that the less stringent regulatory approach recently pursued by FERC and Congress will continue indefinitely into the future nor can Chaparral determine what effect, if any, future regulatory changes might have on its natural gas related activities.

Under FERC’s current regulatory regime, transmission services must be provided on an open-access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and instate waters. Although its policy is still in flux, FERC recently has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase Chaparral’s costs of getting gas to point-of-sale locations.

Natural gas gathering regulations. State regulation of natural gas gathering facilities generally include various safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

State regulation. The various states regulate the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of oil and natural gas that may be produced from Chaparral’s wells, and to limit the number of wells or locations it can drill.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity. Chaparral does not believe that compliance with these laws will have a material adverse effect on it.

Seasonality

While Chaparral’s limited operations located in the Gulf Coast and the Rocky Mountains may experience seasonal fluctuations, Chaparral does not believe these fluctuations have had, or will have, a material impact on its consolidated results of operations.

Legal Proceedings

Pursuant to the securities purchase agreement dated as of September 16, 2006, as amended, relating to the acquisition of Calumet, Chaparral recorded a receivable of approximately $14.4 million due from the sellers related to the post-closing purchase price adjustment for working capital. On August 9, 2007, Chaparral received a communication from the sellers disputing the calculation of the purchase price adjustment. Chaparral believes the value of the receivable was calculated in accordance with the securities purchase agreement and intends to diligently defend its position. On September 13, 2007, Chaparral filed a petition in the District Court of Tulsa County, State of Oklahoma, against John Milton Graves Trust u/t/a 6/11/2004, et al, seeking a declaratory judgment confirming this position. Written and documentary discovery is ongoing and deposition testimony is expected to commence in August 2008. As of June 30, 2008, the recorded receivable was approximately $14.4 million and was recorded in other assets on the consolidated balance sheet.

In the opinion of Chaparral’s management, there are no other material pending legal proceedings to which Chaparral or any of its subsidiaries are a party or of which any of its property is the subject. However, due to the nature of Chaparral’s business, certain legal or administrative proceedings may arise from time to time in the ordinary course of business.

Title to Properties

Chaparral believes that it has satisfactory title to all of its owned assets. As is customary in the oil and gas industry, Chaparral initially conducts only a cursory review of the title to undeveloped leasehold acreage rights acquired through oil and gas leases or farm-in agreements. Prior to the commencement of drilling operations on undeveloped leasehold, Chaparral conducts a title examination and performs curative work with respect to any significant title defects. Prior to completing an acquisition of an interest in significant producing oil and gas properties, Chaparral conducts due diligence as to title for the specific interest it is acquiring. Chaparral’s interests in oil and natural gas properties are subject to customary royalty interests, liens for current taxes and other similar burdens and minor easements, restrictions and encumbrances which it believes do not materially detract from the value of these interests either individually or in the aggregate and will not materially interfere with the operation of its business. Chaparral will take such steps as it deems necessary to assure that its title to properties is satisfactory. Chaparral is free, however, to exercise its judgment as to reasonable business risks in waiving title requirements.

Employees

As of June 30, 2008, Chaparral had 792 full-time employees, including 14 geologists and geophysicists, 36 production, drilling and reservoir engineers and 13 landmen. Of these 792 employees, 304 work in Chaparral’s Oklahoma City office, 313 are in Chaparral district and field offices, 149 are associated with Green Country Supply, Inc., Chaparral’s oil field service company, and 26 are associated with a drilling subsidiary. Chaparral also contracts for the services of independent consultants involved in operations, land, regulatory, accounting, financial and other disciplines as needed. None of Chaparral’s employees are represented by labor unions or covered by any collective bargaining agreement. Chaparral believes that its relations with its employees are satisfactory.

CHAPARRAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist you in understanding Chaparral’s business and results of operations together with its present financial condition. This section should be read in conjunction with Chaparral’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.

Statements in this discussion may be forward-looking statements. These forward-looking statements involve risks and uncertainties. Chaparral cautions that a number of factors could cause future production, revenues and expenses to differ materially from its expectations. Please refer to “Cautionary Information Regarding Forward-Looking Statements” beginning on page 43 for an explanation of these types of statements. In addition, actual results may differ due to the factors set forth in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Overview

Chaparral is an independent oil and natural gas company engaged in the production, acquisition and exploitation of oil and natural gas properties. Chaparral’s areas of operation include the Mid-Continent, Permian Basin, Gulf Coast, Ark-La-Tex, North Texas and the Rocky Mountains. Chaparral maintains a portfolio of proved reserves, development and exploratory drilling opportunities and EOR projects. As of December 31, 2007, Chaparral had estimated proved reserves of 987 Bcfe, with a PV-10 value of $2.7 billion. Chaparral’s reserves were 65% proved developed and 60% crude oil.

Chaparral’s revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas and on its ability to find, develop and acquire oil and natural gas reserves that are economically recoverable. The preparation of Chaparral’s financial statements in conformity with GAAP requires Chaparral to make estimates and assumptions that affect its reported results of operations and the amount of its reported assets, liabilities and proved oil and natural gas reserves. Chaparral uses the full cost method of accounting for its oil and natural gas activities.

Oil and natural gas prices fluctuate widely. Chaparral generally hedges a substantial portion of its expected future oil and natural gas production to reduce its exposure to commodity price decreases. The prices Chaparral receives for its oil and natural gas production affect its:

•	cash flow available for capital expenditures;

•	ability to borrow and raise additional capital;

•	ability to service debt;

•	quantity of oil and natural gas Chaparral can produce;

•	quantity of oil and natural gas reserves; and

•	operating results for oil and natural gas activities.

See “Chaparral Quantitative and Qualitative Disclosures Regarding Market Risk” for a discussion of Chaparral’s derivative contracts.

Generally Chaparral’s producing properties have declining production rates. Chaparral’s reserve estimates reflect that its production rate on current proved developed producing reserve properties will decline at annual rates of approximately 13.5%, 10.8% and 8.1% during 2008, 2009 and 2010, respectively. To grow production and cash flow, Chaparral must find, develop and acquire new oil and natural gas reserves to replace those being depleted by production. Substantial capital expenditures are required to find, develop and acquire oil and natural gas reserves.

Chaparral believes the most significant, subjective or complex estimates it makes in preparation of its financial statements are:

•	the amount of estimated revenues from oil and natural gas sales;

•	the quantity of Chaparral’s proved oil and natural gas reserves;

•	the timing and amount of future drilling, development and abandonment activities;

•	the value of Chaparral’s derivative positions;

•	the realization of deferred tax assets; and

•	the full cost ceiling limitation.

Chaparral bases its estimates on historical experience and various assumptions that it believes are reasonable under the circumstances. Actual results may differ from these estimates.

The following are material events that have impacted the results of operations or liquidity discussed below, or are expected to impact these items in future periods:

•

Green Country Supply Acquisition. On April 16, 2007, Chaparral acquired all of the outstanding shares of stock of Green Country Supply, Inc. for an aggregate purchase price of $25.0 million, subject to certain post-closing price adjustments. As of June 30, 2008, the purchase price has been adjusted to $23.6 million, with $0.3 million remaining in escrow. Green Country Supply was owned by the former stockholders of Calumet Oil Company and provides oilfield supplies, oilfield chemicals, downhole electric submersible pumps and related services to oil and gas operators primarily in Oklahoma, Texas and Wyoming.

•

8 7/8% Senior Notes due 2017. On January 18, 2007, Chaparral issued $325.0 million aggregate principal amount of 8 7/8% Senior Notes maturing on February 1, 2017. The net proceeds from the issuance of the notes were used to pay down outstanding amounts under its existing secured credit facility.

•

Acquisition of Calumet Oil Company and affiliates. On October 31, 2006, Chaparral acquired all of the outstanding capital stock of Calumet Oil Company and all of the limited partnership interests and membership interests of certain of its affiliates for a cash purchase price of approximately $500 million. Calumet owns properties principally located in Oklahoma and Texas, areas which are located in Chaparral’s core areas of operations. Proved reserves attributable to the acquisitions were in excess of 346 Bcfe. Calumet’s proved reserves are long-lived, have low production decline rates and were approximately 96% oil at the time of the acquisition. In addition to increasing Chaparral’s average net daily production, many of the properties have significant drilling and EOR opportunities. Additionally, as part of the transaction, Chaparral acquired Calumet’s hedging arrangements, which included hedge swaps of 75 MBbls of oil per month at $66.10 per barrel during 2006, 75 MBbls per month at $63.00 per barrel during 2007 and 30 MBbls per month at $68.10 during 2008.

•

Private equity sale. On September 29, 2006, Chaparral closed the sale of an aggregate of 102,000 primary shares of Chaparral’s common stock to Chesapeake Energy Corporation (now CHK Holdings, LLC), for an aggregate purchase price of $102.0 million. Proceeds from the sale after commissions and expenses were approximately $100.9 million and were used for general corporate and working capital purposes and acquisitions of oil and natural gas properties.

•

Production Tax Credit. During 2006, Chaparral purchased interests in two venture capital limited liability companies resulting in a total investment of $15.0 million. Chaparral’s expected return on the investment will be receipt of $2 of tax credits for every $1 invested to be recouped from Chaparral’s Oklahoma production taxes. The investments are accounted for as a production tax benefit asset and will be netted against tax credits realized in other income using the effective yield method over the expected recovery period. As of June 30, 2008, Chaparral has received $2.7 million of tax credits.

•

Oklahoma Ethanol. Chaparral owns a 66.67% interest in Oklahoma Ethanol LLC, a joint venture to construct and operate an ethanol production plant in Oklahoma. Oklahoma Ethanol LLC has retained a financial advisor to arrange project financing of between $69.0 million and $75.0 million in secured indebtedness, with recourse limited to Chaparral’s interest in this entity, to fund construction costs and for related start-up working capital. Chaparral expects to commence construction in 2009 with completion in 2010, and that its equity contribution will be approximately $30.0 million to $33.0 million. However, one of the minority owners, Oklahoma Sustainable Energy LLC, will no longer be able to participate in the joint venture if project financing does not close by September 15, 2008. In that event, Chaparral will need to find an investor to replace Oklahoma Sustainable Energy LLC. If Chaparral is unable to replace the equity financing or otherwise complete the financing on a non-recourse basis, then it may incur a write down of the $2.6 million it has invested in the project through June 30, 2008.

•

Agreement and Plan of Merger. On July 14, 2008, Chaparral and Chaparral Exploration entered into the merger agreement with Edge, whereby Edge will merge with and into Chaparral Exploration. At the effective time of the merger, each share of Edge common stock will be converted automatically into 0.2511 shares of Chaparral common stock, and each share of Edge 5.75% Series A preferred stock will be converted automatically into one share of Chaparral Series A preferred stock. The initial conversion price per share of the Chaparral Series A preferred stock will be $65.95 per share of Chaparral common stock.

•

Stock Purchase Agreement. On July 14, 2008, Chaparral entered into a stock purchase agreement with Magnetar, pursuant to which Magnetar will purchase and Chaparral will sell 1,500,000 shares of Chaparral Series B preferred stock for a purchase price of $150.0 million. At the closing of the sale of the Chaparral Series B preferred stock, Chaparral will pay Magnetar a closing fee of $750,000 and reimburse Magnetar’s out-of-pocket expenses in the aggregate amount of up to $500,000. The closing of the stock purchase agreement is conditioned upon the closing of the merger and upon certain other customary closing conditions.

•

In February 2008, loss of well control occurred at the Bowdle 47 No. 2 well in Loving County, Texas. Chaparral currently estimates that the total costs attributable to the loss of well control will be $11.9 million. Chaparral anticipates its insurance policy will cover 100% of these costs up to a maximum of $35.0 million, with the $0.7 million insurance retention and deductible being payable by Chaparral. Accounts receivable includes a balance of $4.8 million for costs incurred through June 30, 2008, which have been submitted to Chaparral’s insurer.

Comparison of Three Months Ended June 30, 2008 to Three Months Ended June 30, 2007

Oil & natural gas revenues and production. The following table presents information about Chaparral’s oil and natural gas sales before the effects of hedging:

	Three Months Ended June 30,		Percentage Change
	2007	2008
Oil and natural gas sales (dollars in thousands)
Oil	$50,958	$107,314	110.6%
Natural gas	34,472	50,354	46.1%

Total	$85,430	$157,668	84.6%
Production
Oil (MBbls)	823	931	13.1%
Natural gas (MMcf)	5,160	5,117	(0.8)%

MMcfe	10,098	10,703	6.0%
Average sales prices
Oil per Bbl	$61.92	$115.27	86.2%
Natural gas per Mcf	6.68	9.84	47.3%
Mcfe	8.46	14.73	74.1%

Oil sales increased 110.6% from $51.0 million during the three months ended June 30, 2007 to $107.3 million during the same period in 2008. This increase was due to a 86.2% increase in average oil prices to $115.27 per barrel combined with a 13.1% increase in production volumes to 931 MBbls. Natural gas sales revenues increased 46.1% from $34.5 million during the three months ended June 30, 2007 to $50.4 million during the same period in 2008. This increase was due to a 47.3% increase in average natural gas prices, partially offset by a 0.8% decrease in production volumes to 5,117 MMcf. Oil production for the three months ended June 30, 2008 increased primarily due to the drilling program and enhancements of Chaparral’s existing properties.

Production volumes by area were as follows (MMcfe):

	Three Months Ended June 30,		Percentage Change
	2007	2008
Mid Continent	6,440	7,050	9.5%
Permian	1,708	2,011	17.7%
Ark-La-Tex	466	412	(11.6)%
North Texas	356	267	(25.0)%
Rockies	225	253	12.4%
Gulf Coast	903	710	(21.4)%

Total	10,098	10,703	6.0%

Commodity prices are determined by factors that are outside of Chaparral’s control. Historically, commodity prices have been volatile and Chaparral expects them to remain volatile. Commodity prices are affected by changes in market demands, overall economic activity, weather, pipeline capacity constraints, storage levels, basis differentials and other factors.

Chaparral generally hedges a substantial portion of its expected future oil and natural gas production to reduce its exposure to commodity price decreases. The effects of hedging on Chaparral’s net revenues are as follows:

	Three Months Ended June 30,
	2007	2008
	(dollars in thousands)
Gain (loss) from oil and natural gas hedging activities:
Hedge settlements	$(6,405)	$(44,994)
Hedge ineffectiveness	3,990	(13,236)

Total	$(2,415)	$(58,230)

Chaparral’s loss from oil and natural gas hedging activities in the second quarter of 2008 was due to losses on hedge settlements as well as hedge ineffectiveness. As a result of higher overall commodity prices and higher NYMEX forward strip oil and natural gas prices at June 30, 2008 compared to March 31, 2008, Chaparral’s loss from hedging activities was $58.2 million compared to a loss of $2.4 million in the second quarter of 2007.

Chaparral’s realized prices are impacted by realized gains and losses resulting from commodity derivatives. The following table presents information about the effects of hedging on realized prices:

	Average Price		Hedged to Non-Hedged Price
	Without Hedge	With Hedge
Oil (per Bbl):
Three months ended June 30, 2007	$61.92	$57.38	92.7%
Three months ended June 30, 2008	115.27	79.69	69.1%
Natural gas (per Mcf):
Three months ended June 30, 2007	$6.68	$6.16	92.2%
Three months ended June 30, 2008	9.84	7.52	76.4%

Costs and expenses. The following table presents information about Chaparral’s operating expenses for the second quarter of 2007 and 2008:

	Amount			Per Mcfe
	Three Months Ended June 30,		Percent Change	Three Months Ended June 30,		Percent Change
	2007	2008		2007	2008
	(dollars in thousands)
Lease operating expenses	$25,198	$26,466	5.0%	$2.50	$2.47	(1.2)%
Production taxes	5,942	10,601	78.4%	0.59	0.99	67.8%
Depreciation, depletion and amortization	21,237	24,890	17.2%	2.10	2.33	11.0%
General and administrative	4,655	7,829	68.2%	0.46	0.73	58.7%

Lease operating expenses – Increase was primarily due to increases in the net number of producing wells and higher oilfield service costs, including costs associated with artificial lift on oil properties. Despite continued upward pressure on service costs, labor, and materials resulting from the sustained strength of commodity prices, per unit expenses were lower in the second quarter of 2008 than the same quarter of 2007 due to a reduction in workover activity and higher production volumes. Costs associated with workovers were $1.4 million in the second quarter of 2008 compared to $2.9 million in the second quarter of 2007.

Production taxes (which include ad valorem taxes) – Increase was primarily due to a 74.1% increase in averaged realized prices, and an increase of 6.0% in production volumes compared to the same period in 2007.

Depreciation, depletion and amortization (“DD&A”) – Increase was primarily due to an increase in DD&A on oil and natural gas properties of $3.4 million. For oil and natural gas properties, $1.3 million of the increase was due to higher production volumes and $2.1 million was due to an increase in the DD&A rate per equivalent unit of production. Chaparral’s DD&A rate on oil and natural gas properties per equivalent unit of production increased $0.20 to $2.14 per Mcfe primarily due to estimated higher future development costs for proved undeveloped reserves and higher cost reserve additions.

General and administrative expenses – Increase was due to higher compensation costs caused by Chaparral’s heightened level of activity. In addition, the value of each unit in Chaparral’s Phantom Stock Plan increased due to higher commodity prices. As a result, deferred compensation expense increased by $1.9 million in the second quarter of 2008 compared to the same period of 2007. G&A expense is net of $4.1 million in the second quarter of 2008 and $2.4 million in the same period of 2007 capitalized as part of Chaparral’s exploration and development activities.

Interest Expense. Interest expense decreased during the second quarter of 2008 by $0.5 million, or 2.4%, compared to the same period in 2007 primarily as a result of lower interest rates paid, partially offset by increased levels of borrowings. The following table presents interest expense for the second quarter of 2007 and 2008:

	Three Months Ended June 30,
	2007	2008
	(dollars in thousands)
Revolver Interest	$6,045	$5,498
8 1/2% Senior Notes, due 2015	7,069	7,085
8 7/8% Senior Notes, due 2017	7,369	7,379
Other Interest	1,133	1,139

	$21,616	$21,101

Non-hedge derivative losses. Non-hedge derivative losses were $58.5 million during the three months ended June 30, 2008 and are comprised of losses of $54.4 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges and losses of $8.6 million on collars that were not designated as hedges, partially offset by net gains of $4.5 million related to natural gas basis differential swaps. Non-hedge derivative losses were $3.1 million during the three months ended June 30, 2007 and are comprised of losses of $4.3 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges, partially offset by net gains of $1.2 million related to natural gas basis differential swaps.

Service company revenues and operating expenses – Service company revenues and expenses consist primarily of third-party revenue and operating expenses of Green Country Supply, which was acquired during the second quarter of 2007. Revenues are generated through the sale of oilfield supplies, chemicals, downhole submersible pumps and related services. Operating expenses consist of costs of sales related to product sales and general and administrative expenses. Chaparral recognized $8.5 million in service company revenue in the current quarter with corresponding service company expense of $8.0 million, for a net profit of $0.5 million. Chaparral recognized $5.9 million in service company revenue in the second quarter of 2007 with corresponding service company expense of $5.1 million, for a net profit of $0.8 million.

Comparison of Six Months Ended June 30, 2008 to Six Months Ended June 30, 2007

Revenues and Production. The following table presents information about Chaparral’s oil and natural gas sales before the effects of hedging:

	Six Months Ended June 30,		Percentage Change
	2007	2008
Oil and natural gas sales (dollars in thousands)
Oil	$92,482	$190,327	105.8%
Natural gas	65,826	88,369	34.2%

Total	$158,308	$278,696	76.0%
Production
Oil (MBbls)	1,581	1,823	15.3%
Natural gas (MMcf)	10,193	9,853	(3.3)%

MMcfe	19,679	20,791	5.7%
Average sales prices
Oil per Bbl	$58.50	$104.40	78.5%
Natural gas per Mcf	6.46	8.97	38.9%
Mcfe	8.04	13.40	66.7%

Oil sales increased 105.8% from $92.5 million during the six months ended June 30, 2007 to $190.3 million during the same period in 2008. This increase was due to a 78.5% increase in average oil prices to $104.40 per barrel, combined with a 15.3% increase in production volumes to 1,823 MBbls. Natural gas sales revenues increased 34.2% from $65.8 million during the six months ended June 30, 2007 to $88.4 million during the same period in 2008. This increase was due to a 38.9% increase in average natural gas prices, partially offset by a 3.3% decline in production volumes to 9,853 MMcf. Oil production for the six months ended June 30, 2008 increased primarily due to Chaparral’s drilling program and enhancements of Chaparral’s existing properties, partially offset by decreased production on existing producing properties due to increased seasonal weather disruptions during the first quarter.

Production volumes by area were as follows (MMcfe):

	Six Months Ended June 30,		Percentage Change
	2007	2008
Mid Continent	12,726	13,828	8.7%
Permian	3,217	3,275	1.8%
Ark-La-Tex	891	900	1.0%
North Texas	643	580	(9.8)%
Rockies	466	474	1.7%
Gulf Coast	1,736	1,734	(0.1)%

Total	19,679	20,791	5.7%

Commodity prices are determined by factors that are outside of Chaparral’s control. Historically, commodity prices have been volatile and Chaparral expects them to remain volatile. Commodity prices are affected by changes in market demands, overall economic activity, weather, pipeline capacity constraints, storage levels, basis differentials and other factors.

Chaparral generally hedges a substantial portion of its expected future oil and natural gas production to reduce Chaparral’s exposure to commodity price decreases. The effects of hedging on Chaparral’s net revenues are as follows:

	Six Months Ended June 30,
(dollars in thousands)	2007	2008
Loss from oil and natural gas hedging activities:
Hedge settlements	$(2,372)	$(61,257)
Hedge ineffectiveness	(4,128)	(28,098)

Total	$(6,500)	$(89,355)

Chaparral’s loss from oil and natural gas hedging activities during the first six months of 2008 was due to losses on hedge settlements as well as hedge ineffectiveness. Settlement losses on Chaparral’s oil and natural gas contracts increased $58.9 million due to higher oil and natural gas prices during the six months ended June 30, 2008 as compared to the same period in 2007. As a result of higher NYMEX forward strip oil and natural gas prices at June 30, 2008 compared to December 31, 2007, hedge ineffectiveness resulted in a loss of $28.1 million compared to a loss of $4.1 million during the same period in 2007.

Chaparral’s realized prices are impacted by realized gains and losses resulting from commodity derivatives. The following table presents information about the effects of hedging on realized prices:

	Average Price		Hedged to Non-Hedged Price
	Without Hedge	With Hedge
Oil (per Bbl):
Six months ended June 30, 2007	$58.50	$56.26	96.2%
Six months ended June 30, 2008	104.40	76.55	73.3%
Natural gas (per Mcf):
Six months ended June 30, 2007	$6.46	$6.57	101.7%
Six months ended June 30, 2008	8.97	7.91	88.2%

Costs and Expenses. The following table presents information about Chaparral’s operating expenses for the first six months of 2007 and 2008:

	Amount			Per Mcfe
	Six Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2007	2008		2007	2008
	(dollars in thousands)
Lease operating expenses	$50,802	$54,082	6.5%	$2.58	$2.60	0.8%
Production taxes	11,462	18,516	61.5%	0.58	0.89	53.4%
Depreciation, depletion and amortization	40,952	48,588	18.6%	2.08	2.34	12.5%
General and administrative	10,184	14,081	38.3%	0.52	0.68	30.8%

Lease operating expenses—Increase was primarily due to increases in the net number of producing wells and higher oilfield service costs, including costs associated with artificial lift on oil properties. Despite continued upward pressure on service costs, labor, and materials resulting from the sustained strength of commodity prices, per unit expenses for the first two quarters of 2008 were comparable with the same period of 2007 due to a reduction in workover activity and higher production volumes. Costs associated with workovers were $3.8 million in the first two quarters of 2008 compared to $5.7 million in the same period of 2007.

Production taxes (which include ad valorem taxes)—Increase was primarily due to 66.7% higher averaged realized prices, and an increase of 5.7% in production volumes. Production taxes for the six months ended June 30, 2008 were reduced by $0.8 million as a result of refunds received on tax-exempt wells identified by outside consultants.

Depreciation, depletion and amortization (“DD&A”)—Increase was primarily due to an increase in DD&A on oil and natural gas properties of $7.1 million. For oil and natural gas properties, $2.4 million of the increase was due to higher production volumes and $4.7 million was due to an increase in the DD&A rate per equivalent unit of production. Chaparral’s DD&A rate on oil and natural gas properties per equivalent unit of production increased $0.24 to $2.15 per Mcfe primarily due to estimated higher future development costs for proved undeveloped reserves and higher cost reserve additions.

General and administrative expenses—Increase was due to higher compensation costs caused by Chaparral’s heightened level of activity. In addition, the value of each unit in Chaparral’s Phantom Plan increased due to higher commodity prices. As a result, deferred compensation expense increased by $1.7 million during the first two quarters of 2008 compared to the same period of 2007. G&A expense is net of $7.3 million during the first two quarters of 2008 and $5.3 million in the same period of 2007 capitalized as part of Chaparral’s exploration and development activities.

Interest Expense. Interest expense increased during the first six months of 2008 by $0.3 million, compared to the same period in 2007 primarily as a result of increased levels of borrowings, somewhat offset by lower interest rates paid. The following table presents interest expense for the six months ended June 30, 2007 and 2008:

	Six Months Ended June 30,
	2007	2008
	(dollars in thousands)
Revolver Interest	$13,123	$11,569
8½% Senior Notes, due 2015	14,135	14,166
8 7/8% Senior Notes, due 2017	13,335	14,754
Other Interest	1,700	2,132

	$42,293	$42,621

Non-hedge derivative losses. Non-hedge derivative losses were $67.2 million during the six months ended June 30, 2008 and are comprised of losses of $64.1 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges and losses of $8.6 million on collars that were not designated as hedges, partially offset by net gains of $5.5 million related to natural gas basis differential swaps. Non-hedge derivative losses were $3.8 million during the six months ended June 30, 2007 and are comprised of losses of $5.8 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges, partially offset by net gains of $2.0 million related to natural gas basis differential swaps.

Service company revenues and operating expenses—Service company revenues and expenses consist primarily of third-party revenue and operating expenses of Green Country Supply, which was acquired during the second quarter of 2007. Revenues are generated through the sale of oilfield supplies, chemicals, downhole submersible pumps and related services. Operating expenses consist of costs of sales related to product sales and general and administrative expenses. Chaparral recognized $16.3 million in service company revenue during the six months ended June 30, 2008 with corresponding service company expense of $15.3 million, for a net profit of $1.0 million. Chaparral recognized $5.9 million in service company revenue during the six months ended June 30, 2007 with corresponding service company expense of $5.1 million, for a net profit of $0.8 million. There were no service company revenues or expenses during the first quarter of 2007.

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

Revenues and Production. The following table presents information about Chaparral’s oil and natural gas sales before the effects of hedging:

	Year Ended December 31,		Percent Change
	2006	2007
Oil and natural gas sales (dollars in thousands)
Oil	$117,504	$234,428	99.5%
Natural gas	131,676	131,530	(0.1)%

Total	$249,180	$365,958	46.9%
Production
Oil (MBbls)	1,906	3,356	76.1%
Natural gas (MMcf)	20,949	20,504	(2.1)%

MMcfe	32,385	40,640	25.5%
Average sales prices (excluding hedging)
Oil per Bbl	$61.65	$69.85	13.3%
Natural gas per Mcf	6.29	6.41	1.9%
Mcfe	7.69	9.00	17.0%

Oil sales increased 99.5% from $117.5 million to $234.4 million during the year ended December 31, 2007. This increase was due to a 76.1% increase in production volumes to 3,356 MBbls and a 13.3% increase in average oil prices to $69.85 per Bbl. Natural gas sales revenues decreased 0.1% from $131.7 million for the year ended December 31, 2006 to $131.5 million for the year ended December 31, 2007. This decrease was due to a 2.1% decrease in production volumes to 20,504 MMcf, partially offset by a 1.9% increase in average natural gas prices to $6.41 per Mcf. Oil production for the year ended December 31, 2007 increased due primarily to the addition of volumes from acquisitions, Chaparral’s expanded drilling program and enhancements of its existing properties.

Production volumes by area were as follows (MMcfe):

	Year Ended December 31,		Percent Change
	2006	2007
Mid Continent	19,499	26,331	35.0%
Permian	5,497	6,284	14.3%
Gulf Coast	3,348	3,787	13.1%
Ark-La-Tex	1,724	1,905	10.5%
North Texas	1,119	1,382	23.5%
Rockies	1,198	951	(20.6)%

Total	32,385	40,640	25.5%

The effects of hedging on Chaparral’s net revenues for the years ended December 31, 2006 and 2007 are as follows:

	Year Ended December 31,
(dollars in thousands)	2006	2007
Gain (loss) from oil and natural gas hedging activities:
Hedge settlements	$(22,927)	$(19,797)
Hedge ineffectiveness	18,761	(8,343)

Total	$(4,166)	$(28,140)

Chaparral’s loss from oil and natural gas hedging settlements in 2007 decreased $3.1 million due to improved hedge positions in relation to commodity prices from 2007 compared to 2006. Additionally as a result of higher NYMEX forward strip oil prices at December 31, 2007 compared to December 31, 2006, hedge ineffectiveness resulted in a loss of $8.3 million in 2007 compared to a gain of $18.8 million in 2006.

Chaparral’s realized prices are impacted by realized gains and losses resulting from commodity derivatives contracts that qualify for hedge accounting. The following table presents information about the effects of hedging on realized prices:

	Average Price		Hedged to Non-Hedged Price
	Without Hedge	With Hedge
Oil (per Bbl):
Year ended December 31, 2006	$61.65	$47.32	76.8%
Year ended December 31, 2007	69.85	59.38	85.0%
Natural gas (per Mcf):
Year ended December 31, 2006	$6.29	$7.39	117.5%
Year ended December 31, 2007	6.41	6.76	105.5%

Costs and Expenses. The following table presents information about Chaparral’s operating expenses for each of the years ended December 31, 2006 and 2007:

	Amount			Per Mcfe
	Year Ended December 31,		Percent Increase	Year Ended December 31,		Percent Increase
	2006	2007		2006	2007
	(dollars in thousands)
Lease operating expenses	$71,663	$104,469	45.8%	$2.21	$2.57	16.3%
Production taxes	18,710	26,216	40.1%	0.58	0.65	12.1%
Depreciation, depletion and amortization	52,299	85,842	64.1%	1.61	2.11	31.1%
General and administrative	14,659	21,838	49.0%	0.45	0.54	20.0%

Lease operating expenses—Increase was generally due to increases in the number of net producing wells and higher oilfield service costs, including costs associated with artificial lift on oil properties. Approximately $22.3 million of the increase was expenses attributable to the properties acquired in the Calumet acquisition. Per unit expenses were higher for all categories of lease operating expenses due to continued upward pressure on service costs, labor, and materials resulting from the sustained strength of commodity prices. Included in the figures are $8.9 million of costs associated with workovers in 2007 compared to $9.5 million in 2006.

Production taxes (which include ad valorem taxes)—Increase was due primarily to a 26% increase in production volumes and an approximate 17% increase in prices.

Depreciation, depletion and amortization—Increase was due primarily to an increase in DD&A on oil and natural gas properties of $31.6 million. For oil and natural gas properties, $16.0 million of the increase was due to higher production volumes in 2007 and $15.6 million was due to an increase in the DD&A rate per equivalent unit of production. Chaparral’s DD&A rate per equivalent unit of production on oil and natural gas properties increased by $0.49 to $1.94 per Mcfe primarily due to estimated higher future development costs for proved undeveloped reserves and higher cost reserve additions.

General and administrative expenses—Increase was due primarily to an increase in Chaparral’s office staff and related requirements caused by the increase in its level of activity, including the Calumet acquisition. In addition, Chaparral increased its compensation plan, including an increase in its officer bonus program and decreased the vesting period related to the Phantom Plan in efforts to meet market demand and recruit and maintain essential personnel. Approximately $0.4 million of the increase was due to the revision in the Phantom Plan. G&A expense also includes $0.6 million of expenses associated with Pointe Vista Development and Oklahoma Ethanol. G&A expense is net of $10.8 million in 2007 and $8.3 million in 2006 capitalized as part of Chaparral’s exploration and development activities.

Interest expense. Interest expense increased by $42.4 million, or 93.7%, compared to 2006, primarily as a result of increased levels of borrowings and higher interest rates paid. The following table presents interest expense:

	Year Ended December 31,
(dollars in thousands)	2006	2007
Revolver Interest	$16,372	$27,387
8 1/2% Senior Notes, due 2015	28,223	28,285
8 7/8% Senior Notes, due 2017	—	28,413
Other Interest	651	3,571

	$45,246	$87,656

Non-hedge derivative losses. Non-hedge derivative losses were $23.8 million for the year ended December 31, 2007 and are comprised of losses of $24.4 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges, and $0.6 million of gains related to natural gas basis differential swaps. Non-hedge derivative losses were $4.7 million for the year ended December 31, 2006 and are comprised of losses of $3.8 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges, and $0.9 million of losses related to natural gas basis differential swaps.

Service company revenues and operating expenses. Service company revenues and expenses consist of third-party revenue and operating expenses of Green Country Supply, which was acquired during the second quarter of 2007. Revenues are generated through the sale of oilfield supplies, chemicals, downhole submersible pumps and related services. Operating expenses consist of costs of sales related to product sales and general and administrative expenses. Chaparral recognized $20.6 million in service company revenue in the year ended December 31, 2007 with corresponding service company expense of $18.4 million, for a net profit of $2.2 million. Service company revenue before intercompany eliminations was $37.7 million, resulting in a pre-tax net profit of $2.7 million in the year ended December 31, 2007. There were no service company revenues or expenses during the year of 2006.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005

Revenues and Production. The following table presents information about Chaparral’s oil and natural gas sales before the effects of hedging:

	Year Ended December 31,		Percent Change
	2005	2006
Oil and natural gas sales (dollars in thousands)
Oil	$77,899	$117,504	50.8%
Natural gas	123,511	131,676	6.6%

Total	$201,410	$249,180	23.7%
Production
Oil (MBbls)	1,449	1,906	31.5%
Natural gas (MMcf)	16,660	20,949	25.7%

MMcfe	25,354	32,385	27.7%
Average sales prices (excluding hedging)
Oil per Bbl	$53.76	$61.65	14.7%
Natural gas per Mcf	7.41	6.29	(15.1)%
Mcfe	7.94	7.69	(3.1)%

Oil sales increased 50.8% from $77.9 million to $117.5 million during the year ended December 31, 2006. This increase was due to a 31.5% increase in production volumes to 1,906 MBbls and a 14.7% increase in average oil prices to $61.65 per Bbl. Natural gas sales revenues increased 6.6% from $123.5 million for the year ended December 31, 2005 to $131.7 million for the year ended December 31, 2006. This increase was due to a 25.7% increase in production volumes to 20,949 MMcf, partially offset by a 15.1% decrease in average natural gas prices to $6.29 per Mcf. Oil and natural gas production for the year ended December 31, 2006 increased due primarily to the addition of volumes from acquisitions, Chaparral’s expanded drilling program and enhancements of Chaparral’s existing properties. Approximately 1,655 MMcfe of the increase was due to the Calumet acquisition.

Production volumes by area were as follows (MMcfe):

	Year Ended December 31,		Percent Change
	2005	2006
Mid Continent	16,314	19,499	19.5%
Permian	3,790	5,497	45.0%
Ark-La-Tex	1,162	1,724	48.4%
North Texas	817	1,119	37.0%
Rockies	853	1,198	40.4%
Gulf Coast	2,418	3,348	38.5%

Total	25,354	32,385	27.7%

The effects of hedging on Chaparral’s net revenues for the years ended December 31, 2005 and 2006 are as follows:

	Year Ended December 31,
(dollars in thousands)	2005	2006
Gain (loss) from oil and natural gas hedging activities:
Hedge settlements	$(53,584)	$(22,927)
Hedge ineffectiveness	(14,740)	18,761

Total	$(68,324)	$(4,166)

Chaparral’s loss from oil and natural gas hedging settlements in 2006 decreased $30.7 million due to improved hedge positions in relation to commodity prices from 2006 compared to 2005. Additionally as a result of lower NYMEX forward strip gas prices at December 31, 2006 compared to December 31, 2005, hedge ineffectiveness resulted in a gain of $18.8 million in 2006 compared to a loss of $14.7 million in 2005.

Chaparral’s realized prices are impacted by realized gains and losses resulting from commodity derivatives contracts that qualify for hedge accounting. The following table presents information about the effects of hedging on realized prices:

	Average Price		Hedged to Non-Hedged Price
	Without Hedge	With Hedge
Oil (per Bbl):
Year ended December 31, 2005	$53.76	$36.43	67.8%
Year ended December 31, 2006	61.65	47.32	76.8%
Natural gas (per Mcf):
Year ended December 31, 2005	$7.41	$4.82	65.0%
Year ended December 31, 2006	6.29	7.39	117.5%

Costs and Expenses. The following table presents information about Chaparral’s operating expenses for each of the years ended December 31, 2005 and 2006:

	Amount			Per Mcfe
	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2005	2006		2005	2006
	(dollars in thousands)
Lease operating expenses	$42,147	$71,663	70.0%	$1.66	$2.21	33.1%
Production taxes	14,626	18,710	27.9%	0.58	0.58	0.0%
Depreciation, depletion and amortization	31,423	52,299	66.4%	1.24	1.61	29.8%
General and administrative	9,808	14,659	49.5%	0.39	0.45	15.4%

Lease operating expenses—Increase was generally due to increases in the number of net producing wells and higher oilfield service costs, including costs associated with artificial lift on oil properties. Approximately $5.1 million of the increase was expenses attributable to the properties acquired in the Calumet acquisition. Per unit expenses were higher for all categories of lease operating expenses due to continued upward pressure on service costs, labor, and materials resulting from the sustained strength of commodity prices. Included in the figures are $9.5 million of costs associated with workovers in 2006 compared to $4.5 million in 2005.

Production taxes (which include ad valorem taxes)—Increase was due primarily to a 28% increase in production volumes.

Depreciation, depletion and amortization—Increase was due primarily to an increase in DD&A on oil and gas properties of $19.4 million. For oil and natural gas properties, $10.2 million of the increase was due to higher production volumes in 2006 and $9.2 million was due to an increase in the DD&A rate per equivalent unit of production. Chaparral’s DD&A rate per equivalent unit of production on oil and natural gas properties increased by $0.36 to $1.45 per Mcfe primarily due to estimated higher future development costs for proved undeveloped reserves and higher cost reserve additions.

General and administrative expenses—Increase was due primarily to an increase in Chaparral’s office staff and related requirements caused by the increase in its level of activity. Approximately $0.9 million, or $0.03 per Mcfe, of the increase related to due diligence costs incurred in connection with the Calumet acquisition and other Calumet related general and administrative expenses. Approximately $0.5 million, or $0.02 per Mcfe, of the increase was due to costs incurred in connection with a postponed initial public offering. G&A expense is net of $8.3 million in 2006 and $6.2 million in 2005 capitalized as part of Chaparral’s exploration and development activities.

Interest expense. Interest expense increased by $29.7 million, or 190%, compared to 2005, primarily as a result of increased levels of borrowings and higher interest rates paid. Approximately $25.9 million of the increase is due to the issuance of the 8 1/2 % Senior Notes on December 1, 2005.

Non-hedge derivative losses. Non-hedge derivative losses were $4.7 million for the year ended December 31, 2006 and are comprised of losses of $3.8 million on derivative contracts that were entered into in anticipation of the Calumet acquisition and did not qualify as hedges, and $0.9 million of losses related to natural gas basis differential swaps. There were no non-hedge derivatives in 2005.

Liquidity and Capital Resources

Overview. Chaparral’s primary sources of liquidity are cash generated from its operations, issuance of equity and its revolving credit line. At August 31, 2008, Chaparral had approximately $13.4 million of cash and cash equivalents and $84.2 million of availability under its revolving credit line with a borrowing base of $600.0 million.

Chaparral believes that it will have sufficient funds available through its cash from operations and borrowing capacity under its revolving line of credit to meet normal recurring operating needs, debt service obligations, capital requirements and contingencies for the next 12 months. Following consummation of the merger, Chaparral believes that it will continue to have sufficient funds available through its cash from operations and borrowings under its new secured credit facility, following application of the proceeds from its sale of Chaparral Series B preferred stock, to meet normal recurring operating needs, debt service obligations, capital requirements and contingencies for the 12 months following consummation of the merger. See “The Merger—Chaparral Commitment Letter for New Secured Credit Facility” beginning on page 75 and “The Merger—Sale of Chaparral Series B Preferred Stock” beginning on page 73 for a description of these expected sources of liquidity on the date of and following the merger.

Chaparral pledges its producing oil and natural gas properties to secure its revolving credit line. The banks establish a borrowing base by making an estimate of the collateral value of Chaparral’s oil and natural gas properties. Chaparral utilizes the available funds as needed to supplement its operating cash flows as a financing source for its capital expenditures. Chaparral’s ability to fund its capital expenditures is dependent on the level of product prices and the success of its acquisition and development program in adding to its available borrowing base. If oil and natural gas prices decrease from the amounts used in estimating the collateral value of Chaparral’s oil and natural gas properties, the borrowing base may be reduced, thus reducing funds available for Chaparral’s capital expenditures. Chaparral mitigates a potential reduction in its borrowing base caused by a decrease in oil and natural gas prices through the use of commodity derivatives.

In this section Chaparral describes its pre-merger plans for capital expenditures, identifies the resources available to fund the capital expenditures and discusses the principal factors that can affect its liquidity and capital resources.

Capital expenditures. For the year ended December 31, 2007, Chaparral incurred actual costs as summarized by area in the following table:

(dollars in thousands)	Year Ended December 31, 2007(1)	Percent of Total
Mid-Continent	$130,430	56.7%
Permian Basin	46,928	20.4%
Gulf Coast	30,661	13.3%
Ark-La-Tex	7,246	3.1%
North Texas	7,557	3.3%
Rocky Mountains	7,398	3.2%

	$230,220	100.0%

(1)	Includes $0.3 million of additions relating to increases in Chaparral’s asset retirement obligations.

In addition to the capital expenditures for oil and natural gas properties, Chaparral spent approximately $23.9 million for the acquisition and construction of new office and administrative facilities and equipment during 2007.

Chaparral’s actual costs incurred for the year ended December 31, 2007 and six months ended June 30, 2008 and its current 2008 budgeted, capital expenditures for oil and natural gas properties are detailed in the table below:

(dollars in thousands)	Year Ended December 31, 2007(1)	Six Months Ended June 30, 2008	2008 Budgeted Capital Expenditures(2)
Development activities:
Developmental drilling	$106,146	$83,037	$168,000
Enhancements	43,887	22,548	32,000
EOR	15,144	13,025	22,000
Acquisitions:
Proved properties(3)	41,724	12,249	32,000
Unproved properties	8,032	3,537	5,000
Exploration activities	15,287	2,028	10,000

Total	$230,220	$136,424	$269,000

(1)	Includes $0.3 million of additions relating to increases in Chaparral’s asset retirement obligations.
(2)	Amounts set forth in the table above reflect amounts budgeted for Chaparral only and do not include any expenditures related to Edge that may be made following the merger. Chaparral expanded its original 2008 capital budget of $209 million due to increased capital resources.
(3)	The 2008 acquisition budget does not include $25 million that Chaparral paid for the acquisition of Green Country Supply or an anticipated ethanol plant investment of approximately $30 to $33 million.

Chaparral’s 2008 budgeted development drilling, exploration activities and EOR capital expenditures summarized by area are detailed in the table below:

(dollars in thousands)	2008 Budgeted Drilling Capital Expenditures(1)	Percent of total
Mid-Continent	$96,000	48%
Permian Basin	46,000	23%
Gulf Coast	34,000	17%
North Texas	18,000	9%
Other	6,000	3%

	$200,000	100%

(1)	Amounts set forth in the table above reflect amounts budgeted for Chaparral’s drilling capital expenditures only and do not include any expenditures related to Edge that may be made following the merger.

A majority of Chaparral’s capital expenditure budget for development drilling in 2008 is allocated to its core areas of the Mid-Continent and Permian Basin. The wells Chaparral drills in these areas are primarily infill or single step-out wells. Chaparral also has budgeted increased capital expenditures for its CO 2 EOR projects in the Mid-Continent and Permian Basin.

Chaparral continually evaluates its capital needs and compares them to its estimated funds available. Chaparral’s actual expenditures may be higher or lower than its budgeted amounts. The final determination with respect to the drilling of any well, including those currently budgeted, will depend on a number of factors, including the results of Chaparral’s development and exploration efforts, the availability of sufficient capital resources by it and other participants for drilling prospects, economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability of drilling rigs and crews, Chaparral’s financial results and the availability of leases on reasonable terms and permitting for the potential drilling locations.

Cash provided from operating activities. Substantially all of Chaparral’s cash flow from operating activities is from the production and sale of oil and natural gas adjusted by associated hedging activities. Chaparral uses the net cash provided by operations to partially fund its acquisition, exploration and development activities. For the year ended December 31, 2007, the net cash provided from operations was approximately 47% of Chaparral’s net cash used in investing activities. For the year ended December 31, 2007, cash flow from operating activities increased by 28% from the prior year. This increase was due primarily to an increase in oil and gas sales revenue and reduced settlement losses on hedging activities partially offset by higher operating expense.

For the six months ended June 30, 2008, net cash provided from operations increased 65.9% from the same period in the prior year and provided approximately 75.4% of Chaparral’s net cash outflows used in investing activities. The increase is due primarily to an increase in oil and natural gas sales revenue, partially offset by higher operating expenses and interest expenses.

Chaparral’s existing secured credit facility. On October 31, 2006, Chaparral entered into an amended credit facility in conjunction with the Calumet acquisition. Borrowings under Chaparral’s existing secured credit facility are secured by Chaparral’s oil and natural gas properties and mature on October 31, 2010. Obligations under the existing secured credit facility are also secured by pledges by Chaparral and each of the borrowers of equity interests in other subsidiaries owned by Chaparral and them, excluding specified entities. Availability under Chaparral’s existing secured credit facility are currently subject to a borrowing base of $600.0 million, which is set by the banks semi-annually on May 1 and November 1 of each year. Additionally, the lenders may request one borrowing base redetermination once every six months.

If the outstanding borrowings under Chaparral’s existing secured credit facility were to exceed the borrowing base as a result of a redetermination, Chaparral would be required to eliminate this excess. Within 10 days after receiving notice of the new borrowing base, Chaparral would be required to make an election: (1) to repay a portion of its bank borrowings in the amount of the excess either in a lump sum within 30 days or in equal monthly installments over a six-month period, (2) to submit within 90 days additional oil and natural gas properties Chaparral owns for consideration in connection with the determination of the borrowing base sufficient to eliminate the excess or (3) to eliminate the excess through a combination of repayments and the submission of additional oil and natural gas properties within 90 days.

Borrowings under Chaparral’s existing secured credit facility are made, at its option, as either Eurodollar loans or Alternate Base Rate, or ABR, loans. At June 30, 2008, all of Chaparral’s borrowings were Eurodollar loans.

Interest on Eurodollar loans is computed at LIBOR, defined as the rate applicable to dollar deposits in the London interbank market with a maturity comparable to the interest period (one, two, three or six months, selected by Chaparral) times a Statutory Reserve Rate multiplier, as defined in the agreement, plus a margin where the margin varies from 1.50% to 2.75% depending on the utilization percentage of the conforming borrowing base. At June 30, 2008, the LIBOR rate was 2.938%, the Statutory Reserve Rate multiplier was 100% and the applicable margin and commitment fee together were 2.647% resulting in an effective interest rate of 5.585% for Eurodollar borrowings. Interest payments on Eurodollar borrowings are due the last day of the interest period, if shorter than three months or every three months.

Interest on the ABR loans is computed as the greater of (1) the Prime Rate, as defined in Chaparral’s amended credit facility, or (2) the Federal Funds Effective Rate plus  1/2 of 1%; plus a margin where the margin varies from 0.00% to 1.00% depending on the utilization percentage of the borrowing base.

Commitment fees of 0.25% to 0.50% accrue on the unused portion of the borrowing base amount, depending on the utilization percentage, and are included as a component of interest expense. Chaparral has the right to make prepayments of the borrowings at any time without penalty or premium.

Chaparral’s amended credit facility contains restrictive covenants that may limit Chaparral’s ability, among other things, to:

•	incur additional indebtedness;

•	create or incur additional liens on its oil and natural gas properties;

•	pay dividends in cash or other property, redeem its capital stock or prepay certain indebtedness;

•	make investments in or loans to others;

•	change its line of business;

•	enter into operating leases;

•	merge or consolidate with another person, or lease or sell all or substantially all of its assets;

•	sell, farm-out or otherwise transfer property containing proved reserves;

•	enter into transactions with affiliates;

•	issue preferred stock;

•	enter into negative pledge agreements or agreements restricting the ability of Chaparral’s subsidiaries to pay dividends;

•	enter into certain swap agreements; and

•	amend, modify or waive under Chaparral’s permitted bond documents (i) any covenants that would make the terms materially more onerous to Chaparral or (ii) certain other provisions.

Prior to the amendment described below, the existing secured credit facility required Chaparral to maintain a Consolidated Total Debt to Consolidated EBITDAX Ratio, as defined in the existing secured credit facility, of not greater than:

•	5.00 to 1.0 for the annualized period commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on March 31, 2007;

•	4.75 to 1.0 for the annualized period commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on June 30, 2007;

•	4.50 to 1.0 for the annualized period commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on September 30, 2007;

•	4.25 to 1.0 for the four consecutive fiscal quarters ending on December 31, 2007; and

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4.00 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2008 and for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarter thereafter.

As of March 31, 2007, Chaparral did not meet the 5.00 to 1.0 Consolidated Total Debt to Consolidated EBITDAX ratio as required by the existing secured credit facility. Effective May 11, 2007, the existing secured credit facility was amended to replace the Total Debt to EBITDAX ratio with a Consolidated Senior Total Debt to Consolidated EBITDAX ratio. For purposes of the amended ratio, Consolidated Senior Total Debt consists of all outstanding loans under the existing secured credit facility, letters of credit and all obligations under capital leases, as defined in the existing secured credit facility. The existing secured credit facility requires Chaparral to maintain a Consolidated Senior Total Debt to Consolidated EBITDAX ratio, as defined in Chaparral’s existing secured credit facility, of not greater than:

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2.75 to 1.0 for the annualized periods commencing on January 1, 2007 and ending on the last day of the fiscal quarters ending on March 31, 2007, June 30, 2007 and September 30, 2007 and for the four consecutive fiscal quarters ending on December 31, 2007; and

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2.50 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2008 and for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarters thereafter.

Chaparral believes it was in compliance with all covenants under the existing secured credit facility as of June 30, 2008.

The existing secured credit facility also specifies events of default, including:

•	the failure to pay principal or interest under the amended credit facility when due and payable;

•	the representations or warranties proving to be incorrect, in any material respect, when made or deemed made;

•	the failure to observe or perform certain covenants, conditions or agreements under the existing secured credit facility;

•	the failure to make payments on certain other material indebtedness when due and payable;

•	the occurrence of any event or condition that requires the redemption or repayment of, or an offer to redeem or repay, certain other material indebtedness prior to its scheduled maturity;

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the commencement of an involuntary proceeding seeking liquidation, reorganization or other relief, or the appointment of a receiver, trustee, custodian or other similar official for Chaparral or its subsidiaries, and the proceeding or petition continues undismissed for 60 days or an order approving the foregoing is entered;

•	Chaparral’s inability, admission or failure generally to pay its debts as they become due;

•	the entry of a final, non-appealable judgment for the payment of money in excess of $5.0 million;

•	a change of control (as defined in the existing secured credit facility); and

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the occurrence of a default under any permitted bond document, which such default continues unremedied or is not waived prior to the expiration of any applicable grace or cure under any permitted bond document.

Chaparral’s existing secured credit facility requires it to maintain a Current Ratio, as defined in the existing secured credit facility, of not less than 1.0. The definition of current assets and current liabilities used for determination of the current ratio computed for loan compliance purposes differs from current assets and current liabilities determined in compliance with GAAP. Since compliance with financial covenants is a material requirement under the existing secured credit facility, Chaparral considers the current ratio calculated under Chaparral’s existing secured credit facility to be a useful measure of Chaparral’s liquidity because it includes the funds available to it under the existing secured credit facility and is not affected by the volatility in working capital caused by changes in the fair value of derivatives. At December 31, 2007 and June 30, 2008, Chaparral’s current ratio as computed using GAAP was 0.69 and 0.52, respectively. After giving effect to the adjustments, Chaparral’s current ratio computed for loan compliance purposes was 1.49 and 1.46, respectively. The following table reconciles Chaparral’s current assets and current liabilities using GAAP to the same items for purposes of calculating the current ratio for its loan compliance:

(dollars in thousands)	December 31, 2007	June 30, 2008
Current assets per GAAP	$120,704	$198,852
Plus—Availability under existing secured credit facility	76,311	109,191
Less—Deferred tax asset on derivative instruments and asset retirement obligation	(19,123)	(69,003)

Current assets as adjusted	$177,892	$239,040

Current liabilities per GAAP	$174,980	$385,691
Less—Short-term derivative instruments	(54,307)	(221,226)
Less—Short-term asset retirement obligation	(1,000)	(1,000)

Current liabilities as adjusted	$119,673	$163,465

Current ratio for loan compliance	1.49	1.46

Chaparral’s 8 1/2% Senior Notes due 2015. On December 1, 2005, Chaparral issued $325.0 million aggregate principal amount of 8 1/2% Senior Notes maturing on December 1, 2015. The 8 1/2 % Senior Notes are Chaparral’s senior unsecured obligations, rank equally in right of payment with all of its existing and future senior indebtedness and rank senior to all of its existing and future subordinated debt. The payment of the principal, interest and premium on the 8  1/2 % Senior Notes is fully and unconditionally guaranteed on a senior unsecured basis by Chaparral’s existing and some of its future restricted subsidiaries, as defined in the indenture.

On and after December 1, 2010, Chaparral may redeem some or all of the 8 1/2% Senior Notes at any time at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption.

In addition, upon completion of a qualified equity offering prior to December 1, 2008, Chaparral is entitled to redeem up to 35% of the aggregate principal amount of the 8 1/2 % Senior Notes from the proceeds, so long as:

•	Chaparral pays to the holders of such notes a redemption price of 108.5% of the principal amount of the 8 1/2% Senior Notes, plus accrued and unpaid interest to the date of redemption; and

•	at least 65% of the aggregate principal amount of the 8 1/2% Senior Notes remains outstanding after each such redemption, other than 8 1/2 % Senior Notes held by Chaparral or its affiliates.

Finally, prior to December 1, 2010, the 8 1/2% Senior Notes may be redeemed in whole or in part at a redemption price equal to the principal amount of the 8 1/ 2% Senior Notes plus accrued and unpaid interest to the date of redemption plus an applicable premium specified in the indenture.

Chaparral and its restricted subsidiaries are subject to certain negative and financial covenants under the indenture governing the 8 1/2% Senior Notes. The provisions of the indenture limit Chaparral and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual limitation on the ability of restricted subsidiaries to pay dividends, make loans or transfer property to Chaparral;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of subsidiaries; and

•	consolidate, merge or transfer assets.

If Chaparral experiences a change of control (as defined in the indenture governing the 8  1/2% Senior Notes), including making certain asset sales, subject to certain conditions, Chaparral must give holders of the 8  1 /2 % Senior Notes the opportunity to sell to Chaparral their 8  1/2 % Senior Notes at 101% of the principal amount, plus accrued and unpaid interest.

Chaparral’s 8  7/8% Senior Notes due 2017. On January 18, 2007, Chaparral issued $325.0 million aggregate principal amount of 8  7/8% Senior Notes maturing on February 1, 2017. The 8  7/8% Senior Notes are Chaparral’s senior unsecured obligations, rank equally in right of payment with all of Chaparral’s existing and future senior indebtedness, including its existing 8   1/2% Senior Notes, and rank senior to all of Chaparral’s existing and future subordinated debt. The payment of the principal, interest and premium on the 8  7/8% Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by Chaparral’s existing and some of its future restricted subsidiaries, as defined in the indenture.

On and after February 1, 2012, Chaparral may redeem some or all of the 8  7/8% Senior Notes at any time at redemption prices specified in the indenture, plus accrued and unpaid interest to the date of redemption.

In addition, upon completion of a qualified equity offering prior to February 1, 2012, Chaparral is entitled to redeem up to 35% of the aggregate principal amount of the 8  7/8% Senior Notes from the proceeds, so long as:

•	Chaparral pays to the holders of such notes a redemption price of 108.875% of the principal amount of the 8 7/8% Senior Notes, plus accrued and unpaid interest to the date of redemption; and

•	at least 65% of the aggregate principal amount of the 8 7/8% Senior Notes remains outstanding after each such redemption, other than 8 7/8% Senior Notes held by Chaparral or its affiliates.

Finally, prior to February 1, 2012, the 8  7/8% Senior Notes may be redeemed in whole or in part at a redemption price equal to the principal amount of the 8  7/8% Senior Notes plus accrued and unpaid interest to the date of redemption plus an applicable premium specified in the indenture.

Chaparral and its restricted subsidiaries are subject to certain negative and financial covenants under the indenture governing the 8  7/8% Senior Notes. The provisions of the indenture limit Chaparral and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual limitation on the ability of its restricted subsidiaries to pay dividends, make loans or transfer property to Chaparral;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of subsidiaries; and

•	consolidate, merge or transfer assets.

If Chaparral experiences a change of control (as defined in the indenture governing the 8 7/8% Senior Notes), including making certain asset sales, subject to certain conditions, Chaparral must give holders of the 8 7/8% Senior Notes the opportunity to sell to Chaparral their 8 7/8% Senior Notes at 101% of the principal amount, plus accrued and unpaid interest.

As part of the indenture, Chaparral entered into a registration rights agreement in which it agreed to file a registration statement with the SEC related to an offer to exchange the notes for an issue of registered notes within 270 days of the closing date. If Chaparral failed to complete the exchange offer within 270 days after the closing date, Chaparral would be required to pay liquidated damages equal to 0.25% per annum of the principal amount of the notes for the first 90 days after the target registration date. After the first 90 days, the rate increased an additional 0.25% for each additional 90 days, up to a total of 1.0%. The exchange offer was not completed within the 270-day period ending October 15, 2007 as required by the registration rights agreement. As a result, Chaparral accrued liquidated damages of $0.3 million during the year ended December 31, 2007. On February 29, 2008, Chaparral completed the exchange offer and liquidated damages ceased to accrue at that point.

Alternative capital resources. Chaparral has historically used cash flow from operations, debt financing and private issuance of common stock as its primary sources of capital. In the future Chaparral may use additional sources such as asset sales, additional public or private issuances of common or preferred stock, or project financing. While Chaparral believes it would be able to obtain funds through one or more of these alternative sources, if needed, Chaparral cannot provide assurance that these resources would be available on acceptable terms.

Contractual obligations. The following table summarizes Chaparral’s contractual obligations and commitments as of December 31, 2007:

(dollars in thousands)(1)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Debt:
Revolving credit line—including estimated interest expense	$32,019	$487,024	$—	$—	$519,043
Senior Notes, including estimated interest expense	56,246	112,492	112,492	873,471	1,154,701
Other long-term notes—including estimated interest expense	7,861	11,478	2,592	349	22,280
Capital leases—including estimated interest	164	19	—	—	183
Operating leases	477	43	—	—	520
Abandonment obligations	1,000	2,000	2,000	25,684	30,684
Derivative obligations	54,307	70,613	25,614	—	150,534

Total	$152,074	$683,669	$142,698	$899,504	$1,877,945

(1)	As of December 31, 2007, Chaparral had no off-balance sheet arrangements.

In 2006, Chaparral entered into an agreement to build a natural gas pipeline to transport gas to an ethanol plant expected to be constructed and operational in early 2008. At December 31, 2007, the pipeline was being constructed, and was put in service in February 2008. As of June 30, 2008, total capitalization costs associated with the pipeline was $2.6 million.

Chaparral has long-term contracts to purchase up to all of the CO2 manufactured at three ethanol plants. Two of the plants are operating and, based on plant capacity, it is estimated that Chaparral will have the right to purchase up to approximately 4.2 MMcf per day over the ten-year contract term under one contract, and under the second contract approximately 13.75 MMcf per day over the fifteen-year contract term. Pricing under both contracts is variable over time and both contracts have the possibility of renewal. The third ethanol plant has not yet been constructed but, when constructed, Chaparral will have the right to purchase approximately 5.5 MMcf per day at variable contract prices over the ten-year contract term with the possibility of renewal.

Chaparral has two additional long-term contracts that enable it to purchase CO2 for EOR projects. Under one contract, Chaparral may purchase a variable amount of CO 2, up to 20.0 MMcf per day through July 1, 2010. Chaparral has historically taken less CO2 than the maximum allowed in the contract and based on its current level, Chaparral projects it would purchase an average of approximately 16.0 MMcf per day over the remainder of the term of the contract. Chaparral may also purchase a variable amount of CO2 under the second contract, up to 10.0 MMcf per day through August 23, 2016, and Chaparral is currently purchasing an average of 10.0 MMcf per day and projects its purchases to remain at that level. Pricing under both contracts is dependent on certain variable factors, including the price of oil.

Critical Accounting Policies and Estimates

The discussion and analysis of Chaparral’s financial condition and results of operations are based upon its consolidated financial statements. The preparation of these statements requires Chaparral to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Chaparral bases its estimates on historical experience and other sources that it believes are reasonable at the time. Actual results may differ from the estimates and assumptions Chaparral used in preparation of its financial statements. Chaparral evaluates its estimates and assumptions on a regular basis. Described below are the most significant policies and the related estimates and assumptions Chaparral applies in the preparation of its financial statements. See Note 1 to Chaparral’s consolidated financial statements for a discussion of additional accounting policies and estimates made by management.

Revenue recognition. Chaparral derives almost all of its revenue from the sale of crude oil and natural gas produced from its oil and natural gas properties. Revenue is recorded in the month the product is delivered to the purchaser. Chaparral receives payment on substantially all of these sales from one to three months after delivery. At the end of each month, Chaparral estimates the amount of production delivered to purchasers that month and the price it will receive. Variances between Chaparral’s estimated revenue and actual payment received for all prior months are recorded in the month payment is received.

Derivative Instruments. Certain of Chaparral’s crude oil and natural gas derivative contracts are designed to be treated as cash flow hedges under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity”, as amended, or SFAS 133. This policy significantly impacts the timing of revenue or expense recognized from this activity as Chaparral’s contracts are adjusted to their fair value at the end of each month. Pursuant to SFAS 133, the effective portion of the hedge gain or loss, meaning that the change in the fair value of the contract offsets the changes in the expected future cash flows from Chaparral’s forecasted production, is recognized in income when the hedged production is reported as revenue. Chaparral reflects this as an adjustment to its revenue in the “Loss on oil and gas hedging activities” line in Chaparral’s consolidated statements of income. Until hedged production is reported in earnings and the contract settles, the change in the fair value of the contract is reported in the “Accumulated other comprehensive income (loss)” line item in Chaparral’s consolidated statements of stockholders’ equity. The ineffective portion is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged. The ineffective portion of the hedge gain or loss is reported in the “Loss on oil and gas hedging activities” line item each period. Chaparral’s derivative contracts that do not qualify for cash flow hedge treatment are marked to their period end market values with changes reported in earnings, and Chaparral’s consolidated statements of income could include large non-cash fluctuations, particularly in volatile pricing environments.

Oil and natural gas properties.

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Full cost accounting. Chaparral uses the full cost method of accounting for its oil and natural gas properties. Under this method, all costs incurred in the exploration and development of oil and natural gas properties are capitalized into a cost center. These costs include drilling and equipping productive wells, dry hole costs, seismic costs and delay rentals. Capitalized costs also include salaries, employee benefits, consulting services and other expenses that directly relate to Chaparral’s exploration and development activities.

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Proved oil and natural gas reserves quantities. Proved oil and natural gas reserves are the estimated quantities of crude oil and natural gas which geologic and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. The estimates of proven reserves for a given reservoir may change significantly over time as a result of changing prices, operating cost, additional development activity and the actual operating performance.

Chaparral’s proved reserve information included in this report is based on estimates prepared by Cawley, Gillespie & Associates, Inc. and Lee Keeling & Associates, Inc., each independent petroleum engineers, and Chaparral’s engineering staff. The independent petroleum engineers evaluated approximately 88% of the estimated future net revenues of Chaparral’s proved reserves discounted at 10% as of December 31, 2007 and Chaparral’s engineering staff evaluated the remainder. Chaparral continually makes revisions to reserve estimates throughout the year as additional information becomes available.

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Depreciation, depletion and amortization. The quantities of proved oil and natural gas reserves are a significant component of Chaparral’s calculation of depreciation, depletion and amortization expense and revisions in such estimates may alter the rate of future expense. The depreciation, depletion and amortization rate is determined using the units-of-production method based on estimates of proved oil and natural gas reserves and production, which are converted to a common unit of measure based on the relative energy content.

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Full cost ceiling limitation. Under the full cost method, the net capitalized costs of oil and natural gas properties recorded on Chaparral’s balance sheet cannot exceed the estimated future net revenues discounted at 10% plus the lower of cost or fair market value of unevaluated properties. The ceiling calculation requires that prices and costs used to determine the estimated future net revenues are those in effect as of the last day of the quarter. If oil and natural gas prices decline or if Chaparral has downward revisions to its estimated reserve quantities, it is possible that write-downs of Chaparral’s oil and natural gas properties could occur in the future.

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Costs not subject to amortization. Costs of unevaluated properties are excluded from Chaparral’s amortization base until it has evaluated the properties. The costs associated with unevaluated leasehold acreage and seismic data, exploratory wells currently drilling and capitalized interest are initially excluded from Chaparral’s amortization base. Leasehold costs are either transferred to the amortization base with the costs of drilling a well or are assessed quarterly for possible impairment. Chaparral’s future depreciation, depletion and amortization rate would increase if costs are transferred to the amortization base without any associated reserves.

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Future development and abandonment costs. Chaparral’s future development costs include costs to be incurred to obtain access to proved reserves such as drilling costs and the installation of production equipment. Future abandonment costs include costs to plug and abandon Chaparral’s oil and natural gas properties and related facilities. Chaparral develops estimates of these costs for each of its properties based on their location, type of facility, market demand for equipment and currently available procedures. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make numerous judgments. These judgments are subject to future revisions from changing technology and regulatory requirements. Chaparral reviews its assumptions and estimates of future development and future abandonment costs on a quarterly basis.

In accordance with Statement on Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” Chaparral records a liability for the discounted fair value of an asset retirement obligation in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying value of the related asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset.

Chaparral uses the present value of estimated cash flows related to its asset retirement obligation to determine the fair value. The present value calculation requires Chaparral to make numerous assumptions and judgments, including the ultimate costs of dismantling and site restoration, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment will be required for the related asset. Chaparral believes the estimates and judgments reflected in its financial statements are reasonable but are necessarily subject to the uncertainties Chaparral has just described. Accordingly, any significant variance in any of the above assumptions or factors could materially affect Chaparral’s estimated future cash flows.

Income taxes. Chaparral provides for income taxes in accordance with Statement on Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided for the difference between the tax basis of assets and liabilities and the carrying amount in its financial statements. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is settled. Since Chaparral’s tax returns are filed after the financial statements are prepared, estimates are required in valuing tax assets and liabilities. Chaparral records adjustments to actual in the period it files its tax returns.

Valuation allowance for NOL carryforwards. In computing Chaparral’s income tax expense, Chaparral assesses the need for a valuation allowance on deferred tax assets, which consist primarily of net operating loss, or NOL, carryforwards. For federal income tax purposes these NOL carryforwards expire 15 to 20 years from the year of origination. Generally Chaparral assesses its ability to fully utilize these carryforwards by estimating expected future taxable income based on the assumption that it will produce its existing reserves, as scheduled for production in its reserve report and by analyzing the expected reversal of existing deferred tax liabilities. These computations are imprecise due to the extensive use of estimates and assumptions. Each quarter Chaparral assesses its ability to utilize NOL carryforwards. Chaparral will record a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such asset will not be realized.

Fair value measurements. Chaparral adopted the provisions of SFAS No. 157, Fair Value Measurements (“SFAS 157”), on January 1, 2008. Assets and liabilities recorded at fair value in the balance sheet are categorized according to the fair value hierarchy defined in SFAS 157. The hierarchical levels are based upon the level of judgment associated with the inputs used to measure the fair value of the assets and liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the asset or liability is categorized based on the lowest level input that is significant to the fair value measurement in its entirety. Chaparral’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date. Level 2 inputs include adjusted quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value liabilities included in this category are derivatives with fair values based on inputs from actively quoted markets. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Liabilities carried at fair value and included in this category are certain financial derivatives.

Chaparral elected to implement this Statement with the one-year deferral permitted by FASB Staff Position (FSP) 157-2 for nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed on a recurring basis (at least annually). The deferral applies to nonfinancial assets and liabilities measured at fair value in a business combination; impaired properties, plants and equipment; intangible assets and goodwill; and initial recognition of asset retirement obligations and restructuring costs for which Chaparral uses fair value. Chaparral does not expect any significant impact to its consolidated financial statements when it implements SFAS 157 for these assets and liabilities. Due to Chaparral’s election under FSP 157-2, for 2008, SFAS 157 applies to commodity derivative contracts. The implementation of SFAS 157 did not cause a change in the method of calculating fair value of assets or liabilities, with the exception of incorporating the impact of Chaparral’s nonperformance risk on derivative liabilities—which was not material. The primary impact from adoption was additional disclosures.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”) . This Statement permits the election to carry financial instruments and certain other items similar to financial instruments at fair value on the balance sheet, with all changes in fair value reported in earnings. Chaparral adopted SFAS 159 effective January 1, 2008. During the first six months of 2008, Chaparral did not make the fair value election for any financial instruments not already carried at fair value in accordance with other accounting standards, so the adoption of SFAS 159 did not impact Chaparral’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008. Chaparral is currently assessing the impact, if any, the adoption of SFAS No. 141(R) may have on any future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. Chaparral is currently assessing the impact, if any, of the adoption of SFAS 160.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS 161 addresses concerns that the existing disclosure requirements in SFAS 133, Accounting for Derivatives and Hedging Activities, do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, this statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Chaparral is currently assessing the impact, if any, of the adoption of SFAS 161.

Effects of Inflation and Pricing

While the general level of inflation affects certain of Chaparral’s costs, factors unique to the oil and natural gas industry result in independent price fluctuations. Historically, significant fluctuations have occurred in oil and natural gas prices. In addition, changing prices often cause costs of equipment and supplies to vary as industry activity levels increase and decrease to reflect perceptions of future price levels. Although it is difficult to estimate future prices of oil and natural gas, price fluctuations have had, and will continue to have, a material effect on Chaparral.

CHAPARRAL QUANTITATIVE AND QUALITATIVE

DISCLOSURES REGARDING MARKET RISK

Oil and Natural Gas Prices

Chaparral’s financial condition, results of operations and capital resources are highly dependent upon the prevailing market prices of, and demand for, oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond Chaparral’s control. Chaparral cannot predict future oil and natural gas prices with any degree of certainty. Sustained declines in oil and natural gas prices may adversely affect Chaparral’s financial condition and results of operations, and may also reduce the amount of net oil and natural gas reserves that it can produce economically. Any reduction in reserves, including reductions due to price fluctuations, can reduce Chaparral’s borrowing base under its existing secured credit facility and adversely affect its liquidity and its ability to obtain capital for its acquisition, exploration and development activities. Based on Chaparral’s production for the six months ended June 30, 2008, its gross revenues from oil and natural gas sales would change approximately $1.0 million for each $0.10 change in natural gas prices and $1.8 million for each $1.00 change in oil prices.

To mitigate a portion of Chaparral’s exposure to fluctuations in commodity prices, it enters into swap agreements. For swap instruments, Chaparral receives a fixed price for the hedged commodity and pays a floating market price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

Chaparral also uses derivative financial instruments to reduce basis risk. Basis is the difference between the cash price of the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations. Natural gas basis protection swaps are arrangements that guarantee a price differential for gas from a specified delivery point. Chaparral receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

In anticipation of the acquisition of Calumet, Chaparral entered into additional crude oil swaps in September and October 2006 to provide protection against a decline in the price of oil from the date of entering into the Calumet securities purchase agreement and the close of the transaction on October 31, 2006. Chaparral does not believe that these instruments qualify as hedges pursuant to SFAS No. 133. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative losses. Also, as a result of the acquisition, Chaparral assumed the existing Calumet swaps on October 31, 2006 and designated these as cash flow hedges.

Chaparral’s outstanding oil and natural gas derivative instruments as of June 30, 2008 are summarized below:

	Crude Oil Swaps				Crude Oil Collars
	Hedge		Non-hedge		Non-hedge		Percent of PDP production(1)
	Volume MBbl	Weighted average fixed price to be received	Volume MBbl	Weighted average fixed price to be received	Volume MBbl	Weighted average range to be received
3Q 2008	595	$69.89	60	$67.64	60	$110.00 – $160.43	88.7%
4Q 2008	565	70.42	74	67.41	60	110.00 – 160.43	89.6%
1Q 2009	510	70.42	111	67.15	60	110.00 – 164.28	90.1%
2Q 2009	492	69.47	90	66.94	60	110.00 – 164.28	87.3%
3Q 2009	480	68.81	90	66.57	60	110.00 – 164.28	90.7%
4Q 2009	471	68.25	90	66.18	60	110.00 – 164.28	91.5%
1Q 2010	420	67.40	102	65.80	60	110.00 – 168.55	87.8%
2Q 2010	420	67.10	90	65.47	60	110.00 – 168.55	88.2%
3Q 2010	408	66.43	90	65.10	60	110.00 – 168.55	88.3%
4Q 2010	402	65.95	90	64.75	60	110.00 – 168.55	89.0%
1Q 2011	309	64.40	99	64.24	51	110.00 – 152.71	77.0%
2Q 2011	309	64.06	90	63.93	51	110.00 – 152.71	77.1%
3Q 2011	309	63.71	90	63.61	51	110.00 – 152.71	78.9%
4Q 2011	309	63.33	90	63.30	51	110.00 – 152.71	80.5%

	5,999		1,256		804

	Natural Gas Swaps		Natural Gas Collars
	Hedge		Non-hedge		Percent of PDP production(1)
	Volume MMBtu	Weighted average fixed price to be received	Volume MMBtu	Weighted average range to be received
3Q 2008	3,810	$7.95	—	—	76.4%
4Q 2008	3,670	8.28	200	$10.00 – $17.28	82.6%
1Q 2009	1,200	9.16	990	10.00 – 13.85	49.4%
2Q 2009	1,140	8.08	990	10.00 – 13.85	50.2%
3Q 2009	1,140	8.20	990	10.00 – 13.85	53.6%
4Q 2009	1,050	8.62	990	10.00 – 13.85	53.3%
1Q 2010	—	—	840	10.00 – 11.53	22.8%
2Q 2010	—	—	840	10.00 – 11.53	23.6%
3Q 2010	—	—	840	10.00 – 11.53	24.3%
4Q 2010	—	—	840	10.00 – 11.53	25.0%

	12,010		7,520

	Natural Gas Basis Protection Swaps
	Non-hedge
	Volume MMBtu	Weighted average fixed price to be paid
3Q 2008	2,220	$0.81
4Q 2008	2,120	0.90
1Q 2009	2,070	0.92
2Q 2009	540	0.82

	6,950

Subsequent to June 30, 2008, Chaparral executed the following derivative instruments:

	Crude Oil Swaps		Crude Oil Collars		Percent of PDP Production(1)(2)
	Hedge		Hedge
	Volume MBbl	Weighted average fixed price to be received	Volume MBbl	Weighted average range to be received
1Q 2012	281	$124.66	157	$100.00 – $135.25	80.5%
2Q 2012	275	124.63	154	$100.00 – $135.25	80.3%
3Q 2012	271	124.61	152	$100.00 – $135.25	80.6%
4Q 2012	265	124.60	149	$100.00 – $135.25	80.4%
1Q 2013	262	124.44	110	$100.00 – $133.50	74.0%
2Q 2013	256	124.44	110	$100.00 – $133.50	73.9%
3Q 2013	250	124.45	107	$100.00 – $133.50	73.1%
4Q 2013	245	124.47	103	$100.00 – $133.50	72.4%

	2,105		1,042

	Natural Gas Swaps
	Hedge
	Volume MMBtu	Weighted average fixed price to be received	Percent of PDP Production(1) (3)
1Q 2009	450	$9.08	59.5%
2Q 2009	450	8.70	60.8%
3Q 2009	450	8.93	64.9%
4Q 2009	450	9.37	65.0%
1Q 2010	450	9.80	35.0%
2Q 2010	450	8.57	36.2%
3Q 2010	450	8.74	37.3%
4Q 2010	450	9.14	38.4%

	3,600

(1)	Based on Chaparral’s most recent internally estimated PDP production for such periods.
(2)	Includes all crude oil derivatives outstanding as of August 31, 2008.
(3)	Includes all natural gas derivatives outstanding as of August 31, 2008.

Interest Rates

All of the outstanding borrowings under Chaparral’s existing secured credit facility as of June 30, 2008 are subject to market rates of interest as determined from time to time by the banks. Chaparral may designate borrowings under its existing secured credit facility as either ABR loans or Eurodollar loans. ABR loans bear interest at a fluctuating rate that is linked to the discount rate established by the Federal Reserve Board. Eurodollar loans bear interest at a fluctuating rate that is linked to LIBOR. Any increases in these rates can have an adverse impact on Chaparral’s results of operations and cash flow. Assuming a constant debt level of $600.0 million, equal to Chaparral’s borrowing base at June 30, 2008, the cash flow impact for a 12-month period resulting from a 100 basis point change in interest rates would be $6.0 million.

CHAPARRAL MANAGEMENT

Executive Officers and Directors

It is contemplated that following the consummation of the merger, the board of directors will consist of nine members, consisting of the three current members of Chaparral’s board of directors, at least two independent directors from the current Edge board of directors, three additional independent directors and one director designated by Magnetar. Mark A. Fischer will serve as the chairman of the board of directors. Committee members and chairpersons will be chosen by the post-merger Chaparral board of directors from among its members. Mark A. Fischer and Joseph O. Evans are full-time employees. Chaparral currently has no board committees.

The following provides brief biographical information for the persons who are currently expected to serve as Chaparral’s executive officers, directors and other key management personnel following consummation of the merger. Chaparral’s board of directors intends to designate at least two independent members of Edge’s current board of directors to serve as members of the Chaparral board of directors following the merger. Chaparral’s board of directors also intends to appoint three additional independent board members to serve on Chaparral’s board of directors following the merger.

Name	Age	Position
Mark A. Fischer	58	Chairman, Chief Executive Officer and President
Joseph O. Evans	54	Chief Financial Officer and Executive Vice President and Director
Robert W. Kelly II	50	Senior Vice President and General Counsel
Larry E. Gateley	58	Senior Vice President—Reservoir Engineering and Acquisitions
James M. Miller	44	Senior Vice President—Operations and Production Engineering
Charles A. Fischer, Jr.	60	Director
Frost W. Cochran	43	Director designee of holders of the Chaparral Series B preferred stock

Mark A. Fischer, Chairman, Chief Executive Officer, President and Co-Founder, co-founded Chaparral in 1988 and has served as its President and Chairman of the Board since its inception. Mr. Fischer began his career with Exxon Company USA in 1972 in the Permian Basin of West Texas where he held various positions as production engineer, reservoir engineer, field superintendent and finally supervising production engineer. From 1977 until 1980, Mr. Fischer served as the drilling and production manager for the West Texas and then Mid-Continent Division of TXO Production Corp. Prior to founding Chaparral, he served as division operations manager for Slawson Exploration Company, focusing on the Mid-Continent and Panhandle Divisions. He is a member of the Society of Petroleum Engineers and the American Petroleum Institute. Mr. Fischer served as a director of the API from 1984-1986. Mr. Fischer graduated from Texas A&M University in 1972 with an honors degree in aerospace engineering. Mark A. Fischer and Charles A. Fischer, Jr. are brothers.

Joseph O. Evans, Chief Financial Officer & Executive Vice President & Director, joined Chaparral in July of 2005 as Chief Financial Officer and was elected to its board of directors in September 2006. From 1998 to June 2005, Mr. Evans was a consultant and practiced public accounting with the firm of Evans Gaither & Assoc. From 1997 to 1998, he served as Senior Vice President and Financial Advisor, Energy Lending, for First National Bank of Commerce in New Orleans. From 1976 until 1997, Mr. Evans worked in the Oklahoma practice of Deloitte & Touche where he became an Audit Partner. While at Deloitte he was a member of the energy industry group and was responsible for services on numerous SEC filings for clients. Mr. Evans has instructed numerous continuing professional education courses focused on compliance with the Sarbanes-Oxley Act. He is a Certified Public Accountant and an Accredited Petroleum Accountant. Mr. Evans is a graduate of the University of Central Oklahoma with a Bachelor of Science degree in Accounting.

Robert W. Kelly II, Sr. Vice President & General Counsel, joined Chaparral in 2001 and oversees the legal, land, marketing and environmental functions. Prior to joining Chaparral, Mr. Kelly worked for Ricks Exploration Inc. as Director of Business Development & Gas Marketing for two years. From 1990 until 1999, he was with EOG Resources Inc. (formerly Enron Oil & Gas Company) initially as Land Manager for its Oklahoma City division and later building their business development department. During 1989 and 1990, Mr. Kelly was a title attorney in his own partnership firm in Oklahoma City. He began his oil and gas career as a Landman with TXO Production Corp. in 1981, subsequently receiving promotions to District Landman by 1988. He is a member of the American Bar Association, the Oklahoma Bar Association, the Oklahoma Independent Producers Association, and several other business and legal associations. Mr. Kelly received a Bachelor of Business Administration (Petroleum Land Management) degree from the University of Oklahoma in 1981, and a Juris Doctor from the Oklahoma City University School of Law in 1989.

Larry E. Gateley, Sr. Vice President—Reservoir Engineering and Acquisitions, joined Chaparral in 1997 as the Reservoir Engineering and Acquisitions Manager, and currently performs reservoir studies on over 4,000 wells per year. Mr. Gateley has 32 years of diversified management and operational and technical engineering experience. His previous positions include Reservoir/Production/Drilling Engineer for Exxon Company USA, Sr. Petroleum Engineer for J.M. Huber Corp., Chief Drilling Engineer for Post Petroleum Inc., Vice President and Co-Owner of Wood-Gate Engineering Inc., Vice President of Acquisitions for SMR Energy Income Funds, and Acquisitions Manager for Frontier Natural Gas Corporation. Mr. Gateley is a registered Professional Engineer in the states of Oklahoma and Texas. He is a graduate of the University of Oklahoma with a Bachelor of Science degree in Mechanical Engineering.

James M. Miller, Sr. Vice President—Operations & Production Engineering, joined Chaparral in 1996, as Operations Engineer. Since joining Chaparral, Mr. Miller has been promoted to positions of increasing responsibility and currently oversees all company production operations and field services. Mr. Miller has gained particular expertise in the area of operating secondary and EOR units. Prior to joining Chaparral, Mr. Miller worked for KEPCO Operating Inc. for one year as a petroleum engineer. From 1987 to 1995, he was employed by Robert A. Mason Production Co., as a petroleum engineer, and later as Vice President of Production. He is a member of the Society of Petroleum Engineers and the American Petroleum Institute. Mr. Miller attended the University of Oklahoma and received a Bachelor of Science degree in Petroleum Engineering in 1986.

Charles A. Fischer, Jr., Director and Co-Founder, co-founded Chaparral in 1988, and served as its Chief Administrative Officer and Executive Vice President from July 2005 until his retirement effective July 27, 2007. Mr. Fischer joined Chaparral full-time in 2000 and served as its Chief Financial Officer and Senior Vice President for five years until assuming the role of Chief Administrative Officer. In 1978 Mr. Fischer founded C.A. Fischer Lumber Co. Ltd., which owns eight retail building supply outlets in western Canada, and is the current President. Mr. Fischer also serves as manager of Altoma Energy GP. Mr. Fischer began his career with Renewable Resources in 1974 as a senior scientist on the Polar Gas Pipeline Project investigating the feasibility of bringing natural gas from the high Arctic to south-central Canada. Mr. Fischer served as director of the Canadian Western Retail Lumberman’s Association for 11 years, was President for 6 years, and received the 2001 Industry Achievement Award. He graduated from Texas A&M University in 1970 (Bachelor of Science degree in Biology) and the University of Wisconsin in 1973 (Master of Science degree in Ecology).

Frost W. Cochran, director designee of the holders of the Chaparral Series B preferred stock, is a Managing Director and a founding partner of Post Oak Energy Capital. Previously, Mr. Cochran served as the President of Capital C Energy Holdings, LLC since its formation in May 2002. Capital C Energy and its wholly owned subsidiary, Belden & Blake, held operating interests in oil and gas properties and related gathering, transportation and processing assets in Michigan, Ohio, Pennsylvania, New York, Kentucky and Indiana. In 2002, he co-founded Signal Hill Power, the owner operator of a combined cycle merchant power plant in North Texas, of which he currently serves as President. Mr. Cochran served as a Managing Director of Torch Energy from 1998 until March 2002. During this period, Torch was engaged in property acquisitions, divestitures, operations, exploitation, asset management, oil field services, back office outsourcing and capital formation. Assets under Mr. Cochran’s management included producing oil & gas properties and related infrastructure held directly by Torch, the Torch Royalty Trust and in investment partnerships. Before joining Torch, Mr. Cochran served as a Managing Director and Partner at Energy Asset Management LLC from 1996 through 1998. Prior to joining Energy Asset Management, Mr. Cochran served as Vice President of Enron Development Corporation from 1993 until 1996, as Project Finance Manager at Destec Energy Incorporated from 1991 until 1993 and with Kemper Securities Group from 1989 until 1991. Mr. Cochran has significant experience in the development, financing, construction and operation of energy infrastructure projects in both domestic and international markets, and he has international commercial and transaction experience in India, Korea, Indonesia, Vietnam, Australia, New Zealand, Poland, Argentina, Brazil and Canada. Mr. Cochran is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. Mr. Cochran received a MBA from the University of Texas and a BBA from the University of Mississippi.

Board Structure and Compensation of Directors

Upon completion of the merger, Chaparral’s board of directors is expected to consist of nine members, at least five of whom are expected to be independent directors to be identified prior to completion of the merger. Chaparral’s board will determine the independence of these directors under the applicable rules of the NYSE which require that a director have no material relationship with Chaparral in order to qualify as “independent.” These rules take into consideration such factors as a director’s (or his immediate family member’s) relationship as an officer of Chaparral, direct compensation received by such persons from Chaparral, such persons’ relationship with Chaparral’s internal or external auditor, compensation committee interlocks between such persons and Chaparral’s executive officers, and payments between Chaparral and other companies for which such persons are employees.

Upon completion of the merger, Chaparral’s directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until Chaparral’s annual meetings of stockholders in 2009, 2010 and 2011, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of Chaparral’s board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Directors who are also full-time officers or employees of Chaparral will receive no additional compensation for serving as directors. Compensation for all other directors will be determined by Chaparral’s board of directors after consultation with Chaparral’s compensation consultant, Longnecker & Associates.

Board Committees

Following the completion of the merger, Chaparral’s board of directors will have an audit committee, a nominating and governance committee and a compensation committee. Chaparral intends that all the members of its audit committee and compensation committee will be independent under applicable provisions of the Exchange Act and the NYSE rules.

Audit Committee. The audit committee will assist the board in overseeing (1) the integrity of Chaparral’s financial statements, (2) Chaparral’s compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of Chaparral’s independent registered public accounting firm and (4) the performance of Chaparral’s internal audit function. Chaparral’s board will designate one of the members of the audit committee as an “audit committee financial expert.”

Nominating and Governance Committee. The nominating and governance committee will assist the board in identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders, recommending committee assignments for directors to the board of directors, monitoring and assessing the performance of the board of directors and individual non-employee directors, reviewing compensation received by directors for service on the board of directors and its committees and developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for Chaparral.

Compensation Committee. The compensation committee will (1) review and approve the compensation of Chaparral’s executive officers and other key employees, (2) evaluate the performance of its chief executive officer and oversee the performance evaluation of senior management and (3) administer and make recommendations to the board of directors with respect to incentive-compensation plans, equity-based plans and other compensation benefit plans.

Web Access

Upon consummation of the merger, Chaparral will provide access through its website at www.chaparralenergy.com to current information relating to governance, including a copy of each board committee charter, its Code of Conduct, its corporate governance guidelines and other matters impacting Chaparral’s governance principles. You may also contact Chaparral’s General Counsel for paper copies of these documents free of charge.

Compensation Committee Interlocks and Insider Participation

None of Chaparral’s executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of Chaparral’s board of directors. During the last completed fiscal year, Chaparral did not have a compensation committee. Two of the members of Chaparral’s board of directors are also executive officers of Chaparral and participated in deliberations concerning current executive officer compensation.

CHAPARRAL EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement/prospectus describes Chaparral’s current and past compensation philosophies, policies and programs. Following the completion of the merger, Chaparral will be a publicly traded company with a reconstituted board of directors, the Compensation Committee of which may adopt compensation philosophies, policies and programs that are materially different from those described in this section.

Overview & oversight of compensation program

Chaparral’s compensation programs include programs that are designed specifically for (1) its most senior executive officers (“Senior Executives”), which includes the Principal Executive Officer (“PEO”) and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”); (2) employees who are designated as executives of Chaparral (“Executives” or “Executive Employees”), which includes the Senior Executives and (3) a broad-base of Chaparral employees.

Chaparral’s PEO and board of directors determine and authorize the compensation programs and awards for the Senior Executives. The board of directors also determines and authorizes the compensation levels, programs and awards for the PEO. As a privately held company in 2006 and 2007, the PEO, as the Chairman and member of the three person board of directors had significant participation in the deliberation, determination and authorization of his own compensation package. Upon completion of the merger, Chaparral’s board of directors will include a Compensation Committee comprised of independent members in accordance with the rules of the NYSE that will (1) review and approve the compensation of its executive officers and other key employees, (2) evaluate the performance of Chaparral’s chief executive officer and oversee the performance evaluation of senior management and (3) administer and make recommendations to the board of directors with respect to Chaparral’s incentive-compensation plans, equity-based plans and other compensation benefit plans.

Overview of compensation philosophy and program

In order to recruit and retain the most qualified and competent individuals as Senior Executives, Chaparral strives to maintain a compensation program that is competitive in the labor market. The following compensation objectives are considered in setting the compensation programs for Chaparral’s Senior Executives:

•	drive and reward performance which supports Chaparral’s core values, including increasing stockholder value and promoting the preservation and growth of its income producing assets;

•	align the interests of Senior Executives with those of stockholders;

•	design competitive total compensation and rewards programs to enhance Chaparral’s ability to attract and retain knowledgeable and experienced Senior Executives; and

•	set compensation and incentive levels that reflect competitive market practices in line with Chaparral’s peer group.

Benchmark Group and compensation targets

Chaparral selected a group of companies consisting of approximately 30 publicly traded, U.S. exploration and production companies of varying sizes (the “Benchmark Group”). The Benchmark Group is used to index executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to Chaparral and that compete with Chaparral for executive talent.

Chaparral also reviews compensation data from the Oil & Gas E&P Survey prepared by Effective Compensation, Incorporated (“ECI” or the “Survey Data”) to ensure that its total Senior Executive compensation program aligns with the median of the Survey Data. The Survey Data is a compilation of compensation and other data based upon 99 exploration and production firms that participated in the survey.

In preparation for consummation of the merger and the establishment of an independent board and compensation committee, Chaparral has retained Longnecker & Associates, an independent executive compensation and governance consulting firm. Longnecker & Associates will conduct an executive compensation review, a director compensation review and then submit recommendations for base pay, as well as both short-term and long-term cash and equity-based incentive compensation, that are in line with Chaparral’s goals and objectives.

Compensation elements and rationale for pay mix decisions

To reward both short-term and long-term performance in Chaparral’s compensation program and in furtherance of its compensation objectives noted above, Chaparral’s executive compensation philosophy includes the following four principles:

(1) Compensation levels should be competitive. Chaparral reviews the Survey Data to ensure that the compensation program is aligned with its peers. Chaparral believes that a competitive compensation program will enhance its ability to attract and retain Senior Executives.

(2) Compensation should be related to performance. Chaparral believes that a significant portion of a Senior Executive’s compensation should be tied to individual performance and within the context of Chaparral’s overall performance measured primarily by growth in reserves, production and net income.

(3) Variable compensation should represent a portion of a Senior Executive’s total compensation. Chaparral intends for a portion of compensation paid to Senior Executives to be variable in order to allow flexibility when company performance and/or industry conditions are not optimum and maintain the ability to reward Senior Executives for overall company growth and retain Senior Executives when industry conditions necessitate. Senior Executives should have the incentive of increasing company profitability and value in order to earn a portion of their compensation package.

(4) Compensation should balance short and long-term performance. Chaparral seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of balancing these perspectives, Senior Executives are regularly provided both compensation based on the accomplishment of short-term objectives and incentives for achieving long-term objectives. Beginning in 2004, Chaparral began a long-term compensation plan for non-owner Senior Executives and other key employees, to deliver long-term incentive awards aligned with the interests of stockholders while simultaneously serving as a retention tool to ensure that recipients remain employed while Chaparral’s annual bonus plans are structured to reward the accomplishment of short-term objectives.

Review of Senior Executive performance

The PEO reviews, on an annual basis, each compensation element of a Senior Executive. In each case, the PEO takes into account the scope of responsibilities and experience, succession potential, strengths and weaknesses, and contribution and performance over the past year and balances these against competitive salary levels. The PEO works daily with the Senior Executives, which allows him to form his assessment of each individual’s performance. The PEO’s performance is assessed by the Board, taking into account the scope of responsibilities and experience, strengths and weaknesses and contribution and performance over the past year balanced against competitive salary levels.

Components of the executive compensation program

Chaparral believes the total compensation and benefits program for Senior Executives should consist of the following:

•	base salaries;

•	annual bonus plans;

•	long-term retention and incentive compensation; and

•	health and welfare benefits and retirement.

Base salaries

For 2007 and 2008, Senior Executive base salaries were targeted at or around the 50th percentile of base salaries of similarly sized companies within the Benchmark Group and Survey Data. Base salaries are determined by evaluating a Senior Executive’s level of responsibility and experience and Chaparral’s performance.

Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the Survey Data. Individual performance is evaluated by reviewing the Senior Executive’s success in achieving business results, promoting Chaparral’s core values and keys to success and demonstrating leadership abilities.

In setting the base salary of the Senior Executives for fiscal year 2007 and 2008, the compensation of comparable senior executives based on Survey Data was reviewed. The percent increase in median level compensation based on Benchmark Group data and Survey Data for various levels is computed and used as the baseline for annual increases. The PEO does not, however, rely solely on predetermined formulas or a limited set of criteria when evaluating the performance of the Senior Executives.

Chaparral reviews the Survey Data annually. The Survey Data and general economic conditions and marketplace compensation trends are evaluated. Chaparral usually adjusts base salaries for Senior Executives annually or when:

•	the current compensation demonstrates a significant deviation of more than 20% from the market data;

•	recognizing outstanding individual performance;

•	recognizing an increase in responsibility; or

•	recognizing significant growth of Chaparral.

This is in line with Chaparral’s philosophy that Senior Executive compensation should be paid at the competitive median levels. The salaries paid to the PEO and the NEOs during fiscal year 2007 are shown in the Summary Compensation Table below.

Annual profit sharing bonus and performance-based retention bonus

The annual profit sharing bonus provides employees with the opportunity to earn cash bonuses based on Chaparral’s achievement of unspecified company-wide goals as determined by the PEO and the board of directors. The annual profit sharing bonus component of Chaparral’s compensation program is to align employee pay with its annual (short- term) performance. The annual profit sharing bonus was awarded to all employees in 2006, and to all employees except senior executives in 2007. The entire 2006 and 2007 annual profit sharing bonuses were paid in cash. Fifty percent of the total annual profit sharing bonus granted to any employee is paid on December 15th in the year that the bonus is granted and the other fifty percent is paid on June 15th of the following year, provided that the employee who received the grant is still an active employee of Chaparral on that date.

The Annual Performance-Based Retention Bonus (“Retention Bonus”) provides all employees, including Senior Executives in 2006, with the opportunity to earn cash bonuses. The Retention Bonus is a component of Chaparral’s compensation program designed to enhance retention on a short-term term basis and to balance its long-term retention plans. In 2006, the amount of Retention Bonus awards were determined based on position and unspecified subjective performance criteria as determined by the PEO for the Senior Executives and by the board for the PEO. The Retention Bonus was announced in each of November 2005, 2006 and 2007 and was paid in cash one-half in each of March 2006, 2007 and 2008 and one-half in each of September 2006 and 2007.

Both the profit sharing and Retention Bonus were discontinued for Senior Executives after September 2006 and a new Annual Officers Bonus was created in September 2006. The Annual Officers Bonus provides Senior Executives with the opportunity to earn cash bonuses based on Chaparral’s achievement of unspecified company- wide goals as determined by the PEO. The bonus is a component of the compensation program designed to align Senior Executive pay with Chaparral’s annual (short-term) performance. The bonus for 2006 was paid April 2, 2007.

The 2007 Annual Officers Bonus was structured to provide cash bonuses to Senior Executives competitive to the median levels based on the Benchmark Group and the Survey Data to be consistent with Chaparral’s philosophy that compensation levels should be variable and competitive. The bonuses awarded to the PEO and the NEOs for fiscal year 2007 are shown in the Summary Compensation Table on page 153. The bonus was awarded in November 2007 and paid in April 2008.

In September 2006, concurrent with creation of the new Annual Officers Bonus, Chaparral halted the granting of Phantom Plan awards to officers. Because an initial public offering was not consummated, these officers were paid cash in lieu of the first vesting of awards as shown in the Summary Compensation Table on page 153. Chaparral plans to implement a 2008 Long-Term Incentive Plan, which is referred to as the “LTIP”. The purpose of the LTIP is to promote the interests of Chaparral and its stockholders by encouraging officers, employees, directors and consultants of Chaparral to:

•	acquire or increase their equity ownership in Chaparral;

•	develop or increase their sense of proprietorship and personal involvement in the development and financial success of Chaparral; and

•	encourage them to remain with and devote their best efforts to the business of Chaparral.

The LTIP is also expected to enhance Chaparral’s ability to attract and retain the services of individuals who are essential for its growth and profitability. Chaparral expects the LTIP to be in place prior to consummation of the merger.

Phantom stock plan

The First Amended and Restated Phantom Stock Plan (“Phantom Plan”) is a deferred compensation plan. The objective of the Phantom Plan is to provide Senior Executives who are not stockholders, Executive Employees and other key employees with long-term incentive and retention award opportunities that would be competitive with equity incentive plans provided by public companies.

The term “phantom stock” refers to stock units of value that trace Chaparral’s fair market value, as defined by the Phantom Plan. The phantom stock is not convertible into stock and does not possess any voting rights. Phantom stock will be exchanged for cash upon vesting. Phantom stock may be awarded in total up to 2% of Chaparral’s fair market value, as defined by the Phantom Plan. No participant may be granted, in the aggregate, more than 5% of the maximum number of phantom stock available for award. Generally, phantom stock will vest on the fifth anniversary of the award date of the phantom stock, but may also vest on a pro-rata basis following a participant’s termination of employment due to death, disability, retirement or termination without cause.

Also, phantom stock vests if a change of control event occurs. A change of control event will occur under the Phantom Plan if (1) Chaparral’s stockholders as of January 1, 2004, the date of the creation of the Phantom Plan, collectively sell a majority of their shares (either publicly or privately) to a person who is not majority- owned by them collectively, and in the process lose operational control of Chaparral (i.e., the position of President, Chief Executive Officer or Chairman of Chaparral or its subsidiary Chaparral Energy, L.L.C., is not held by either Mark A. Fischer or Charles A. Fischer, Jr.), (2) the termination, liquidation or dissolution of Chaparral or Chaparral Energy, L.L.C. unless Chaparral’s business is substantially carried on by a successor company that remains majority-owned or operationally controlled as described above, or (3) Chaparral sells all or substantially all of its assets. Upon vesting, participants are entitled to the value of their phantom stock payable in cash immediately.

The Phantom Plan was effective January 1, 2004. At the creation of the Phantom Plan, the value of the initial award, and the nine subsequent annual awards to be made, to participants was targeted. The value and timing of the awards was derived to provide an estimated pre-determined payout upon vesting of the awards. The payout was determined in 2003 by the PEO and board of directors based on what they believed would provide retention incentive for participants. The payout on vesting of the awards assumed certain company growth rates were sustained over the vesting period, although no adjustment is made to those awards if Chaparral exceeds or does not meet those growth rates. Chaparral believed at that time this would align the participants compensation to stockholder value by providing a proprietary interest in the value of Chaparral. Although no adjustments were made for 2007, the predetermined subsequent annual awards can be adjusted to recognize exemplary performance or increased responsibility consistent with the philosophy of relating individual compensation to performance. Upon consummation of the merger, no additional grants will be made under the Phantom Plan.
Tax implications of executive compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by Chaparral in any year with respect to the PEO and the NEOs unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by Chaparral’s stockholders. Chaparral may from time to time pay compensation to its Senior Executives that may not be deductible, including discretionary bonuses or other types of compensation outside of Chaparral’s plans, such as recruitment or retention, when it is consistent with Chaparral’s overall philosophy.

Although Chaparral has generally attempted to structure executive compensation so as to preserve deductibility, Chaparral also believes that there are circumstances where its interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by Chaparral, the accounting rules pursuant to FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Health and welfare and retirement benefits

Chaparral offers a variety of health and welfare and retirement programs to all eligible employees. The Senior Executives are eligible for the same benefit programs on the same basis as the rest of Chaparral’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Chaparral’s health and welfare programs include medical, pharmacy, dental, life insurance, supplemental insurance policies and a flexible spending plan. For employees, including Senior Executives, that decline coverage or elect employee only coverage on the medical, Chaparral will provide a $50 per month credit to use to purchase dental, voluntary products or deposit into a flexible spending plan which allows employees to pay for out-of-pocket medical, dental and vision expenses and dependent care expenses.

Chaparral offers a 401(k) Profit Sharing Plan that is intended to supplement the employee’s personal savings and social security. All employees, including Senior Executives, are generally eligible for the 401(k) plan. Senior Executives participate in the 401(k) plan on the same basis as other employees.

Chaparral adopted the 401(k) plan to enable employees to save for retirement through a tax-advantaged combination of employee and company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) plan allows eligible employees to elect to contribute from 1% to 60% of their eligible compensation, up to the annual IRS dollar limit. Eligible compensation generally means all wages, salaries and fees for services from Chaparral. Chaparral matches employee contributions at a rate of $1.00 per $1.00 employee contribution for the first 6% of the employee’s salary. Such contributions vest as follows:

Years of Service for Vesting	Percentage
1	20%
2	40%
3	60%
4	80%
5	100%

However, regardless of the number of years of service, an employee is fully vested in his 401(k) plan if the employee retires at age 65 or later, attains age 62 and completes five years of service, or the employee’s employment is terminated due to death or total and permanent disability. The 401(k) plan provides for different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401(k) plan does not provide Chaparral employees the option to invest directly in Chaparral’s stock. The 401(k) plan offers in-service withdrawals in the form of loans, hardship distributions, after-tax account distributions and age 59.5 distributions.

Indemnification agreements

Chaparral has indemnification agreements with Mark A. Fischer, Charles A. Fischer, Jr., Joseph O. Evans and Robert W. Kelly II. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements will generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of Chaparral or any of its affiliates, or is or was serving at Chaparral’s request in such a position for another entity. The indemnification agreements will also obligate Chaparral to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse Chaparral for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

Chaparral is not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	Chaparral, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against Chaparral in a proceeding brought by Chaparral against the indemnitee; or

•	any other person, except for claims approved by Chaparral’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Chaparral’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, Chaparral has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Chaparral of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Chaparral will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Chaparral maintains director and officer liability insurance for the benefit of each of the above indemnities. These policies include coverage for losses for wrongful acts and omissions and to ensure Chaparral’s performance under the indemnification agreements. Each of the indemnities are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of Chaparral’s directors and officers.

2007 Summary Compensation Table

The following table below summarizes the total compensation paid or earned by each NEO of Chaparral for the fiscal year ended December 31, 2006, and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark A. Fischer, Chief Executive Officer and President	2007 2006	457,539 351,258	400,000 245,165	(3) (4)	— —	— —	400,000 —	— —	17,339 20,688	(5) (5)	1,274,878 617,111

Joseph O. Evans, Chief Financial Officer and Executive Vice President	2007 2006	264,193 227,285	192,000 90,369	(3) (4)	15,736 11,893	— —	192,000 —	— —	16,257 13,104	(5) (5)	680,186 342,651

Charles A. Fischer, Former Chief Administrative Officer and Director	2007 2006	125,193 207,650	— 89,290	(4)	— —	— —	— —	— —	8,229 19,719	(5) (5)	133,422 316,659

Larry E. Gateley, Senior Vice President—Reservoir Engineering and Acquisitions	2007 2006	222,654 189,362	144,000 72,727	(3) (4)	74,766 100,437	— —	144,000 —	— —	15,866 11,530	(5) (5)	601,286 374,056

James M. Miller, Senior Vice President— Operations and Production Engineering	2007 2006	211,346 170,885	137,000 67,463	(3) (4)	74,766 100,437	— —	137,000 —	— —	149,744 99,514	(6) (6)	709,856 438,299

Robert W. Kelly II, Senior Vice President and General Counsel	2007 2006	211,346 178,777	137,000 68,923	(3) (4)	74,766 100,437	— —	137,000 —	— —	13,040 8,227	(5) (5)	573,152 356,364

(1)	Phantom stock awards were made on January 1, 2006 and valued at $14.29 per share. The value shown is the value included in Chaparral’s financial statements per FAS 123(R). The actual number of awards granted is shown in the “Grants of Plan Based Awards” table included in this proxy statement/prospectus.
(2)	Paid on January 2, 2008.
(3)	Paid on April 2, 2008.
(4)	Includes amounts paid under the profit sharing and Retention Bonus plans and amounts earned under the 2006 Officers Annual Bonus that were paid on April 2, 2007. The amounts of unpaid Officers Annual Bonuses at December 31, 2006 were $105,233, $45,817, $39,388, $32,851, $31,996, and $31,365 for Messrs. Mark A. Fischer, Joseph O. Evans, Charles A. Fischer, Jr., Larry E. Gateley, James M. Miller, and Robert W. Kelly II, respectively.
(5)

Includes: for Mark A. Fischer $10,142 and $17,339 in matching 401(k) contributions; for Joseph O. Evans $12,667 and $16,257 in matching 401(k) contributions; for Charles A. Fischer $13,631 and $8,229 in matching 401(k) contributions; for Larry E. Gateley

$10,822 and $15,866 in matching 401(k) contributions; for Robert W. Kelly II $8,227 and $13,040 in matching 401(k) contributions in 2006 and 2007, respectively.
(6)

Includes $10,318 and $14,526 in matching 401(k) contributions and $89,041 and $135,218 in payments for 2006 and 2007, respectively, pursuant to overriding royalty interests subject to vesting. Chaparral’s subsidiary, Chaparral CO2, L.L.C., has assigned Mr. Miller an overriding royalty interest equal to a total 0.005 net revenue interest in the production from the Northwest Camrick Unit, the Camrick Unit and the North Perryton (George Morrow) Unit, in each case limited to the unitized Upper Morrow Sand formation. Mr. Miller was 80% vested at June 30, 2006 and 100% vested at June 30, 2007.

2007 Grants of Plan-Based Awards Table

There were no phantom stock awards to any NEO during 2007.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows outstanding phantom stock awards as of December 31, 2007 for each NEO that participates in the Phantom Plan.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Name
Joseph O. Evans	3,974	$65,730
Larry E. Gateley	21,894	362,127
James M. Miller	21,894	362,127
Robert W. Kelly II	21,894	362,127

(1)	For Joseph O. Evans, phantom stock vests as follows: 3,554 stock units on July 1, 2010 and 420 stock units on January 1, 2011; for Larry E. Gateley, Robert W. Kelly II and James M. Miller, phantom stock vests as follows: 19,306 units on January 1, 2009; 1,749 units on January 1, 2010; and 839 units on January 1, 2011.
(2)	The table assumes a market value of $16.54 at December 31, 2007 which is calculated in accordance with the provisions of the Phantom Plan.

Potential Payments Upon Termination or Change of Control

The following is a discussion of the amount of compensation payable upon voluntary termination for good reason, involuntary termination without cause, termination following a change of control and termination due to death, disability, or retirement. The actual amounts which would be paid to each executive upon termination of employment can only be determined at the time of each such executive’s separation from Chaparral.

Change of Control Severance Agreements

Each of Chaparral’s NEOs is party to a change of control severance agreement pursuant to which the officers are entitled to certain severance benefits. Under these agreements, if the officer’s employment is terminated except for cause and not in connection with the officer’s death, disability or retirement within the two year period following a change of control of Chaparral, or if the officer terminates his own employment for good reason during such period, he is entitled to a severance payment. The severance payment will be paid in equal monthly installments over a 24-month period and will be equal to a set multiplier times the sum of (1) the officer’s base salary as in effect immediately prior to his termination date, plus (2) the officer’s target bonus for the full year in which the termination date occurred or, if no target bonus has been established, then the most recent bonus paid. The multipliers for each of Chaparral’s NEOs are as follows: Mr. Mark Fischer, 3; Mr. Evans, 2.5; Messrs. Gateley, Miller and Kelly, 2. The officer will also be entitled to certain employee benefits, including life, heath, medical, dental and other insurance, for a period of 12 months following his termination date.

Under the severance agreements, “change of control” is generally defined as (1) the acquisition by any group other than Mark A. Fischer and his affiliates of 50% or more of the voting securities of Chaparral, (2) a merger of Chaparral, or (3) the sale or disposition of all or substantially all of the assets of Chaparral; provided in the case of (2) and (3), no change of control shall be deemed to occur if, immediately following such merger, sale or disposition, the holders of the voting securities of Chaparral prior to such transaction beneficially own more than 50% of the common stock of Chaparral resulting from such transaction in substantially the same proportions as their previous ownership. “Cause,” “retirement,” “disability” and “good reason” have the meanings set forth in the severance agreements.

The table below quantifies amounts that would have been paid pursuant to the change of control severance agreements assuming a qualifying termination following a change of control took place on December 31, 2007.

Name	Base Salary	Target Bonus	Multiplier	Benefits	Total
Mark A. Fischer	$488,000	$400,000	3	$17,339	$2,681,339
Joseph O. Evans	277,000	192,000	2.5	16,257	1,188,757
Larry E. Gateley	232,000	144,000	2	15,866	767,866
James M. Miller	220,000	137,000	2	14,526	728,526
Robert W. Kelly II	220,000	137,000	2	13,040	727,040

Phantom Plan awards

Chaparral has granted phantom stock awards to certain NEOs and other key employees.

Full vesting upon a change of control

If a change of control as defined in the Phantom Plan were to occur prior to the NEO’s termination of employment with Chaparral, all of the NEO’s then outstanding phantom stock awards granted by Chaparral would become fully vested and nonforfeitable at the earlier of (1) 180 days after the change of control event or (2) the date beyond which either Mark A. Fischer or Charles A. Fischer, Jr. are not providing full-time management services to Chaparral or a successor company. For each NEO, the number of shares with respect to which the forfeiture restrictions would have lapsed and the value of this accelerated vesting is specified above in the 2007 Outstanding Equity Awards Table. The definition of “change of control” for purposes of the Phantom Plan is set forth in “—Compensation Discussion and Analysis—Phantom Stock Plan” beginning on page 150.

If any NEOs participating in the Phantom Plan are terminated by Chaparral without cause as a result of a change of control, all unvested units will vest as of the date of termination.

Pro rata vesting upon death, disability, retirement or termination of employment by Chaparral without cause

Phantom stock vests on a pro rata basis on the January 1 or July 1 which immediately follows the participants’ termination of employment with Chaparral due to death, disability, retirement or termination of employment without cause. Pro rata calculation will be accomplished by dividing the number of years elapsed for the award date to the date of vesting (to a maximum of five years) by five and then multiplying the number of shares of phantom stock in the award by the result. Phantom stock which does not vest will be forfeited to Chaparral and the participant shall have no further rights with regard to the stock. A participant is considered disabled if, in the sole determination of Chaparral, such participant is subject to a physical or mental condition which renders or is expected to render the participant unable to perform his or her usual duties for Chaparral. A participant is considered retired if the participants’ full-time employment with Chaparral terminates at or after the date the participant attains the age of 65 years. For each NEO, the number of shares with respect to which the forfeiture restrictions would have lapsed and the value of this accelerated vesting is specified above in the 2007 Outstanding Equity Awards Table.

Other payments made upon termination, retirement, death or disability

Regardless of the manner in which an NEO’s employment is terminated, he is entitled to receive amounts earned during his term of employment, including unused vacation pay and bonuses earned but not yet paid under the Officers Annual Bonus.

Additionally, if an officer is terminated due to death or disability, an NEO will receive benefits under Chaparral’s disability plan or payments under Chaparral’s life insurance plan.

CHAPARRAL PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of August 31, 2008, with respect to all persons who own of record or are known by Chaparral to own beneficially more than 5% of its outstanding common stock, each director, each designee for director and each of the five most highly compensated executive officers, and by all directors and executive officers as a group. The table assumes the completion of the Chaparral stock dividend that will be part of the Chaparral Restructuring. See “The Merger—Chaparral Restructuring” on page 73 for more information on the Chaparral Restructuring. Beneficial ownership as shown in the table below has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. The table does not include the ownership of Magnetar or its assignees, which will, following the merger and the consummation of the sale of the Chaparral Series B preferred stock, have the right to designate one director to the Chaparral board of directors and will own all of the 1,500,000 shares of Chaparral Series B preferred stock representing beneficial ownership of 6,827,492 shares of Chaparral common stock, or approximately 13% of Chaparral common stock outstanding immediately after the merger.

Name(1)	Beneficial Ownership		Beneficial Ownership After Stock Dividend		Beneficial Ownership After the Merger
	Number	Percent	Number	Percent	Number	Percent
Mark A. Fischer(2)	372,500	42.5%	19,119,069	42.5%	19,119,069	36.5%
Altoma Energy G.P.(3)	224,500	25.6%	11,523,022	25.6%	11,523,022	22.0%
Charles A. Fischer, Jr.(4)	224,500	25.6%	11,523,022	25.6%	11,523,022	22.0%
CHK Holdings, L.L.C.(5)	280,000	31.9%	14,371,485	31.9%	14,371,485	27.5%
Joseph O. Evans	—	—	—	—	—	—
Larry E. Gateley	—	—	—	—	—	—
James M. Miller	—	—	—	—	—	—
Robert W. Kelly II	—	—	—	—	—	—
Frost W. Cochran	—	—	—	—	—	—
All Directors, Director Designees and Officers as a group (7 persons)	597,000	68.1%	30,642,091	68.1%	30,642,091	58.5%

(1)	The address of the directors, director designees and executive officers and all principal stockholders (with the exception of CHK Holdings, L.L.C.) is in care of Chaparral Energy, Inc., 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114.
(2)	Fischer Investments, L.L.C. is the record owner of these shares of Chaparral’s common stock and is owned 50% by Mark A. Fischer 1994 Trust, for which Mark A. Fischer serves as Trustee, and 50% by Susan L. Fischer 1994 Trust, for which Susan L. Fischer, the spouse of Mark A. Fischer, serves as trustee.
(3)	Charles A. Fischer, Jr., Chaparral’s director and former Chief Administrative Officer and Executive Vice President, is one of Altoma’s four managing general partners and beneficially owns a 23.15% general partner interest (including 0.90% owned by his spouse) in Altoma Energy G.P. The other partners of Altoma Energy G.P. who are each managing general partners and beneficially own in excess of 5% of its general partner interests are: Kenneth H. McCourt—36.75%; Ronald D. Jakimchuck—17.86%; and Gary H. Klassen—12.80%.
(4)	Includes all 224,500 shares owned of record by Altoma Energy G.P. Charles A. Fischer, Jr. serves as one of four managing partners of Altoma Energy G.P. Charles A. Fischer, Jr. owns directly a 22.25% general partner interest and his spouse owns directly a 0.90% general partner interest in Altoma Energy G.P.
(5)	The address of CHK Holdings, L.L.C. is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CHAPARRAL

Chaparral Participation Interests

Historically, Chaparral has granted participation interests in the form of overriding royalty interests to a limited number of employees. Chaparral has also granted pro rata certain overriding royalty interests to its stockholders or their affiliates, including Mark A. Fischer and Charles A. Fischer, Jr. Chaparral believed that the granting of these participation interests to its employees in certain prospects promoted in them a proprietary interest in Chaparral’s exploration efforts for the benefit of it and its stockholders. Aggregate payments on these interests to all persons were $612,075, $622,617 and $610,838 in 2005, 2006 and 2007, respectively. Payments on these interests to Mark A. Fischer were $120,373, $84,837 and $72,845 in 2005, 2006 and 2007, respectively. Payments on these interests to Charles A. Fischer, Jr. were $31,758, $21,919 and $17,987 in 2005, 2006 and 2007, respectively.

Chaparral does not intend to continue the grant of any additional participation interest to its stockholders, or their affiliates, including Mark A. Fischer or Charles A. Fischer, Jr. Chaparral has discontinued the granting of overriding royalty interests under its existing program to other employees effective December 31, 2005, other than certain specified wells that were commenced prior to April 1, 2006.

In September 2006, Chesapeake Energy Corporation acquired a 31.9% beneficial interest in Chaparral, which is now held by its wholly owned subsidiary, CHK Holdings, L.L.C. Chaparral participates in ownership of properties operated by Chesapeake and received revenues and incurred joint interest billings of $9,792,000 and $4,361,000, respectively, for the year ended December 31, 2007, and $4,468,000 and $1,330,000, respectively, for the six months ended June 30, 2008 on these properties. In addition, Chesapeake participates in ownership of properties operated by Chaparral. During the year ended December 31, 2007, Chaparral paid revenues and recorded joint interest billings of $1,409,000 and $1,552,000, respectively, to Chesapeake. During the six months ended June 30, 2008, Chaparral paid revenues and joint interest billings of $1,113,000 and $1,475,000, respectively. There were no significant amounts receivable or payable to Chesapeake at December 31, 2007 or June 30, 2008.

Port Aransas Property

On December 28, 2005, Mark A. Fischer acquired Chaparral’s beneficial interest in a house and certain furnishings in Port Aransas, Texas for $112,000 in cash together with the assumption of a loan of $262,000, which represents Chaparral’s net book value and its estimated current fair market value. The house was acquired by Chaparral in April 2004 for the purchase price of $328,000. Record title was taken in the name of Mark A. Fischer, who entered into a mortgage securing the loan. As it was intended for the house to be used by various officers of Chaparral, and various officers of Chaparral used the house, Chaparral’s board of directors approved the payment by Chaparral of the downpayment on the house and the principal and interest payments on the loan. Chaparral made monthly payments of principal and interest totaling approximately $38,000 through November 2005.

Stockholders’ Agreement

In connection with the closing of the private sale of common stock to Chesapeake Energy Corporation, Chaparral, Chesapeake (now CHK Holdings, L.L.C.), Altoma Energy, an Oklahoma general partnership, and Fischer Investments, L.L.C., an entity controlled indirectly by Mark A. Fischer, entered into a Stockholders’ Agreement on the closing date of the private sale of stock. As originally executed, the Stockholders’ Agreement set forth certain voting rights, preemptive rights, restrictions on assignability of Chaparral common stock and registration rights. On July 14, 2008, two amendments to the Stockholders’ Agreement were executed so that, effective immediately prior to the closing of the merger, all rights or obligations under the Stockholders’ Agreement will terminate, other than the following registration rights.

Fischer, Altoma and CHK Holdings will have demand rights to require Chaparral to register shares of its common stock. Fischer and CHK Holdings may on up to three occasions each, and Altoma may on up to two occasions, require Chaparral to register shares of common stock, provided that the proposed offering proceeds for the offering equal or exceed $20 million (or $10 million if Chaparral is able to register on Form S-3).

In addition, the parties to the Stockholders’ Agreement may generally require Chaparral to include shares of common stock in a registration statement filed by it other than on Forms S-4 or S-8 or any successor forms. The rights granted under the Stockholders’ Agreement will terminate whenever the shares covered by the Stockholders’ Agreement may be sold without volume limitations under Rule 144 or when these shares have been disposed of in connection with a registration statement or under Rule 144.

Pointe Vista Development, L.L.C.

On December 7, 2007, Chaparral approved the sale of Pointe Vista Development, L.L.C, an indirect, wholly owned subsidiary of Chaparral, to Fischer Investments, L.L.C., an Oklahoma limited liability company controlled by Mark A. Fischer, for approximately $3.2 million. The sale of this non-core asset was approved by Chaparral’s board of directors in an effort to focus on its core business areas of oil and natural gas production and exploitation. Chaparral’s board of directors determined that the terms of the transaction were no less favorable than those that could have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a person who was not an affiliate of Chaparral. The transaction was also approved by Chaparral’s stockholders who were not affiliates.

Review, Approval or Ratification of Transactions with Related Persons

Chaparral’s board of directors is responsible for approving all related party transactions between Chaparral and any officer or director that would potentially require disclosure. The board expects that any transaction in which related persons have a direct or indirect interest will be presented to the board for review and approval but Chaparral has no written policy regarding related party transactions in place at this time. On or before consummation of the merger, Chaparral intends to implement a written policy regarding related party transactions.

STOCK PRICE AND DIVIDEND INFORMATION

Stock Price

There is no established public trading market for shares of Chaparral common stock, and it is not expected that a public trading market will be established for shares of Chaparral common stock until the completion of the merger. Chaparral intends to file an application with the NYSE to list the Chaparral common stock that holders of Edge common stock will receive in the merger. As of August 29, 2008, Chaparral had 877,000 shares of common stock outstanding held by three record holders.

Edge common stock is listed on NASDAQ and is traded under the symbol “EPEX.” As of August 29, 2008, Edge estimates there were approximately 192 record holders of Edge common stock. As of August 29, 2008, Edge had 28,694,672 shares of common stock outstanding and the closing price on NASDAQ was $4.56 per share. The following table sets forth, for the periods indicated, the high and low sales prices for Edge common stock as listed on NASDAQ.

	Edge Common Stock Prices
	High ($)	Low ($)
Calendar 2008
First Quarter	6.96	3.75
Second Quarter	5.81	4.04
Third Quarter (through August 29, 2008)	6.10	4.16

Calendar 2007
First Quarter	18.23	11.62
Second Quarter	15.78	12.30
Third Quarter	15.20	11.90
Fourth Quarter	13.05	5.21

Calendar 2006
First Quarter	34.65	22.89
Second Quarter	26.85	16.60
Third Quarter	21.58	15.28
Fourth Quarter	20.26	15.00

On July 14, 2008, the last full trading day before Chaparral and Edge announced the execution of the merger agreement, the closing prices for Edge common stock and Edge Series A preferred stock on NASDAQ were $4.69 and $28.96 per share, respectively. Edge Stockholders are encouraged to obtain recent stock quotes for Edge common stock and Edge Series A preferred stock.

Dividends

Chaparral paid cash dividends of $1.0 million and $3.4 million during the years ended December 31, 2006 and 2005, respectively. Dividends were paid on a quarterly basis from January 1, 2005 through September 30, 2006, and a one-time dividend of $2.0 million was paid on February 1, 2005. Chaparral does not currently anticipate paying any cash dividends on its common stock in the foreseeable future, including after the merger. Chaparral currently intends to retain all future earnings to fund the development and growth of its business. Any future determination relating to Chaparral’s dividend policy will be at the discretion of its board of directors and will depend on Chaparral’s results of operations, financial condition, capital requirements and other factors deemed relevant by the board. Chaparral is currently, and following the merger will be, subject to restrictions on its ability to pay dividends under its new secured credit facility, the indentures governing its senior notes and the certificate of designations for the Chaparral Series A preferred stock and Chaparral Series B preferred stock.

Edge has never paid a dividend on its common stock, cash or otherwise, and does not intend to in the foreseeable future. Under Edge’s current credit facility, it is restricted from paying cash dividends on its common stock. In addition, the payment of any dividends on Edge common stock prior to the merger is subject to limitations included in the merger agreement. The payment of future dividends on Edge common stock, if any, will be determined by Edge’s board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

EDGE ANNUAL MEETING MATTERS

This proxy statement/prospectus and the accompanying proxy card are being mailed to Edge common stockholders beginning on or about September 15, 2008. They are furnished in connection with the solicitation by the Edge board of directors of proxies from the holders of Edge common stock, for use at the 2008 annual meeting of Edge stockholders, or the annual meeting, to be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Thursday, October 23, 2008 at 1:30 p.m., Houston time, for the following purposes:

1.	to adopt the Agreement and Plan of Merger, dated as of July 14, 2008, among Edge, Chaparral and Chaparral Exploration, a copy of which is attached as Annex A to this proxy statement/prospectus;

2.	to elect three directors;

3.	to ratify the selection of BDO Seidman, LLP as Edge’s independent registered public accounting firm for 2008; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If the merger agreement is adopted and the merger is consummated, the Edge directors elected pursuant to the second proposal above will serve as Edge directors only until the merger is consummated.

Edge will pay all costs of soliciting proxies. Edge will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock. Edge has retained D.F. King & Co., Inc. for a fee of $12,500, plus expenses, to aid in the solicitation of proxies from Edge stockholders and to verify certain records related to the solicitations. To the extent necessary in order to ensure sufficient representation at its meeting, Edge or its proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, Internet or other means of electronic transmission by directors, officers or regular employees of Edge. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The extent to which this will be necessary depends upon how promptly proxies are returned. Edge urges its stockholders to send in their proxies without delay.

All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be treated as a vote FOR the adoption of the merger agreement, will be voted FOR the election as directors of the nominees listed herein, will be voted FOR approval of the appointment of BDO Seidman, LLP as Edge’s independent registered public accounting firm for 2008, and, at the discretion of the persons named in the proxy, in connection with any other business that may properly come before the annual meeting. See “Proposal IV—Other Business” on page 205 for information concerning the voting of proxies if other matters are properly brought before the annual meeting. An Edge common stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person.

As of August 25, 2008, the record date for determining Edge stockholders entitled to vote at the annual meeting, Edge had outstanding and entitled to vote 28,694,672 shares of Edge common stock. Although Edge has issued Series A preferred stock and 2,875,000 shares are outstanding as of the record date, Edge common stock is the only class of stock of Edge entitled to vote at the annual meeting. Each share of Edge common stock entitles the holder to one vote on each matter submitted to a vote of Edge stockholders. Cumulative voting is not permitted. The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Edge common stock.

In addition to being able to vote in person at the annual meeting, Edge stockholders of record may vote by proxy by calling a toll-free phone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate Edge stockholders’ identity, to allow Edge stockholders to give their voting instructions and to confirm that Edge stockholders’ instructions have been recorded properly. Specific instructions for Edge stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

A broker non-vote occurs when a broker submits a proxy card with respect to shares of Edge common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but does not vote on a particular matter because the broker has not received voting instructions from the beneficial owner and does not have the discretion under stock exchange rules to vote the shares in the absence of instructions. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include the adoption of the merger agreement. Abstentions, shares with respect to which authority is withheld and broker non-votes that are voted on any matter are included in determining whether a quorum is present. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the outcome of any matter submitted to the Edge stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the case of a proposal where the vote required is the approval of a majority of votes, such as the adoption of the merger agreement. Votes are counted, and the count is certified, by an inspector of elections. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this proxy statement/prospectus.

The Annual Report to Stockholders, which includes financial statements of Edge for the year ended December 31, 2007, has been mailed to all Edge stockholders entitled to vote at the annual meeting on or before the date of mailing this proxy statement/prospectus. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more Edge stockholders reside if they appear to be members of the same family. Each Edge stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information Edge stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more Edge stockholders reside, you will likely be receiving only one annual report and proxy statement unless any Edge stockholder at that address has given the broker contrary instructions. However, if any such beneficial Edge stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that Edge stockholder should contact their broker or send a request to Edge’s Corporate Secretary at Edge’s principal executive offices, 1301 Travis, Suite 2000, Houston, Texas 77002, telephone number (713) 654-8960. Edge will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2007 Annual Report and this proxy statement/prospectus to a beneficial Edge stockholder at a shared address to which a single copy of the documents was delivered. The Annual Report is not a part of the proxy solicitation material.

Attendance at the annual meeting is limited to Edge’s stockholders or their designated representative or proxy, members of their immediate family and Edge’s employees and guests. In order to attend as an Edge stockholder or immediate family member, you or your family member must be an Edge stockholder of record as of August 25, 2008, or you must provide a copy of a brokerage statement or other evidence of beneficial ownership showing ownership of Edge common stock on August 25, 2008. If you or your designated representative or proxy plan to attend the meeting, please follow the advance registration instructions in the back of this proxy statement/prospectus in order to expedite your admission to the meeting.

PROPOSAL I

ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement/prospectus, holders of Edge common stock are considering adoption of the merger agreement. Holders of Edge common stock should read carefully this proxy statement/ prospectus, including the annexes, in its entirety for more detailed information concerning the merger agreement and the merger. In particular, holders of Edge common stock are directed to the merger agreement, a copy of which is included as Annex A to this proxy statement/prospectus.

Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of Edge common stock outstanding and entitled to vote as of the record date, if you abstain or fail to vote your shares in favor of adoption of the merger agreement, this will have the same effect as voting your shares against adoption of the merger agreement. If you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the proposed merger, it will have the same effect as a vote against the proposed merger. If you respond but do not indicate how you want to vote on the proposed merger, your proxy will be counted as a vote in favor of adoption of the merger agreement.

The Edge board of directors recommends a vote FOR the adoption of the merger agreement in this Proposal I.

PROPOSAL II

ELECTION OF DIRECTORS

Edge’s board of directors is divided into three classes, with staggered terms of office. The term for each class expires on the date of the third annual Edge stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of Edge stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

Three directors are to be elected to the class of directors whose current term will end in 2008. The names of Messrs. Vincent S. Andrews, Jonathan M. Clarkson and Michael A. Creel will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of a director is withheld. Messrs. Andrews, Clarkson and Creel are currently directors of Edge.

The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. In accordance with Edge’s bylaws, the three directors will be elected by a plurality of the votes cast; accordingly, abstentions and broker non-votes will have no effect. An Edge stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that Edge stockholder’s shares for one or more of the named nominees.

Nominees

The following summaries set forth information concerning each of the nominees for election as a director at the annual meeting, including such nominee’s age, position with Edge, if any, and business experience during the past five years.

Vincent S. Andrews has served as a director of Edge since December 1996 and served as a director of Edge’s corporate predecessor from April 1991 until Edge’s initial public offering in March 1997. Mr. Andrews has been an active investor in Edge’s corporate predecessor since 1988. Mr. Andrews has, for more than five years, served as president of Private Capital Advisors, Inc. and Vincent Andrews Management Corporation, privately-held management companies primarily involved in personal financial management. Mr. Andrews is a member of the Audit and Corporate Governance/Nominating Committees of the board. He is 68 years old.

Jonathan M. Clarkson was appointed by the Edge board of directors as a director of Edge on October 27, 2005. Since 2003, Mr. Clarkson has served as President, Houston Region, of Texas Capital Bank. From May 2001 to October 2002, Mr. Clarkson served as President, Chief Financial Officer and a director of Mission Resources Corp., an independent oil and gas exploration and production company. From 1999 through 2001, Mr. Clarkson served as President, Chief Operating Officer and a director of Bargo Energy Company, a private company engaged in the acquisition and exploitation of onshore oil and natural gas properties, which merged with Mission Resources in May 2001. Mr. Clarkson is Chairman of the Audit Committee and is a member of the Compensation Committee of the board. He is 58 years old.

Michael A. Creel was appointed by the Edge board of directors as a director of Edge on October 27, 2005. Since July 2007, Mr. Creel has served as the President & Chief Executive Officer of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., a publicly traded limited partnership that owns and operates midstream energy assets. Since February 2006, Mr. Creel has also served as a director for Enterprise Products GP, LLC, and from 2001 to July 2007 served as its Executive Vice President and Chief Financial Officer. From April 2005 to July 2007, he also served as the President and Chief Executive Officer and a director of EPE Holdings, LLC, the general partner of Enterprise GP Holdings, L.P., a publicly traded limited partnership that owns and operates Enterprise Products GP, LLC. From February to December 2006, Mr. Creel served on the board of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. Since October 2006, Mr. Creel has served as director and from October 2006 until August 2007 he served as its Executive Vice President and Chief Financial Officer of DEP Holdings, LLC, the general partner of Duncan Energy Partners, L.P., a publicly traded limited partnership that owns and operates midstream energy assets. Mr. Creel is Chairman of the Corporate Governance/Nominating Committee and is a member of the Audit Committee of the board. He is 54 years old.

The Edge board of directors recommends that Edge common stockholders vote FOR the election of Messrs. Andrews, Clarkson and Creel as directors of Edge whose terms will expire in 2011.

Directors with Terms Expiring in 2009 and 2010

The following summaries set forth information concerning five directors of Edge whose present terms of office will continue until 2009 or 2010, including each director’s age, position with Edge, if any, and business experience during the past five years.

Thurmon M. Andress has served as a director of Edge since November 2002. Since 1998, he has served as Managing Director-Houston of Breitburn Energy Company, LP and also currently serves on that company’s board of directors. Breitburn Energy Company, LP (a wholly-owned subsidiary of Provident Energy Trust, a Canadian royalty trust) is engaged in oil and gas production, with operations primarily in California and Wyoming. Prior to forming Andress Oil & Gas Company, Mr. Andress was founder and Chairman of Bayou Resources, Inc., a publicly traded oil and gas company, from 1982-1987, when it was sold. Since November 2006, Mr. Andress has served on the board of directors of EPE Holdings, LLC, the general partner of Enterprise GP Holdings, LP, a publicly-traded limited partnership, and serves on EPE Holdings’ audit, conflicts and governance board committee. Mr. Andress has over 45 years of experience in the oil and gas industry. He is a member of the Compensation and Corporate Governance/Nominating Committees of the board. He is 74 years old. Mr. Andress’ current term as a director expires in 2009.

John W. Elias has served as the Chief Executive Officer and Chairman of the Board of Edge since November 1998 and as President since January 2000. From April 1993 to September 1998, he served in various senior management positions, including Executive Vice President of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. Prior to April 1993, Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 45 years of experience in the oil and natural gas exploration and production business. He is 68 years old. Mr. Elias’ current term as a director expires in 2009.

John Sfondrini has served as a director of Edge since December 1996 and prior to that he served as director of Edge’s corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership. For more than five years, he has been self-employed as a consultant that assists his clients in raising and investing private capital for growth-oriented companies in multiple industry segments, including oil and gas. Mr. Sfondrini served on the Corporate Governance/Nominating Committee of the board in 2006 through early 2007. He is 60 years old. Mr. Sfondrini’s current term as a director expires in 2009.

Robert W. Shower has served as a director of Edge since March 1997. From December 1993 until his retirement in April 1996, Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. From March 1992 to December 1993, he served as such company’s Senior Vice President and Chief Financial Officer. Until May 2002, Mr. Shower served as a director of Lear Corporation and Nuevo Energy Company. From November 2005 until February 2007, Mr. Shower served as a director of Regency GP, LLC, which is the general partner and manager of Regency Energy Partners LP, a publicly traded limited partnership engaged in midstream energy operations, including gathering, processing, marketing and transportation of natural gas and natural gas liquids. Mr. Shower is a member of the Audit and Compensation Committees of the board. He is 70 years old. Mr. Shower’s current term as a director expires in 2010.

David F. Work has served as a director of Edge since November 2002. For more than five years prior to October 2000, he served in various management capacities with BP Amoco and BP, including Houston regional president of BP and Executive Vice President of Amoco. Since his retirement from BP in 2000 and until October 2003, he served as the chairman of Energy Virtual Partners, Inc., a private company engaged in the business of managing under-resourced oil and gas properties. Since 2004, Mr. Work has served as a director of CGGVeritas (a French public company) and its corporate predecessor and is a member of the CGGVeritas compensation committee. Also, since 2002, Mr. Work has served as director and the non-executive chairman of CrystaTech, Inc., a private oil and gas service company. Mr. Work is Chairman of the Compensation Committee and is a member of the Corporate Governance/Nominating Committee of the board. He is 63 years old. Mr. Work’s current term as a director expires in 2010.

Corporate Governance

Corporate Governance Guidelines

In December 2003, the Edge Corporate Governance/Nominating Committee recommended, and the full board approved, a set of corporate governance guidelines for guiding the board in fulfilling its duties to Edge, including:

•	guidelines for the size of the board;

•	monitoring and safeguarding the independence of the board;

•	term limits;

•	mandatory retirement;

•	other directorships;

•	change in occupation or business of a director;

•	recusal when conflicts of interest arise;

•	selection and qualification of director candidates;

•	director continuing education;

•	board meetings;

•	executive sessions with only non-employee directors;

•	attendance;

•	committees;

•	board and committee evaluations;

•	CEO evaluation (by the Compensation Committee);

•	management succession;

•	procedures for communication by interested parties with non-employee directors;

•	procedures for handling concerns regarding accounting;

•	controls over financial reporting or other audit matters;

•	non-employee director remuneration;

•	certain stockholder voting matters and procedures for candidates recommended by Edge stockholders;

and other matters (the “Corporate Governance Guidelines”). The Corporate Governance Guidelines of Edge detail the methodology used by the Committee to determine director independence, and a copy of those Guidelines can be found on Edge’s website, http://www.edgepet.com, by first clicking on “About Us” and then on “Corporate Governance.”

Director Nomination Process

Identifying Candidates. The Corporate Governance/Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and Edge stockholders. The Committee may engage third parties to whom a fee is paid to assist it in identifying or evaluating any potential nominee; however, no such third party was used in the past year. All director nominations made by the board must be recommended by the Corporate Governance/Nominating Committee and approved by a majority of the non-employee directors of the board. The Corporate Governance/Nominating Committee’s policy is that it will consider candidates recommended by Edge stockholders on the same basis as other candidates, provided the recommended candidate meets all of the minimum requirements and qualifications for being a director as specified in Edge’s Corporate Governance Guidelines, the Corporate Governance/Nominating Committee Charter and Edge’s bylaws. Any such recommendations should include the candidate’s name and qualifications for board membership and should be sent in writing to the Corporate Secretary of Edge at Edge Petroleum Corporation, 1301 Travis, Suite 2000, Houston, Texas 77002. In addition, Edge’s bylaws permit Edge stockholders to nominate persons for election to the board at an annual Edge stockholders meeting, without regard to whether the Edge stockholder has submitted a recommendation to the Corporate Governance/Nominating Committee as to such nominee. To nominate a director using this process, the Edge stockholder must follow the procedures described under “Additional Information.”

Qualifications. The Corporate Governance/Nominating Committee Charter provides, among other things, that any candidate for the board nominated by the board must meet the minimum qualifications specified in the Committee’s charter and in Edge’s Corporate Governance Guidelines, including that the director candidate possess personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full board in collectively serving the long-term interests of Edge’s stockholders. In addition, for a director to serve on the Audit Committee, Compensation Committee or Corporate Governance/Nominating Committee, he or she must meet the independence standards applicable to such committees in accordance with NASDAQ, the Code and SEC rules. Edge’s bylaws provide that no person shall be eligible for nomination for election as a director if that person is or will become 70 years of age or older on or prior to the date of the annual meeting at which they would be considered for election. A director who becomes 70 years of age during his or her term may complete the term. Edge’s bylaws also provide that directors who are also employees of Edge are deemed to resign from the board on their 65th birthday and may not thereafter be nominated for election. The board may waive either or both of these bylaw provisions by majority vote if the board in its judgment determines that such waiver would be in the best interests of Edge. Inasmuch as Mr. Elias turned 65 years of age in 2005, the board considered and approved a resolution at its February 2005 meeting waiving the employee-director age restriction as it relates to Mr. Elias for the remainder of his term and providing that Mr. Elias shall remain eligible to be nominated for election to the board in the future until he reaches the age of 70. In December 2005, the board also considered and approved a resolution waiving the director age restriction as it relates to Mr. Andress to allow him to stand for re-election to the Edge board of directors at the 2006 annual meeting, at which time he was 72 years of age. The board felt that each of Messrs. Andress and Elias brings a level of experience, expertise and involvement within the industry that is a valuable and important component in the continued execution of Edge’s strategic business plan and that these waivers were in the best interests of Edge. The board may, in the future, waive either or both of these bylaw provisions by majority vote if the board, in its judgment, determines that such waiver would be in the best interests of Edge.

Candidate Selection Process. Once the Committee identifies a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination will be based on whatever information is provided to the Committee concerning the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination will be based primarily on the need for board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the minimum qualifications described above. In addition, as Edge evolves, the experience and diversity required on its board may change. Therefore, the expertise that a prospective nominee possesses will be thoroughly examined to determine whether there is an appropriate fit. If the initial determination indicates that the Committee should further pursue the prospective nominee, the Committee will evaluate the individual against the minimum qualifications in full and consider such other relevant factors as it deems appropriate. In connection with this evaluation, one or more members of the Committee and others as appropriate, may interview the prospective nominee. After completing this evaluation, the Committee will determine whether to recommend the individual for nomination by the board. The Committee’s recommendations are not binding on the board. The board, acting on the recommendations of the Corporate Governance/Nominating Committee, will nominate a slate of director candidates for election at each annual meeting of Edge stockholders and will appoint directors to fill vacancies between annual meetings, including vacancies created as a result of any increase in size of the board.

Securityholder Communications with the board

Edge’s board of directors has provided for a process for securityholders to send communications to the Edge board of directors. Any securityholder can send communications to the board by mail as follows:

Board of Directors of Edge Petroleum Corporation

c/o Corporate Secretary

1301 Travis, Suite 2000

Houston, Texas 77002

All securityholder communications will be relayed to all board members. Communications from an officer or director of Edge will not be viewed as securityholder communications for purposes of the procedure. Communications from an employee or agent of Edge will be viewed as securityholder communications for purposes of the procedure only if those communications are made solely in such employee’s or agent’s capacity as a securityholder.

Code of Ethics

Edge has adopted a code of ethics that applies to all Edge employees including executive officers, as well as each member of Edge’s board of directors. The code of ethics is available at Edge’s website at http://www.edgepet.com. The code includes policies on employment, conflicts of interest, and the protection of confidential information and requires adherence to all laws and regulations applicable to the conduct of Edge’s business.

Meetings and Committees of the Board

The Board

Edge expects each director to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to make every effort to attend each board meeting, each meeting of any committee on which he or she sits and the annual Edge stockholder’s meeting. Attendance in person at board and committee meetings is preferred, but attendance by teleconference is permitted, if necessary. All of Edge’s directors who were serving as directors at that time attended last year’s annual meeting of Edge stockholders.

During 2007, the Edge board of directors held nine meetings and acted by written consent three times. All members of the Edge board of directors attended at least 75% of the meetings of the board and of the committees on which they served during 2007. In addition, Edge’s non-employee directors meet at regularly scheduled executive sessions without management present. In 2007, the board held six regularly scheduled executive sessions in which only the independent directors were present.

Committees of the Board

The board has a standing Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee to facilitate and assist it in the execution of its responsibilities. Charters for each committee, as well as the Corporate Governance Guidelines, are available on Edge’s website at www.edgepet.com by first clicking on “About Us” and then “Corporate Governance.” The charters, as well as the Corporate Governance Guidelines, are also available in print upon request to any Edge stockholder. Edge’s website content is available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this proxy statement/prospectus. The table below shows current membership for each of these board committees:

Audit Committee(1)	Compensation Committee	Corporate Governance/ Nominating Committee(2)
Vincent S. Andrews	Thurmon M. Andress	Thurmon M. Andress
Jonathan M. Clarkson*	Jonathan M. Clarkson	Vincent S. Andrews
Michael A. Creel	Robert W. Shower	Michael A. Creel*
Robert W. Shower	David F. Work*	David F. Work

*	Committee Chairman
(1)	From January 1, 2007 until May 23, 2007, Mr. Andress was a member of the Audit Committee.
(2)	Messrs. Andress and Andrews joined the Corporate Governance/Nominating Committee on May 24, 2007. Mr. Stanley Raphael retired from the board and the Corporate Governance/Nominating Committee as of May 23, 2007 and Mr. Sfondrini served on the Corporate Governance/Nominating Committee in 2006 through the beginning of 2007.

Mr. Sfondrini resigned from the Corporate Governance/Nominating Committee in early 2007 and does not currently serve on any board committees.

Audit Committee. The Audit Committee has four members and met four times in 2007. Each of Messrs. Andrews, Clarkson, Creel and Shower has been determined to be independent within the meaning of Marketplace Rules 4200(a)(15) and 4350(d)(2)(A) of the NASDAQ Stock Market. In addition, the board has determined that at least three members of the Audit Committee, Messrs. Clarkson, Creel and Shower, are “audit committee financial experts.” Each of them has experience as a principal financial officer, as described in their biographies above. Mr. Shower has also served on the audit committees of other public companies and has experience as a public accountant.

The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of the independent registered public accounting firm for the purpose of preparing Edge’s annual audit report or performing other audit, review or attest services for Edge. The Audit Committee has sole authority to approve all engagement fees and contractual terms of the independent registered public accounting firm and to establish policies and procedures for pre-approval of audit and non-audit services. The Audit Committee conducts a review of the annual audit with management and the independent registered public accounting firm prior to filing or distribution; reviews filings with the SEC and other published documents containing Edge’s financial statements; and reviews with Edge’s legal counsel any legal or regulatory matters that may have a material impact on Edge’s financial statements, related corporate compliance policies, and programs and reports received from regulators. The Committee also reviews on an annual basis, or more frequently as such Committee may from time to time deem appropriate, the policies and practices of Edge dealing with various matters relating to the financial condition and auditing procedures of Edge, including financial information to be provided to Edge stockholders and others, Edge’s systems of internal controls established by management and oversight of the annual audit and review of the annual and quarterly financial statements, as well as any duties that may be assigned by the Edge board of directors from time to time. The Audit Committee also reviews and approves all related party transactions to the extent required by NASDAQ rules. The Audit Committee operates under a written charter that was last amended by the Edge board of directors in December 2003 (as amended, the “Audit Committee Charter”), which is available on Edge’s website at www.edgepet.com, by first clicking on “About Us” and then “Corporate Governance.” The charter is also available in print to any Edge stockholder who requests it.

Compensation Committee. The Compensation Committee has four members and met two times in 2007. The Compensation Committee has regularly scheduled meetings throughout the year, but also meets telephonically as necessary to perform its duties and responsibilities. The Compensation Committee generally meets in executive session at regularly scheduled meetings. The Compensation Committee is comprised solely of non-employee directors, all of whom the board has determined are independent within the meaning of Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market. The Edge board of directors adopted a charter for the Compensation Committee effective January 1, 2004 (the “Compensation Committee Charter”), which is available on Edge’s website at www.edgepet.com, by first clicking on “About Us” and then “Corporate Governance.” The charter is also available in print to any Edge stockholder who requests it. The duties and functions performed by the Compensation Committee are:

•	to review and recommend to the Edge board of directors for ratification or determine the annual salary, bonus, equity awards and other benefits, direct and indirect, of the executive officers;

•	to review new executive compensation programs and review on a periodic basis the operation of Edge’s executive compensation programs to determine whether they are properly coordinated;

•

to establish and periodically review policies for the administration of executive compensation programs, and take steps, consistent with the contractual obligations of Edge, to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance;

•	to establish and periodically review policies in the area of management perquisites; and

•

to exercise all of the powers of the Edge board of directors with respect to any other matters involving the compensation of employees and the employee benefits of Edge as may be delegated to the Compensation Committee from time to time.

The agenda for meetings of the Compensation Committee is prepared by Mr. Elias, Edge’s Chief Executive Officer, and Compensation Committee meetings are regularly attended by him. Depending on the agenda for the particular meeting, these materials may include:

•	Edge organizational charts, department job titles and grade levels;

•	recommended salary rate ranges for each job grade level;

•	recommended performance and promotion budget;

•	recommended targeted bonus opportunities for each employee, including the executive officers other than the Chief Executive Officer;

•	summary of severance obligations in event of a change of control;

•	summary of stock grants and options for directors and employees;

•	financial reports on year-to-date performance versus budget and compared to prior year performance; and

•	performance reviews and other reports on levels of achievement of individual and corporate performance objectives.

The Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the board. The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation programs and has delegated that authority to Edge’s Human Resources Department and Mr. Elias. Mr. Elias has also been delegated authority to grant certain performance and hiring equity grants under the Edge Petroleum Corporation Incentive Plan, as amended and restated (“Incentive Plan”) to, and adjust the salaries of, non-executive officers and other employees. In addition, the Committee has authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In determining competitive compensation levels, Edge analyzes data that includes information regarding compensation levels and programs in the oil and natural gas exploration and production industry provided by the Mercer Energy Survey (described below in “—Executive Compensation—Compensation Discussion and Analysis—Role of Executive Officers in Compensation Decisions”).

Management plays a significant role in the compensation-setting process by:

•	evaluating employee performance;

•	recommending Edge performance targets and objectives to the Committee; and

•	recommending salary, bonus and restricted stock grant levels to the Committee.

Corporate Governance/Nominating Committee. In 2007, the Corporate Governance/Nominating Committee had four members and met two times. The Committee is currently comprised of four non-employee directors, all of whom the board has determined are independent within the meaning of Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market. In December 2003, the board established a charter for the Corporate Governance/Nominating Committee (the “Corporate Governance/Nominating Committee Charter”) setting forth the purpose, goals and responsibilities of the Corporate Governance/Nominating Committee, which is available on Edge’s website at www.edgepet.com by first clicking on “About Us” and then “Corporate Governance.” The charter is also available in print to any Edge stockholder who requests it. The functions performed by the Committee are to:

•	make non-binding recommendations with respect to the nomination of directors to serve on the Edge board of directors for the board’s final determination and approval;

•	review the board’s corporate governance guidelines annually;

•	undertake CEO succession planning;

•	make recommendations on director compensation to the board; and

•	perform any other duties that may be assigned by the board from time to time.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Edge board of directors during the last completed fiscal year were Messrs. Andress, Clarkson, Shower and Work (Chairman). None of Edge’s executive officers has served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of Edge’s board of directors. There are no other matters relating to interlocks or insider participation that Edge is required to report.

Audit Committee Report

As noted above, the Audit Committee is currently composed of four directors, Messrs. Andrews, Clarkson, Creel and Shower, each of whom is independent as defined by the NASDAQ Stock Market’s listing standards. Management is responsible for Edge’s internal controls and financial reporting process. The independent registered public accounting firm was responsible for performing an independent audit of Edge’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2007 financial statements. Management represented to the Audit Committee that Edge’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Edge board of directors include the audited consolidated financial statements in Edge’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

The Audit Committee:

Vincent S. Andrews

Jonathan M. Clarkson, Chair

Michael A. Creel

Robert W. Shower

Pursuant to the SEC Rules, the foregoing Audit Committee Report is not deemed “soliciting material,” is not “filed” with the SEC and is not incorporated by reference to this proxy statement/prospectus or Edge’s Annual Report on Form 10-K, irrespective of any general incorporation language in such report.

Director Compensation

Annual Retainer

Edge uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board considers the significant amount of time that directors expend in fulfilling their duties to Edge, as well as the skills required by Edge of members of the board.

Effective June 1, 2006, each non-employee member of the board receives an annual retainer, which is paid in arrears on or following the annual meeting of Edge stockholders, of $20,000 payable in cash and $50,000 payable in Edge common stock, valued as of the award date (subject to rounding up or down such that the number of shares issued to each director is a whole number, but not to exceed $50,000 in value), pursuant to the Incentive Plan. Following the 2007 annual meeting of Edge stockholders, each non-employee member of the board received a retainer payment consisting of $20,000 cash and 3,431 shares of Edge common stock. Under the Incentive Plan, the annual stock awards to non-employee directors are made as of the first business day of the month following the annual meeting of Edge stockholders. Accordingly, the stock, which was immediately fully vested, was awarded on June 1, 2007. Furthermore, all directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board or board committees and for other expenses incurred in their capacity as directors. No stock options were granted to directors in 2007. For a discussion of Edge’s policies regarding issuance of stock options and restricted stock grants, see “—Executive Compensation—Compensation Discussion and Analysis—Certain Policies of Executive Compensation Program” in the Compensation Discussion and Analysis section. For 2007 and 2008, the Edge directors plan to forgo the stock component of their annual retainer. On or around the merger closing date, the Edge directors will receive the cash component of their 2007 annual retainer, together with a pro rata portion of the cash component of their 2008 annual retainer representing the period from June 1, 2008 through the merger closing date.

In addition, the chairmen of the board’s standing committees (Audit, Compensation and Corporate Governance/Nominating) each spend a significant amount of extra time beyond what is required for board committee membership in performing their duties. In acknowledgment of this fact, the chairmen of each standing committee receive the following additional annual retainers, payable in cash in arrears:

Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Corporate Governance/Nominating Committee Chairman	$5,000

Board and Board Committee Meeting Fees

Each non-employee director receives $1,500 cash for in-person attendance at a meeting of the Edge board of directors ($500 if such attendance is telephonic) and $1,500 cash for each meeting of a standing committee of the Edge board of directors attended in person ($500 if telephonic). Board and board committee meeting fees are paid in cash to the directors at or shortly after the time of the respective meetings. The board also appoints non-employee directors to other special committees of the board, as necessary. Jonathan Clarkson and Michael Creel each received $25,000 for special committee service in 2008.

The following 2007 Director Compensation Table shown below reflects information regarding the compensation of each of the non-employee directors with respect to 2007.

2007 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards($)(3)	Total
Thurmon M. Andress	$43,500	$66,508	$110,008
Vincent S. Andrews	37,500	66,508	104,008
Jonathan M. Clarkson	40,500	49,989	90,489
Michael A. Creel	41,000	49,989	90,989
Stanley S. Raphael(4)	26,000	66,508	92,508
John Sfondrini	34,000	66,508	100,508
Robert W. Shower	47,500	66,508	114,008
David F. Work	43,500	66,508	110,008

(1)	John W. Elias, Edge’s President, Chairman of the Board and Chief Executive Officer, is not included in this table, as he is an employee of Edge and receives no compensation for his service as a director. The compensation received by Mr. Elias as an employee of Edge is shown on the Summary Compensation Table later in this proxy statement/prospectus.
(2)	Reflects the portion of the board annual retainer that was paid in cash in 2007 ($20,000), committee chairmanship annual retainers paid in cash on May 23, 2007 (Mr. Andress, $5,000; Mr. Shower, $10,000; and Mr. Work, $5,000) and the board and board committee meeting fees paid in 2007.
(3)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R, and thus includes amounts in respect of stock awards granted in and prior to 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. A discussion of the assumptions used in calculating these amounts may be found in Note 18 to Edge’s 2007 audited financial statements included in Edge’s Form 10-K. These amounts reflect Edge’s accounting expense for these awards and do not correspond to the actual value that may be recognized by directors. On June 1, 2007, each director received a stock grant for 3,431 shares of Edge common stock, with a fair market value on the grant date of $49,989 (based upon an average of high and low stock price on the grant date of $14.57). This stock grant was immediately vested. As of December 31, 2007, each director held the following aggregate number of shares of unvested stock previously awarded under restricted stock grants: Mr. Andress: 835 shares; Mr. Andrews: 835 shares; Mr. Raphael: 835 shares; Mr. Sfondrini: 835 shares; Mr. Shower: 835 shares; and Mr. Work: 835 shares. Messrs. Clarkson and Creel have not received any stock grants for which amounts remained unvested at December 31, 2007. No dollar amounts were recognized in 2007 under FAS 123R with respect to stock options granted to non-employee directors. As of December 31, 2007, the number of outstanding option awards held by the named directors were as follows: Mr. Andress: 8,000 shares; Mr. Andrews: 21,300 shares; Mr. Raphael: 21,300 shares; and Mr. Work: 8,000 shares.

(4)	Mr. Raphael retired from the board as of May 24, 2007. These amounts reflect meeting and committee fees prior to that time and his annual retainer (which is paid in arrears).

Stock Ownership Requirements for Edge Directors

At their March 9, 2006 meeting, the Corporate Governance/Nominating Committee recommended that each director be required to own shares of Edge common stock equal to three times his annual director compensation for 2006 and that such ownership be achieved within three years from July 1, 2006. “Stock ownership” is defined to include stock owned by the director directly or indirectly, stock owned by a controlled entity, such as an IRA or trust that is controlled by the director, and restricted stock that has not yet vested but will vest to the director prior to July 1, 2009. Director compensation includes the annual retainer (both cash and stock), committee chairmanship fees and board and committee meeting fees. At its January 2008 meeting, the Committee clarified that the value of each director’s stock for the purposes of this requirement will be based upon the price paid at the time of purchase for stock that is purchased or the value of the stock at the grant date for stock that is granted by Edge. The Committee monitors each director’s progress over time towards his or her three-year target and informs the directors of their progress towards this target annually.

Executive Officers and Key Employees of Edge

Executive Officers of Edge

John W. Elias has served as the Chief Executive Officer and Chairman of the Board of Edge since November 1998. From April 1993 to September 30, 1998, he served in various senior management positions, including Executive Vice President, of Seagull Energy Corporation, a company engaged in oil and natural gas exploration, development and production and pipeline marketing. Prior to April 1993, Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 40 years of experience in the oil and natural gas exploration and production business. He is 68 years old.

John O. Tugwell has served as Chief Operating Officer and Executive Vice President since April 2005 and prior to that served as Chief Operating Officer and Senior Vice President of Production of Edge since March 2004. Prior to that, he served as Senior Vice President of Production since December 2001. Prior to that, Mr. Tugwell served as Vice President of Production since March 1997. He served as Senior Petroleum Engineer of Edge’s predecessor corporation since May 1995. From 1986 to May 1995, Mr. Tugwell held various reservoir/production engineering positions with Shell Oil Company, most recently that of Senior Reservoir Engineer. Mr. Tugwell holds a B.S. in Petroleum Engineering from Louisiana State University. Mr. Tugwell is a registered Professional Engineer in the State of Texas. Mr. Tugwell is 45 years old.

C.W. MacLeod has served as Senior Vice President Business Development and Planning and Acting Chief Financial Officer of Edge since July 2008. Mr. MacLeod has served as Senior Vice President Business Development and Planning of Edge since April 2004 and Vice President Business Development and Planning for

Edge since January 2002. From November 1999 to December 2001, he was Vice President—Investment Banking with Raymond James and Associates, Inc. From February 1990 to October 1999, Mr. MacLeod was a principal with Kirkpatrick Energy Associates, Inc., whose principal business was merger and acquisition services, capital arrangement and analytical services for the oil and gas producing industry. Mr. MacLeod was responsible for originating corporate finance and research products for energy clients. His previous experience includes positions as an independent petroleum geologist, a manager of exploration and production for an independent oil and gas producer and geologic positions with Ladd Petroleum Corporation and Resource Sciences Corporation. Mr. MacLeod graduated from Eastern Michigan University with a B.S. in Geology and earned his M.B.A. from the University of Tulsa. He is 57 years old.

Kirsten A. Hink has served as Vice President and Chief Accounting Officer and Controller of Edge since July 2008. Ms. Hink has served as Vice President and Controller of Edge since October 2003 and as Controller of Edge since December 31, 2000. Prior to that time she served as Assistant Controller from June 2000 to December 2000. Before joining Edge, she served as Controller of Benz Energy Inc., an oil and gas exploration company, from June 1998 to June 2000. Ms. Hink received a B.S. in Accounting from Trinity University. Ms. Hink is a Certified Public Accountant in the State of Texas. She is 42 years old.

Significant Employees of Edge

Howard Creasey has served as the Senior Vice President of Exploration since October 2006 and prior to that as the Vice President of Exploration since October 2005. Before October 2005, Mr. Creasey was Chief Geologist for Edge since October 2003. From April of 1999 until October 2003 he served as a Senior Staff Geologist for Devon Energy and its predecessor Ocean Energy. Prior to April 1999 for 14 years Mr. Creasey served as President and Exploration Geologist for Moss Rose Energy, Inc., a company he started in 1986. Mr. Creasey holds a B.S. in Geology from Stephen F. Austin State University, has been a member of the AAPG for over 25 years and is a Certified Geoscientist in the State of Texas. Mr. Creasey is 52 years old.

David J. Panfely has served as Vice President Tax of Edge since May 2007. He was previously Director of Tax Reporting at GlobalSantaFe Corporation since January 2001 and was with Apache Corporation for three years and with KPMG for over six years. He is a Certified Public Accountant in the State of Texas and is 48 years old.

Kurt P. Primeaux has served as Vice President of Production since October 2006, Manager of Production Operations from April 2004 to October 2006, and before that, as Senior Petroleum Engineer from August 2003 to April 2004. Prior to joining Edge, he held similar positions with Union Oil of California from June 1998 to August 2003, most recently that of Resource Manager. Mr. Primeaux began his career with Texaco USA in 1988 and has over 18 years experience in reservoir, drilling, production and operations engineering. He holds a B.S. degree in Petroleum Engineering from Louisiana State University and an M.S. degree in Environmental Engineering from Tulane University. He is 44 years old.

R. Keith Turner has served as Vice President of Land for Edge since September 2006. Before moving to the Land Department, Mr. Turner was a Staff Attorney in the Legal Department since 2003. Prior to joining Edge in 2003, Mr. Turner served in various capacities with Newfield Exploration Company, Fina Oil and Chemical Company and Torch Energy Advisors, Inc. He received a B.S. in Science from Stephen F. Austin State University and a J.D. degree from South Texas College of Law. Mr. Turner is 54 years old.

Robert C. Thomas has served as Senior Vice President, General Counsel and Corporate Secretary since October 2006 and prior to that as Vice President, General Counsel and Corporate Secretary since March 1997. From February 1991 to March 1997, he served in similar capacities for Edge’s corporate predecessor. From 1988 to January 1991, he was associate and acting general counsel for Mesa Limited Partnership in Amarillo, Texas. Mr. Thomas holds a B.S. degree in Finance and a J.D. degree in Law from the University of Texas at Austin. He is 54 years old.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program.

The Compensation Committee, composed of Messrs. Andress, Clarkson, Shower and Work (Chairman), is responsible for reviewing and implementing Edge’s executive compensation program. The role of the Committee is to oversee Edge’s compensation and benefit plans and policies, administer the Incentive Plan (including reviewing and approving equity grants to executive officers) and review and approve annually all compensation decisions relating to the Chairman and CEO, the Chief Financial Officer and the other executive officer named in the Summary Compensation Table (the “executive officers”). The Committee submits its decisions regarding compensation for the executive officers to the Non-Employee directors of the board for ratification.

While this Compensation Discussion and Analysis describes Edge’s historical compensation practices, Edge’s compensation practices, pending the completion of the merger and going forward, may differ from those of the past.

Philosophy and Objectives of the Executive Compensation Policy.

The Compensation Committee, in establishing the components and levels of compensation for its executive officers, seeks:

•

to enable Edge to attract and retain highly qualified executives in key positions and ensure that compensation paid to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies;

•	to provide compensation to the executive officers that both they and the Edge stockholders perceive as fair and equitable;

•	to provide financial incentives in the form of cash bonuses and equity compensation in order to align the interests of executive officers more closely with those of the Edge stockholders;

•	to reward performance as measured against established objectives and goals; and

•	to motivate Edge’s executives to increase Edge stockholder value by improving corporate performance and profitability.

Fundamentally, Edge has in large part a pay-for-performance, at-risk compensation philosophy, and Edge’s short and long-term incentive compensation programs provide enough flexibility for the Committee to appropriately reward Edge’s executive officers when it believes Edge’s overall performance, as well as the executives’ performances, justify doing so. When Edge’s operating and financial performances exceed expectations, the potential for significant rewards exists. The Committee believes that compensation should also be structured to ensure that a significant portion will be at risk—that is, it will generally be earned or increased only when Edge overall or the executive officers are successful in ways that are aligned with and support Edge stockholder interests. Edge believes that this overall approach to executive compensation should be perceived as fair and equitable to both the executive officer and the Edge stockholders.

Historically, and in the fiscal year ended December 31, 2007, a significant portion of total potential compensation to Edge’s executive officers has been in the form of incentive compensation that is at-risk, comprised of performance-based cash bonus opportunities and grants of restricted stock. For the fiscal year ended December 31, 2007, at-risk compensation, consisted of grants of restricted stock (no performance-based bonuses were awarded), constituted the following percentages of each executive officer’s total compensation package:

Executive Officer	Percentage of Total Compensation Received from 2007 Base Salary and Other Benefits(1)(3)	Percentage of Total Compensation Received from At-Risk 2007 Compensation(2)(3)
John W. Elias	61%	39%
John O. Tugwell	71%	29%
Michael G. Long(4)	67%	33%

(1)	This percentage is based upon amounts received by the executive officers from base salary and the amounts set forth under “All Other Compensation” in the Summary Compensation Table appearing later in this proxy statement/prospectus.
(2)	This percentage is based upon the grant date value of restricted stock granted in 2007 described below. No amounts are included in respect of the 2007 performance-based annual bonus plan, as no bonuses were paid. There have been no restricted stock grants made thus far in 2008 to executive officers.
(3)	The percentages in this table are based on the market value of stock grants on the grant date, unlike the Summary Compensation Table where value of stock grants are based upon FAS 123R expense; therefore, the percentages vary from those that would be obtained by using the values shown in the Summary Compensation Table.
(4)	Mr. Long resigned as Executive Vice President and Chief Financial and Accounting Officer effective May 30, 2008.

In establishing stock and bonus award levels, Edge generally does not consider the equity ownership levels of the executive officers or prior awards that are fully vested. It is Edge’s belief that competitors who might try to hire away these employees would not give credit for equity ownership in Edge. Accordingly, to remain competitive Edge believes that it cannot afford to give credit to that factor either.

There is no pre-established policy or formula that controls Edge’s compensation decisions including the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee seeks to create what they believe is the most appropriate allocation among the compensation components described below in “—Executive Compensation Components.” When setting the executive officers’ compensation, the Committee reviews information provided by the Mercer Energy Company Compensation Survey (the “Mercer Survey”) or other benchmark data derived from information reported in publicly-available proxy statements or other sources. The Mercer Survey is produced by an independent consultant that surveys and compiles annual energy sector compensation information, including salaries, bonuses and long-term equity-based awards, and, for its 2007 survey, contains information gathered from over 217 companies in the energy sector. The peer companies utilized in the Mercer Survey are not predetermined by Edge and are broken down into categories according to industry segment, geographic area and annual revenues and sales. The peer companies’ annual revenue and sales range from less than $100 million to $1.2 billion or more. Edge generally compares itself to the data applicable to companies in the $100 million to $700 million range in annual revenues and sales. Edge feels that in attracting and retaining well-qualified and talented employees, it is competing against companies both inside and outside the exploration and production segment of the oil and gas industry, so Edge does not restrict its review to only the exploration and production category of energy companies. The independent compensation consultant from whom the survey is obtained does not receive compensation from Edge other than a fee of less than $2,000 to provide the annual compensation survey information, and the consultant does not attend the Committee meetings. Edge, at the request of the Compensation Committee, purchases the Mercer Survey to assist the Committee in its review of salaries, bonuses and equity-based awards. The Committee does not retain a separate outside advisor or purchase any other compensation survey or report that is specifically for executive compensation, although it does, on occasion, consider other benchmark data derived from other public and private sources. While the Committee takes into consideration the Mercer Survey and other benchmark data, that information is just one factor considered by the Committee, and the Committee does not adhere to any rigid guidelines regarding the use of benchmarks.

In addition to reviewing market analyses of pay levels and considering individual performance related to each executive officer, the Committee considers the total compensation of each executive officer relative to each other executive officer and relative to other members of the management team. All employees, including the executive officers, are assigned to pay grades, determined by comparing position-specific duties and responsibilities. Each pay grade has a salary range with corresponding annual and long-term incentive award opportunities. The pay grades range from 6 to 22. Executive officers other than Mr. MacLeod and Ms. Hink fall in grades 18 and above. Although Mr. Elias’ position falls in grade 22, the Committee, with which Mr. Elias concurred, had determined that for compensation purposes, he will be treated as if he were a grade 21 pay level.

Compensation paid to an employee generally must be within the parameters for his or her pay grade. Edge feels this approach insures more consistent compensation opportunities for members of management with similar duties and responsibilities.

In the case of Mr. Elias, his compensation is also determined in part by the terms of his employment agreement, which is discussed in more detail below under “—Other Benefits—Employment Agreements.” His agreement provides for a minimum base salary of $350,000, that his base salary may be increased, but not decreased, and minimal annual bonus plan opportunities of at least 50% of base salary for target performance and at least 100% of base salary at the maximum performance level.

Role of Executive Officers in Compensation Decisions

Equity awards, as well as bonuses and changes in salaries for all employees, including the executive officers, are individually determined and administered by the Compensation Committee and ratified by the non-employee directors. In the case of the executive officers other than the Chief Executive Officer, his recommendations are taken into account. The Chief Executive Officer assists the Compensation Committee by:

•	preparing agendas for the meetings of the Compensation Committee;

•	annually reviewing each of the other executive officer’s performance with the Committee, as well as other key employees;

•	recommending salary rate ranges and bonus target opportunities for the other executive officers and employees;

•	recommending salary, bonus and long-term incentive (stock) awards for other executive officers and employees; and

•	attending Compensation Committee meetings, except during executive session.

The Chief Executive Officer’s participation is meant to provide the Compensation Committee with input regarding Edge’s compensation philosophy, process and decisions, but all executive compensation decisions are made by the Committee and submitted to the non-employee directors for ratification. In addition to providing factual information as described above, Mr. Elias articulates management’s views on current compensation programs and processes, recommends relevant performance measures to be used for future awards and otherwise supplies information to assist the Committee. The Compensation Committee meets outside the presence of all executive officers when analyzing the Chief Executive Officer’s performance and considering his compensation. The Human Resources Department of Edge also supports the Committee in its work in determining competitive compensation levels, including for executives, analyzing data regarding compensation levels and programs specific to peer-group companies in the energy business as provided by the Mercer Survey.

Executive Compensation Components

For the fiscal years ended December 31, 2006 and 2007, the principal components of compensation for the executive officers, as well as other employees, were:

•	Base Salary

•	Performance-Based Cash Bonus

•	Long-Term Equity-Based Compensation

•	401(k) Employee Savings Plan

•	Health and Welfare Benefits, such as medical, dental, vision care, disability insurance, and life insurance

•	Severance Benefits under Change of Control Agreements

Each of these components is discussed in greater detail below, along with a description of Edge’s philosophy on achieving an appropriate balance between the same.

Base Salary. Base salaries of the executive officers (including that set forth in Mr. Elias’ employment agreement as described below under “—Other Benefits—Employment Agreements”) are determined based on the Compensation Committee’s review of a number of factors, including comparable industry data contained in the Mercer Survey and other sources and individual factors such as an executive’s specific responsibilities, experience, individual performance and growth potential. In the case of the executive officers other than the Chief Executive Officer, the Committee also considers his recommendations. Based on these factors, the Committee establishes base salary rate ranges for each position that fall within the salary ranges established for individual pay grades, as discussed above in “—Philosophy and Objectives of the Executive Compensation Policy.” The Compensation Committee’s salary recommendations are subject to ratification by the full board in the case of executive officers other than the Chief Executive Officer and by the non-employee directors in the case of the Chief Executive Officer. The base salary ranges were not changed for any of the executive officer positions in 2006. At their January 2007 meeting, after reviewing the Mercer Survey and other studies of energy company salaries, the Committee recommended a 5% increase to the salary rate ranges for all pay grades, including those of executive officers. The salaries are generally reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are generally based on an evaluation of the individual’s performance and level of pay compared to the peer-group companies, and can include merit increases or cost-of-living increases, or a combination of both. As discussed below in “—Other Benefits—Employment Agreements,” Mr. Elias’ employment agreement requires the Compensation Committee to annually review his base salary and make a recommendation to the Edge board of directors regarding possible increases. Under the terms of Mr. Elias’ employment agreement, the Edge board of directors may, in its sole discretion, increase, but not decrease, his base salary. In general, executive officers and other employees of Edge are reviewed for potential salary increases on or about April 1 of each year.

At their March 2007 meeting, the Committee approved base salary increases as follows: Mr. Elias’ salary was increased from $350,000, the minimum salary provided for under his employment agreement, to $400,000, effective April 1, 2007; Mr. Tugwell’s base salary was increased from $235,000 to $246,000; and Mr. Long’s base salary was increased from $227,000 to $238,000, also effective April 1, 2007. The Committee based its approval of these increases in base salaries upon general competitive compensation levels, based on the Mercer Survey, and industry conditions. The 2007 increases reflect a 4.7% increase in Mr. Tugwell’s salary, a 4.8% increase in Mr. Long’s salary and a 14.3% increase in Mr. Elias’ salary. In 2006, base salaries for Messrs. Tugwell and Long were increased in April and October on the basis of similar factors as well as 2005 performance. The combined 2006 increases reflected at 14.6% increase in Mr. Tugwell’s salary and a 13.5% increase in Mr. Long’s salary. In 2006, Mr. Elias declined an increase in base salary recommended by the Compensation Committee. After a review of all 2007 operating and financial results and performance factors, as compared with the goals and objectives of the executive officers, the Committee at their March 2008 meeting decided not to recommend an increase in the base salaries of the executive officers. The non-employee board ratified that decision at their March 2008 meeting.

Performance-Based Cash Bonus. Edge also offers each of its executive officers an opportunity to earn additional cash compensation in the form of annual cash bonuses following attainment of specified Edge performance objectives established by the Committee and certain individual performance objectives established at the beginning of the year. The Committee believes that making a significant portion of executive officer compensation subject to Edge attaining specified performance objectives and strategic goals and the individual meeting certain individual objectives motivates the executive officers to increase their respective individual efforts on behalf of Edge. The Committee believes that it is appropriate that Edge’s executive officers’ compensation be more heavily weighted as to whether Edge attains its specified performance objectives and strategic goals and less dependent on the executive’s attainment of individual goals. For pay grades lower than 15, which does not include executive officers, Edge’s performance is weighted less heavily, and the individual’s performance is weighted more heavily. The objectives and goals are specifically set to be challenging, yet achievable, with strong performance from the executive officers and the employees of Edge as a whole.

Under Edge’s bonus program, the Compensation Committee uses discretion in determining each executive officer’s annual bonus, after reviewing Edge performance objectives, individual performance objectives, overall financial and operational performance of Edge, compensation survey data and recommendations of the Chief Executive Officer with respect to the other executive officers. These determinations are submitted to the non-employee directors for ratification. The amount of bonus that may be earned is based on a targeted percentage of the individual’s annual salary, subject to a maximum-targeted percentage, and is subject to adjustment by the Committee. Total bonus opportunities for 2006 and 2007 performance for Mr. Tugwell ranged from 0% to 120% of base salary, with a target payout of 60%; for Mr. Long from 0% to 110% of base salary, with a target payout of 55%; and for Mr. Elias from 0% to 130% of base salary, with a target payout of 65%. The bonuses of the executive officers for 2006 and 2007 performance were based 80% on Edge performance and 20% on achievement of the individual’s performance objectives.

Edge Performance. Edge performance component of the bonus is based on:

•	achievement of performance objectives as established by the Committee,

•	subject to adjustment at the discretion of the Committee based on achievement of overall Edge financial goals.

Edge performance objectives for 2007 consisted of:

•	specified annual increases in reserves (weighted 40%);

•	specified annual increases in production (weighted 30%);

•	competitive finding and development costs (“F&D”) (weighted 15%);

•	lease operating expense (“LOE”) (weighted 7.5%); and

•	control of general and administrative expenses (“G&A”) (weighted 7.5%).

The Committee establishes Edge performance objectives annually based on those projected in Edge’s annual budget and plan, as revised, for the applicable period, approved by management and reviewed and ratified by the Edge board of directors. The target levels for performance objectives may differ from the budget and plan in a given year, but are intended to reflect planned performance over the course of a full annual business cycle. Accordingly, the target levels for the performance objectives are established with the expectation of paying out bonuses approximately at target, with a low probability of either failing to reach the minimum threshold level or reaching the maximum level. Both the LOE and G&A measures are calculated on a unit-of-production basis. G&A excludes capitalized costs and restricted stock grants. In addition, the F&D objective is calculated as a three-year moving average obtained by dividing capital expenditures by new reserves net of revisions without including acquisitions. This is the only category of the performance objectives where acquisitions are excluded. The objectives for reserve growth, production growth and competitive F&D costs are the major components of Edge’s bonus program.

The bonus components described above are based generally upon specific performance criteria for each component. Payouts can range from 0% to 200% of target bonuses. The minimum threshold performance to begin earning a payout for each component for 2007 performance is listed below. Payout is prorated based on actual performance for each objective, subject to a maximum payout level of 200%.

•	Reserve Growth—3.1% or greater

•	Production Growth—7.4% or greater

•	Finding & Development Costs (3-year moving average)—$3.85 per Mcfe or less

•	Lease Operating Costs—$0.57 per Mcfe or less

•	G&A Expenses—$0.60 per Mcfe or less

For 2007, Edge did not achieve its minimum thresholds to earn a payout in any area of Edge’s performance objectives. For 2006, Edge did not achieve its minimum thresholds in the areas of reserve growth, F&D costs and G&A expense. Production growth was slightly above the minimum threshold required to earn a payout but well below expectations and LOE expense was significantly better than the minimum threshold required to earn a payout. However, no bonuses were paid with regard to Edge performance component of the bonus program for reasons discussed below.

Overall Financial Goals. With respect to the bonus for the executive officers, the Committee considers, but does not rely solely on, the above predetermined formulas when evaluating achievement of Edge’s performance objectives. In this respect, the Committee also considers whether Edge was successful in meeting its overall financial goals. This is a subjective assessment, with no particular weighting given, but this objective is considered by the Committee in determining executive officer bonuses. The financial goals for Edge for 2006 and 2007 were:

•

to ensure that funds are available to execute Edge’s overall recommended capital expenditure program as projected in its annual approved budget and plan while maintaining a prudent financial structure with a debt-to-total-capital ratio of less than 30% (however, it is recognized that from time to time this ratio will be exceeded due to acquisitions);

•	to fund the approved capital expenditure program, excluding acquisitions, from internal cash flow rather than taking on additional debt; and

•

building pre-tax cash flow from exploration and production activities to a level sufficient to provide the necessary funds to conduct a program that will provide consistent physical (reserve and production) and fiscal (cash flow and net income) growth for Edge.

The Committee, in its judgment, recognized that Edge was able to maintain a relatively conservative balance sheet in 2007 when measured against these overall financial goals. Nevertheless, the Committee found that:

•	Edge exceeded its debt-to-total-capital ratio of 30%; and

•	Edge borrowed approximately $18.4 million to fund its capital spending program (excluding acquisitions) because cash flow was less than expected for the full year.

For all the above reasons, at their March 2008 meeting, the Compensation Committee recommended, and Mr. Elias concurred, that no bonus payout of Edge performance portion of the bonus program be made for 2007 performance for all employees, including the executive officers. The non-employee directors ratified this decision at their March 2008 meeting. With respect to 2006, the Compensation Committee made similar findings and also noted Edge’s increase in overall debt level during 2006, and recommended, with Mr. Elias’ concurrence, that no bonus payout of Edge performance portion be paid.

Individual Performance. In evaluating an executive officer’s performance towards his or her individual objectives (weighted at 20% of total bonus target), the Compensation Committee uses its discretion and assesses performance by the executive officer against mutually defined expectations. The process includes individual appraisal components that are both objective and subjective. This includes an assessment of how the executive performed relative to defined roles and accountabilities, quantifiable objectives such as meeting Edge’s specific fiscal or physical targets, overall performance of Edge, and a more subjective assessment of a number of performance attributes such as teamwork, communication, participation leadership, decision making, creativity/innovation, planning and organization and performance management. With regard to individual objectives, there are no specific formulas. The Committee makes an assessment, in its judgment, of the degree to which individual objectives have been satisfied. Individual performance of the executive officers, except the Chief Executive

Officer, is first assessed by the Chief Executive Officer, who makes recommendations to the Compensation Committee for its consideration.

In the case of Messrs. Long and Tugwell, as part of their individual objectives, they were expected to ensure that attractive investment opportunities were identified on an ongoing basis and ultimately added to the company’s portfolio in order to provide opportunities for future growth. These opportunities can take on many forms such as seismic options, new acreage leases, farm-ins and/or farm-outs, joint exploration ventures, and acquisitions of producing properties that have upside potential. In doing so, Messrs. Long and Tugwell were expected to apply the most appropriate technology in an effective manner while ensuring that constant attention is given to managing cost effectively. Edge’s total expenses (i.e. LOE, production and ad valorem taxes, G&A and net interest and dividends) on a dollar per unit-of-production basis are expected to be in the lowest quartile of Edge’s peer group. They were expected to make intelligent and timely hedging decisions to help mitigate the adverse impact commodity price volatility can have on cash flow and Edge’s ability to continue expanding its program. Messrs. Long and Tugwell also had essentially the same roles and accountabilities as Mr. Elias, as discussed below, except they were applicable to their specified functional areas of responsibilities.

After a review of all 2007 operating and financial results and performance factors, as compared with the goals and objectives of Messrs. Tugwell and Long, the Compensation Committee determined at its March 2008 meeting that these individual objectives were not reached with respect to 2007. For the reasons discussed above, at their March 2008 meeting, the Compensation Committee recommended to the Edge board of directors that no payout of the individual portion (20%) of the bonus program be made for Messrs. Tugwell and Long for 2007.

With respect to the individual performance of Messrs. Tugwell and Long in 2006, the Compensation Committee approved the full amount of potential bonus payments under the individual performance component (20%) of their bonus program based on achievement of the objectives discussed above and also taking into account the effort involved in connection with acquisitions.

With respect to Mr. Elias, the 20% of his bonus based on individual performance is based on achievement of individual roles and accountabilities, achievement of short-term objectives and progress toward achievement of long-term goals. The roles and accountabilities for Mr. Elias included:

•	providing overall leadership for all aspects of Edge;

•	overseeing, developing and implementing Edge’s budget, plan, objectives and goals;

•	monitoring and directing progress in achieving Edge’s budget, plan, objectives and goals;

•	ensuring legitimate interests of the board, stockholders, management and others are considered;

•	reviewing and approving operating, financial and personnel matters; and

•	building and maintaining an industry network in order to help achieve Edge’s goals and objectives.

The short-term individual objectives for Mr. Elias included:

•	achieving a consistent pattern of reserve growth at a competitive finding and development cost;

•	achieving a consistent pattern of production increases in a cost-effective manner;

•

maintaining a prudent financial structure that provides the flexibility to effectively execute Edge’s business plan (a debt-to-total capital of less than 30% and internal cash flow sufficient to fund Edge’s desired program);

•	expanding and/or increasing Edge’s reserve base and production via an acquisition or merger that is not detrimental to Edge’s financial structure; and

•	expanding and/or increasing Edge’s reserve base and production in the immediate and longer-term through organic growth in new grass root exploration and/or exploitation plays.

In addition, beginning in 2006, the Committee and Mr. Elias focused on certain longer term (three-year) goals for Edge. Specifically, the Compensation Committee and Mr. Elias agreed on the following long-term goals for Edge:

•	growing year-end reserves to the range of 200 to 250 Bcfe by year-end 2008;

•	obtaining a reserve-to-production (R/P) ratio of 10 years by year-end 2008; and

•	growing annual production to the range of 20 to 25 Bcfe by year-end 2008 (which represents a sustained producing rate of 54.8 to 68.5 MMcfe per day).

These three-year goals and other goals and targets described herein are aspirational in nature and are forward-looking statements. Edge cannot assure you that they will be achieved and actual outcomes may vary materially. These goals involve risks and uncertainties, including, but not limited to, those set forth in “Risk Factors” in this proxy statement/prospectus and under ITEM 1A. “RISK FACTORS” and other factors detailed in Edge’s Annual Report on Form 10-K and Edge’s other filings with the SEC. The Committee and Mr. Elias agreed that the above longer term goals are to be achieved on a cost-effective basis and not at the expense of the long-term viability of Edge.

As noted above, it was the judgment of the Compensation Committee that Edge did not achieve the overall objectives and goals established by Edge and Mr. Elias did not, nor did Edge, achieve targeted performance levels of reserve growth, production and finding and development cost set out in the 2007 approved budget and plan. In spite of completion during January 2007 of the largest acquisition in Edge’s history, which was fully integrated into Edge’s business over the course of the year, the levels of reserves and production Edge had anticipated to attain in 2007 did not materialize. The Committee felt that the 2007 operating and financial results should be the major components used to determine whether Mr. Elias should earn an annual bonus award for 2007 individual performance. After review of all 2007 operating and financial results and performance factors, as compared with the goals and objectives for Mr. Elias, it was the judgment of the Compensation Committee, and Mr. Elias agreed, that no bonus award for 2007 would be made to Mr. Elias for the individual component, and the non-employee directors of the board ratified this decision at their March 2008 meeting. No bonus was paid to Mr. Elias under the individual component with regard to 2006, including on the basis of 2006 operating and financial results.

Long-Term Equity-Based Compensation. Edge has relied on grants of stock options and grants of restricted stock under its Incentive Plan and, in the past, in the case of Mr. Elias, outside of the Incentive Plan, to provide long-term incentive-based compensation. All equity grants made in 2007 were pursuant to the Incentive Plan.

In recent years, Edge has relied primarily on restricted stock, as opposed to stock option, awards. A restricted stock award is a grant of a right to receive shares that vest over time. As the stock award vests, the shares are owned outright. Such awards are made at the discretion of the Compensation Committee and are ratified by the non-employee directors. Relevant factors in the determination of grants, which are not subject to any particular weighting, are:

•	the impact the executive’s performance had on Edge and what impact the executive is expected to have in the future;

•	the desire to retain the executive in the employ of Edge;

•	data regarding stock grants at comparable companies, including the Mercer Survey;

•	the relative grade level of the officers;

•	length of service with Edge;

•	the executive officers’ base salary;

•	in the case of other executive officers, recommendations of the Chief Executive Officer; and

•	performance evaluation of each executive officer with respect to the prior fiscal year.

Awards of restricted stock are designed to encourage executive officers to retain an ownership interest in Edge, to align their interests with those of Edge stockholders and to reward increases in Edge’s share price over time.

Historically, Edge awarded restricted stock that vested and was issued in equal one-third increments on the first, second and third anniversary of the date of grant. However, the Compensation Committee and the Edge board of directors have determined that restricted stock grants, beginning with those made in October 2006, should vest over a longer period of time than previous grants. Edge feels that a longer vesting schedule not only more closely aligns the executives’ (and other employees’) interests with those of the Edge stockholders, it also encourages retention of highly qualified and talented employees whose abilities help Edge achieve its long-term goals. Accordingly, since August 2006, Edge has shifted to awarding restricted stock that vests 20% on the second anniversary of the grant date and vests 40% on each of the third and fourth anniversaries of the grant date.

At their March 2007 meeting, the Compensation Committee approved restricted stock grants for Messrs. Elias, Tugwell and Long in the amounts of 20,000 shares, 10,000 shares and 10,000 shares, respectively. The grant date for this award was April 1, 2007. These restricted stock grants will vest 20% after two years (April 1, 2009) and 40% on each of the third and fourth anniversary dates of the grant date (April 1, 2010 and 2011). At its March 2008 meeting, the board decided that, due to Edge’s failure to meet its targeted objectives, no restricted stock grants would be made to employees, including executive officers, at that time.

In March 2006, restricted stock grants were made to Messrs Elias, Tugwell and Long in the amounts of 12,000 shares, 5,400 shares and 5,400 shares, respectively. In August 2006 supplemental, one-time restricted stock grants were made to each of Messrs. Tugwell and Long in the amount of 30,000 shares, in recognition of the officers’ performance and the competitive compensation market and other industry conditions.

Grants of stock options to executive officers may be made by the Compensation Committee although none have been granted since 2003 except for a grant to Mr. Elias in 2004 pursuant to the terms of his employment agreement. Since inception of the Incentive Plan, options under the Incentive Plan have been granted to 56 current and former employees and directors, at exercise prices ranging from $2.11 per share to $13.99 per share. For a discussion of Edge’s philosophy on its shift away from granting stock options to employees, including the executive officers, in favor of awarding restricted stock grants, see “—Edge’s Shift Away from Issuing Stock Options in Favor of Restricted Stock Grants” below.

Other Benefits

Edge provides a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, a 401(k) savings plan, educational reimbursement, and severance benefits under change in control agreements. In 2007, Edge paid $50,757 in tuition and cost reimbursements in connection with a six-week executive training program that Mr. Tugwell attended at Stanford University at Edge’s request. Edge has no other executive perquisite benefits (e.g. club memberships or company vehicles) for any executive officer with an incremental cost to Edge in excess of $10,000, and does not provide any deferred compensation programs or supplemental pensions to any employees, including the executive officers. Edge provides supplemental life insurance for Mr. Elias, in accordance with his employment agreement. The cost to Edge of both the educational costs and reimbursement to Mr. Tugwell and Mr. Elias’ supplemental life insurance is reflected in the “Summary Compensation Table” below.

401(k) Savings Plan. Edge has a tax-qualified 401(k) Employee Savings Plan (the “401(k) Plan”) for its employees generally, in which the executive officers also participate. Under the 401(k) Plan, eligible employees are permitted to defer receipt of their compensation up to the maximum amount allowed by law, with the employee’s contribution not to exceed $15,500 for the current year (subject to certain limitations and exceptions imposed under the Code). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by Edge in cash or stock. Pursuant to the 401(k) Plan, in 2007 Edge elected to match 100% of the first 8% of employee deferral, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan (except for matching contributions by Edge in Edge common stock) are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Except for customary “blackout” periods imposed from time to time by Edge on all employees including executive officers, the 401(k) Plan does not restrict employees from selling vested shares of Edge common stock held in the plan. Salary deferral contributions by employees under the 401(k) Plan are 100% vested. Edge contributions vest 50% at the completion of the first year of employment with the remaining 50% vesting at the completion of the second year of employment. All Edge contributions after the completion of the second year of employment are fully vested. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. Pursuant to the merger agreement, Edge may elect to cause all unvested shares of Edge common stock in the Edge 401(k) Plan to fully vest immediately prior to the effective time of the merger. Edge contributions to the executive officers, except in the case of Mr. Elias, as he does not participate in the 401(k) Plan, are shown on the Summary Compensation Table.

Change in Control Severance Agreements. Edge has entered into a severance agreement with each employee of Edge, including the executive officers. These agreements grant severance benefits in the event of a qualified termination of employment within two years of a change of control, such as the merger. The oil and gas industry is constantly evolving and changing, including through acquisitions and mergers. Edge has chosen to enter into change of control agreements with all of its employees, including the executive officers, to promote stability and continuity of management and personnel. Edge feels that by protecting employees from any potential economic upheaval in their personal lives at the time of a change in control, employees will be better able to focus on the work at hand. The severance agreements executed by the executive officers are “double trigger” agreements, not “single trigger.” In other words, benefits are payable following a change of control only if the executive is terminated without cause or resigns for good reason. Edge feels that linking severance benefits to a change in control will eliminate, or at least reduce, any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of the Edge stockholders. Information regarding applicable payments and other benefits under such agreements for the executive officers is provided under the heading “—Potential Payments Upon Change in Control or Termination” below. The severance agreements of all of Edge’s employees were amended and restated in April 2008 to make them exempt from or conform to the requirements of Section 409A of the Code and the final and transitional guidance promulgated thereunder (collectively, “Section 409A”). The amendments change the timing of certain payments under the severance agreements of the executive officers in accordance with the requirements of 409A, but do not change the amount of such payments. In the case of Mr. Elias’ severance agreement, the amendment also clarifies that in the event severance benefits would otherwise be payable under both the severance agreement and any other plan or agreement, including the employment agreement described below, Mr. Elias has agreed that he will receive only the benefits specified under his severance agreement and the continuation of certain term life insurance as provided for under his employment agreement.

Employment Agreements. In addition to the components of executive compensation described above, Mr. Elias is a party to an employment agreement originally dated effective November 16, 1998 with Edge, which agreement was approved by the board as a whole and the Compensation Committee. In doing so, the board and Compensation Committee considered a variety of factors, including a review of comparable industry data, the compensation package of Mr. Elias’ predecessor at Edge and negotiations between Mr. Elias and the Compensation Committee. Edge entered into an employment agreement with Mr. Elias in order to induce and retain the employment of Mr. Elias and to stimulate his active interest in the development and financial success of Edge and the term of the agreement was designed to give Edge the ability to retain Mr. Elias’ services until his retirement. The Employment Agreement had an initial term of three years from January 1, 1999, and is extended automatically for successive one-year periods on each anniversary of the effective date unless either Mr. Elias or Edge provides the other with advance notice of non-renewal. If either Edge or Mr. Elias gives notice of non-renewal, no automatic extension shall occur and Mr. Elias’ employment will terminate on the third November 16th to occur following that notice; that is, his employment may continue for a period of up to three years following the notice. Most recently, the agreement was renewed on November 16, 2007, based on largely the same considerations as when originally entered into.

The employment contract of Mr. Elias provided for an initial minimum salary of $350,000, and requires the Compensation Committee to annually review his base salary and make a recommendation to the Edge board of directors regarding possible increases. Such recommendations are made on or about April 1 of each year after careful review of Edge’s and Mr. Elias’ performance. Under the terms of Mr. Elias’ employment agreement, the Edge board of directors may, in its sole discretion, increase but not decrease his base salary. As discussed above under “—Executive Compensation Components—Base Salary,” the Committee recommended and the board awarded an increase in base salary for Mr. Elias of $50,000, effective April 1, 2007. Mr. Elias’ employment agreement also provides that he have annual bonus plan opportunities of at least 50% of base salary for target performance and at least 100% of base salary at the maximum performance level. His employment agreement also provided for awards of non-qualified stock options in the past, the final grant being 50,000 shares on April 1, 2004. No further stock options will be granted under his employment agreement. Mr. Elias is the only employee with which Edge has entered into an employment agreement. Mr. Elias’ employment agreement also entitles him to certain benefits upon a termination of employment. See “—Potential Payments Upon Change in Control or Termination” below for information about Mr. Elias’ employment agreement and the potential payments and benefits to Mr. Elias upon termination of his employment with Edge. The employment agreement was amended and restated in April 2008 in connection with the amendment and restatement of Mr. Elias’ severance agreement for purposes of Section 409A.

Other Paid Time-Off Benefits. Edge provides vacation and other paid holidays to all employees, including the named officers, which are comparable to those provided at other companies in a similar industry.

Certain Policies of Executive Compensation Program

Timing of Equity-Based Compensation. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at “fair market value” on the date of the grant. The Incentive Plan defines “fair market value” as the mean between the high and low price of Edge’s stock on the grant date or, if the grant date is not a day when the stock market is open, the last preceding date for which trading data is reported by the market. Equity grants are only made to executive officers during the normal annual compensation-setting cycle (on or about April 1 of each year) except under circumstances discussed under the heading “—Exceptions to Usual Procedures” below and except in the case of new hires that begin employment outside the time of the annual compensation-setting cycle.

Edge’s Shift Away from Granting Stock Options In Favor of Restricted Stock Grants. In the last four years, the Compensation Committee has approved the award of restricted stock instead of stock options because, in the view of the Compensation Committee:

•	restricted stock is a better way to provide significant equity compensation that can generate more predictable long-term rewards than stock options; and

•

restricted stock, as opposed to stock options, more closely aligns the interests of the executive officers and other employees with those of the Edge stockholders in seeking consistent long-term performance of Edge.

Exceptions to Usual Procedures. The Compensation Committee may from time to time approve (subject to ratification by the board) the payment of special cash compensation or the grant of special equity-based awards to one or more of the executive officers, as it did in August 2006, in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. The Committee may also recommend adjustments to the annual performance-

based objectives to take into consideration extraordinary, unusual or other occurrences that may happen during a fiscal year that cause the Committee and the board to conclude that the measure or measures as so established do not in fact achieve Edge’s overall intended goals.

Overriding Royalty Interests. Since Edge’s initial public offering, certain non-executive officer employees of Edge received grants of overriding royalty interests in oil and gas prospects of Edge where such interests had been earned pursuant to employment agreements between such employees and Edge. Effective June 1, 1999, all employment agreements which provided for overriding royalty interests were terminated. Pursuant to a policy adopted as of that date, no employee of Edge is entitled to an overriding royalty interest on any prospect that is defined and leased after July 1, 2000. Overrides which were earned in prospects prior to July 1, 2000 or assigned of record remain valid. Executive officers of Edge have not been entitled to receive overriding royalty grants since Edge’s initial public offering. Prior to becoming an executive officer, Mr. Tugwell received overriding royalty interests under Edge’s prior practice and has, and will in the future, receive payments pursuant to such interests.

Security Ownership Requirement for Executive Officers. Edge has not established any formal policies or guidelines addressing expected levels of stock ownership for the executive officers. However, Edge does have a stock ownership requirement for its non-employee directors, as described in “Director Compensation—Stock Ownership Requirements for Edge Directors” earlier in this proxy statement/prospectus.

Section 162(m) of the Code. Section 162(m) of the Code, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company’s executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Option grants that are made outside of Edge stockholder-approved plans, such as most of the options grants made to Mr. Elias, are generally subject to the deductibility limits of Section 162(m) of the Code. In addition, restricted stock awards that vest solely on the basis of the passage of time are not considered performance-based compensation under Section 162(m) of the Code, so compensation realized upon the vesting of restricted units awarded to executive officers to the extent the $1 million limitation is exceeded will not be deductible by Edge. In the future, while the tax impact of compensation arrangements is one factor the Committee will consider, that impact must be evaluated in light of Edge’s overall compensation philosophy and objectives. Accordingly, the Committee will seek to qualify compensation for deductibility in instances where it believes that to be in the best interests of Edge but retains discretion to authorize the payment of nondeductible amounts.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included above and discussed the same with management of Edge and, based upon that review and discussion, recommends inclusion of Edge’s Compensation Discussion and Analysis in this proxy statement/prospectus.

The Compensation Committee:

Thurmon M. Andress

Jonathan M. Clarkson

Robert W. Shower

David F. Work, Chair

Pursuant to the SEC Rules, the foregoing Compensation Committee Report is not deemed “soliciting material,” is not “filed” with the SEC and is not incorporated by reference to this proxy statement/ prospectus or Edge’s Annual Report on Form 10-K, irrespective of any general incorporation language in such report.

Summary Compensation Table

The Summary Compensation Table set forth below contains information regarding the combined salary, bonus and other compensation of each of the executive officers with respect to 2006 and 2007.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
John W. Elias	2007	387,500	195,956	—	—	4,040	587,496
Chairman of the board, President and Chief Executive Officer	2006	350,000	156,795	68,937	—	4,040	579,772

John O. Tugwell	2007	243,250	188,099	—	—	66,257	497,606
Executive Vice President and Chief Operating Officer	2006	220,000	100,342	—	56,000	15,000	391,342

Michael G. Long	2007	235,250	188,099	—	—	14,008	437,357
Executive Vice President and Chief Financial Officer	2006	212,750	100,342	—	49,900	14,260	377,252

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007 in accordance with Financial Accounting Standards board Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”) of awards made pursuant to the Incentive Plan, and thus may include amounts in respect of stock awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. A discussion of the assumptions used in calculating these amounts may be found in Note 18 to Edge’s 2007 audited financial statements included in Edge’s Annual Report on Form 10-K for the year ended December 31, 2007. These amounts reflect Edge’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers.
(2)	The amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of option awards made to Mr. Elias in 2004. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures. The amount reflects Edge’s accounting expense for this award and does not correspond to the actual value that may be recognized by the executive. A discussion of the assumptions used in calculating this amount may be found in Note 18 to Edge’s 2007 audited financial statements included in Edge’s annual report on Form 10-K for the year ended December 31, 2007. All option awards to Messrs. Tugwell and Long were fully vested prior to Edge’s adoption of FAS 123R; therefore, there was no accounting expense in 2006 or 2007 for any unexercised options held by them.
(3)	These amounts reflect the annual performance-based cash bonus awards for the performance year in which they were earned and are paid on or about March 15 of the following year. No bonus amounts were paid with respect to 2007. These awards are discussed in more detail under the heading “—Executive Compensation Components—Performance-Based Cash Bonus” of the “Compensation Discussion and Analysis” section above.
(4)	In the case of Mr. Elias, amounts shown represent payments by Edge for life insurance on his account. In the case of Mr. Tugwell, amounts shown represent Edge’s contributions under its 401(k) Plan ($15,500) and tuition and related cost reimbursements made to Mr. Tugwell in 2007 ($50,757). In the case of Mr. Long, amounts shown represent Edge’s contributions under its 401(k) Plan. Except for Mr. Tugwell’s tuition and related cost reimbursement, none of the executive officers received perquisites with an incremental cost to Edge in excess of $10,000 in 2007.

The 2007 Grants of Plan-Based Awards Table sets forth information regarding the estimated possible payouts of non-equity incentive plan awards to the executive officers based on Edge performance and restricted stock awards for 2007.

2007 Grants of Plan-Based Awards

	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)
Name			Threshold	Target ($)	Maximum ($)
John W. Elias	—	—	(4)	260,000	520,000	—	—
	4/1/07	3/7/07	—	—	—	20,000	$205,066
John O. Tugwell	—	—	(4)	147,600	295,200	—	—
	4/1/07	3/7/07	—	—	—	10,000	102,533
Michael G. Long	—	—	(4)	130,900	261,800	—	—
	4/1/07	3/7/07	—	—	—	10,000	102,533

(1)	The amounts shown represent the potential target and maximum payment levels for 2007 performance under Edge’s performance-based cash bonus program (a non-equity incentive plan). These amounts are based upon target and maximum percentages of each executive’s base salary and based upon Edge and individual performance, as described in “Executive Compensation Components—Performance-Based Cash Bonus” of the “Compensation Discussion and Analysis” section above. No payouts of non-equity incentive plan compensation were in fact made to any executive officer with respect to 2007.
(2)	The amounts shown represent shares of restricted Edge common stock that were granted to each executive officer in 2007. These awards were made under Edge’s Incentive Plan. The stock subject to the April 1, 2007 awards vests and will be issued 20% at the second anniversary date of the grant (April 1, 2009) and 40% each on the third and fourth anniversary dates of the grant (April 1, 2010 and 2011).
(3)	These amounts reflect the grant date fair market value of the stock awards recognized for financial statement reporting purposes in accordance with FAS 123R.
(4)	There were no threshold amounts payable under the performance-based cash bonus program. Under the program, bonus payouts could range from $0 to the maximum amounts set forth above, as described in “Executive Compensation Components—Performance-Based Cash Bonus” of the “Compensation Discussion and Analysis” section above.

The following Outstanding Equity Awards at Fiscal Year End 2007 table provides information with respect to the value of outstanding unexercised stock options and unvested restricted stock awards held by the executive officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year End 2007

	Option Awards(1)			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested	Market Value of Non-Vested Shares or Units of Stock Held That Have Not Vested(2) ($)
John W. Elias	—	—	—	30,861	183,006
	200,000	4.22	01/08/2009	—	—
	50,000	3.16	01/03/2010	—	—
	50,000	8.88	01/02/2011	—	—
	50,000	5.18	01/02/2012	—	—
	24,000	5.59	04/01/2012	—	—
	50,000	3.88	01/23/2013	—	—
	50,000	13.99	04/01/2014	—	—
John O. Tugwell	—	—	—	45,161	267,805
	8,700	7.06	05/21/2009	—	—
	1,300	7.06	05/21/2009	—	—
	12,000	5.59	04/01/2012	—	—
Michael G. Long	—	—	—	45,161	267,805

(1)	All stock options granted by Edge to the executive officers are fully vested and Edge has not issued any stock options to executive officers since 2003 except to Mr. Elias on April 1, 2004. All options granted have a 10-year term. Michael Long exercised all of his available options.
(2)	The value shown is based on a closing stock price of $5.93 per share as of December 31, 2007.

Shown below in the 2007 Option Exercises and Stock Vested table is information regarding the value realized by the executive officers by virtue of the exercise of options or vesting of restricted stock.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)
John W. Elias	—	—	9,231	115,249
John O. Tugwell	—	—	4,553	56,844
Michael G. Long	—	—	4,553	56,844

(1)	For value of exercised stock options, the exercise price for the exercised shares was subtracted from the market price at the time of exercise to determine the value realized by exercise of the options.
(2)	For restricted stock vesting, a price of $12.485 per share was determined by taking the average of the high and low prices of the stock on April 2, 2007, the first business day occurring after the vesting date.

Pension Benefits

Edge does not have any defined benefit pension plan that provides for payments, pensions or other benefits at, following or in connection with retirement.

Non-Qualified Deferred Compensation

Edge does not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Change in Control or Termination

Edge has entered into three types of agreements with the executive officers, or certain of them as detailed below, which provide for payments upon a termination of employment: employment agreements, severance agreements and restricted stock award agreements under the Incentive Plan.

Employment Agreement with Mr. Elias

Mr. Elias is the only executive officer with whom Edge has entered into an employment agreement. Mr. Elias entered into an employment agreement with Edge effective November 16, 1998 and amended and restated on April 3, 2008 to comply with Section 409A. The amendments, which are reflected as appropriate in the following description of the agreement, change the timing of certain payments under Mr. Elias’ agreement in accordance with the requirements of Section 409A, but do not change the amount of such payments. The agreement automatically renews for successive one-year terms and will continue to do so unless either party gives advance notice of non-renewal. Most recently, the agreement renewed on November 16, 2007. If either Edge or Mr. Elias gives notice of non-renewal, no automatic extension shall occur and Mr. Elias’ employment will terminate on the third November 16th to occur following that notice; that is his employment may continue for a period of up to three years following the notice.

Right of Edge to Terminate Employment. Notwithstanding the provisions regarding the term of agreement described above, Edge has the right to terminate Mr. Elias’ employment at any time for any of the following reasons:

•	Mr. Elias’ death;

•

Mr. Elias’ becoming incapacitated by accident, sickness or other circumstances that render him mentally or physically incapable of performing the duties and services required of him under the agreement on a full-time basis with reasonable accommodations for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period (referred to in this description of the employment agreement as “disability”);

•	for cause (as described below);

•	for Mr. Elias’ material breach of any material provisions of the agreement that, if correctable, remains uncorrected for 30 days following written notice to Mr. Elias by Edge of such breach; or

•	for any reason at the sole discretion of the Edge board of directors.

“For cause” means Mr. Elias’ gross negligence, gross neglect or willful misconduct in the performance of the duties required of him or his final conviction of a felony or of a misdemeanor involving moral turpitude, excluding misdemeanor convictions relating to the operation of a motor vehicle.

Right of Mr. Elias to Terminate Employment. Notwithstanding the provisions regarding the term of agreement described above, Mr. Elias has the right to terminate his employment under the agreement at any time for any reason in his sole discretion or for any of the following reasons (the reasons below being referred to in this description of the employment agreement as “good reason”):

•	Edge’s material breach of any material provision of the agreement;

•	Edge’s assignment to Mr. Elias of duties and responsibilities that are materially inconsistent with the positions of Chief Executive Officer or Chairman of the Board;

•	Edge’s failure to reappoint Mr. Elias to the positions of Chief Executive Officer and Chairman of the Board; or

•	change in Mr. Elias’ principal place of employment by more than 50 miles.

In the case of the first three bullets above, Mr. Elias is required to give notice to Edge of the breach, assignment or failure within 90 days of its initial existence and such condition must remain uncorrected for 30 days before giving rise to the termination right (the “employment agreement correction period”). Mr. Elias’ resignation must be within 30 days after the expiration of the correction period.

Entitlement to Termination Benefits. Mr. Elias is entitled to the termination benefits described below under the employment agreement if his employment is terminated for any of the following reasons:

•	his death or disability;

•	termination of employment by Edge prior to expiration of term of agreement for any reason other than:

•	for cause; or

•	material breach of agreement by Mr. Elias; or

•	termination by Mr. Elias for good reason.

Termination Benefits. The termination benefits under the employment agreement are as follows:

•	a “Salary Severance Amount” equal to his base salary then in effect for the unexpired portion of the term of the agreement (a period of up to three years), paid out as follows:

•	an immediate lump sum salary severance payment of $460,000 to be paid within five days of termination; plus

•	the remaining balance of his Salary Severance Amount as reduced by the payment in (i) of this paragraph, such amount to be paid on the later of January 2, 2009 or five days after the termination date.

•

immediate vesting of all outstanding stock options granted by Edge to him which will remain exercisable for a period of 12 months after such termination (but in no event beyond the expiration of the original term of such stock option grants);

•

a lump sum cash payment equal to his prorated incentive target bonus in the year of termination (if termination is subsequent to January 1, 2008, to be paid on the later of (i) January 2, 2009 or (ii) five days following his termination date);

•

life insurance coverage ($1,000,000) and annual tax gross-up of premium payments shall continue to be provided for the unexpired portion of the term of the agreement (a period of up to three years), with the life insurance gross-up payment to be made on the later of January 2, 2009 or five days following Mr. Elias’ termination date;

•	cash payments equal to the amount credited to his account under any employee profit sharing plan or stock ownership plans that are forfeitable in accordance with the terms of such plans; and

•	participation in Edge’s group health plan (for the same cost Edge charges to active employees) for a period of up to 18 months after the date of termination.

Covenants. The employment agreement of Mr. Elias provides for a covenant limiting competition with Edge during employment with Edge and, except in the event that his termination was by the board in its sole discretion, for as long as Edge is providing him with termination benefits. The agreement provides that Mr. Elias will not make any unauthorized disclosure of any confidential business information or trade secrets of Edge or its affiliates at any time during or after his employment with Edge and also contains a non-disparagement clause.

Severance Agreements

All current employees of Edge, including Messrs. Elias, Tugwell and MacLeod and Ms. Hink, are parties to severance agreements that provide for certain benefits in the event an involuntary termination of employment occurs within two years of a change of control of Edge. The agreements renew automatically for two-year terms unless the board elects to terminate the agreement during the 60 days prior to such automatic renewal. Most recently, the agreements for Messrs. Elias, Tugwell and MacLeod and Ms. Hink were renewed through January 1, 2010. The agreements for all employees, including Messrs. Elias, Tugwell and MacLeod and Ms. Hink, were amended and restated on April 3, 2008 to comply with Section 409A. The amendments, which are reflected as appropriate in the following description of the agreement, change the timing of certain payments under Mr. Elias’ agreements in accordance with the requirements of Section 409A, but do not change the amount of such payments. In the event a change of control occurs, the agreements are not subject to termination or amendment for a period of two years after the change of control, and if within the two year period following the change of control, an executive becomes entitled to severance benefits under the agreement, the agreement cannot be terminated. The agreements were further amended on July 14, 2008 to modify certain of the employees’ post-termination benefits, which are included in the discussion below.

Change in Control. Change in control is defined as any of the following occurrences:

•	Edge is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Edge);

•

Edge is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of Edge before such transaction will cease to constitute a majority of the board;

•

any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of Edge’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of Edge before such transaction cease to constitute a majority of the board; or

•

Edge sells all or substantially all of the assets of Edge to any other person or entity (other than a wholly-owned subsidiary of Edge) in a transaction that requires Edge stockholder approval pursuant to the Texas Business Corporation Act.

Involuntary Termination. An involuntary termination means any termination of employment with Edge other than:

•	resignation by the executive (other than a resignation at the request of Edge or a resignation in connection with a change in duties described below);

•	termination by Edge for cause (which is the same as described for purposes of Mr. Elias’ employment agreement above)

•	termination due to disability, as defined for purposes of Edge’s long-term disability plan;

•	termination due to death; and

•

in the case of Mr. Elias, his retirement, which is defined as his voluntary resignation (other than a resignation within 60 days after the date he receives notice of a change in duties or a resignation at the request of Edge).

As amended for Section 409A, if an executive (other than Ms. Hink) has notified Edge of the existence of a change in duties (as defined below) within 90 days of its initial existence and Edge has not cured the condition within 30 days after such notice is provided (the “change in control correction period”), then a resignation of the executive is an involuntary termination if it occurs within 30 days after the expiration of the change in control correction period. A change in duties means the occurrence, within two years after a change in control, of any one of the following:

•	a significant reduction in the duties of the executive;

•	a material reduction in the executive’s annual salary;

•	a change in location of executive’s principal place of employment by Edge by more than 50 miles; and

•	in the case of Mr. Elias, Edge’s failure to reappoint him to the positions of Chief Executive Officer and Chairman of the Board.

In addition, Ms. Hink’s agreement also provides that a change of duties occurs upon (1) her receipt of employee benefits that are materially inconsistent with the benefits provided by Edge to executives with comparable duties and (2) the reduction of her annual salary or target opportunity under any bonus or incentive compensation plan.

Severance Benefits. Pursuant to such agreements, if the executive officers’ employment by Edge is subject to an involuntary termination occurring within two years after a change in control of Edge, the executive officer is entitled to receive:

•

a severance amount equal to 2.99 times the sum of his annual salary and target annual bonus in the case of Mr. Elias, 2.0 times the sum of their annual salary and target annual bonus in the case of each of Messrs. Tugwell and MacLeod and 1.5 times the sum of her annual salary and targeted annual bonus in the case of Ms. Hink (in each case, the “severance amount”);

•

for Mr. Elias, the portion of the severance amount attributable to his target bonus shall be paid in a lump sum within five days of his termination. In addition, a lump sum amount equal to the portion of the severance amount that exceeds the benefit payable under Mr. Elias’ employment agreement shall be paid in a lump sum within five days of his termination. The remaining portion of the severance amount shall be paid as specified in Mr. Elias’ employment agreement. Messrs. Tugwell and MacLeod shall be paid their severance amounts in a lump sum within five days of termination and Ms. Hink shall be paid her severance amount in a lump sum within five days of termination provided she is not deemed to be a “specified employee” under Section 409A;

•	full vesting of any outstanding incentive awards (such as restricted stock grants) that had not previously vested or otherwise become exercisable;

•	continued medical, dental and vision coverage for 18 months at active employee premium rates;

•	if still not reemployed after 18 months, a cash lump sum payment in an amount equal to 18 times the monthly amount that Edge pays to subsidize medical coverage for active employees;

•	for executive officers other than Mr. Elias, a $2,000 lump sum payment to help defray the employee’s cost of obtaining post-termination life and accidental death and dismemberment insurance;

•	reimbursement for outplacement services up to $6,000; and

•	a tax gross-up payment designed to keep the employee whole with respect to any excise taxes imposed by Section 4999 of the Code.

When Mr. Elias’ severance agreement was amended and restated to comply with Section 409A, it was also amended to clarify that in the event severance benefits would otherwise be payable under both the severance agreement and any other plan or agreement, including his employment agreement, Mr. Elias has agreed that he will receive only the benefits specified under his severance agreement and the continuation of certain term life insurance as provided for under his employment agreement.

Restricted Stock Awards

When a restricted stock award is made by Edge, including those made to the executive officers, under the Incentive Plan, a restricted stock award agreement is entered into between Edge and the individual. The award agreements provide for accelerated vesting of restricted stock at termination of employment if termination is:

•	by Edge without cause, as described below;

•	by the executive for good reason, as described below;

•	due to death; or

•

due to disability (in the case of Mr. Elias, as defined in his employment agreement and in the case of Messrs. Tugwell and MacLeod and Ms. Hink as defined in good faith by Edge and/or by Edge’s long-term disability plan).

Under the award agreements, “cause” is defined as (1) having the same meaning as defined in any written employment agreement covering the subject employee or, in the absence of an employment agreement, (2) any of the following:

•	conviction in a court of competent jurisdiction of any felony or a crime involving moral turpitude;

•	the employee’s knowing failure or refusal to follow reasonable instructions, policies, standards and regulations of either the board or Edge;

•	continued failure or refusal to faithfully and diligently perform his or her duties of employment;

•	continuously conducting himself or herself in an unprofessional, unethical, immoral or fraudulent manner; or

•	exhibiting conduct that discredits Edge or is detrimental to the reputation, character and standing of Edge.

Under the award agreements, “good reason” is defined as (1) having the same meaning as defined in any written employment agreement covering the subject employee or, if such agreement exists but that term is not defined, but the agreement contains a provision permitting the executive to voluntarily terminate employment upon the occurrence of certain events on terms substantially equal to a termination by Edge without cause, good reason shall mean any of those events, or, in the absence of an employment agreement provision, (2) any of the following:

•	reduction in annual rate of salary;

•

failure by Edge to continue an employee benefit plan or Edge taking action to adversely affect the employee’s participation in the benefit plan (unless such action adversely affects the senior management of Edge generally);

•	assignment to the employee of materially more oppressive or onerous duties;

•	relocation of the office more than 20 miles from the current location; or

•

failure of Edge to obtain the assumption in writing of Edge’s obligations under the award agreement prior to a reorganization, merger, consolidation, disposition of all or substantially all assets or similar transaction in which Edge is not the survivor.

Termination of Employment by Edge for Cause or by the Employee Other than for Good Reason. If an executive officer terminates employment voluntarily, and not for good reason, any restricted stock awarded to the executive officer that has not previously vested is forfeited.

Termination and Change of Control Benefit Tables

Under the individual agreements with the executive officers described above that address their termination of employment, each executive officer would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment and would depend upon the circumstances of the executive officer’s separation from Edge. The tables reflect amounts payable under the agreements assuming a termination of employment occurred on July 31, 2008.

John W. Elias. The following table shows the potential payments upon termination for John W. Elias, Edge’s Chairman, President and Chief Executive Officer, as if such termination had occurred on July 31, 2008.

	By Mr. Elias			By Edge			Disability or Death ($)
	Resignation or Retirement	For Good Reason Without Change in Control ($)	Due to Change in Duties Following Change in Control(1) ($)	Without Cause ($)	Without Cause Following Change in Control ($)	For Cause
Salary(2)	—	916,802	—	916,802	—	—	916,802
Incentive Bonus(3)	—	151,667	—	151,667	—	—	151,667
Cash Severance(4)	—	—	1,973,400	—	1,973,400	—	—
Equity(5)	—	123,360	123,360	123,360	123,360	—	123,360
Health & Welfare(6)	—	32,683	55,939	32,683	55,939	—	32,683
Outplacement Svc.	—	—	6,000	—	6,000	—	—
Tax Gross Up	—	—	649,834	—	649,834	—	—

Total	—	1,224,512	2,808,533	1,224,512	2,808,533	—	1,224,512

(1)	Resignation is required to be given within 30 days after the expiration of the change in control correction period, as defined above in “—Severance Agreements—Involuntary Termination.”
(2)	Termination under Mr. Elias’ employment agreement will result in payments according to the payment schedule discussed above in “—Employment Agreement with Mr. Elias—Termination Benefits.”
(3)	This value is based upon Mr. Elias’ target bonus of 65% of base salary for 2007 and is included separately from the cash severance amount only to illustrate payments required to be made under his employment agreement. His employment agreement provides that such payment be prorated for months of service during the year; assuming termination of employment on July 31, 2008, 58% of the target bonus amount ($151,667) would be payable. Any termination of employment would result in payment of the target bonus on the later of (i) five days following the termination date or (ii) January 1, 2009.
(4)	Cash severance payments are payable upon a qualified termination of employment following a change of control and are defined as 2.99 times the sum of Mr. Elias’ current salary plus his targeted bonus opportunity.
(5)	Represents the potential value of accelerated vesting of shares of restricted stock that have been awarded to Mr. Elias but were unvested as of July 31, 2008 (24,000 shares) based upon the closing share price on July 31, 2008 ($5.14). All stock option awards held by Mr. Elias are fully vested, so no amount is included for early vesting.
(6)	Includes an approximate cost to Edge to continue payment of supplemental life insurance premiums in the amount of $9,427 if termination benefits are paid under Mr. Elias’ employment agreement, which amount may not be due upon Mr. Elias’ death.

John O. Tugwell. The following table shows the potential payments upon termination of employment for John O. Tugwell, Edge’s Executive Vice President and Chief Operating Officer, as if such termination had occurred on July 31, 2008.

	By Mr. Tugwell			By Edge			Disability or Death ($)
	Resignation or Retirement	For Good Reason Without Change in Control ($)	Due to Change in Duties Following Change in Control(1) ($)	Without Cause ($)	Without Cause Following Change in Control ($)	For Cause
Cash Severance(2)	—	—	787,200	—	787,200	—	—
Equity(3)	—	214,852	214,852	214,852	214,852	—	214,852
Health & Welfare	—	—	61,920	—	61,920	—	—
Outplacement Svc.	—	—	6,000	—	6,000	—	—

Total	—	214,852	1,069,972	214,852	1,069,972	—	214,852

(1)	Resignation is required to be given within 30 days after the expiration of the change in control correction period, as defined above.
(2)	Cash severance payments are payable upon a qualified termination of employment following a change of control and are defined as 2.00 times the sum of Mr. Tugwell’s current salary plus his targeted bonus opportunity.
(3)	Represents the potential value of accelerated vesting of shares of restricted stock that have been awarded to Mr. Tugwell but were unvested (41,800 shares) as of July 31, 2008 based upon the closing share price on July 31, 2008 ($5.14). All stock option awards held by Mr. Tugwell are fully vested, so no amount is included for early vesting.

C.W. MacLeod. The following table shows the potential payments upon termination of employment for C.W. MacLeod, Edge’s Senior Vice President Business Development and Planning and Acting Chief Financial Officer, as if such termination had occurred on July 31, 2008.

	By Mr. MacLeod			By Edge			Disability or Death ($)
	Resignation or Retirement	For Good Reason Without Change in Control ($)	Due to Change in Duties Following Change in Control(1) ($)	Without Cause ($)	Without Cause Following Change in Control ($)	For Cause
Cash Severance(2)	—	—	585,000	—	585,000	—	—
Equity(3)	—	202,516	202,516	202,516	202,516	—	202,516
Health & Welfare	—	—	45,324	—	45,324	—	—
Outplacement Svc.	—	—	6,000	—	6,000	—	—

Total	—	202,516	838,840	202,516	838,840	—	202,516

(1)	Resignation is required to be given within 30 days after the expiration of the change in control correction period, as defined above.
(2)	Cash severance payments are payable upon a qualified termination of employment following a change of control and are defined as 2.00 times the sum of Mr. MacLeod’s current salary plus his targeted bonus opportunity.
(3)	Represents the potential value of accelerated vesting of shares of restricted stock that have been awarded to Mr. MacLeod but were unvested (39,400 shares) as of July 31, 2008 based upon the closing share price on July 31, 2008 ($5.14). All stock option awards held by Mr. MacLeod are fully vested, so no amount is included for early vesting.

Kirsten A. Hink. The following table shows the potential payments upon termination of employment for Kirsten A. Hink, Edge’s Vice President and Chief Accounting Officer and Controller, as if such termination had occurred on July 31, 2008.

	By Ms. Hink			By Edge			Disability or Death ($)
	Resignation or Retirement ($)	For Good Reason Without Change in Control ($)	Due to Change in Duties Following Change in Control(1) ($)	Without Cause ($)	Without Cause Following Change in Control ($)	For Cause
Cash Severance(2)	—	—	327,600	—	327,600	—	—
Equity(3)	—	49,858	49,858	49,858	49,858	—	49,858
Health & Welfare	—	—	59,148	—	59,148	—	—
Outplacement Svc.	—	—	6,000	—	6,000	—	—

Total	—	49,858	442,606	49,858	442,606	—	49,858

(1)	Resignation is required to be given within 60 days after the date Ms. Hink receives notice of a change in duties or a change in duties actually occurs, whichever occurs first.
(2)	Cash severance payments are payable upon a qualified termination of employment following a change of control and are defined as 1.50 times the sum of Ms. Hink’s current salary plus her targeted bonus opportunity.
(3)	Represents the potential value of accelerated vesting of shares of restricted stock that have been awarded to Ms. Hink but were unvested (9,700 shares) as of July 31, 2008 based upon the closing share price on July 31, 2008 ($5.14). Ms. Hink exercised all of her stock options prior to July 31, 2008, so no amount is included for early vesting.

Equity Compensation Plan Information

The following table provides certain information with respect to all of Edge’s equity compensation plans in effect as of December 31, 2007.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted average exercise price of outstanding options, warrants and rights(2) ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
Equity compensation plans approved by security holders	765,482	6.54	243,877
Equity compensation plan not approved by security holders	461,000	5.53	—

Total	1,226,482	5.82	243,877

All amounts set forth opposite “Equity compensation plans approved by security holders” relate to the Incentive Plan. Amounts set forth opposite “Equity compensation plan not approved by security holders” relate to the Amended and Restated Edge Petroleum Corporation Elias Stock Incentive Plan (the “Elias Plan”), which is described below.

(1)

The shares set forth in column (a) are comprised of shares of Edge common stock that may be issued in the future pursuant to currently outstanding options for the purchase of Edge common stock and shares of Edge common stock that may be issued in the future pursuant to currently outstanding restricted stock awards. In the case of restricted stock awards, Edge does not actually issue shares of Edge common stock until and to the extent the awards vest. The amounts set forth in column (a) include 582,882 shares with respect to the Incentive Plan that may be issued in the future pursuant to currently outstanding restricted stock awards.

(2)	The calculations of weighted average exercise prices are exclusive of restricted stock awards. In the case of equity compensation plans approved by security holders, the amount is based solely on options to purchase 182,600 shares of Edge common stock pursuant to the Incentive Plan. In the case of equity compensation plans not approved by security holders, the amount is based on options to purchase 461,000 shares of Edge common stock pursuant to the Elias Plan.
(3)	All of the shares set forth in column (c) with respect to the Incentive Plan may be issued pursuant to stock awards, including stock options, restricted stock grants and stock appreciation rights.

The Elias Plan, which provides for awards of restricted stock and of options for the purchase of Edge common stock, was approved by the Edge board of directors and 475,000 shares of Edge common stock were initially reserved for issuance thereunder, of which no shares remain available for additional awards at December 31, 2007. As of December 31, 2007, options for the purchase of 461,000 shares of Edge common stock and a restricted stock award relating to 14,000 shares of Edge common stock had been made to Mr. Elias under the Elias Plan. The Elias Plan was adopted to induce and retain the employment of Mr. Elias and to stimulate his active interest in the development and financial success of Edge. Mr. Elias’ employment agreement contemplates the issuance to him of options for the purchase of up to 450,000 shares of Edge common stock, all of which options have been issued under the Elias Plan as of December 31, 2007. The Elias Plan provided for the issuance of an initial option award to Mr. Elias for the purchase of 200,000 shares of Edge common stock effective January 8, 1999, which became exercisable in increments of one-third of the shares subject thereto annually beginning on the date of grant, has a term of ten years and an exercise price equal to the fair market value of the Edge common stock on the date of grant. The Elias Plan provides that all subsequent option awards under the Elias Plan, which may be made in the sole discretion of the Board, be of options with a ten-year term, becoming exercisable in full upon the second anniversary of the date of grant and with an exercise price not less than the fair market value of the Edge common stock on the date of grant. Pursuant to the Elias Plan, the Board approved grants of non-qualified stock options to purchase 50,000 shares of Edge common stock effective on or about January 1 of each of the years 2000 through and including 2003. For 2004, options for the purchase of 37,000 shares were issued to Mr. Elias under the Elias Plan and options for the purchase of 13,000 shares were issued to him under the Incentive Plan. All options were granted at an exercise price equal to the fair market value of the Edge common stock on the date of grant. The Elias Plan also provides for an award of 14,000 shares of restricted stock to Mr. Elias effective March 1, 2001, which vested in increments of one-third of the shares subject thereto annually beginning on the first anniversary of grant. An option award to Mr. Elias for the purchase of 24,000 shares of Edge common stock was made from the Elias Plan on April 1, 2002, which became exercisable in full upon the second anniversary of the date of grant at an exercise price equal to the fair market value of the Edge common stock on the date of grant.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information as of August 31, 2008 (except as indicated below) with respect to beneficial ownership of the Edge common stock by: (i) all persons who are the beneficial owner of 5% or more of the outstanding Edge common stock; (ii) each director or nominee for director; (iii) each executive officer of Edge; and (iv) all executive officers and directors of Edge as a group. As of August 31, 2008, 28,694,672 shares of Edge common stock were issued and outstanding. As of August 31, 2008, 2,875,000 shares of Edge’s Series A preferred stock were issued and outstanding. Each share of Edge Series A preferred stock is convertible at any time at the option of the holder thereof into approximately 3.0193 shares of Edge common stock, subject to adjustments. However, upon conversion, Edge has the right to deliver, in lieu of shares of Edge common stock, cash or a combination of cash and shares of Edge common stock. No directors or executive officers of Edge beneficially owned any shares of Edge Series A preferred stock as of August 31, 2008.

Name(1)	Number of Shares of Edge common stock Beneficially Owned	Percent of Common Stock Beneficially Owned
John W. Elias(2)	756,693	2.59%
John O. Tugwell(3)	75,416	*
C.W. MacLeod(4)	43,878	*
Kirsten A. Hink(5)	775	*
Thurmon Andress(6)	29,847	*
Vincent S. Andrews(7)	54,552	*
Jonathan M. Clarkson	11,942	*
Michael A. Creel	15,942	*
John Sfondrini(8)	26,549	*
Robert W. Shower	23,544	*
David F. Work(9)	24,422	*
Mac-Per-Wolf Company(10)	2,226,800	7.76%
Janus Capital Management LLC(11)	2,025,000	7.06%
FMR LLC(12)	2,005,376	6.99%
Janus Small Cap Value Fund(13)	2,000,000	6.97%
Weiss Multi-Strategy Advisers LLC, George A. Weiss and Frederick E. Doucette III(14)	1,500,000	5.23%
Reed Conner & Birdwell LLC(15)	2,241,521	7.81%
All Directors and executive officers as a group (11 persons)(16)	1,063,560	3.63%

*	Less than one percent.
(1)	Except as otherwise noted, each Edge stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.
(2)	Shares shown include (i) 474,000 shares of Edge common stock that could be acquired pursuant to stock options exercisable within 60 days of August 31, 2008 and (ii) 215,000 shares purchased by Mr. Elias’ IRA account pursuant to Edge’s 1999 private placement on the same terms as were applicable to unrelated parties.
(3)	Shares shown include (i) 22,000 shares of Edge common stock that could be acquired pursuant to stock options exercisable within 60 days of August 31, 2008; (ii) 6,000 shares of Edge common stock that Mr. Tugwell will receive within 60 days of August 31, 2008 pursuant to a restricted stock award made in 2006; and (iii) 4,987 shares held in Edge’s 401(k) plan.
(4)	Shares shown include (i) 1,500 shares held by Mr. MacLeod’s IRA account, (ii) 22,000 shares of Edge common stock that could be acquired pursuant to stock options exercisable within 60 days of August 31, 2008; (iii) 6,000 shares of Edge common stock that Mr. MacLeod will receive within 60 days of August 31, 2008 pursuant to a restricted stock award made in 2006; and (iv) 6,213 shares held in Edge’s 401(k) plan.
(5)	Shares shown include (i) 700 shares of Edge common stock that Ms. Hink will receive within 60 days of August 31, 2008 pursuant to a restricted stock award made in 2005 and (ii) 75 shares held in Edge’s 401(k) plan.

(6)	Shares shown include (i) 8,000 shares of Edge common stock that could be acquired pursuant to stock options exercisable within 60 days of August 31, 2008; and (ii) 4,000 shares of Edge common stock held by Andress Oil & Gas LP, a limited partnership of which Mr. Andress serves as managing partner. Mr. Andress may be deemed the beneficial owner of the shares of Edge common stock beneficially owned by Andress Oil & Gas LP. Mr. Andress disclaims such beneficial ownership except to the extent of his pecuniary interest in such limited partnership.
(7)	Shares shown include (i) 15,000 shares of Edge common stock beneficially owned by Mr. Andrews’ wife, (ii) 3,568 shares held by Mr. Andrews’ children and (iii) 21,300 shares that could be acquired pursuant to stock options exercisable within 60 days of August 31, 2008. Mr. Andrews may be deemed the beneficial owner of the shares of Edge common stock beneficially owned by his wife and children. Mr. Andrews disclaims such beneficial ownership. 15,000 of the shares that are held by Mr. Andrews’ wife are subject to a margin account.
(8)	Shares shown include (i) 450 shares of Edge common stock held by Edge Holding Company, a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners and (ii) 4,998 shares held by Mr. Sfondrini’s children. Mr. Sfondrini may be deemed the beneficial owner of the shares held by Edge Holding Company and his children. Mr. Sfondrini disclaims such beneficial ownership. 21,101 of the shares that are held by Mr. Sfondrini are pledged as collateral for a loan.
(9)	Shares shown include 8,000 shares of Edge common stock that could be acquired pursuant to stock options exercisable within 60 days of August 31, 2008.
(10)	The business address of this beneficial holder is 311 S. Wacker Dr., Suite 6000, Chicago, Illinois 60606. The information regarding Mac-Per-Wolf Company is based on a filing made with the SEC reflecting beneficial ownership of the Edge common stock as of December 31, 2007. Shares shown include 201,800 shares of Edge common stock beneficially owned with sole voting and dispositive power, and 2,025,000 shares of Edge common stock beneficially owned with shared voting and dispositive power. The shared voting and dispositive shares of Edge common stock are held by Perkins, Wolf, McDonnell and Company, LLC (“PWMC”), a subsidiary of Mac-Per-Wolf Company. Those shares have also been included in the shares beneficially owned by Janus Capital Management LLC, a minority owner of PWMC (see Note 11).
(11)	The business address of this beneficial holder is 151 Detroit Street, Denver, Colorado 80206. The information regarding Janus Capital Management LLC and Janus Small Cap Value Fund (included in Notes 11 and 13) is based on a filing made with the SEC reflecting beneficial ownership of the Edge common stock as of December 31, 2007. Shares shown include 2,025,000 shares of Edge common stock held by PWMC, a company in which Janus Capital Management LLC has an indirect 30% ownership stake (see Note 10).
(12)	The business address of this beneficial holder is 82 Devonshire Street, Boston, Massachusetts 02109. The information regarding FMR LLC is based on a filing made with the SEC reflecting beneficial ownership of the Edge common stock as of December 31, 2007.
(13)	The business address of this beneficial holder is 151 Detroit Street, Denver, Colorado 80206. The information regarding Janus Small Cap Value Fund and Janus Capital Management LLC (included in Notes 11 and 13) is based on a filing made with the SEC reflecting beneficial ownership of the Edge common stock as of December 31, 2007.
(14)	The business address of these beneficial holders is One State Street, 20th Floor, Hartford, CT 06103. The information regarding Weiss Multi-Strategy Advisers LLC, George A. Weiss and Frederick E. Douchette III is based on a filing made reflecting beneficial ownership of the Edge common stock as of June 17, 2008. Shares shown consist of 1,027,900 shares of Edge common stock beneficially owned with shared voting power and 1,500,000 shares of Edge common stock beneficially owned with shared dispositive power.
(15)	The business address of this beneficial holder is 11111 Santa Monica Blvd., Suite 1700, Los Angeles, California 90025. The information regarding Reed Conner & Birdwell, LLC is based on a filing made on August 12, 2008 reflecting beneficial ownership of the Edge common stock as of December 31, 2007.
(16)	Shares shown include (i) 553,300 shares of Edge common stock that may be acquired pursuant to stock options exercisable within 60 days of August 31, 2008, and (ii) 12,000 shares of restricted Edge common stock that executive officers will receive within 60 days of August 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Edge’s directors, executive officers and persons who beneficially own 10% or more of Edge common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Edge common stock. Based solely on a review of the copies of such reports furnished to Edge and written representations that no other reports were required, Edge believes that during 2007 all its directors and executive officers and 10% or greater holders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

Director Independence

The Board, at its meeting held on January 29, 2008, determined that all directors of Edge are independent directors within the meaning of Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market, except that Mr. Elias is not independent because he is an employee of Edge, and except that Mr. Sfondrini is not independent because of certain transactions described under “Transactions with Related Persons” below. There are no family relations, of first cousin or closer, among Edge’s directors or executive officers by blood, marriage or adoption.

The Board took into consideration certain relationships, described below, in making its determinations as to which directors are independent. These relationships are not of a nature or significance such that they are required to be disclosed under the requirements applicable to the “Transactions With Related Persons” section of this proxy statement/prospectus. The Board’s opinion was that the following relationships would not interfere with the exercise of independent judgment on the part of the director in carrying out his responsibilities as a director:

•

Mr. Andrews, together with Mr. Sfondrini, control BV Partners Limited Partnership, one of the partnerships involved in a sale of oil and gas assets to Edge described in the “Transactions With Related Persons” section of this proxy statement/prospectus. Mr. Andrews owns no limited partner interest in BV Partners Limited Partnership, and his ownership in the corporate general partner is not material in size or economic value.

•

Two corporations, of which Mr. Andrews is an officer and a member of his immediate family hold ownership interests, own working interests in certain wells and prospects operated by Edge. These working interests bear their share of lease operating costs and royalty burdens on the same basis as Edge. Amounts paid by Edge to these parties represent their pro-rata ownership shares in the particular properties involved. These working interests are immaterial in amount.

•

A limited partnership, of which one of the corporations affiliated with Mr. Andrews is the general partner, holds overriding royalty interests with respect to Edge’s working interest in certain wells and prospects. As a result Edge pays royalties to these parties. These overriding royalty interests are immaterial in amount.

Transactions With Related Persons

Purchases of Oil and Gas Properties from Affiliates

Edge was a defendant, along with other working interest owners in certain wells, in a lawsuit filed in Louisiana generally relating to whether or not the actions of the operator (a predecessor of Anadarko Petroleum) of those wells, were those of a prudent operator and/or negligent, thereby causing damage to the plaintiffs. Of the 18.75% after-payout working interest that was originally reserved in the relevant leases, Edge owned an approximate 2.8% working interest at the time of the alleged acts or omissions. In September 2005, Edge filed a third-party demand to join the other working interest owners who own the remainder of the 18.75% working interest as third-party defendants in this case. These third-parties consist, for the most part, of partnerships that are directly or indirectly controlled by John Sfondrini, and hold an aggregate 14.797% working interest (the “Sfondrini Partnerships”). The Sfondrini Partnerships consist of (1) Edge Group Partnership, a general partnership composed of limited partnerships of which Mr. Sfondrini and a company controlled by Mr. Sfondrini are general partners; (2) Edge Option I Limited Partnership, Edge Option II Limited Partnership and Edge Option III Limited Partnership, limited partnerships of which Mr. Sfondrini and a company controlled by Mr. Sfondrini are general partners; and (3) BV Partners Limited Partnership, a limited partnership of which a company controlled by Mr. Sfondrini is general partner. Mr. Sfondrini serves as a manager of each of the Sfondrini Partnerships, for which he receives management fees. Other than an approximately 20% ownership interest in Edge Group Partnership, his ownership interests in the Sfondrini Partnerships are not material in size or economic value.

Broussard Plaintiff Settlement

On December 19, 2006, Edge, along with the other defendants, reached a settlement agreement with plaintiffs holding 72% of the total claims in the suit (the “Broussard Plaintiffs”) in full settlement of their claims. Edge’s share of this settlement totaled $208,000 and the Sfondrini Partnerships’ share totaled $1,109,759. The settlement with the Broussard Plaintiffs was finalized on February 1, 2007, and the defendants, including Edge and the third-party defendants including the Sfondrini Partnerships, were released from all claims by the Broussard Plaintiffs.

In order to facilitate the settlement, Edge purchased certain oil and gas properties from certain of the Sfondrini Partnerships (as the Sfondrini Partnerships collectively had sufficient assets, but not sufficient cash, available to finance the settlement), with the proceeds of such sale and purchase generally being directed to payment of the Broussard settlement, in full satisfaction of the Sfondrini Partnerships’ share of such settlement. The valuations of the interests of the Sfondrini Partnerships purchased by Edge and the interests contributed to Edge Group Partnership by BV Partners and Edge Option I, II and III Limited Partnerships, as discussed below, were arrived at using a PV-10 model and assuming $7.50/MMBtu gas and $60/BBl oil, which Edge believed represented current pricing levels for oil and gas properties at the time, and were agreed to by Edge and Mr. Sfondrini, on behalf of the Sfondrini Partnerships. Any excess value that accrues to these interests due to any future increasing product price or other reasons would benefit Edge.

The oil and natural gas properties that Edge purchased from the Sfondrini Partnerships and their respective purchase prices are as follows:

(1)	100% of each of Edge Group Partnership’s, Edge Option I Limited Partnership’s, Edge Option II Limited Partnership’s and Edge Option III Limited Partnership’s interest in the Ilse Miller No. 2 Well and leases, Wharton County, Texas, for a total combined value of $51,243.

(2)	100% of each of Edge Group Partnership’s, Edge Option I Limited Partnership’s, Edge Option II Limited Partnership’s and Edge Option III Limited Partnership’s interest in the Wm Baas 2-16 No. 1 Well and leases, Monroe County, Alabama, for a total combined value of $14,407.

(3)	55.953% of Edge Group Partnership’s interest in certain wells and leases in Edge’s Austin and Nita prospects, for a total value of $1,044,109.

In the purchase and sale transaction between Edge and the Sfondrini Partnerships, BV Partners Limited Partnership, whose share of the Broussard settlement amount was $186,000 (as determined by Edge and Mr. Sfondrini on behalf of the BV Partners Limited Partnership), did not sell any assets to Edge and did not have sufficient funds to satisfy its share of the settlement amount. In addition, the Edge Option I, II and III Limited Partnerships did not have sufficient assets to satisfy their respective 0.34%, 0.34% and 2.25% shares of the settlement amount, which Edge and Mr. Sfondrini determined to be $25,750, $25,750 and $169,102, respectively. The shortfall amounts of Edge Option I, II and III Limited Partnerships were, net of assets that they sold to Edge, determined by Edge and Mr. Sfondrini to be $24,333, $24,333 and $163,276, respectively. As a result, Edge Group Partnership sold additional properties (over the amount necessary to fund its portion of the settlement) to Edge at fair market value in an amount sufficient to allow it to have proceeds from such sale to fund BV Partners Limited Partnership’s share of the settlement and the remaining shortfall amounts owed by Edge Option I, II and III Limited Partnerships. These properties are included in the amounts set forth above as being purchased by Edge from the Sfondrini Partnerships. In return, BV Partners and Edge Option I, II and III Limited Partnerships contributed all of their interest in the Bayou Vermilion Prospect leases and the Trahan No. 3 well located thereon to Edge Group Partnership. The fair market value of these interests contributed to Edge Group by BV Partners Limited Partnership and Edge Option I, II and III Limited Partnerships were determined by Edge and Mr. Sfondrini on behalf of such partnerships to be $27,793, $3,847, $3,847 and $25,263, respectively.

Montet Plaintiff Settlement

Edge and the other oil company defendants participated in a mediation regarding the remaining claims in this lawsuit with the Montet plaintiffs on May 10, 2007. All remaining claims were settled for a total agreed payment to the Montet plaintiffs of $3.5 million. Edge’s and the Sfondrini Partnerships’ share of the settlement amount were $118,333 and $502,917, respectively, for a total of $621,250, which amounts were paid by insurance. As part of the settlement, Mid-Continent Casualty Company and one other insurer agreed to cover and pay the full share of the Montet settlement amount attributable to Edge and the Sfondrini Partnerships in return for mutual releases under the policies involved and for a joint dismissal of all claims asserted by the parties in the suit for declaratory judgment filed by Mid-Continent against Edge and the Sfondrini Partnerships in federal district court in Houston. Also as part of the settlement, Edge reimbursed the Sfondrini Partnerships for certain attorneys’ fees in the amount of $62,500. The settlement with the Montet plaintiffs was finalized in writing in June 2007, all defendants have paid their respective shares of the amounts owed, and the court entered an order to dismiss on August 3, 2007. A final judgment dismissing all claims with prejudice was filed on June 29, 2007 in the related Mid-Continent suit for declaratory judgment in federal district court in Houston.

Affiliates’ Ownership in Prospects

The transactions described below were carried out with parties that may be deemed to be affiliates, and it is possible that Edge would have obtained different terms from a truly unaffiliated third party.

The following parties own certain working interests in Edge’s Nita and Austin Prospects and certain other wells and prospects operated by Edge: (1) Edge Group Partnership, a general partnership composed of three limited partnerships of which Mr. Sfondrini and a company wholly owned by Mr. Sfondrini are general partners; (2) Edge Holding Company, L.P., a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners; and (3) Essex Royalty Joint Venture I (“Essex I”) and Essex Royalty Joint Venture II (“Essex II”), both being joint venture partnerships of which Mr. Sfondrini and a company wholly owned by Mr. Sfondrini are managers. These working interests, as of December 31, 2007, aggregate 20.35% in the Austin Prospect, 8.94% in the Nita Prospect and are negligible in other wells and prospects. These working interests bear their share of lease operating costs and royalty burdens on the same basis as Edge. Amounts paid by Edge to these parties represent their respective pro-rata ownership shares in the particular properties involved. During the first eleven months of 2007, Essex I and Essex II also owned royalty and overriding royalty interests in various wells operated by Edge, with the combined royalty and overriding royalty interests of Essex I and Essex II not exceeding 6.2% in any one such well or prospect. In November 2007, Essex I and Essex II disposed of these remaining royalty and overriding royalty interests in wells operated by Edge. Certain working interests, royalty interests and overriding royalty interests of Edge Holding Company, LP and Edge Group Partnership in the Austin Prospect in properties not operated by Edge were sold in February 2008. The gross amounts distributed or accrued to these persons and entities by Edge in 2007 on account of their proportionate ownership interests (including net revenue, royalty and overriding royalty interests) and the amounts these same parties paid to Edge for their respective share of lease operating expenses and other costs is set forth in the following table:

Owner	Total Amounts Paid by Edge to Owners in 2007 including Overriding Royalty*	Lease Operating Expenses Paid to Edge by Owners in 2007
Edge Group Partnership	$683,996	$683,996
Edge Holding Company, L.P.	179,084	137,593
Essex I	13,366	—
Essex II	193,181	156,995

Total	$1,069,627	$978,584

*	Amounts include royalty income in addition to working interest income.

Related Party Transaction Policies and Procedures

As set forth in writing in the Audit Committee Charter, related party transactions are subject to review and approval by the Audit Committee to the extent required by NASDAQ rules. For this purpose, related party transactions are transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. In order to identify related party transactions, among other measures, Edge requires its directors and executive officers to complete questionnaires identifying transactions with Edge in which the officer or director or their family members may have an interest. In addition, Edge’s Code of Ethics for employees, directors and officers requires employees to disclose possible conflicts of interest to Edge.

PROPOSAL III

APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Edge board of directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of BDO Seidman, LLP as an independent registered public accounting firm to conduct an audit of Edge’s financial statements for the year 2008. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of Edge stockholders, the Edge board of directors has decided to ask Edge’s stockholders to approve this appointment. In accordance with Edge’s bylaws, approval of the appointment of an independent registered public accounting firm will require the affirmative vote of a majority of the shares of Edge common stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

Representatives of BDO Seidman, LLP will attend the annual meeting and will be available to respond to questions that may be asked by Edge stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

If the proposed merger of Chaparral and Edge is completed, then Edge will be merged into a subsidiary of Chaparral and will cease to exist.

The Edge board of directors recommends that Edge common stockholders vote FOR the appointment of BDO Seidman, LLP as Edge’s independent registered public accounting firm.

Independent Public Accountants’ Fees

BDO Seidman, LLP billed Edge as set forth in the table below for professional services rendered for the audit of Edge’s annual financial statements for the years ended December 31, 2007 and 2006, respectively, and for the reviews of Edge’s quarterly financial statements included in Edge’s Quarterly Reports on Form 10-Q for such periods and for work on other SEC filings. Audit-related fees include BDO Seidman, LLP’s due diligence review of acquisitions and audits of acquisitions during the years ended December 31, 2007 and 2006, respectively. All amounts billed by BDO Seidman, LLP were for work performed subsequent to its engagement during 2007 and 2006 and are reflected in the columns below.

	Fiscal 2007	Fiscal 2006
Audit Fees	$592,779	$550,760
Audit-related Fees	$92,797	$466,381
Tax Fees	—	—
Other	—	—

The Audit Committee pre-approved all of the services described above that were provided during the fiscal year ended December 31, 2007 in accordance with the Audit Committee’s policy (discussed below) and the pre-approval requirements of the Sarbanes-Oxley Act. Accordingly, there were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has established a policy for the pre-approval of audit and non-audit services performed for Edge by the independent registered public accounting firm, which also specifies the types of services that the independent registered public accounting firm may and may not provide to Edge. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services such as due diligence services pertaining to potential business acquisitions and dispositions, tax services and may also include other services. The term of any pre-approval is 12 months and is generally subject to certain specific budgeted amounts or ratios as determined by the Committee. The Committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services which were addressed in the pre-approval, but exceed pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Committee. The Audit Committee does not delegate its responsibilities concerning pre-approval of services to management. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for services performed to date.

PROPOSAL IV

OTHER BUSINESS

Management does not intend to bring any other business before the meeting. No other matter or nomination for director has been timely submitted to Edge in accordance with the provisions of Edge’s bylaws. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Edge board of directors does not know are to be presented at the meeting by others.

ADDITIONAL INFORMATION

Stockholder Proposals

If the merger is consummated, Edge will no longer have public stockholders and there will be no public participation in any future meeting of the equity owners of Chaparral Exploration, the company into which Edge will merge. If the merger is not consummated, however, Edge expects to hold a 2009 annual meeting of stockholders.

Edge’s bylaws require written notice to be delivered to the Secretary of Edge by an Edge stockholder:

•

in the event of business to be brought by an Edge stockholder before an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of Edge stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•	in the event of nominations of persons for election to the Edge board of directors by any Edge stockholder,

•

with respect to an election to be held at the annual meeting of Edge stockholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of Edge stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•

with respect to an election to be held at a special meeting of Edge stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to Edge stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

If the date of the 2009 annual meeting of Edge stockholders is not more than 30 days before or more than 60 days after the first anniversary of the date of the 2008 annual meeting, Edge stockholders who wish to nominate directors or to bring business before the 2009 annual meeting of Edge stockholders must so notify Edge no later than June 25, 2009. Such notice must set forth specific information regarding such Edge stockholder and such business or director nominee, as described in Edge’s bylaws. Edge’s bylaws also provide for certain procedures to be followed by Edge stockholders in nominating persons for election to the Edge board of directors.

Compliance with the above will generally result in a proposal that is proper business (or director nomination) being eligible to be brought before the Edge stockholders for voting upon at the annual meeting. However, compliance with these requirements does not mean that Edge is required to include the proposal in the proxy solicitation material that Edge prepares and distributes. In order for an Edge stockholder to require that a proposal be included by Edge in its proxy statement and proxy card, the Edge stockholder must satisfy the requirements of Rule 14a-8 under the Exchange Act, in addition to the requirements of Edge’s bylaws. Rule 14a-8 addresses when a company must include an Edge stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of Edge stockholders. Under Rule 14a-8, proposals that Edge stockholders intend to have included in Edge’s proxy statement and form of proxy for the 2009 annual meeting of Edge stockholders must be received by Edge no later than May 18, 2009. However, if the date of the 2009 annual meeting of Edge stockholders changes by more than 30 days from the first anniversary of the date of the 2008 annual meeting of Edge stockholders, the deadline by which proposals must be received is a reasonable time before Edge begins to print and mail its proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to Edge stockholders if it differs from the date set forth above. Stockholder proposals must also be otherwise eligible for inclusion.

Annual Report on Form 10-K

Edge’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, is being mailed to its stockholders with this proxy statement/prospectus. Edge will provide to any Edge stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2007, as amended. Please direct any such requests to Edge’s Corporate Secretary at Edge’s principal executive offices, 1301 Travis, Suite 2000, Houston, Texas 77002, telephone number (713) 654-8960.

Important

To ensure the representation of Edge stockholders and a quorum for the transaction of business at the Edge annual meeting, including consideration of the adoption of the merger agreement, each Edge stockholder is urged to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card if eligible to do so.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements of Chaparral are based on the audited and unaudited historical consolidated financial statements of each of Chaparral and Edge which include, in the opinion of the management of both companies, all adjustments necessary to present fairly the results for the periods and as of the date presented. The historical consolidated financial information has been adjusted to give pro forma effect to the following events:

•	the merger and the Chaparral Restructuring;

•

the closing of Chaparral’s new secured credit facility (assuming the interest rate under Chaparral’s new secured credit facility is the same as the interest rate under the Chaparral existing secured credit facility) and the retirement of Chaparral’s and Edge’s existing secured credit facilities; and

•

the sale of $150 million of the Chaparral Series B preferred stock and the application of the net proceeds from such sale to pay down amounts that would have otherwise been outstanding under Chaparral’s new secured credit facility.

However, the unaudited pro forma condensed combined financial statements do not give effect to the impact, if any, of asset dispositions, cost savings or integration costs as a result of the merger. The following unaudited pro forma condensed combined balance sheet at June 30, 2008 and unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2008 and the year ended December 31, 2007 should be read in conjunction with the December 31, 2007 audited historical financial statements of Chaparral and Edge and the related notes, as well as the unaudited June 30, 2008 historical financial statements of Chaparral and Edge and the related notes, all of which are either included or incorporated by reference into this proxy statement/prospectus. See the historical consolidated financial statements of Chaparral and the accompanying notes beginning on page F-1 of this proxy statement/prospectus and “Where You Can Find More Information” on page 235.

The merger is structured as an all-stock transaction. The merger agreement contemplates that Edge will merge with and into Chaparral Exploration, with Chaparral Exploration surviving the merger as a direct wholly owned subsidiary of Chaparral. In the merger, the holders of Edge common stock will receive 0.2511 shares of Chaparral common stock for each share of Edge common stock they hold, plus cash for any fractional shares of Chaparral common stock they would otherwise receive in the merger. The holders of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock they hold. Immediately following the consummation of the merger, existing Chaparral common stockholders will own approximately 86 percent of the outstanding common stock of Chaparral and the former Edge common stockholders will own approximately 14 percent of the outstanding common stock of Chaparral, treating all in-the-money options to acquire Edge common stock as if they have been exercised for Chaparral common stock. Former holders of Edge Series A preferred stock will own all of the outstanding Chaparral Series A preferred stock.

In addition, each option to purchase a share of Edge’s common stock that is outstanding as of the effective time of the merger will be assumed by Chaparral and will be converted into the right to purchase 0.2511 shares of Chaparral common stock at an adjusted exercise price. Each share of restricted stock and each unit with respect to Edge’s common stock will become fully vested immediately prior to the effective time of the merger and will be converted into 0.2511 shares of Chaparral common stock, plus cash for any fractional shares.

The consideration paid by Chaparral to consummate the merger will be allocated to Edge’s assets and liabilities based upon their estimated fair values as of the date of the consummation of the merger. The allocation included below is based upon preliminary valuations and other assessments that have not progressed to a stage where there is sufficient information to make a definitive allocation. The purchase price and the allocation of the purchase price are dependent upon a final determination of the fair value of Edge’s assets and liabilities as of the date of the consummation of the merger. Accordingly, the pro forma purchase price adjustments are subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Final determinations of fair value may differ materially from those presented herein.

The unaudited pro forma condensed combined results of operations do not include any anticipated operating synergies from the elimination of duplicative costs and overlapping functions that management believes will be specifically identified during the integration planning process or after the consummation of the merger. One-time combination costs required to complete the merger and implement the savings are expected to be incurred, and, if related to the operations of Edge, may be included as part of the final purchase price allocation or may be expensed.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred had the transaction been consummated as of January 1, 2007 for purposes of the unaudited pro forma condensed combined statements of operations or as of June 30, 2008 for purposes of the unaudited pro forma condensed combined balance sheet, nor are they necessarily indicative of future results.

The unaudited pro forma condensed combined balance sheet has been prepared as if the merger had been consummated on June 30, 2008, while the unaudited pro forma condensed combined statements of operations have been prepared as if the merger and formation of Chaparral Exploration had occurred on January 1, 2007. The preliminary purchase price allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed, as described above. The estimated purchase price of approximately $478 million has been calculated as follows (in thousands except per share amounts and ratios):

Number of shares of Edge common stock outstanding at July 14, 2008	28,684
Number of shares of Edge common stock to be issued upon vesting of Edge restricted stock units(1)	459

29,143
Conversion ratio	0.2511

Estimated number of shares of Chaparral common stock to be issued	7,318
Assumed per share market price of Chaparral common stock to be issued(2)	$20.23

Estimated aggregate value of Chaparral common stock to be issued(3)	$148,046
Estimated fair value of in-the-money Edge options to purchase Edge common stock outstanding as of June 30, 2008 that will be converted into Chaparral common stock(3)	202
Estimated fair value of Edge Series A preferred stock outstanding as of July 14, 2008(4)	83,778
Estimated M&A advisory fees	5,300
Estimated legal fees	500
Repayment of Edge existing secured credit facility	240,000

Estimated purchase price	$477,826

(1)	Based on the number of Edge restricted stock units outstanding at July 14, 2008.

(2)	Based on the average closing price of Edge’s common stock on NASDAQ for the two days before, the day of and the two days after the announcement of the merger on July 15, 2008, divided by the common exchange ratio.

(3)	Calculated based on whole numbers.

(4)	Based on the average closing price of Edge’s Series A preferred stock on NASDAQ for the two days before, the day of and the two days after the announcement of the merger on July 15, 2008.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2008

	Historical					Pro Forma Chaparral Combined
(Dollars in thousands)	Chaparral	Edge	Adjustments
Current assets:
Cash and cash equivalents	$18,995	$12,455	$—			$31,450
Accounts receivable, net	88,210	30,342	—			118,552
Deferred income taxes	69,009	24,978	—			93,987
Other current assets	22,638	3,696	2,056	(b	)	28,390

Total current assets	198,852	71,471	2,056			272,379

Property and equipment including oil and natural gas properties, net	1,455,120	686,571	(147,278)	(a	)	1,994,413
Other assets	52,247	2,753	11,612	(a	)(b)	66,612
Deferred income taxes	69,659	—	—			69,659

Total assets	$1,775,878	$760,795	$(133,610)			$2,403,063

Current liabilities:
Accounts payable and accrued liabilities	$154,503	$31,486	—			$185,989
Current maturities of long-term debt and capital leases	9,962	—	—			9,962
Derivative instruments	221,226	67,981	—			289,207

Total current liabilities	385,691	99,467	—			485,158

Long-term debt and capital leases, less current maturities	502,402	240,000	(128,750)	(a	)(c)	613,652
Senior notes, net	647,580	—	—			647,580
Derivative instruments	321,106	11,657	—			332,763
Asset retirement obligations	30,971	5,892	—			36,863
Other non-current liabilities	2,515	102	—			2,617
Deferred income taxes	—	15,703	480	(a	)	16,183

Total liabilities	1,890,265	372,821	(128,270)			2,134,816
Preferred stock, Series B			150,000	(c	)	150,000
Stockholders’ equity:
Preferred stock, Series A	—	29	—			29
Common stock	9	286	228	(c	)	523
Additional paid in capital	100,918	423,140	(187,107)	(a	)(c)(d)	336,951
Retained earnings (accumulated deficit)	43,071	(35,481)	31,539	(b	)(d)	39,129
Accumulated other comprehensive loss	(258,385)	—	—			(258,385)

Total stockholders equity	(114,387)	387,974	(155,340)			118,247

Total liabilities and stockholders’ equity	$1,775,878	$760,795	$(133,610)			$2,403,063

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2008

	Historical					Pro Forma Chaparral Combined
(In thousands, except per share amounts)	Chaparral	Edge	Adjustments
Revenues:
Oil and gas sales	$278,696	$96,076	$—			$374,772
Loss from oil and gas hedging activities	(89,355)	(85,957)	85,957	(e	)	(89,355)
Service company sales	16,275	—	—			16,275

Total revenues	205,616	10,119	85,957			301,692
Costs and expenses:
Lease operating	54,082	8,413	—			62,495
Production and ad valorem taxes	18,516	5,482	—			23,998
Depreciation, depletion and amortization	48,588	48,893	(19,464)	(f	)	78,017
General and administrative	14,081	9,212	—			23,293
Service company expenses	15,332	—	—			15,332

Total costs and expenses	150,599	72,000	(19,464)			203,135

Operating income (loss)	55,017	(61,881)	105,421			98,557

Non-operating income (expense):
Interest expense	(42,621)	(6,986)	2,213	(g	)	(47,394)
Non-hedge derivative losses	(67,181)	—	(85,957)	(e	)	(153,138)
Other income	1,154	101	—			1,255

Net non-operating expense	(108,648)	(6,885)	(83,744)			(199,277)

Loss before income taxes	(53,631)	(68,766)	21,677			(100,720)
Income tax expense (benefit)	(20,612)	(24,764)	6,418	(h	)	(38,958)

Net loss	(33,019)	(44,002)	15,259			(61,762)
Preferred dividends	—	(4,133)	(4,875)	(i	)	(9,008)

Net loss to common stockholders	$(33,019)	$(48,135)	$10,384			$(70,770)

Basic and diluted loss per share	$(37.65)	$(1.68)				$(1.35)
Basic and diluted weighted average number of common shares outstanding	877	28,609				52,341

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2007

	Historical				Pro Forma Chaparral Combined
(In thousands, except per share amounts)	Chaparral	Edge	Adjustments
Revenues:
Oil and gas sales	$365,958	$174,838	$—		$540,796
Loss from oil and gas hedging activities	(28,140)	(13,938)	13,938	(e)	(28,140)
Service company sales	20,611	—	—		20,611

Total revenues	358,429	160,900	13,938		533,267
Costs and expenses:
Lease operating	104,469	17,078	—		121,547
Production and ad valorem taxes	26,216	13,118	—		39,334
Depreciation, depletion and amortization	85,842	91,718	(31,895)	(f)	145,665
General and administrative	21,838	17,494	—		39,332
Service company expenses	18,441	—	—		18,441

Total costs and expenses	256,806	139,408	(31,895)		364,319

Operating income	101,623	21,492	45,833		168,948

Non-operating income (expense):
Interest expense	(87,656)	(11,566)	(1,077)	(g)	(100,299)
Non-hedge derivative losses	(23,781)	—	(13,938)	(e)	(37,719)
Other income	2,276	379	—		2,655

Net non-operating expense	(109,161)	(11,187)	(15,015)		(135,363)

Income (loss) before income taxes	(7,538)	10,305	30,818		33,585
Income tax expense (benefit)	(2,745)	3,733	12,003	(h)	12,991

Net income (loss)	(4,793)	6,572	18,815		20,594
Preferred dividends	—	(7,577)	(9,750)	(i)	(17,327)

Net income (loss) available to common stockholders	$(4,793)	$(1,005)	$9,065		$3,267

Basic and diluted earnings (loss) per share	$(5.47)	$(0.04)			$0.06
Basic and diluted weighted average number of common shares outstanding	877	27,613			52,341

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Unaudited pro forma adjustments (dollars in thousands)

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

(a) The estimated purchase price has been assigned to the net assets acquired as follows:

	Edge Historical Net Book Value June 30, 2008	Purchase Price Adjustment		Preliminary Fair Value
Current assets	$71,471	$—		$71,471
Property and equipment, including oil and natural gas properties	686,571	(147,278)	(2)	539,293
Other assets	2,753	(2,390)	(1)	363
Current liabilities	(99,467)	—		(99,467)
Long-term debt	(240,000)	240,000	(3)	—
Derivative financial instruments—long term	(11,657)	—		(11,657)
Other long-term liabilities	(21,697)	(480)	(4)	(22,177)

	$387,974	$89,852		$477,826

(1)	Represents the write off of deferred financing costs related to Edge’s existing secured credit facility. This write off is not reflected in the pro forma condensed combined statements of operations.

(2)	Reflects the preliminary allocation of a portion of the total purchase price to Edge’s oil and natural gas properties.

(3)	Reflects the repayment of Edge’s existing secured credit facility. This entry has no net effect on the pro forma condensed combined balance sheet because the same amount will be borrowed under Chaparral’s new secured credit facility.

(4)	Adjusts deferred income taxes for a valuation allowance of $56.6 million, for operating losses and the write-down of Edge’s property, plant, and equipment.

(b) Reflects the write off of deferred financing costs related to Chaparral’s existing secured credit facility and the addition of $20 million of deferred financing costs related to Chaparral’s new secured credit facility. This write off is not reflected in the pro forma condensed combined statements of operations.

(c) Reflects the sum of (i) a stock dividend of 44,136,576 shares of Chaparral common stock expected to be consummated prior to the closing of the merger, (ii) the conversion of Edge common stock into Chaparral common stock at the common exchange ratio of 0.2511 shares of Chaparral common stock for each outstanding share of Edge common stock, (iii) the exchange of in-the-money Edge options for Chaparral options, and the assumed cashless exercise thereof into approximately 10,000 shares of Chaparral common stock, and (iv) the issuance of 1,500,000 shares of Chaparral Series B preferred stock at the time of the merger, and the use of the net proceeds from that issuance to pay down Chaparral’s new secured credit facility.

(d) Reflects the reclassification of Edge’s accumulated deficit to additional paid in capital.

The unaudited pro forma condensed combined statements of operations include the following adjustments:

(e) Reflects the adjustment to reclassify Edge’s non-hedge derivative losses from operating to non-operating income to conform to Chaparral’s reporting classification for non-hedge derivatives.

(f) Reflects the adjustment of depreciation, depletion, and amortization of oil and natural gas properties based on a combined Chaparral and Edge calculation, adjusted for changes in the value of Edge’s property and equipment including oil and natural gas properties as a result of the purchase price allocation.

(g) Reflects the adjustment to historical interest expense for the increase in outstanding borrowings under Chaparral’s new secured credit facility to pay off Edge’s existing secured credit facility, and the application of the net proceeds from the sale of the Chaparral Series B preferred stock to pay down a portion of Chaparral’s new secured credit facility, as presented in the following table:

(Dollars in thousands)	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Historical interest expense	$99,222	$49,607
Reduction in interest expense from the pay off of Edge’s existing secured credit facility	(11,566)	(6,986)
Interest expense resulting from additional borrowings for the payoff of Edge’s existing secured credit facility	18,224	6,151
Reduction in interest expense due to the reduction of the new secured credit facility from the application of proceeds from the issuance of the Chaparral Series B preferred stock	(9,581)	(3,378)
Amortization of the $20.0 million deferred financing costs related to the restated credit agreement	4,000	2,000

Total pro forma interest expense	$100,299	$47,394

(h) Reflects the income tax impact of the inclusion of Edge’s results of operations and the pro forma adjustments at Chaparral’s statutory rate in effect at the time of the merger.

(i) Reflects preferred dividends related to the issuance of Chaparral’s Series B preferred stock.

Note 2: Unaudited supplemental pro forma condensed combined information related to oil and natural gas activities

Unaudited Pro Forma Combined Oil and Natural Gas Reserve and Standardized Measure Information

The following unaudited supplemental pro forma combined information for oil and natural gas producing activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities” or SFAS 69.

The unaudited pro forma combined oil and natural gas reserve and standardized measure information is presented for illustrative purposes only. You should refer to footnote 17 in Chaparral’s notes to consolidated financial statements beginning on page F-8 and footnote 22 in Edge’s notes to consolidated financial statements, incorporated herein by reference, for additional information presented in accordance with the requirements of SFAS 69.

The following unaudited pro forma combined oil and natural gas reserve tables present how the oil and natural gas reserve information of Chaparral and Edge may have appeared had the businesses actually been combined as of December 31, 2007.

ESTIMATED UNAUDITED PRO FORMA COMBINED CHANGES IN NET RESERVE QUANTITIES

	Chaparral Historical			Edge Historical			Pro Forma Chaparral Combined
	Oil and Liquids (MBbl)	Natural Gas (MMcf)	Natural Gas Equivalent (MMcfe)	Oil and Liquids (MBbl)	Natural Gas (MMcf)	Natural Gas Equivalent (MMcfe)	Oil and Liquids (MBbl)	Natural Gas (MMcf)	Natural Gas Equivalent (MMcfe)
Balance at December 31, 2006	88,378	375,311	905,579	4,325	76,147	102,098	92,703	451,458	1,007,676
Purchase of minerals in place	1,370	10,630	18,850	3,860	98,491	121,651	5,230	109,121	140,501
Sales of minerals in place	—	(423)	(423)	(68)	(1,397)	(1,805)	(68)	(1,820)	(2,228)
Extensions and discoveries	7,139	43,954	86,788	1,579	26,306	35,780	8,718	70,260	122,568
Revisions	(864)	(23,500)	(28,684)	(780)	(65,450)	(70,134)	(1,644)	(88,950)	(98,814)
Improved recoveries	6,437	6,801	45,423	—	—	—	6,437	6,801	45,423
Production	(3,356)	(20,504)	(40,640)	(1,097)	(17,536)	(24,118)	(4,453)	(38,040)	(64,758)

Balance at December 31, 2007	99,104	392,269	986,893	7,819	116,561	163,472	106,923	508,830	1,150,368

ESTIMATED UNAUDITED PRO FORMA COMBINED QUANTITIES OF PROVED RESERVES

	Chaparral Historical			Edge Historical			Pro Forma Chaparral Combined
	Oil and Liquids (MBbl)	Natural Gas (MMcf)	Natural Gas Equivalent (MMcfe)	Oil and Liquids (MBbl)	Natural Gas (MMcf)	Natural Gas Equivalent (MMcfe)	Oil and Liquids (MBbl)	Natural Gas (MMcf)	Natural Gas Equivalent (MMcfe)
Proved reserves
—December 31, 2007	99,104	392,269	986,893	7,819	116,561	163,472	106,923	508,830	1,150,368

Proved developed reserves
—December 31, 2007	61,567	269,578	638,980	6,312	88,134	126,005	67,879	357,712	764,986

PRO FORMA UNAUDITED COMBINED STANDARDIZED MEASURE OF DISCOUNTED

FUTURE NET CASH FLOWS

	For the Year Ending December 31, 2007
(In thousands)	Chaparral Historical	Edge Historical	Pro Forma Chaparral Combined
Future cash inflows	$11,718,944	$1,314,304	$13,033,248
Future production costs	(4,600,663)	(253,071)	(4,853,734)
Future development costs	(914,561)	(155,991)	(1,070,552)
Future income taxes	(2,017,915)	(114,311)	(2,132,226)

Future net cash flows	4,185,805	790,931	4,976,736
Discount of future net cash flows at 10% per annum	(2,391,825)	(248,412)	(2,640,237)

Standardized measure of discounted future net cash flows	$1,793,980	$542,519	$2,336,499

PRO FORMA UNAUDITED COMBINED CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
	For the Year Ending December 31, 2007
(In thousands)	Chaparral Historical	Edge Historical	Pro Forma Chaparral Combined
Increase (decrease) in discounted future net cash flows:

Balance, beginning of period	$1,082,209	$233,206	$1,315,415
Sales and transfers of oil and gas produced, net of production costs	(235,273)	(144,225)	(379,498)
Net changes in prices and production costs	918,714	577,668	1,496,382
Extensions and discoveries, net of future development and production costs	299,770	120,691	420,461
Development costs during period and net change in development costs	4,978	60,578	65,556
Revision of previous quantity estimates	(83,894)	(621,745)	(705,639)
Sales of reserves in place	(1,838)	(3,621)	(5,459)
Net change in income taxes	(462,311)	(29,070)	(491,381)
Purchases of reserves in place	46,707	257,789	304,496
Accretion of discount before income taxes	149,406	23,320	172,726
Changes in production rates (timing) and other	75,512	67,928	143,440

Balance, end of period	$1,793,980	$542,519	$2,336,499

DESCRIPTION OF CHAPARRAL CAPITAL STOCK

Upon the completion of the merger, Chaparral’s authorized capital stock will consist of:

•	150,000,000 shares of common stock, $0.01 par value;

•	10,000,000 shares of preferred stock, $0.01 par value, including:

•	2,875,000 shares designated as 5.75% Series A cumulative convertible perpetual preferred stock, of which 2,875,000 shares will be issued in connection with the merger; and

•	1,500,000 shares designated as Series B convertible preferred stock, all of which will be issued concurrent with the closing of the merger.

Upon the completion of the merger, approximately 52.3 million shares of Chaparral common stock, 2,875,000 shares of Chaparral Series A preferred stock, and 1,500,000 shares of Chaparral Series B preferred stock are expected to be outstanding.

The following summarizes the material provisions of Chaparral’s capital stock and important provisions of Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws that will be in effect as of the completion of the merger. This summary is qualified by Chaparral’s second amended and restated certificate of incorporation, as well as certificates of designations for the Chaparral Series A preferred stock and the Chaparral Series B preferred stock, forms of which are attached as Exhibits 3.5(a)(i), 1.6(b) and 4.2(d), respectively, to the merger agreement attached as Annex A to this proxy statement/prospectus, and by the provisions of applicable law.

Chaparral Common Stock

Holders of Chaparral common stock are entitled to one vote per share on all matters to be voted upon by the Chaparral stockholders. Because holders of Chaparral common stock do not have cumulative voting rights, the holders of a majority of the shares of Chaparral common stock can elect all of the members of the board of directors standing for election subject to the rights of the Chaparral Series A preferred stock and the Chaparral Series B preferred stock. The holders of Chaparral common stock are entitled to receive dividends as may be declared by the board of directors. Upon Chaparral’s liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of Chaparral’s common stock will be entitled to share pro rata in the distribution of all of Chaparral’s assets available for distribution to its stockholders after satisfaction of all of Chaparral’s liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to the Chaparral common stock. All outstanding shares of Chaparral common stock are fully paid and non-assessable. The holders of Chaparral’s common stock will have no preemptive or other subscription rights to purchase its common stock. Mellon Investor Services LLC will be transfer agent and registrar for the Chaparral common stock.

Chaparral Preferred Stock

Chaparral’s second amended and restated certificate of incorporation authorizes the board of directors to issue classes of preferred stock from time to time in one or more series, with such designations, voting powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by the board of directors.

Chaparral Series A preferred stock

The following is a summary of certain provisions of the certificate of designations for Chaparral Series A preferred stock.

Dividends. The Chaparral Series A preferred stock will accumulate dividends at a rate of $2.875 for each share of Chaparral Series A preferred stock per year. Dividends will be cumulative from the date of the most recent date as to which dividends have been paid on the Edge Series A preferred stock and, to the extent payment of dividends is not prohibited by Chaparral’s debt agreements or the certificate of designations for the Chaparral Series B preferred stock, assets are legally available to pay dividends and Chaparral’s board of directors or an authorized committee of the board declares a dividend payable, Chaparral will pay dividends in cash, every quarter.

No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any shares ranking equally with the Chaparral Series A preferred stock (“parity shares”) or shares ranking junior to the Chaparral Series A preferred stock (“junior shares”), nor may any parity shares or junior shares be redeemed or acquired for any consideration by Chaparral (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds therefor have been set apart on the Chaparral Series A preferred stock and any parity shares.

Under Delaware law, Chaparral may pay dividends on the Chaparral Series A preferred stock only to the extent that assets are legally available to pay such dividends. Legally available assets means the amount of Chaparral’s surplus. Chaparral’s surplus is the amount by which the fair value of Chaparral’s total assets exceeds the sum of:

•	the fair value of Chaparral’s total liabilities, including Chaparral’s contingent liabilities; and

•	the amount of Chaparral’s capital.

If there is no surplus, legally available assets will mean, in the case of a dividend, the amount of Chaparral’s net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. When the need to make a determination of legally available assets arises, the amount of the fair value of Chaparral’s total assets and liabilities and the amount of Chaparral’s capital will be determined by Chaparral’s board of directors in accordance with Delaware law.

Liquidation Preference. In the event of Chaparral’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Chaparral Series A preferred stock will be entitled to receive and to be paid out of Chaparral’s assets available for distribution to its stockholders, before any payment or distribution is made to holders of junior stock (including common stock), but after any distribution on any of Chaparral’s indebtedness or senior stock, a liquidation preference in the amount of $50 per share of Chaparral Series A preferred stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. Any payment to holders of Chaparral Series A preferred stock in connection with the liquidation, winding-up or dissolution of Chaparral will be made on a pro rata basis to holders of the Chaparral Series B preferred stock and any other parity securities, based on the liquidation preference of each series of preferred stock.

Ranking. The Chaparral Series A preferred stock ranks:

•

senior to all of the shares of Chaparral’s common stock and to all of Chaparral’s other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of the Chaparral Series A preferred stock;

•

on a parity with the Chaparral Series B preferred stock and all of Chaparral’s other capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the shares of the Chaparral Series A preferred stock; and

•

junior to all of Chaparral’s existing and future debt obligations and to all shares of Chaparral’s capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of the Chaparral Series A preferred stock.

Optional redemption. If fewer than 431,250 shares of Chaparral Series A preferred stock are outstanding, Chaparral may, at any time on or after January 20, 2010, at its option, redeem for cash all such Chaparral Series A preferred stock at a redemption price equal to the liquidation preference of $50 plus any accrued and unpaid dividends, if any, on a share of Chaparral Series A preferred stock to, but excluding, the redemption date, for each share of Chaparral Series A preferred stock; provided that Chaparral also redeems shares of the Chaparral Series B preferred stock simultaneously and on a pro rata basis.

Conversion rights. Each share of Chaparral Series A preferred stock may be converted at any time, at the option of the holder, into approximately 0.7582 shares of common stock (which is based on an initial conversion price of $65.95 per share of common stock, subject to adjustment) plus cash in lieu of fractional shares, subject to Chaparral’s right to settle all or a portion of any such conversion in cash or shares of Chaparral common stock. If Chaparral elects to settle all or any portion of its conversion obligation in cash, the conversion value and the number of shares of common stock Chaparral will deliver upon conversion (if any) will be based upon a 20 trading day averaging period.

Upon any conversion, the holder will not receive any cash payment representing accumulated and unpaid dividends on the Chaparral Series A preferred stock, whether or not in arrears, except in limited circumstances. The conversion rate is equal to $50 divided by the conversion price at the time. The conversion price is subject to adjustment upon the occurrence of certain events. The conversion price on the conversion date and the number of shares of Chaparral common stock, as applicable, to be delivered upon conversion may be adjusted if certain events occur.

Mandatory conversion. On or after January 20, 2010, Chaparral may, at its option, cause shares of the Chaparral Series A preferred stock to be automatically converted at the applicable conversion rate, but only if the closing sale price of Chaparral common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date Chaparral gives the conversion notice equals or exceeds 130% of the conversion price in effect on each such trading day.

Purchase upon fundamental change. If Chaparral becomes subject to a fundamental change (as defined herein), each holder of shares of Chaparral Series A preferred stock will have the right to require Chaparral to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, to the date of the purchase. Chaparral will have the option to pay the purchase price in cash, shares of common stock or a combination of cash and shares. Chaparral’s ability to purchase all or a portion of the Chaparral Series A preferred stock for cash is subject to its obligation to repay or repurchase any outstanding debt required to be repaid or repurchased in connection with a fundamental change and to any contractual restrictions then contained in its debt, and to the simultaneous repurchase of shares of the Chaparral Series B preferred stock.

Conversion in connection with a fundamental change. If a holder elects to convert its shares of Chaparral Series A preferred stock in connection with certain fundamental changes, Chaparral will in certain circumstances increase the conversion rate for such Chaparral Series A preferred stock. Upon a conversion in connection with a fundamental change, the holder will be entitled to receive a cash payment for all accumulated and unpaid dividends.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

1.	a “person” or “group” subject to specified exceptions, disclosing that the person or group has become the direct or indirect ultimate “beneficial owner” of Chaparral’s common equity representing more than 50% of the voting power of Chaparral’s common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection 2 below;

2.

consummation of any share exchange, consolidation or merger of Chaparral pursuant to which Chaparral’s common equity will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Chaparral and its subsidiaries, taken as a whole, to any person other than one of

Chaparral’s subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of Chaparral’s common equity immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a fundamental change;

3.	Chaparral is liquidated or dissolved or holders of Chaparral’s capital stock approve any plan or proposal for Chaparral’s liquidation or dissolution; or

4.	Chaparral’s common stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States.

However, a fundamental change will not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection 1 above, if 90% or more of the consideration in the aggregate paid for Chaparral common stock (and excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer consists of common stock of a United States company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

Voting Rights. The holders of the Chaparral Series A preferred stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time. If Chaparral fails to pay dividends for six quarterly dividend periods (whether or not consecutive), or if Chaparral fails to pay the purchase price on the purchase date for the Chaparral Series A preferred stock following a fundamental change, holders of the Chaparral Series A preferred stock will have voting rights to elect two directors to Chaparral’s board.

In addition, Chaparral may generally not, without the approval of the holders of at least 66-2/3% of the shares of the Chaparral Series A preferred stock then outstanding:

•

amend Chaparral’s certificate of incorporation by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of the Chaparral Series A preferred stock so as to adversely affect them;

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any senior stock; or

•	reclassify any of Chaparral’s authorized stock into any senior stock of any class, or any obligation or security convertible into or evidencing a right to purchase any senior stock.

Preemptive Rights. The holders of the Chaparral Series A preferred stock have no preemptive or preferential right to purchase or subscribe for stock, obligations, warrants or other securities of Chaparral of any class.

Transfer Agent and Registrar. The transfer agent, registrar, conversion and dividend disbursing agent for shares of both the Chaparral Series A preferred stock and the Chaparral Series B preferred stock, and the shares of common stock issuable upon conversion of both the Chaparral Series A preferred stock and the Chaparral Series B preferred stock will be Mellon Investor Services LLC.

Chaparral Series B preferred stock

General. The following is a summary of certain provisions of the certificate of designations for Chaparral Series B preferred stock.

Dividends. The holders of Chaparral Series B preferred stock will be entitled to receive with respect to each share, at Chaparral’s option, either (i) cumulative dividends, payable in cash at the annual rate of 6.5% of the Accreted Value per share in effect immediately after the prior dividend payment date or (ii) an increase in the Accreted Value per share at an annual rate of 8.0% (compounded quarterly) of the Accreted Value in effect immediately after the prior dividend payment date. The Accreted Value on the date of issuance of the Chaparral Series B preferred stock is $100 per share, or $150 million in the aggregate. Dividends will be cumulative from the date of first issuance. Holders of Chaparral Series B preferred stock are also entitled to receive any dividend declared or paid on Chaparral’s common stock on an as-converted basis.

No dividends or other distributions (other than a dividend payable solely in shares of a junior ranking) may be paid or set apart for payment of dividends or other distributions upon any parity shares or junior shares, nor may any parity shares or junior shares be redeemed or acquired for any consideration by Chaparral (except in certain circumstances by conversion into or exchange for shares of a like or junior ranking) except:

•

the repurchase of equity securities from directors, employees or consultants of Chaparral if Chaparral is obligated to repurchase such equity securities, but the aggregate amount of such repurchases may not exceed $5.0 million;

•

regular cash dividends, mandatory repurchases or liquidation payments required to be paid by the terms of the Chaparral Series A preferred stock except that Chaparral may pay cash to effect any such repurchases or redemptions only so long as Chaparral has concurrently offered on specified terms to repurchase shares of Chaparral Series B preferred stock;

•

payments of dividends, distributions, redemptions, purchases or other acquisitions in connection with a fundamental transaction (as described below under “—Voting Rights”) if Chaparral has obtained the consent of the holders of 50% of the outstanding shares of Chaparral Series B preferred stock; and

•	repurchases, redemptions or other acquisitions of Chaparral’s common stock made in lieu of withholding taxes in connection with the exercise of employee stock options.

No dividends or other distributions may be made with respect to the Chaparral Series B preferred stock, nor may any Chaparral Series B preferred stock be redeemed or purchased by Chaparral unless all accumulated and unpaid dividends have been declared or paid or funds therefor have been set apart for payment on the Chaparral Series A preferred stock, the Chaparral Series B preferred stock and any other parity shares for all periods ending on or prior to the date of such declaration, redemption or purchase. Notwithstanding the foregoing, if full dividends have not been paid on the Chaparral Series B preferred stock, the Chaparral Series A preferred stock and any parity shares, dividends may be paid on the Chaparral Series B preferred stock, the Chaparral Series A preferred stock and any parity stock on a pro rata basis.

Under Delaware law, Chaparral may pay dividends on the Chaparral Series B preferred stock only to the extent of its surplus.

Liquidation Preference. In the event of a voluntary or involuntary liquidation, winding-up or dissolution of Chaparral, or its subsidiaries the assets of which constitute all or substantially all of the assets of Chaparral and its subsidiaries taken as a whole, is either case in a single or series of transactions by merger or otherwise (a “Liquidation Event”), each holder of Chaparral Series B preferred stock will be entitled to receive and to be paid out of Chaparral’s assets available for distribution to its stockholders, before any payment or distribution is made to holders of junior shares (including common stock), but after any distribution on any of Chaparral’s indebtedness, a liquidation preference in the amount equal to the greater of (a) the Accreted Value plus accrued and unpaid dividends as of the date of liquidation (105% of such amount if the liquidation occurs prior to the fifth anniversary of the issue date of the Chaparral Series B preferred stock) and (b) the amount that such holder would have received if, immediately prior to such Liquidation Event, it had voluntarily converted its Chaparral Series B preferred stock into common stock. Any payment to holders of Chaparral Series B preferred stock in connection with the Liquidation Event will be made on a pro rata basis to holders of the Chaparral Series B preferred stock, Chaparral Series A preferred stock and any other parity securities, based on the liquidation preference of each series of preferred stock. In the event the assets and funds of the Chaparral available for distribution to holders upon any Liquidation Event shall be insufficient to pay in full all amounts to which such holders are entitled and amounts to which holders of parity stock are entitled, no such distribution will be made on account of any shares of preferred stock or parity stock upon such Liquidation Event unless proportionate distributable amounts shall be paid on account of the shares of Chaparral Series B preferred stock, ratably, in proportion to the full distributable amounts for which holders of all Chaparral Series B preferred stock and of any parity stock are entitled upon such Liquidation Event with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each such series and accumulated and unpaid dividends to which each such series is entitled.

Ranking. The Chaparral Series B preferred stock ranks with respect to dividend rights and rights upon dissolution or winding up of Chaparral:

•

senior to all of the shares of Chaparral’s common stock and to all of Chaparral’s other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of the Chaparral Series B preferred stock;

•

on a parity with Chaparral’s Series A preferred stock and all of Chaparral’s other capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of the Chaparral Series B preferred stock; and

•

junior to all of Chaparral’s existing and future debt obligations and to all shares of Chaparral’s capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of the Chaparral Series B preferred stock.

Redemption. Chaparral is obligated to redeem shares of its outstanding Chaparral Series B preferred stock in specified circumstances at the option of the holders of Chaparral Series B preferred stock or upon a change of control of Chaparral.

At any time (i) upon a change of control of Chaparral occurring after the fifth anniversary of the issuance of the Chaparral Series B preferred stock or (ii) after the eleventh anniversary of the issuance of the Chaparral Series B preferred stock, a holder may require Chaparral to redeem all or any of such holder’s shares of Chaparral Series B preferred stock, for cash, at a redemption price equal to the Accreted Value of the Chaparral Series B preferred stock plus accumulated but unpaid dividends. At any time after the seventh anniversary of the issuance of the Chaparral Series B preferred stock, a holder may require Chaparral to redeem all or any of such holder’s shares of Chaparral Series B preferred stock, in exchange for a number of shares of Chaparral’s common stock determined by multiplying the number of shares of Chaparral Series B preferred stock to be redeemed by the quotient of the Accreted Value of the Chaparral Series B preferred stock plus accumulated but unpaid dividends divided by the then current market price of Chaparral’s common stock.

Upon a change of control (as defined in the certificate of designation of the Chaparral Series B preferred stock) of Chaparral occurring prior to the fifth anniversary of the issuance of the Chaparral Series B preferred stock, a holder may require Chaparral to redeem all or any of such holder’s shares of Chaparral Series B preferred stock for cash at a price equal to the greater of:

•	105% of the Accreted Value per share of the Chaparral Series B preferred stock to be redeemed plus accumulated but unpaid dividends; and

•

the fair value of the consideration as of the date of the change of control event, as determined in good faith by Chaparral’s board of directors, that the holder would have received had the holder converted the holder’s shares of Chaparral Series B preferred stock into shares of Chaparral’s common stock.

Conversion rights of holders. Each share of Chaparral Series B preferred stock may be converted at any time, at the option of the holder, into shares of Chaparral common stock. A holder may convert shares of Chaparral Series B preferred stock into the number of shares of Chaparral common stock determined by multiplying the number of shares of Chaparral Series B preferred stock being converted by the quotient of the

Accreted Value, plus accumulated but unpaid dividends, by the conversion price. The initial conversion price is $21.97, and is subject to anti-dilution adjustments for transactions such as mergers, sales of assets, reorganizations, recapitalizations, consolidations, stock splits, stock dividends and the issuance of common stock or securities convertible or exercisable into shares of common stock for a consideration attributable to the common stock valued at less than the conversion price. In addition, if, subject to specified exceptions, Chaparral completes one or more bona fide underwritten public offerings or private placements of its common stock or securities convertible into or exchangeable for common stock for cash, which Chaparral refers to as a qualified offering, the conversion price will be reduced to 1.2 times the lowest purchase price per share of common stock in the qualified offering, but the reduction in the conversion price shall not exceed 35% of the then applicable conversion price (provided, however, that if an issuance or deemed issuance in the qualified offering would result in a greater reduction in the then applicable conversion price under the anti-dilution provisions of the certificate of designation for the Chaparral Series B preferred stock, then the then applicable conversion price will instead be adjusted pursuant to such anti-dilution provisions). If by July 1, 2010, Chaparral has not realized gross proceeds from one or more bona fide underwritten public offerings of its common stock or securities convertible into or exchangeable for common stock for cash equal to at least $200 million, and the conversion price at July 1, 2010 is greater than $19.11, the conversion price will be reduced to $19.11.

Conversion rights of Chaparral. After the later of the second anniversary of the issuance of the Chaparral Series B preferred stock and the date by which Chaparral has completed one or more bona fide underwritten public offerings of its common stock in which Chaparral received aggregate gross proceeds of at least $250 million, Chaparral has the right to convert outstanding shares of Chaparral Series B preferred stock into shares of its common stock under two different provisions of the certificate of designations for the Chaparral Series B preferred stock, subject to the satisfaction of certain conditions applicable to both provisions:

1. If the volume weighted average prices of Chaparral common stock during the 10 trading days ending on the trading day immediately prior to the conversion date exceeds 150% of the then applicable conversion price, Chaparral has the right to convert up to one third of the shares of Chaparral Series B preferred stock originally issued on the date of the consummation of the the merger (as adjusted to prevent dilution) in three tranches, in each case into that whole number of shares of Chaparral common stock as is equal, subject to anti-dilution adjustments, to the product of the number of shares of Chaparral Series B preferred stock being so converted multiplied by the quotient of (i) the Accreted Value then in effect plus accrued and unpaid dividends by (ii) the conversion price then in effect.

2. If the volume weighted average prices of Chaparral common stock during the 10 trading days ending on the trading day immediately prior to the conversion date does not exceed 150% of the then applicable conversion price, Chaparral has the right to convert shares of Chaparral Series B preferred stock in three tranches into the number of shares of its common stock determined by multiplying the number of shares of Chaparral Series B preferred stock being converted by the quotient of 150% of the Accreted Value per share then in effect (plus accumulated and unpaid dividends) and the conversion price then in effect, or, in the alternative, Chaparral may substitute for one-third of the shares of common stock otherwise issuable upon the conversion, a cash payment equal to the product of the then current market price of a share of Chaparral common stock multiplied by the number of shares of common stock otherwise deliverable for which Chaparral has elected to substitute cash.

3. In addition to the above, Chaparral will have the right to convert all of the outstanding shares of Chaparral Series B preferred stock into shares of its common stock under alternative 1 or 2 above, at one time, if Chaparral has completed one or more bona fide underwritten public offerings of its common stock or its securities convertible into or exchangeable for its common stock resulting in aggregate gross proceeds of at least $500 million, and the number of shares of Chaparral common stock issuable upon such conversion would, when issued, represent less than 25% of the public float in its common stock.

No conversion of Chaparral Series B preferred stock by a holder or by Chaparral will occur if the following conditions are not first satisfied:

•

a registration statement covering the resale of the common stock underlying all of the outstanding shares of Chaparral Series B preferred stock is effective and the holders are not then subject to any blackout or other contractual limitations that would prevent the holders from selling such common stock;

•	the holders are not restricted from selling their shares of common stock pursuant to any “lock-up” provisions or agreements;

•

if a director of Chaparral designated by the holders of Chaparral Series B preferred stock is then a member of the board of directors, the Chaparral officers and directors are not then precluded under any insider trading or other similar policy from selling Chaparral securities; and

•	the Chaparral common stock is then listed on a national securities exchange.

Voting rights. The holders of the Chaparral Series B preferred stock will have the right to vote with the holders of Chaparral’s common stock on all matters submitted to a vote of stockholders other than the election of directors for so long as the holders of the Chaparral Series B preferred stock have the right to elect a director as provided below. The holder of a share of Chaparral Series B preferred stock will be entitled to the same number of votes that such holder would have had that share of Chaparral Series B preferred stock been converted into Chaparral common stock at the record date for the determination of the stockholders entitled to vote on such matters. In addition, the affirmative vote or consent of the holders of a majority of the outstanding shares of Chaparral Series B preferred stock, voting as a separate class, will be required to:

•	create, authorize or issue any class or series of senior stock or parity stock, or any security convertible into senior stock or parity stock;

•

amend, alter or repeal (whether by merger, consolidation, operation of law or otherwise) Chaparral’s certificate of incorporation or by-laws, or the certificate of designation for the Chaparral Series B preferred stock if such amendment, alteration or repeal would adversely affect the specified rights, preferences privileges or voting rights of the Chaparral Series B preferred stock;

•

effect any recapitalization, reorganization, reclassification, merger, sale, consolidation or statutory share exchange (each a “fundamental transaction”) if, upon consummation of the fundamental transaction, the stockholders of Chaparral immediately prior to such fundamental transaction would not, after giving effect to the fundamental transaction, beneficially own 50% or more of the total voting power of Chaparral or its successor;

•	permit certain holders to become the beneficial owner of more than 50% of the total voting power of the voting stock of Chaparral or its successor;

•	permit Chaparral to fail to be listed on a national securities exchange; or

•

until Chaparral shall have effected one or more bona fide underwritten public offerings of its common stock resulting in aggregate gross proceeds to Chaparral of at least $200 million, incur or permit any of its restricted subsidiaries to incur total indebtedness in excess of $1.9 billion or secured indebtedness in excess of $1.2 billion.

In addition, so long as more than 50% of the shares of Chaparral Series B preferred stock issued on the date of the consummation of the merger remain outstanding, the holders of majority of the outstanding shares of Chaparral Series B preferred stock shall have the right, annually, to elect one director to Chaparral’s board of directors.

Preemptive Rights

So long as Magnetar (including its affiliates) beneficially owns at least 5% of Chaparral’s common stock on a fully-diluted basis, and Chaparral proposes to sell any of its common stock or securities convertible into or exchangeable for common stock for cash, in a transaction that is not a bona fide underwritten public offering, pursuant to an employee benefit plan or under other limited circumstances, Magnetar will have the right to purchase the number of shares of capital stock being offered sufficient to maintain the same percentage of ownership of the outstanding securities of such class as the Magnetar owned immediately prior to such issuance.

Provisions of Delaware Law and Chaparral’s Charter and Bylaws

Limitation of Liability of Directors. Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Chaparral’s second amended and restated certificate of incorporation limits the liability of its directors to Chaparral or its stockholders to the fullest extent permitted by Delaware law. Specifically, Chaparral’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Chaparral or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	for any transaction from which the director derived an improper personal benefit.

This provision in Chaparral’s second amended and restated certificate of incorporation limiting the liability of directors may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Chaparral and its stockholders. Chaparral’s second amended and restated bylaws provide indemnification to its officers and directors, and Chaparral has entered into agreements with each of its directors providing for indemnification.

Delaware Anti-Takeover Law. Section 203 of the DGCL applies to Chaparral. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” with a Delaware corporation for three years following the date that person became an interested stockholder unless one of the following applies:

•

before such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The restrictions also do not apply to certain business combinations if both of the following conditions are satisfied:

•

the business combination is proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who either:

•	had not been an interested stockholder during the previous three years, or

•	became an interested stockholder with the approval of a majority of the corporation’s directors; and

•

the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with Chaparral for a three-year period.

Classified Board of Directors. Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws provide that the board of directors consist of three classes of directors serving for staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. The classified board provision could prevent a party who acquires control of a majority of Chaparral’s outstanding voting stock from obtaining control of Chaparral’s board of directors until the second annual stockholders’ meeting following the date the acquiror obtains the controlling interest.

Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws provide that the number of directors will be no greater than 10 and no less than three. Chaparral’s second amended and restated certificate of incorporation further provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

COMPARISON OF STOCKHOLDER RIGHTS

Both Edge and Chaparral are incorporated under the laws of Delaware. In accordance with the merger agreement, upon the consummation of the merger, Edge common stockholders will receive 0.2511 shares of Chaparral common stock in exchange for each share of Edge common stock they own and each holder of Edge Series A preferred stock will receive one share of Chaparral Series A preferred stock for each share of Edge Series A preferred stock they own. Your rights as a stockholder of Chaparral will be governed by Delaware law, as well as Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws, both of which will be adopted in connection with the closing of the merger.

The following is a comparison summary of the material rights of Edge’s stockholders under Edge’s restated certificate of incorporation and bylaws, each as amended to date, and of Chaparral’s stockholders under Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws. The forms of Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws are included in this proxy statement/prospectus as Exhibits 3.5(a)(i) and 3.5(a)(ii), respectively, to the merger agreement that is included as Annex A to this proxy statement/prospectus. Copies of Edge’s restated certificate of incorporation and bylaws, as well as any amendments thereto, were previously filed with the SEC. See “Where You Can Find More Information” on page 235. The following summary does not purport to be complete and is qualified by reference to Delaware law, Edge’s restated certificate of incorporation and bylaws, as amended, and Chaparral’s second amended and restated certificate of incorporation and second amended and restated bylaws.

Authorized Capital Stock

Edge	Chaparral
Edge is authorized to issue 60,000,000 shares of common stock and 5,000,000 shares of preferred stock.	Chaparral will be authorized to issue 150,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Voting Rights

Edge	Chaparral
Each holder of common stock is entitled to one vote per share of stock held.	Same as Edge.

Conversion Rights

Edge	Chaparral
Holders of common stock have no conversion rights.	Same as Edge.

Redemption Rights

Edge	Chaparral
Holders of common stock have no redemption rights.	Same as Edge.

Number and Election of Directors

Edge	Chaparral
Edge’s restated certificate of incorporation permits between three and 12 directors, with the exact number to be fixed from time to time by a majority of the directors then in office; provided, that the number of directors may be increased pursuant to the terms of any series of preferred stock.	Chaparral’s second amended and restated certificate of incorporation will permit between three and 10 directors, with the exact number to be fixed from time to time by a majority of the directors then in office; provided, that the board may increase the size of the board of directors in excess of 10 members as required in order to permit the holders of any series of preferred stock issued by Chaparral to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the board of directors to exceed 10 without the affirmative vote of 66- 2/3% of the members of the entire board of directors.

Edge’s board currently consists of eight members.	Upon completion of the merger, Chaparral’s board will consist of nine members.

Subject to the rights of the holders of preferred stock to elect directors as a separate class, the board is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Directors are elected by a plurality of the votes cast by the holders of outstanding shares of Edge capital stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.	Same as Edge.

No stockholders have cumulative voting rights.	Same as Edge.

Filling Vacancies on the Board of Directors

Edge	Chaparral
Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Vacancies of directors elected by holders of a series of preferred stock will be filled at the election of the holders of such series of preferred stock.	Same as Edge.

Removal of Directors

Edge	Chaparral
Directors may be removed only for cause by the holders of at least a majority of the voting power of all outstanding shares of capital stock who are generally entitled to vote in the election of directors, voting together as a single class.	Generally, directors may be removed only for cause by a vote of holders of a majority of the voting power of all outstanding shares of Chaparral entitled to vote generally in the election of directors, voting together as a single class. The board of directors may not remove any director, and no recommendation by the board of directors that a director be removed may be made to the stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66- 2/3% of the number of directors then in office. Directors elected by any series of preferred stock may be removed with or without cause by the holders of a majority of the outstanding shares of that series.

Board Quorum and Vote Requirements

Edge	Chaparral
A majority of the directors in office shall constitute a quorum of the board of directors for the transaction of business, but a lesser number may adjourn from day to day until a quorum is present. Matters generally shall be decided by the vote of a majority of the directors present.	Same as Edge.

Amendments to Certificate of Incorporation

Edge	Chaparral
Edge’s restated certificate of incorporation does not contain any special provisions regarding the approval of amendments to the restated certificate of incorporation except that certain amendments to the terms of preferred stock require the approval of the holders of preferred stock. Under Delaware law, approval of a majority of the outstanding stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless a higher vote is required by the corporation’s certificate of incorporation.	Same as Edge.

Amendments to Bylaws

Edge	Chaparral
Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.	Same as Edge.

Generally, Edge’s board of directors is expressly authorized to adopt, amend or repeal the bylaws, or adopt new bylaws, without any action on the part of the stockholders. Edge’s bylaws provide that they may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of all classes of stock that are entitled to vote generally in the election of directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of the special meeting.	Same as Edge.

Stockholder Action by Written Consent

Edge	Chaparral
Edge’s restated certificate of incorporation provides that stockholder action may not be taken by written consent, subject to the rights of any holders of preferred stock.	Same as Edge.

Annual Meetings of Stockholders

Edge	Chaparral

The annual meeting is held at such place, on such date, and at such time as the board of directors determines and sets forth in the notice of the meeting.

Notice of the annual meeting must be delivered to stockholders not less than 10 nor more than 60 days before the date of the meeting.

Same as Edge. Same as Edge.

Right to Call Special Meetings of Stockholders

Edge	Chaparral
The chairman of the board, the chief executive officer, the president or the board of directors may call special meetings at any time pursuant to a resolution approved by the affirmative vote of a majority of the entire board of directors.	Same as Edge, except that the president may not call special meetings.

Quorum Requirements for Stockholder Meetings

Edge	Chaparral
A majority of the outstanding shares of capital stock entitled to vote, represented in person or proxy, constitutes a quorum at any meeting of stockholders.	Same as Edge.

Voting Standards

Edge	Chaparral
The affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders constitute the act of the stockholders in all matters other than the election of directors, who will generally be elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors, unless the vote of a greater number or voting by classes is required by the DGCL, other applicable law or rule or any stockholder approval policy of any stock exchange or quotation system on which Edge stock is traded or quoted.	Same as Edge.

Notice of Stockholder Action

Edge	Chaparral
Any stockholder who is a stockholder of record at the time of giving notice, who is entitled to vote at the meeting and who complies with the following requirements may be properly introduced at an annual meeting. For a stockholder to properly bring a proposal before an annual meeting, the stockholder must have given timely advance notice in writing to Edge’s secretary. To be timely, notice must have been given:	Any stockholder who is a stockholder of record at the time of giving notice, who is entitled to vote in the election of directors generally and who complies with the following requirements may be properly introduced at an annual meeting. For a stockholder to properly bring a proposal before an annual meeting, the stockholder must have given timely advance notice in writing to Chaparral’s secretary. To be timely, notice must have been given:

•     in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•     in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days and no sooner than 180 days prior to the anniversary date of the preceding year’s annual meeting of stockholders (with certain exceptions if no annual meeting was held in the previous year or the date of the annual meeting is different by more than specified amounts from the anniversary date), and

• in the event of nominations of persons for election to the board of directors by any stockholder,	• in the event of nominations of persons for election to the board of directors by any stockholder,

•     with respect to an election to be held at the annual meeting of stockholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•     with respect to an election to be held at the annual meeting of stockholders, not less than 120 days and no sooner than 180 days prior to the anniversary date of the preceding year’s annual meeting of stockholders (with certain exceptions if no annual meeting was held in the previous year or the date of the annual meeting is different by more than specified amounts from the anniversary date), and

•     with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

•     with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which public announcement of the date of the special meeting was made.

Anti-Takeover Provisions

Edge	Chaparral
Subject to certain exceptions, Section 203 of the DGCL generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder.	Same as Edge.

Edge has not adopted any provision in its restated certificate of incorporation to “opt-out” of the Delaware business combination statute.	Same as Edge.

Rights Plan

Edge	Chaparral
Edge has not adopted a rights plan.	Same as Edge.

Indemnification

Edge	Chaparral
Edge will indemnify, to the fullest extent permitted by applicable law, its directors, officers, employees, agents or fiduciaries, or those serving in similar capacities for other entities at Edge’s request, from any and all losses, liabilities, claims, damages and, in certain cases, expenses, arising out of any event or occurrence related to their service.	Same as Edge.

Limitation of Personal Liability

Edge	Chaparral

A director will not be personally liable to Edge or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•     for any breach of the director’s duty of loyalty to Edge or its stockholders,

•     for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law,

•     for any unlawful payments of dividends or unlawful stock purchase or redemption resulting in personal liability to the directors under Section 174 of the DGCL, or

•     for any transaction from which the directors derived an improper personal benefit.

Same as Edge.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Edge will be limited to the fullest extent permitted by the DGCL, as so amended.

Same as Edge.

Series A Preferred Stockholder Rights

The Chaparral Series A preferred stock will generally have the same terms, rights, preferences and limitations as the Edge Series A preferred stock, subject to the following principal adjustments:

•

each share of Chaparral Series A preferred stock will be convertible at any time at the option of the holder thereof into approximately 0.7582 shares of Chaparral common stock, based on an initial conversion price of $65.95 per share of Chaparral common stock; and

•

the number of “Additional Shares” per share of Chaparral Series A preferred stock to be added to the conversion rate will be adjusted based on the exchange ratio of 0.2511, as set forth in the form of certificate of designations of Chaparral Series A preferred stock included as Exhibit 1.6(b) to the merger agreement that is attached as Annex A to this proxy statement/prospectus.

LEGAL MATTERS

The validity of the Chaparral common stock and Chaparral Series A preferred stock offered by this proxy statement/prospectus has been passed upon for Chaparral by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Chaparral by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, and for Edge by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Chaparral for each of the years in the three-year period ended December 31, 2007 have been included herein in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing in giving said report.

The letter reports of Cawley, Gillespie & Associates, Inc. and Lee Keeling & Associates, Inc., each independent consulting petroleum engineers, and certain information as of December 31, 2005, 2006 and 2007 with respect to the oil and natural gas reserves associated with Chaparral’s oil and natural gas properties derived from such reports has been included and incorporated herein by reference upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports.

The consolidated financial statements appearing in Edge’s Annual Report on Form 10-K for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference in this Registration Statement have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The statements of revenues and direct operating expenses of the oil and natural gas properties Edge acquired from Smith Production Inc. for each of the years in the three-year period ended December 31, 2006, appearing in Edge’s Current Report on Form 8-K/A filed on July 11, 2007, incorporated by reference in this Registration Statement, have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The letter reports of Ryder Scott Company, L.P. and W.D. Von Gonten & Co., each independent consulting petroleum engineers, and certain information as of December 31, 2005, 2006 and 2007 with respect to the oil and natural gas reserves associated with Edge’s oil and natural gas properties derived from such reports have been included and incorporated herein by reference upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

Chaparral filed a registration statement on Form S-4 to register with the SEC the Chaparral common stock and Chaparral Series A preferred stock to be issued to Edge stockholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Chaparral in addition to being a proxy statement of Edge. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Chaparral’s registration statement or the exhibits to the registration statement.

Chaparral and Edge file annual, quarterly and special reports and other information with the SEC. Edge also files proxy statements with the SEC. You may read and copy any reports, statements or other information that Chaparral and Edge file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Edge also may be inspected at the offices of the NASDAQ Stock Market. For further information on the NASDAQ Stock Market, call 212-401-8700.

The SEC allows Edge to “incorporate by reference” information into this proxy statement/prospectus, which means that Edge can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later-filed documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Edge has previously filed with the SEC. These documents contain important business and financial information about Edge.

•	Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2007, as filed with the SEC on March 13, 2008 and April 4, 2008, respectively.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, as filed with the SEC on May 12, 2008 and August 11, 2008, respectively.

•	Current Reports on Form 8-K, as filed with the SEC on January 17, 2008, February 11, 2008, April 4, 2008, May 27, 2008 and July 15, 2008.

•

The description of Edge’s common stock contained in Edge’s Registration Statement on Form 8-A as originally filed with the SEC on February 14, 1997, and as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying the description of Edge’s common stock.

•

The description of Edge’s Series A preferred stock contained in Edge’s Registration Statement on Form 8-A as originally filed with the SEC on January 25, 2007, and as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying the description of Edge’s Series A preferred stock.

To the extent that any information contained in any Current Report on Form 8-K of Edge, or any exhibit thereto, was furnished, rather than filed with, the SEC, that information or exhibit is specifically not incorporated by reference in this document.

This proxy statement/prospectus also incorporates by reference all documents that may be filed by Edge with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Edge annual meeting (other than portions of those documents that are furnished and not filed). Those documents are considered to be part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest-filed document should be considered correct.

Edge stockholders can obtain any documents incorporated by reference in this document from the SEC through its website listed above or from Edge without charge, excluding all exhibits other than those exhibits specifically incorporated by reference as an exhibit in this proxy statement/prospectus, by requesting them in writing or by telephone from Edge at the following address:

Edge Petroleum Corporation

1301 Travis, Suite 2000

Houston, Texas 77002

Attn: Investor Relations

(713) 654-8960

You may also obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from D.F. King & Co., Inc., Edge’s proxy solicitor, at the following addresses and telephone numbers:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(888) 887-1266

If you would like to request documents with respect to Edge, please do so by October 13, 2008, in order to receive them before the Edge annual meeting. If you request any documents from Edge, Edge will mail them to you by first class mail or another equally prompt means within one business day of receiving your request. You may also obtain these documents from Edge’s website at http://www.edgepet.com or at the SEC’s website described above. Information contained on these websites does not constitute a part of this proxy statement/prospectus.

Chaparral has supplied all information contained in this proxy statement/prospectus relating to Chaparral. Edge has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Edge.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither Chaparral nor Edge has authorized anyone to provide you with information that is different from the information contained in this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Edge stockholders nor the issuance of the Chaparral common stock or Chaparral Series A preferred stock in the merger creates any implication to the contrary.

GLOSSARY OF TERMS

The terms defined in this section are used throughout this prospectus:

Bbl	One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or natural gas liquids.

Bcf	One billion cubic feet of natural gas.

Bcfe	One billion cubic feet of natural gas equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

Btu	British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Basin	A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

Enhanced oil recovery (EOR)	The use of any improved recovery method, including injection of CO2 or polymer, to removed additional oil after secondary recovery.

Field	An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

Fully developed finding, development and acquisition cost (FD&A)	Total costs incurred plus the increase in future development costs divided by total proved reserve acquisitions, extensions and discoveries and revisions.

Henry Hub spot price	The price of natural gas, in dollars per MMBtu, being traded at the Henry Hub in Louisiana in transactions for next-day delivery, measured downstream from the wellhead after the natural gas liquids have been removed and a transportation cost has been incurred.

Horizontal drilling	A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

Infill wells	Wells drilled into the same pool as known producing wells so that oil or natural gas does not have to travel as far through the formation.

MBbl	One thousand barrels of crude oil, condensate or natural gas liquids.

Mcf	One thousand cubic feet of natural gas.

Mcfe	One thousand cubic feet of natural gas equivalents.

MMBbl	One million barrels of crude oil, condensate or natural gas liquids.

MMBtu	One million British thermal units.

MMcf	One million cubic feet of natural gas.

MMcfe	One million cubic feet of natural gas equivalents.

NYMEX	The New York Mercantile Exchange.

Net acres	The percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

Net working interest	A working interest owner’s gross working interest in production, less the related royalty, overriding royalty, production payment, and net profits interests.

PDP	Proved developed producing.

PV-10 value	When used with respect to oil and natural gas reserves, PV-10 value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC.

Primary recovery	The period of production in which oil moves from its reservoir through the wellbore under naturally occurring reservoir pressure.

Proved developed reserves	Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves	The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Proved undeveloped reserves	Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Sand	A geological term for a formation beneath the surface of the earth from which hydrocarbons are produced. Its make-up is sufficiently homogenous to differentiate it from other formations.

Secondary recovery	The recovery of oil and natural gas through the injection of liquids or gases into the reservoir, supplementing its natural energy. Secondary recovery methods are often applied when production slows due to depletion of the natural pressure.

Seismic survey	Also known as a seismograph survey, is a survey of an area by means of an instrument which records the vibrations of the earth. By recording the time interval between the source of the shock wave and the reflected or refracted shock waves from various formations, geophysicists are able to define the underground configurations.

Spacing	The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

Unit	The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

Waterflood	The injection of water into an oil reservoir to “push” additional oil out of the reservoir rock and into the wellbores of producing wells. Typically a secondary recovery process.

Wellbore	The hole drilled by the bit that is equipped for oil or natural gas production on a completed well. Also called well or borehole.

Working interest	The right granted to the lessee of a property to explore for and to produce and own oil, natural gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

Zone	A layer of rock which has distinct characteristics that differ from nearby rock.

Report of independent registered public accounting firm

Board of Directors

Chaparral Energy, Inc.

We have audited the accompanying consolidated balance sheets of Chaparral Energy, Inc. and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chaparral Energy, Inc. and subsidiaries as of December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 31, 2008

Chaparral Energy, Inc. and subsidiaries

Consolidated balance sheets

	December 31,
(dollars in thousands, except per share data)	2006	2007
Assets
Current assets:
Cash and cash equivalents	$8,803	$11,687
Accounts receivable, net	62,728	66,105
Inventories	7,505	19,480
Deferred income taxes	968	19,128
Prepaid expenses	4,260	4,304
Derivative instruments	7,599	—

Total current assets	91,863	120,704
Property and equipment—at cost, net	31,809	50,747
Oil & gas properties, using the full cost method:
Proved	1,254,230	1,477,096
Unproved (excluded from the amortization base)	18,299	25,327
Accumulated depreciation, depletion and amortization	(121,859)	(200,577)

Total oil & gas properties	1,150,670	1,301,846
Funds held in escrow	23,385	5,224
Other assets	33,708	52,377

	$1,331,435	$1,530,898

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$67,997	$77,540
Accrued interest payable	3,078	14,741
Revenue distribution payable	17,249	21,471
Current maturities of long-term debt and capital leases	3,555	6,921
Derivative instruments	12,376	54,307

Total current liabilities	104,255	174,980
Long-term debt and capital leases, less current maturities	647,717	459,826
8 1/2% Senior Notes, due 2015	325,000	325,000
8 7/8% Senior Notes, due 2017	—	322,490
Derivative instruments	2,300	96,227
Deferred compensation	771	2,017
Asset retirement obligations	27,377	29,684
Deferred income taxes	46,151	17,496
Commitments and contingencies (note 14)
Stockholders’ equity:
Preferred stock, 600,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 3,000,000 shares authorized; 877,000 shares issued and outstanding as of December 31, 2006 and 2007, respectively	9	9
Additional paid in capital	100,918	100,918
Retained earnings	80,883	76,090
Accumulated other comprehensive loss, net of taxes	(3,946)	(73,839)

	177,864	103,178

	$1,331,435	$1,530,898

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of operations

	Year Ended December 31,
(dollars in thousands, except share and per share amounts)	2005	2006	2007
Revenues:
Oil and gas sales	$201,410	$249,180	$365,958
Loss from oil and gas hedging activities	(68,324)	(4,166)	(28,140)
Service company sales	—	—	20,611

Total revenues	133,086	245,014	358,429
Costs and expenses:
Lease operating	42,147	71,663	104,469
Production tax	14,626	18,710	26,216
Depreciation, depletion and amortization	31,423	52,299	85,842
General and administrative	9,808	14,659	21,838
Service company expenses	—	—	18,441

Total costs and expenses	98,004	157,331	256,806
Operating income	35,082	87,683	101,623
Non-operating income (expense):
Interest expense	(15,588)	(45,246)	(87,656)
Non-hedge derivative losses	—	(4,677)	(23,781)
Other income	665	792	2,276

Net non-operating expense	(14,923)	(49,131)	(109,161)
Income (loss) before income taxes and minority interest	20,159	38,552	(7,538)
Income tax expense (benefit)	7,309	14,817	(2,745)
Minority interest	—	(71)	—

Net income (loss)	$12,850	$23,806	$(4,793)

Net income (loss) per share (basic and diluted)	$16.58	$29.74	$(5.47)
Weighted average number of shares used in calculation of basic and diluted earnings per share	775,000	800,500	877,000

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of stockholders’ equity

and comprehensive income (loss)

(dollars in thousands)	Members’ units/ Common Stock		Additional Paid In Capital	Undistributed/ Retained earnings	Accumulated other comprehensive income (loss)	Total
	Units/Shares	Amount
Balance at January 1, 2005	50,000,000	$1	$—	$48,692	$(12,107)	$36,586
Conversion from LLC to C Corporation	(49,225,000)	7	—	(7)	—	—
Dividends	—	—	—	(3,409)	—	(3,409)
Net income	—	—	—	12,850	—	12,850
Other comprehensive income (loss), net
Unrealized loss on hedges, net of taxes of $42,970	—	—	—	—	(68,749)	(68,749)
Reclassification adjustment for hedge losses included in net income, net of taxes of $20,695	—	—	—	—	32,889	32,889

Total comprehensive loss						(23,010)

Balance at December 31, 2005	775,000	8	—	58,126	(47,967)	10,167
Issuance of common stock	102,000	1	100,918	—	—	100,919
Dividends	—	—	—	(1,049)	—	(1,049)
Net income	—	—	—	23,806	—	23,806
Other comprehensive income (loss), net
Unrealized gain on hedges, net of taxes of $18,916	—	—	—	—	29,949	29,949
Reclassification adjustment for hedge losses included in net income, net of taxes of $8,855	—	—	—	—	14,072	14,072

Total comprehensive income						67,827

Balance at December 31, 2006	877,000	9	100,918	80,883	(3,946)	177,864
Net loss	—	—	—	(4,793)	—	(4,793)
Other comprehensive income (loss), net
Unrealized loss on hedges, net of taxes of $51,745	—	—	—	—	(82,032)	(82,032)
Reclassification adjustment for hedge losses included in net income, net of taxes of $7,658	—	—	—	—	12,139	12,139

Total comprehensive loss						(74,686)

Balance at December 31, 2007	877,000	$9	$100,918	$76,090	$(73,839)	$103,178

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of cash flows

	Year Ended December 31,
(dollars in thousands)	2005	2006	2007
Cash flows from operating activities
Net income (loss)	$12,850	$23,806	$(4,793)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion & amortization	31,423	52,299	85,842
Deferred income taxes	7,637	14,839	(2,729)
Unrealized (gain) loss on ineffective portion of hedges	14,740	(18,761)	8,343
Non-cash change in fair value of derivative instruments	—	4,681	23,781
Gain on sale of assets	(231)	(132)	(712)
Other	162	1,151	1,243
Change in assets & liabilities, net of assets and liabilities of business acquired
Accounts receivable	(7,979)	(13,213)	(13,635)
Inventories	(2,961)	(329)	3,704
Prepaid expenses and other assets	(270)	376	(1,079)
Accounts payable and accrued liabilities	4,784	16,659	8,426
Revenue distribution payable	(4,936)	7,696	4,221
Deferred compensation	525	126	1,246

Net cash provided by operating activities	55,744	89,198	113,858

Cash flows from investing activities
Purchase of property and equipment and oil and gas properties	(170,570)	(201,300)	(221,066)
Acquisition of a business, net of cash acquired	(113,622)	(466,656)	(21,569)
Payment on non-hedge derivative transactions assumed in acquisition of a business	(42,108)	—	—
Cash in escrow	—	(21,795)	(2,156)
Proceeds from dispositions of property and equipment and oil and gas properties	1,202	5,820	526
Proceeds from sale of a business	—	—	3,158
Purchase of prepaid production tax asset	—	(15,000)	—
Other	30	(4,917)	1,250

Net cash used in investing activities	(325,068)	(703,848)	(239,857)

Cash flows from financing activities
Proceeds from long-term debt	122,676	629,936	119,865
Repayment of long-term debt and acquisition financing	(309,383)	(100,199)	(304,240)
Proceeds from equity issuance	—	100,919	—
Proceeds from acquisition financing	132,000	—	—
Proceeds from senior notes	325,000	—	322,329
Principal payments under capital lease obligations	(442)	(148)	(171)
Dividends	(3,409)	(1,049)	—
Settlement of derivative instruments acquired	—	876	(1,898)
Fees paid related to financing activities	(9,195)	(8,107)	(7,002)
Fees paid related to IPO activities	(167)	(373)	—

Net cash provided by financing activities	257,080	621,855	128,883

Net increase (decrease) in cash and cash equivalents	(12,244)	7,205	2,884
Cash and cash equivalents at beginning of period	13,842	1,598	8,803

Cash and cash equivalents at end of period	$1,598	$8,803	$11,687

Supplemental cash flow information

Cash paid (received) during the period for:
Interest, net of capitalized interest	$12,590	$44,068	$73,822
Income taxes	(328)	(22)	(16)

The accompanying notes are an integral part of these consolidated financial statements.

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of cash flows—(continued)

Supplemental disclosure of noncash investing and financing activities

During the years ended December 31, 2005, 2006, and 2007 the Company entered into capital lease obligations of $70, $140, and $21, respectively, for machinery and equipment.

During the years ended December 31, 2005, 2006 and 2007, the Company recorded non-cash additions to oil and gas properties of $9,367, $7,317 and $24,527, respectively. Non cash additions to oil and gas properties in 2007 includes $15,597 related to final settlement of the Calumet acquisition.

During the years ended December 31, 2005, 2006, and 2007, the Company recorded an asset and related liability of $4,680, $10,813 and $266, respectively, associated with the asset retirement obligation on the acquisition and/or development of oil and gas properties.

Interest of $3 was capitalized during the year ended December 31, 2005 primarily related to the construction of the Company’s office building and other construction projects. Interest of $1,001 and $1,613 was capitalized during the years ended December 31, 2006 and 2007, respectively, primarily related to unproved oil and gas leaseholds.

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements

(Dollars in thousands, unless otherwise noted)

Note 1: Nature of operations and summary of significant accounting policies

Chaparral Energy, Inc. and subsidiaries, (collectively, “we”, “our”, “us” or the “Company”) is involved in the acquisition, exploration, development, production and operation of oil and gas properties. Properties are located primarily in Oklahoma, Texas, New Mexico, Louisiana, Arkansas, Montana and Wyoming.

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of consolidation

The consolidated financial statements include the accounts of Chaparral Energy, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The loss from operations related to the minority interest of Oklahoma Ethanol, LLC is shown separately in the statement of operations. As the minority interests’ share of the losses has exceeded their equity and there is no obligation for the minority interest holders to fund those losses, the minority interest balance is reported as zero in the consolidated balance sheet and all losses are therefore recognized by the Company. If future earnings materialize, the Company will recognize all earnings up to the amount of those losses previously absorbed.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, valuation allowances associated with deferred income taxes, asset retirement obligations, fair value of derivative instruments, and others, and are subject to change.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts and money market funds which may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

Accounts receivable

The Company has receivables from joint interest owners and oil and gas purchasers which are generally uncollateralized. The Company generally reviews these parties for credit worthiness and general financial condition. Accounts receivable from joint interest owners are stated at amounts due, net of an allowance for doubtful accounts. Accounts receivable are generally due within 30 days and accounts outstanding longer than 60 days are considered past due. Accounts receivable past due 90 days or more and still accruing interest at December 31, 2006 and 2007 were $1,034 and $1,060, respectively. The Company determines its allowance by considering the length of time past due, previous loss history, future net revenues of the debtor’s ownership interest in oil and gas properties operated by the Company and the owner’s ability to pay its obligation, among other things.

The Company writes off accounts receivable when they are determined to be uncollectible. Bad debt expense (recovery) for the years ended December 31, 2005, 2006, and 2007 was $140, $553, and $(11), respectively. Interest accrues beginning on the day after the due date of the receivable. When the account is determined to be uncollectible, all interest previously accrued but not collected is reversed against current interest income. Accounts receivable consisted of the following at December 31:

	2006	2007
Joint interests	$13,771	$19,319
Accrued oil and gas sales	32,763	40,377
Service company sales	—	4,827
Receivable from purchase price adjustment	14,406	—
Other	2,084	1,920
Allowance for doubtful accounts	(296)	(338)

	$62,728	$66,105

Inventories

Inventories are comprised of equipment used in developing oil and gas properties, oil and gas production inventories, and equipment for resale. Equipment inventory and inventory for resale are carried at the lower of cost or market using the specific identification method and average cost method, respectively. Oil and gas product inventories are stated at the lower of production cost or market. The Company regularly reviews inventory quantities on hand and records provisions for excess or obsolete inventory if necessary. Inventories at December 31, 2006 and 2007 consist of the following:

	December 31, 2006	December 31, 2007
Equipment inventory	$4,832	$3,027
Oil and gas product	2,673	3,221
Service company inventory for resale	—	13,232

	$7,505	$19,480

Property and equipment

Property and equipment are capitalized and stated at cost, while maintenance and repairs are expensed currently.

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Estimated useful lives are as follows:

Furniture and fixtures	10 years
Automobiles and trucks	5 years
Machinery and equipment	10 – 20 years
Office and computer equipment	5 – 10 years
Building and improvements	10 – 40 years

Oil and gas properties

The Company uses the full-cost method of accounting for oil and gas properties and activities. Accordingly, the Company capitalizes all costs incurred in connection with the exploration for and development of oil and gas reserves. Proceeds from disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss generally recognized unless such dispositions involve a significant alteration in the depletion rate. The Company capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, 3D seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

Depreciation, depletion and amortization of oil and gas properties are provided using the units-of-production method based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The Company’s cost basis for depletion includes estimated future development costs to be incurred on proved undeveloped properties. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment. Depreciation, depletion and amortization expense of oil and gas properties was $27,650, $47,086, and $78,717 for the years ended December 31, 2005, 2006, and 2007, respectively.

In accordance with the full-cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10%, as adjusted for the Company’s cash flow hedge positions and net of tax considerations, plus the lower of cost or estimated fair value of unproved properties.

Production tax benefit asset

During 2006, the Company purchased interests in two venture capital limited liability companies resulting in a total investment of $15,000. The Company’s expected return on the investment will be receipt of $2 of tax credits for every $1 invested to be recouped from our Oklahoma production taxes. The investments are accounted for as a production tax benefit asset and will be netted against tax credits realized in other income using the effective yield method over the expected recovery period. As of December 31, 2006, and 2007, the carrying value of the production tax benefit assets was $15,000 and $14,255, respectively, and was included in other assets in the consolidated balance sheets. Of the $1,490 received in 2007, $745 was recognized as income and $745 as a reduction of the asset.

Funds held in escrow

The Company has funds held in escrow that are restricted as to withdrawal or usage. The restricted amounts consisted of the following at December 31:

	2006	2007
Title defect escrow from acquisition	$21,795	$383
Plugging and abandonment escrow	1,590	1,635
Post closing adjustment escrow from acquisition	—	3,206

	$23,385	$5,224

Upon clearing of the title defects, the amount in escrow will be disbursed. If the title defects are not cleared in a manner satisfactory to the Company, the amount will be returned to the Company.

The Company is entitled to make quarterly withdrawals from the plugging escrow account equal to one-half of the interest earnings for the period and as reimbursement for actual plugging and abandonment expenses incurred on the North Burbank field which was included in the Calumet acquisition, provided that written documentation has been provided. The balance is not intended to reflect the Company’s total future financial obligation for the plugging and abandonment of these wells.

Impairment of long-lived assets

Impairment losses are recorded on property and equipment used in operations and other long lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. Impairment is measured based on the excess of the carrying amount over the fair value of the asset.

Deferred income taxes

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the presently enacted tax rates and laws. The Company records a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such assets will not be realized.

In July 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB statement No. 109, (“FIN 48”). FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions are recognized in our consolidated financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with tax authorities assuming full knowledge of the position and all relevant facts. These amounts are subsequently reevaluated and changes are recognized as adjustments to current period tax expense. FIN 48 also revised disclosure requirements to include an annual tabular rollforward of unrecognized tax benefits.

We adopted the provisions of FIN 48 on January 1, 2007. As a result of the adoption, we recognized no material adjustment in our tax liability for unrecognized income tax benefits. At the adoption date of January 1, 2007, we had approximately $100 of unrecognized tax benefits, all of which would affect our effective tax rate if recognized. At December 31, 2007, the unrecognized tax benefit amount was unchanged from adoption.

If applicable, we would recognize interest and penalties related to uncertain tax positions in interest expense. As of December 31, 2007, we have not accrued interest related to uncertain tax positions.

The tax years 1998-2006 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Revenue recognition

Oil revenue is recognized when the product is delivered to the purchaser and natural gas revenue when delivered to the gas purchaser’s sales meter. Well supervision fees and overhead reimbursements from producing properties are recognized as expense reimbursements from outside interest owners when the services are performed. Service company sales are recognized at the time of delivery of materials or performance of service.

Gas balancing

In certain instances, the owners of the natural gas produced from a well will select different purchasers for their respective ownership interest in the wells. If one purchaser takes more than its rateable portion of the gas, the owners selling to that purchaser will be required to satisfy the imbalance in the future by cash payments or by allowing the other owners to sell more than their share of production. The Company recognizes gas imbalances on the sales method and, accordingly, has recognized revenue on all production delivered to its purchasers. To the extent future reserves exist to enable the other owners to sell more than their rateable share of gas, no liability is recorded for the Company’s obligation for natural gas taken by its purchasers which exceeds the Company’s ownership interest of the well’s total production. The Company’s aggregate imbalance due to over production is approximately 1,866,000 thousand cubic feet (mcf), 1,903,000 mcf, and 1,961,000 mcf at December 31, 2005, 2006, and 2007, respectively. The Company’s aggregate imbalance due to under production is approximately 3,313,000 mcf, 3,331,000 mcf, and 3,170,000 mcf at December 31, 2005, 2006, and 2007, respectively.

Derivative transactions

The Company uses price swaps to reduce the effect of fluctuations in crude oil and natural gas prices. The Company accounts for these transactions in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that the Company recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative and the resulting designation. Derivatives that are not hedges must be adjusted to fair value through income.

If the derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be offset against the change in fair value of the hedged assets, liabilities or firm commitments through income, or will be recognized in other comprehensive income (loss) until the hedged item is recognized in income. The ineffective portion of a derivative’s change in fair value, as measured using the dollar offset method, will be immediately recognized in income. If it is probable the oil or gas sales which are hedged will not occur or the hedge is not highly effective, hedge accounting is discontinued and the effect is immediately recognized in income.

Under SFAS No. 133, if a derivative which qualified for cash flow hedge accounting is liquidated or sold prior to maturity, the gain or loss at the time of termination would remain in accumulated other comprehensive income (loss) and would be amortized into oil and gas sales over the original term of the instrument. No derivatives were liquidated or sold prior to maturity during 2005, 2006, or 2007. The ineffective portions of derivative gains or losses are reported in loss from oil and gas hedging activities on the consolidated statements of operations.

Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of oil and gas properties. The accretion of the asset retirement obligations is included in depreciation, depletion and amortization on the consolidated statements of operations. The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules.

Environmental liabilities

Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. As of December 31, 2006 and 2007, the Company has not accrued for or been fined or cited for any environmental violations which would have a material adverse effect upon financial position, operating results, or the cash flows of the Company.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive securities outstanding during the periods presented. There were no potentially dilutive securities outstanding during the periods presented.

Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. However, in February, 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157” which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company is currently assessing the impact, if any, of the adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits companies to choose to measure certain financial instruments and other items at fair value. The objective is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Unrealized gains and losses on any items for which the Company elects the fair value measurement option would be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008. The Company is currently assessing the impact, if any, the adoption of SFAS No. 141(R) may have on any future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. “ SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The Company is currently assessing the impact, if any, of the adoption of SFAS 160.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS 161 addresses concerns that the existing disclosure requirements in SFAS 133, Accounting for

Derivatives and Hedging Activities, do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, this statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently assessing the impact, if any, of the adoption of SFAS 161.

Note 2: Significant acquisitions

Calumet—On October 31, 2006 the Company acquired all the outstanding capital stock of Calumet Oil Company and all of the limited partnership interests and membership interests of certain of its affiliates (“Calumet”) for an aggregate cash purchase price of approximately $500,000. The purchase price was paid in cash and financed through an increase in the Company’s existing senior revolving credit facility. As a result of the acquisition, Calumet Oil Company and JMG Oil and Gas, LP became wholly-owned subsidiaries and the results of operations have been included in the consolidated statements of operations since October 31, 2006. Calumet owns properties principally located in Oklahoma and Texas, areas which are complementary to our core areas of operations. In addition to increasing our current average net daily production, many of the properties have significant drilling and EOR opportunities.

Pursuant to the purchase agreement with Calumet, the Company estimated and recorded a receivable of $14,412 due from the previous owners related to working capital at the time of acquisition. The value of the receivable is estimated in accordance with the purchase contract as of December 31, 2006, and is included in other assets as of December 31, 2007. The estimated receivable may differ from the final settlement amount and may result in an adjustment to the purchase price.

At the closing date of the sale, the Company withheld and deposited into escrow $31,900 of the purchase price payment for oil and gas properties to which title defects were determined during the due diligence process. Pursuant to the agreement, upon clearing of the title defects by the previous owners of Calumet the amount in escrow will be disbursed. If the title defects for a specific property are not cleared in a manner satisfactory to the Company, the amount escrowed for that property will be returned to the Company. As of December 31, 2007, the escrow balance was $383 for defects yet to be cleared.

As part of the purchase, the previous owners of Calumet agreed to make a Section 338 election pursuant to the Internal Revenue Code, and the Company agreed to reimburse the owners for the amount of depreciation recapture recorded. As of December 31, 2007, the Company has recorded an estimated liability of $4,378 related to the election. The estimated payable may differ from the final settlement amount and may result in an adjustment to the purchase price. The liability balance is recorded in accounts payable and accrued liabilities on the accompanying consolidated balance sheets.

Green Country Supply—On April 16, 2007, the Company acquired all of the outstanding shares of common stock of Green Country Supply, Inc. (“GCS”) for an aggregate cash purchase price of $25,000, subject to certain post-closing adjustments. The purchase price was paid in cash and financed through the Company’s existing line of credit. GCS was owned by the former shareholders of Calumet Oil Company and provides oilfield supplies, oilfield chemicals, downhole electric submersible pumps and related services to oil and gas operators primarily in Oklahoma, Texas, and Wyoming. As a result of the acquisition, GCS became a wholly-owned subsidiary and the results of operations have been included in the consolidated statement of operations since April 16, 2007. We believe the acquisition of GCS will allow the Company to better control its costs and generate additional revenue through sales to third parties.

At the closing date of the sale, the Company withheld and deposited into escrow $5,029 of the purchase price for certain working capital, environmental and employment adjustments. Pursuant to the agreement, upon settlement of the various requirements, the amount in escrow will be disbursed. If the requirements are not met, the amount escrowed will be returned to the Company. As of December 31, 2007, $3,206 remained in escrow.

The acquisition was accounted for using the purchase method in accordance with the provisions of SFAS No. 141, Business Combinations. The purchase price allocation of the GCS acquisition is preliminary and subject to additional adjustments. The Company expects to complete the final allocation in the next 6 months. The calculation of the purchase price and the allocation to assets and liabilities are shown below.

GCS
Calculation and allocation of purchase price:
Cash payment	$25,000
Cash deposited in escrow	(3,083)

Total purchase price	21,917

Plus fair value of liabilities assumed:
Accounts payable and accrued expenses	5,242

Total purchase price plus liabilities assumed	$27,159

Fair value of assets acquired:
Current assets, including cash of $348	$23,307
Property and equipment	3,016
Intangible assets	836

Total fair value of assets acquired	$27,159

The intangible assets primarily consist of fair value of customer lists which are being amortized over 84 months.

The unaudited pro forma information of the Company set forth below includes the operations of GCS for years ended December 31, 2006 and 2007 as if the acquisition occurred on January 1, 2006. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined.

	Year ended December 31, 2006		Year ended December 31, 2007
(dollars in thousands, except per share data)	As reported	Pro forma	As reported	Pro forma
Revenue	$245,014	$278,415	$358,429	$366,786

Net income (loss)	$23,806	$26,079	$(4,793)	$(4,551)
Net income (loss) per share (basic and diluted)	$29.74	$32.58	$(5.47)	$(5.19)

Note 3: Property and equipment

Major classes of property and equipment consist of the following at December 31:

	2006	2007
Furniture and fixtures	$1,132	$1,437
Automobiles and trucks	8,807	11,559
Machinery and equipment	11,288	19,253
Office and computer equipment	5,303	6,006
Building and improvements	12,074	13,532

	38,604	51,787
Less accumulated depreciation and amortization	10,813	14,622

	27,791	37,165
Work in progress	1,446	8,552
Land	2,572	5,030

	$31,809	$50,747

Property and equipment leased under capital leases, which are included in the above amounts, consist of the following at December 31:

	2006	2007
Office and computer equipment	$1,762	$1,783
Machinery and equipment	82	82

	1,844	1,865
Less accumulated depreciation and amortization	1,312	1,675

	$532	$190

Note 4: Derivative activities and financial instruments

Derivative activities

The Company’s results of operations, financial condition and capital resources are highly dependent upon the prevailing market prices of and demand for oil and gas. These commodity prices are subject to wide fluctuations and market uncertainties. To mitigate a portion of this exposure, the Company enters into swap agreements. For swap instruments, the Company receives a fixed price for the hedged commodity and pays a floating market price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

The Company also uses derivative financial instruments to reduce basis risk. Basis is the difference between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations. Natural gas basis protection swaps are arrangements that guarantee a price differential for gas from a specified delivery point. The Company receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. We do not believe that these instruments qualify as hedges pursuant to SFAS No. 133. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative losses.

In connection with the Calumet acquisition, the Company entered into additional commodity swaps and swaption contracts to provide protection against a decline in the price of oil. The swaptions gave the Company the option, but not the obligation, to enter into fixed price oil swaps under which we would receive a fixed commodity price and pay a floating market price, resulting in a net amount due to or from the counterparty. The cost of the swaption contracts was $2,790. We do not believe that these instruments qualify as hedges pursuant to SFAS No. 133. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative losses.

As part of the Calumet acquisition, the Company assumed the existing Calumet swaps on October 31, 2006 and designated these as cash flow hedges. In accordance with SFAS 141, these derivative positions were recorded at fair value in the purchase price allocation as a liability of $838. Because of this accounting treatment, only cash settlements for changes in fair value subsequent to the acquisition date for the derivative positions assumed result in adjustments to our oil and natural gas revenues upon settlement. For example, if the fair value of the derivative positions assumed does not change, then upon the sale of the underlying production and corresponding settlement of the derivative positions, cash would be paid to the counterparties and there would be no adjustment to oil and natural gas revenues related to the derivative positions. If, however, the actual sales price is different from the price assumed in the original fair value calculation, the difference would be reflected as either a decrease or increase in oil and natural gas revenues, depending upon whether the sales price was higher or lower, respectively, than the price assumed in the original fair value calculation.

Pursuant to SFAS 133, the change in fair value of the acquired cash flow hedges from the date of acquisition is recorded as a component of accumulated other comprehensive income (loss). In addition, the hedge instruments are deemed to contain a significant financing element, and all cash flows associated with these positions are reported as a financing activity in the consolidated statement of cash flows for the periods in which settlement occurs.

All derivative financial instruments are recorded on the balance sheet at fair value. Fair value is generally determined based on the difference between the fixed contract price and the underlying forward market price at the determination date considering the time value of money.

The estimated fair values of derivative instruments are provided below. The carrying amounts of these instruments are equal to the estimated fair values.

	December 31,
	2006	2007
Derivative assets (liabilities):
Gas swaps	$10,118	$4,709
Oil swaps	(16,349)	(155,782)
Natural gas basis differential swaps	(846)	539

	$(7,077)	$(150,534)

Changes in the fair value of effective cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), which is later transferred to earnings when the hedged transaction occurs. The ineffective portion is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged. The ineffective portion of the hedge derivatives and the settlement of effective cash flow hedges is included in loss from oil and gas hedging activities in the consolidated statements of operations and is comprised of the following:

	Year ended December 31,
	2005	2006	2007
Reclassification of settled contracts	$(53,584)	$(22,927)	$(19,797)
Gain (loss) on ineffective portion of derivatives qualifying for hedge accounting	(14,740)	18,761	(8,343)

	$(68,324)	$(4,166)	$(28,140)

Based upon market prices at December 31, 2007 the Company expects to charge $29,033 of the balance in accumulated other comprehensive loss to income during the next 12 months when the forecasted transactions actually occur. All forecasted transactions hedged as of December 31, 2007 are expected to be settled by December 2011.

The changes in fair value and settlement of derivative contracts that do not qualify as hedges in accordance with SFAS 133 are recognized as non-hedge derivative losses. Non-hedge derivative losses in the consolidated statements of operations is comprised of the following:

	Year Ended December 31,
	2006	2007
Unrealized loss on non-qualified derivative contracts	$(3,746)	$(24,416)
Unrealized gain (loss) on natural gas basis differential contracts	(846)	1,385
Loss on settlement of natural gas basis differential contracts	(85)	(750)

	$(4,677)	$(23,781)

Hedge settlement payments of $3,444, and $8,759 were included in accounts payable and accrued liabilities at December 31, 2006 and 2007, respectively. Hedge settlement receivables of $759 and $51 were included in accounts receivable at December 31, 2006 and 2007, respectively.

Fair Value of Financial Instruments

The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The carrying value for Long-term debt and capital leases at December 31, 2006 and 2007 approximates fair value because substantially all debt carries variable market rates. Based on market prices, at December 31, 2006, the carrying value of the 8 1/2 Senior Notes due 2015 approximates fair value. Based on market prices, at December 31, 2007, the fair value of the 8 1/2% Senior Notes and 8 7/8% Senior Notes were $291,688 and $293,313, respectively.

Fair value amounts have been estimated using available market information and valuation methodologies. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of hedge instruments and accounts receivable. Hedge instruments are exposed to credit risk from counterparties. Counterparties to the Company’s hedge instruments are primarily affiliates of its lenders and, therefore, the Company believes the counterparty risk is not significant. Accounts receivable are primarily from purchasers of oil and natural gas products, and exploration and production companies who own interests in properties the Company operates. The industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry or other conditions.

Sales of oil and natural gas to one purchaser accounted for 14.3% and 11.3% of total oil and natural gas revenues, excluding the effects of hedging activities, during the years ended December 31, 2005 and 2006, respectively. Sales of oil and natural gas to two purchasers accounted for 18.1% and 12.0% of total oil and natural gas revenues, excluding the effects of hedging activities, during the year ended December 31, 2007. If the Company were to lose a purchaser, we believe we could replace it with a substitute purchaser.

Note 5: Asset retirement obligations

The activity incurred in the asset retirement obligation for the years ended December 31, 2006 and 2007 is as follows:

	As of December 31,
	2006	2007
Beginning balance	$15,796	$28,126
Liabilities incurred in current period	715	266
Liabilities acquired	9,342	—
Liabilities settled in current period	(256)	(99)
Accretion expense	1,773	2,391
Revisions of estimated cash flows	756	—

Ending ARO balance	28,126	30,684
Less current portion	749	1,000

	$27,377	$29,684

Note 6: Long-term debt

Long-term debt consists of the following:

	December 31,
	2006	2007
Revolving credit line with banks(1)	$637,000	$447,000
Real estate mortgage notes, principal and interest payable monthly, bearing interest at rates ranging from 5.00% to 7.283%, due December 2008 through September 2021; collateralized by real property	7,036	9,644
Installment note payable, principal and interest payable quarterly in varying amounts, non-interest-bearing (discounted at 5.6% at December 31, 2006 and 2007), due December 2007	837	—
Non-Interest bearing forgivable government loan(2)	250	—
Installment notes payable, principal and interest payable monthly, bearing interest at rates ranging from 2.62% to 9.387%, due January 2008 through September 2012; collateralized by automobiles, machinery and equipment	5,821	9,925

	650,944	466,569
Less current maturities	3,392	6,762

	$647,552	$459,807

(1)	In 2005, the Company entered into a Sixth Restated Credit Agreement, which provided for a revolving credit line equal to the lesser of $450,000 or the borrowing base. The borrowing base was determined based on reserve value, among other factors. Effective May 25, 2006, the borrowing base was adjusted to $200,000. Effective September 11, 2006, the borrowing base was adjusted to $250,000. In October 2006, the Company entered into a Seventh Restated Credit Agreement, which is scheduled to mature on October 31, 2010. Availability under our credit agreement is subject to a borrowing base which is set by the banks semi-annually on May 1 and November 1 of each year. In addition, the lenders may request a borrowing base redetermination once every six months. Effective November 1, 2007 the borrowing base was adjusted to $525,000. Interest is paid at least every three months on $634,000 based upon LIBOR and $3,000 based on an Alternative Base Rate, as defined in the credit agreement as of December 31, 2006 (effective rate of 7.375% and 8.750%, respectively) and on $447,000 based upon LIBOR as of December 31, 2007 (effective rate of 7.163%). The credit line is collateralized by the Company’s oil and gas properties. The agreement has certain negative and affirmative covenants that require, among other things, maintaining financial covenants for current and debt service ratios and financial reporting.

As of March 31, 2007, the Company did not meet the 5.00 to 1.0 Consolidated Total Debt to Consolidated EBITDAX ratio as required by the Credit Agreement. Effective May 11, 2007, the Credit Agreement was amended to replace the Total Debt to EBITDAX ratio with a Consolidated Senior Total Debt to Consolidated EBITDAX ratio. For purposes of the amended ratio, Consolidated Senior Total Debt consists of all outstanding loans under the Credit Agreement. The amended Credit Agreement requires us to maintain a Consolidated Senior Total Debt to Consolidated EBITDAX ratio, as defined in our Credit Agreement, of not greater than:

•

2.75 to 1.0 for the annualized periods commencing on January 1, 2007 and ending on the last day of the fiscal quarter ending on March 31, 2007, June 30, 2007 and September 30, 2007 and for the four consecutive fiscal quarters ending on December 31, 2007; and

•

2.50 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2008 and for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarters thereafter.

We believe we were in compliance with all covenants under the Credit Agreement as of December 31, 2007.

(2)

A local economic development authority has issued a non-interest bearing note payable to Oklahoma Ethanol, L.L.C., a 67% owned subsidiary of the Company, as incentive for the construction and operation of an ethanol plant. The note bears no interest and matures June 2012. The economic development authority will forgive payment of the note upon its maturity if certain requirements are met by June 2009 and maintained for three subsequent years, as set forth by the agreement.

Maturities of long-term debt as of December 31, 2007 are as follows:

2008	$6,762
2009	2,966
2010	454,123
2011	1,638
2012	783
2013 and thereafter	297

$466,569

Note 7: Capital leases

Future minimum lease payments under capital leases for property and equipment and the present value of the net minimum lease payments as of December 31, 2007 are as follows:

2008	$164
2009	19
2010	—

Total minimum lease payments	183
Less amount representing interest	5

Present value of net minimum lease payments	178
Less current portion	159

$19

Note 8: Senior Notes

Issuance of our 8 1/2 % Senior Notes due 2015. On December 1, 2005, the Company issued $325,000 of 8.5% senior notes due 2015 at a price of 100% of the principal amount. The net proceeds, after underwriting and issuance costs, were used to repay the $132,000 bridge loan facility with General Electric Capital Corporation and to pay down debt under our revolving credit line.

Interest is payable on the senior notes semi-annually on June 1 and December 1 each year beginning June 1, 2006. The senior notes mature on December 1, 2015. On or after December 1, 2010, the Company, at its option, may redeem the notes at the following redemption prices plus accrued and unpaid interest: 104.25% after December 1, 2010, 102.83% after December 1, 2011, 101.42% after December 31, 2012, and 100% after December 1, 2013 and thereafter. Prior to December 1, 2008, the Company may redeem up to 35% of the senior notes with the net proceeds of one or more equity offerings at a redemption price of 108.5%, plus accrued and unpaid interest.

The indenture contains certain covenants which limit the Company’s ability to:

•	incur or guarantee additional debt and issue certain types of preferred stock;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt;

•	make investments;

•	create liens on assets;

•	create restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to us;

•	transfer or sell assets;

•	engage in transactions with affiliates;

•	consolidate, merge or transfer all or substantially all assets and the assets of subsidiaries; and

•	enter into other lines of business.

In connection with the issuance of the senior notes, the Company capitalized $9,251 of costs related to underwriting and other fees that are amortized to interest expense using the effective interest method. The Company had unamortized costs of $8,604 and $7,943 as of December 31, 2006 and 2007, respectively, that are included in other assets. Amortization of $598 and $660 was charged to interest expense during the years ended December 31, 2006 and 2007, respectively, related to these costs.

Issuance of our 8 7/8% Senior Notes due 2017. On January 18, 2007, the Company issued $325,000 of 8.875% senior notes due 2017 at a price of 99.178% of the principal amount. The net proceeds, after underwriting and issuance costs, were used to reduce outstanding indebtedness under our revolving line of credit and for working capital.

Interest is payable on the senior notes semi-annually on February 1 and August 1 each year beginning August 1, 2007. The senior notes mature on February 1, 2017. On or after February 1, 2012, the Company, at its option, may redeem the senior notes at the following redemption prices plus accrued and unpaid interest: 104.49% after February 1, 2012, 102.96% after February 1, 2013, 101.48% after February 1, 2014, and 100% after February 1, 2015 and thereafter. Prior to February 1, 2012, the Company may redeem up to 35% of the senior notes with the net proceeds of one or more equity offerings at a redemption price of 108.88%, plus accrued and unpaid interest.

The indenture governing the senior notes contains certain covenants which limit the Company’s ability to:

•	incur or guarantee additional debt and issue certain types of preferred stock;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt;

•	make investments;

•	create liens on assets;

•	create restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to us;

•	transfer or sell assets;

•	engage in transactions with affiliates;

•	consolidate, merge or transfer all or substantially all assets and the assets of subsidiaries; and

•	enter into other lines of business.

In connection with the issuance of our 8 7/ 8% senior notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to file a registration statement with the Securities and Exchange Commission related to an offer to exchange the notes for other freely tradable notes and complete such exchange offer within 270 days of the issue date. If we fail to complete the exchange offer within 270 days after the issue date, we will be required to pay liquidated damages equal to 0.25% per annum of the principal amount of the notes for the first 90 days after the target registration date. After the first 90 days, the rate will increase an additional 0.25% for each additional 90 days, up to a total of 1.0%. Once the exchange offer has been completed by us, the liquidated damages will cease to accrue.

During September 2007, we determined that the exchange offer would not be completed within the 270 day period ending October 15, 2007 as required by the registration rights agreement. As a result, we accrued liquidated damages of $339 during the year ended December 31, 2007. On February 29, 2008, we completed the exchange offer and liquidated damages ceased to accrue as of that date.

In connection with the issuance of the 8 7/8% senior notes, the Company recorded a discount of $2,671 and capitalized $7,201 of issuance costs related to underwriting and other fees that are amortized to interest expense using the effective interest method. The Company had unamortized issuance costs of $6,770 as of December 31, 2007 that are included in other assets. Amortization of $161 and $431 was charged to interest expense during the year ended December 31, 2007 related to the discount and issuance costs, respectively.

Chaparral is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. Our obligations under our outstanding senior notes have been fully and unconditionally guaranteed, on a joint and several basis, by all of our wholly owned subsidiaries. Oklahoma Ethanol, a 66.67% owned subsidiary, has no significant operations or capitalization and is not a restricted subsidiary or guarantor of the notes.

Senior Notes at December 31, 2006 and December 31, 2007 consisted of the following:

	December 31,
	2006	2007
8.5% Senior Notes due 2015	$325,000	$325,000
8.875% Senior Notes due 2017	—	325,000
Discount on Senior Notes	—	(2,510)

	$325,000	$647,490

Note 9: Income taxes

Income tax expense (benefit) consists of the following for the years ended December 31:

	2005	2006	2007
Current tax benefit	$(328)	$(22)	$(16)
Deferred tax expense (benefit)	7,637	14,839	(2,729)

	$7,309	$14,817	$(2,745)

Income tax expense (benefit) differed from amounts computed by applying the U.S. Federal income tax rate as follows for the years ended December 31:

	2005	2006	2007
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	3.6%	3.6%	3.6%
Statutory depletion	(1.0)%	(0.5)%	(0.5)%
Other	(1.3)%	0.3%	(1.7)%

Effective tax rate	36.3%	38.4%	36.4%

Components of the deferred tax assets and liabilities are as follows at December 31:

	2006	2007
Deferred tax assets related to
Derivative instruments	$2,489	$48,691
Asset retirement obligations	2,035	2,981
Accrued expenses, allowance and other	1,619	2,346
Net operating loss carryforwards
Federal	12,159	30,771
State	7,194	12,657
Statutory depletion carryforwards	1,387	1,434
Alternative minimum tax credit carryforwards	204	204

	27,087	99,084
Less: valuation allowance	4,675	7,999

	22,412	91,085
Deferred tax liabilities related to
Derivative instruments	(1,113)	—
Property and equipment	(65,448)	(88,865)
Inventories	(1,034)	(588)

	(67,595)	(89,453)

Net deferred tax assets (liabilities)	$(45,183)	$1,632

Approximately $1,705 and $18,736 of the current deferred tax asset at December 31, 2006 and 2007, respectively, relates to the short-term derivative instruments. Additionally, approximately $54 and $387 of the current deferred tax asset relates to asset retirement obligations at December 31, 2006 and 2007, respectively. At December 31, 2006 and 2007, taxes receivable of $7 and $74, respectively, are included in accounts receivable.

The Company has federal net operating loss carryforwards of approximately $88,000 at December 31, 2007, which will begin to expire in 2008 if unused, of which significant amounts begin to expire in 2018. At December 31, 2007, the Company has state net operating loss carryforwards of approximately $224,000, which will begin to expire in 2008. At December 31, 2007, approximately $141,000 of the state net operating loss carryforwards have been reduced by a valuation allowance based on the Company’s assessment that it is more likely than not that a portion will not be realized. In addition, at December 31, 2007, the Company had tax percentage depletion carryforwards of approximately $4,098 which are not subject to expiration.

Note 10: Segment Information

In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, we have two reportable operating segments. Our exploration and production segment and service company segment are managed separately because of the nature of their products and services. The exploration and production segment is responsible for finding and producing oil and natural gas. The service company segment is responsible for selling oilfield services and supplies. Management evaluates the performance of our segments based upon income before taxes. The service company was acquired during the second quarter of 2007, therefore, no segment information is provided for the year ended December 31, 2006 or 2005.

	Exploration and Production	Service Company	Intercompany Eliminations	Consolidated Total
For the Year Ended December 31, 2007:
Revenues	$337,818	$37,717	$(17,106)	$358,429
Intersegment revenues	—	(17,106)	17,106	—

Total revenues	337,818	20,611	—	358,429

Income (loss) before income taxes	$(9,708)	$2,740	(570)	$(7,538)

As of December 31, 2007:
Total assets	$1,529,452	$28,092	$(26,646)	$1,530,898

Note 11: Related party transactions

On December 7, 2007, our board of directors approved the sale of Pointe Vista Development, L.L.C., an indirect, wholly owned subsidiary of the Company, to Fischer Investments, L.L.C., an Oklahoma limited liability company controlled by Mark A. Fischer, our Chairman, Chief Executive Officer and President, for approximately $3.2 million resulting in a gain on the sale of $591. The sale of this non-core asset was approved by our board of directors in an effort to focus on our core business areas of oil and gas production and exploitation.

In September 2006, Chesapeake Energy Corporation “Chesapeake” acquired a 31.9% beneficial interest in the Company through the sale of common stock. The Company participates in ownership of properties operated by Chesapeake and received revenues and incurred joint interest billings of $9,792 and $4,361, respectively, for the year ended December 31, 2006, and $8,028 and $4,107, respectively for the year ended December 31, 2007 on these properties. In addition, Chesapeake participates in ownership of properties operated by the Company. During the year ended December 31, 2006, the Company paid revenues and recorded joint interest billings of $1,809 and $2,556, respectively to Chesapeake. During the year ended December 31, 2007, the Company paid revenues and recorded joint interest billings of $1,409 and $1,552, respectively to Chesapeake. There were no significant amounts receivable or payable to Chesapeake at December 31, 2007.

On December 28, 2005, the Company’s chief executive officer acquired the Company’s beneficial interest in a house and certain furnishings in Port Aransas, Texas for $112 in cash together with the assumption of a loan of $262, which represents the Company’s net book value and its estimated current fair market value. The house was acquired by the Company in April 2004 for the purchase price of $328. Record title was taken in the name of the Company’s chief executive officer, who entered into a mortgage securing the loan. As it was intended for the house to be used by various officers of Chaparral, and various officers of Chaparral used the house, the Company’s board of directors approved the payment by the Company of the downpayment on the house and the principal and interest payments on the loan. The Company made monthly payments of principal and interest totaling approximately $38 through November 2005.

Note 12: Deferred compensation

Effective January 1, 2004, the Company implemented a Phantom Unit Plan (the “Plan”) to provide deferred compensation to certain key employees (the “Participants”). Phantom units may be awarded to participants in total up to 2% of the fair market value of the Company. No participant may be granted, in the aggregate, more than 5% of the maximum number of phantom units available for award. Under the original plan, phantom units vest on the seventh anniversary of the award date of the phantom unit, but may also vest on a pro-rata basis following a participant’s termination of employment with the Company due to death, disability, retirement or termination by the Company without cause. Also, phantom units vest if a change of control event occurs. Upon vesting, participants are entitled to the value of their phantom units payable in cash immediately. Payment is not required by the participant upon redemption. Effective January 1, 2007 the Company reduced the phantom unit vest period from the seventh anniversary of the award date to the fifth anniversary of the award date for all employees in the plan. In accordance with SFAS No. 123(R) “Share Based Payments”, the reduction in the vesting period is accounted for as a modification to the plan and is accounted for on a prospective basis. The Company recorded additional deferred compensation expense of $417 during the year ended December 31, 2007 as a result of the modification.

Prior to January 1, 2006, the Company accounted for our deferred compensation plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, which requires that this award be measured at the end of each period based on the current calculated fair value of the award. As prescribed by the Plan, fair market value is calculated based on the Company’s total asset value less total liabilities, with both assets and liabilities being adjusted to fair value. The primary adjustment required is the adjustment of oil and gas properties from net book value to the discounted and risk adjusted reserve value based on internal reserve reports priced on NYMEX forward strips.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective transition method. Under that transition method, compensation cost recognized in 2006 includes compensation costs for all phantom units granted prior to, but not yet vested as of January 1, 2006 and phantom units granted subsequent to January 1, 2006, based on the fair value estimated in accordance with SFAS No. 123(R). Since the phantom units are liability awards, fair value of the units is remeasured at the end of each reporting period until settlement. Prior to the settlement, the cost is recognized proportionately over the employees’ requisite service period, and once that period is over and the awards are fully vested, participants are paid the value of their phantom units in cash immediately. Results for prior periods have not been restated and the Company had no cumulative effect adjustment upon adoption of SFAS No. 123(R) under the modified-prospective method.

Compensation expense is recognized over the vesting period of the phantom units and is reflected in general and administrative expenses in the consolidated statements of operations. Such expense is calculated net of forfeitures estimated based on the Company’s historical and expected turnover rates. The Company recognized deferred compensation expense of $525, $128 and $1,246 for the years ended December 31, 2005, 2006 and 2007, respectively.

A summary of the Company’s phantom unit activity as of December 31, 2006 and 2007, and changes during the year ended December 31, 2006 and 2007 is presented in the following table:

	Fair Value	Phantom Units	Weighted average remaining contract term	Aggregate intrinsic value
	(Per share)		(Years)
Unvested and total outstanding at December 31, 2005	$17.89	164,906
Granted	$17.89	21,357
Vested	$17.89	(52)
Forfeited	$17.89	(26,173)

Unvested and total outstanding at December 31, 2006	$14.29	160,038	4.66	$2,287

	Fair Value	Phantom Units	Weighted average remaining contract term	Aggregate intrinsic value
	(Per share)		(Years)
Unvested and total outstanding at December 31, 2006	$14.29	160,038
Granted	$16.54	47,643
Vested	$16.54	(77)
Forfeited	$16.54	(6,761)

Unvested and total outstanding at December 31, 2007	$16.54	200,843	2.15	$3,322

Upon vesting, the Company is required to redeem all units. Accordingly, the contract term and the vesting period are the same. There are no vested units as of December 31, 2007.

The fair value of each unit award is estimated on the date of grant using the Black-Scholes option pricing model, which uses the assumptions in the following table:

	Year ended December 31, 2006	Year ended December 31, 2007
Dividend yield	0.0%	0.0%
Volatility	75.0%	114.0%
Risk-free interest rate	4.7%	3.5%
Expected life (in years)	4.00-6.00	1.00-4.50

The Company estimated volatility based on an average of the volatilities of similar public entities whose share prices are publicly available over the expected life of the granted units. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The expected dividend yield is based on the Company’s current dividend yield and the best estimate of projected dividend yield for future periods within the expected life of the option.

As of December 31, 2007, there was approximately $1,305 of total unrecognized compensation cost related to unvested phantom units that is expected to be recognized over a weighted-average period of 2.15 years.

Note 13: Retirement benefits

The Company provides a 401(k) retirement plan for all employees with at least one month of service. The Company matches employee contributions 100%, up to 6% of each employee’s gross wages. At December 31, 2005, 2006 and 2007, there were 256, 415 and 613 employees, respectively, participating in the plan. Contributions recognized by the Company totaled $682, $883 and $1,720 for the years ended December 31, 2005, 2006 and 2007, respectively.

Note 14: Commitments and contingencies

Standby Letters of Credit (“Letters”) available under the revolving credit line are used in lieu of surety bonds with various city, state and federal agencies for liabilities relating to the operation of oil and gas properties. The Company had various Letters outstanding totaling $990, $865, and $1,690 as of December 31, 2005, 2006, and 2007, respectively. Interest on each Letter accrues at the lender’s prime rate (effective rate of 8.25% at December 31, 2006 and 7.163% at December 31, 2007) for all amounts paid by the lenders under the Letters. No interest was paid by the Company on the Letters during 2005, 2006, or 2007.

The Company has entered into operating lease agreements for the use of office space and equipment rental on oil and gas properties. Rent expense for the years ended December 31, 2005, 2006, and 2007 was $2,725, $3,446, and $6,492, respectively. Future minimum rental payments for the rental of equipment on oil and gas properties are approximately $477 and $43 for the years ended December 31, 2008 and 2009, respectively.

In August 2005, the Company entered into a joint venture, Oklahoma Ethanol L.L.C., with the Oklahoma Farmers Union Sustainable Energy LLC to construct and operate an ethanol production plant in Oklahoma. The ethanol plant is estimated to produce a minimum of 50 million gallons of ethanol, 176,000 tons of distillers dried grains and 2.8 Bcfe of CO2 per year. The Company will have the option to acquire all or part of this CO2 for use in its EOR projects. The start up and construction costs are estimated to be between $115 million and $125 million, with the Company having a 66.67% ownership interest. Company expenditures at December 31, 2007 were $2.3 million. The Company expects Oklahoma Ethanol L.L.C. will receive between $69 million to $75 million in secured indebtedness with recourse limited to the Company’s interests in this entity to fund construction costs and for related start-up working capital. The Company expects to commence construction in 2008 with completion in 2010, and that its equity contribution will be approximately $30 million to $33 million.

In 2006, we entered into an agreement to build a natural gas pipeline to transport gas to an ethanol plant expected to be constructed and operational in early 2008. As of December 31, 2007, the pipeline is being constructed, and the costs are currently estimated to be approximately $2.2 million.

We have long-term contracts to purchase up to all of the CO2 manufactured at three ethanol plants. Two of the plants are operating and, based on plant capacity, it is estimated that we will purchase approximately 4.2 MMcf per day over the ten-year contract term under one contract, and under the second contract approximately 13.75 MMcf per day over the fifteen-year contract term. Pricing under both contracts is variable over time and both contracts have the possibility of renewal. The third ethanol plant has not yet been constructed but, when constructed, we will purchase approximately 5.5 MMcf per day at variable contract prices over the ten-year contract term with the possibility of renewal.

We have two additional long-term contracts that require us to purchase CO2 for EOR projects. Under one contract we may purchase a variable amount of CO2, up to 20.0 MMcf per day through July 1, 2010. We have historically taken less CO2 than the maximum allowed in the contract and based on our current level, we project we would purchase approximately 16.0 MMcf per day over the remainder of the term of the contract. We may also purchase a variable amount of CO2 under the second contract, up to 10.0 Mmcf per day through August 23, 2016, and we are currently purchasing 5.0 MMcf per day and project our purchases to remain at that level. Pricing under both contracts is dependent on certain variable factors, including the price of oil.

The Company has an employment agreement with its chief financial officer which provides for an annual base salary, bonus compensation, phantom units and various benefits. The agreement provides for a minimum severance amount of $424 in the event of termination without cause, change of control, or termination, liquidation or dissolution of the Company. The severance agreement expires June 30, 2010. In addition, during 2007 the Company entered into change of control severance agreements to which the officers are entitled to receive certain severance benefits. The severance payment will be paid in equal monthly installments over a 24-month period and will be equal to a set multiplier times the sum of (A) the officer’s base salary as in effect immediately prior to his termination date, plus (B) the officer’s target bonus for the full year in which the termination date occurred or, if no target bonus has been established, then the most recent bonus paid.

Various claims and lawsuits, incidental to the ordinary course of business, are pending both for and against the Company. In the opinion of management, all matters are not expected to have a material effect on the Company’s consolidated financial position or consolidated results of operations.

Pursuant to the securities purchase agreement dated September 16, 2006, as amended, relating to the acquisition of Calumet, the Company recorded a receivable due from the sellers related to the post-closing purchase price adjustment for working capital. On August 9, 2007, the Company received a communication from the sellers disputing the calculation of the purchase price adjustment. The Company believes the receivable was calculated in accordance with the securities purchase agreement and intends to diligently defend its position. On September 13, 2007, the Company filed a petition in the District Court of Tulsa County, State of Oklahoma, against the John Milton Graves Trust u/t/a 6/11/2004 , et al, seeking a declaratory judgment confirming this position. As of December 31, 2007, the recorded receivable was $14,412 and was included in other assets on the consolidated balance sheet.

Note 15: Capital stock

On September 27, 2006, the Company effected a 775-for-1 stock split in the form of a stock dividend to shareholders of record as of September 26, 2006. As a result of the split, 774,000 additional shares were issued and retained earnings was reduced by $7. All share and per share amounts for all periods presented have been adjusted to reflect this stock split.

On September 29, 2006, the Company sold an aggregate of 102,000 shares of Chaparral’s common stock to Chesapeake Energy Corporation for an aggregate cash purchase price of $102,000. Proceeds from the sale after commissions and expenses were approximately $100,900 and are being used for general corporate and working capital purposes and acquisition of oil and gas properties.

Cash dividends of $3,409 and $1,049 were paid during the years ended December 31, 2005 and 2006, respectively. Dividends of $350 were paid on a quarterly basis from January 1, 2005 through September 30, 2006 and a one-time dividend of $2,000 was paid on February 1, 2005.

Note 16: Oil and gas activities

The Company’s oil and gas activities are conducted entirely in the United States. Costs incurred in oil and gas producing activities are as follows for the years ended December 31:

	2005	2006	2007
Property acquisition costs
Proved properties(1)	$216,742	$484,404	$41,724
Unproved properties	5,543	4,731	8,032

Total acquisition costs	222,285	489,135	49,756
Development costs	103,479	170,987	165,177
Exploration costs	7,274	7,015	15,287

Total	$333,038	$667,137	$230,220

(1)	Includes $152,945 of costs related to the acquisition of CEI Bristol in 2005, $464,860 of costs related to the acquisition of Calumet in 2006 and $15,597 of amounts disbursed from escrow related to title defects and other purchase price allocation adjustments on the Calumet Acquisition in 2007.

The average depreciation, depletion and amortization rate per equivalent unit of production (mcfe) was $1.09, $1.45 and $1.94 for the years ended December 31, 2005, 2006 and 2007, respectively.

Oil and gas properties not subject to amortization consist of the cost of unevaluated leaseholds, seismic costs associated with specific unevaluated properties and exploratory wells in progress. Of the $25,327 of unproved property costs at December 31, 2007 being excluded from the amortization base, $6,232, $7,696 and $9,936 were incurred in 2005, 2006 and 2007, respectively, and $1,463 was incurred in prior years. These costs are primarily seismic and lease acquisition costs. The Company expects it will complete its evaluation of the properties representing the majority of these costs within the next two to five years.

Note 17: Disclosures about oil and gas activities (unaudited)

The estimate of proved reserves and related valuations were based upon the reports of Cawley, Gillespie & Associates, Inc. and Lee Keeling and Associates, Inc., each independent petroleum and geological engineers, and the Company’s engineering staff, in accordance with the provisions of SFAS No. 69, Disclosures about Oil and Gas Producing Activities. Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time.

The Company’s oil and gas reserves are attributable solely to properties within the United States. A summary of the Company’s changes in quantities of proved oil and gas reserves for the years ended December 31, 2005, 2006 and 2007 are as follows:

	Oil (Mbbls)	Gas (MMcf)	Total (Mmcfe)
Balance at January 1, 2005	28,585	263,620	435,130
Purchase of minerals in place	7,399	128,782	173,176
Sales of minerals in place	(45)	(97)	(367)
Extensions and discoveries	569	19,117	22,531
Revisions	(1,975)	4,334	(7,516)
Improved recoveries	829	15,288	20,262
Production	(1,449)	(16,660)	(25,354)

Balance at December 31, 2005	33,913	414,384	617,862
Purchase of minerals in place	55,955	18,274	354,004
Sales of minerals in place	(78)	(400)	(868)
Extensions and discoveries	762	12,164	16,736
Revisions(1)	(992)	(50,471)	(56,423)
Improved recoveries	724	2,309	6,653
Production	(1,906)	(20,949)	(32,385)

Balance at December 31, 2006	88,378	375,311	905,579
Purchase of minerals in place	1,370	10,630	18,850
Sales of minerals in place	—	(423)	(423)
Extensions and discoveries	7,139	43,954	86,788
Revisions	(864)	(23,500)	(28,684)
Improved recoveries	6,437	6,801	45,423
Production	(3,356)	(20,504)	(40,640)

Balance at December 31, 2007	99,104	392,269	986,893

Proved developed reserves:
December 31, 2005	23,762	283,173	425,745

December 31, 2006	57,824	281,958	628,902

December 31, 2007	61,567	269,578	638,980

(1)	The downward revision in our gas reserves during 2006 was primarily due to a decrease in price from $10.08 in 2005 to $5.64 in 2006 and an overall increase in lifting costs.

The following information was developed using procedures prescribed by SFAS No. 69. The standardized measure of discounted future net cash flows should not be viewed as representative of our current value. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating us or our performance.

The Company believes that, in reviewing the information that follows, the following factors should be taken into account:

•	future costs and sales prices will probably differ from those required to be used in these calculations;

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

Under the standardized measure, future cash inflows were estimated by applying year-end oil and gas prices, adjusted for location and quality differences, to the estimated future production of year-end proved reserves. Future cash inflows do not reflect the impact of future production that is subject to open hedge positions (see Note 4, “Derivative Activities and Financial Instruments”). Future cash inflows were reduced by estimated future development, abandonment and production costs based on year-end costs in order to arrive at net cash flows before tax. Future income tax expense has been computed by applying year-end statutory tax rates to aggregate future pre-tax net cash flows reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate and year-end prices and costs are required by SFAS No. 69.

In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable and possible as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

	2005	2006	2007
Future cash flows	$5,537,226	$7,239,850	$11,718,944
Future production costs	(1,599,503)	(3,144,707)	(4,600,663)
Future development and abandonment costs	(340,423)	(577,123)	(914,561)
Future income tax provisions	(1,212,513)	(953,794)	(2,017,915)

Net future cash flows	2,384,787	2,564,226	4,185,805
Less effect of 10% discount factor	(1,316,899)	(1,482,017)	(2,391,825)

Standardized measure of discounted future net cash flows	$1,067,888	$1,082,209	$1,793,980

Future cash flows as shown above were reported without consideration for the effects of hedging transactions outstanding at each period end. If the effects of hedging transactions were included in the computation, then future cash flows would have decreased by $44,935, $6,729, and $145,373 in 2005, 2006 and 2007, respectively.

The changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows:

	2005	2006	2007
Beginning of year	$514,041	$1,067,888	$1,082,209
Sale of oil and gas produced, net of production costs	(144,637)	(158,361)	(235,273)
Net changes in prices and production costs	477,828	(472,700)	918,714
Extensions and discoveries	83,727	52,366	275,720
Improved recoveries	68,467	6,538	162,841
Changes in future development costs	(140,394)	27,917	(138,791)
Development costs incurred during the period that reduced future development costs	8,456	30,989	4,978
Revisions of previous quantity estimates	(25,195)	(137,268)	(83,894)
Purchases and sales of reserves in place, net	496,645	408,000	44,869
Accretion of discount	78,483	161,752	149,406
Net change in income taxes	(276,722)	140,413	(462,311)
Changes in production rates and other	(72,811)	(45,325)	75,512

End of year	$1,067,888	$1,082,209	$1,793,980

Average prices in effect at December 31, 2005, 2006 and 2007 used in determining future net revenues related to the standardized measure calculation are as follows:

	2005	2006	2007
Oil (per Bbl)	$61.04	$61.06	$96.01
Gas (per Mcf)	$10.08	$5.64	$6.80

Chaparral Energy, Inc. and subsidiaries

Consolidated balance sheets

(Dollars in thousands, except per share data)	December 31, 2007	June 30, 2008 (unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,687	$18,995
Accounts receivable, net	66,105	88,210
Inventories	19,480	19,756
Deferred income taxes	19,128	69,009
Prepaid expenses	4,304	2,882

Total current assets	120,704	198,852
Property and equipment—at cost, net	50,747	64,394
Oil & gas properties, using the full cost method:
Proved	1,457,822	1,580,312
Unproved (excluded from the amortization base)	25,327	28,726
Work in progress (excluded from the amortization base)	19,274	27,045
Accumulated depreciation, depletion, and amortization	(200,577)	(245,357)

Total oil & gas properties	1,301,846	1,390,726
Funds held in escrow	5,224	2,337
Deferred income taxes	—	69,659
Other assets	52,377	49,910

	$1,530,898	$1,775,878

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$77,540	$106,337
Accrued interest payable	14,741	18,464
Revenue distribution payable	21,471	29,702
Current maturities of long-term debt and capital leases	6,921	9,962
Derivative instruments	54,307	221,226

Total current liabilities	174,980	385,691
Long-term debt and capital leases, less current maturities	459,826	502,402
Senior notes, net	647,490	647,580
Derivative instruments	96,227	321,106
Deferred compensation	2,017	2,515
Asset retirement obligations	29,684	30,971
Deferred income taxes	17,496	—
Commitments and contingencies (note 8)
Stockholders’ equity (deficit):
Preferred stock, 600,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 3,000,000 shares authorized; 877,000 shares issued and outstanding as of December 31, 2007 and June 30, 2008, respectively	9	9
Additional paid in capital	100,918	100,918
Retained earnings	76,090	43,071
Accumulated other comprehensive loss, net of taxes	(73,839)	(258,385)

	103,178	(114,387)

	$1,530,898	$1,775,878

The accompanying notes are an integral part of these consolidated financial statements.

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Chaparral Energy, Inc. and subsidiaries

Consolidated statements of operations

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except share and per share data)	2007 (unaudited)	2008 (unaudited)	2007 (unaudited)	2008 (unaudited)
Revenues:
Oil and gas sales	$85,430	$157,668	$158,308	$278,696
Loss from oil and gas hedging activities	(2,415)	(58,230)	(6,500)	(89,355)
Service company sales	5,914	8,454	5,914	16,275

Total revenues	88,929	107,892	157,722	205,616
Costs and expenses:
Lease operating	25,198	26,466	50,802	54,082
Production tax	5,942	10,601	11,462	18,516
Depreciation, depletion and amortization	21,237	24,890	40,952	48,588
General and administrative	4,655	7,829	10,184	14,081
Service company expenses	5,131	7,964	5,131	15,332

Total costs and expenses	62,163	77,750	118,531	150,599
Operating income	26,766	30,142	39,191	55,017
Non-operating income (expense):
Interest expense	(21,616)	(21,101)	(42,293)	(42,621)
Non-hedge derivative losses	(3,118)	(58,499)	(3,829)	(67,181)
Other income	229	669	467	1,154

Net non-operating expense	(24,505)	(78,931)	(45,655)	(108,648)
Income (loss) before income taxes	2,261	(48,789)	(6,464)	(53,631)
Income tax expense (benefit)	881	(18,737)	(2,490)	(20,612)

Net income (loss)	$1,380	$(30,052)	$(3,974)	$(33,019)

Earnings per share
Net income (loss) per share (basic and diluted)	$1.57	$(34.27)	$(4.53)	$(37.65)
Weighted average number of shares used in calculation of basic and diluted net income (loss) per share	877,000	877,000	877,000	877,000

The accompanying notes are an integral part of these consolidated financial statements.

F2-2

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of cash flows

	Six months ended June 30,
(Dollars in thousands)	2007 (unaudited)	2008 (unaudited)
Cash flows from operating activities
Net loss	$(3,974)	$(33,019)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion & amortization	40,952	48,588
Service company depreciation, depletion & amortization	69	579
Deferred income taxes	(2,488)	(20,612)
Unrealized loss on ineffective portion of hedges	4,128	28,098
Change in fair value of non-hedge derivative instruments	3,829	67,181
Other	698	547
Change in assets and liabilities
Accounts receivable	(438)	(14,410)
Inventories	669	(276)
Prepaid expenses and other assets	1,267	3,614
Accounts payable and accrued liabilities	23,699	23,560
Revenue distribution payable	122	8,231
Deferred compensation	461	2,393

Net cash provided by operating activities	68,994	114,474
Cash flows from investing activities
Purchase of property and equipment and oil and gas properties	(114,101)	(151,443)
Acquisition of businesses including funds released from escrow, net of cash acquired	(37,275)	—
Proceeds from dispositions of property and equipment and oil and gas properties	242	1,610
Cash in escrow	16,395	2,596
Settlement of non-hedge derivative instruments	(419)	(4,559)

Net cash used in investing activities	(135,158)	(151,796)
Cash flows from financing activities
Proceeds from long-term debt	54,702	47,541
Repayment of long-term debt and acquisition financing	(301,767)	(2,272)
Proceeds from senior notes	322,329	—
Principal payments under capital lease obligations	(87)	(100)
Settlement of derivative instruments acquired	(448)	108
Fees paid related to financing activities	(7,109)	(647)

Net cash provided by financing activities	67,620	44,630

Net increase in cash and cash equivalents	1,456	7,308
Cash and cash equivalents at beginning of period	8,803	11,687

Cash and cash equivalents at end of period	$10,259	$18,995

Supplemental cash flow information
Cash paid during the period for:
Interest, net of capitalized interest	$24,521	$37,471
Income taxes	—	—

The accompanying notes are an integral part of these consolidated financial statements.

F2-3

Chaparral Energy, Inc. and subsidiaries

Consolidated statements of cash flows—(continued)

Supplemental disclosure of non-cash investing and financing activities (dollars in thousands)

During the six months ended June 30, 2007 and 2008, the Company entered into capital lease obligations of $21 and $448, respectively, for the purchase of machinery and equipment.

Non-cash additions to oil and gas properties include $1,001 and $3,701, respectively, as of June 30, 2007 and 2008. These oil and gas property additions are reflected in cash used in investing activities in the periods that the payables are settled.

The Company also recorded a non-cash reduction in oil and gas properties and a corresponding increase in accounts receivable of $4,845 during the six months ended June 30, 2008. This amount represents control of well insurance proceeds for costs incurred prior to June 30, 2008 (see note 8).

During the six months ended June 30, 2007 and 2008, the Company recorded an asset and related liability of $118 and $500, respectively, associated with the asset retirement obligation on the acquisition and/or development of oil and gas properties.

Interest of $733 and $681 was capitalized during the six months ended June 30, 2007 and 2008, respectively, related to the development of unproved oil and gas leaseholds. Interest of $10 and $73 was capitalized during the six months ended June 30, 2007 and 2008, respectively, related to the construction of the Company’s office building.

F2-4

Chaparral Energy, Inc. and subsidiaries

Notes to consolidated financial statements

(dollars in thousands, except per share data)

Note 1: Nature of operations and summary of significant accounting policies

Chaparral Energy, Inc. and subsidiaries, (collectively, “we”, “our”, “us”, or the “Company”) is involved in the acquisition, exploration, development, production and operation of oil and gas properties. Properties are located primarily in Oklahoma, Texas, New Mexico, Louisiana, Arkansas, Montana and Wyoming.

Interim financial statements

The accompanying unaudited consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all of the financial information and disclosures required by GAAP. The financial information as of June 30, 2008 and for the three months and six months ended June 30, 2007 and 2008 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results of the interim periods. The results of operations for the three and six months ended June 30, 2008 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2008.

The consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations contained in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2008.

Principles of consolidation

The unaudited consolidated financial statements include the accounts of Chaparral Energy, Inc. and its wholly and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentations.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, deferred income taxes, asset retirement obligations, fair value of derivative instruments, and others, and are subject to change.

Fair value measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. As

F2-5

defined in SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

We adopted the provisions of SFAS 157 on January 1, 2008. Assets and liabilities recorded at fair value in the balance sheet are categorized according to the fair value hierarchy defined in SFAS 157. The hierarchical levels are based upon the level of judgment associated with the inputs used to measure the fair value of the assets and liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the asset or liability is categorized based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date. Level 2 inputs include adjusted quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability. Fair value liabilities included in this category are derivatives with fair values based on inputs from actively quoted markets. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Liabilities carried at fair value and included in this category are certain financial derivatives.

We elected to implement this Statement with the one-year deferral permitted by FASB Staff Position (FSP) 157-2 for nonfinancial assets and nonfinancial liabilities measured at fair value, except those that are recognized or disclosed on a recurring basis (at least annually). The deferral applies to nonfinancial assets and liabilities measured at fair value in a business combination; impaired properties, plants and equipment; intangible assets and goodwill; and initial recognition of asset retirement obligations and restructuring costs for which we use fair value. We do not expect any significant impact to our consolidated financial statements when we implement SFAS 157 for these assets and liabilities. Due to our election under FSP 157-2, for 2008, SFAS 157 applies to commodity derivative contracts. The implementation of SFAS 157 did not cause a change in the method of calculating fair value of assets or liabilities, with the exception of incorporating the impact of our nonperformance risk on derivative liabilities—which was not material. The primary impact from adoption was additional disclosures.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive securities outstanding during the periods presented. There were no potentially dilutive securities outstanding during the periods presented.

F2-6

Accounts receivable

Accounts receivable consisted of the following at December 31, 2007 and June 30, 2008:

	December 31, 2007	June 30, 2008
Joint interests	$19,319	$14,629
Accrued oil and gas sales	40,377	62,179
Service company sales	4,827	5,901
Insurance proceeds	—	4,845
Other	1,920	1,261
Allowance for doubtful accounts	(338)	(605)

	$66,105	$88,210

The insurance receivable of $4,845 relates to control of well insurance claims submitted to our insurance underwriters related to the Bowdle 47 No. 2 well.

Inventories

Inventories are comprised of equipment used in developing oil and gas properties, oil and gas production inventories, and equipment for resale. Equipment inventory and inventory for resale are carried at the lower of cost or market using the specific identification method and average cost method, respectively. Oil and gas product inventories are stated at the lower of production cost or market. The Company regularly reviews inventory quantities on hand and records provisions for excess or obsolete inventory. Inventories at December 31, 2007 and June 30, 2008 consist of the following:

	December 31, 2007	June 30, 2008
Equipment inventory	$3,027	$4,281
Oil and gas product	3,221	3,133
Service company inventory for resale	13,232	12,342

	$19,480	$19,756

Funds held in escrow

The Company has funds held in escrow that are restricted as to withdrawal or usage. The restricted amounts consisted of the following:

	December 31, 2007	June 30, 2008
Title defect escrow from acquisition	$383	$388
Plugging and abandonment escrow	1,635	1,649
Post closing adjustment escrow from acquisition	3,206	300

	$5,224	$2,337

Upon clearing of the title defects, the amount in escrow will be disbursed. If the title defects are not cleared in a manner satisfactory to the Company, the amount will be returned to the Company.

The Company is entitled to make quarterly withdrawals from the plugging escrow account equal to one-half of the interest earnings for the period and as reimbursement for actual plugging and abandonment expenses incurred on the North Burbank field which was included in the Calumet acquisition, provided that written

F2-7

documentation has been provided. The balance is not intended to reflect the Company’s total future financial obligation for the plugging and abandonment of these wells.

Deferred income taxes

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the presently enacted tax rates and laws. During the six months ended June 30, 2008, net deferred tax assets increased by $137,036, which includes an increase of $116,423 attributable to the unrealized loss on cash flow hedges that was recorded as a component of accumulated other comprehensive loss during the period.

The Company records a valuation allowance for the amount of net deferred tax assets when, in management’s opinion, it is more likely than not that such assets will not be realized. During the quarter ended June 30, 2008, we recorded a valuation allowance of $133 for Federal NOL carryforwards we do not expect to realize before they expire.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB statement No. 109 (“FIN 48”). FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions are recognized in our consolidated financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with tax authorities assuming full knowledge of the position and all relevant facts. These amounts are subsequently reevaluated and changes are recognized as adjustments to current period tax expense.

We adopted the provisions of FIN 48 on January 1, 2007. As a result of the adoption, we recognized no material adjustment in our tax liability for unrecognized income tax benefits. If applicable, we would recognize interest and penalties related to uncertain tax positions in interest expense. We have not accrued interest related to uncertain tax positions as of June 30, 2007 or 2008.

The tax years 1998-2007 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Recently issued accounting standards

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”) . This Statement permits the election to carry financial instruments and certain other items similar to financial instruments at fair value on the balance sheet, with all changes in fair value reported in earnings. We adopted SFAS 159 effective January 1, 2008. During the first six months of 2008, we did not make the fair value election for any financial instruments not already carried at fair value in accordance with other accounting standards, so the adoption of SFAS 159 did not impact our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after

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December 15, 2008. The Company is currently assessing the impact, if any, the adoption of SFAS No. 141(R) may have on any future acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). This Statement requires that accounting and reporting for minority interests be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The Company is currently assessing the impact, if any, of the adoption of SFAS 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). This Statement addresses concerns that the existing disclosure requirements in SFAS 133, Accounting for Derivatives and Hedging Activities, as Amended (“SFAS 133”), do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, this statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently assessing the impact, if any, of the adoption of SFAS 161.

Note 2: Derivative financial instruments

The Company’s results of operations, financial condition and capital resources are highly dependent upon the prevailing market prices of and demand for oil and gas. These commodity prices are subject to wide fluctuations and market uncertainties. To mitigate a portion of this exposure, the Company enters into commodity price swaps, costless collars, and basis protection swaps. For commodity price swaps, the Company receives a fixed price for the hedged commodity and pays a floating market price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

Collars contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, we receive the fixed price and pay the market price. If the market price is between the call and the put strike price, no payments are due from either party. Our collars have not been designated as hedges pursuant to SFAS 133. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses).

The Company uses basis protection swaps to reduce basis risk. Basis is the difference between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations. Natural gas basis protection swaps are arrangements that guarantee a price differential for gas from a specified delivery point. The Company receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. We do not believe that these instruments qualify as hedges pursuant to SFAS 133; therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative gains (losses).

In connection with the Calumet acquisition, the Company entered into additional commodity swaps to provide protection against a decline in the price of oil. We do not believe that these instruments qualify as hedges

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pursuant to SFAS 133. Therefore, the changes in fair value and settlement of these derivative contracts are recognized as non-hedge derivative losses.

As part of the Calumet acquisition, the Company assumed the existing Calumet swaps on October 31, 2006 and designated these as cash flow hedges. In accordance with SFAS No. 141, Business Combinations, these derivative positions were recorded at fair value in the purchase price allocation as a liability of $838. Because of this accounting treatment, only cash settlements for changes in fair value subsequent to the acquisition date for the derivative positions assumed result in adjustments to our oil and natural gas revenues upon settlement. For example, if the fair value of the derivative positions assumed does not change, then upon the sale of the underlying production and corresponding settlement of the derivative positions, cash would be paid to the counterparties and there would be no adjustment to oil and natural gas revenues related to the derivative positions. If, however, the actual sales price is different from the price assumed in the original fair value calculation, the difference would be reflected as either a decrease or increase in oil and natural gas revenues, depending upon whether the sales price was higher or lower, respectively, than the price assumed in the original fair value calculation.

Pursuant to SFAS 133, the change in fair value of the acquired cash flow hedges from the date of acquisition is recorded as a component of accumulated other comprehensive income (loss). In addition, the hedge instruments are deemed to contain a significant financing element, and all cash flows associated with these positions are reported as a financing activity in the consolidated statement of cash flows for the periods in which settlement occurs.

All derivative financial instruments are recorded on the balance sheet at fair value. The fair value of swaps is generally determined based on the difference between the fixed contract price and the underlying forward market price, discounted to the measurement date using a credit adjusted discount rate. The fair value of collars is determined based on the Black-Scholes valuation model, adjusted for credit risk.

The estimated fair values of derivative instruments are provided below. The carrying amounts of these instruments are equal to the estimated fair values.

	December 31, 2007	June 30, 2008
Derivative assets (liabilities):
Gas swaps	$4,709	$(56,986)
Oil swaps	(155,782)	(482,143)
Gas collars	—	(4,865)
Oil collars	—	(3,692)
Natural gas basis differential swaps	539	5,354

	$(150,534)	$(542,332)

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Changes in the fair value of effective cash flow hedges are recorded as a component of accumulated other comprehensive loss, which is later transferred to earnings when the hedged transaction occurs. The ineffective portion is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged. The ineffective portion of the hedge derivatives and the settlement of effective cash flow hedges is included in loss on oil and gas hedging activities in the consolidated statements of operations and is comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Reclassification of settled contracts	$(6,405)	$(44,994)	$(2,372)	$(61,257)
Gain (loss) on ineffective portion of derivatives qualifying for hedge accounting	3,990	(13,236)	(4,128)	(28,098)

	$(2,415)	$(58,230)	$(6,500)	$(89,355)

Based upon market prices at June 30, 2008, the Company expects to charge $108,124 of the balance in accumulated other comprehensive loss to income during the next 12 months when the forecasted transactions actually occur. All forecasted transactions hedged as of June 30, 2008 are expected to be settled by December 2011.

The changes in fair value and settlement of derivative contracts that do not qualify or have not been designated as hedges in accordance with SFAS 133 are recognized as non-hedge derivative losses. Non-hedge derivative losses in the consolidated statements of operations are comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Unrealized loss on non-qualified commodity price swaps	$(4,358)	$(51,058)	$(5,810)	$(58,880)
Unrealized loss on non-designated costless collars	—	(8,557)	—	(8,557)
Unrealized gain on natural gas basis differential contracts	899	3,119	2,399	4,815
Loss on settlement of non-qualified commodity price swaps	—	(3,380)	—	(5,206)
Gain (loss) on settlement of natural gas basis differential contracts	341	1,377	(418)	647

	$(3,118)	$(58,499)	$(3,829)	$(67,181)

Derivative settlement payments of $8,759 and $29,739 were included in accounts payable and accrued liabilities at December 31, 2007 and June 30, 2008, respectively. Derivative settlement receivables of $51 were included in accounts receivable at December 31, 2007. There were no derivative settlement receivables included in accounts receivable at June 30, 2008.

We have no Level 1 assets or liabilities as of June 30, 2008. Our derivative contracts classified as Level 2 are valued using quotations provided by price index developers such as Platts and Oil Price Information Service. In certain less liquid markets, forward prices are not as readily available. In these circumstances, commodity swaps are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. These contracts are classified as Level 3. Due to unavailability of observable volatility data input, the fair value measurement of all our collars has been categorized as Level 3.

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The fair value hierarchy for our financial assets and liabilities accounted for at fair value on a recurring basis is shown by the following table.

	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments (1)	Balance as of June 30, 2008
Assets
Derivative assets	$3,729	$1,625	$(5,354)	$—

Total assets	$3,729	$1,625	$(5,354)	$—

Liabilities
Derivative liabilities	$539,129	$8,557	$(5,354)	$542,332

Total liabilities	$539,129	$8,557	$(5,354)	$542,332

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions with the same counterparties.

The derivative values below are based on analysis of each contract as the fundamental unit of accounting as required by SFAS 157. Derivative assets and liabilities with the same counterparty are netted where the legal right of offset exists. Gains or losses from contracts in one level may be offset by gains or losses on contracts in another level or by changes in values of physical contracts or positions that are not reflected in the table.

Changes in the fair value of net commodity derivatives classified as Level 3 in the fair value hierarchy at June 30, 2008, were:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Assets	Liabilities
Derivatives
Beginning balance	$172	$—
Total realized and unrealized gains (losses) included in net loss	1,531	(8,557)
Purchases, issuances, and settlements	(78)	—

Ending balance	$1,625	$(8,557)

The amount of total gains (losses) for the period included in non-hedge derivative losses attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date	$1,297	$(8,557)

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Note 3: Asset retirement obligations

The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses or disposal of its oil and gas properties and related facilities. These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules. The following table provides a summary of the Company’s asset retirement obligations for the six months ended June 30, 2008:

Six Months Ended June 30, 2008
Beginning balance	$30,684
Liabilities incurred in current period	500
Liabilities settled in current period	(527)
Accretion expense	1,314

$31,971
Less current portion	1,000

$30,971

Note 4: Long-term debt

Long-term debt at December 31, 2007 and June 30, 2008 consisted of the following:

	December 31, 2007	June 30, 2008
Revolving credit line with banks (1)	$447,000	$489,000
Real estate mortgage notes, principal and interest payable monthly, bearing interest at rates ranging from 5.00% to 7.283%, due December 2008 through September 2021; collateralized by real property	9,644	11,089
Installment notes payable, principal and interest payable monthly, bearing interest at rates ranging from 2.62% to 9.387%, due January 2008 through May 2013; collateralized by automobiles, machinery and equipment	9,925	11,749

	466,569	511,838
Less current maturities	6,762	9,748

	$459,807	$502,090

(1)	In October 2006, the Company entered into a Seventh Restated Credit Agreement, which is scheduled to mature on October 31, 2010. Availability under our credit agreement is subject to a borrowing base which is set by the banks semi-annually on May 1 and November 1 of each year. In addition, the lenders may request a borrowing base redetermination once every six months. Effective May 14, 2008, the borrowing base was adjusted to $600,000. Interest is paid at least every three months on $447,000 based upon LIBOR as defined in the credit agreement as of December 31, 2007 (effective rate of 7.163%) and on $489,000 based upon LIBOR as of June 30, 2008 (effective rate of 5.585%). The credit line is collateralized by the Company’s oil and gas properties. The agreement has certain negative and affirmative covenants that require, among other things, maintaining financial covenants for current and debt service ratios and financial reporting.

As of March 31, 2007, the Company did not meet the 5.00 to 1.0 Consolidated Total Debt to Consolidated EBITDAX ratio as required by the Credit Agreement. Effective May 11, 2007, the Credit Agreement was amended to replace the Total Debt to EBITDAX ratio with a Consolidated Senior Total Debt to Consolidated EBITDAX ratio. For purposes of the amended ratio, Consolidated Senior Total Debt consists of all outstanding loans under the Credit Agreement, letters of credit and all obligations under capital leases,

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as defined in the First Amendment to our Credit Agreement. The amended Credit Agreement requires us to maintain a Consolidated Senior Total Debt to Consolidated EBITDAX ratio, as defined in our Credit Agreement, of not greater than:

•

2.75 to 1.0 for the annualized periods commencing on January 1, 2007 and ending on the last day of the fiscal quarters ending on March 31, 2007, June 30, 2007 and September 30, 2007 and for the four consecutive fiscal quarters ending on December 31, 2007; and

•

2.50 to 1.0 for the four consecutive fiscal quarters ending on March 31, 2008 and for each period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarter thereafter.

We believe we were in compliance with all covenants under the Credit Agreement as of June 30, 2008.

Subsequent to June 30, 2008, the Company has drawn an additional $21,000 under the Credit Agreement.

Note 5: Related party transactions

In September 2006, Chesapeake Energy Corporation (“Chesapeake”) acquired a 31.9% beneficial interest in the Company through the sale of common stock. The Company participates in ownership of properties operated by Chesapeake and received revenues and incurred joint interest billings on these properties of $1,657 and $1,131, respectively for the three months ended June 30, 2007 and $2,296 and $512, respectively for the three months ended June 30, 2008. The Company received revenues and incurred joint interest billings on these properties of $3,380 and $2,325, respectively for the six months ended June 30, 2007 and $4,468 and $1,330, respectively for the six months ended June 30, 2008. In addition, Chesapeake participates in ownership of properties operated by the Company. The Company paid revenues and recorded joint interest billings to Chesapeake of $360 and $140, respectively during the three months ended June 30, 2007 and $489 and $397, respectively during the three months ended June 30, 2008. The Company paid revenues and recorded joint interest billings of $697 and $386, respectively during the six months ended June 30, 2007 and $1,113 and $1,475, respectively during the six months ended June 30, 2008. There were no significant amounts receivable from or payable to Chesapeake at June 30, 2008.

Note 6: Deferred compensation

Effective January 1, 2004, the Company implemented a Phantom Unit Plan (the “Plan”) to provide deferred compensation to certain key employees (the “Participants”). Phantom units may be awarded to participants in total up to 2% of the fair market value of the Company. No participant may be granted, in the aggregate, more than 5% of the maximum number of phantom units available for award. Under the original plan, phantom units vest on the seventh anniversary of the award date of the phantom unit, but may also vest on a pro-rata basis following a participant’s termination of employment with the Company due to death, disability, retirement or termination by the Company without cause. Also, phantom units vest if a change of control event occurs. Upon vesting, participants are entitled to the value of their phantom units payable in cash immediately. Payment is not required by the participant upon redemption. Effective January 1, 2007, the Company implemented the First Amended and Restated Phantom Stock Plan, which reduced the phantom stock unit vest period from the seventh anniversary of the award date to the fifth anniversary of the original award date. In accordance with SFAS No. 123(R) “Share Based Payments”, the reduction in the vesting period is accounted for as a modification to the plan and is accounted for on a prospective basis. The Company recorded additional deferred compensation expense of $209 during the year ended December 31, 2007 as a result of the modification.

Compensation expense is recognized over the vesting period of the phantom stock units and is reflected in general and administrative expenses in the consolidated statements of operations. Such expense is calculated net of forfeitures estimated based on the Company’s historical and expected turnover rates. The Company recognized deferred compensation expense of $461 and $2,393 resulting in a reduction in net income for the six months ended June 30, 2007 and 2008, respectively.

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A summary of the Company’s phantom stock unit activity as of December 31, 2007, and changes during the first six months of fiscal year 2008, is presented in the following table:

	Fair Value	Phantom Stock Units	Weighted average remaining contract term	Aggregate intrinsic value
	(Per unit)
Unvested and total outstanding at December 31, 2007	$16.54	200,843
Granted	$16.54	31,044
Vested	$16.54	—
Forfeited	$16.54	(10,572)

Unvested and total outstanding at June 30, 2008	$40.35	221,315	1.99	$8,930

Upon vesting, the Company is required to redeem all units. Accordingly, the contract term and the vesting period are the same. There are no vested units as of June 30, 2008.

The fair value of each phantom stock unit award is estimated on the date of grant and subsequently remeasured at the end of each reporting period using the Black-Scholes option pricing model. The assumptions used for the six months ended June 30, 2008 are as follows:

Dividend yield	0.0%
Volatility	114.0%
Risk-free interest rate	3.34%
Expected life (in years)	.50-4.50

The Company estimated volatility based on an average of the volatilities of similar public entities whose share prices are publicly available over the expected life of the granted units. The risk-free interest rate is based on the U.S. Treasury yield curve for the expected remaining term of the unit. The expected dividend yield is based on the Company’s current dividend yield and the best estimate of projected dividend yield for future periods within the expected life of the unit.

As of June 30, 2008, there was approximately $3,347 of total unrecognized compensation cost related to unvested phantom units that is expected to be recognized over a weighted-average period of 1.99 years. Deferred compensation cost of $3,068 that will vest within the next twelve months was included in accounts payable and accrued liabilities as of June 30, 2008. There was no deferred compensation cost included in accounts payable as of December 31, 2007, as there were no units vesting within the next twelve months.

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Note 7: Segment information

In accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, we have two reportable operating segments. Our exploration and production segment and our service company segment are managed separately because of the nature of their products and services. The exploration and production segment is responsible for finding and producing oil and natural gas. The service company segment is responsible for selling oilfield services and supplies. Management evaluates the performance of our segments based upon income before taxes. The service company was acquired during the second quarter of 2007.

	Exploration and Production	Service Company	Intercompany Eliminations	Consolidated Total
For the Three Months Ended June 30, 2007:
Revenues	$83,015	$10,424	$(4,510)	$88,929
Intersegment revenues	—	(4,510)	4,510	—

Total revenues	83,015	5,914	—	88,929

Income (loss) before income taxes	$1,356	$1,120	$(215)	$2,261

For the Three Months Ended June 30, 2008:
Revenues	$99,438	$17,552	$(9,098)	$107,892
Intersegment revenues	—	(9,098)	9,098	—

Total revenues	99,438	8,454	—	107,892

Income (loss) before income taxes	$(49,633)	$1,145	$(301)	$(48,789)

For the Six Months Ended June 30, 2007:
Revenues	$151,808	$10,424	$(4,510)	$157,722
Intersegment revenues	—	(4,510)	4,510	—

Total revenues	151,808	5,914	—	157,722

Income (loss) before income taxes	$(7,369)	$1,120	$(215)	$(6,464)

For the Six Months Ended June 30, 2008:
Revenues	$189,341	$32,219	$(15,944)	$205,616
Intersegment revenues	—	(15,944)	15,944	—

Total revenues	189,341	16,275	—	205,616

Income (loss) before income taxes	$(54,928)	$1,849	$(552)	$(53,631)

As of December 31, 2007:
Total Assets	$1,529,452	$28,092	$(26,646)	$1,530,898
As of June 30, 2008:
Total Assets	$1,776,164	$31,704	$(31,990)	$1,775,878

Note 8: Commitments and contingencies

Standby letters of credit (“Letters”) available under the revolving credit line are used in lieu of surety bonds with various city, state and federal agencies for liabilities relating to the operation of oil and gas properties. The Company had various Letters outstanding totaling $1,690 and $1,810 as of December 31, 2007 and June 30, 2008, respectively. Interest on each Letter accrues at the lender’s prime rate (effective rate of 5.585% at June 30, 2008) for all amounts paid by the lenders under the Letters. No interest was paid by the Company on the Letters during the three and six months ended June 30, 2007 and 2008.

Various other claims and lawsuits, incidental to the ordinary course of business, are pending both for and against the Company. In the opinion of management, all matters are not expected to have a material effect on the Company’s consolidated financial position or results of operations.

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Pursuant to the securities purchase agreement dated as of September 16, 2006, as amended, relating to the acquisition of Calumet, the Company recorded a receivable due from the sellers related to the post-closing purchase price adjustment for working capital. On August 9, 2007, the Company received a communication from the sellers disputing the calculation of the purchase price adjustment. The Company believes the receivable was calculated in accordance with the securities purchase agreement and intends to diligently defend its position. Pretrial discovery is ongoing. On September 13, 2007, the Company filed a petition in the District Court of Tulsa County, State of Oklahoma, against John Milton Graves Trust u/t/a 6/11/2004, et al, seeking a declaratory judgment confirming this position. Written and documentary discovery is ongoing and disposition testimony should commence in August 2008. As of June 30, 2008, the recorded receivable was $14,406 and was included in other assets on the consolidated balance sheet.

The Company owns a 66.67% interest in Oklahoma Ethanol LLC, a joint venture to construct and operate an ethanol production plant in Oklahoma. The ethanol plant is estimated to produce a minimum of 55 million gallons of denatured ethanol, 176,000 tons of distillers dried grains and 2.8 Bcfe of CO2 per year. The Company will have the option to acquire all or part of this CO2 for use in EOR projects. The start up and construction costs are estimated to be between $115,000 and $125,000. Oklahoma Ethanol LLC has retained a financial advisor to arrange project financing of between $69,000 and $75,000 in secured indebtedness, with recourse limited to the Company’s interest in this entity, to fund construction costs and for related start-up working capital. The Company expects to commence construction in 2009 with completion in 2010, and that its equity contribution will be approximately $30,000 to $33,000. However one of the minority owners, Oklahoma Sustainable Energy LLC, will no longer be able to participate in the joint venture if project financing does not close by September 15, 2008. In that event, the Company will need to find an investor to replace Oklahoma Sustainable Energy LLC. If the Company is unable to replace the equity or otherwise complete the financing on a non-recourse basis, then it may incur a write down of the $2,608 it has invested in the project through June 30, 2008.

In February 2008, loss of well control occurred at the Bowdle 47 No. 2 well in Loving County, Texas. The Company currently estimates that the total costs attributable to the loss of well control will be $11,900. We anticipate the Company’s insurance policy will cover 100% of these costs up to a maximum of $35,000, with the $650 insurance retention and deductible being payable by the Company. Accounts receivable includes a balance of $4,845 for costs incurred through June 30, 2008, which have been submitted to our insurer.

Note 9: Comprehensive loss

Components of comprehensive loss, net of related tax, are as follows for the three and six months ended June 30, 2007 and 2008:

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
Net income (loss)	$1,380	$(30,052)	$(3,974)	$(33,019)
Unrealized loss on hedges	(6,994)	(180,236)	(18,840)	(222,158)
Reclassification adjustment for hedge losses included in net income (loss)	3,932	27,627	1,457	37,612

Comprehensive loss	$(1,682)	$(182,661)	$(21,357)	$(217,565)

Note 10: Subsequent events

Agreement and Plan of Merger

On July 14, 2008, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Edge Petroleum Corporation (“Edge”), whereby Edge will merge with and into the Company (the “Merger”). At the effective time of the Merger, each share of Edge’s common stock will be converted automatically into the

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right to receive 0.2511 shares of the Company’s common stock, and each share of Edge’s 5.75% Series A Cumulative Convertible Perpetual Preferred Stock will be converted automatically into the right to receive one share of the Company’s 5.75% Series A Cumulative Convertible Perpetual Preferred Stock.

The Agreement, which was approved by the Company’s Board of Directors and its stockholders and Edge’s Board of Directors, provides that, following the effective time of the Merger, at least two members of Edge’s Board of Directors will join the Company’s Board of Directors.

Completion of the Merger is conditioned upon, among other things, adoption of the Agreement by Edge’s common stockholders and the accuracy of representations and warranties (subject to materiality exceptions) as of the date of the Agreement and the closing date of the Merger, and the performance by the parties in all material respects of their covenants under the Agreement.

The Agreement contains various termination rights for both parties. Upon termination of the Agreement under specified circumstances, the Company or Edge will be required to pay the other party a termination fee of $15,000. With certain exceptions, all costs and expenses incurred in connection with the Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated. The Agreement includes provisions limiting the maximum aggregate liability of either party to $25,000 in the event the Merger is not consummated.

Stock Purchase Agreement

On July 14, 2008, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Magnetar Financial LLC, on behalf of itself and one or more of its affiliates and assigns (“Magnetar”), pursuant to which Magnetar will purchase and the Company will sell 1,500,000 shares of its Series B Convertible Preferred Stock, par value $0.01 per share, for a purchase price of $150,000. At the closing of the stock purchase agreement, the Company will pay Magnetar a closing fee of $750 and reimburse Magnetar’s out-of-pocket expenses in the aggregate amount of up to $500. The closing of the Stock Purchase Agreement is conditioned upon the closing of the Merger and upon certain other customary closing conditions.

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Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

CHAPARRAL ENERGY, INC.,

CHAPARRAL EXPLORATION, L.L.C.

and

EDGE PETROLEUM CORPORATION

Dated July 14, 2008

Exhibit 1.2	—	Form of Certificate of Merger
Exhibit 1.4(a)	—	Certificate of Formation of Sub
Exhibit 1.4(b)	—	Limited Liability Company Agreement of Sub
Exhibit 1.6(b)	—	Certificate of Designations for Parent 5.75% Series A cumulative convertible perpetual preferred stock
Exhibit 3.5(a)(i)	—	Amended and Restated Certificate of Incorporation of Parent
Exhibit 3.5(a)(ii)	—	Amended and Restated Bylaws of Parent
Exhibit 4.2(d)	—	Certificate of Designations for Parent Series B convertible preferred stock

SCHEDULE OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	Section 5.3(a)
Affiliate	Section 8.4(a)
Agreement	Preamble
Amended and Restated Bylaws	Section 3.5(a)
Amended Certificate of Incorporation	Section 3.5(a)
Applicable Environmental Law	Section 2.14(f)
Applicable Law	Section 1.5
beneficial owner	Section 8.4(b)
Book-Entry Shares	Section 1.8(b)
business day	Section 8.4(c)
Certificate of Merger	Section 1.2
Certificates	Section 1.8(b)
Change in the Edge Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Exchange Ratio	Section 1.6(a)
Common Merger Consideration	Section 1.6(a)
Common Shares	Recitals
Confidentiality Agreements	Section 5.2(b)
Continuing Employee	Section 5.9(a)
Control	Section 8.4(d)
controlled by	Section 8.4(d)
Delaware Law	Recitals
Disclosure Schedules	Section 8.13
Edge	Preamble
Edge 401(k) Plan	Section 2.11(a)
Edge Board of Directors	Section 2.4(d)
Edge Common Stock	Recitals
Edge Credit Agreement	Section 2.9
Edge Employee Benefit Plans	Section 2.11(c)
Edge ERISA affiliate	Section 2.11(a)
Edge Material Adverse Effect	Section 2.1
Edge Material Contracts	Section 2.16(a)
Edge Permits	Section 2.6(b)
Edge Preferred Stock	Recitals
Edge Property	Section 2.14(a)
Edge Recommendation	Section 5.1(e)
Edge Reservoir Engineers	Section 2.12(b)
Edge Reserve Reports	Section 2.12(b)
Edge Schedule	Article II
Edge SEC Reports	Section 2.7(a)
Edge Stockholder Approval	Section 5.1(e)
Edge Stockholders’ Meeting	Section 5.1(e)
Edge Termination Fee	Section 7.3(a)
Effective Time	Section 1.2
Eligible Employees	Section 5.9(a)
Employment Agreements	Section 5.9(a)
Environmental Laws	Section 2.14(f)

Defined Term	Section
ERISA	Section 2.11(a)
Estimated Fractional Share Value	Section 1.8(f)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
Financing	Section 3.25
Financing Commitment	Section 3.25
GAAP	Section 2.1
good and defensible title	Section 2.12(c)
governmental authority	Section 8.4(e)
HSR Act	Section 2.5(b)
Indemnified Parties	Section 5.4(b)
Intellectual Property	Section 2.15(b)
IRS	Section 2.11(f)
Merger	Recitals
Merger Consideration	Section 1.6
NYSE	Section 3.5(a)
Option	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent 401(k) Plan	Section 3.11(a)
Parent Board of Directors	Section 3.4(d)
Parent Common Stock	Section 1.6(a)
Parent Credit Agreement	Section 3.9
Parent Employee Benefit Plans	Section 3.11(c)
Parent ERISA affiliate	Section 3.11(a)
Parent Material Adverse Effect	Section 3.1
Parent Material Contracts	Section 3.16(a)
Parent Parties	Preamble
Parent Permits	Section 3.6(b)
Parent Preferred Stock	Section 1.6(b)
Parent Property	Section 3.14
Parent Reservoir Engineers	Section 3.12(b)
Parent Reserve Reports	Section 3.12(b)
Parent Restructure	Section 5.14
Parent Schedule	Article III
Parent SEC Reports	Section 3.7(a)
Parent Termination Fee	Section 7.3(b)
Permitted Liens	Section 2.9
person	Section 8.4(f)
Preferred Exchange Ratio	Section 1.6(b)
Preferred Merger Consideration	Section 1.6(b)
Preferred Shares	Recitals
Proxy Statement/Prospectus	Section 5.1
reasonable best efforts	Section 8.4(g)
Registration Statement	Section 5.1
Restricted Shares	Section 1.7(b)
Returns	Section 2.13(a)
SEC	Section 1.7(c)
Securities Act	Section 2.5(b)
Series B Preferred Stock	Section 4.2(d)

Defined Term	Section
Shares	Recitals
Stockholders’ Amendment	Section 3.4(e)
Sub	Preamble
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Entity	Section 1.1
Taxes	Section 2.13
Terminated Employees	Section 5.9(b)
Transactions	Section 2.1
Treasury Regulations	Recitals
under common control with	Section 8.4(d)
Units	Section 1.7(b)
Work Plan	Section 2.27

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 14th day of July, 2008 (this “Agreement”), is by and among Chaparral Energy, Inc., a Delaware corporation (“Parent”), Chaparral Exploration, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”), and Edge Petroleum Corporation, a Delaware corporation (“Edge”).

RECITALS:

A. The respective governing bodies of Parent, Sub and Edge have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders and members to merge Edge with and into Sub (the “Merger”) upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), (i) each issued and outstanding share (the “Common Shares”) of common stock, par value $0.01 per share of Edge (the “Edge Common Stock”), other than Edge Common Stock owned by Parent, Sub or Edge (or any of their respective direct or indirect wholly owned subsidiaries), shall be converted into the right to receive the Common Merger Consideration as set forth herein, and (ii) each issued and outstanding share (the “Preferred Shares,” and together with the Common Shares, the “Shares”) of 5.75% Series A cumulative convertible perpetual preferred stock, par value $0.01 per share of Edge (the “Edge Preferred Stock”), shall be converted into the right to receive the Preferred Merger Consideration as set forth herein.

C. For federal income tax purposes, it is intended by the parties hereto that Sub be disregarded and that the Merger qualify as a reorganization involving Parent and Edge within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”).

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and Edge agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time, Edge shall be merged with and into Sub. As a result of the Merger, the separate corporate existence of Edge shall cease and Sub shall continue as the surviving limited liability company of the Merger (the “Surviving Entity”).

Section 1.2 Effective Time; Closing. As promptly as practicable (but no later than two business days) after the satisfaction or, if permissible, waiver in accordance with Section 7.5 of the last to be satisfied or waived of the conditions set forth in Article VI (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of these conditions), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger in the form attached hereto as Exhibit 1.2 (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the date and time of such filing being the “Effective Time”). Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the offices of McAfee & Taft A Professional Corporation in Oklahoma City, Oklahoma, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The date of the Closing is herein called the “Closing Date.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Edge and Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Edge and Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, (i) the certificate of formation of Sub as in effect immediately prior to the Effective Time shall be in the form attached hereto as Exhibit 1.4(a) and shall be the certificate of formation of the Surviving Entity until duly amended in accordance with Delaware Law, and (ii) the limited liability company agreement of Sub shall be in the form attached hereto as Exhibit 1.4(b) and shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with Delaware Law.

Section 1.5 Managers and Officers of Surviving Entity. Sub shall be manager managed and the managers and officers of Sub immediately prior to the Effective Time shall continue to be the managers and officers of the Surviving Entity from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity and applicable law, rule or regulation (“Applicable Law”).

Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, Edge or the holders of any of the Shares:

(a) The holders of Common Shares issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be canceled without payment of any consideration therefor pursuant to Section 1.6(c)) shall have the right to receive 0.2511 (the “Common Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in exchange for each Common Share, payable without interest to the holder of such Common Share upon its surrender in the manner provided in Section 1.8. Each such Common Share shall cease to be outstanding and shall be canceled, each holder of any such Common Share shall thereafter cease to have any rights with respect to such Common Share, except the right to receive, without interest, (i) certificates representing whole shares of Parent Common Stock or whole shares of Parent Common Stock represented by book-entry in accordance with Section 1.8(b), (ii) any unpaid dividends and distributions on shares of Parent Common Stock (after giving effect to any required withholding of Taxes) in accordance with Section 1.8(e) and (iii) cash for fractional shares in accordance with 1.8(f) upon the surrender of the relevant Common Share (or certificate representing such Common Share) ((i), (ii) and (iii), taken together, the “Common Merger Consideration”). The issued and outstanding membership interests of Sub shall remain outstanding and be the membership interests of the Surviving Entity;

(b) The holders of Preferred Shares issued and outstanding immediately prior to the Effective Time (other than any Preferred Shares to be canceled without payment of any consideration therefor pursuant to Section 1.6(c)) shall have the right to receive one (1) (the “Preferred Exchange Ratio”) validly issued, fully paid and nonassessable share of 5.75% Series A cumulative convertible perpetual preferred stock, par value $0.01 per share, of Parent with the voting powers, designations, preferences, rights, and qualifications, limitations or restrictions set forth in Exhibit 1.6(b) and with a conversion price into one share of Parent Common Stock equal to the quotient of the conversion price of the Edge Preferred Stock divided by the Common Exchange Ratio (“Parent Preferred Stock”) in exchange for each Preferred Share, payable without interest to the holder of such Preferred Share upon its surrender in the manner provided in Section 1.8. Each such Preferred Share shall cease to be outstanding and shall be canceled, each holder of any such Preferred Share shall thereafter cease to have any rights with respect to such Preferred Share, except the right to receive, without interest,

(i) certificates representing whole shares of Parent Preferred Stock or whole shares of Parent Preferred Stock represented by book-entry in accordance with Section 1.8(b), (ii) any unpaid dividends and distributions on shares of Edge Preferred Stock (after giving effect to any required withholding of taxes) in accordance with Section 1.8(e) ((i) and (ii), taken together, the “Preferred Merger Consideration”), and (iii) cash in the amount of any dividend on Edge Preferred Stock that has been declared but not paid as of the Effective Time; and

(c) Each Share held in the treasury of Edge and each Share owned by Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of Edge immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

For purposes of this Agreement, “Merger Consideration” shall mean the Common Merger Consideration and the Preferred Merger Consideration or, when used with respect to a specified Share, shall mean the consideration allocable to such Share in accordance with Section 1.6(a) or (b), as the case may be.

Section 1.7 Employee Stock Options, Restricted Shares and Units.

(a) At the Effective Time, each stock option to purchase Common Shares granted by Edge or any of its subsidiaries to an employee or director thereof (in each case, an “Option”) that is then outstanding, whether or not then exercisable or vested, shall become fully vested and converted into the right to purchase Parent Common Stock subject to the modifications described in this Section 1.7(a). Prior to the Effective Time, the Surviving Entity shall take all actions (if any) as may be required to permit the assumption of each Option by Parent or the Surviving Entity pursuant to this Section 1.7(a) so that at the Effective Time each Option shall be assumed and adjusted by Parent or the Surviving Entity, subject to the same terms and conditions as under the applicable Edge Employee Benefit Plan and the applicable option agreement entered into pursuant thereto, except that (i) at the Effective Time each Option shall become fully vested and converted into the right to purchase Parent Common Stock and (ii) (A) each Option shall be exercisable only for that whole number of shares of Parent Common Stock equal to the product (rounded to the nearest whole share) of the number of shares of Edge Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Edge Common Stock subject to such Option in effect immediately prior to the Effective Time divided by the Common Exchange Ratio (the price per share, as so determined, being rounded down to the nearest whole cent); provided, that in no event shall the exercise price be less than the par value of Parent Common Stock.

(b) Immediately prior to the Effective Time, each outstanding award of restricted stock granted by Edge or any of its subsidiaries pursuant to any employee benefit plan (the “Restricted Shares”) and each unit with respect to Edge Common Stock granted pursuant to any employee benefit plan (collectively, the “Units”) that has not vested shall become fully vested and be converted into the right to receive the Common Merger Consideration pursuant to Section 1.6 (reduced by any applicable withholding) for each Restricted Share or Unit previously subject to such award. Edge may elect to cause all shares of Edge Common Stock in the Edge 401(k) Plan to fully vest immediately prior to the Effective Time.

(c) As soon as practicable after the Effective Time, Parent shall deliver to holders of Options appropriate notices setting forth such holders’ rights pursuant thereto. On or prior to the Effective Time, Parent shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (or a post-effective amendment on Form S-8 with respect to the Registration Statement (or such other appropriate form)) covering all shares of Parent Common Stock subject to the Options.

Section 1.8 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the holders of Shares in connection with the Merger to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Shares, (i) certificates representing shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to Section 1.6 and delivered pursuant to this Section 1.8 and (ii) cash funds sufficient to pay cash in lieu of fractional shares in accordance with this Section 1.8. Such shares of Parent Common Stock and Parent Preferred Stock, together with any dividends or distributions with respect thereto (as provided in Section 1.8(e)), and such cash are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock, Parent Preferred Stock and cash to be issued or paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock or Parent Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of persons entitled thereto. Any cash in the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Entity; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, further, that no loss on any investment made pursuant to this Section 1.8 shall affect the Merger Consideration payable to the holders of Shares and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of Edge in the amount of any such losses.

(b) Promptly after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall mail to each person who was, at the Effective Time, a holder of record of an outstanding certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented such holder’s Shares, or Shares represented by book-entry (“Book-Entry Shares”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which shall be in customary form and agreed to by Parent and Edge prior to the Effective Time) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, in exchange for payment of the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and (ii) such Certificate or Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Book-Entry Shares for the benefit of the holder of such Certificate or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of Edge, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate deliverable in respect thereof pursuant to this Agreement. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

(c) At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds and shares of Parent Common Stock and Parent Preferred Stock in the Exchange

Fund that had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any applicable abandoned property, escheat or other similar law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of Edge shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of Edge. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Applicable Law.

(e) No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares. Subject to the effect of Applicable Law: (i) at the time of the surrender of a Certificate or Book-Entry Shares for exchange in accordance with the provisions of this Section 1.8, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).

(f) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 1.8(f), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which an Edge stockholder would otherwise be entitled (after taking into account all Certificates and Book-Entry Shares delivered by or on behalf of such holder), such holder, upon surrender of a Certificate or Book-Entry Shares as described in this Section 1.8, shall be paid an amount in cash (without interest) determined by multiplying (i) the Estimated Fractional Share Value by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. “Estimated Fractional Share Value” means the quotient of (x) the average of the per share closing sales prices of Edge Common Stock on the Nasdaq Global Select Market, as reported in The Wall Street Journal, for the ten consecutive trading days ending on the third trading day immediately prior to the Effective Time divided by (y) the Common Exchange Ratio.

Section 1.9 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares (and, for the avoidance of doubt, Restricted Shares) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Sub, the Surviving Entity or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Entity or the Exchange Agent, as the case may be.

Section 1.10 Adjustment of Common Exchange Ratio. If, between the date of this Agreement and the Effective Time and as permitted by Sections 4.l and 4.2, the outstanding number of Shares or the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Common Exchange Ratio shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that the consummation of the Parent Restructure will not result in an adjustment of the Merger Consideration or the Common Exchange Ratio pursuant to this Section 1.10.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EDGE

Edge hereby represents and warrants to Parent and Sub that, except as otherwise set forth (i) in Edge’s Schedules to this Agreement (the “Edge Schedule”) or (ii) in the Edge SEC Reports filed prior to the date of this Agreement:

Section 2.1 Organization and Qualification; Subsidiaries. Edge is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. Edge has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. Each subsidiary of Edge (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. The term “Edge Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of Edge and its subsidiaries taken as a whole or on the ability of Edge to consummate the transactions contemplated by this Agreement (the “Transactions”), except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry or exploration and production companies of a similar size to Edge (including changes in commodity prices and general market prices), (iii) changes in laws, regulations or United States generally accepted accounting principles (“GAAP”) or interpretations thereof, (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the Transactions, (v) any failure by Edge to meet estimates of revenues or earnings for any period ending after the date of this Agreement, (vi) changes in the price or trading volume of Edge’s stock, provided, that this clause (vi) does not prevent a determination that any underlying causes of such changes resulted in an Edge Material Adverse Effect, (vii) the failure of Edge or its subsidiaries to take any action referred to in Section 4.1 due to Parent’s unreasonable withholding, delaying or conditioning of its consent or (viii) effects to the extent resulting from any legal proceedings made or brought by any of the current or former stockholders of Edge (on their own behalf or on behalf of Edge) arising out of or related to this Agreement or the Transactions. For purposes of determining whether a particular change, event, circumstance or effect has a “material adverse effect,” no predetermined formulaic or analogical approach to a determination of materiality shall be considered (for example, a percentage of the value of the aggregate Merger

Consideration); rather, the nature and effect of each change, event, circumstance or effect shall be considered along with the detrimental impact on the properties, financial condition or results of operations of Edge and its subsidiaries, taken as a whole, of such change, event, circumstance or effect. A true and complete list of all of Edge’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by Edge and each other Edge subsidiary, is set forth in Section 2.1 of the Edge Schedule. Other than with respect to the Edge subsidiaries set forth on Section 2.1 of the Edge Schedule, Edge does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Edge.

Section 2.2 Charter and Bylaws. Edge has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 2.3 Capitalization. The authorized capital stock of Edge consists of 60,000,000 shares of Edge Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 2,875,000 shares have been designated as 5.75% Series A cumulative convertible perpetual preferred stock. As of July 14, 2008, (i) 28,683,690 shares of Edge Common Stock were issued and outstanding, all of which were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of Edge, (ii) 2,875,000 shares of Edge Preferred Stock were issued and outstanding, all of which were validly issued and fully paid and were nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of Edge, (iii) 8,680,489 shares of Edge Common Stock were reserved for issuance upon the conversion of Edge Preferred Stock, (iv) 459,360 shares of Edge Common Stock were reserved for issuance upon the vesting of Units or as restricted stock and (v) Options to purchase an aggregate of 643,600 shares of Edge Common Stock were issued and outstanding (of which Options to purchase an aggregate of 643,600 shares of Edge Common Stock were exercisable). From December 31, 2007 to the date of this Agreement, Edge has not issued any shares of capital stock or granted any options covering shares of capital stock, except for shares issued pursuant to the exercise of Options, the vesting of Units or the Edge 401(k) Plan. Subject to the foregoing and other than as contemplated by the Edge Employee Benefit Plans, the Edge 401(k) Plan or the Certificate of Designations of the Edge Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Edge or any Edge subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Edge or any Edge subsidiary. Other than as provided in the Certificate of Designations of the Edge Preferred Stock, there are no outstanding contractual obligations of Edge or any Edge subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Edge or any Edge subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Edge subsidiary were duly authorized, validly issued and fully paid and are non-assessable and are owned by Edge, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Edge or any of its subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of any Edge subsidiary were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Edge subsidiary or under any agreement to which Edge or any Edge subsidiary is a party.

Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) Edge has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law.

(b) The execution, delivery and performance of this Agreement by Edge and the consummation by Edge of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Edge (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of

Common Shares to the extent required by Applicable Law and the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by Edge and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of Edge, enforceable against Edge in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d)(i) The board of directors of Edge (the “Edge Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the Transactions are advisable and in the best interests of the Edge stockholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend adoption of this Agreement by the holders of Common Shares; and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated has delivered to the Edge Board of Directors a written opinion to the effect that, as of the date thereof, based on and subject to the assumptions, qualifications and limitations set forth therein, the Common Merger Consideration is fair, from a financial point of view, to the holders of the Common Shares, it being agreed that neither Parent nor Sub has any rights with respect to such opinion.

Section 2.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by Edge does not, and the consummation by Edge of the Transactions will not, (i) violate the certificate of incorporation or bylaws of Edge, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Edge or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that, to the extent required by Applicable Law or the Edge certificate of incorporation, the adoption of this Agreement by the affirmative vote of the holders of Common Shares is obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Edge or any of its subsidiaries or any of their properties, (iv) result in the triggering, acceleration or increase of any payment to any person pursuant to any “change in control” or similar provision of any contract or agreement with any seismic data vendor or licensor or any other contract or agreement that constitutes an Edge Material Contract or (v) result in the creation or imposition of any lien, charge or encumbrance upon any property of Edge or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii).

(b) Except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable U.S. state or federal securities or “Blue Sky” laws and (B) the Nasdaq Global Select Market, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which Edge is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Edge for the execution and delivery by Edge of this Agreement or the consummation by Edge of the Transactions.

Section 2.6 Compliance.

(a) Neither Edge nor any Edge subsidiary (i) is in violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) is in violation of any Applicable Law or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 2.11, 2.13 and 2.14, respectively, (iii) is in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Edge or any Edge subsidiary is a party or by which any of them or any of their respective properties are bound or (iv) has received a written notice of non-compliance with any Applicable Law, order, judgment or decree of any governmental authority that remains unresolved, except, in the case of clauses (ii), (iii) and (iv), for such violations, defaults or notices that have not had and are not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect.

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, (i) Edge and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary for Edge and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “Edge Permits”) and (ii) to the knowledge of Edge, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Edge Permit (in each case, with or without notice or lapse of time or both).

Section 2.7 SEC Filings; Financial Statements; Internal Control.

(a) Edge has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2008 (collectively, the “Edge SEC Reports”). As of their respective dates, (i) the Edge SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) none of the Edge SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC. No Edge subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of Edge, together with the related schedules and notes thereto, included in the Edge SEC Reports present fairly, in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position of Edge and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and consolidated cash flows of Edge and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.

(c) Edge has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to ensure that material information relating to Edge, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of Edge by others within those entities and (ii) designed internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2008, neither Edge nor its independent auditors have identified any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which were or are reasonably likely to adversely affect Edge’s ability to record, process, summarize and report financial information.

Section 2.8 No Undisclosed Liabilities. Except for liabilities and obligations (i) reflected or reserved against in Edge’s consolidated balance sheets or the notes thereto included in the Edge SEC Reports, (ii) arising under this Agreement and the Transactions, (iii) incurred since March 31, 2008 in the ordinary course of business consistent with past practice and (iv) that are not material to Edge under GAAP, neither Edge nor any of its subsidiaries has any liabilities or obligations, whether absolute or contingent, required by GAAP to be reflected or reserved against in Edge’s consolidated balance sheet.

Section 2.9 Absence of Certain Changes or Events. From March 31, 2008 until the date of this Agreement, except as contemplated by this Agreement, Edge has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, an Edge Material Adverse Effect, (ii) any change by Edge in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Edge and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Edge or any redemption, purchase or other acquisition for value of any of its capital stock, other than regular quarterly dividends with respect to the Edge Preferred Stock in the amount of $0.71875 per share, (iv) any split, combination or reclassification of any capital stock of Edge, (v) any incurrence, assumption or guarantee by Edge of any indebtedness for borrowed money other than under the Fourth Amended and Restated Credit Agreement dated as of January 31, 2007 among Edge, the lenders party thereto, and Union Bank of California, N.A. (as amended, the “Edge Credit Agreement”), (vi) any creation or other incurrence by Edge of any lien on any asset securing an amount in excess of $100,000 (other than Permitted Liens, liens securing obligations under the Edge Credit Agreement and liens securing purchase money obligations created in connection with the acquisition, in the ordinary course of business consistent with past practice, of field vehicles and office equipment, not exceeding $1,000,000 in the aggregate), (vii) any material Tax election by Edge or any settlement of any material Tax liability, (viii) except for the acquisition of oil and gas leases and seismic data and the drilling, workover and recompletion of wells in the ordinary course of business, any asset acquisition or capital expenditure by Edge in excess of $500,000 individually or $1,000,000 in the aggregate, (ix) any termination or amendment of, or waiver of any material right under, any Edge Material Contract; (x) any material damage to or destruction or loss of any material asset of Edge (whether or not covered by insurance), (xi) other than by expiration of any lease, any sale or other disposition by Edge, in any single or related series of transactions, of assets having a value in excess of $500,000; (xii) any granting by Edge of any increase in compensation or fringe benefits to any employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Edge of any bonus, except for bonuses paid in the ordinary course of business consistent with past practice, or any granting by Edge of any increase in severance or termination pay or any entry by Edge into any employment, severance, termination or indemnification agreement; (xiii) any entry by Edge into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property in excess of $1 million, (xiv) any change in Edge’s independent petroleum engineers, (xv) any revaluation for Tax reporting or financial statement purposes by Edge of any of its assets, including writing down or writing off notes or accounts receivable in excess of $100,000 or (xvi) the entering into of any agreement, whether written or oral, to do any of the foregoing.

For the purposes of this Agreement, “Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, that are not reasonably expected to impair in any material respect the use or occupancy of any asset in the operation of the business of Edge or Parent, as applicable, (iv) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement or as to which the time for asserting such rights has expired at the Effective Time without an exercise of such rights, (v) restrictions on transfer with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement and (vi) liens listed on Section 2.9 of the Edge Schedule or Section 3.9 of the Parent Schedule, as applicable.

Section 2.10 Litigation. Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 2.11, 2.13 and 2.14, respectively, (i) there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of Edge, threatened, against Edge or any of its subsidiaries, or any of their respective officers or directors in their capacities as such and (ii) neither Edge nor any of Edge’s properties nor, to the knowledge of Edge, any of Edge’s or its subsidiaries’ officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

Section 2.11 Employee Benefit Plans.

(a) Except for the plan (the “Edge 401(k) Plan”) maintained by Edge pursuant to Section 401(k) of the Code, none of Edge or any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Edge under Section 414(b), (c), (m) or (o) of the Code (“Edge ERISA affiliate”) maintains any “employee pension plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the funding requirements of ERISA.

(b) None of Edge or any of its subsidiaries or any other Edge ERISA affiliate maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). None of Edge or any of its subsidiaries or any other Edge ERISA affiliate has incurred any liability under Title IV of ERISA which remains unsatisfied.

(c) Section 2.11 of the Edge Schedule contains a true and complete list of all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements or payroll practices, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, long-term incentive programs in form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by Edge or any of its subsidiaries or any Edge ERISA affiliate or to which Edge or any of its subsidiaries or any Edge ERISA affiliate has contributed or is obligated to contribute or has any present or future liability thereunder (all such plans, other than the Edge 401(k) Plan, are referred to as the “Edge Employee Benefit Plans”).

(d) With respect to the Edge 401(k) Plan and each Edge Employee Benefit Plan, Edge has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Edge or its subsidiaries to their employees concerning the extent of the benefits provided under an Edge Employee Benefit Plan or the Edge 401(k) Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(e) Each Edge Employee Benefit Plan and Edge 401(k) Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) the Edge 401(k) Plan and each Edge Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Edge or its subsidiaries, either directly or by reason of their affiliation with any member of their Edge ERISA affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for the Edge 401(k) Plan and each Edge Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such terms is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Edge Employee Benefit Plan or the Edge 401(k) Plan; (vi) no Edge Employee Benefit Plan provides retiree welfare benefits except as required under Section 4980B of the Code; and (vii) neither Edge nor the Edge ERISA affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA. The Edge Employee Benefit Plans and the Edge 401(k) Plan have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state law, and none of Edge or any of its subsidiaries or any “party in interest” or “disqualified person” with respect to the Edge Employee Benefit Plans or the Edge 401(k) Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except where any of the foregoing has not had and is not reasonably likely to have an Edge Material Adverse Effect.

(f) With respect to the Edge 401(k) Plan and any Edge Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Edge, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service (“IRS”)or other governmental agencies are pending, in progress or, to the knowledge of Edge, threatened.

(g) Except as provided in Section 2.11 of the Edge Schedule, no Edge Employee Benefit Plan exists that could result in the payment to any present or former employee of Edge or any of its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Edge or any of its subsidiaries as a result of the transactions contemplated by this Agreement. Except as provided in Section 2.11 of the Edge Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Edge or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 2.12 Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by Edge or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

(b) Except for goods (including hydrocarbons produced from Edge’s consolidated oil and gas properties) and other property sold, used or otherwise disposed of since the dates of the respective Edge Reserve Reports in the ordinary course of business, as of the date hereof, Edge and its subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the reserve reports of Ryder Scott Company, L.P. and W. D. Von Gonten & Co. (together, the “Edge Reservoir Engineers”), in each case relating to Edge interests referred to therein as of December 31, 2007 (the “Edge Reserve Reports”), and in each case as attributable to interests owned by Edge and its subsidiaries, free and clear of any liens, except for the following liens or other imperfections of title: (i) liens arising under the Edge Credit Agreement, (ii) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, (iii) liens in favor of the operator arising under operating agreements and statutory liens securing payment by the first purchaser to the producer, (iv) imperfections of title that do not (A) materially interfere with the use, operation and possession of any property, (B) materially reduce the value of any Edge Property or (C) interfere with the production and sale of hydrocarbons for the account of Edge from any Edge Property; and (v) liens, charges and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of Edge or its predecessors in title to, or the receipt of production revenues from, the property affected thereby. The historical information supplied by Edge to the Edge Reservoir Engineers underlying the estimates of the reserves reflected in the Edge Reserve Reports, including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or natural gas sales or marketing contracts or under hedging arrangements, costs of operations and development and working interest and net revenue information relating to interests owned by Edge and its subsidiaries, was true and correct in all material respects on the date such information was supplied to the Edge Reservoir Engineers. The estimates of future capital expenditures and other future exploration and development costs supplied by Edge to the Edge Reservoir Engineers were prepared in good faith by the management of Edge.

(c) For the purposes of this Agreement, “good and defensible title” means defensible title of record in Edge or its subsidiaries, or Parent or its subsidiaries, as applicable.

(d) Section 2.12 to the Edge Schedule lists all Edge Properties which have different before payout and after payout interests, together with the approximate amount of the payout balance with respect to each such property as of the date indicated.

Section 2.13 Taxes.

(a) Each of Edge, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal and material state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable;

(b) Each of Edge and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Edge and its subsidiaries through the date hereof, and complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes;

(c) Section 2.13 of the Edge Schedule sets forth the last taxable period through which the federal income Tax Returns of Edge and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Edge’s most recent audited financial statements. No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Edge or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against Edge or any of its subsidiaries with respect to any period;

(d) Neither Edge nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Edge or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Edge or any of its subsidiaries;

(e) Neither Edge nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) Edge is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (A) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, (B) the payment of any form of compensation or reimbursement for any Tax incurred by any person arising under Section 280G of the Code, or (C) the payment of any amounts not deductible by Edge, in whole or in part, by reason of Section 162(m) of the Code; and

(g) Neither Edge nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

For purposes of this Agreement, a “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.14 Environmental Matters.

(a) There does not exist on any oil and gas property, including leasehold, working interest, surface, mineral, royalty and other associated rights and interests, owned in fee or by virtue of leases, contracts, agreements, vested or contingent, and pertinent to Edge’s oil & gas operations, owned or operated by Edge or any of its subsidiaries (individually an “Edge Property” and collectively, the “Edge Properties”) any condition or conditions that constitute a violation of Applicable Environmental Law and that reasonably could be expected to require or result in a compliance action, response or remediation cost to Edge, either individually or in the aggregate, in excess of $500,000.

(b) There are no agreements, consents or administrative orders, injunctions, decrees, judgments, license, administrative rule or guidance, permit conditions, or other directives of any governmental entity based on any Applicable Environmental Law, relating to or that require any material change in the present condition or remediation of any Edge Property which remain unsatisfied and outstanding, and Edge has not received from any governmental entity or any private or public person or entity any notice or claim advising Edge that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of Edge’s or its predecessors’ ownership or activities in connection with the Edge Properties, which claim or notice remains unsatisfied and outstanding.

(c) Edge and, to the knowledge of Edge, each other person that owns, operates or occupies the Edge Properties, has obtained all material permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Edge Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no ongoing, pending or, to the knowledge of Edge, threatened investigations, claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Edge Properties under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any of the Edge Properties.

(e) There are no third-party commissioned reports of environmental investigations, studies or audits performed within the past five (5) years, or internally generated reports of environmental investigations, studies or audits performed within the past two (2) years, with respect to any of the Edge Properties in the possession of Edge.

(f) As used in this Agreement, the term “Applicable Environmental Law” means: (i) all federal statutes regulating or prescribing restrictions regarding the condition, activities or operations, of or affecting, the Edge Properties or, as applicable, the Parent Properties relating to the environment, human health, safety and security, including but not limited to the following: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act (Solid Waste Disposal Act), 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act (and Amendments of 1996), 42 U.S.C. § 300f, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Endangered Species Act, 16 U.S.C. § 1531, et seq., Migratory Bird Treaty Act, 16 U.S.C. § 703 et seq., the National Environmental Policy Act, 42 U.S.C. § 4321, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq. and 46 U.S.C. § 3703a, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Occupational Safety and

Health Act, 29 U.S.C. § 651 et seq., the Homeland Security Act, 6 U.S.C. § 101, et seq., the Aviation and Transportation Security Act, 49 U.S.C. § 114, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 106, et seq. (collectively, and as amended and recodified, the “Environmental Laws”); (ii) any regulations promulgated under such federal statutes; (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment; and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Edge makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Applicable Environmental Law, except as set forth in this Section 2.14.

Section 2.15 Intellectual Property.

(a) Except as have not had and are not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, either Edge or an Edge subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of Edge, and (i) there are no pending or, to the knowledge of Edge, threatened claims by any person alleging infringement by Edge or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Edge, (ii) to the knowledge of Edge, the conduct of the business of Edge and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Edge nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Edge or any of its subsidiaries and (iv) to the knowledge of Edge, no person is infringing any Intellectual Property of Edge or any of its subsidiaries. To the knowledge of Edge, upon the consummation of the Transactions, the Surviving Entity or its subsidiaries shall own or have the right to use all Intellectual Property on the same terms and conditions as Edge and its subsidiaries enjoyed prior to such transaction.

(b) As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information, technical information and seismic data licenses used in Parent’s or Edge’s respective businesses as currently conducted.

Section 2.16 Material Contracts.

(a) For purposes of this Agreement, the following shall constitute the “Edge Material Contracts”:

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Edge and its subsidiaries) relating to indebtedness in an amount in excess of $1 million;

(B) a contract, lease or license (including any seismic license agreements) pursuant to which Edge or any of its subsidiaries paid amounts in excess of $1 million within the 12 month period prior to the date of this Agreement; for the avoidance of doubt, the foregoing does not include contracts with drilling contractors or oil and gas royalties paid in the ordinary course of business;

(C) a contract that to the knowledge of Edge purports to materially limit the right of Edge or any of its affiliates to engage or compete in any line of business in which Edge or its subsidiaries is engaged or to compete with any person or operate in any location;

(D) a contract that creates a partnership or joint venture or similar arrangement (other than a tax partnership) having assets reasonably valued in excess of $1 million;

(E) any acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement, exploration agreement, prospect agreement, joint venture agreement, seismic acquisition agreement, area of mutual interest agreement, farmout or farmin agreement or other similar agreement pursuant to which (i) Edge reasonably expects to incur expenditures in excess of $1 million during the period ending one year from the date of this Agreement, or (ii) any other party may acquire or earn an interest in Edge Properties described in the Edge Reserve Reports;

(F) any agreement for the sale of oil, gas or liquids from or attributable to the Edge Properties at less than market price (including any call on production at a price less than the prevailing price in the field or the applicable monthly index price, as applicable) that may not be terminated by Edge at will and without penalty on notice of sixty(60) days or less;

(G) any lease by Edge or any of its subsidiaries of any real property, including office leases, under which the annual rental is in excess of $250,000;

(H) any guaranty, direct or indirect, by Edge, of any obligation for borrowings of any other person, other than endorsements made for collection in the ordinary course of business, guarantees by Edge subsidiaries of Edge obligations and guarantees by Edge of Edge subsidiaries’ obligations;

(I) any outsourcing agreement for the performance by third parties of administrative or professional services for or on behalf of Edge or any of the Edge subsidiaries;

(J) any agreement to which any affiliate of Edge is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(K) any agreement filed by Edge with the SEC as a material contract as required by Item 601(b)(10) of Regulation S-K, any terms of which remain executory.

(b) Other than as a result of the expiration or termination of any Edge Material Contract in accordance with its terms, (i) except as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect, each Edge Material Contract is valid and binding on Edge and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability there of may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) Edge and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Edge Material Contract and (iii) neither Edge nor any of its subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Edge or any of its subsidiaries or their counterparties under any such Edge Material Contract.

Section 2.17 Hedging. Section 2.17 of the Edge Schedule sets forth, as of the date of this Agreement, the futures, hedge, swap, collar, put, call, floor, cap, option and other similar contracts to which Edge or any of its subsidiaries is a party or is bound that are intended to reduce or eliminate the risk of fluctuations in interest rates, currency exchange rates or the price of commodities, including hydrocarbons.

Section 2.18 Brokers; Transaction Fees. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Howard & Zukin Financial Advisors, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Edge.

Section 2.19 Takeover Provisions. Assuming the accuracy of the representations in Section 3.19, the Edge Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 203 of Delaware Law inapplicable to this Agreement and the Transactions.

Section 2.20 Tax Treatment. Neither Edge nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.21 Business Locations; Bank Accounts.

(a) Edge has provided Parent a schedule which sets forth the location of the principal place of business and chief executive office of Edge and each Edge subsidiary, together with each field office and other office out of which Edge business is conducted. The schedule includes a designation of the office or other location where the corporate books and records, including the charter documents, corporate records and books of account of Edge and its subsidiaries, are located.

(b) Edge has provided Parent a schedule which sets forth a listing of all bank accounts, depository accounts, securities accounts and other similar accounts of Edge and each Edge subsidiary with any bank, broker or other depository institution and the names of all persons authorized to withdraw funds from each such account.

Section 2.22 Future Production. Except as set forth in Section 2.22 of the Edge Schedule, Edge is not obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver hydrocarbons having a value in excess of $500,000 attributable to the Edge Properties at some future time without then or thereafter receiving full payment therefor. No Edge Property is subject to an allowable penalty under applicable laws, rules or regulations that would prevent any well on such property from being entitled to its full legal and regular allowable from and after the Closing Date, the effect of which would be to materially reduce the projected production from such property as set out in the Edge Reserve Reports. Section 2.22 of the Edge Schedule sets forth a summary of Edge’s gas balancing obligations, including the amounts of any over production and under production imbalances.

Section 2.23 Lease Provisions; Suspense. All rents, royalties, overriding royalty interests and other payments due with respect to production from the Edge Properties have been timely and properly paid, except amounts (i) that are properly being held in suspense, or (ii) as has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. Edge has made available to Parent or Parent’s counsel for review Edge’s suspense register listing all amounts held in suspense by Edge.

Section 2.24 Previously Owned Properties. Except as set forth in Section 2.24 of the Edge Schedule, Edge has no continuing contractual indemnification obligations with respect to any properties that were owned or leased by Edge or any of its subsidiaries within the five-year period prior to the date of this Agreement but are not currently owned or leased; provided, however, that the foregoing representation and warranty is not intended to relate to any potential liability of Edge or any Edge subsidiary arising solely under Applicable Environmental Law (and not by contract) with respect to matters which, to Edge’s knowledge, have not been asserted and are not reasonably expected by Edge to be asserted.

Section 2.25 Operator; Audits. As of the date hereof, Edge has no knowledge of any pending vote, or any requests for a vote (whether written or oral), to have Edge removed as the named operator of any of the Edge Properties for which Edge or any subsidiary is currently designated as the operator. To Edge’s knowledge, as of the date hereof, except as set forth in Section 2.25 of the Edge Schedule, there is no pending third-party audit of Edge’s or any Edge subsidiary’s joint interest billings as operator and neither Edge nor any subsidiary has received any notice of or demand with respect to any such audit.

Section 2.26 Preferential Rights to Purchase and Required Consents to Assign. As of the date hereof, except as set forth in Section 2.26 of the Edge Schedule, no Edge Property is subject to any preferential right to purchase, right of first refusal or other agreement that gives a third party the right to purchase such Edge Property as a result of the Merger, or requires the consent of any third party to consummate the Merger.

Section 2.27 Work Plan. Section 2.27 of the Edge Schedule sets forth a general description of Edge’s proposed capital expenditures for the orderly extension, renewal, exploration and development of the Edge Properties for the third quarter and the fourth quarter of 2008 (the “Work Plan”). Prior to the Closing, Edge will use commercially reasonable efforts to complete the Work Plan. Edge will routinely keep Parent informed of its activities under the Work Plan and any changes or modifications thereto, provided, however, that nothing herein shall require or guarantee that Edge will make any particular expenditure or achieve any particular result. Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit the ability of Edge to make any changes in the Work Plan based on new or changed facts, conditions, opportunities, circumstances, evaluations or results of operations, including changes in timing of operations, availability of equipment, rigs and personnel, revised assessments, matters beyond Edge’s control and other new or unforeseen conditions or events which may arise or become evident after the execution and delivery of this Agreement. For the avoidance of doubt, no failure to comply with the second sentence of this paragraph shall result in a breach of this Section 2.27 if such failure does not result in an Edge Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to Edge that, except as otherwise set forth (i) in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) or (ii) in the Parent SEC Reports filed prior to the date of this Agreement:

Section 3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and Sub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Each subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and its subsidiaries to consummate the Transactions, except, in each case, for any such effect attributable to (i) general economic, capital market, regulatory or political conditions, any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and gas exploration and development industry or exploration and production companies of a similar size to Parent (including changes in commodity prices and general market prices), (iii) changes in laws, regulations or GAAP or interpretations thereof, (iv) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the Transactions, (v) any failure by Parent to meet estimates of revenues or earnings for any period ending after the date of this Agreement, (vi) changes in the price or trading volume of Parent’s stock, provided, that this clause (vi) does not prevent a determination that any underlying causes of such changes resulted in a Parent Material Adverse Effect, (vii) the failure of Parent or its subsidiaries to take any action referred to in Section 4.2 due to Edge’s unreasonable withholding, delaying or conditioning of its consent or (viii) effects to the extent resulting from any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) arising out of or related to this Agreement or the Transactions. For purposes of determining whether a particular change, event, circumstance or effect has a “material adverse effect,” no predetermined formulaic or analogical approach to a determination of materiality shall be considered (for example, a percentage of the value of the aggregate Merger Consideration); rather, the nature and effect of each change, event, circumstance or effect shall be considered along with the detrimental impact on the properties, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, of such change, event, circumstance or effect. A true and complete list of all of Parent’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by Parent and each other Parent subsidiary, is set forth in Section 3.1 of the Parent Schedule. Other than with respect to the Parent subsidiaries set forth on Section 3.1 of the Parent Schedule, Parent does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that are not, in the aggregate, material to Parent.

Section 3.2 Charter and Bylaws. Each of Parent and Sub has heretofore furnished to Edge true and complete copies of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 3.3 Capitalization. The authorized capital stock of Parent consists of 3,600,000 shares of Parent Common Stock and 600,000 shares of preferred stock, par value $0.01 per share. As of July 14, 2008, 877,000 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of Parent. From December 31, 2007 to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options covering shares of capital stock. Subject to the foregoing and other than as contemplated by the Parent Employee Benefit Plans or the Parent 401(k) Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Parent subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent subsidiary. There are no outstanding contractual obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Parent subsidiary were duly authorized, validly issued and fully paid and are non-assessable and are owned by Parent, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Parent or any of its subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of any Parent subsidiary were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Parent subsidiary or under any agreement to which Parent or any Parent subsidiary is a party.

Section 3.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Sub has all requisite corporate or other business entity power and authority to enter into and to perform its obligations under this Agreement and all agreements, instruments and documents related to the Financing.

(b) The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions, including the Financing, have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Sub (other than, with respect to the Merger, the filing of appropriate merger documents as required by Delaware Law).

(c) This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery hereof by Edge, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The board of directors of Parent (the “Parent Board of Directors”), by irrevocable unanimous written consent, (A) determined that this Agreement and the Transactions, including the Parent Restructure and issuance of Parent Common Stock and Parent Preferred Stock, are advisable and in the best interests of the Parent stockholders, (B) approved this Agreement and (C) resolved to recommend the issuance of shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 1.6 and the amendment of Parent’s certificate of incorporation pursuant to Section 5.14.

(e) The stockholders of Parent, by irrevocable written consent (copies of which have been delivered to Edge) have (A) adopted this Agreement, (B) approved the Transactions, including the amendment of Parent’s certificate of incorporation pursuant to Section 5.14 and (C) approved the First Amendment to Stockholders’ Agreement, dated as of July 11, 2008, among Parent, Fischer Investments, L.L.C., an Oklahoma limited liability company, Altoma Energy, an Oklahoma general partnership, and CHK Holdings, LLC, an Oklahoma limited liability company (a copy of which has been delivered to Edge) (the “Stockholders’ Amendment”).

(f) The Stockholders’ Amendment has been duly executed and delivered by Parent and each of the other parties thereto and, assuming the due authorization, execution and delivery thereof by such other parties, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent or Sub does not, and the consummation by Parent or Sub of the Transactions, including the Financing and the adoption of Parent’s Amended and Restated Certificate of Incorporation attached hereto as Exhibit 3.5(a)(i) (the “Amended Certificate of Incorporation”) and the Parent’s Amended and Restated Bylaws attached hereto as Exhibit 3.5(a)(ii) (the “Amended and Restated Bylaws”) will not, (i) violate the certificate of incorporation or bylaws or other comparable governing documents of Parent or Sub, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 3.5(b) are duly and timely made or obtained and that, to the extent required by the applicable rules of the New York Stock Exchange (the “NYSE”), the approval of the issuance of shares of Parent Common Stock pursuant to Section 1.6) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Parent, Sub or any of their subsidiaries or any of their properties, (iv) result in the triggering, acceleration or increase of any payment to any person pursuant to any “change in control” or similar provision of any contract or agreement with any seismic data vendor or licensor or any other contract or agreement that constitutes a Parent Material Contract, or (v) result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii).

(b) Except for (i) compliance with applicable requirements of the HSR Act and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or “Blue Sky” laws and (B) the NYSE, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which Parent or Sub is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Parent or Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the Transactions, including the Financing.

Section 3.6 Compliance.

(a) Neither Parent nor any Parent subsidiary (i) is in violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) is in violation of any Applicable Law or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 3.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 3.11, 3.13 and 3.14, respectively, (iii) is in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any Parent subsidiary is a party or by which any of them or any of their respective properties are bound or (iv) has received a written notice of non-compliance with any Applicable Law, order, judgment or decree of any governmental authority that remains unresolved, except, in the case of clauses (ii), (iii) and (iv), for such violations, defaults or notices that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental authority necessary for Parent and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”) and (ii) to the knowledge of Parent, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Parent Permit (in each case, with or without notice or lapse of time or both).

Section 3.7 SEC Filings; Financial Statements; Internal Control.

(a) Parent has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2008 (collectively, the “Parent SEC Reports”). As of their respective dates, (i) the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC. No Parent subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Reports present fairly, in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position of Parent and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and consolidated cash flows of Parent and its consolidated subsidiaries for the periods specified; and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.

(c) Parent has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of Parent by others within those entities and (ii) designed internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2008, neither Parent nor its independent auditors have identified any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which were or are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information.

Section 3.8 No Undisclosed Liabilities. Except for liabilities and obligations (i) reflected or reserved against in Parent’s consolidated balance sheets or the notes thereto included in the Parent SEC Reports, (ii) arising under this Agreement and the Transactions, (iii) incurred since March 31, 2008 in the ordinary course of business consistent with past practice and (iv) that are not material to Parent under GAAP, neither Parent nor any of its subsidiaries has any liabilities or obligations, whether absolute or contingent, required by GAAP to be reflected or reserved against in Parent’s consolidated balance sheet.

Section 3.9 Absence of Certain Changes or Events. From March 31, 2008 until the date of this Agreement, except as contemplated by this Agreement or as provided in Section 3.9 of the Parent Schedule, Parent has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition for value of any of its capital stock, (iv) any split, combination or reclassification of any capital stock of Parent, (v) any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than under the Seventh Restated Credit Agreement dated as of October 31, 2006 among Parent, certain of Parent’s subsidiaries, the lenders party thereto and JPMorgan Chase Bank, N.A.(as amended, the “Parent Credit Agreement”) , (vi) any creation or other incurrence by Parent of any lien on any asset securing an amount in excess of $300,000 (other than Permitted Liens, liens securing obligations under the Parent Credit Agreement and liens securing purchase money obligations created in connection with the acquisition, in the ordinary course of business consistent with past practice, of field vehicles and office equipment, not exceeding $3,000,000 in the aggregate), (vii) any material Tax election by Parent or any settlement of any material Tax liability, (viii) except for the acquisition of oil and gas leases and seismic data and the drilling of wells in the ordinary course of business, any asset acquisition or capital expenditure by Parent in excess of $1,500,000 individually or $3,000,000 in the aggregate, (ix) any termination or amendment of, or waiver of any material right under, any Parent Material Contract; (x) any material damage to or destruction or loss of any material asset of Parent (whether or not covered by insurance), (xi) other than by expiration of any lease, any sale or other disposition by Parent, in any single or related series of transactions, of assets having a value in excess of $1,500,000; (xii) any granting by Parent of any increase in compensation or fringe benefits to any employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses paid in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any employment, severance, termination or indemnification agreement; (xiii) any entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property in excess of $3 million, (xiv) any change in Parent’s independent petroleum engineers, (xv) any revaluation for Tax reporting or financial statement purposes by Parent of any of its assets, including writing down or writing off notes or accounts receivable in excess of $300,000, or (xvi) the entering into of any agreement, whether written or oral, to do any of the foregoing.

Section 3.10 Litigation. Except as provided in Section 3.10 of the Parent Schedule, or with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 3.11, 3.13 and 3.14, respectively, (i) there is no action, suit or proceeding before or by any court or governmental authority now pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, or any of their respective officers or directors in their capacities as such and (ii) neither Parent nor any of Parent’s properties nor, to the knowledge of Parent, any of Parent’s or its subsidiaries’ officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

Section 3.11 Employee Benefit Plans.

(a) Except for the plan (the “Parent 401(k) Plan”) maintained by Parent pursuant to Section 401(k) of the Code, none of Parent or any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent under Section 414(b), (c), (m) or (o) of the Code (“Parent ERISA affiliate”) maintains any “employee pension plan” as defined in Section 3(2) of ERISA, that is subject to the funding requirements of ERISA.

(b) None of Parent or any of its subsidiaries or any other Parent ERISA affiliate maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). None of Parent or any of its subsidiaries or any other Parent ERISA affiliate has incurred any liability under Title IV of ERISA which remains unsatisfied.

(c) Section 3.11(c) of the Parent Schedule contains a true and complete list of all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements or payroll practices, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, long-term incentive programs in form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by Parent or any of its subsidiaries or any Parent ERISA affiliate or to which Parent or any of its subsidiaries or any Parent ERISA affiliate has contributed or is obligated to contribute or has any present or future liability thereunder (all such plans, other than the Parent 401(k) Plan, are referred to as the “Parent Employee Benefit Plans”).

(d) With respect to the Parent 401(k) Plan and each Parent Employee Benefit Plan, Parent has provided to Edge a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Parent or its subsidiaries to their employees concerning the extent of the benefits provided under a Parent Employee Benefit Plan or the Parent 401(k) Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(e) Each Parent Employee Benefit Plan and Parent 401(k) Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) the Parent 401(k) Plan and each Parent Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Parent or its subsidiaries, either directly or by reason of their affiliation with any member of their Parent ERISA affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for the Parent 401(k) Plan and each Parent Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such terms is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Parent Employee Benefit Plan or the Parent 401(k) Plan; (vi) no Parent Employee Benefit Plan provides retiree welfare benefits except as required under Section 4980B of the Code; and (vii) neither Parent nor the Parent ERISA affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA. The Parent Employee Benefit Plans and the Parent 401(k) Plan have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state law, and none of Parent or any of its subsidiaries or any “party in interest” or “disqualified person” with respect to the Parent Employee Benefit Plans or the Parent 401(k) Plan has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except where any of the foregoing has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(f) With respect to the Parent 401(k) Plan and any Parent Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, in progress or, to the knowledge of Parent, threatened.

(g) Except as provided in Section 3.11 of the Parent Schedule, no Parent Employee Benefit Plan exists that could result in the payment to any present or former employee of Parent or any of its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Parent or any of its subsidiaries as a result of the transactions contemplated by this Agreement. Except as provided in Section 3.11 of the Parent Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 3.12 Properties; Oil and Gas Matters.

(a) All major items of operating equipment owned or leased by Parent or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

(b) Except for goods (including hydrocarbons produced from Parent’s consolidated oil and gas properties) and other property sold, used or otherwise disposed of since the dates of the respective Parent Reserve Reports in the ordinary course of business, as of the date hereof, Parent and its subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the reserve reports of Cawley, Gillespie & Associates, Inc. and by Lee Keeling & Associates, Inc. (the “Parent Reservoir Engineers”), in each case relating to Parent interests referred to therein as of December 31, 2007 (the “Parent Reserve Reports”), and in each case as attributable to interests owned by Parent and its subsidiaries, free and clear of any liens, except for the following liens or other imperfections of title: (i) liens reflected in the Parent Reserve Reports, (ii) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, (iii) liens in favor of the operator arising under operating agreements and statutory liens securing payment by the first purchaser to the producer, (iv) imperfections of title that do not (A) materially interfere with the use, operation and possession of any property, (B) materially reduce the value of any Parent Property or (C) interfere with the production and sale of hydrocarbons for the account of Parent from any Parent Property; and (v) liens, charges and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of Parent or its predecessors in title to, or the receipt of production revenues from, the property affected thereby. The historical information supplied by Parent to the Parent Reservoir Engineers underlying the estimates of the reserves reflected in the Parent Reserve Reports, including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or natural gas sales or marketing contracts or under hedging arrangements, costs of operations and development and working interest and net revenue information relating to interests owned by Parent and its subsidiaries, was true and correct in all material respects on the date such information was supplied to the Parent Reservoir Engineers. The estimates of future capital expenditures and other future exploration and development costs supplied by Parent to the Parent Reservoir Engineers were prepared in good faith by the management of Parent.

(c) Section 3.12 to the Parent Schedule lists all Parent Properties which have different before payout and after payout interests, together with the approximate amount of the payout balance with respect to each such property as of the date indicated.

Section 3.13 Taxes

(a) Each of Parent, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable;

(b) Each of Parent and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and its subsidiaries through the date hereof, and complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes;

(c) Section 3.13 of the Parent Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements. No material federal, state, or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of its subsidiaries with respect to any period;

(d) Neither Parent nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of its subsidiaries;

(e) Neither Parent nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) Parent is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (A) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, (B) the payment of any form of compensation or reimbursement for any Tax incurred by any person arising under Section 280G of the Code, or (C) the payment of any amounts not deductible by Parent, in whole or in part, by reason of Section 162(m) of the Code; and

(g) Neither Parent nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

Section 3.14 Environmental Matters.

(a) Except as provided in Section 3.14 of the Parent Schedule, there does not exist on any oil and gas property owned or operated by Parent or any of its subsidiaries (individually a “Parent Property” and collectively, the “Parent Properties”) any condition or conditions that constitute a violation of Applicable Environmental Law and that reasonably could be expected to require or result in a compliance action, response or remediation cost to Parent, either individually or in the aggregate, in excess of $1,500,000.

(b) There are no agreements, consents or administrative orders, injunctions, decrees, judgments, license, administrative rule or guidance, permit conditions, or other directives of any governmental entity based on any Applicable Environmental Law, relating to or that require any material change in the present condition or remediation of any Parent Property which remain unsatisfied and outstanding, and Parent has not received from any governmental entity or any private or public person or entity any notice or claim advising Parent that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of Parent’s or its predecessors’ ownership or activities in connection with the Parent Properties, which claim or notice remains unsatisfied and outstanding.

(c) Parent and, to the knowledge of Parent, each other person that owns, operates or occupies the Parent Properties, has obtained all material permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Parent Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no ongoing, pending or, to the knowledge of Parent, threatened investigations, claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Parent Properties under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any of the Parent Properties.

(e) There are no third-party commissioned reports of environmental investigations, studies or audits performed within the past five (5) years, or internally generated reports of environmental investigations, studies or audits performed within the past two (2) years, with respect to any of the Parent Properties in the possession of Parent.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Parent nor Sub makes any representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Applicable Environmental Law, except as set forth in this Section 3.14.

Section 3.15 Intellectual Property. Except as have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of Parent, and (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Parent, (ii) to the knowledge of Parent, the conduct of the business of Parent and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Parent nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its subsidiaries, and (iv) to the knowledge of Parent, no person is infringing any Intellectual Property of Parent or any of its subsidiaries. To the knowledge of Parent, upon the consummation of the Transactions, Parent shall own or have the right to use all Intellectual Property on the same terms and conditions as Parent and its subsidiaries enjoyed prior to such transaction.

Section 3.16 Material Contracts.

(a) For purposes of this Agreement, the following shall constitute the “Parent Material Contracts”:

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Parent and its subsidiaries) relating to indebtedness in an amount in excess of $3 million;

(B) a contract, lease or license (including any seismic license agreements) pursuant to which Parent or any of its subsidiaries paid amounts in excess of $3 million within the 12 month period prior to the date of this Agreement; for the avoidance of doubt, the foregoing does not include contracts with drilling contractors or oil and gas royalties paid in the ordinary course of business;

(C) a contract that to the knowledge of Parent purports to materially limit the right of Parent or any of its affiliates to engage or compete in any line of business in which Parent or its subsidiaries is engaged or to compete with any person or operate in any location;

(D) a contract that creates a partnership or joint venture or similar arrangement (other than a tax partnership) having assets reasonably valued in excess of $3 million;

(E) any acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement, exploration agreement, prospect agreement, joint venture agreement, seismic acquisition agreement, area of mutual interest agreement, farmout or farmin agreement, or other similar agreement pursuant to which (i) Parent reasonably expects to incur expenditures in excess of $3 million during the period ending one year from the date of this Agreement, or (ii) any other party may acquire or earn an interest in Parent Properties described in the Parent Reserve Reports;

(F) any agreement for the sale of oil, gas or liquids from or attributable to the Parent Properties at less than market price (including any call on production at a price less than the prevailing price in the field or the applicable monthly index price, as applicable) that may not be terminated by Parent at will and without penalty on notice of sixty (60) days or less;

(G) any lease by Parent or any of its subsidiaries of any real property, including office leases, under which the annual rental is in excess of $750,000;

(H) any guaranty, direct or indirect, by Parent, of any obligation for borrowings of any other person, other than endorsements made for collection in the ordinary course of business, guarantees by Parent subsidiaries of Parent obligations and guarantees by Parent of Parent subsidiaries’ obligations;

(I) any outsourcing agreement for the performance by third parties of administrative or professional services for or on behalf of Parent or any of the Parent subsidiaries;

(J) any agreement to which any affiliate of Parent is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(K) any agreement filed by Parent with the SEC as a material contract as required by Item 601(b)(10) of Regulation S-K, any terms of which remain executory.

(b) Other than as a result of the expiration or termination of any Parent Material Contract in accordance with its terms, (i) except as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is valid and binding on Parent and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability there of may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) Parent and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract and (iii) neither Parent nor any of its subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its subsidiaries or their counterparties under any such Parent Material Contract.

Section 3.17 Hedging. Section 3.17 of the Parent Schedule sets forth, as of the date of this Agreement, the futures, hedge, swap, collar, put, call, floor, cap, option and other similar contracts to which Parent or any of its subsidiaries is a party or is bound that are intended to reduce or eliminate the risk of fluctuations in interest rates, currency exchange rates or the price of commodities, including hydrocarbons.

Section 3.18 Brokers; Transaction Fees. No broker, finder or investment banker (other than SunTrust Robinson Humphrey, Inc. and RBS Securities Corporation d/b/a RBS Greenwich Capital) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 3.19 Ownership of Shares. Neither Parent nor Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Shares.

Section 3.20 Tax Treatment. Neither Parent nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.21 Future Production. Except as set forth in Section 3.21 of the Parent Schedule, Parent is not obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver hydrocarbons having a value in excess of $1,500,000 attributable to the Parent Properties at some future time without then or thereafter receiving full payment therefor. No Parent Property is subject to an allowable penalty under applicable laws, rules or regulations that would prevent any well on such property from being entitled to its full legal and regular allowable from and after the Closing Date, the effect of which would be to materially reduce the projected production from such property as set out in the Parent Reserve Reports. Section 3.21 of the Parent Schedule sets forth a summary of Parent’s gas balancing obligations, including the amounts of any over production and under production imbalances.

Section 3.22 Lease Provisions; Suspense. All rents, royalties, overriding royalty interests and other payments due with respect to production from the Parent Properties have been timely and properly paid, except amounts (i) that are properly being held in suspense, or (ii) as has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to Edge or Edge’s counsel for review Parent’s suspense register listing all amounts held in suspense by Parent.

Section 3.23 Previously Owned Properties. Except as set forth in Section 3.23 of the Parent Schedule, Parent has no continuing contractual indemnification obligations with respect to any properties that were owned or leased by Parent or any of its subsidiaries within the five-year period prior to the date of this Agreement but are not currently owned or leased; provided, however, that the foregoing representation and warranty is not intended to relate to any potential liability of Parent or any Parent subsidiary arising solely under Applicable Environmental Law (and not by contract) with respect to matters which, to Parent’s knowledge, have not been asserted and are not reasonably expected by Parent to be asserted.

Section 3.24 Operator; Audits. Except as provided in Section 3.24 of the Parent Schedule, as of the date hereof, Parent has no knowledge of any pending vote, or any requests for a vote (whether written or oral), to have Parent removed as the named operator of any of the Parent Properties for which Parent or any subsidiary is currently designated as the operator. To Parent’s knowledge, as of the date hereof, except as set forth in Section 3.24 of the Parent Schedule, there is no pending third-party audit of Parent’s or any Parent subsidiary’s joint interest billings as operator and neither Parent nor any subsidiary has received any notice of or demand with respect to any such audit.

Section 3.25 Financing Commitment. Parent has delivered to Edge a true and complete copy of the Financing Commitment issued by JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., The Royal Bank of Scotland plc, RBS Securities Corporation d/b/a RBS Greenwich Capital, SunTrust Bank and SunTrust Robinson Humphrey, Inc., dated June 24, 2008 (the “Financing Commitment”) providing for debt financing as described therein (the “Financing”), subject to the terms and conditions set forth therein. The Financing Commitment is in full force and effect and has not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect and neither Parent nor Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub with any term or condition of the Financing Commitment. As of the date hereof, Parent has no reason to believe it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Financing Commitment.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 4.1 Conduct of Edge Business. Edge covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by the schedules hereto, (iii) as required by Applicable Law or (iv) for transactions between or among Edge and its subsidiaries:

(a) the respective businesses of Edge and the Edge subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) except to the extent required to comply with Applicable Law, Edge and each of the Edge subsidiaries shall not amend or otherwise change its certificate of incorporation or bylaws;

(c) Edge shall not, and shall not permit any of the Edge subsidiaries to, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of Edge or any Edge subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock (except in accordance with the terms of securities outstanding on the date hereof or in respect of the outstanding Units or the Edge 401(k) Plan);

(d) Edge shall not (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for regular quarterly dividends with respect to the Edge Preferred Stock in the amount of $0.71875 per share) or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in accordance with the terms of securities outstanding on the date hereof and except in connection with the payment of withholding Taxes and option exercise prices by Edge in connection with Edge Employee Benefit Plans or the Edge 401(k) Plan), directly or indirectly, any of its capital stock;

(e) Edge shall not, and shall not permit its subsidiaries to, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof, (ii) acquire any material amount of assets (other than hydrocarbons), other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Edge or any of its subsidiaries), or make any loans or advances, except as would be permitted without the waiver or consent of any other party under the documents and instruments related to Edge Credit Agreement as in effect as of the date of this Agreement and without regard to any subsequent modification, amendment or replacement thereof, or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter prohibited by this paragraph (e);

(f) Edge shall not, and shall not permit its subsidiaries to, increase the compensation payable to its officers or employees, or enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or other employee of Edge or any of its subsidiaries, or, except as required by law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, that Edge may make payments under its cash bonus retention plan, a copy of which has been delivered to Parent;

and provided further, that Edge may enter into employment agreements to secure the replacement of officers or employees, so long as such employment agreements do not (i) contemplate the issuance of any equity-based compensation, (ii) include any severance or termination pay provisions, and (iii) provide for cash-based compensation materially in excess of the amount paid to the officer or employee being replaced;

(g) Edge shall not, and shall not permit any of its subsidiaries to, make any capital expenditures, except as required on an emergency basis, in any fiscal quarter exceeding its capital expenditure budget (a copy of which is attached hereto as Section 4.1(g) of the Edge Schedule) for such fiscal quarter by more than $2 million, excluding any capital expenditures (i) to repair or replace equipment necessary to continue its operations in a manner consistent with such operations as of the date of this Agreement, (ii) to the extent covered by insurance proceeds and (iii) in amounts unspent but allowed in any prior quarter;

(h) Edge shall not, and shall not permit any of its subsidiaries to, sell or transfer any Edge Properties or other assets other than (i) sales of supplies, surplus or obsolete equipment or (ii) sales of other assets in the ordinary course of business. Edge shall not, and shall not permit any of its subsidiaries to, enter into any farmout agreements; provided, that in the event Edge or its subsidiaries determines to farmout an Edge Property to a third party, then to the extent allowed by the applicable lease, joint operating or other applicable agreement, (A) Edge will first offer to Parent the Edge Property on the same terms and conditions as Edge intends to offer to such third party, (B) such offer by Edge shall include a form of farmout agreement, and (C) Parent will promptly thereafter arrange to meet with Edge at its offices to review the technical merits of the proposed farmout. Edge agrees at such meeting to provide Parent all supporting information used by Edge in making its decision to farmout the Edge Property. If Parent does not elect to execute such farmout agreement within five business days of such review, it shall be deemed a decision by Parent to reject such offer and will entitle Edge to farmout such Edge Property to any third party on the same terms as those in the form of farmout agreement delivered to Parent.

(i) Edge shall not, and shall not permit any of its subsidiaries to, enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Entity or its subsidiaries or their ability to solicit customers or employees following the Effective Time;

(j) Edge shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(k) Edge shall not, and shall not permit any of its subsidiaries to, change its methods of accounting, including Tax accounting, except in accordance with changes in GAAP as concurred to by Edge’s independent auditors or, as applicable, Tax advisors;

(l) Edge shall not, and shall not permit its subsidiaries to, enter into any agreement pursuant to which any affiliate of Edge is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(m) Edge shall not, and shall not permit any of its subsidiaries (as applicable) to, agree or formally commit to do any of the foregoing.

Section 4.2 Conduct of Parent Business. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Edge, which may not be unreasonably withheld or delayed, (ii) as contemplated by this Agreement or by the schedules hereto, (iii) as required by Applicable Law or (iv) for transactions between or among Parent and its subsidiaries:

(a) the respective businesses of Parent and the Parent subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b) Parent shall not, and shall not permit its subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger;

(c) Parent shall not, and shall not permit its subsidiaries to, adopt or propose to adopt any amendments to its charter documents, other than those amendments to be made pursuant to the Parent Restructure or otherwise reflected in the Amended Certificate of Incorporation or the Amended and Restated Bylaws;

(d) Parent shall not, and shall not permit its subsidiaries to, issue, split, combine or reclassify any shares of its or their capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or their capital stock (except for regular quarterly dividends in the ordinary course of business not in excess of the amount paid for the most recent quarter) or otherwise make any payments to stockholders in their capacity as such or authorize any of the foregoing; provided, that Parent may (i) issue Parent Common Stock and Parent Preferred Stock to satisfy its obligations under Article I, (ii) issue up to $150 million of its Series B convertible preferred stock, par value $0.01 per share (the “Series B Preferred Stock”) the certificate of designations for which is attached as Exhibit 4.2(d), (iii) consummate the stock split contemplated as part of the Parent Restructure, and (iv) if the Merger Consideration and Common Exchange Ratio are appropriately adjusted, issue options, restricted stock or other equity-based incentive compensation awards pursuant to Parent Employee Benefit Plans;

(e) Parent shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(f) Parent shall not, and shall not permit its subsidiaries to, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Parent or any of its subsidiaries), or make any loans or advances, except as would be permitted without the waiver or consent of any other party under the documents and instruments related to the indebtedness (including debt securities) of Parent and its subsidiaries as in effect as of the date of this Agreement and without regard to any subsequent modification, amendment or replacement thereof;

(g) Parent shall not, and shall not permit its subsidiaries to, enter into any agreement pursuant to which any affiliate of Parent is a party that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(h) Parent shall not and shall not permit its subsidiaries (as applicable) to agree or formally commit to do any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Stockholders Meeting.

(a) Parent and Edge shall cooperate and promptly prepare and file (i) the proxy statement relating to the Edge Stockholders’ Meeting (also constituting the prospectus in respect of shares of Parent Common Stock and Parent Preferred Stock into which Common Shares and Preferred Shares will be converted) (the “Proxy Statement/Prospectus”), to be filed by Edge with the SEC, and any amendments or supplements thereto, and (ii) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto. Parent and Edge shall cause to be filed the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof and in any event not later than August 15, 2008. Parent and Edge shall cooperate to promptly respond to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and Edge will provide each other with any information that may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement hereunder. Edge will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or Edge, as applicable, will promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail it to stockholders of Edge. Parent shall use reasonable best efforts, and Edge shall cooperate with Parent, to obtain any and all necessary state securities law or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock and Parent Preferred Stock pursuant to the Merger.

(b) Parent will cause the Registration Statement (and Parent and Edge will cause the Proxy Statement/Prospectus, each to the extent such party provides information to be contained therein), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and Edge shall be responsible for furnishing to Parent materially true, accurate and complete information relating to Edge and holders of Edge Common Stock, Edge Preferred Stock and Options as is required to be included therein. Parent shall advise Edge, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock or Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(c) Each of Parent and Edge shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Edge Stockholders’ Meeting or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) None of the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of Edge without the approval of both Parent and Edge, which approval shall not be unreasonably withheld, delayed or conditioned; provided, that with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Edge, in connection with a Change in the Edge Recommendation, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to effect such a Change in the Edge Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(e) Edge, acting through the Edge Board of Directors, shall, in accordance with Applicable Law and Edge’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of the holders of Common Shares (the “Edge Stockholders’ Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of the holders of Common Shares adopting by requisite vote this Agreement (the “Edge Stockholder Approval”). The Edge Board of Directors shall, subject to Section 5.3(b) and the fiduciary duties of the Edge Board of Directors, recommend the adoption of this Agreement at the Edge Stockholders’ Meeting (the “Edge Recommendation”), include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Edge Stockholder Approval. Following announcement of the execution of the Agreement, Edge’s Board of Directors shall use reasonable best efforts to cause Edge’s executive officers to participate in “road show-style” stockholder and analyst presentations reasonably requested by Parent or its financial advisors and undertaken prior to the Edge Stockholder’ Meeting; provided, that any such presentation shall (i) be in compliance with all Federal and State securities laws, and (ii) not result in the Proxy Statement/Prospectus containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and provided, further, that (i) such participation does not unreasonably interfere with the performance of any executive officer’s duties and the operations of Edge, (ii) out of pocket costs for such participation by Edge’s executive officers shall be borne by Parent and (iii) the form and content of such presentation with respect to any information related to Edge or its subsidiaries is mutually agreeable to Edge and Parent.

(f) Concurrent with the execution of this Agreement by Parent, Parent, acting through the Parent Board of Directors, shall deliver to Edge irrevocable unanimous written consents, executed in accordance with Applicable Law and Parent’s certificate of incorporation and bylaws of the Parent Board of Directors (i) determining that this Agreement and the Transactions, including the Parent Restructure and issuance of Parent Common Stock and Parent Preferred Stock, are advisable and in the best interests of the Parent stockholders, (ii) approving this Agreement and (iii) resolving to recommend the issuance of shares of Parent Common Stock and Parent Preferred Stock pursuant to Section 1.6 and the amendment of Parent’s certificate of incorporation pursuant to Section 5.14.

(g) Concurrent with the execution of this Agreement by Parent, Parent shall deliver to Edge irrevocable written consents, executed in accordance with Applicable Law and Parent’s certificate of incorporation and bylaws, of the stockholders of Parent (A) adopting this Agreement and (B) approving the Transactions, including the amendment of Parent’s certificate of incorporation pursuant to Section 5.14.

(h) Notwithstanding anything to the contrary contained in this Agreement, Edge, after consultation with Parent and subject to Parent’s approval (which shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the Edge Stockholders’ Meeting to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to its stockholders or, if as of the time for which the Edge Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Edge Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

(i) Prior to the Effective Time, Parent shall use all reasonable efforts to authorize for listing on the NYSE the shares of Parent Common Stock and Parent Preferred Stock issuable and required to be reserved for issuance in connection with the Merger, subject to official notice of issuance.

Section 5.2 Access to Information; Confidentiality.

(a) To the extent not restricted by third-party agreement or Applicable Law, each of Parent and Edge shall, subject to any necessary third-party approvals, allow the other party and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at such party’s sole risk and expense, to all facilities, properties, personnel, books and records of Parent or Edge and their respective subsidiaries, as applicable; provided, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by any party hereunder; and provided, further, that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Each of Parent and Edge agree to conduct its investigation in a manner that does not interfere unreasonably with the other party’s or its subsidiaries’ operations and with the prompt and timely discharge by such party’s employees of their duties. Each party agrees to indemnify and hold the other parties and their subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of such party, and any loss, damage to or destruction of any property owned by a party or its subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the parties’ representatives during any visit to the business or property sites of Edge or Parent or their subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing, no party shall be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations or which it is required to keep confidential by reason of contract or agreement with third parties or by reason of

Applicable Law. Neither the Parent Parties nor Edge, nor any of their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors, shall conduct any environmental testing or sampling on any of the business or property sites of another party hereto or its subsidiaries prior to the completion of the Merger without the prior written consent of the other party, which consent shall not be unreasonably withheld. The unreasonable withholding by any party of consent for environmental testing or sampling shall constitute that party’s material breach of a covenant for purposes of Section 6.2(b).

(b) Any information obtained by the Parent Parties or Edge or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreements between Edge and Parent dated March 17, 2008 and April 17, 2008 (the “Confidentiality Agreements”).

Section 5.3 No Solicitation.

(a) Edge agrees that none of it, its subsidiaries or any of the officers and directors of it or its subsidiaries shall, and that it shall cause its and such subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, (i) initiate, solicit or knowingly encourage any inquiry, proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Edge or any Edge subsidiary, or any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of Edge and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would reasonably be expected to result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of Edge’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide any confidential information to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Edge Stockholder Approval, Edge or its Board of Directors may (i) engage or participate in negotiations or discussions with, or provide any information to, any person in response to an unsolicited Acquisition Proposal if (A) Edge’s Board of Directors concludes in good faith after consultation with its legal and financial advisors that such Acquisition Proposal constitutes or reasonably could be expected to lead to a Superior Proposal and (B) prior to providing any confidential information to any person in connection with an Acquisition Proposal by any such person, Edge receives from such person an executed confidentiality agreement having provisions that are substantially similar to those of the Confidentiality Agreements and (ii) withdraw, modify, qualify or fail to make (or publicly propose to withdraw, modify or qualify) the Edge Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Edge Recommendation”) if and only if the Edge Board of Directors concludes in good faith after consultation with its legal and financial advisors that its failure to make such a Change in the Edge Recommendation would be inconsistent with its fiduciary obligations. Notwithstanding anything in this Agreement to the contrary, disclosure by Edge of any Acquisition Proposal in accordance with Section 5.3(d) and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Edge Recommendation. “Superior Proposal” means an Acquisition Proposal (1) that the Edge Board of Directors determines, in good faith after consultation with its financial advisor, would reasonably be expected to result in a transaction that is more favorable to the stockholders of Edge than the transactions provided for in this Agreement and (2) as to which the Edge Board of Directors concludes after consultation with its legal and financial advisors that the failure to engage or participate in negotiations or discussions with, or provide information to, the person making such proposal would be inconsistent with its fiduciary obligations. Upon receipt of any unsolicited Acquisition

Proposal, Edge will promptly provide written notice to Parent advising Parent of the identity of the person making the unsolicited Acquisition Proposal, the material terms and conditions of the Acquisition Proposal and of Edge’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person. Edge will furnish Parent with any written information furnished to such person within 24 hours of the time such information was so furnished.

(c) Edge agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit Edge or its Board of Directors from making any required disclosure to the stockholders of Edge if, in the good faith judgment of the Board of Directors after consultation with legal advisors, failure to do so would constitute a violation of Applicable Law, including any disclosure to the Edge stockholders required by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act.

(e) Any action pursuant to Section 5.3(b), (c) or (d) shall not constitute a breach of Edge’s representations, warranties or covenants in this Agreement.

(f) In addition to the obligations of Edge set forth in this Section 5.3, Edge as promptly as practicable shall advise Parent orally and in writing of any request received by Edge for information which Edge reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Edge with respect to, or which Edge reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Edge will keep Parent informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(g) Nothing contained in this Section 5.3 shall limit Edge’s obligation to hold and convene the Edge Stockholders’ Meeting (regardless of whether a Change in the Edge Recommendation has occurred), unless this Agreement has been terminated in accordance with its terms.

Section 5.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The certificate of formation and limited liability company agreement of the Surviving Entity and the organizational documents of each of its subsidiaries shall contain provisions no less favorable to the persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of Edge as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Edge or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Effective Time, the Surviving Entity shall, to the fullest extent permitted under Applicable Law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of Edge and each of its subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Entity promptly after statements therefor are received and (ii) the Surviving Entity shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that the Surviving Entity shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Entity; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. The Surviving Entity shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) From and for a period of six years after the Effective Time, the Surviving Entity shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by Edge (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.4(c) more than an amount per year equal to 200% of current annual premiums paid by Edge for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Entity shall purchase as much coverage as possible for such amount.

(d) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 5.4.

(e) In the event that the Surviving Entity should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Entity may have or claim (except as would be prohibited by Applicable Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of Edge and its subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Entity.

(f) The obligations of Parent and the Surviving Entity under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of Edge, under Delaware Law or otherwise.

Section 5.5 Notification of Certain Matters. Edge shall give prompt notice to Parent, and Parent shall give prompt notice to Edge, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of Edge, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that no failure by Edge to provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a) shall result in a failure of the condition set forth in Section 6.2(b); provided further, that no failure by Parent to provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.3(a) shall result in a failure of the condition set forth in Section 6.3(b). Edge shall also give notice to Parent of the occurrence of a Default or Event of Default (as those terms are defined in the Edge Credit Agreement) under the Edge Credit Agreement promptly upon Edge’s knowledge of such occurrence.

Section 5.6 Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, and subject, in the case of Edge, to the fiduciary duties of the Edge Board of Directors, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Transactions, (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the Transactions, and (iv) with respect to Parent, consummating the Financing on the terms and conditions described in the Financing Commitment. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Sub and the ultimate parent entity of Parent) and Edge shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 15 business days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Parent and Sub shall cause any “ultimate parent entity” of Parent (as such term is defined or used in the regulations under the HSR Act) to cooperate fully with the provisions of this Section 5.6.

(b) Each of Edge and Parent (and, as applicable, Sub) shall promptly notify the other of any communication concerning this Agreement or the Transactions to that party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the Transactions to any governmental authority.

(c) Each of Edge and Parent (and, as applicable, Sub) shall not participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d) Each of Edge and Parent (and, as applicable, Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the Transactions.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other Transaction, each of Edge and Parent (and, as applicable, Sub) shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other Transaction. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

Section 5.7 Public Announcements. On or after the date of this Agreement, Parent and Edge shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and Edge. Parent and Edge shall use reasonable best efforts to consult with each other before issuing any other press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions and shall use reasonable best efforts not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or Edge is a party, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding the foregoing, Parent and Edge may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities laws.

Section 5.8 Parent Guarantee. Parent agrees to take all action necessary to cause Sub to perform all of Sub’s, and the Surviving Entity to perform all of the Surviving Entity’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Sub in this Agreement and for any breach of this covenant.

Section 5.9 Employee Matters.

(a) Edge has heretofore furnished to Parent a listing of all current employees of Edge and its subsidiaries, including each employee’s (i) name, (ii) title, position or job description, (iii) current salary or hourly rate, (iv) the location where such employee generally performs services for Edge or an Edge subsidiary, and (v) the date such employee was employed by Edge or an Edge subsidiary (collectively, the “Eligible Employees”). Parent shall have the right to contact the Eligible Employees to discuss their continued employment following the Closing and Parent’s employee policies and procedures, which include pre-employment drug testing. As soon as reasonably practicable following the execution of this Agreement, but in no event less than ten (10) business days prior to the Closing, Parent shall notify Edge of each Eligible Employee whose employment with the Surviving Entity (or with Parent or a Parent subsidiary) will be continued beyond the Closing (each a “Continuing Employee”). Although Continuing Employees will be employed on an at-will basis, for a period of at least one year beginning on the Closing Date, Parent shall cause each Continuing Employee: (i) to continue in the employ of Surviving Entity or by Parent or a Parent subsidiary in substantially the same position with similar job responsibilities as such employee’s current position with Edge or an Edge subsidiary (subject to such employee’s desire to continue in such position during such period and subject to the satisfactory performance by such employee of his/her assigned duties, to the same extent required of Parent’s and Parent’s subsidiaries’ similarly situated employees); (ii) to receive salary of not less than such Continuing Employee’s current salary from Edge or an Edge subsidiary; and (iii) to receive the same benefits (including annual bonuses) on substantially the same basis as that provided by Parent and Parent’s subsidiaries to its similarly situated employees; provided, that this sentence shall not affect any severance agreement between Edge or an Edge subsidiary and an employee of Edge or such subsidiary. This Section 5.9 shall not be construed to limit the ability of Parent and the Surviving Entity to terminate any such at-will employees at any time and Parent and the Surviving Entity shall have no obligations to continue employing such Continuing Employees for any length of time thereafter except as required by law or pursuant to any agreements, including severance agreements, disclosed on Section 2.11 of the Edge Schedule or in the Edge SEC Reports (collectively, the “Employment Agreements”).

(b) Edge and its subsidiaries shall terminate all Eligible Employees who are not Continuing Employees immediately preceding the Effective Time (collectively, the “Terminated Employees”), and shall cause all amounts due and owning to Terminated Employees to be paid to Terminated Employees effective as of the time of termination. For purposes of their entitlement to termination payments or benefits, Terminated Employees will be treated as if they were involuntarily terminated immediately following a “Change of Control” as that term is defined in the applicable Employment Agreements. Edge shall take any and all actions necessary, including the amendment of any Employment Agreements of Terminated Employees, to permit the termination payments contemplated by this Section 5.9(b).

(c) Parent shall cause the Surviving Entity to perform, as of the Effective Time, each severance agreement between Edge or an Edge subsidiary and an employee of Edge or such subsidiary that becomes a Continuing Employee, and Parent and the Surviving Entity agree that the Continuing Employee may enforce such agreement against either Parent or the Surviving Entity as of the Effective Time. Parent shall deem, and shall cause the Surviving Entity to deem, the period of employment with Edge and its subsidiaries (and with predecessor employers with respect to which Edge and its subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Entity for benefit plan eligibility and vesting purposes for all of Parent’s and the Surviving Entity’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Entity is recognized under any such plan, program, policy or arrangement.

(d) For purposes of any Parent Employee Benefit Plan covering any Continuing Employee, to the extent applicable, there shall be waived, and Parent or the Surviving Entity shall use its reasonable best efforts to cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans other than restrictions and limitations that are already in effect with respect to such individuals and that have not been satisfied as of the Effective Time under any similar welfare benefit plan maintained by Edge and its subsidiaries immediately prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Edge Employee Benefit Plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the Effective Time. With respect to any Parent Employee Benefit Plan, Parent or Surviving Entity shall credit each Continuing Employee for any deductibles already incurred during the year in which the Effective Time occurs under the relevant Edge Employee Benefit Plan.

(e) On or before March 15, 2009, Parent shall pay to each Continuing Employee who on such date is employed by Parent or its subsidiaries and who was a full-time employee of and provided services to Edge or one of its subsidiaries in 2008, an amount equal to any annual incentive bonus award that Parent determines, in accordance with the terms of a 2008 Annual Incentive Bonus Award Program.

Section 5.10 Rule 16b-3. Prior to the Effective Time, Parent and Edge and their respective boards of directors or committees thereof shall use their reasonable best efforts to take all actions to cause any dispositions of Shares (including derivative securities with respect thereto) or acquisitions of Parent Common Stock (including derivative securities with respect thereto) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.11 Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application covering the (i) Parent Common Stock and Parent Preferred Stock issuable in connection with the Merger, (ii) Parent Common Stock issuable to holders of Parent Preferred Stock upon conversion thereof and (iii) Parent Common Stock issuable upon the exercise of Options and vesting of Units, and shall obtain, prior to the Effective

Time, approval for the listing of such Parent Common Stock and Parent Preferred Stock, subject to official notice of issuance.

Section 5.12 Reorganization.

(a) Parent, Sub and Edge shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(d). Parent, Sub and Edge agree to file all Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) of the Code and the Treasury Regulations thereunder. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(b) Parent and Sub shall deliver to McAfee & Taft A Professional Corporation and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Sub, and Edge shall deliver to McAfee & Taft A Professional Corporation and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Edge, containing representations of Edge, in each case as shall be reasonably necessary or appropriate to enable McAfee & Taft A Professional Corporation and Baker Botts L.L.P. to render the opinions described in Section 6.2(d) and Section 6.3(d). Each of Parent, Sub and Edge shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 5.12.

Section 5.13 Parent Directors. Parent’s Board of Directors shall select and appoint, effective as of the Effective Time, (i) at least two (2) directors currently serving on the Edge Board of Directors to the Parent Board of Directors (one of whom shall be a Class II Director and one of whom shall be a Class III Director, in accordance with the Amended Certificate of Incorporation) and (ii) expand, to the extent necessary in connection with appointing such directors, the Parent Board of Directors.

Section 5.14 Parent Restructure. Not less than three (3) business days prior to the Closing, Parent shall take any and all actions necessary to (i) increase the authorized shares of Parent common stock to 150,000,000 shares and the authorized Parent preferred stock to 10,000,000 shares, (ii) file a certificate of designations for the Parent Preferred Stock, (iii) file a certificate of designations for the Series B Preferred Stock, (iv) consummate, as of the date of such filing, a pro rata stock dividend to increase the outstanding shares of Parent’s common stock from 877,000 shares to 45,013,576 shares, and (iv) file with the Delaware Secretary of State the Amended Certificate of Incorporation (collectively, the “Parent Restructure”).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) to the extent required by Delaware Law and the certificate of incorporation of Edge, this Agreement shall have been adopted by the requisite affirmative vote of the holders of Common Shares;

(b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(c) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

(d) the (i) shares of Parent Common Stock issuable to holders of Edge Common Stock and Units and the shares of Parent Preferred Stock issuable to the holders of Edge Preferred Stock pursuant to the Merger, (ii) shares of Parent Common Stock issuable to holders of Parent Preferred Stock upon conversion thereof and (iii) shares of Parent Common Stock issuable upon the exercise of Options, shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(e) the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Edge in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or an Edge Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect;

(b) Edge shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of Edge by an executive officer of Edge to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from McAfee & Taft A Professional Corporation, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and Edge will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.12.

Section 6.3 Conditions to the Obligations of Edge. The obligations of Edge to effect the Merger are also subject to the satisfaction or waiver by Edge on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Edge shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) Edge shall have received an opinion (reasonably acceptable in form and substance to Edge) from Baker Botts L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and Edge will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.12.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the holders of Common Shares:

(a) by mutual written agreement of Parent, Sub and Edge; or

(b) by Parent or Edge, if:

(i) the Merger shall not have been consummated on or before December 31, 2008 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor Edge, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s (or, in the case of Parent, Parent’s or Sub’s) material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date;

(ii) a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) this Agreement shall not have been adopted by the holders of Common Shares by reason of the failure to obtain the requisite vote at an Edge Stockholders’ Meeting; or

(iv) except for such conditions that, by their nature, can be satisfied only at the Closing, all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived and the Merger shall not have been consummated within the time period set forth in Section 1.2 because of a failure to obtain and consummate the Financing or, if any portion of the Financing becomes unavailable, the failure to obtain alternative financing from alternative sources on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Sub than those included in the Financing Commitment and in an amount sufficient to consummate the Transactions; or

(c) by Parent if:

(i) Edge shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Edge and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (c)(i) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement;

(ii) prior to obtaining the Edge Stockholder Approval, the Edge Board of Directors shall have (A) effected or authorized a Change in the Edge Recommendation or (B) enacted a resolution authorizing Edge to enter into a binding definitive agreement in respect of a Superior Proposal; or

(iii) an Event of Default has occurred and is continuing under the Edge Credit Agreement, and either of the following events has occurred: (A) the Event of Default has not been cured or waived prior to the earlier to occur of (y) five (5) days following the occurrence of the Event of Default under the Edge Credit Agreement and (z) the Outside Date; or (B) the Administrative Agent (as such term is defined in the Edge Credit Agreement) has exercised any rights set forth under, and in accordance with, Sections 7.02 or 7.03 of the Edge Credit Agreement; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (c)(iii) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(d) by Edge, if:

(i) Parent or Sub shall have breached or failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided that Edge shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if Edge is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Edge Stockholder Approval, the Edge Board of Directors shall have (A) effected or authorized a Change in the Edge Recommendation pursuant to Section 5.3(b)(ii) or (B) authorized Edge to enter into a binding definitive agreement in respect of a Superior Proposal; provided, that such termination shall not be effective until (x) five (5) business days have elapsed following delivery to Parent of written notice of such action by Edge (which written notice will inform Parent of the material terms and conditions of any Superior Proposal), and (y) Edge has made payment to Parent of the Edge Termination Fee pursuant to Section 7.3(a).

Section 7.2 Effect of Termination.

(a) Except as set forth in Section 7.2(b), in the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except for the provisions in Sections 5.2(b), 7.3, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement.

(b) In the event the termination of this Agreement results solely from the willful and material breach of any agreement or covenant herein, then the Parent Parties or Edge, as the case may be, but subject to Section 7.3(c), shall be entitled to all remedies available at law or in equity (which, in the case of damages payable to Edge, may be based on the consideration payable to stockholders of Edge pursuant to this Agreement and may include the benefit of the bargain lost by stockholders of Edge, taking into consideration relevant matters including lost stockholder premium, other combination opportunities and the time value of money) and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled; provided, however, that except as provided in this Section 7.2 and in Section 8.7, no party hereto shall be entitled to recover from another party or its affiliates any indirect, consequential, punitive or exemplary damages or damages for lost profit of any kind arising under or in connection with this Agreement or the Transactions contemplated hereby. Subject to the preceding sentence, each party on its own behalf and on behalf of its affiliates waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profit, arising in connection with or with respect to this Agreement or the Transactions contemplated hereby.

Section 7.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii), Edge shall pay Parent a fee of $15.0 million (the “Edge Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination in the case of Section 7.1(c)(ii), and two business days after lapse of the five business day notice period set forth in Section 7.1(d)(ii)(x). In no event shall Parent be entitled to receive more than one payment of the Edge Termination Fee.

(b) If Edge or Parent terminates this Agreement pursuant to Section 7.1(b)(iv), then Parent shall pay to Edge a fee of $15.0 million (the “Parent Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination. In no event shall Edge be entitled to receive more than one payment of the Parent Termination Fee.

(c) Anything in this Agreement to the contrary notwithstanding, in the event the Transactions are not consummated, (i) the maximum aggregate liability of Parent and its subsidiaries for all loss or damage suffered by Edge and its subsidiaries in connection with this Agreement or the Transactions shall be limited to $25.0 million, and in no event shall Edge or any of its subsidiaries seek recovery or judgment for any damages against Parent and its subsidiaries in connection with this Agreement or the Transactions in excess of such amount and (ii) the maximum aggregate liability of Edge and its subsidiaries for all loss or damage suffered by Parent and its subsidiaries in connection with this Agreement or the Transactions shall be limited to $25.0 million, and in no event shall Parent and its subsidiaries seek recovery or judgment for any damages against Edge and its subsidiaries in connection with this Agreement or the Transactions in excess of such amount.

(d) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except Parent shall pay (i) SEC and other filing fees incident to the Registration Statement and Proxy Statement/Prospectus and (ii) the fees associated with the NYSE listing referred to in Section 5.1(i). Parent shall pay 86% and Edge shall pay 14% of (i) the fees incident to the HSR filings referred to in Section 5.6(a) and (ii) the costs and expenses associated with printing the Registration Statement and the Proxy Statement/Prospectus.

(e) The parties acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that neither the payment of the amounts by Edge specified in Section 7.3(a) nor the payment of the amounts by Parent specified in Section 7.3(b) or (c) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Sub or Edge, as the case may be, in the circumstances in which such fees are payable and that do not involve a willful and material breach as described in Section 7.2(b) for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.8 shall be the sole and exclusive remedies of (A) Edge and its subsidiaries against Parent and Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Parent and Sub only, in the case of a willful and material breach as described in Section 7.2(b), and upon payment of such amount, none of Parent or Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except, with respect to Parent and Sub only, in the case of a willful and material breach as described in Section 7.2(b) and (B) Parent and Sub against Edge and its subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Edge and its subsidiaries only, in the case of a willful and material breach as described in Section 7.2(b), and upon payment of such amount, none of Edge and its subsidiaries or any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except, with respect to Edge and its subsidiaries only, a willful and material breach as described in Section 7.2(b).

Section 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the Edge Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of the holders of Common Shares without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or Edge, on the other hand, may (i) extend the time for the performance of any obligation or other act of Edge or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of Edge or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable to Edge or the Parent Parties, respectively. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. The agreements in Articles I and VIII and Sections 5.4, 5.8, 5.9 and 5.12 of this Agreement shall survive the Merger. This Article VIII and the agreements made by the parties hereto in Sections 5.2(b), 5.7, 5.8, 7.2 and 7.3 of this Agreement shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time or the time of termination of this Agreement pursuant to Section 7.1.

Section 8.2 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, Edge makes no, and disclaims any, representations or warranties whatsoever, whether express or implied, and Parent and Sub confirm they are not relying upon any such representation or warranty not expressly set forth in this Agreement. Edge disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Edge or any other person or contained in the files or records of Edge), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(b) In connection with the investigation by Parent of Edge and its subsidiaries, Parent has received or may receive from Edge and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that Edge makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(c) Except as and to the extent expressly set forth in this Agreement, neither Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied, and Edge confirms it is not relying upon any such representation or warranty not expressly set forth in this Agreement. Each of Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to Edge, its affiliates or any stockholder, officer, director, manager, employee, representative, consultant, attorney, agent, lender or other advisor of Edge or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Sub or Parent or any other person or contained in the files or records of Parent or Sub), wherever and however made, including any documents, projections, forecasts or other material made available to Edge and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(d) In connection with investigation by Edge of Parent and its subsidiaries, Edge has received or may receive from Parent and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information. Edge acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Edge is familiar with such uncertainties, that Edge is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Edge shall have no claim against anyone with respect thereto. Accordingly, Edge acknowledges that Parent makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(e) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the persons listed on Section 8.2 of the Edge Schedule and Section 8.2 of the Parent Schedule.

Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Sub:

Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114
Attention: Mark A. Fischer
Telephone:	(405) 478-8770
Telecopy:	(405) 478-2906

with a copy, which shall not constitute notice, to:

McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City, Oklahoma 73102
Attention:	David J. Ketelsleger
Telephone:	(405) 235-9621
Telecopy:	(405) 235-0439

if to Edge:

Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention: Robert C. Thomas
Telephone:	(713) 654-8960
Telecopy:	(713) 650-6494

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
Attention:	Gene J. Oshman
Telephone:	(713) 229-1178
Telecopy:	(713) 229-7778

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Oklahoma City, Oklahoma are required to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “governmental authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(h) “subsidiary” or “subsidiaries” of Edge, the Surviving Entity, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.6 Entire Agreement; Assignment. This Agreement, the Edge Schedule, the Parent Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreements shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of such party on behalf of its security holders to pursue damages in the event of the other party’s willful breach of this Agreement and other than the rights set forth under Section 5.4 and, from and after the Effective

Time, Sections 1.6, 1.7 and 5.9 (all of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 8.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.

Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery. Each of Edge, Parent and Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 8.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

(b) The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 14, 2008.

(c) Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.12 Incorporation of Exhibits. The exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.13 Disclosure Schedules. The inclusion of any information in the Edge Schedule or the Parent Schedule (collectively, the “Disclosure Schedules”) shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to Parent, Sub or Edge, as the case may be, nor shall the specification of any dollar amount in the Disclosure Schedules be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any Disclosure Schedule) is or is not material for purposes of this Agreement. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Article II and Article III hereof merely for convenience. The parties acknowledge that this Agreement requires the inclusion (i) in each separate section of the Edge Schedule the disclosure of all information called for by the corresponding section of Article II, without regard for the fact that the same information may be called for in two or more sections of Article II and therefore should be disclosed on two or more sections of the Edge Schedule, and (ii) in each separate section of the Parent Schedule the disclosure of all information called for by the corresponding section of Article III, without regard for the fact that the same information may be called for in two or more sections of Article III and therefore should be disclosed on two or more sections of the Parent Schedule. Notwithstanding the foregoing (y) if despite Edge’s reasonable good faith efforts to comply with such requirement, Edge includes disclosure of certain information in one or more but less than all sections of the Edge Schedule that call for the disclosure of such information, and the relevance of the information to the section(s) in which it is not disclosed is reasonably apparent on the face of the disclosure in the section(s) where such information is disclosed, then Edge shall be deemed to have disclosed such information in the sections of the Edge Schedule where such information is not disclosed and the failure of Edge to include such information in the appropriate section(s) of the Edge Schedule shall not constitute an inaccuracy of representation or breach of warranty, and (z) if despite Parent’s reasonable good faith efforts to comply with such requirement, Parent includes disclosure of certain information in one or more but less than all sections of the Parent Schedule that call for the disclosure of such information, and the relevance of the information to the section(s) in which it is not disclosed is reasonably apparent on the face of the disclosure in the section(s) where such information is disclosed, then Parent shall be deemed to have disclosed such information in the sections of the Parent Schedule where such information is not disclosed and the failure of Parent to include such information in the appropriate section(s) of the Parent Schedule shall not constitute an inaccuracy of representation or breach of warranty. The Disclosure Schedules include matters set forth in documents referenced in the Schedules but do not purport to disclose any agreements, contracts or instruments entered into pursuant to the terms of this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and Edge have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

CHAPARRAL EXPLORATION, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

EDGE PETROLEUM CORPORATION

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit 1.2

CERTIFICATE OF MERGER

MERGING

EDGE PETROLEUM CORPORATION

WITH AND INTO

CHAPARRAL EXPLORATION, L.L.C.

Pursuant to Title 8, Section 264(c) of the General Corporation Law of the State of Delaware and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, Chaparral Exploration, L.L.C., a Delaware limited liability company (the “Company”) certifies as follows:

1. The name and jurisdiction of formation of each of the constituent entities are:

Name	Jurisdiction of Formation
Chaparral Exploration, L.L.C.	Delaware

Edge Petroleum Corporation	Delaware

2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities.

3. The name of the surviving company is Chaparral Exploration, L.L.C.

4. The Certificate of Formation of the surviving company shall be the Certificate of Formation of the Company.

5. The Agreement and Plan of Merger is on file at the principal place of business of the surviving company, which is located at 701 Cedar Lake, Blvd., Oklahoma City, Oklahoma 73114.

6. A copy of the Agreement and Plan of Merger shall be furnished by the surviving company, on request and without cost, to any member of the Company or any former stockholder of Edge Petroleum Corporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be signed by an authorized person, the          day of                     , 2008.

CHAPARRAL EXPLORATION, L.L.C.

By
Mark A. Fischer, Manager

Exhibit 1.4(a)

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

First: The name of the limited liability company is: Chaparral Exploration, L.L.C. (the “Company”).

Second: The address of its registered office in the State of Delaware is 615 S. Dupont Hwy. in the City of Dover, State of Delaware 19901. The name of its Registered Agent at such address is Capitol Services, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                              .”)

Fourth: (Insert any other matters the members determine to include herein.)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 16th day of June, 2008.

/s/ Mark A. Fischer
Mark A. Fischer
Authorized Person

Exhibit 1.4(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHAPARRAL EXPLORATION, L.L.C.

JUNE 16, 2008

LIMITED LIABILITY COMPANY

AGREEMENT

OF

CHAPARRAL EXPLORATION, L.L.C.

This Limited Liability Company Agreement (this “Agreement”) is entered into as of June 16, 2008, by and between Chaparral Energy, Inc. (“Chaparral Energy”), Chaparral Exploration, L.L.C., a Delaware limited liability company (the “Company”) and Mark A. Fischer (the “Manager”). In consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE 1

Organizational Matters

1.1 Formation. The Company was formed by filing the Certificate of Formation with the Delaware Secretary of State on June 16, 2008.

1.2 Name. The name of the Company shall be “Chaparral Exploration, L.L.C.”

1.3 Principal Office. The principal office (the “Principal Office”) of the Company shall be located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114. The Company may change the location of the Principal Office and may also maintain offices at such other place or places as determined by the Majority Vote of the Members.

1.4 Resident Agent. The name and address of the resident agent of the Company in the State of Delaware are:

Capitol Services, Inc.

615 S. Dupont Hwy.

Dover, Delaware 19901

1.5 Term. The term of the Company shall commence upon the filing of the Company’s Certificate of Formation with the Delaware Secretary of State, and shall continue until terminated as herein provided or by operation of law.

ARTICLE 2

Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, codified at Delaware Code, Title 6 § 18-101, et seq., as it may be amended from time to time, and any successor to such act.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of “Affiliate,” the term “control” means either: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; or (b) a direct or indirect equity interest of ten percent (10%) or more in the entity.

“Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented and/or restated from time to time.

“Assignee” means a Person to whom one or more Units have been transferred, by transfer, assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Member.

“Business Day” means Monday through Friday of each week, except legal holidays recognized as such by either the United States Government or the State of Delaware.

“Capital Account” means each capital account maintained for a Member pursuant to Section 4.2.

“Capital Contributions” means the sum of the cash and the value of property contributed or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any Units of any such Members).

“Certificate of Formation” means the Certificate of Formation, as amended, supplemented and/or restated from time to time, filed by the Company with the Delaware Secretary of State under the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Chaparral Exploration, L.L.C., a Delaware limited liability company.

“Company Property” means all property owned, leased or otherwise acquired by the Company from time to time.

“Edge” means Edge Petroleum Corporation, a Delware corporation.

“Majority Vote of the Members” means the affirmative vote of the holders of a majority of the Outstanding Units held by the Members, which may be evidenced by the written consent of such Members.

“Manager” means the Person or Persons appointed as manager or managers of the Company pursuant to Article 6.

“Mandatory Provisions of the Act” means those provisions of the Act which may not be waived by the Members acting unanimously or otherwise.

“Member” means each Person executing this Agreement as a Member of the Company.

“Outstanding” means the number of Units issued by the Company as shown on the Company’s books and records, minus any Units held by the Company.

“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association or corporation.

“Record Holder” means the Person in whose name such Unit is registered on the books and records of the Company as of the close of business on a particular Business Day.

“Substitute Member” means a transferee of a Unit who is admitted as a Member to the Company pursuant to Section 10.1 in place of and with all the rights of a Member.

“Unit” means a Unit representing an interest in the Company.

ARTICLE 3

Purpose of the Company

The purpose of the Company shall be as stated in the Certificate of Formation, as amended, supplemented and/or restated from time to time.

ARTICLE 4

Capital Contributions

4.1 Units. There shall be an aggregate of 1,000,000 Units in the Company.

4.2 Capital Accounts.

4.2.1 Calculation. The Company shall maintain for each Member a separate Capital Account. The term “Capital Account” means as to any Member and as to any Units held by such Member the amount of the initial Capital Contribution attributable to the Units held by such Member, which amount shall be: (a) increased by subsequent Capital Contributions by such Member; and (b) decreased by distributions to such Member pursuant to Article 5.

4.2.2 In-Kind Contributions. If in-kind contributions or contributions in the form of property or services are made, the Capital Account of the Member shall be increased by an amount equal to the fair market value of the property or services contributed by such Member.

4.2.3 Assignee’s Capital Account. An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred.

4.3 Interest. No interest shall be paid by the Company on Capital Contributions, on balances in a Member’s Capital Account or on any other funds distributed or distributable under this Agreement.

ARTICLE 5

Distributions

Distributions shall be made at such times as determined by the Majority Vote of the Members. Any distribution of property shall be treated as a distribution of cash equal in amount to the fair market value of such property. Distributions shall be made to all Members and Assignees pro rata in accordance with the number of Units held by each.

ARTICLE 6

Management by Managers

6.1 Managers. Management of the Company shall be vested in one or more Managers, as are elected by the Members from time to time pursuant to this Agreement. If no Managers are elected, or all Managers have been removed from office, management of the Company shall be vested in the Members, and in such case, all decisions affecting the Company shall be determined by the Majority Vote of the Members.

6.2 Initial Number of Managers; Initial Manager. The initial number of Managers shall be one (1) and the initial Manager shall be Mark A. Fischer.

6.3 Powers and Authority of Manager. A Manager may exercise all the powers of the Company whether derived from law, the Certificate of Formation or this Agreement, except such powers as are by statute, by the Certificate of Formation or by this Agreement vested solely in the Members. Notwithstanding any other provision hereof, the Members hereby confer on the Manager such powers and authority as may be required for the Manager to conduct the daily affairs and business of the Company. All other decisions shall be made only with the Majority Vote of the Members.

6.4 Number, Term and Qualifications; Removal. The Company may have one (1) or more Managers. Election of a Manager or increases or decreases in the number of Managers may be made as the Members shall from time to time determine by the Majority Vote of the Members. Each Manager shall hold office until such Manager’s successor shall have been elected. A Manager may be removed, with or without cause, upon the Majority Vote of the Members. Managers need not be Members of the Company.

6.5 Manner of Acting. Each Manager, if more than one (1), may exercise the powers described in Section 6.3.

6.6 Manager’s Permissible Business Activities. Each Manager and such Manager’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Manager’s or such Manager’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Manager or such Manager’s Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Manager shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Manager or such Manager’s Affiliates.

6.7 Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Manager and shall not be commingled with any other funds.

6.8 Limitation on Liability of Manager. No Manager of the Company shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager; provided that nothing contained herein shall eliminate or limit the liability of a Manager: (a) for any breach of the Manager’s duty of loyalty to the Company or its Members; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and (c) for any transaction from which the Manager derived an improper personal benefit.

6.9 Manager’s Compensation. The Manager shall receive such compensation as may be determined by the Majority Vote of the Members.

6.10 Officers. The Manager may appoint, in the Manager’s discretion, a Chairman and/or Vice-Chairman of the Managers, a President, an Executive Vice-President, one or more Vice-Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. One person may hold two or more offices.

6.11 Term The officers of the Company shall hold office until their successors are chosen and qualify, or until their earlier resignation or removal (by the Manager, with or without cause). Any vacancy occurring in any office shall be filled by the Manager.

6.12 Chairman. The Chairman, or, in the absence of the Chairman, a Vice-Chairman of the Managers, if chosen, shall preside at all meetings of the Manager, and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

6.13 President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members and, unless a Chairman or Vice-Chairman has been chosen, at all meetings of the Manager, and shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Manager are carried into effect.

6.14 Vice-President. The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Manager, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

6.15 Secretary. The Secretary shall attend all meetings of the Manager and all meetings of the Members and record all the proceedings of the meetings of the Company.

6.16 Treasurer. The Treasurer shall supervise and be responsible for the fiscal affairs of the Company and perform all duties as may be assigned to him by the Manager.

ARTICLE 7

Rights and Obligations of the Members

7.1 Limitation of Liability. Notwithstanding anything herein to the contrary, except as otherwise expressly provided herein or in the Act, a Member shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member’s share of the assets and undistributed profits of the Company.

7.2 Rights of Member Relating to the Company. In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right, upon demand and at such Member’s own expense, to:

(a) obtain any and all information regarding the status of the business and financial condition of the Company;

(b) obtain a copy of the Company’s federal, state and local income tax returns for each year promptly after becoming available;

(c) have furnished to the Member a current list of the name and last known business, residence or mailing address of each Member;

(d) obtain information regarding the Capital Contributions made by each Member;

(e) have furnished to the Member a copy of this Agreement and the Certificate of Formation and all amendments hereto and thereto, together with copies of any powers of attorney pursuant to which this Agreement, the Certificate of Formation, and all amendments hereto and thereto have been executed; and

(f) inspect and copy any of the Company’s books and records and obtain such other information regarding the affairs of the Company.

7.3 Restrictions on Powers. Except as otherwise provided herein or by the Mandatory Provisions of the Act, a Member shall not have the authority or power to act on behalf of, or to bind, the Company, or any other Member, and a Member shall not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member, or affect the status of the Company for federal income tax purposes.

7.4 Member’s Permissible Business Activities. Each Member and such Member’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Member’s or such Member’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Member or such Member’s Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Member shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Member or such Member’s Affiliates.

ARTICLE 8

Books, Records, Accounting and Reports

8.1 Books and Records. Appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Member any information, lists and copies of documents required to be provided pursuant to Section 7.2, shall at all times be kept at the Principal Office or at such other places as determined by the Majority Vote of the Members. Without limiting the foregoing, the following shall be maintained at the Principal Office: (a) a current list of the full name and last known business address of each Manager; (b) copies of records that would enable a Member to determine the relative voting rights of the Members; (c) a copy of the Certificate of Formation, and any amendments thereto; (d) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and (e) copies of any financial statements of the Company for the three (3) most recent fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.

8.2 Fiscal Year. The fiscal year of the Company shall be the calendar year, ending December 31, except as otherwise determined by the Majority Vote of the Members.

ARTICLE 9

Tax Matters

9.1 Taxable Year. The taxable year of the Company shall be the calendar year, ending December 31, except as otherwise determined by the Majority Vote of the Members.

9.2 Financial Statements and Tax Return Information. The Manager shall use its best efforts to cause to be prepared and furnished to each of the Members on or before seventy-five (75) days after the close of the taxable year of the Company an unaudited income statement for such calendar year and a balance sheet as of the end of such calendar year, a copy of the Company’s federal and state income tax returns and all other information reasonably requested by a Member.

9.3 Tax Returns. The Manager shall file on behalf of the Company all required federal and state income tax returns.

ARTICLE 10

Admission of Substitute and Additional Members

10.1 Admission of Substitute Members. Upon a transfer of a Unit by a Member, the transferor shall have the power to give, and by transfer of any certificate issued shall be deemed to have given, the transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee of a certificate representing a Unit shall be an Assignee with respect to the transferred Unit (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Units) and shall not become a Substitute Member unless and until all of the following conditions are satisfied:

(a) the instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s interest as a Substitute Member in the assignor’s place;

(b) the assignor and Assignee shall have fulfilled all other requirements of this Agreement;

(c) the Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with such Assignee’s substitution as a Member; and

(d) the Members shall have unanimously approved such substitution in writing, which approval may be granted or withheld by each Member in each Member’s sole discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.

The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective on the date the Members give their unanimous written consent to the admission and the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of such Member’s Units with respect to which the Member had been admitted as a Member shall cease to be a Member of the Company upon a transfer of such Units in accordance with Article 10 and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to the Company as a Substitute Member).

10.2 Issuance of Additional Units. Additional Units may be authorized and issued by the Company upon such terms and conditions as may be approved by a Majority Vote of the Members. Upon the proposed issuance of any such additional Units, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units then held by such Member bears to the total number of Units held by Members and Outstanding before the issuance of the new Units, together with such Member’s proportionate share of the other newly issued Units as to which other Members fail to exercise their preemptive rights. Each such new Member shall, as a condition precedent to admission to the Company as a Member, execute a counterpart of this Agreement and execute all necessary certificates and other documents and perform all acts in accordance with the Act to the full extent necessary to constitute such persons a Member and to preserve the status of the Company as a partnership for income tax purposes upon completion of such person’s admission.

ARTICLE 11

Dissolution and Liquidation

11.1 Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up upon the written consent of Members holding more than fifty percent (50%) of Outstanding Units.

11.2 Method of Winding Up. Upon dissolution of the Company pursuant to Section 11.1, the Company shall immediately commence to liquidate its assets and wind up its affairs. The proceeds from the liquidation and winding up shall be applied in the following order of priority:

(a) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member’s withdrawal from the Company or pursuant to a withdrawal of capital; and

(b) the balance, to the Members pro rata in accordance with the number of Units held by each Member.

Unless the Members shall unanimously determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.

11.3 Filing Articles of Dissolution. Upon completion of the distribution of Company Property as provided in this Article 11, Articles of Dissolution shall be filed as required by the Act, and each Member agrees to take such action as may be advisable or proper to carry out the provisions of this Article 11.

11.4 Return of Capital. The return of Capital Contributions shall be made solely from Company Property.

ARTICLE 12

Amendment of Agreement; Meetings; Record Date

12.1 Amendments. All amendments to this Agreement shall require a Majority Vote of the Members.

12.2 Limitations on Amendments. Notwithstanding any other provision of this Agreement, no amendment to this Agreement may, without the unanimous approval of the Members:

(a) enlarge the obligations of any Member under this Agreement; or

(b) amend this Section 12.2 or Sections 12.1, 7.3 and 7.4.

12.3 Meetings. Meetings may be called by any Member, by giving at least ten (10) days’ prior notice of the time, place and purpose of the meeting to all Members.

12.4 Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of the Company, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

12.5 Quorum. The holders of more than fifty percent (50%) of the Units entitled to vote represented in person or by proxy, shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of Units of Members specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a Majority Vote of the Members represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved.

12.6 Action Without a Meeting. Any action that may be taken by any vote of the Members may be taken without a meeting if a consent to such action is signed by Members holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those Members who have not consented in writing.

ARTICLE 13

Certificates

13.1 Issuance of Certificates. The Company may issue one or more certificates in the name of the Member evidencing the number of Units issued. Upon the transfer of a Unit in accordance with Article 10, the Company shall, if certificates have been issued, issue replacement certificates. All certificates shall contain legends required by this Agreement or otherwise required by law.

13.2 Legend on Certificates. The Company shall endorse on each certificate representing Units owned by a Member a legend reading substantially as follows:

The Units represented by this Certificate are subject to the terms of a Limited Liability Company Agreement dated June 16, 2008, between Chaparral Exploration, L.L.C., Chaparral Energy, Inc. and the then manager of Chaparral Exploration, L.L.C., a copy of which is on file at the principal office of the Company.

A copy of this Agreement shall be filed at the Principal Office. During the term of this Agreement, the foregoing legend shall be endorsed on each certificate representing Units hereafter issued by the Company to any Member and to any transferee of a Member whose Units are subject to the terms of this Agreement. No Member shall cause or permit the removal of the legend from the certificates representing the Units owned by such Member.

13.3 Lost, Stolen or Destroyed Certificates. The Company shall issue a new certificate in place of any certificate previously issued if the Record Holder of the certificate: (a) makes proof by affidavit that a previously issued certificate has been lost, stolen, or destroyed; (b) requests the issuance of a new certificate before the Company has notice that the Units evidenced by such certificate have been acquired by a purchaser for value in good faith and without notice of an adverse claim; and (c) if required by the Company, delivers to the Company a bond with surety or sureties acceptable to the Company, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the certificate. The Company shall be entitled to treat each Record Holder as the Member or Assignee in fact of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other notice thereof.

ARTICLE 14

Indemnification

14.1 General. The Company shall, to the fullest extent permitted by applicable law in effect on the date of effectiveness of this Agreement, and to such greater extent as applicable law may thereafter permit, indemnify and hold an Indemnitee harmless from and against any and all losses, liabilities, claims, damages and, subject to Section 14.2, Expenses (as this and all other capitalized words used in this Article 14 not previously defined in this Agreement are defined in Section 14.16 hereof), whatsoever arising out of any event or occurrence related to the fact that an Indemnitee is or was a manager or officer of the Company or is or was serving in another Company Status.

14.2 Expenses. If an Indemnitee is, by reason of his Company Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to such Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter. To the extent that the Indemnitee is, by reason of his Company Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

14.3 Advances. In the event of any threatened or pending action, suit or proceeding in which an Indemnitee is a party or is involved and that may give rise to a right of indemnification under this Article 14, following written request to the Company by Indemnitee, the Company shall promptly pay to the Indemnitee amounts to cover expenses reasonably incurred by the Indemnitee in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of the Indemnitee providing that the Indemnitee will repay the advance if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as provided in this Agreement and (ii) satisfactory evidence as to the amount of such expenses.

14.4 Repayment of Advances or Other Expenses. Each Indemnitee agrees that such Indemnitee shall reimburse the Company for all Expenses paid by the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding against the Indemnitee in the event and only to the extent that it shall be determined pursuant to the provisions of this Article 14 or by final judgment or other final adjudication under the provisions of any applicable law that the Indemnitee is not entitled to be indemnified by the Company for such Expenses.

14.5 Request for Indemnification. To obtain indemnification, an Indemnitee shall submit to the Secretary of the Company a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by the Indemnitee. The Secretary of the Company shall promptly advise the Members of the Company and the Board of Directors of Chaparral Energy of such request.

14.6 Determination of Entitlement; No Change of Control. If there has been no Change of Control at the time the request for indemnification is submitted, an Indemnitee’s entitlement to indemnification shall be determined by the Manager of the Company, or if the Manager so directs, by Independent Counsel in legal opinion; provided, however, that an Indemnitee’s entitlement to indemnification shall be determined by the Board of Directors of Chaparral Energy in accordance with Section 145(d) of the DGCL if such Indemnitiee’s Company Status is established by virtue of clause (ii) of the definition of Company Status.

If the Manager is the person submitting a request for Indemnification, the Manager’s entitlement to indemnification shall be determined by a Majority Vote of the Members. If entitlement to indemnification is to be determined by Independent Counsel, the Company shall furnish notice to the Indemnitee within 10 days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. The Indemnitee may, within 14 days after receipt of such written notice of selection, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis for such assertion. If there is an objection to the selection of Independent Counsel, either the Company or the Indemnitee may petition the Court for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

14.7 Determination of Entitlement; Change of Control. If there has been a Change of Control at the time the request for indemnification is submitted, an Indemnitee’s entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by the Indemnitee. The Indemnitee shall give the Company written notice advising of the identity and address of the Independent Counsel so selected. The Company may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. The Indemnitee may, within five days after the receipt of such objection from the Company, submit the name of another Independent Counsel and the Company may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Any objections referred to in this Section 14.7 may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and such objection shall set forth with particularity the factual basis for such assertion. The Indemnitee may petition the Court for a determination that the Company’s objection to the first and/or second selection of Independent Counsel is without a reasonable basis and/or for the appointment as Independent Counsel of a person selected by the Court.

14.8 Procedures of Independent Counsel. If a Change of Control shall have occurred before the request for indemnification is sent by an Indemnitee, the Indemnitee shall be presumed (except as otherwise expressly provided in this Article 14) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 14.5 hereof, and thereafter the Company shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Company provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him by clear and convincing evidence that the presumption should not apply. Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 14.6 or 14.7 hereof to determine entitlement to indemnification shall not have made and furnished to the Indemnitee in writing a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification unless the Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by applicable law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article 14) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company or Edge, as applicable, or with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful. A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan of the Company or Edge, as applicable, shall be deemed to have acted in a manner not opposed to the best interests of the Company or Edge, as applicable.

For purposes of any determination hereunder, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or Proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise or on information supplied to him by the officers of the Company or another enterprise in the course of their duties or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this Section shall mean Edge or any other limited liability company or any corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. The provisions of this paragraph shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnitee may be deemed to have met the applicable standards of conduct for determining entitlement to rights under this Article.

14.9 Independent Counsel Expenses. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article 14 and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his selection until a court has determined that such objection is without a reasonable basis.

14.10 Adjudication. In the event that (i) a determination is made pursuant to Section 14.6 or 14.7 hereof that an Indemnitee is not entitled to indemnification under this Article 14; (ii) advancement of Expenses is not timely made pursuant to Section 14.3 hereof; (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within 90 days after being appointed by the Court, (b) within 90 days after objections to his selection have been overruled by the Court or (c) within 90 days after the time for the Company or the Indemnitee to object to his selection; or (iv) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 14.6, 14.7 or 14.8 hereof, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that an Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14.10 shall be conducted in all respects as a de novo trial on the merits and the Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 14.10, the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 14.10, or otherwise, unless the Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 14.10 that the procedures and presumptions of this Article 14 are not valid, binding and enforceable and shall stipulate in any such proceeding that the Company is bound by all provisions of this Article 14. In the event that an Indemnitee, pursuant to this Section 14.10, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article 14, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

14.11 Participation by the Company. With respect to any such claim, action, suit, proceeding or investigation as to which an Indemnitee notifies the Company of the commencement thereof: (a) the Company will be entitled to participate therein at its own expense; (b) except as otherwise provided below, to the extent that it may wish, the Company (jointly with any other indemnifying party similarly notified) will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After receipt of notice from the Company to the Indemnitee of the Company’s election so to assume the defense thereof, the Company will not be liable to the Indemnitee under this Article 14 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ his own counsel in such action, suit, proceeding or investigation but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel employed by the Indemnitee shall be subject to indemnification pursuant to the terms of this Article 14. The Company shall not be entitled to assume the defense of any action, suit, proceeding or investigation brought in the name of or on behalf of the Company or as to which the Indemnitee shall have made the conclusion provided for in (ii) above; and (c) the Company shall not be liable to indemnify an Indemnitee under this Article 14 for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not settle any action or claim in any manner that would impose any limitation or unindemnified penalty on an Indemnitee without that Indemnitee’s written consent, which consent shall not be unreasonably withheld.

14.12 Nonexclusivity of Rights. The rights of indemnification and advancement of Expenses as provided by this Article 14 shall not be deemed exclusive of any other rights to which an Indemnitee may at any time be entitled to under applicable law, the Certificate of Formation, this Agreement, any agreement, a Majority Vote of Members, or otherwise. No amendment, alteration or repeal of this Article 14 or any provision hereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article 14 shall continue as to an Indemnitee whose Company Status has ceased for any reason and shall inure to the benefit of his heirs, executors and administrators. Neither the provisions of this Article 14 or those of any agreement to which the Company is a party shall be deemed to preclude the indemnification of any person who is not specified in this Article 14 as having the right to receive indemnification or is not a party to any such agreement, but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Limited Liability Company Act.

14.13 Insurance and Subrogation. The Company shall not be liable under this Article 14 to make any payment of amounts otherwise indemnifiable hereunder if, but only to the extent that, an Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

In the event of any payment hereunder, the Company shall be subrogated to the extent of such payment to all the rights of recovery of the Indemnitee, who shall execute all papers required and take all action reasonably requested by the Company to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

14.14 Severability. If any provision or provisions of this Article 14 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article 14 shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14.15 Certain Actions For Which Indemnification Is Not Provided. Notwithstanding any other provision of this Article 14, no person shall be entitled to indemnification or advancement of Expenses under this Article 14 with respect to any Proceeding, or any Matter therein, brought or made by such person against the Company.

14.16 Definitions. For purposes of this Article 14:

“Change of Control” with respect to any Indemnitee, means a change in control of the Company after the date such Indemnitee acquired his Company Status, which shall be deemed to have occurred in any one of the following circumstances occurring after such date: (i) there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then Outstanding voting securities without prior approval of at least two-thirds of the Managers in office immediately prior to such person attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the Managers in office immediately prior to such transaction or event constitute less than a majority of the Managers thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Managers (including, for this purpose, any new director whose election or nomination for election by the Company’s Members was approved by a vote of at least two-thirds of the Managers then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Managers; provided, however, that this definition shall not apply to any Indemnitee whose Company Status is established by virtue of clause (ii) of the definition of Company Status until after the effective date of the merger described therein.

“Company Status” describes the status of an Indemnitee as (i) a manager, officer, employee, agent or fiduciary of the Company or of any other limited liability company, corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee is or was serving at the request of the Company or (ii) effective as of the closing of the proposed merger of Edge with and into the Company, a former director, manager, officer, employee, agent or fiduciary of Edge or any subsidiary of Edge or of any other corporation, limited liability company, partnership, association, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee was serving at the request of Edge.

“Court” means the Court of Chancery of the State of Delaware or any other court of competent jurisdiction.

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“Indemnitee” includes any officer or manager of the Company or, effective as of the closing of the proposed merger of Edge with and into the Company, any former officer or director of Edge, in any case, who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Section 14.1 or 14.2 hereof by reason of his Company Status.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation and limited liability company law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Company, Chaparral Energy or an Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

“Matter” is a claim, a material issue or a substantial request for relief.

“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 14.10 hereof to enforce his rights under this Article 14.

14.17 Notices. Promptly after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee shall, if he anticipates or contemplates making a claim for expenses or an advance pursuant to the terms of this Article 14, notify the Company of the commencement of such action, suit or proceeding; provided, however, that any delay in so notifying the Company shall not constitute a waiver or release by the Indemnitee of rights hereunder and that any omission by the Indemnitee to so notify the Company shall not relieve the Company from any liability that it may have to the Indemnitee otherwise than under this Article 14. Any communication required or permitted to the Company shall be addressed to the Secretary of the Company and any such communication to the Indemnitee shall be addressed to the Indemnitee’s address as shown on the Company’s records unless he specifies otherwise and shall be personally delivered or delivered by overnight mail delivery. Any such notice shall be effective upon receipt.

14.18 Contractual Rights. The right to be indemnified or to the advancement or reimbursement of Expenses (i) is a contract right based upon good and valuable consideration, pursuant to which an Indemnitee may sue as if these provisions were set forth in a separate written contract between the Indemnitee and the Company, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions and (iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

14.19 Indemnification of Employees, Agents and Fiduciaries. The Company, by adoption of a resolution of the Managers, may indemnify and advance expenses to a person who is an employee, agent or fiduciary of the Company including any such person who is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise to the same extent and subject to the same conditions (or to such lesser extent and/or with such other conditions as the Managers may determine) under which it may indemnify and advance expenses to an Indemnitee under this Article 14.

ARTICLE 15

General Provisions

15.1 Notices. Any notice, demand, request or report required or permitted to be given or made to a Person under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when transmitted postage prepaid by first-class certified mail, return receipt requested, to the Person at the address set forth on Exhibit A attached hereto. Any notice, payment, or report to be given to a Person hereunder shall be deemed conclusively to have been given, upon mailing of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.

15.2 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each party’s heirs, successors, personal or legal representatives and permitted assignees.

15.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.5 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.6 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

15.7 Applicable Law; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflict of laws. The rights and obligations of the Members and the affairs of the Company shall be governed first by the mandatory provisions of the Act, second by the Company’s Certificate of Formation, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence. All article and section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.8 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.9 Conveyances. All of the assets of the Company shall be held in the name of the Company, unless the Members shall determine that a Manager or a Manager’s designee may hold title to any property as nominee for the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber the interest of the Company of all or any portion of the assets of the Company shall be sufficient if signed on behalf of the Company by one (1) or more Managers. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to the provisions of this Section 15.9.

15.10 Specific Performance. The parties acknowledge that it is impossible to measure in money the damages which will accrue to a party hereto or to a successor in interest to a Member by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or any successor in interest to a Member shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

15.11 Power of Attorney.

15.11.1 Managers as Attorneys-in-Fact. By the execution of this Agreement, or a counterpart hereof, each Member irrevocably constitutes and appoints the Manager as the Member’s true and lawful attorneys-in-fact and agent to effectuate, with full power and authority to act in such Member’s name, place, and stead in effectuating, the purposes of the Company pursuant to the terms and conditions of this Agreement, including the execution, acknowledgment, delivery, filing, and recording of all certificates, documents, contracts, loan documents, or counterparts thereof, and all other documents which the Managers deem necessary or reasonably appropriate to do any of the following: (a) organize, qualify, or continue the Company as a limited liability company, including qualification of the Company in such other jurisdictions as the Company’s activities may require; (b) reflect an amendment to this Agreement or the Company’s Certificate of Formation required by a change in the name of the Company, a change in the principal place of business of the Company or, subject to the provisions of this Agreement, the admission of a new Member to the Company, if such admission is in compliance with the applicable provisions hereof; (c) accomplish the purposes and carry out the powers of the Company as set forth herein; and (d) subject to the provisions of this Agreement, effect the dissolution and termination of the Company.

15.11.2 Nature of Special Power. The power of attorney granted herein: (a) shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, or legal disability of a Member; (b) may be exercised only by the Manager (and such Manager’s successors and assigns), for each Member, or any or all of them, by listing all, or any, of the Members required to execute any such instrument and executing such instrument as attorney-in-fact for all, or any one, of such Members; and (c) shall be binding upon any transferee of a membership interest of a Member hereunder, or any portion thereof, except that where such transferee is qualified as a Substitute Member under this Agreement, the power of attorney shall survive the delivery of such Units for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument on behalf of the transferor of the Units necessary to effect such substitution.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above set forth.

THE MEMBER INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES ACTS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE SATISFIED.

SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF

THE LIMITED LIABILITY COMPANY AGREEMENT OF

CHAPARRAL EXPLORATION, L.L.C.

EFFECTIVE JUNE 16, 2008

The undersigned hereby: (a) acknowledges receipt of a copy of the Limited Liability Company Agreement of Chaparral Exploration, L.L.C. (“Agreement”); and (b) executes and swears to the Agreement, thereby agreeing and consenting to all the terms and provisions thereof.

Chaparral Energy, Inc., a Delaware corporation, Member

By	/s/ Mark A. Fischer
Mark A. Fischer, President and Chief Executive Officer

Chaparral Exploration, L.L.C., a Delaware limited liability company

By	/s/ Mark A. Fischer
Mark A. Fischer, Manager

/s/ Mark A. Fischer
Mark A. Fischer, Manager

EXHIBIT A

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHAPARRAL EXPLORATION, L.L.C.

Name and Address of Member	Number of Units	Percentage of Units
Chaparral Energy, Inc. Attn: Mark A. Fischer 701 Cedar Lake Boulevard Oklahoma City, OK 73114	1,000,000	100%

TOTALS	1,000,000	100%

Exhibit 1.6(b)

CERTIFICATE OF DESIGNATIONS OF

5.75% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

OF CHAPARRAL ENERGY, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Chaparral Energy, Inc., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article FOURTH of its Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company [in a meeting held] [by resolution adopted by unanimous written consent, pursuant to Section 141(f) of the DGCL,] on [                ], duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company’s preferred stock, par value $0.01 per share, with a liquidation preference of $50 per share, plus an amount equal to the sum of all accumulated and unpaid dividends, subject to adjustment as provided in Section 15(ii) hereof, which shall be designated as 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) consisting of 2,875,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Section 1. Ranking. The Series A Preferred Stock will rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company: (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Debt Obligations and Senior Stock. The Company’s ability to issue Capital Stock that ranks senior to its Series A Preferred Stock shall be subject to the provisions of Section 4 hereof.

Section 2. Dividends.

(i) Each holder of shares of the outstanding Series A Preferred Stock (together, the “Holders”) shall be entitled, when, as and if declared by the Board of Directors out of assets of the Company legally available therefor, to receive cumulative dividends at the rate per annum of 5.75% per share on the liquidation preference thereof of $50 per share of Series A Preferred Stock subject to adjustment as provided in Section 15(ii) hereof (such liquidation preference, as adjusted from time to time, the “Liquidation Preference”), payable in cash, payable quarterly in arrears (such rate, the “Dividend Rate”). Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date commencing on the Dividend Payment Date next following the Effective Time of the Merger (the “First Dividend Payment Date”) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Series A Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Last Edge Payment Date (as defined below) (whether or not in any dividend period or periods there shall be assets of the Company legally available for the payment of such dividends in whole or in part). The initial dividend on the Series A Preferred Stock, for the quarterly period commencing on the day after the quarterly period ending immediately prior to the Last Edge Payment Date and ending immediately prior to the First Dividend Payment Date, shall be $0.71875 per share and shall be payable, when, as and if declared, on the First Dividend Payment Date. Each subsequent quarterly dividend on the Series A Preferred Stock, when, as and if declared, shall be $0.71875 per share. Dividends payable for any partial dividend period shall be computed on the basis of days elapsed over a 360 day year consisting of twelve 30 day months. The most recent date as to which dividends shall have been paid on the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock of Edge Petroleum Corporation, a Delaware corporation (“Edge”), is referred to herein as (the “Last Edge Payment Date”).

(ii) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of money or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(iii) The Company is only obligated to pay a dividend on the Series A Preferred Stock if the Board of Directors declares the dividend payable and the Company has assets that legally can be used to the pay the dividend.

(iv) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock), rights issued under “poison pill” rights plans to purchase Junior Stock and cash paid in lieu of fractional shares in accordance with Section 13 hereof) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accumulated and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other.

(v) Holders shall not be entitled to any dividends on the Series A Preferred Stock in excess of full cumulative dividends calculated pursuant to this Section 2. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(vi) With respect to dividends that have been declared for payment, a Holder at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on its Series A Preferred Stock on the next succeeding Dividend Payment Date notwithstanding the Company’s default in payment of the dividend due on that Dividend Payment Date.

(vii) Dividends in arrears on the Series A Preferred Stock in respect of a dividend period not declared for payment (“Delayed Dividends”) may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to the Holders of record as they appear on the stock register of the Company on a record date selected by the Board of Directors, which shall (a) not precede the date the Board of Directors declares the dividend payable and (b) not be more than 60 days prior to the date the dividend is paid.

(viii) Holders will not have any right to receive dividends that may be declared on the Common Stock. The right to receive dividends declared on the Common Stock will be realized only after conversion of a Holder’s shares of Series A Preferred Stock into shares of Common Stock.

Section 3. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to stockholders of the Company, before any payment or distribution of assets is made to holders of the Common Stock or any other Junior Stock but after any payment or distribution in respect of Debt Obligations or Senior Stock, the Liquidation Preference, plus accumulated and unpaid dividends (whether or not declared) thereon to the date fixed for liquidation, winding up or dissolution.

(ii) Neither the sale, conveyance or other transfer of all or substantially all of the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 3.

(iii) In the event the assets of the Company available for distribution to Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 3(i) and amounts to which holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock and holders of Parity Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accumulated and unpaid dividends to which each series is entitled.

(iv) After the payment to the Holders of full preferential amounts provided for in Sections 3(i) and 3(iii) hereof, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

Section 4. Voting Rights.

(i) Holders shall have no voting rights, except as set forth in this Section 4 or as expressly required by Delaware law from time to time.

(ii) If and whenever (a) six full quarterly dividends, whether or not consecutive, payable on the Series A Preferred Stock, are not paid or (b) the Company fails to pay the purchase price on the Fundamental Change Purchase Date for shares of Series A Preferred Stock following a Fundamental Change, then, in each case, the number of directors constituting the Board of Directors will be increased by two and the holders of the Series A Preferred Stock, voting as a single class with any other class or series of preferred stock having similar voting rights that are exercisable, shall have a right to elect those additional directors to the Board of Directors until all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or until the purchase price for shares of Series A Preferred Stock following a Fundamental Change has been paid in full, as the case may be. The directors so elected shall not be divided into the classes of the Board of Directors, but shall serve for annual terms. To exercise this right, any Holder may by written notice request that the Board of Directors call a special meeting of the holders of the Company’s preferred stock for the purpose of electing the additional directors and, if such non-payment of dividends is continuing, the Board of

Directors shall call such meeting within 60 days after such written request. The terms of the directors so elected will continue until such time as all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or until the purchase price for shares of Series A Preferred Stock following a Fundamental Change has been paid in full, as the case may be, and at such time, the number of directors will, without further action, be reduced by two.

(iii) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least 66 2/3% of the then outstanding shares of the Series A Preferred Stock will be required to approve (a) any amendment of the Certificate of Incorporation, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the Series A Preferred Stock so as to affect the Holders adversely, (b) the issuance, authorization or increase in the authorized amount of, or the issuance or authorization of any obligation or security convertible into or evidencing a right to purchase any class or series of Senior Stock or (c) any reclassification of any authorized stock of the Company into any class or series of, or any obligation or security convertible into or evidencing a right to purchase, any Senior Stock; provided that no such vote shall be required for the Company to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Junior Stock.

(iv) In all cases where the Holders are entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote. When the Holders are entitled to vote as a class with holders of any other class or series of preferred stock having similar voting rights that are exercisable, each class or series shall have the number of votes proportionate to the aggregate liquidation preference of its outstanding shares. Holders shall generally not have any vote in a merger or consolidation, including in any such transactions in which the Series A Preferred Stock is converted into the right to receive cash or securities; provided, however, that as described in Section 4(iii)(a), Holders shall be entitled to vote in mergers and consolidations that amend the powers, preferences, privileges or rights of the Holders so as to adversely affect them.

Section 5. Forced Conversion; Limited Optional Redemption.

(i) On or after January 20, 2010, the Company may at any time, by providing not less than 15 nor more than 45 days’ notice, cause the Series A Preferred Stock to be automatically converted at the applicable Conversion Rate (a “Forced Conversion”); provided that the Company may exercise this right only if the Closing Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the date the Company gives notice of its election to call a Forced Conversion (by press release as described in Section 5(ii) hereof), equals or exceeds 130% of the Conversion Price on each such Trading Day.

(ii)To exercise its right to call a Forced Conversion, the Company must issue a press release prior to the close of business on the first Trading Day following any date on which the conditions described in Section 5(i) hereof are met, announcing such election to call a Forced Conversion. The Company will also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than seven Business Days after the date of the press release) of the election to call a Forced Conversion. The forced conversion date will be a date selected by the Company (the “Forced Conversion Date”) and will be no more than 45 days or less than 15 days after the date on which the Company issues the press release described in this Section 5(ii).

(iii) In addition to any information required by applicable law or regulation, the press release and notice of a Forced Conversion described in this Section 5 shall state, as appropriate:

(a) the Forced Conversion Date;

(b) the Conversion Rate and whether the conversion obligation will be satisfied in cash, shares of Common Stock or a combination of cash and shares of Common Stock; and

(c) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the Forced Conversion Date.

The provisions under Section 9 hereof shall apply as if the Forced Conversion Date were the date on which the Company received notice of conversion; provided that the provisions related to conversion retraction described in Section 9(ii)(b) shall not apply.

(iv) On and after the Forced Conversion Date, dividends shall cease to accumulate on the Series A Preferred Stock to be converted, all rights of Holders of such Series A Preferred Stock shall terminate and all outstanding shares of Series A Preferred Stock shall automatically convert at the applicable Conversion Rate. The dividend payment with respect to the Series A Preferred Stock for which a Forced Conversion Date occurs during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date. Except as provided in the immediately preceding sentence, with respect to a Forced Conversion, no payment or adjustment will be made upon conversion of Series A Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

(v) The Company may not authorize, issue a press release announcing or give notice of any Forced Conversion pursuant to Section 5(i) hereof unless, prior to giving the forced conversion notice, all accumulated and unpaid dividends on the Series A Preferred Stock for periods ended prior to the date of such press release or notice shall have been paid.

(vi) In addition to the Company’s right to call a Forced Conversion as described in Section 5(i) hereof, if fewer than 15% of the shares of Series A Preferred Stock issued by the Company on the Issue Date (plus 15% of any additional shares issued by the Company pursuant to the underwriters’ over-allotment option with respect to such issuance) are outstanding, the Company shall have the right, at any time on or after January 20, 2010, at its option in accordance with this clause (vi), to redeem for cash all such outstanding shares of Series A Preferred Stock, to the extent of lawfully available funds therefor, at a redemption price per share of Series A Preferred Stock equal to the Liquidation Preference plus an amount equal to accumulated and unpaid dividends to, but excluding, the Redemption Date, for each share of Series A Preferred Stock. If the Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, (a) the Company shall pay the full amount of accumulated and unpaid dividends payable on such Dividend Payment Date only to the holder of record at the close of business on the corresponding Dividend Record Date and (b) the purchase price payable on the Redemption Date shall include only the Liquidation Preference, but shall not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date. The provisions of Section 5(iv) and Section 5(v) shall apply to any such redemption as if the Redemption Date were the Forced Conversion Date. To exercise the redemption right for the Series A Preferred Stock as set forth in this Section 5(vi), the Company shall issue a notice by press release setting forth a redemption date (the “Redemption Date”) for the Series A Preferred Stock, which shall be at least 15 days but no more than 45 days after the date of such notice, followed by a notice by mail or by publication (with subsequent prompt notice by mail) to Holders not more than seven Business Days after the date of such press release notice; provided that the Company may not issue a redemption notice or press release, or otherwise exercise its redemption right set forth in this Section 5(vi), if at such time 15% or more of the shares of Series A Preferred Stock issued by the Company on the Issue Date (plus 15% of any additional shares issued by the Company pursuant to the underwriters’ over-allotment option with respect to such issuance) are outstanding or the Company shall not have paid all accumulated and unpaid dividends on the Series A Preferred Stock for all dividend periods ended prior to the date of such press release or notice. On and after the Redemption Date, all rights of Holders will terminate except for the right to receive the redemption price for the shares of Series A Preferred Stock redeemed. For the avoidance of doubt, the designation of a Redemption Date by the Company pursuant to this Section 5(vi) shall not terminate any conversion right with respect to the Series A Preferred Stock as set forth in Section 6 below.

Section 6. Conversion at the Option of the Holder.

(i) Subject to the Company’s right to call a Forced Conversion as described in Section 5(i) hereof, each share of Series A Preferred Stock will be convertible at any time at the option of the Holder thereof into approximately 0.7582 shares of Common Stock based on an initial conversion price of $65.95 per share (as such conversion price may be adjusted, the “Conversion Price”) subject to adjustment as set forth in Section 7 hereof. Upon conversion, the Company shall have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock, as set forth in Section 9 hereof. The conversion rate per share of Series A Preferred Stock at any time (as such conversion rate may be adjusted, the “Conversion Rate”) is equal to $50 divided by the Conversion Price at such time rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655). Upon any conversion at a Holder’s option, the Holder shall not receive any cash payment representing accumulated and unpaid dividends on the Series A Preferred Stock, whether or not in arrears, except as set forth in Section 6(ii) hereof.

(ii) Holders of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment, if declared and paid, on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by a payment in cash of an amount equal to the dividend payable on such shares of Series A Preferred Stock on that Dividend Payment Date (a) unless the Company has specified a Forced Conversion Date during such period and conversion occurs at any time after the Company has issued the press release announcing such Forced Conversion, (b) unless the Company has specified a Fundamental Change Purchase Date during such period or (c) except to the extent of any accumulated and unpaid dividends (for dividend periods other than the current dividend payment period). A Holder on a Dividend Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company if declared and paid on the Series A Preferred Stock on that date, and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.

(iii) Subject to Section 15(i) hereof, the conversion right of a Holder shall be exercised by the Holder of shares of Series A Preferred Stock represented by physical certificates other than the Global Preferred Stock by the surrender to the Company of the certificates representing shares of Series A Preferred Stock to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by written notice to the Company in the form of Exhibit A that the Holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates representing shares of Common Stock are to be issued and (if so required by the Company or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and, if required, by payment of funds equal to dividends payable on the next Dividend Payment Date to which such Holder is not entitled and by transfer tax stamps or funds therefor, if required pursuant to Section 15(vii) hereof. Such conversion notice is irrevocable, unless the Company elects to settle all or a portion of the Conversion Value in cash, in which event such conversion notice may be retracted during the Conversion Retraction Period. If a Holder’s shares of Series A Preferred Stock are represented by Global Preferred Stock, such Holder must comply with the Depositary’s procedures for converting a beneficial interest in such Global Preferred Stock and, if required, pay funds equal to dividends payable on the next Dividend Payment Date to which such Holder is not entitled and, if required by Section 15(vii) hereof, pay all taxes or duties, if any. The date on which a Holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” If the Company elects to satisfy its conversion obligation only in shares of Common Stock, it will deliver the shares of Common Stock due upon conversion, together with any cash in lieu of fractional shares in accordance with Section 13 hereof, no later than the third Business Day following the Conversion Date, except as set forth in Section 8(iii) and Section 8(iv) hereof. If the Company elects to satisfy any portion of its conversion obligation in cash, it will deliver the shares of Common Stock (if any) and cash due upon conversion on the third Business Day following the last Trading Day of the related Cash Settlement Averaging Period. Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the Conversion Date all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (a) receive certificates representing the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted and cash, in lieu of any fractional shares, in accordance with Section 13 hereof; (b) receive Additional Shares, cash or Reference Property, as applicable, payable upon a Fundamental Change, in accordance with Section 8(iv); and (c) exercise the rights to which they are entitled as holders of Common Stock.

Section 7. Anti-Dilution Adjustments.

(i) Anti-Dilution Adjustments. The Conversion Price shall be subject to the following adjustments from time to time:

(a) Stock Dividends. In case the Company shall pay or make a dividend or other distribution to all holders of Common Stock in shares of Common Stock, the Conversion Price, as in effect at the opening of business on the Business Day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be decreased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the Business Day following the date fixed for such determination.

(b) Stock Purchase Rights. In case the Company shall issue to all holders of its Common Stock rights, options or warrants, entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such rights, options or warrants at a price per share of common stock (or having a conversion price per share) less than the Market Value as of the date fixed for the determination of stockholders of the Company entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the Business Day following the date fixed for such determination shall be decreased by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such rights, options or warrants (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such decrease to become effective immediately after the opening of business on the Business Day following the date fixed for such determination; provided, however, that no such adjustment of Conversion Price shall be made if the Holders would be entitled to receive such rights, options or warrants without conversion and based on the applicable Conversion Rate; provided further, however, that if any of the foregoing rights, options or warrants is only exercisable upon the occurrence of a Triggering Event, then the Conversion Price will not be adjusted until such Triggering Event occurs.

(c) Stock Splits; Reverse Splits; Reclassifications and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately decreased, and, conversely, in case outstanding shares of Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the Business Day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(d) Cash Distributions. In case the Company shall, by dividend or otherwise, make distributions to all holders of its Common Stock exclusively in cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, or any distribution consisting of cash in part which is provided for in Section 7(i)(f) hereof) immediately after the close of business on such date for determination, the Conversion Price shall be adjusted by dividing the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders of the Company entitled to receive such distribution by a fraction, (A) the numerator of which shall be equal to the Market Value of a share of Common Stock as of the date fixed for such determination and (B) the denominator of which shall be equal to the Market Value of a share of Common Stock as of the date fixed for such determination less the per share amount of the dividend or distribution.

(e) Common Stock Repurchase Premiums. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)) of an aggregate consideration having a Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of the Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the Business Day after the last day (such day, the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be decreased by multiplying the Conversion Price immediately prior to the close of business on the Expiration Time by a fraction (1) the numerator of which shall be equal to (x) the product of (I) the Market Value as of the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less (y) the amount of cash plus the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)), and (2) the denominator of which shall be equal to the product of (x) the Market Value as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less the number of all shares validly tendered, not withdrawn and accepted for payment on the Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”).

(f) Debt, Asset or Security Distributions. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distributions referred to in Section 7(i)(a), 7(i)(b), 7(i)(c), 7(i)(d) or 7(ii)), the Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination less the then Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business on the Business Day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution.

(ii) Right and Warrants. If the Company distributes rights or warrants (other than those referred to above in Section 7(i)(b) hereof) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Company, the Holder of any shares of Series A Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows:

(a) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

(b) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Series A Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series A Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.

The Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

(iii) De Minimis Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 7 shall be made to the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1.0%) of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1.0%) of such Conversion Price; provided, however, that notwithstanding the foregoing, all such carried forward adjustments shall be made at the time the Company shall have designated a Forced Conversion Date or upon giving a

Fundamental Change Notice, and at the time of conversion of Series A Preferred Stock. No adjustment under this Section 7 shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Price shall be calculated to the nearest 1/100th of a share of Common Stock (or if there is not a nearest 1/100th of a share to the next lower 1/100th of a share).

(iv) Tax-Related Adjustments. The Company may make such decreases in the Conversion Price, in addition to those required by this Section 7, as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

(v) Stockholder Rights Plans. Upon conversion of the Series A Preferred Stock, the Holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with Section 13 hereof, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to a stockholder rights plan will not result in an adjustment to the Conversion Price pursuant to Section 7(i)(b), 7(i)(f) or 7(ii) provided that the Company has provided for the Holders to receive such rights upon conversion.

(vi) Notice of Adjustment. Whenever the Conversion Price is adjusted in accordance with this Section 7, the Company shall (a) compute the Conversion Price in accordance with this Section 7 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (b) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 7 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

(vii) Reversal of Adjustment. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(viii) Exceptions to Adjustment. The applicable Conversion Price shall not be adjusted:

(a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(b) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date (including any shares of Series A Preferred Stock issued upon the exercise of any underwriter over-allotment option);

(d) for a change in the par value or no par value of Common Stock; or

(e) for accumulated and unpaid dividends.

Section 8. Fundamental Change.

(i) Within ten Trading Days after the Effective Date of a Fundamental Change (or, in the case of a Fundamental Change described in clause (b) of the definition of such term, within ten Trading Days prior to the anticipated Effective Date of such Fundamental Change) (the “Fundamental Change Notice Date”), the Company shall give notice of such Fundamental Change in accordance with Section 11(ii) hereof to each record holder of Series A Preferred Stock (the “Fundamental Change Notice”). Such Fundamental Change Notice shall state:

(a) the events causing the Fundamental Change;

(b) the Effective Date or anticipated Effective Date of such Fundamental Change;

(c) the purchase price and whether that price will be paid in cash, shares of Common Stock, or a combination of cash and shares of Common Stock;

(d) the name and address of the Transfer Agent; and

(e) if applicable, the expected determination of the number of Additional Shares to be added to the Conversion Rate as set forth pursuant to Section 8(iv) below.

Simultaneously with the Fundamental Change Notice, the Company shall issue a press release and publish a notice containing the foregoing information in a newspaper of general circulation in The City of New York or publish the information on its website or through such other public medium as the Company may use at that time and deliver a copy of such notice to the Transfer Agent.

(ii) Upon the conversion of Series A Preferred Stock in connection with a Fundamental Change, a Holder will be entitled to receive a cash payment for all accumulated and unpaid dividends. If the Effective Date is a date that is prior to the close of business on any Dividend Record Date, however, the Holder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date. If the Effective Date is a date that is after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accumulated and unpaid dividends, whether or not in arrears, with respect to the Series A Preferred Stock converted on such date, will be payable on such Dividend Payment Date to the record Holder of such shares on such Dividend Record Date.

(iii) Purchase or Exchange Upon a Fundamental Change.

(a) Upon the occurrence of a Fundamental Change, Holders shall have the right, subject to the terms and conditions of this Certificate of Designations (including, without limitation, the availability of legally available funds to the Company), to require the Company to repurchase all of, or any portion of, such Holders’ shares of Series A Preferred Stock. The Company shall purchase such Series A Preferred Stock at a price equal to 100% of the Liquidation Preference plus any accumulated and unpaid dividends, to, but excluding, the date that is not less than 30 nor more than 60 days after the Company mails notice of the occurrence of such Fundamental Change (the “Fundamental Change Purchase Date”). If the Fundamental Change Purchase Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, (1) the Company shall pay the full amount of accumulated and unpaid dividends payable on such Dividend Payment Date only to the holder of record at the close of business on the corresponding Dividend Record Date and (2) the purchase price payable on the Fundamental Change Purchase Date shall include only the Liquidation Preference, but shall not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

(b) The Company may, subject to legally available funds, elect to pay the purchase price in cash, shares of Common Stock, or a combination of cash and Common Stock. If the Company elects to pay all or a portion of the purchase price in shares of Common Stock, such shares of Common Stock shall be valued at a discount of 5% below the average of the daily Volume-Weighted Average Price per share for the ten consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Purchase Date; provided, however, that the Company shall not pay the purchase price in shares of Common Stock or a combination of shares of Common Stock and cash unless (1) the Company shall have given a timely Fundamental Change Notice including its intention to pay the purchase price or a specified percentage of the purchase price with shares of Common Stock and (2) such shares of Common Stock are registered under the Securities Act and the Exchange Act, in each case, if required.

(c) To exercise the right to require the Company to repurchase shares of Series A Preferred Stock as set forth under 9(ii)(a) herein, Holders must deliver a written notice (the “Fundamental Change Purchase Notice”) to the Transfer Agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date. The Fundamental Change Purchase Notice must state:

(1) if certificated shares of Series A Preferred Stock have been issued, the Series A Preferred Stock certificate numbers, or if not, such information as may be required under the Depositary’s applicable procedures;

(2) the number of shares of Series A Preferred Stock to be purchased; and

(3) that the Company is to purchase such Series A Preferred Stock pursuant to the applicable provisions of the Series A Preferred Stock and this Certificate of Designations.

(d) Holders may withdraw any Fundamental Change Purchase Notice by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date. The notice of withdrawal must state:

(1) the number of the withdrawn shares of Series A Preferred Stock;

(2) if certificated shares of Series A Preferred Stock have been issued, the Series A Preferred Stock certificate numbers, or if not, such information as may be required under the Depositary’s applicable procedures; and

(3) the number, if any, of shares of Series A Preferred Stock that remain subject to the Fundamental Change Purchase Notice.

(e) Holders must either effect book-entry transfer or deliver the Series A Preferred Stock to be purchased, together with necessary endorsements, to the office of the Transfer Agent after delivery of the Fundamental Change Purchase Notice to receive payment of the fundamental change purchase price. Holders shall receive payment in cash or shares of Common Stock, as applicable, on the later of the Fundamental Change Purchase Date or the time of book-entry transfer or the delivery of the Series A Preferred Stock. If the Transfer Agent holds cash or securities sufficient to pay the fundamental change purchase price of the Series A Preferred Stock on the Business Day following the Fundamental Change Purchase Date, then, immediately after the Fundamental Change Purchase Date, whether or not book-entry transfer of the Series A Preferred Stock is made or whether or not the Series A Preferred Stock is delivered to the Transfer Agent or the Depositary: 1) the shares of Series A Preferred Stock shall cease to be outstanding; 2) dividends shall cease to accrue; and 3) all other rights of such Holders shall terminate.

(f) Notwithstanding the foregoing, the Company shall not be required to purchase shares of Series A Preferred Stock upon the occurrence of a Fundamental Change if (1) a third party agrees to purchase the shares of Series A Preferred Stock upon the occurrence of a Fundamental Change in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designations applicable to a purchase of shares of Series A Preferred Stock upon the occurrence of a Fundamental Change and (2) the third party purchases the shares of Series A Preferred Stock on such basis.

(iv) Adjustment to the Conversion Rate Upon a Fundamental Change.

(a) If a Holder converts its Series A Preferred Stock at any time beginning on the Fundamental Change Notice Date after a notice is given to Holders regarding a Fundamental Change described in clause (b) of the definition of that term, and ending at the close of business on the 30th Trading Day immediately following the Effective Date of such Fundamental Change, the Company will increase the applicable Conversion Rate by a number of additional shares (the “Additional Shares”) for such Series A Preferred Stock as described in Section 8(iv)(b) hereof; provided that (a) such increase in the Conversion Rate shall not take place if such Fundamental Change is not consummated and (b) the Company shall issue shares of Common Stock at the Conversion Rate (without such increase) on or prior to the fifth Business Day following the Conversion Date and the Additional Shares described in Section 8(iv)(b) hereof will be issued after the later to occur of (i) the fifth Business Day following the Effective Date of such Fundamental Change and (ii) the fifth Business Day following the relevant Conversion Date. On and after the Effective Date, Holders entitled to receive Additional Shares pursuant to this Section 8(iv)(a) shall, as set forth under Section 10 below, receive Reference Property based on the number of Additional Shares set forth above.

(b) The number of Additional Shares will be determined by reference to the table below, based on the Effective Date and the price of the Common Stock (the “Stock Price”). If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the Common Stock consists solely of cash, then the Stock Price will be the cash amount paid per share of the Common Stock. Otherwise, the Stock Price will be the average of the Closing Sale Price per share of the Common Stock for the five consecutive Trading Days immediately preceding the Effective Date of such Fundamental Change.

(c) The following table sets forth the number of Additional Shares per share of Series A Preferred Stock to be added to the Conversion Rate in connection with the Fundamental Change referred to in Section 8(iv)(a):

Number of Additional Shares

Stock Price

Effective Date	$52.77	$59.74	$69.69	$79.65	$89.61	$99.56	$109.52	$119.47	$129.43	$139.39	$149.34	$159.30	$169.26	$179.21	$189.17	$199.12
Jan. 20, 2008	0.1894	0.1689	0.1265	0.0974	0.0766	0.0613	0.0499	0.0412	0.0344	0.0290	0.0246	0.0211	0.0182	0.0158	0.0137	0.0120
Jan. 20, 2009	0.1894	0.1512	0.1062	0.0759	0.0552	0.0408	0.0308	0.0236	0.0185	0.0147	0.0119	0.0098	0.0082	0.0069	0.0059	0.0050
Jan. 20, 2010	0.1894	0.1421	0.0871	0.0436	0.0147	0.0030	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	0.1894	0.1421	0.0871	0.0436	0.0147	0.0030	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Price of the Series A Preferred Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price and the denominator of which is the Conversion Price as so adjusted.

(v) The exact Stock Price and Effective Date may not be set forth in the table, in which case:

(1) if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the Additional Share amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

(2) if the Stock Price is in excess of $199.12 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate; and

(3) if the Stock Price is less than or equal to $52.77 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate.

Section 9. Settlement Upon Conversion.

(i) Pursuant to the procedures set forth in this Section 9, upon a conversion the Company shall have the right to deliver the Conversion Value, in lieu of shares of Common Stock, in cash or a combination of cash and shares of Common Stock, provided that the Company may only elect to deliver cash if its credit facilities in existence at that time permit such payment and assets are legally available to pay such amounts. Unless the Company has elected to call a Forced Conversion, it shall not be required to notify Holders of its method for settling its conversion obligation relating to the Conversion Value until the Series A Preferred Stock is submitted for conversion.

(ii) If the Company receives a conversion notice from a Holder of Series A Preferred Stock, the following procedures shall apply:

(a) During the Settlement Notice Period, the Company shall notify any Holders of Series A Preferred Stock exercising a conversion right, if the Company elects to settle any portion of its conversion obligation in whole or in part in cash. If the Company elects to settle the Conversion Value in a combination of cash and shares of Common Stock, it shall specify the percentage of the Conversion Value relating to the Series A Preferred Stock surrendered for conversion that will be paid in cash. Any portion of the Conversion Value which the Company does not elect to settle in cash shall be settled in shares of Common Stock (except that the Company shall pay cash in lieu of issuing any fractional shares). The Company shall treat all Holders converting on the same Trading Day in the same manner. The Company shall not, however, have any obligation to settle conversion obligations arising on different Trading Days in the same manner. For example, the Company may choose on one Trading Day to settle in shares of Common Stock only and choose on another Trading Day to settle in cash or a combination of shares of Common Stock and cash.

(b) If the Company timely elects to pay cash for any portion of the Conversion Value, Holders may retract the conversion notice at any time during the Conversion Retraction Period; provided that no such retraction may be made (and a conversion notice shall be irrevocable) if the Company does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares).

(c) Settlement amounts shall be computed as follows:

1) If the Company elects to satisfy a conversion solely in shares of Common Stock (other than with respect to fractional shares), it shall deliver to the Holder, for each share of Series A Preferred Stock, a number of shares of Common Stock equal to the applicable Conversion Rate.

2) If the Company elects to satisfy a conversion solely in cash, it shall deliver to the Holder, for each share of Series A Preferred Stock, cash in an amount equal to the Conversion Value.

3) If the Company elects to satisfy the conversion obligation in a combination of cash and shares of Common Stock, it shall deliver to the Holder, for each share of Series A Preferred Stock:

(i) a cash amount (the “Cash Amount”) (excluding any cash paid for fractional shares) equal to the product of (a) the Conversion Value and (b) the percentage of the conversion obligation to be satisfied in cash; and

(ii) a number of shares of common stock equal to the difference between: (a) the applicable Conversion Rate; minus (b) the number of shares of common stock equal to the quotient of (x) the Cash Amount divided by (y) the arithmetic average of the Volume-Weighted

Average Price of the Common Stock on each Trading Day during the Cash Settlement Averaging Period.

Section 10. Recapitalizations, Reclassifications and Changes in the Company’s Stock.

(i) In the event of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger of the Company (other than with a Subsidiary of the Company) with or into another Person or any merger of another Person with or into the Company (other than, in any of the cases described above, a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company (computed on a consolidated basis) other than in connection with a liquidation or winding up of the Company (any of the foregoing, a “Transaction”), upon conversion of its shares of Series A Preferred Stock on and after the related effective date for such Transaction, a Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible into immediately prior to such Transaction, after giving effect to any adjustment event (the “Reference Property”). The provisions of this Section 10(i) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. For purposes of this paragraph, the type and amount of Reference Property to which a holder of Common Stock would have been entitled in the case of a reclassification, consolidation, merger, sale or other disposition that causes the Common Stock to be converted into the right to receive more than a single type of consideration, determined based in part upon any form of stockholder election, shall be deemed to be (a) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (b) if no holders of Common Stock make such an election, the types and amount of consideration actually received by such holders.

(ii) This provision does not limit the rights of Holders in the event of a Fundamental Change, including the Company’s obligation to increase the Conversion Rate by the additional number of shares in connection with a conversion or the Company’s right to elect to adjust the conversion obligation pursuant to Section 9 hereof.

Section 11. Notices.

(i) When the Company is required, pursuant to this Certificate of Designations, to give notice to Holders by issuing a press release, rather than directly to holders, the Company shall do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

(ii) When the Company is required, pursuant to this Certificate of Designations, to give notice to Holders without specifying the method of giving such notice, the Company may do so by sending notice via first class mail or by overnight courier to the Holders of record as of a reasonably current date or by publication, as provided in Section 11(iii) hereof.

(iii) When the Company is required, pursuant to this Certificate of Designations, to give notice by publication, the Company shall do so by publishing a notice in the national edition of The Wall Street Journal, The New York Times or a newspaper of national circulation chosen in good faith by the Company.

(iv) When the Company is required to give notice herein to any Holder within a specified number of Trading Days prior to a specified event, the Company will identify such Trading Days in good faith based on its reasonable expectations for the application of the definition of “Trading Days”

set forth herein. Any notice issued in reliance on such identification will satisfy the Company’s obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be Trading Days.

Section 12. Form.

(i) The shares of Series A Preferred Stock shall be issued in the form of one or more permanent global shares (each, a share of “Global Preferred Stock”) in definitive, fully registered form with the global legend (the “Global Stock Legend”) as set forth on the form of Series A Preferred Stock Certificate attached hereto as Exhibit B, which is hereby incorporated in and expressly made a part of the terms of the Series A Preferred Stock.

(ii) Each share of Global Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The shares of Global Preferred Stock shall be deposited on behalf of the Holders represented thereby with the Transfer Agent as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided.

(iii) The aggregate number of shares represented by each share of Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary or its nominee as hereinafter provided. This Section 12 shall apply only to a share of Global Preferred Stock deposited with or on behalf of the Depositary. The Company shall execute and the Transfer Agent shall, in accordance with this Section 12, countersign and deliver initially one or more shares of Global Preferred Stock that (a) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (b) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for the Depositary pursuant to an agreement between the Depositary and the Transfer Agent.

(iv) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any share of Global Preferred Stock held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary, or under such share of Global Preferred Stock, and the Depositary may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such share of Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares of Global Preferred Stock.

(v) Owners of beneficial interests in shares of Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series A Preferred Stock, unless (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the shares of Global Preferred Stock or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case a successor is not appointed within 90 days or (y) the Company in its discretion determines not to have any of the Series A Preferred Stock represented by the shares of Global Preferred Stock. Any Series A Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated shares of Series A Preferred Stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the shares of Global Preferred Stock are not exchangeable, except for shares of Global Preferred Stock representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

(vi)(a) An Officer shall sign the share of Global Preferred Stock for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.

(b) If an Officer whose signature is on a share of Global Preferred Stock no longer holds that office at the time the Transfer Agent countersigns the share of Global Preferred Stock, the share of Global Preferred Stock shall be valid nevertheless.

(c) A share of Global Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such share of Global Preferred Stock. The signature shall be conclusive evidence that such share of Global Preferred Stock has been authenticated under the terms of the Series A Preferred Stock. Each share of Global Preferred Stock shall be dated the date of its authentication.

Section 13. Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued to Holders upon conversion. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Series A Preferred Stock surrendered by a Holder upon a conversion, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of any payment of a stock dividend or payment in connection with an increased Conversion Rate, the Closing Sale Price on the Trading Day next preceding the issuance of such Common Stock or (b) in the case of Common Stock issuable upon conversion, the Closing Sale Price on the Trading Day next preceding the Conversion Date.

Section 14. Definitions.

(i) “Additional Shares” shall have the meaning ascribed thereto in Section 8(iv) hereof.

(ii) “Agent Members” shall have the meaning ascribed thereto in Section 12(iv) hereof.

(iii) “Board of Directors” means the Board of Directors of the Company and, as used herein, shall include any duly authorized committee of the Board of Directors.

(iv) “Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

(v) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

(vi) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(vii) “Cash Settlement Averaging Period” means the 20 Trading Day period beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period.

(viii) “Certificate of Incorporation” shall have the meaning ascribed thereto in the preamble hereof.

(ix) The “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which such Common Stock is traded or, if such Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Closing Sale Price of the Common Stock will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(x) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent Corporation. Following a Transaction pursuant to which the Series A Preferred Stock is convertible into Reference Property, the “Common Stock” for purposes of this Certificate of Designations shall mean a unit of such Reference Property based on one share of Common Stock immediately prior to such Transaction.

(xi) “Company” shall have the meaning ascribed thereto in the preamble hereof.

(xii) “Conversion Date” shall have the meaning ascribed thereto in Section 6(iii).

(xiii) “Conversion Price” shall have the meaning ascribed thereto in Section 6(i) hereof.

(xiv) “Conversion Rate” shall have the meaning ascribed thereto in Section 6(i) hereof.

(xv) “Conversion Retraction Period” means any time during the two Trading Day period beginning on the Trading Day after the final day of the Settlement Notice Period.

(xvi) “Conversion Shares” shall have the meaning ascribed thereto in Section 7(ii) hereof.

(xvii) “Conversion Value” means an amount equal to the product of the applicable Conversion Rate multiplied by the arithmetic average of the Volume-Weighted Average Price of the Common Stock on each Trading Day during the Cash Settlement Averaging Period.

(xviii) “Debt Obligations” shall mean all of the Company’s existing and future debt obligations or indebtedness of any kind.

(xix) “Delayed Dividends” shall have the meaning ascribed thereto in Section 2(vii) hereof.

(xx) “Depositary” shall mean Depository Trust Company (“DTC”) or its successor depositary.

(xxi) “DGCL” shall have the meaning ascribed thereto in the preamble hereof.

(xxii) “Distribution Date” shall have the meaning ascribed thereto in Section 7(ii)(a) hereof.

(xxiii) “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year (or the next succeeding Business Day if such date is not a Business Day), commencing on the First Dividend Payment Date.

(xxiv) “Dividend Rate” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xxv) “Dividend Record Date” shall mean (a) with respect to a dividend payment other than Delayed Dividends, the first calendar day (or the next succeeding Business Day if such day is not a Business Day) of the calendar month in which such Dividend Payment Date falls and (b) with respect to Delayed Dividends, the record date selected pursuant to Section 2(vii) hereof.

(xxvi) “DTC” shall mean the Depository Trust Company or its successor depositary.

(xxvii) “Edge” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xxviii) “Effective Date” shall mean the actual effective date of a Fundamental Change.

(xxix) “Effective Time of the Merger” shall mean the time the parties to the Merger cause the Merger to be consummated by duly filing a certificate of merger with the Secretary of State of the State of Delaware.

(xxx) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(xxxi) “Expiration Time” shall have the meaning ascribed thereto in Section 7(i)(e) hereof.

(xxxii) “Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

(xxxiii) “First Dividend Payment Date” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xxxiv) “Forced Conversion” shall have the meaning ascribed thereto in Section 5(i) hereof.

(xxxv) “Forced Conversion Date” shall have the meaning ascribed thereto in Section 5(ii) hereof.

(xxxvi) “Fundamental Change” means (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Company representing more than 50% of the voting power of its common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection (b) of this paragraph; (b) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Subsidiary of the Company; provided, however, that a transaction where the holders of more than 50% of all classes of the common equity of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change; (c) the Company is liquidated or dissolved or holders of its Capital Stock approve any plan or proposal for its liquidation or dissolution; or (d) the Common Stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States; provided, however, that a Fundamental Change shall not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection (a) of this paragraph, if 90% or more of the consideration in the aggregate paid for Common Stock (and excluding cash payments for fractional shares and cash payment pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer constituting the Fundamental Change consists of shares of common stock of a United States company with full voting rights traded on a national securities exchange (or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as “Publicly Traded Securities”).

(xxxvii) “Fundamental Change Notice” shall have the meaning ascribed thereto in Section 8(i) hereof.

(xxxviii) “Fundamental Change Notice Date” shall have the meaning ascribed thereto in Section 8(i) hereof.

(xxxix) “Fundamental Change Purchase Date” shall have the meaning ascribed thereto in Section 8(iii)(a) hereof.

(xl) “Global Preferred Stock” shall have the meaning ascribed thereto in Section 12(i) hereof.

(xli) “Global Stock Legend” shall have the meaning ascribed thereto in Section 12(i) hereof.

(xlii) “Holders” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xliii) “Issue Date” shall mean [                    ], the original date of issuance of the Series A Preferred Stock and the date on which the Effective Time of the Merger occurs.

(xliv) “Junior Stock” shall mean the Common Stock and each other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(xlv) “Liquidation Preference” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xlvi) ”Last Edge Payment Date” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xlvii) “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a five consecutive Trading Day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose) preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the New York Stock Exchange or other principal U.S. securities exchange or quotation system on which the Common Stock is listed or quoted at that time, without the right to receive the issuance or distribution.

(xlviii) “Merger” means the merger of Echo with and into Chaparral Exploration, L.L.C., a wholly owned subsidiary of the Company.

(xlix) “Merger Agreement” means the Agreement and Plan of Merger by and among Echo, the Company and Chaparral Exploration, L.L.C., dated as of July 14, 2008.

(l) “Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer, or the General Counsel of the Company.

(li) “Officer’s Certificate” means a certificate signed by two Officers of the Company.

(lii) “Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or Transfer Agent.

(liii) “Parity Stock” shall mean the Series B cumulative convertible preferred stock, par value $0.01 per share, of the Company with voting powers, designations, preferences, rights, and qualifications, limitations or restrictions substantially similar to those set forth in the form of certificate of designations attached as Exhibit 4.2(d) to the Merger Agreement, and any other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(liv) “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

(lv) “Purchased Shares” shall have the meaning ascribed thereto in Section 7(i)(e) hereof.

(lvi) “Redemption Date” shall have the meaning ascribed thereto in Section 5(vi).

(lvii) “Reference Property” shall have the meaning ascribed thereto in Section 10(i) hereof.

(lviii) “SEC” shall mean the Securities and Exchange Commission.

(lix) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(lx) “Senior Stock” shall mean each class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(lxi) “Series A Preferred Stock” shall have the meaning ascribed thereto in the preamble hereof.

(lxii) “Settlement Notice Period” means any time on or prior to the date that is three Trading Days following the Conversion Date.

(lxiii) “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

(lxiv) “Trading Day” means a day (i) on which the principal exchange or market on which the Common Stock is traded is open for trading and (ii) that is not a Disrupted Trading Day. If there is no exchange or market on which the Common Stock is traded, “Trading Day” means any Business Day. A “Disrupted Trading Day” means a Trading Day on which shares of Common Stock experience any of the following during the one-hour period ending at the conclusion of the regular Trading Day: (a) any suspension of or limitation imposed on the trading of shares of Common Stock on any national or regional securities exchange or association or over-the-counter market; (b) any event (other than an event listed under subsection (c) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for shares of Common Stock on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to shares of Common Stock on any relevant national or regional securities exchange or association or over-the-counter market; or (c) any relevant national or regional securities exchange or association or over-the-counter market on which shares of Common Stock trade closes on any exchange Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.

(lxv) “Transaction” shall have the meaning ascribed thereto in Section 10(i) hereof.

(lxvi) “Transfer Agent” means [                    ] unless and until a successor is selected by the Company, and then such successor; provided that any Transfer Agent may also serve as paying agent or conversion agent, as the case may be.

(lxvii) “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, option or warrants.

(lxviii) “Volume-Weighted Average Price” means, as to the Common Stock per share on a Trading Day, the volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[        ].N1 <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of the primary exchange or market on which the Common Stock is listed or traded to the scheduled close of such exchange or market on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for such purpose by the Company).

Section 15. Miscellaneous.

(i) Notwithstanding any provision herein to the contrary, in accordance with Sections 4, 5, 6, 7 or 8, the procedures for conversion of shares of Series A Preferred Stock not held in certificated form will be governed by arrangements among the Depositary of the shares of Series A Preferred Stock, its participants and Persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the Depositary from time to time including procedures for the payment of funds equal to dividends payable to which a Holder is not entitled upon conversion and taxes or duties, if any.

(ii) The liquidation preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive) and submitted by the Board of Directors to the Transfer Agent.

(iii) For the purposes of Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(iv) If the Company shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Price may (but shall not be required to be) be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(v) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this Section 15(v), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(vi) The Company covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock or issued in respect of a stock dividend payment or Additional Shares in connection with an increased Conversion Rate shall be validly issued, fully paid and non-assessable.

(vii) The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Series A Preferred Stock pursuant thereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than

[1]	Chaparral Energy Inc.’s ticker symbol.

that of the Holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid or is not applicable.

(viii) Except as otherwise provided in Section 5(vi) hereof, the Series A Preferred Stock is not redeemable.

(ix) The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(x) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(xi) Series A Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Series A Preferred Stock.

(xii) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Company from time to time.

(xiii) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations or the Certificate of Incorporation.

(xiv) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xv) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(xvi) Shares of Series A Preferred Stock that (a) have not been issued on or before [            ]2 or (b) have been issued and reacquired in any manner, including shares of Series A Preferred Stock

[2]	The date by which Echo Preferred Stock shall have been exchanged for Parent Preferred Stock.

purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(xvii) If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and bond and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by             ,              of the Company this      day of                     .

[Signature Page Follows]

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to convert the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”), as of the date written below,              shares of 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), represented by stock certificate No(s).              (the “Preferred Stock Certificates”) into shares of common stock, par value $0.01 per share (“Common Stock”), of Chaparral Energy, Inc. (the “Company”) according to the conditions of the Certificate of Designations establishing the terms of the Series A Preferred Stock, dated [                    ], as such may be amended from time to time (the “Certificate of Designations”). If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Company is not required to issue shares of Common Stock, cash and/or a combination of shares and cash (and/or check in respect of the cash amount), at the Company’s option until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver shares of Common Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be converted.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of Shares of Series A Preferred Stock:

Number of Shares of Common Stock to be Issued[1]:

Signature:

Name:

Address[2]:

Fax No.:

[1]

The undersigned recognizes that the Company has the right, subject to the terms of the Certificate of Designations, to make payment in shares of Common Stock, cash or a combination of shares and cash, at the Company’s option.

[2]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

EXHIBIT B

FORM OF SERIES A PREFERRED STOCK CERTIFICATE

5.75% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

(Liquidation Preference $50 per Share)

Chaparral Energy, Inc.

Incorporated under the Laws of the State of Delaware

CUSIP: [                    ]

CERTIFICATE NUMBER 1              SHARES

This represents and certifies that CEDE & CO is the owner of                      fully paid and non-assessable shares of 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $50 per Share), of Chaparral Energy, Inc. (the “company”) transferable upon the books of the company by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and all amendments thereto (copies of which are on file at the office of the company), to which the holder hereof by acceptance hereof expressly assents.

[INSERT IF GLOBAL PREFERRED STOCK] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

IN WITNESS WHEREOF, Chaparral Energy, Inc. has executed this Certificate as of the date set forth below.

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Series A Preferred Stock referred to in the within mentioned Certificate of Designations.

as Transfer Agent

By:
Name:
Title:	Authorized Signatory

Dated:

REVERSE OF THE SECURITY

The company will furnish to any stockholder, upon request and without charge, a full statement of the information required by §151(f) of the General Corporation Law of the State of Delaware with respect to the powers, designations, preferences and relative, participating, optional, or other special rights of the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $50 per Share) and the qualifications, limitations or restrictions on those preferences and/or rights of such preferred stock and each other class or series authorized to be issued. Any such request must be made to the secretary of the company or to the Transfer Agent.

ASSIGNMENT

For Value Received,                  hereby sells, assigns and transfers unto                 (print or typewrite name, address and social security or other identifying number of assignee) Shares of the stock represented by this Certificate, and does hereby irrevocably constitute and appoint attorney, to transfer the said stock on the books of the within named company with full power of substitution in the premises.

Dated:

                                                     X

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

Exhibit 3.5(a)(i)

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHAPARRAL ENERGY, INC.

Chaparral Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Sections 242 and 245 of the DGCL:

1. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 14, 2005.

2. The Original Certificate was amended and restated on September 26, 2006 (the “Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Second Amended and Restated Certificate of Incorporation, and the holders of a majority of the outstanding stock of the Corporation approved this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the DGCL.

4. The Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Chaparral Energy, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 S. Dupont Highway, Dover, DE 19901. The name of the registered agent of the corporation at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 160,000,000, of which 10,000,000 shares shall be Preferred Stock, and 150,000,000 shares shall be Common Stock, all with a par value of $.01 per share.

A. Preferred Stock.

(1) Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the “Directors’ Resolution”). Such Directors’ Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the

Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article FOURTH and to the full extent now or hereafter permitted by the laws of the State of Delaware.

(2) Except as expressly provided by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

(3) Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

B. Common Stock. All shares of the Common Stock of the Corporation shall be identical and, except as otherwise required by law or as otherwise provided in the Directors’ Resolution or Resolutions, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. In addition to the powers and authorities conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any bylaws of the Corporation; provided, however, that no bylaws hereafter adopted by the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws or amendment had not been adopted.

The number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, but shall consist of not fewer than three (3) nor more than ten (10) directors, subject, however, to increases above ten (10) members as may be required in order to permit the holders of any series of Preferred Stock issued by the Corporation to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the Board of Directors to exceed ten (10) without the affirmative vote of 66 2/3% of the members of the entire Board of Directors.

The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes as nearly equal in size as is practicable. The Board of Directors shall by resolution designate the Class I, Class II and Class III directors, whose terms shall expire at the annual meetings of stockholders in 2009, 2010 and 2011, respectively. At each annual stockholders’ meeting after the adoption of this Certificate of Incorporation, each director to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders and shall serve until that director’s respective successor shall have been duly elected and qualified or until that director’s earlier death, resignation or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, but each director then continuing to serve as such shall nevertheless continue as a director of the class of which that director is a member until the expiration of that director’s term or until that director’s earlier death, resignation or removal.

No director may be removed before the expiration of his term of office except for cause and then only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the Stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66-2/3% of the number of directors then in office. Notwithstanding the foregoing, whenever the holders of any class or series of Preferred Stock are entitled to elect one or more directors by this Certificate of Incorporation, the holders of such class or series may remove such director(s) with or without cause (unless otherwise provided in the terms of the class or series of Preferred Stock entitled to elect such director) before the expiration of his term of office by the affirmative vote of holders of not less than a majority (or such other percentage as is specified in the terms of the class or series of Preferred Stock electing such director) of all outstanding shares of such class or series of Preferred Stock.

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

SEVENTH: A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. Neither amendment nor repeal of this Article SEVENTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

EIGHTH: To the maximum extent permitted by Delaware law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under Delaware law or any applicable contract.

Neither the amendment nor repeal of this Article EIGHTH, nor the adoption or amendment of any other provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether of not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article EIGHTH or otherwise.

NINTH: The Corporation is to have perpetual existence.

I, THE UNDERSIGNED, hereunto set my hand this     th day of                     , 2008.

Mark A. Fischer Chief Executive Officer and President

Exhibit 3.5(a)(ii)

SECOND AMENDED AND RESTATED

BYLAWS

OF

CHAPARRAL ENERGY, INC.

(AS OF                      , 2008)

PREAMBLE

These Second Amended and Restated Bylaws (“Bylaws”) are subject to, and governed by, the General Corporation Law of the State of Delaware (“DGCL”) and the Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”, such term to include the resolutions of the Board of Directors of the Corporation creating any series of preferred stock, par value $0.01 per share, of the Corporation). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL and the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE I

Offices and Records

Section 1.1. Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

Section 1.2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.3. Books and Records. The books and records of the Corporation may be kept at the Corporation’s principal office in Oklahoma City, Oklahoma or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.

ARTICLE II

Meetings of Stockholders

Section 2.1. Annual Meetings. An annual meeting of the Corporation’s stockholders (the “Stockholders”) shall be held each calendar year for the purposes of (i) electing directors as provided in Article III and (ii) transacting such other business as may properly be brought before the meeting. Each annual meeting shall be held on such date (no later than 13 months after the date of the last annual meeting of Stockholders) and at such time as shall be designated by the Board of Directors and stated in the notice or waivers of notice of such meeting.

Section 2.2. Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, may be fixed at any time by the Chairman of the Board (if any) or the Chief Executive Officer and shall be called by the Secretary within ten (10) days after the written request, or by resolution adopted by the affirmative vote, of a majority of the total number of directors then in office, which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. Except as provided by applicable law, these Bylaws or the Certificate of Incorporation, Stockholders shall not be entitled to call a special meeting of Stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.

Section 2.3. Place of Meetings. The Board of Directors may designate the place of meeting (either within or without the State of Delaware) for any meeting of Stockholders. If no designation is made by the Board of Directors, the place of meeting shall be held at the principal executive office of the Corporation. In addition, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by these Bylaws.

Section 2.4. Notice of Meetings.

(a) Written notice of each meeting of Stockholders shall be delivered to each Stockholder of record entitled to vote thereat, which notice shall (i) state the place, if any, date and time of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at any such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and (ii) be given not less than 10 nor more than 60 days before the date of the meeting.

(b) Each notice of a meeting of Stockholders shall be given as provided in Section 9.1, except that if no address appears on the Corporation’s books or stock transfer records with respect to any Stockholder, notice to such Stockholder shall be deemed to have been given if sent by first-class mail or telecommunication to the Corporation’s principal executive office or if published at least once in a newspaper of general circulation in the county where such principal executive office is located.

(c) If any notice addressed to a Stockholder at the address of such Stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Stockholder at such address, all further notices to such Stockholder at such address shall be deemed to have been duly given without further mailing if the same shall be available to such Stockholder upon written demand of such Stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice.

(d) Any previously scheduled meeting of the Stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting.

Section 2.5. Voting List. At least 10 days before each meeting of Stockholders, the Secretary or other officer or agent of the Corporation who has charge of the Corporation’s stock ledger shall prepare a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order and showing, with respect to each Stockholder, his address and the number of shares registered in his name. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the list is made available on an electronic network, then the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. If the meeting is to held at a place, the list shall be produced and kept at the time of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonable accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to who are the Stockholders entitled to examine any list required by this Section 2.5 or to vote in person or by proxy at any meeting of Stockholders and the number of shares held by them.

Section 2.6. Quorum and Adjournment. The holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at any meeting of Stockholders, except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is present at any meeting of Stockholders, such quorum shall not be broken by the withdrawal of enough Stockholders to leave less than a quorum and the Stockholders may continue to transact business until adjournment, provided that any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. If a quorum shall not be present at any meeting of Stockholders, the holders of a majority of the voting stock represented at such meeting or, if no Stockholder entitled to vote is present at such meeting, any officer of the Corporation may adjourn such meeting from time to time until a quorum shall be present. Notwithstanding anything in these Bylaws to the contrary, the chairman of any meeting of Stockholders shall have the right, acting in his sole discretion, to adjourn such meeting from time to time.

Section 2.7. Adjourned Meetings. When a meeting of Stockholders is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if an adjournment is for more than 30 days or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote thereat. At any adjourned meeting at which a quorum shall be present in person or by proxy, the Stockholders entitled to vote thereat may transact any business which might have been transacted at the meeting as originally noticed.

Section 2.8. Voting.

(a) Election of directors at all meetings of Stockholders shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can determined that electronic transmission was authorized by the Stockholder or proxy holder. Except as otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the Stockholders at any meeting shall be decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote on the subject matter. Except as otherwise provided in the Certificate of Incorporation or by applicable law, (i) no Stockholder shall have any right of cumulative voting and (ii) each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.

(b) Shares standing in the name of another corporation (whether domestic or foreign) may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor, personal representative or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardianship, conservatorship or trust may be voted by the appropriate fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgee (or his proxy) may represent the stock and vote thereon.

(c) If shares or other securities having voting power stand of record in the name of two or more persons (whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise) or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(i) if only one votes, his act binds all;

(ii) if more than one votes, the act of the majority so voting binds all; and

(iii) if more than one votes but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately or any person voting the shares, or a beneficiary, (if any) may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority such persons and the person so appointed by the court.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of the paragraph (c) shall be a majority or even-split in interest.

Section 2.9. Proxies.

(a) At any meeting of Stockholders, each Stockholder having the right to vote thereat may be represented and vote either in person or by proxy executed in writing by such Stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation at or before the beginning of each meeting at which such proxy is to be voted. Unless otherwise provided therein, no proxy shall be valid after three years from the date of its execution. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by applicable law.

(b) A proxy shall be deemed signed if the Stockholder’s name is placed on the proxy (whether by manual signature, telegraphic transmission or otherwise) by the Stockholder or his attorney-in-fact. In the event any proxy shall designate two or more persons to act as proxies, a majority of such persons present at the meeting (or, if only one shall be present, then that one) shall have and may exercise all the powers conferred by the proxy upon all the persons so designated unless the proxy shall otherwise provide.

(c) Except as otherwise provided by applicable law, by the Certificate of Incorporation or by these Bylaws, the Board of Directors may, in advance of any meeting of Stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies (and the validation of same) which may be voted at such meeting.

Section 2.10. Record Date. For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders (or any adjournment thereof) or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 nor less than 10 days prior to the date of such meeting nor more than 60 days prior to any other action. If no record date is fixed, (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (ii) the record date for determining Stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.11. Conduct of Meetings; Agenda.

(a) Meetings of the Stockholders shall be presided over by the officer of the Corporation whose duties under these Bylaws require him to do so; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, such meeting shall be presided over by a chairman to be chosen by a majority of the voting power of the shares entitled to vote at the meeting who are present in person or by proxy. At each meeting of Stockholders, the officer of the Corporation whose duties under these Bylaws require him to do so shall act as secretary of the meeting; provided, however, if no such officer of the Corporation shall be present at any meeting of Stockholders, the chairman of such meeting shall appoint a secretary. The order of business at each meeting of Stockholders shall be as determined by the chairman of the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him in order.

(b) The Board of Directors may, in advance of any meeting of Stockholders, adopt an agenda for such meeting, adherence to which the chairman of the meeting may enforce.

Section 2.12. Inspectors of Election; Opening and Closing of Polls.

(a) Before any meeting of Stockholders, the Board of Directors may, and if required by law shall, appoint one or more persons to act as inspectors of election at such meeting or any adjournment thereof. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint a substitute inspector. If no inspectors are appointed by the Board of Directors, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint one or more inspectors at the meeting. Notwithstanding the foregoing, inspectors shall be appointed consistent with the mandatory provisions of Section 231 of the DGCL.

(b) Inspectors may include individuals who serve the Corporation in other capacities (including as officers, employees, agents or representatives); provided, however, that no director or candidate for the office of director shall act as an inspector. Inspectors need not be Stockholders.

(c) The inspectors shall (i) determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and (ii) receive votes or ballots, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes and ballots, determine the results and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have such other duties as may be prescribed by Section 231 of the DGCL.

(d) The chairman of the meeting may, and if required by the DGCL shall, fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting.

Section 2.13. Procedures for Bringing Business before Annual Meetings.

(a) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of Stockholders except in accordance with the procedures hereinafter set forth in this Section 2.13; provided, however, that nothing in this Section 2.13 shall be deemed to preclude discussion by any Stockholder of any business properly brought before any annual meeting of Stockholders in accordance with such procedures.

(b) At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than business relating to any nomination of directors, which is governed by Section 3.6) must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of the chairman of the meeting or Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by a Stockholder of record entitled to vote in the election of directors generally, in compliance with the provisions of this Section 2.13 and a proper subject to be brought before such meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Stockholder (other than business relating to any nomination of directors, which is governed by Section 3.6), the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The first anniversary of the 2008 annual meeting of Stockholders shall be deemed to be [May 10], 2009. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any Stockholder’s notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting, and no business may be brought before such adjourned meeting by any Stockholder unless timely notice of such business was given to the Secretary of the Corporation for the meeting as originally noticed. In no event shall the public disclosure of an adjournment of an annual meeting of Stockholders constitute a new time period for the giving of a Stockholder’s notice as described above.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above other than a proposed nomination of any person for election or reelection as a director (which is addressed in Section 3.6) shall set forth, as to each matter the Stockholder proposes to bring before the annual meeting: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the annual meeting; (ii) any material interest of the Stockholder in such business; (iii) the name, principal occupation and record address of the Stockholder; (iv) the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder; (v) the dates upon which the Stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership; and (vi) such other matters as may be required by the Certificate of Incorporation.

(d) The foregoing right of a Stockholder to propose business for consideration at an annual meeting of Stockholders shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation. Nothing in this Section 2.13 shall entitle any Stockholder to propose business for consideration at any special meeting of Stockholders.

(e) The chairman of any meeting of Stockholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

(f) Notwithstanding any other provision of these Bylaws, the Corporation shall be under no obligation to include any Stockholder proposal in its proxy statement or otherwise present any such proposal to Stockholders at a meeting of Stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement to Stockholders any Stockholder proposal not required to be included in its proxy statement to Stockholders in accordance with the Exchange Act and such rules or regulations.

(g) Nothing in this Section 2.13 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(h) Reference is made to Section 3.6 for procedures relating to the nomination of any person for election or reelection as a director of the Corporation.

ARTICLE III

Board of Directors — Powers, Number, Nominations,

Resignations, Removal, Vacancies and Compensation

Section 3.1. Management. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

Section 3.2. Number. The number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, but shall consist of not less than three (3) nor more than ten (10) directors, subject, however, to increases above ten (10) members as may be required in order to permit the holders of any series of preferred stock issued by the Corporation to elect directors under specified circumstances. Subject to the preceding sentence, the maximum number of directors may not be increased by the Board of Directors to exceed ten (10) without the affirmative vote of 66-2/3% of the members of the entire Board of Directors.

Section 3.3. Qualification. A director need not be a Stockholder or a resident of the State of Delaware. Each director must have attained twenty-one (21) years of age.

Section 3.4. Classes of Directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

Section 3.5. Election; Term of Office (a) Subject to the Certificate of Incorporation and Sections 3.9 and 3.10 of these Bylaws, each director elected at an annual meeting of Stockholders to succeed a director whose term is expiring shall hold office until the third annual meeting of Stockholders after his election or until his successor is elected and qualified or until his earlier death, resignation or removal; provided, however, the term of office of directors initially appointed to Class I shall expire at the annual meeting of Stockholders in 2009, the term of office of directors initially appointed to Class II shall expire at the annual meeting of Stockholders in 2010 and the term of office of directors initially appointed to Class III shall expire at the annual meeting of Stockholders in 2011. Notwithstanding anything in these Bylaws to the contrary, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting, separately by class or series, to elect directors at an annual meeting or the election, term or office, filling of vacancies and other features of such directorships shall be governed by the Certificate of Incorporation applicable thereto.

(b) Directors shall be elected by Stockholders only at annual meetings of Stockholders, except that if any such annual meeting is not held or if any director to be elected thereat is not elected, such director may be elected at any special meeting of Stockholders held for that purpose.

(c) No decrease in the number of directors constituting the number of directors then in office shall have the effect of shortening the term of any incumbent director.

Section 3.6. Nominations

(a) Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures hereinafter set forth in this Section 3.6 shall be eligible for election as directors of the Corporation.

(b) Nominations of persons for election to the Board of Directors at a meeting of Stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any Stockholder entitled to vote for the election of directors at the meeting who satisfies the eligibility requirements (if any) set forth in the Certificate of Incorporation and who complies with the notice procedures set forth in this Section 3.6 and in the Certificate of Incorporation; provided, however, Stockholders may not nominate persons for election to the Board of Directors at any special meeting of Stockholders unless the business to be transacted at such special meeting, as set forth in the notice of such meeting, includes the election of directors. Nominations by Stockholders shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Stockholder’s notice given in the context of an annual meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 120th day and not sooner than the close of business on the 180th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation not later than the later of the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The first anniversary of the first annual meeting of Stockholders shall be deemed to be [May 10], 2009. To be timely, a Stockholder’s notice given in the context of a special meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not earlier than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. For purposes of the foregoing, “public announcement” means the disclosure in a press release reported by the PR Newswire, Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Any meeting of Stockholders which is adjourned and will reconvene within 30 days after the meeting date as originally noticed shall, for purposes of any notice contemplated by this paragraph (b), be deemed to be a continuation of the original meeting and no nominations by a Stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally noticed.

(c) Each notice given by a Stockholder as contemplated by paragraph (b) above shall set forth the following information, in addition to any other information or matters required by the Certificate of Incorporation:

(i) as to each person whom the Stockholder proposes to nominate for election or re-election as a director, (A) the exact name of such person, (B) such person’s age,

principal occupation, business address and telephone number and residence address and telephone number, (C) the number of shares (if any) of each class of stock of the Corporation owned directly or indirectly by such person and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);

(ii) as to the Stockholder giving the notice, (A) his name and address, as they appear on the Corporation’s books, (B) his principal occupation, business address and telephone number and residence address and telephone number, (C) the class and number of shares of the Corporation which are held of record or beneficially owned by him and (D) the dates upon which he acquired such shares of stock and documentary support for any claims of beneficial ownership; and

(iii) a description of all arrangements or understandings between the Stockholder giving the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Stockholder.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a Stockholder’s notice of nomination which pertains to the nominee.

(d) The foregoing right of a Stockholder to nominate a person for election or reelection to the Board of Directors shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

(e) Nothing in this Section 3.6 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(f) The chairman of a meeting of Stockholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.6 and, if any nomination is not in compliance with this Section 3.6, to declare that such defective nomination shall be disregarded.

Section 3.7. Resignations. Any director may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, excluding those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 3.8. Removal. No director may be removed before the expiration of his term of office except for cause and then only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding Voting Stock, voting together as a single class. The Board of Directors may not remove any director, and no recommendation by the Board of Directors that a director be removed may be made to the Stockholders unless such recommendation is set forth in a resolution adopted by the affirmative vote of not less than 66-2/3% of the number of directors then in office. Notwithstanding the foregoing, whenever the holders of any class or series of preferred stock are entitled to elect one or more directors by the Certificate of Incorporation, the holders of such class or series may remove such director(s) with or without cause before the expiration of his term of office by the affirmative vote of holders of not less than a majority of all outstanding shares of such class or series of preferred stock.

Section 3.9. Vacancies

(a) In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy may be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director. The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

(b) Any newly created directorship resulting from any increase in the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies may be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

(c) Except as expressly provided in these Bylaws or the Certificate of Incorporation or as otherwise provided by law, Stockholders shall not have any right to fill vacancies on the Board of Directors, including newly created directorships.

(d) If, as a result of a disaster or emergency (as determined in good faith by the then remaining directors), it becomes impossible to ascertain whether or not vacancies exist on the Board of Directors and a person is or persons are elected by the directors, who in good faith believe themselves to be a majority of the remaining directors, or the sole remaining director, to fill a vacancy or vacancies that such remaining directors in good faith believe exists, then the acts of such person or persons who are so elected as directors shall be valid and binding upon the Corporation, although it may subsequently develop that at the time of the election (i) there was in fact no vacancy or vacancies existing on the Board of Directors or (ii) the directors, or the sole remaining director, who so elected such person or persons did not in fact constitute a majority of the remaining directors.

Section 3.10. Subject to Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article III, if the resolutions of the Board of Directors creating any series of preferred stock of the Corporation entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article III.

Section 3.11. Compensation. The Board of Directors shall have the authority to fix, and from time to time to change, the compensation of directors. Each director shall be entitled to reimbursement from the Corporation for his reasonable expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and meetings of the Stockholders. Nothing contained in these Bylaws shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending such meetings.

ARTICLE IV

Board of Directors — Meetings and Actions

Section 4.1. Place of Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the Corporation, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

Section 4.2. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. Except as otherwise provided by applicable law, any business may be transacted at any regular meeting of the Board of Directors.

Section 4.3. Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary at the request of the Chairman of the Board (if any) or the Chief Executive Officer on not less than 24 hours’ notice to each director, specifying the time, place and purpose of the meeting. Special meetings shall be called by the Secretary on like notice at the written request of any two directors, which request shall state the purpose of the meeting.

Section 4.4. Quorum; Voting.

(a) At all meetings of the Board of Directors, a majority of the total number of directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time (without notice other than announcement at the meeting) until a quorum shall be present. A meeting of the Board of Directors at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors; provided, however, that no action of the remaining directors shall constitute the act of the Board of Directors unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of directors as shall be required by applicable law, by the Certificate of Incorporation or by these Bylaws.

(b) The act of a majority of the directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

Section 4.5. Conduct of Meetings. At meetings of the Board of Directors, business shall be transacted in such order as shall be determined by the chairman of the meeting unless the Board of Directors shall otherwise determine the order of business. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

Section 4.6. Presumption of Assent. A director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to any director who voted in favor of such action.

Section 4.7. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.8. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

ARTICLE V

Committees of the Board of Directors

Section 5.1. Executive Committee.

(a) The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the number of directors then in office, designate an Executive Committee which, during the intervals between meetings of the Board of Directors and subject to Section 5.12, shall have and may exercise, in such manner as it shall deem to be in the best interests of the Corporation, all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation, except as reserved to the Board of Directors or as delegated by the Board of Directors to another committee of the Board of Directors or as may be prohibited by law. The Executive Committee shall consist of not less than two directors, the exact number to be determined from time to time by the affirmative vote of a majority of the number of directors then in office. None of the members of the Executive Committee need be an officer of the Corporation.

(b) Meetings of the Executive Committee may be called at any time by the Chairman of the Board (if any) or the Chief Executive Officer on not less than one day’s notice to each member given verbally or in writing, which notice shall specify the time, place and purpose of the meeting.

Section 5.2. Other Committees. The Board of Directors may, by resolution adopted by a majority of the number of directors then in office, establish additional standing or special committees of the Board of Directors, each of which shall consist of two or more directors (the exact number to be determined from time to time by the Board of Directors) and, subject to Section 5.12, shall have such powers and functions as may be delegated to it by the Board of Directors to the fullest extent permitted by Section 141(c)(2) of the DGCL. No member of any such additional committee need be an officer of the Corporation. The committees may include an audit committee, a compensation committee and a nominating and corporate governance committee meeting the requirements of applicable law or the applicable listing standards of any securities exchange on which securities of the Corporation are then listed or included for quotation, including any transition rules that may apply.

Section 5.3. Subcommittees. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 5.4. Term. Each member of a committee of the Board of Directors shall serve as such until the earliest of (i) his death, (ii) the expiration of his term as a director, (iii) his resignation as a member of such committee or as a director and (iv) his removal as a member of such committee or as a director.

Section 5.5. Committee Changes; Removal. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of and to abolish any committee of the Board of Directors except those committees required under the rules of the Securities and Exchange Commission and any securities exchange on which securities of the Corporation are then listed or included for quotation, if applicable; provided, however, that no such action shall be taken in respect of the Executive Committee unless approved by a majority of the number of directors then in office.

Section 5.6. Alternate Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate members have been so appointed or each such alternate committee member is absent or disqualified, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

Section 5.7. Rules and Procedures

(a) The Board of Directors may designate one member of each committee as chairman of such committee; provided, however, that, except as provided in the following sentence, no person shall be designated as chairman of the Executive Committee unless approved by a majority of the number of directors then in office. If a chairman is not so designated for any committee, the members thereof shall designate a chairman.

(b) Each committee shall adopt its own rules (not inconsistent with these Bylaws or with any specific direction as to the conduct of its affairs as shall have been given by the Board of Directors) governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules.

(c) If a committee is comprised of an odd number of members, a quorum shall consist of a majority of that number. If a committee is comprised of an even number of members, a quorum shall consist of one-half of that number. If a committee is comprised of two members, a quorum shall consist of both members. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, these Bylaws or the committee’s rules as adopted in Section 5.7(b).

(d) Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.

(e) Unless otherwise provided by these Bylaws or by the rules adopted by any committee, notice of the time and place of each meeting of such committee shall be given to each member of such committee as provided in these Bylaws with respect to notices of special meetings of the Board of Directors.

Section 5.8. Presumption of Assent. A member of a committee of the Board of Directors who is present at a meeting of such committee at which action on any corporate matter is taken shall be presumed to have assented to such action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 5.9. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.

Section 5.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of any committee of the Board of Directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.11. Resignations. Any committee member may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

Section 5.12. Limitations on Authority. Unless otherwise provided in the Certificate of Incorporation, no committee of the Board of Directors shall have the power or authority to (i) authorize an amendment to the Certificate of Incorporation, (ii) adopt an agreement of merger or consolidation, (iii) recommend to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iv) recommend to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, (v) amend these Bylaws, (vi) declare a dividend or other distribution on, or authorize the issuance, purchase or redemption of, securities of the Corporation, (vii) elect any officer of the Corporation or (viii) approve any material transaction between the Corporation and one or more of its directors, officers or employees or between the Corporation and any corporation, partnership, association or other organization in which one or more of its directors, officers or employees are directors or officers or have a financial interest; provided, however, that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the Board of Directors as provided in the Certificate of Incorporation, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the decrease or increase of the shares of any such series.

ARTICLE VI

Officers

Section 6.1. Number; Titles; Qualification; Term of Office.

(a) The officers of the Corporation shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors from time to time may also elect such other officers (including, without limitation, a Chairman of the Board and one or more Vice Presidents) as the Board of Directors deems appropriate or necessary. Each officer shall hold office until his successor shall have been duly elected and shall have been qualified or until his earlier death, resignation or removal. Any two or more offices may be held by the same person, but no officer shall execute any instrument in more than one capacity if such instrument is required by law or any act of the Corporation to be executed or countersigned by two or more officers. None of the officers need be a Stockholder or a resident of the State of Delaware. No officer (other than the Chairman of the Board, if any) need be a director.

(b) The Board of Directors may delegate to the Chairman of the Board (if any) and/or the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix their duties as such appointees. However, no such divisional or departmental vice presidents shall be considered an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.

Section 6.2. Election. At the first meeting of the Board of Directors after each annual meeting of Stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation.

Section 6.3. Removal. Any officer may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) the Chairman of the Board (if any) and the Chief Executive Officer may be removed only by the affirmative vote of a majority of the number of directors then in office and (ii) the removal of any officer shall be without prejudice to the contract rights, if any, of such officer. Election or appointment of an officer shall not of itself create contract rights.

Section 6.4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board (if any) or the Chief Executive Officer. Any such resignation shall take effect on receipt of such notice or at any later time specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 6.5. Vacancies. If a vacancy shall occur in any office because of death, resignation, removal, disqualification or any other cause, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term.

Section 6.6. Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to its direction, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

Section 6.7. Chairman of the Board. The Chairman of the Board (if any) shall have all powers and shall perform all duties incident to the office of Chairman of the Board and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors and of the Stockholders. During the time of any vacancy in the office of Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, the Chairman of the Board shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.7 for the exercise by the Chairman of the Board of the powers of the Chief Executive Officer.

Section 6.8. Chief Executive Officer.

(a) The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the business and officers of the Corporation with all such powers as may be reasonably incident to such responsibilities. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation.

(b) During the time of any vacancy in the office of the Chairman of the Board or in the event of the absence or disability of the Chairman of the Board, the Chief Executive Officer shall have the duties and powers of the Chairman of the Board unless otherwise determined by the Board of Directors. During the time of any vacancy in the office of President or in the event of the absence or disability of the President, the Chief Executive Officer shall have the duties and powers of the President unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.8 for the exercise by the Chief Executive Officer of the powers of the Chairman of the Board or the President.

Section 6.9. President.

(a) The President shall be the chief operating officer of the Corporation and, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, shall manage the day-to-day operations of the Corporation. He shall have the general powers and duties of management usually vested in the chief operating officer of a corporation and such other powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or these Bylaws.

(b) During the time of any vacancy in the offices of the Chairman of the Board and Chief Executive Officer or in the event of the absence or disability of the Chairman of the Board and the Chief Executive Officer, the President shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.9 for the exercise by the President of the powers the Chief Executive Officer.

Section 6.10. Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the President, shall perform all the duties of the President as chief operating officer of the Corporation, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President as chief operating officer of the Corporation. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.10 for the exercise by any Vice President of the powers of the President as chief operating officer of the Corporation. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.

Section 6.11. Treasurer. The Treasurer shall (i) have custody of the Corporation’s funds and securities, (ii) keep full and accurate account of receipts and disbursements, (iii) deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors and (iv) perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 6.12. Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, the Treasurer) shall perform the duties and exercise the powers of the Treasurer during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.12 for the exercise by any Assistant Treasurer of the powers of the Treasurer under these Bylaws.

Section 6.13. Secretary.

(a) The Secretary shall keep or cause to be kept, at the principal office of the Corporation or such other place as the Board of Directors may order, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors and Stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at meetings of the Board of Directors and committees thereof, the number of shares present or represented at Stockholders’ meetings and the proceedings thereof.

(b) The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent or registrar, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

(c) The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required by these Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer, the President or these Bylaws.

(d) The Secretary may affix the seal of the Corporation, if one be adopted, to contracts of the Corporation.

Section 6.14. Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer or the President. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, the Secretary) shall perform the duties and exercise the powers of the Secretary during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.14 for the exercise by any Assistant Secretary of the powers of the Secretary under these Bylaws.

ARTICLE VII

Stock

Section 7.1. Capital Stock; Share Certificates. The shares of the Corporation’s capital stock may be certified or uncertified, as provided under the laws of the State of Delaware. Except as otherwise provided by law, and subject to Section 7.3, the rights and obligations of Stockholders are identical whether or not their shares are represented by certificates. Each Stockholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation. If certified, certificates for shares of stock of the Corporation shall be in such form as shall be approved by the Board of Directors, except that a certificate shall not be in bearer form. The certificates shall be signed (i) by the Chairman of the Board (if any), the President or a Vice President and (ii) by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer.

Section 7.2. Signatures on Certificates. Any or all of the signatures on the certificates may be a facsimile and the seal of the Corporation (or a facsimile thereof), if one has been adopted, may be affixed thereto. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 7.3. Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock of the Corporation bear such legends and statements (including, without limitation, statements relating to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares represented by such certificates) as the Board of Directors deems appropriate in connection with the requirements of federal or state securities laws or other applicable laws.

Section 7.4. Lost, Stolen or Destroyed Certificates. The Board of Directors, the Secretary and the Treasurer each may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, in each case upon the making of an affidavit of that fact by the owner of such certificate, or his legal representative. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the Treasurer, as the case may be, may, in its or his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as the Board of Directors, the Secretary or the Treasurer, as the case may be, shall require and/or to furnish the Corporation a bond in such form and substance and with such surety as the Board of Directors, the Secretary or the Treasurer, as the case may be, may direct as indemnity against any claim, or expense resulting from any claim, that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.5. Registration and Transfer of Shares. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of capital stock of the Corporation and any certificates representing such shares. The capital stock of the Corporation shall be transferable only on the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefore duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of authenticity of signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all rights and powers of such security.

Section 7.6. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.

Section 7.7. Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Board of Directors may (i) appoint and remove transfer agents and registrars of transfers and (ii) require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Section 7.8. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in the resolutions of the Board of Directors creating any class or series of preferred stock of the Corporation, the Board of Directors shall have the power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of capital stock of the Corporation of any class or series or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights and options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

Section 7.9. Authority upon Liquidation or Dissolution. Subject to applicable law and the provisions of the Certificate of Incorporation, any vote or votes authorizing liquidation of the Corporation or proceeding for its dissolution may provide, subject to (i) any agreements among and between Stockholders, (ii) the rights of creditors and (iii) rights expressly provided for particular classes or series of stock, for the distribution pro rata among the Stockholders of assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide, or authorize the Board of Directors of the Corporation to divide, such assets or any part thereof among the Stockholders in such manner that every Stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each Stockholder may not receive a strictly proportionate part of each such asset.

ARTICLE VIII

Indemnification

Section 8.1. Third Party Actions. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

Section 8.2. Actions By or in the Right of the Corporation. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

Section 8.3. Determination. Any indemnification under Sections 8.1 and 8.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2, as applicable. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee if designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Stockholders.

Section 8.4. Expenses. Expenses incurred by a director or officer of the Corporation or any of its direct or indirect subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the Corporation and other persons eligible for indemnification under this Article VIII may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 8.5. Non-exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Certificate of Incorporation, the certificate of incorporation or bylaws or other governing documents of any direct or indirect subsidiary of the Corporation, under any agreement, vote of Stockholders or disinterested directors or under any policy or policies of insurance maintained by the Corporation on behalf of any person or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article VIII.

Section 8.6. Enforceability. The provisions of this Article VIII (i) are for the benefit of, and may be enforced directly by, each director or officer of the Corporation the same as if set forth in their entirety in a written instrument executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these Bylaws, (A) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VIII in becoming, and serving as, a director or officer of the Corporation or, if requested by the Corporation, a director, officer or fiduciary or the like of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (B) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (C) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce directly the provisions of this Article VIII in accordance with their terms by any act or failure to act on the part of the Corporation.

Section 8.7. Insurance. The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

Section 8.8. Survival. The provisions of this Article VIII shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, executors, administrators, heirs, legatees and devisees of any person entitled to indemnification under this Article VIII.

Section 8.9. Amendment. No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 8.10. Definitions. For purposes of this Article VIII, (i) other than Section 8.8, reference to any person shall include the estate, executors, personal representatives, administrators, heirs, legatees and devisees of such person, (ii) “employee benefit plan” and “fiduciary” shall be deemed to include, but not be limited to, the meaning set forth, respectively, in sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, (iii) references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to applicable law in respect of any transaction involving an employee benefit plan and (iv) references to the Corporation shall be deemed to include any predecessor corporation or entity and any constituent corporation or entity absorbed in a merger, consolidation or other reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents and fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation or entity, or served at the request of such predecessor or constituent corporation or entity as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation or entity if its separate existence had continued.

ARTICLE IX

Notices and Waivers

Section 9.1. Methods of Giving Notices. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any Stockholder, any director or any member of a committee of the Board of Directors and no provision is made as to how such notice shall be given, personal notice shall not be required and such notice may be given (i) in writing, by mail, postage prepaid, addressed to such Stockholder, director or committee member at his address as it appears on the books or (in the case of a Stockholder) the stock transfer records of the Corporation or (ii) by any other method permitted by law (including, but not limited to, overnight courier service or “electronic transmission” as defined under and in accordance with Section 232 of the DGCL). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given one business day after delivery to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by electronic transmission shall be deemed to be delivered and given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder, director or committee member has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the Stockholder, director or committee member has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the Stockholder, director or committee member of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the Stockholder, director or committee member.

Section 9.2. Waiver of Notice. Whenever any notice is required to be given to any Stockholder, director or member of a committee of the Board of Directors by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Stockholder (whether in person or by proxy), director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE X

Miscellaneous Provisions

Section 10.1. Dividends. Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board of Directors at any meeting and may be paid in cash, in property or in shares of the Corporation’s capital stock. Any such declaration shall be at the discretion of the Board of Directors. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.

Section 10.2. Reserves. There may be created by the Board of Directors, out of funds of the Corporation legally available therefor, such reserve or reserves as the Board of Directors from time to time, in its absolute discretion, considers proper to provide for contingencies, to equalize dividends or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may thereafter modify or abolish any such reserve in its absolute discretion.

Section 10.3. Signatory Authority on Accounts. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed by such officer or officers or by such employees or agents of the Corporation as may be designated from time to time by the Board of Directors.

Section 10.4. Corporate Contracts and Instruments. Subject always to the specific directions of the Board of Directors, the Chairman of the Board (if any), the President, any Vice President, the Secretary or the Treasurer may enter into contracts and execute instruments in the name and on behalf of the Corporation. The Board of Directors and, subject to the specific directions of the Board of Directors, the Chairman of the Board (if any) or the President may authorize one or more officers, employees or agents of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 10.5. Attestation. With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary or an Assistant Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation of the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.

Section 10.6. Securities of Other Corporations. Subject always to the specific directions of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

Section 10.7. Fiscal Year. The fiscal year of the Corporation shall be January 1 through December 31, unless otherwise fixed by the Board of Directors.

Section 10.8. Seal. The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.

Section 10.9. Invalid Provisions. If any part of these Bylaws shall be invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

Section 10.10. Headings. The headings used in these Bylaws have been inserted for administrative convenience only and shall not limit or otherwise affect any of the provisions of these Bylaws.

Section 10.11. References/Gender/Number. Whenever in these Bylaws the singular number is used, the same shall include the plural where appropriate. Words of any gender used in these Bylaws shall include the other gender where appropriate. In these Bylaws, unless a contrary intention appears, all references to Articles and Sections shall be deemed to be references to the Articles and Sections of these Bylaws.

Section 10.12. Amendments. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors then in office; provided, however, that no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting. These Bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66 2/3% of all outstanding Voting Stock, voting together as a single class. Each alteration, amendment or repeal of these Bylaws shall be subject in all respects to Section 8.8.

Exhibit 4.2(d)

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

CHAPARRAL ENERGY, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

Chaparral Energy, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Company by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series, to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

SECOND: On July 14, 2008, the Board of Directors of the Company adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series B Convertible Preferred Stock”:

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of 1,500,000 shares of Series B Convertible Preferred Stock, and hereby fixes the number, designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares as follows:

1.	Designation and Amount; Ranking.

(a) There shall be created from the 10,000,000 shares of Authorized Preferred Stock a series of preferred stock, designated as the “Series B Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the number of shares of such series shall be 1,500,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of warrants or other rights then outstanding.

(b) The Preferred Stock will, with respect to both dividend rights and rights upon the liquidation, dissolution or winding-up of the Company, rank (i) senior to all Junior Stock, (ii) on a parity with all other Parity Stock and (iii) junior to all Senior Stock.

2.	Definitions. As used herein, the following terms shall have the following meanings:

“Accreted Value” shall mean, with respect to each share of Preferred Stock and as to any shares of Preferred Stock, whether or not issued on the Issue Date or on any date thereafter, the Initial Liquidation Value as further adjusted pursuant to Section 3(a).

“Accretion Rate” shall have the meaning set forth in Section 3(a) hereof.

“Affiliate” shall mean, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Approved Plan” shall mean an equity incentive plan approved by the Board of Directors and the stockholders of the Company pursuant to which (i) any such stock options issuable thereunder have an exercise price of not less than then-current Market Value of the Common Stock and (ii) the number of shares issuable thereunder, together with all other shares issuable under any other Approved Plan, does not exceed 5% of the aggregate outstanding Common Stock on a fully diluted basis.

“Authorized Preferred Stock” shall have the meaning set forth in recitals hereof.

“Authorized Share Allocation” shall have the meaning set forth in Section 6(i) hereof.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Dividend” shall have the meaning set forth in Section 3(a) hereof.

“Cash Dividend Rate” shall have the meaning set forth in Section 3(a) hereof.

“Certificate of Incorporation” shall have the meaning set forth in the recitals hereof.

“Change of Control” shall mean:

(i) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Parent or one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (i), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(ii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;

(iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries (as defined in the Indenture) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or a Person controlled by a Permitted Holder;

(iv) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(v) the first day on which Parent ceases to own 100% of the outstanding Capital Stock of the Company (after having acquired such Capital Stock).

“Change of Control Notice” shall have the meaning set forth in Section 8(b) hereof.

“Change of Control Redemption Date” shall have the meaning set forth in Section 8(b) hereof.

“Change of Control Redemption Price” shall have the meaning set forth in Section 8(b) hereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

“Company” shall have the meaning set forth in the recitals hereof.

“Company Conversion Conditions” shall have the meaning set forth in Section 7(a) hereof.

“Company Conversion Threshold Date” shall having the meaning set forth in Section 7(a) hereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who: (i) was a member of such Board of Directors on December 1, 2005; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Conversion Date” shall have the meaning set forth in Section 6(c) hereof.

“Conversion Notice” shall have the meaning set forth in Section 6(b) hereof.

“Conversion Price” shall mean $21.97, subject to adjustment as set forth in Section 6(c) hereof.

“Convertible Securities” shall have the meaning set forth in Section 6(c) hereof.

“Current Market Price” shall mean, with respect to any date, the average of the Volume Weighted Average Prices per share of Common Stock for the ten (10) consecutive Trading Days immediately preceding such date of determination (as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalization or similar event with respect to the Common Stock occurring during such Trading Days).

“DGCL” shall have the meaning set forth in Section 3(a) hereof.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing [            ]1.

“Dividend Rate” shall mean either the Cash Dividend Rate or the Accretion Rate.

“Dividend Record Date” shall mean January 1, April 1, July 1 and October 1 of each year.

“Edge” shall mean Edge Petroleum Corporation, a Delaware corporation.

“Electing Holder” shall have the meaning set forth in Section 8(a) hereof.

“Electing Holders Redemption Notice” shall have the meaning set forth in Section 8(a) hereof.

[1]	First dividend payment following the Issue Date.

“Equity Securities” shall mean any Capital Stock of the Company.

“Equity Threshold Date” shall mean the date on which the Company shall have completed a bona fide underwritten offering or offerings of Common Stock for cash that have resulted in aggregate proceeds to the Company before fees and expenses (including underwriter commissions) of at least $200 million since the Issue Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Conversion Price” shall have the meaning set forth in Section 6(c)(iii) hereof.

“Excluded Stock” shall have the meaning set forth in Section 6(c) hereof.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“First Exercise Date” shall have the meaning set forth in Section 7(a) hereof.

“Forced Conversion Number” shall mean such number of shares of Preferred Stock as is equal to up to one-third of the aggregate number of shares of Preferred Stock originally issued pursuant to the Purchase Agreement (as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalization or similar event with respect to the Preferred Stock).

“Fundamental Transaction” shall have the meaning set forth in Section 4(b) hereof.

“Holder” shall mean a holder of record of the Preferred Stock.

“Indentures” shall mean the Indenture, dated as of January 18, 2007, among the Company, the subsidiaries of the Company party thereto as guarantors and Wells Fargo Bank, National Association, as Trustee, and the Indenture, dated as of December 1, 2005, among the Company, the subsidiaries of the Company party thereto as guarantors and Wells Fargo Bank, National Association, as Trustee.

“Initial Liquidation Value” shall mean the amount of $100.00 per share of Preferred Stock, as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalization or similar event with respect to the Preferred Stock.

“Issue Date” shall mean the earliest date of original issuance of any shares of the Preferred Stock.

“Junior Stock” shall mean all classes of common stock of the Company and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which expressly provide that such class or series ranks junior to the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company in all respects.

“Liquidation Event” shall have the meaning set forth in Section 5(a) hereof.

“Listing Condition” shall have the meaning set forth in Section 7(a) hereof.

“Lock-Up Condition” shall have the meaning set forth in Section 7(a) hereof.

“Make Whole Consideration” shall have the meaning set forth in Section 7(b) hereof.

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(c) hereof.

“Market Value” at any date shall mean, in the event the Common Stock is traded in the over the counter market or on a national securities exchange, the average of the Volume Weighted Average Prices per share of Common Stock for the ten consecutive Trading Days preceding such date. The closing price for each day shall be the last reported sale price, regular way, or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted by the Nasdaq Stock Market, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of FINRA selected from time to time by the Board of Directors for that purpose. If the Common Stock is not publicly traded or is not traded in such manner that the quotations referred to above are available for the period required hereunder, Market Value per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by a majority of the Board of Directors, and if Holders of a majority of the shares of Preferred Stock then outstanding reasonably object in writing to such determination of Market Value, the Market Value shall be determined by a nationally recognized investment banking firm, accounting firm or valuation firm selected by the Board of Directors with the costs of such firm being paid by the Company.

“Merger” shall mean the merger of Edge with and into Chaparral Exploration, L.L.C. pursuant to the Agreement and Plan of Merger, dated as of July 14, 2008, by and among the Company, Edge and Chaparral Exploration, L.L.C.

“150% VWAP Condition” shall have the meaning set forth in Section 7(a) hereof.

“Options” shall have the meaning set forth in Section 6(c) hereof.

“Parent” shall mean any entity that acquires 100% of the outstanding Capital Stock of the Company in a transaction in which the Beneficial Owners of the Company immediately prior to such transaction are Beneficial Owners in the same proportion of the Company immediately after such transaction.

“Parity Stock” shall mean the Series A Preferred Stock and any other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, subject to Section 4(b), the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company.

“Permitted Holders” shall mean:

(i) Mark A. Fischer, Charles A. Fischer, Jr., Mark A. Fischer 1994 Trust and Susan L. Fischer 1994 Trust;

(ii) any immediate family member (in the case of an individual), including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any Person referred to in clause (i); or

(iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning a 50% or more controlling interest of which consist of any one or more Persons referred to in clause (i) or (ii).

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“PIK Dividend” shall have the meaning set forth in Section 3(a) hereof.

“Preferred Director” shall have the meaning set forth in Section 4(d) hereof.

“Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Preferred Stock Delivery Date” shall have the meaning set forth in Section 6(b) hereof.

“Principal Market” shall mean The New York Stock Exchange or the Nasdaq Global Market or their respective successors.

“Property” or “property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Float” shall mean, as of any date, the aggregate number of outstanding shares of Common Stock beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by Persons who are not Affiliates of the Company as of such date, and excluding, without duplication, shares of Common Stock (i) beneficially owned by any Person that beneficially owns 10% or more of the then outstanding Common Stock or (ii) which are restricted securities under Rule 144 under the Securities Act or known by the Company to be subject to restrictions on transfer.

“Purchase Agreement” shall mean that certain Stock Purchase Agreement, dated as of July 14, 2008, related to the sale of the Preferred Stock by the Company.

“Qualified Offering” shall mean a bona fide underwritten offering or private placement of Common Stock (other than Excluded Stock and any other Common Stock issuable pursuant to an employee benefit plan approved by the Board of Directors) for cash (or deemed underwritten offering or offerings or private placement or placements of Common Stock through the issuance of Options or Convertible Securities), all or a portion of which is for the account of the Company, which occurs after the Issue Date and on or before the Equity Threshold Date.

“Redemption Date” shall have the meaning set forth in Section 8(a) hereof.

“Registration Condition” shall have the meaning set forth in Section 7(a) hereof.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of [                    ], 2008, related to the registration by the Company of the Preferred Stock and the Common Stock into which the Preferred Stock converts.

“Resale Condition” shall have the meaning set forth in Section 7(a) hereof.

“Second Exercise Date” shall have the meaning set forth in Section 7(a) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, subject to Section 4(b), the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company.

“Series A Preferred Stock” shall mean the Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, of the Company issued pursuant to the Merger.

“Share Delivery Date” shall have the meaning set forth in Section 6(b) hereof.

“Third Exercise Date” shall have the meaning set forth in Section 7(a) hereof.

“Trading Day” with respect to any security shall mean (i) if such security is listed or admitted for trading on a national securities exchange, a day on which such securities exchange is open for trading, (ii) if such security is quoted on the Nasdaq Global Market, or any similar system of automated dissemination of quotations of securities prices, a day on which trades may be made on such system, (iii) if not listed or admitted for trading on a national securities exchange as described in clause (i) or quoted as described in clause (ii), a day on which quotations are reported by the National Quotation Bureau Incorporated, or (iv) otherwise, any Business Day.

“Trigger Event” shall mean,

(a) the failure by the Company for any reason (including the absence of funds or amounts legally available to effect a redemption or repurchase, or an inability to comply with the Indenture) to redeem the Preferred Stock on a Redemption Date or upon a Change of Control, in each case pursuant to the terms of this Certificate of Designation;

(b) the failure by the Company for any reason to perform or observe any other material covenant or agreement (not specified in subsection (a) above) contained in this Certificate of Designation and such failure continues for ten Trading Days after notice from any Holder; or

(c) the failure by the Company to cause a registration pursuant to Section 2(a) of the Registration Rights Agreement to become effective within 120 days following a demand for such registration pursuant to such section.

“Transfer Agent” shall mean any duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Preferred Stock. Until notice is given by the Company to the Holders of the appointment of a separate Transfer Agent, the Company shall act as the Transfer Agent for the Preferred Stock, and all references herein to the Transfer Agent shall be references to the Company acting in such capacity.

“Volume Weighted Average Price” of the Common Stock on any date shall mean the volume weighted average sale price per share on such date on the New York Stock Exchange, or if the Common Stock is not listed on the New York Stock Exchange, on any other Principal Market on which the Common Stock is then listed, in each case as reported by Bloomberg Financial Markets (or any successor thereto) through its “Volume at Price” functions for the period from 9:30 a.m. to 4:00 p.m. New York time and ignoring any block trades (which, for purposes of this definition means any transfer of more than 20,000 shares (subject to adjustment to reflect stock dividends, stock splits, stock combinations and other similar events)). In the absence of such a listing or quotation, the Volume Weighted Average Price will be an amount reasonably determined to be the Market Value of the Common Stock.

“Voluntary Redemption Date” shall mean the eleventh anniversary of the Issue Date.

“Voluntary Redemption Price” shall have the meaning set forth in Section 8(a) hereof.

“Voting Stock” shall mean with respect to any Person, equity securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

3.	Dividends.

(a) The Holders shall be entitled to receive with respect to each share of Preferred Stock, at the Company’s option, either (i) out of any funds or assets legally available for that purpose, cumulative dividends, whether or not declared or paid, payable in cash (a “Cash Dividend”) at the annual rate of 6.5% of the Accreted Value per share in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first

Dividend Payment Date) (the “Cash Dividend Rate”) or (ii) an increase in the Accreted Value per share (a “PIK Dividend”) at an annual rate of 8.0% (compounded quarterly) of the Accreted Value in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first Dividend Payment Date) (the “Accretion Rate”), in each case of clause (i) and (ii), based on a 360-day year of twelve 30-day months. Such Cash Dividends shall only be payable when, as and if declared by the Board of Directors. To the extent that the Board of Directors so declares, such Cash Dividends shall be payable in arrears on each Dividend Payment Date for the quarterly period ending on the Dividend Record Date immediately prior to such Dividend Payment Date, to the Holders of record of Preferred Stock at the close of business on such Dividend Record Date. If a Dividend Payment Date is not a Business Day, then the Cash Dividend shall be due and payable on the first Business Day following such Dividend Payment Date. In the event that the Company does not declare and pay a Cash Dividend at the Cash Dividend Rate on any Dividend Payment Date pursuant to this Section 3(a), then upon such Dividend Payment Date on which such Cash Dividend is not paid, the Accreted Value in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first Dividend Payment Date) shall be increased automatically at the Accretion Rate. If the amount of accrued and unpaid dividends is to be determined as of any date other than a Dividend Payment Date (for example, if determined on a Conversion Date, a Mandatory Conversion Date or a Redemption Date and such date is not a Dividend Payment Date), dividends shall accrue at the Accretion Rate daily (compounding quarterly on each Dividend Payment Date), whether or not earned or declared, from and after the Issue Date or the most recent Dividend Payment Date, as applicable; provided, that if the Company pays Cash Dividends in respect of any Dividend Payment Date, dividends shall accrue at the Cash Dividend Rate for the immediately following quarterly period.

(b) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock (if such issuance of Parity Stock has been approved in accordance with Section 4(b)) (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock); provided that this restriction shall not apply to (i) the repurchase of Equity Securities from directors, employees, or consultants of the Company or any of its subsidiaries pursuant to agreements under which the Company has the obligation to repurchase such shares upon the occurrence of certain events, such as the termination of service to the Company or a subsidiary, in an aggregate amount not to exceed $5.0 million, (ii) regular cash dividends, and mandatory repurchases, redemptions or liquidation payments required by the terms of the certificate of designations for the Series A Preferred Stock (including any Delayed Dividends (as defined by the terms of the certificate of designations for the Series A Preferred Stock)), except that the Company may pay cash to effect any such repurchase or redemption, only so long as the Company has concurrently offered to repurchase the Preferred Stock on the terms set forth in Section 8(b) hereof); (iii) dividends, distributions, redemptions, purchases or other acquisitions for which the Company has obtained consent of the Holders pursuant to Section 4(b)(iii) or (iv) any repurchases, redemptions or other acquisitions of Common Stock made in lieu of withholding taxes in connection with any exercise of employee stock options to acquire Common Stock.

(c) No dividends or other distributions on the Preferred Stock (other than a dividend or distribution payable solely in shares of Preferred Stock, including PIK Dividends) may be declared, made or paid, or set apart for payment upon, any Preferred Stock, nor may any Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Preferred Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Preferred Stock or Parity Stock or Junior Stock), unless all accumulated and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock, the Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred

Stock, the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock, the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock, the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock, the Preferred Stock and such other Parity Stock bear to each other.

(d) Each Holder shall be entitled to any dividend or other distribution paid or made with respect to any share of Common Stock to the same extent as if such Holder had converted its Preferred Stock and held such shares of Common Stock on the record date for such dividend or other distribution. Payments or other distributions under the preceding sentence shall be paid or made to Holders concurrently with the related dividend or other distribution to holders of Common Stock. Except as provided in this Section 3(d) and Section 3(a), Holders shall not be entitled to any dividends or other distributions on the Preferred Stock, whether payable in cash, property or stock.

(e) Notwithstanding anything in this Certificate of Designation to the contrary, upon the occurrence and during the continuance of any Trigger Event, the Dividend Rate, whether payable in cash or by PIK Dividend, shall increase by 3.0% per annum.

4.	Voting.

(a) The Holders shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company (other than the election of directors for so long as the Holders have the right to elect a director pursuant to Section 4(d)), and except as otherwise expressly provided by applicable law. Each Holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such Holder could then be converted at the Conversion Price if the Preferred Stock were converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any stockholders’ meeting at the time and in the manner given to the holders of the Common Stock in accordance with the Bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting.

(b) So long as any shares of Preferred Stock remain outstanding, and in addition to any other vote required by applicable law, unless a greater percentage shall then be required by applicable law, the Company shall not, without the affirmative vote or consent of the Holders of at least a majority of the then outstanding Preferred Stock voting or consenting, as the case may be, separately as one class:

(i) create, authorize or issue (by reclassification or otherwise) any class or series of Senior Stock or Parity Stock (other than the Series A Preferred Stock issued pursuant to the Merger), including Preferred Stock, or any security convertible into Senior Stock or Parity Stock;

(ii) amend, alter or repeal (whether by merger, consolidation, operation of law or otherwise) the Certificate of Incorporation, this Certificate of Designation or the Company’s Bylaws so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders;

(iii) (a) effect any recapitalization, reorganization, reclassification, merger, sale, consolidation, or statutory share exchange (in each case, other than a Change of Control) (each, a “Fundamental Transaction”), pursuant to which upon the consummation of such Fundamental Transaction the stockholders of the Company immediately prior to such Fundamental Transaction would not, after giving effect to such Fundamental Transaction, Beneficially Own 50% or more of the total voting power of the Voting Stock of either the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets), the surviving company in such merger, sale, consolidation or statutory share exchange or its or the Company’s parent, or (b) permit a Permitted Holder to become the Beneficial Owner, directly or indirectly (including as a result of membership in a “group” (as such term is used in

Section 13(d) of the Exchange Act)), of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this Section 4(a)(iii), any person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(iv) permit the Common Stock to fail to be listed on a Principal Market; or

(v) until the Equity Threshold Date, incur, or permit any of its Restricted Subsidiaries (as defined in the Indentures) to, directly or indirectly, incur, any Indebtedness (including Acquired Indebtedness) (each as defined in the Indentures), if after giving effect to such incurrence, total outstanding Indebtedness of the Company and its Restricted Subsidiaries would exceed $1.9 billion or total outstanding Indebtedness of the Company and its Restricted Subsidiaries under Credit Facilities (including the Senior Secured Credit Agreement (in each case, as defined in the Indentures)) of the Company or its Restricted Subsidiaries would exceed $1.2 billion; provided, however, that accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and unrealized losses or charges in respect of Hedging Obligations (as defined in the Indentures) (including those resulting from the application of FAS 133) will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4(b)(v); provided further that obligations arising upon entering into Hedging Obligations after the Issue Date that, at the time of entering into such Hedging Obligations, are “out-of-the-money (off market)”, shall constitute incurrences of Indebtedness under the Company’s and its Restricted Subsidiaries’ Senior Secured Credit Agreement for purposes of this Section 4(b)(v) to the extent such obligations exceed $170 million in the aggregate.

(c) The Company may authorize, increase the authorized amount of, or issue any class or series of Junior Stock with or without voting rights, without the consent of the Holders, and in taking such actions the Company shall not be deemed for purposes of Section 4(b)(ii) to have affected adversely the rights, preferences, privileges or voting rights of the Holders.

(d) Director Elections

(i) For so long as 50% or more of the Preferred Stock issued pursuant to the Purchase Agreement remains outstanding, the Holders shall have the exclusive right, voting separately as a class, to elect one director (herein referred to as the “Preferred Director”) to the Board of Directors. A Preferred Director shall be elected by the affirmative vote, at a special meeting of Holders called for such purpose, or, to the extent permitted by the Certificate of Incorporation, the written consent, of the Holders of a majority of the then outstanding Preferred Stock. Each Preferred Director so elected shall serve for a term of one year (or, if the Board of Directors is divided into classes, the length of time that such Preferred Director is entitled to serve determined by reference to the class that such Preferred Director is included in, which, at the time of determination of such class, shall be the class that would be permitted to serve for the longest period of time) and until his or her successor is elected and qualified. The Preferred Director shall be entitled to receive notice of all meetings of any committee of the Board of Directors at the same time and in the same manner as the members of such committees of the Board of Directors, have full rights to attend all meetings thereof (whether such meetings are formal or informal, are convened in person, telephonically, or by any other telecommunication means), and the Company shall provide the Preferred Director all materials distributed to any committee of the Board of Directors and all other information related to the Company which is made available to, or which would otherwise be available upon reasonable request by, the committee members thereof. Any vacancy in the position of a Preferred Director may be filled only by the Holders. Each Preferred Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of Holders of the Preferred Stock called for such purpose, or, to the extent permitted by the Certificate of Incorporation, the written consent, of the Holders of a majority of the then outstanding Preferred Stock.

(ii) The Secretary of the Company (or such other person as may be required pursuant to the Certificate of Incorporation) may, and upon the written request of the holders of record of at least 25% of the then outstanding shares of Preferred Stock (addressed to the Board of Directors and the Secretary of the Company, in each case, at the principal office of the Company) shall, call a special meeting of the Holders for the election of the Preferred Director to be elected by them as herein provided. Such call shall be made by notice to each Holder by first-class mail, postage prepaid (return receipt requested) at its address as it appears in the register of the Company and such notice shall be mailed at least ten (10) days but no more than fifteen (15) days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place designated by the Secretary of the Company. If such meeting shall not be called by a proper officer of the Company or a proper member or members of the Board of Directors within ten (10) days after receipt of such written request by the Board of Directors and the Secretary of the Company (in the manner provided above), then the Holders of at least 25% of the shares of Preferred Stock then outstanding may call such meeting at the expense of the Company (the reasonable expenses related thereto to be reimbursed to the Holders as incurred), and such meeting may be called by such Holders upon the notice required for special meetings of stockholders and shall be held at the place designated in such notice. Any Holder that would be entitled to vote at any such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of Holders to be called pursuant to the provisions of this Section 4(d)(ii).

(iii) In case of a vacancy occurring in the office of any Preferred Director so elected pursuant to Section 4(d)(i) hereof, the Holders of a majority of the then outstanding Preferred Stock may, at a special meeting of the Holders or by written consent, elect a successor to hold office for the unexpired term of such Preferred Director.

(e) In exercising the separate class voting rights set forth in Sections 4(b) and 4(d), each share of Preferred Stock shall be entitled to one vote.

5.	Liquidation Rights.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, or its subsidiaries the assets of which constitute all or substantially all of the assets of the Company and its subsidiaries taken as a whole, in either case in a single or series of transactions by merger or otherwise (each a “Liquidation Event”), subject to the payment or provision for payment of the debts and other liabilities of the Company, each Holder shall be entitled to receive and to be paid out of the remaining assets and funds of the Company available for distribution to its stockholders, prior to the holders of Junior Stock an amount for each share of Preferred Stock then held by such Holder equal to the greater of (a) the Accreted Value plus accrued and unpaid dividends as of the date of such Liquidation Event and (b) the amount that such Holder would have received if, immediately prior to such Liquidation Event, it had voluntarily converted its Preferred Stock pursuant to Section 6. For purposes hereof, any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company and its subsidiaries, or the merger or consolidation of the Company and/or its subsidiaries into or with any other Person, in each case, that would constitute a Change of Control, shall be deemed a “Liquidation Event”.

(b) If any Liquidation Event occurs prior to the fifth anniversary of the Issue Date, each Holder shall be entitled to receive and to be paid out of the remaining assets and funds of the Company available for distribution to its stockholders, prior to the holders of Junior Stock, an amount for each share of Preferred Stock then held by such Holder equal to the greater of (a) 105% of the Accreted Value plus accrued and unpaid dividends as of the date of such transaction and (b) the amount that such Holder would have received if, immediately prior to such transaction, it had voluntarily converted its Preferred Stock pursuant to Section 6.

(c) After the indefeasible payment in cash to the Holders of full preferential amounts provided for in this Section 5, Holders as such shall have no right or claim to any of the remaining assets or funds of the Company.

(d) In the event the assets and funds of the Company available for distribution to Holders upon any Liquidation Event shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a) and amounts to which holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Preferred Stock or Parity Stock upon such Liquidation Event unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such Liquidation Event with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each such series and accumulated and unpaid dividends to which each such series is entitled.

(e) The provisions of this Section 5 shall not in any way limit the right of Holders to elect to convert their shares of Preferred Stock into shares of Common Stock pursuant to Section 6 prior to or in connection with any Liquidation Event. However, following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

6.	Conversion at the Option of Holders.

(a) Each Holder shall have the right, at its option, exercisable at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this Section 6, any or all of such Holder’s shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 6(c)(v), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Accreted Value per share of Preferred Stock then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Conversion Price then in effect.

(b) The conversion right of a Holder shall be exercised by the Holder by delivery to the Company and the Transfer Agent of written notice in the form of Exhibit B (“Conversion Notice”), at any time during usual business hours of the Company and the Transfer Agent, that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by its related certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent, if any) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent, if any, duly executed by the Holder or its duly authorized legal representative. The Holder shall not be required to physically surrender certificates representing the Preferred Stock to be converted with the Conversion Notice. The Holder and the Company shall maintain records showing the number of Preferred Stock converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of certificates representing the Preferred Stock upon exercise. Immediately prior to the close of business on the date of receipt by the Company and the Transfer Agent, if any, of the Conversion Notice, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Preferred Stock being converted notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted (the “Conversion Date”), including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted and cash, in lieu of any fractional shares as provided in Section 6(g) and (ii) exercise the rights to which they are entitled as holders of Common Stock. If the Conversion Date shall not be a Business Day, then such Conversion Date shall be deemed to be the next succeeding Business Day. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (i) as soon as practicable, but in any event within two (2) Trading Days, provide a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if any, which confirmation shall constitute an instruction to the Company and the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (ii) on or before the third (3rd) Trading Day following the date of receipt by the Company and the Transfer Agent of such Conversion Notice (the “Share Delivery Date”), (a) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (b) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered and bearing restrictive legends, if applicable, in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Preferred Stock represented by the certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, instruct the Transfer Agent to issue and deliver to the Holder a new Preferred Stock certificate representing the number of shares of Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) The Conversion Price shall be subject to adjustment as follows:

(i) Common Stock Issued at less than the Conversion Price. If and whenever, on or after the date this Certificate of Designation is filed with the Secretary of State of the State of Delaware, the Company issues or sells, or is deemed to have issued or sold, any shares of its Common Stock (other than Excluded Stock) for consideration per share less than the Conversion Price, then immediately upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such time by a fraction:

(A) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale (assuming the conversion of all then outstanding Preferred Stock and the exercise or conversion to Common Stock of all then outstanding Options and Convertible Securities (other than Series A Preferred Stock)) plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Conversion Price in effect immediately prior to such issue or sale; and

(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale or deemed issuance or sale (assuming the conversion of all then outstanding Preferred Stock and the exercise or conversion to Common Stock of all then outstanding Options and Convertible Securities (other than Series A Preferred Stock)).

For purposes of this Section 6(c)(i), “Excluded Stock” means shares of Common Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions), Options (as defined below) and Convertible Securities (as defined below) issued:

(i) pursuant to one or more Approved Plans,

(ii) upon conversion of the Preferred Stock or the Series A Preferred Stock,

(iii) in connection with any (A) stock splits, stock dividends, recapitalizations or reorganizations for which an adjustment to the Conversion Price is made pursuant to Section 6(c)(iv), or (B) mergers or consolidations for which an adjustment to the Conversion Price is made pursuant to Section 6(c)(v) and

(iv) as consideration in the Merger, including Options assumed in the Merger.

For purposes of this Section 6(c), outstanding shares of Preferred Stock will be deemed convertible at all times into shares of Common Stock, where each share of Preferred Stock is deemed convertible into the greatest whole number of shares of Common Stock which would be issuable upon conversion of such share of Preferred Stock if the Preferred Stock were then convertible at the Conversion Price then in effect.

(ii) Options and Convertible Securities. For purposes of determining the adjusted Conversion Price under Section 6(c)(i) or Section 6(c)(v), the following shall be applicable (it being acknowledged that the issuance of Excluded Stock shall not be subject to the provisions of this Section 6(c)(ii)):

(A) If the Company in any manner issues or grants any options, warrants, or similar rights (“Options”) to purchase or acquire Common Stock or Equity Securities convertible or exchangeable, with or without consideration, into or for Common Stock (“Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or grant. For purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities. Upon the expiration, repurchase or other termination without exercise or conversion of any Options or Convertible Securities for which an adjustment was made under Section 6 upon the issuance or sale thereof, the Conversion Price, shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the number of shares of Common Stock, if any, actually issued or sold upon the exercise or conversion of such Options or Convertible Securities, and (ii) the consideration actually received by the Company upon such exercise or conversion plus the consideration, if any, actually received by the Company for the issuance, or sale of all such Options or Convertible Securities whether or not exercised or converted; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price or decreasing the number of shares of Common Stock issuable upon conversion of the Preferred Stock by an amount in excess of the amount of the adjustment initially made in respect of the issuance or sale of such Options or Convertible Securities.

(B) If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or sale. For the purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) If any Options or Convertible Securities for which an adjustment was made under Section 6 upon the issuance or sale thereof by its terms provides, with the passage of time or otherwise, for any increase or decrease in the amount of additional consideration payable to the Company or increase or decrease in the number of shares of Common Stock issuable upon such exercise or conversion or exchange (by change of rate or otherwise) (other than in either case by action of antidilution provisions), upon the occurrence of any such increase or decrease, the Conversion Price shall be readjusted to reflect such increase or decrease insofar as it affects rights of acquisition, exchange or conversion which have not theretofore expired; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price or decreasing the number of shares of Common Stock issuable upon conversion of the Preferred Stock by an amount in excess of the amount of the adjustment initially made in respect of the issuance or sale of such Options or Convertible Securities.

(D) If any Common Stock, Option, or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option, or Convertible Security shall be deemed to be the amount received by the Company for such Common Stock, Option, or Convertible Security. In case any Common Stock, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, as determined in good faith by the Board of Directors, as of the date of receipt. If any Common Stock, Option, or Convertible Security is issued in connection with any merger in which the Company is the surviving Company, the amount of consideration for such Common Stock, Option, or Convertible Security shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Option or Convertible Security, as determined in good faith by the Board of Directors, as of the date of receipt.

(E) In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $0.01.

(F) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(iii) Qualified Offering. Notwithstanding anything in this Certificate of Designation to the contrary, if at any time after the Issue Date the Company completes a Qualified Offering and the product of 1.2 and the purchase price per share of Common Stock paid (or deemed paid) by investors in any offering or private placement consummated in such Qualified Offering is less than the Conversion Price then in effect (the “Existing Conversion Price”), the Existing Conversion Price shall immediately thereafter be reduced to the product of 1.2 and the lowest purchase price per share of Common Stock paid in any such Qualified Offering; provided however, that in no event shall the amount of the reduction to the Existing Conversion Price pursuant to this section exceed 35% of the Existing Conversion Price; provided further, that if an issuance or deemed issuance of Common Stock would result in a greater reduction in the Existing Conversion Price under the other provisions of this Section 6(c) than under this Section 6(c)(iii), then the Existing Conversion Price shall be adjusted instead pursuant to such other applicable provision of this Section 6(c).

(iv) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced so that the conversion of the Preferred Stock after such time shall entitle the Holder to receive the aggregate number of shares of Common Stock or other securities of the Company which, if the Preferred Stock had been converted immediately prior to such time, such Holder would have owned upon such conversion and been entitled to receive by virtue of such stock split, stock dividend, recapitalization or other event, and if the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(v) Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares, provided for elsewhere in this Section 6(c)), or a merger or consolidation of the Company with or into another entity then, as a part of such reorganization, merger, or consolidation, provision shall be made so that the Holders shall, after such reorganization, merger, or consolidation, be entitled to receive upon conversion of the Preferred Stock shares of stock of the Company, or of the successor entity resulting from such merger or consolidation, other securities and/or property to which the Common Stock issuable upon conversion of the Preferred Stock at the then Conversion Price (as in effect immediately prior to such reorganization, merger or consolidation) would have been entitled to receive upon such reorganization, merger or consolidation if such shares were then convertible at the Conversion Price at that time, and Common Stock issuable in connection with a conversion of the Preferred Stock after such reorganization, merger or consolidation shall refer to the shares of stock, other securities and/or property to be issued in respect of Common Stock in connection with such reorganization, merger or consolidation. If the holders of Common Stock have the right to elect the kind and amount of consideration receivable upon consummation of such transaction, then the Holders, in connection with such transaction and at the same time holders of Common Stock are allowed to make such election, shall be given the right to make a similar election ,which election must be made in the same time frame as the election of holders of Common Stock with respect to the consideration into which the Preferred Stock shall thereafter be convertible.

(d) Conversion Price Reset. In addition to adjustments to the Conversion Price pursuant to Section 6(c), if the Equity Threshold Date has not occurred prior to July 1, 2010 and the Conversion Price in effect on such date exceeds $19.11 (such per share amount subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar event), the Conversion Price in effect on such date will be reduced to $19.11 (such per share amount subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar event).

(e) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 6(c) or Section 6(d), the Company shall forthwith file, at the office of the Transfer Agent, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at its address appearing on the Company’s records. Each such statement shall be signed by the Company’s chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6(f). The Company shall, upon written request at any time of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) all adjustments and readjustments to the Conversion Price, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Preferred Stock if such shares were convertible at such time at the Conversion Price at that time in effect.

(f) Notice to Holders. In the event the Company shall propose to take any action of the type described in clauses (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iv) or (v) of Section 6(c), the Company shall give notice to each Holder, in the manner set forth in Section 6(e), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Preferred Stock. Except as otherwise provided herein, such notice shall be given at least five days prior to the taking of such proposed action.

(g) No Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock, whether voluntary or mandatory. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate then Accreted Value of the shares of Preferred Stock so surrendered, plus accrued and unpaid dividends thereon as of such date. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Value of the Common Stock on the Trading Day next preceding the day of conversion shall be paid to such Holder in cash by the Company.

(h) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of the Preferred Stock or deemed issuances pursuant to this Section 6 or Section 7; provided that the Company shall not be required to pay any federal or state income taxes, franchise or similar taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder in respect of which such shares are registered with the Company.

(i) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock (the “Authorized Share Allocation”) equal to 110% of the shares of Common Stock necessary from time to time to effect the conversion of all outstanding shares of Preferred Stock at the Conversion Price then in effect and the conversion of such Preferred Stock pursuant to its terms, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company shall use its commercially reasonable efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7.	Conversion at the Option of the Company.

(a) With 150% VWAP Condition. If, at any time after the later of (i) the second anniversary of the Issue Date and (ii) the date by which the Company shall have completed bona fide underwritten public offerings of its Common Stock that have resulted in at least $250 million in aggregate net proceeds to the Company after the Issue Date (such later date, the “Company Conversion Threshold Date”), (a) a registration statement covering the resale of the Common Stock underlying all of the outstanding shares of the Preferred Stock is effective under the Securities Act and the Holders are not then subject to any blackout or other limitations under the Registration Rights Agreement or otherwise that would prevent the Holders from selling such Common stock thereunder (the “Registration Condition”), (b) the average of the Volume Weighted Average Prices of the Common Stock for the 10 Trading Days ending on the Trading Date immediately before the Company elects to convert the Preferred Stock exceeds 150% of the then Conversion Price (such condition, the “150% VWAP Condition”), (c) the Holders are not restricted from selling their shares of the Company pursuant to any “lock-up” provisions or agreements (the “Lock-Up Condition”), (d) so long as a Preferred Director is then a member of the Board of Directors, the officers and directors of the Company are not then precluded under any insider trading or other similar policy from selling securities of the Company (the “Resale Condition”) and (e) the Common Stock is then listed on a Principal Market (the “Listing Condition” and, together with the Registration Condition, the 150% VWAP Condition, the Lock-Up Condition and the Resale Condition, the “Company Conversion Conditions”), then the Company shall have the right, at its option, to convert the Preferred Stock according to the following schedule and in the following amounts: (1) on any date after the Company Conversion Threshold Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock (the date of such election being the “First Exercise Date”) so long as the Company Conversion Conditions are satisfied at such First Exercise Date; (2) on any date commencing with the 180th day following the First Exercise Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock (the date of such election being the “Second Exercise Date”) so long as the Company Conversion Conditions are satisfied at such Second Exercise Date and (3) on any date commencing with the 180th day following the Second Exercise

Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock (the date of such election being the “Third Exercise Date”) so long as the Company Conversion Conditions are satisfied at such Third Exercise Date. In each case of clauses (1), (2) and (3) of the preceding sentence, the Preferred Stock to be converted shall be convertible into that whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 6(c)(v), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Accreted Value then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 6(g). Notwithstanding the foregoing, the Company shall have the right to elect to convert up to all of the outstanding Preferred Stock after the Company Conversion Threshold Date if, at the time of election, in addition to satisfying all the Company Conversion Conditions, the Company shall, prior to the date of such election, have completed bona fide underwritten public offerings of its Common Stock that have resulted in at least $500 million in aggregate proceeds after the Issue Date to any party selling in such public offering and the Common Stock to be issued on conversion shall represent less than 25% of the then Public Float (without taking into account the Common Stock issuable upon conversion of the Preferred Stock).

(b) Without 150% VWAP Condition. If, at any time following the Company Conversion Threshold Date, (i) each of the Company Conversion Conditions (other than the 150% VWAP Condition) is satisfied, then the Company shall have the right, at its option, to convert the Preferred Stock according to the following schedule and in the following amounts: (1) on any date after the Company Conversion Threshold Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock so long as the Company Conversion Conditions (other than the 150% VWAP Condition) are satisfied at such First Exercise Date; (2) on any date commencing with the 180th day following the First Exercise Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock so long as the Company Conversion Conditions (other than the 150% VWAP Condition) are satisfied at such Second Exercise Date and (3) on any date commencing with the 180th day following the Second Exercise Date, the Company may elect to convert up to the Forced Conversion Number of shares of Preferred Stock so long as the Company Conversion Conditions (other than the 150% VWAP Condition) are satisfied at such Third Exercise Date. In each case of clauses (1), (2) and (3) of the preceding sentence, the Preferred Stock to be converted shall be convertible into that whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 6(c)(v), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) 150% of the Accreted Value per share then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 6(g); provided, that the Company shall have the right to substitute, for up to one-third of the shares of Common Stock otherwise issuable upon conversion under this Section 7(b), cash in an amount equal to the product of (x) the then Current Market Price of the Common Stock and (y) the number of shares of Common Stock otherwise deliverable for which the Company has elected to substitute cash in accordance with this proviso (collectively, the “Make Whole Consideration”). Notwithstanding the foregoing, the Company shall have the right to elect to convert up to all of the outstanding Preferred Stock after the Company Conversion Threshold Date by issuing and delivering, as applicable, the Make Whole Consideration in consideration therefor if, at the time of election, in addition to satisfying the Company Conversion Conditions (other than the 150% VWAP Condition), the Company shall, prior to the date of such election, have completed bona fide underwritten public offerings of its Common Stock that have resulted in at least $500 million in aggregate proceeds and the Common Stock to be issued on conversion shall represent less than 25% of the then Public Float (without taking into account the Common Stock that at such time are issuable but are not yet issued upon conversion of the Preferred Stock).

(c) To exercise the mandatory conversion right described in Section 7(a) or Section 7(b), the Company must give irrevocable notice by issuing a press release or by publication (with subsequent prompt notice) to the Holders (not more than one Trading Day after the date of the press release) confirming the Company’s election to convert the Preferred Stock pursuant to this Section 7. The conversion date will be a date selected by the

Company (the “Mandatory Conversion Date”) and will be no more than three (3) Trading Days after the date on which the Company issues the press release described in this Section 7(c).

(d) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 7(c) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock to be converted; (iii) the number of shares of Preferred Stock; (iv) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date; and (v) the amount of the Make Whole Consideration, if applicable.

(e) On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 7(a) or Section 7(b) and all rights of Holders will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof, cash in lieu of any fractional shares of Common Stock in accordance with Section 6(g) and/or the Make Whole Consideration.

(f) If fewer than all of the outstanding shares of Preferred Stock are to be converted by the Company pursuant to Section 7(a) or Section 7(b), shares of Preferred Stock to be converted shall be selected by the Company from the then outstanding shares of Preferred Stock, pro rata (as nearly as may be) on the basis of total shares of Preferred Stock then held by each Holder.

8.	Redemption.

(a) Redemption at Option of Holders.

(i) Subject to Section 8(a)(ii), if requested by a Holder (an “Electing Holder”), such Holder shall have the right, but not the obligation, to require the Company from time to time to redeem all or any portion of such Holder’s Preferred Stock (a) on or after the Voluntary Redemption Date, at a cash redemption price equal to the then Accreted Value of such Preferred Stock (plus accrued and unpaid dividends) to be redeemed or (b) on or after the seventh anniversary of the Issue Date (but before the Voluntary Redemption Date), in exchange for that number of shares of Common Stock as equals the product of the number of shares of Preferred Stock being so redeemed multiplied by the quotient of (i) the Accreted Value then in effect plus accrued and unpaid dividends as of such date divided by (ii) the Current Market Price on the Redemption Date, with any resulting fractional shares of Common Stock to be rounded up to the next full share (either of such value or the value described in clause (a) being the “Voluntary Redemption Price”).

(ii) If the Company is unable to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Company shall redeem the shares of Preferred Stock that it is entitled to redeem pursuant to the laws of the State of Delaware and shall redeem such other shares then subject to redemption as soon thereafter as redemption would not violate such laws.

(iii) The Electing Holders shall give the Company written notice of their election to have their Preferred Stock redeemed pursuant to this Section 8(a) at least thirty (30) days prior to any applicable date selected by the Electing Holders (the “Redemption Date”) on which the Electing Holders desire to have shares of Preferred Stock so redeemed (the “Electing Holders Redemption Notice”). On or prior to each Redemption Date, each holder of Preferred Stock to be redeemed shall surrender its certificate or certificates representing such redeemed shares to the Company, in the manner and at the place specified by the Company, and thereupon the applicable Voluntary Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(b) Change of Control Redemption.

(i) Upon a Change of Control occurring prior to the fifth anniversary of the Issue Date, a Holder of the Preferred Stock shall have the right, but not the obligation, to require the Company to redeem such Holder’s Preferred Stock at a cash redemption price equal to the greater of (i) 105% of the Accreted Value per share of Preferred Stock to be redeemed as of the date of such redemption (plus accrued and unpaid dividends) or (ii) the fair value of the consideration as of the date of such Change of Control, as determined in good faith by the Board of Directors, that such Holder would have received if, immediately prior to such redemption, it had voluntarily converted its Preferred Stock pursuant to Section 6.

(ii) Upon a Change of Control occurring on or after the fifth anniversary of the Issue Date, a Holder of the Preferred Stock shall have the right, but not the obligation (subject to Section 8(a)(ii)), to require the Company to redeem such Holder’s Preferred Stock at a cash redemption price equal to the then Accreted Value of such Preferred Stock (plus accrued and unpaid dividends) to be redeemed.

(iii) Any Holder requesting redemption of its Preferred Stock pursuant to this Section 8(b) shall give the Company written notice of such election within thirty (30) days of receipt of the Change of Control Notice, which notice shall indicate the number of shares of Preferred Stock that such Holder elects for the Company to redeem. Subject to the Company’s prior compliance with Sections 4.10, 4.15 and 4.16 of the Indentures (to the extent that any of the securities issued thereunder are then outstanding and the covenants in such Sections of the Indentures are then in effect), the Company shall make payment of the redemption price payable under either Sections 8(b)(i) or (ii) hereof (the “Change of Control Redemption Price”) within five Trading Days after the Company’s receipt of such notice (the “Change of Control Redemption Date”). Notwithstanding anything herein to the contrary, the periods for the Company’s obligations in respect of redemption will be extended to the extent necessary to comply with applicable securities laws and rules. To the extent redemptions required by this Section 8(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Stock by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8(b), until the Change of Control Redemption Price is paid in full, the shares of Preferred Stock submitted for redemption under this Section 8 may be converted pursuant to Section 6, in whole or in part, by the Holder into shares of Common Stock, or in the event the conversion date is after the consummation of the Change of Control, equity interests of the successor entity substantially equivalent to the Company’s Common Stock pursuant to Section 6(c)(v). The parties hereto agree that in the event of the Company’s redemption of any portion of the Preferred Stock under this Section 8(b), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for each Holder. Accordingly, any redemption premium due under this Section 8(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.

(c) Subject to any contractual restrictions and applicable law, the Company will use commercially reasonable efforts to give each Holder notice of any Change of Control no less than 30 days prior to the consummation of a Change of Control. Within ten days following the consummation of a Change of Control, the Company shall provide written notice thereof to the Holders (the “Change of Control Notice”).

9.	Certificates.

(a) Form and Dating. The Preferred Stock and the Transfer Agent’s certificate of authentication (if a Transfer Agent other than the Company is appointed) shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange or FINRA rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Preferred Stock certificate shall be dated the date of its authentication. The terms of the Preferred Stock certificate set forth in Exhibit A are part of the terms of this Certificate of Designation.

(b) Record Holders. The Company and any Transfer Agent other than the Company may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Company nor any such Transfer Agent shall be affected by any notice to the contrary.

(c) Registration of Transfer. Upon the surrender of any certificate representing Preferred Stock to the Company or any Transfer Agent other than the Company accompanied by a duly executed and completed certificate in the form of Exhibit C hereto which is hereby incorporated by reference in this Certificate of Designation, the Company shall, or shall cause such Transfer Agent to, at the request of the record Holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor, of Preferred Stock representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

(d) Replacement Certificates. If a mutilated Preferred Stock certificate is surrendered to the Company or any Transfer Agent other than the Company or if the Holder of a Preferred Stock certificate claims that the Preferred Stock certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Transfer Agent (if one is then appointed) shall countersign a replacement Preferred Stock certificate if the reasonable requirements of such Transfer Agent and the Company are met. If required by such Transfer Agent or the Company, such Holder shall agree to customary indemnity provisions sufficient in the reasonable judgment of the Company and such Transfer Agent to protect the Company and such Transfer Agent from any loss which either of them may suffer if a Preferred Stock certificate is replaced. The Company and such Transfer Agent may charge the Holder for their respective expenses in replacing a Preferred Stock certificate.

10.	Other Provisions.

(a) Any notice required by this Certificate of Designations to Holders shall be deemed given upon personal delivery, upon delivery by nationally recognized overnight delivery service with proof of receipt maintained, upon delivery by facsimile with receipt confirmed or five business days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid, and addressed to each Holder of record at such Holder’s address appearing on the Company’s books.

(b) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, business combination, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c) Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, subject to Section 4(b), with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

(d) The shares of Preferred Stock shall be issuable only in whole shares.

(e) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed this          day of                     , 2008

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY OR ANY TRANSFER AGENT APPOINTED BY THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS THE COMPANY OR SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH APPLICABLE RESTRICTIONS ON TRANSFER. UNTIL OTHERWISE DETERMINED, THE COMPANY HAS ELECTED TO ACT AS TRANSFER AGENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE APPLICABLE SECURITIES LAWS, (II) SUCH TRANSACTION IS PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (III) AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY AND SUCH OPINION STATES THAT THE SHARES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.

A COPY OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY IS ON FILE WITH THE DELAWARE SECRETARY OF STATE AND MAY BE OBTAINED BY THE RECORD HOLDER FREE OF CHARGE BY WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

Certificate Number	Number of Shares of Convertible Preferred Stock
[ ]	[ ]

Series B Convertible Preferred Stock

of

Chaparral Energy, Inc.

Chaparral Energy, Inc., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable preferred securities of the Company designated the Series B Convertible Preferred Stock, par value $0.01 per share, (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated [            ], 2008, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

If at any time a Transfer Agent other than the Company has been appointed and is acting, unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this          day of             , 2008.

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

REVERSE OF SECURITY

Cash dividends on each share of Preferred Stock shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

The shares of Preferred Stock shall be convertible into the Company’s Common Stock in the manner and according to the terms set forth in the Certificate of Designation.

The Company will furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of Series B Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No.(s)                    . (the “Preferred Stock Certificates”) into shares of common stock (“Common Stock”) of Chaparral Energy, Inc. (the “Company”) according to the conditions of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:

Applicable Conversion Price:

Number of shares of Preferred Stock to be Converted:

Signature:

Name:

Address:**

Fax No.:

*	The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of this notice.

**	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series B Convertible Preferred Stock (the “Preferred Stock”) of Chaparral Energy, Inc. (the “Company”)

This Certificate relates to              shares of Preferred Stock held by                      (the “Transferor”).

The Transferor has requested the Company by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designation relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because:

☐	Such Preferred Stock is being acquired for the Transferor’s own account without transfer.

☐	Such Preferred Stock is being transferred to the Company.

☐	Such Preferred Stock is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act.

(INSERT NAME OF TRANSFEROR]

by:

Date:

Please check applicable box.

Annex B

July 14, 2008

Board of Directors

Edge Petroleum Corporation

1301 Travis Street, Suite 2000

Houston, Texas 77002

Members of the Board of Directors:

Edge Petroleum Corporation (the “Company”) and Chaparral Energy, Inc. (the “Acquiror” or “Parent”)) and Chaparral Exploration, L.L.C., a wholly owned subsidiary of Parent (the “ Sub”, and together with Parent, the “Parent Parties”), propose to enter into Agreement and Plan of Merger dated July 14, 2008 (the “Agreement”) pursuant to which the Company will be merged with and into the Sub in a transaction (the “Merger”) in which, among other things, each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), other than shares of Company Common Stock owned by the Parent Parties or the Company or their respective subsidiaries, will be converted into the right to receive 0.2511 shares (the “Common Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”).

You have asked us whether, in our opinion, the Common Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror, including Annual Reports on Form 10-K and Form 10-K/A and related audited financial statements for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 and quarterly reports on Form 10-Q for quarter ended March 31, 2008;

(2)	Reviewed certain estimates of the Company’s oil and gas reserves, including (i) estimates of proved reserves prepared by the Company’s independent engineering firm as of December 31, 2007, and (ii) estimates of non-proved reserves prepared by the management and staff of the Company as of March 31, 2008;

(3)	Reviewed certain estimates of the Acquiror’s oil and gas reserves, including (i) estimates of proved reserves prepared by the Acquiror’s independent engineering firms as of December 31, 2007, and (ii) estimates of non-proved reserves prepared by the management and staff of the Acquiror as of December 31, 2007;

(4)	Discussed the current operations and prospects of the Acquiror with the managements and staffs of the Company and the Acquiror, and discussed the current operations and prospects of the Company with the management and staff of the Company;

(5)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

(6)	Reviewed the historical market prices and trading history of the shares of Company Common Stock;

(7)	Reviewed the market prices and valuation multiples for the shares of Company Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(8)	Participated in certain discussions and negotiations among representatives of the Company, the Acquiror and their respective financial and legal advisors;

(9)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(10)	Reviewed the potential pro forma impact of the Merger;

(11)	Reviewed a draft dated July 14, 2008 of the Agreement;

(12)	Reviewed a draft dated July 14, 2008 of the Stock Purchase Agreement (“Stock Purchase Agreement”) relating to an offering of convertible preferred stock by the Acquiror (the “Equity Offering”);

(13)	Reviewed drafts of the term sheet and commitment letter, each dated June 24, 2008, of J.P. Morgan Securities, Inc. (together, the “Commitment Papers”) relating to a $1,200,000,000 senior secured revolving credit facility of the Acquiror (the “Credit Facility”); and

(14)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or, except for the estimates of oil and gas reserves and resources referred to above, been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the estimates of oil and gas reserves and resources, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of the Company or the Acquiror (and its engineering consultants, as applicable), as the case may be. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, that the Equity Offering will be consummated in accordance with the terms set forth in the Stock Purchase Agreement and that the Credit Facility will be entered into in accordance with the terms set forth in the Commitment Papers.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition, in the ordinary course of our business, we or our affiliates may actively trade the shares of Company Common Stock and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock. In rendering this opinion, we express no view or opinion with respects to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Common Exchange Ratio. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

We are not expressing any opinion herein as to the prices at which shares of Company Common Stock or shares of Parent Common Stock will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Common Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock, other than the Parent Parties and their respective subsidiaries.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

PROXY	EDGE PETROLEUM CORPORATION	PROXY

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be held on Thursday, October 23, 2008

☐  Advance Registration: Check here if you or your designated representative or proxy and/or a member of your immediate family plan to attend the meeting. Write in the space below the name of any such intended attendee.

The undersigned hereby appoints C.W. MacLeod and Robert C. Thomas, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 2008 annual meeting of stockholders of Edge Petroleum Corporation (the “Company”), to be held on Thursday, October 23, 2008, at the Hyatt Regency Hotel, 1200 Louisiana, Houston, Texas 77002, at 1:30 p.m. (the “Annual Meeting”) or at any adjournment thereof, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 14, 2008, AMONG THE COMPANY, CHAPARRAL ENERGY, INC. AND CHAPARRAL EXPLORATION, L.L.C., THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW, THE APPROVAL OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008, AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States. If you will be voting by telephone or the Internet, there is no need for you to mail back the accompanying proxy.

INSTRUCTIONS ON HOW TO VOTE BY TELEPHONE OR THE INTERNET

To Vote by Telephone — On a touch-tone phone, call 1-800-652-8683. Please have this proxy card ready when you call and follow the simple recorded instructions the vote voice provides to you.

To Vote by Internet — Log on to the Internet and go to http://www.investorvote.com/EPEX. Please have this proxy card ready when you access the simple instructions that appear on your computer screen.

Your vote by telephone or the Internet authorizes the named proxies in the same manner as if you marked, signed, dated and returned the accompanying proxy. The telephone and Internet voting facilities are available 24 hours a day, 7 days a week, but they will close at 5:30 p.m. Central Daylight Time on October 22, 2008.

(Continued and to be dated and signed on reverse side)

The undersigned hereby acknowledges receipt of the notice of, and Proxy Statement for, the aforesaid Annual Meeting.

(1) ADOPTION OF THE AGREEMENT AND PLAN OF MERGER

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2) ELECTION OF DIRECTORS	☐ FOR the nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for the nominees listed below

(INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee’s name below.) NOMINEES: Vincent S. Andrews Jonathan M. Clarkson Michael A. Creel

(3) PROPOSAL TO APPROVE THE APPOINTMENT OF BDO SEIDMAN, LLP as the independent registered public accounting firm for the Company for 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(4) With discretionary authority as to such other matters as may properly come before the meeting.

Signature

Date: , 2008
(If signing as Attorney, Administrator, Executor, Guardian, Trustee or Corporate Officer, please add your title as such.)
Please sign, date and return promptly.